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As filed with the Securities and Exchange Commission on June 6, 2019

No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MIDSTATES PETROLEUM COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	45-3691816 (I.R.S. Employer Identification No.)

321 South Boston Avenue, Suite 1000
Tulsa, Oklahoma 74103
(918) 947-8550
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Scott C. Weatherholt
Executive Vice President—General Counsel
& Corporate Secretary
Executive Vice President—Land
321 South Boston, Suite 1000
Tulsa, Oklahoma 74103
(918) 947-8550
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
Ryan J. Maierson William N. Finnegan IV Latham & Watkins LLP 811 Main St Suite 3700 Houston, Texas 77002 (713) 546-5400	Martyn Willsher Senior Vice President and Chief Financial Officer Amplify Energy Corp. 500 Dallas Street, Suite 1700 Houston, Texas 77002 (713) 490-8900	Matthew R. Pacey Brooks W. Antweil Kirkland & Ellis LLP 609 Main Street, 47th Floor Houston, Texas 77002 (713) 836-3600

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement is declared effective and upon completion of the merger described in the joint proxy statement/prospectus contained herein.

            If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

            If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☒ Emerging Growth company ☐

            If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

            If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

  Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

  Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Stock, par value $0.01 per share	23,682,023(1)	N/A	$154,834,232(2)	$18,766(3)

(1)
Represents the estimated maximum number of shares of common stock, par value $0.01 per share, of the registrant ("Midstates common stock") to be issued upon completion of the merger and is based upon the product of (i) an exchange ratio in the merger of 0.933 multiplied by (ii) 25,382,661 shares of common stock, par value $0.0001 per share, of Amplify Energy Corp. ("Amplify common stock"), which is the sum of (x) 22,293,841 shares of Amplify common stock outstanding as of May 31, 2019, (y) 914,907 shares of Amplify common stock associated with outstanding stock-based equity awards (including outstanding Amplify restricted stock unit awards) and (z) 2,173,913 shares of Amplify common stock issuable upon the exercise of outstanding Amplify warrants.

(2)
Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the product of (i) $6.10 (the average of the high and low prices of Amplify common stock as quoted on the OTCQX U.S. Premier marketplace on May 31, 2019) and (ii) 25,382,661 (the estimated maximum number of shares of Amplify common stock that may be exchanged for the merger consideration).

(3)
Computed in accordance with Rule 457(f) under the Securities Act to be $18,766, which is equal to .0001212 multiplied by the proposed maximum aggregate offering price of $154,834,232.

            The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in the accompanying joint proxy statement/prospectus is not complete and may be changed. Midstates Petroleum Company, Inc. has filed a registration statement on Form S-4, relating to shares of its common stock, of which the accompanying joint proxy statement/prospectus forms a part. Midstates Petroleum Company, Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The accompanying joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED JUNE 6, 2019

MERGER PROPOSED—YOUR VOTE IS IMPORTANT

Dear Stockholders of Midstates Petroleum Company, Inc. and Stockholders of Amplify Energy Corp.:

           On May 5, 2019, Amplify Energy Corp. ("Amplify"), Midstates Petroleum Company, Inc. ("Midstates") and Midstates Holdings, Inc., a wholly owned subsidiary of Midstates ("Merger Sub"), entered into an Agreement and Plan of Merger (the "merger agreement"), pursuant to which (i) Merger Sub will merge with and into Amplify, with Amplify surviving the merger as a wholly owned subsidiary of Midstates (the "merger") and (ii) immediately thereafter, as part of the same transaction, Amplify will merge with and into a wholly owned subsidiary of Midstates, with such subsidiary continuing as the surviving entity (the "second merger"). Midstates and Amplify believe that the merger achieves benefits of scale by combining two proved developed producing reserves-weighted independent producers. Following completion of the merger, the combined company will be renamed Amplify Energy Corp. and will be headquartered in Houston, Texas. The combined company will trade on the New York Stock Exchange (the "NYSE") under the symbol "AMPY."

           As described in more detail below, in connection with the merger and subject to the terms and conditions of the merger agreement, Midstates will issue shares of common stock to current Amplify stockholders. Under the rules of the NYSE, Midstates is required to obtain stockholder approval of the stock issuance. Accordingly, Midstates will hold its annual meeting of stockholders in connection with the merger. At the Midstates annual meeting, Midstates stockholders will be asked to (i) vote on a proposal to approve the issuance of Midstates common stock to current Amplify stockholders pursuant to the merger agreement (the "stock issuance proposal"), (ii) approve the election of eight directors to serve until the next annual meeting of Midstates or until their successors are duly elected or appointed and qualified, provided, however, that, if the merger is completed, the Midstates board will be reconstituted as described in the accompanying joint proxy statement/prospectus, (iii) approve, on a non-binding advisory basis, the compensation of its named executive officers, (iv) ratify the appointment of Grant Thornton LLP as Midstates' independent registered public accountants for 2019 and (v) approve the adjournment of the Midstates annual meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes cast at the Midstates annual meeting to approve the stock issuance proposal. Approval of the stock issuance proposal will require the affirmative vote of a majority of votes cast by Midstates stockholders entitled to vote thereon and present in person or represented by proxy at the Midstates annual meeting. Approval of all other proposals will require the affirmative vote of the holders of a majority of the shares of Midstates common stock present in person or represented by proxy and entitled to vote thereon at the Midstates annual meeting.

           In connection with the execution of the merger agreement, on May 5, 2019, affiliates of Fir Tree Capital Management, LP, and Avenue Energy Opportunities Fund, L.P. entered into Voting and Support Agreements (which we refer to as the "Amplify voting agreements") with Amplify. The Midstates stockholders that executed Amplify voting agreements have agreed to vote or cause to be voted all shares of Midstates common stock held by them in favor of the stock issuance and against alternative transactions. As of the date of this joint proxy statement/prospectus, the Midstates stockholders that executed Amplify voting agreements, collectively, hold and are entitled to vote in the aggregate approximately 35.5% of the issued and outstanding shares of Midstates common stock entitled to vote at the Midstates annual meeting.

           The Midstates annual meeting will be held on                    , 2019 at the offices of Latham & Watkins, LLP, located at 811 Main St., Suite 3700, Houston Texas, 77002, at                    local time. The disinterested members of the Midstates board unanimously recommend that Midstates stockholders vote "FOR" the stock issuance proposal, "FOR" the election of directors proposal, "FOR" the executive compensation proposal, "FOR" the auditor ratification proposal and "FOR" the Midstates adjournment proposal.

           In addition, under the laws of the State of Delaware and Amplify's bylaws, Amplify is required to obtain stockholder approval of the adoption of the merger agreement. Accordingly, Amplify will hold a special meeting of stockholders to vote on the adoption of the merger agreement. Approval of the merger agreement proposal will require the affirmative vote of the holders of a majority of the issued and outstanding shares of Amplify common stock entitled to vote thereon. At the Amplify special meeting, Amplify stockholders will also vote on proposals to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Amplify's named executive officers in connection with the merger, which is not a condition to the merger, and the adjournment of the Amplify special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes cast at the Amplify special meeting to adopt the merger agreement. Approval of each of these proposals will require the affirmative vote of a majority of votes cast by Amplify stockholders entitled to vote thereon and present in person or represented by proxy at the Amplify special meeting.

           In connection with the execution of the merger agreement, on May 5, 2019, affiliates of Fir Tree Capital Management LP, Brigade Capital Management, LP, Trust Asset Management LLC (as investment advisor to Axys Capital Income Fund, LLC) and Cross Sound Management LLC entered into Voting and Support Agreements (which we refer to as the "Midstates voting agreements") with Midstates. The Amplify stockholders that executed Midstates voting agreements have agreed to vote or cause to be voted all shares of Amplify common stock held by them in favor of the adoption of the merger and against alternative transactions. As of the date of this joint proxy statement/prospectus, the Amplify stockholders that executed Midstates voting agreements, collectively, hold and are entitled to vote in the aggregate approximately 58.3% of the issued and outstanding shares of Amplify common stock entitled to vote at the Amplify special meeting. Accordingly, as long as there is not an Amplify recommendation change with respect to the merger agreement proposal, approval of the merger agreement proposal at the Amplify special meeting is assured.

           The Amplify special meeting will be held on                    , 2019 at                    , at                    local time. The disinterested members of the Amplify board of directors unanimously recommend that Amplify stockholders vote "FOR" the merger agreement proposal, "FOR" the advisory compensation proposal and "FOR" the Amplify adjournment proposal.

           In connection with the merger and subject to the terms and conditions of the merger agreement, each outstanding share of Amplify common stock (with certain exceptions described in the accompanying joint proxy statement/prospectus) will convert into the right to receive 0.933 shares of Midstates common stock (the "exchange ratio"). Immediately following the effective time of the merger, current Midstates stockholders, collectively, and current Amplify stockholders, collectively, are expected to each own approximately 50% of the outstanding common stock of the combined company. Because the exchange ratio is fixed as set forth in the merger agreement, the market value of the shares of Midstates common stock that Amplify stockholders will receive will fluctuate with the share price of Midstates common stock and will not be known at the time Midstates stockholders vote on the stock issuance or at the time Amplify stockholders vote on the adoption of the merger agreement. Based on the closing price of Midstates common stock on the NYSE on May 3, 2019, the last trading day before the public announcement of the entry into the merger agreement, the exchange ratio represented approximately $11.96 in value of consideration per share for each outstanding share of Amplify common stock. Based on the closing price of Midstates common stock on the NYSE on                    , 2019, the last practicable trading day before the date of the accompanying joint proxy statement/prospectus, the exchange ratio represented approximately $            per share for each outstanding share of Amplify common stock. Midstates and Amplify urge you to obtain current market quotations for Midstates common stock, which is traded on the NYSE under the stock symbol "MPO," and Amplify common stock, which is quoted on the OTCQX marketplace under the stock symbol "AMPY."

           The obligations of Midstates and Amplify to complete the merger are subject to the satisfaction or waiver of a number of conditions set forth in the merger agreement, a copy of which is included as Annex A to the accompanying joint proxy statement/prospectus. The accompanying joint proxy statement/prospectus describes the merger, the stock issuance, the Midstates annual meeting, the Amplify special meeting and other related matters. The accompanying joint proxy statement/prospectus also contains or incorporates by reference other information about Midstates and Amplify.

           The merger involves risks. Midstates and Amplify urge you to carefully read the accompanying joint proxy statement/prospectus in its entirety, including "Risk Factors," beginning on page 15, for a discussion of the risks relating to the merger. You can also obtain information about Midstates and Amplify from documents that each has filed with the Securities and Exchange Commission.

Sincerely,
Kenneth Mariani President, Chief Executive Officer and Director Amplify Energy Corp.	David J. Sambrooks President, Chief Executive Officer and Director Midstates Petroleum Company, Inc.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger described in the accompanying joint proxy statement/prospectus or determined if the accompanying joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

           The accompanying joint proxy statement/prospectus is dated                    , 2019 and is first being mailed to stockholders of record of Midstates and stockholders of record of Amplify on or about                    , 2019.

MIDSTATES PETROLEUM COMPANY, INC.
321 South Boston Avenue, Suite 1000
Tulsa, Oklahoma 74103

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
ON                    , 2019

        This is a notice that the 2019 Annual Meeting of Stockholders of Midstates Petroleum Company, Inc. ("Midstates") will be held at the offices of Latham & Watkins, LLP, located at 811 Main St., Suite 3700, Houston Texas, 77002, at                Central Time (the "Midstates annual meeting"). The Midstates annual meeting is being held to:

  1.
  approve the issuance of shares of Midstates common stock to stockholders of Amplify Energy Corp. ("Amplify") in connection with the Agreement and Plan of Merger, dated as of May 5, 2019, by and among Midstates, Midstates Holdings, Inc., a direct wholly owned subsidiary of Midstates ("Merger Sub") and Amplify (the "merger agreement"), a copy of which is attached as Annex A to the joint proxy statement/prospectus of which this notice is a part (the "stock issuance proposal");

  2.
  elect eight directors (the "election of directors proposal") to serve until the next annual meeting of Midstates or until the merger is complete whereupon the Midstates board will be reconstituted as described in the joint proxy statement/prospectus of which this notice is a part;

  3.
  approve, on a non-binding advisory basis, the compensation of Midstates' named executive officers, including the compensation that may be paid or become payable to Midstates' named executive officers in connection with the merger (the "executive compensation proposal");

  4.
  ratify the appointment of Grant Thornton LLP as the Midstates' independent registered public accountants for 2019 (the "auditor ratification proposal"); and

  5.
  approve the adjournment of the Midstates annual meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes cast at the Midstates annual meeting to approve the issuance of Midstates common stock to current Amplify stockholders pursuant to the merger agreement (the "Midstates adjournment proposal").

        Other sections of the joint proxy statement/prospectus of which this notice is a part describe the proposals listed above in more detail, as well as other matters contemplated in connection with the proposed merger. Before voting, please carefully read the joint proxy statement/prospectus in its entirety, including the merger agreement and all other annexes and documents incorporated by reference, for further information relevant to the business to be transacted at the Midstates annual meeting.

        The Midstates board of directors (the "Midstates board") has (i) determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Midstates common stock (the "stock issuance"), are in the best interests of, and advisable to, Midstates and its stockholders, (ii) approved and adopted the merger agreement and the transactions contemplated thereby, including the merger and the stock issuance, (iii) approved the execution, delivery and performance by Midstates of the merger agreement, including the merger and the stock issuance, upon the terms and subject to the conditions contained therein, (iv) directed that the stock issuance required under the terms of the merger agreement be submitted to the holders of Midstates common stock for approval at the Midstates annual meeting and (v) resolved to recommend that the holders of Midstates common stock approve the stock issuance.

        The disinterested members of the Midstates board unanimously recommend that Midstates stockholders vote "FOR" the stock issuance proposal, "FOR" the election of directors proposal, "FOR" the executive compensation proposal, "FOR" the auditor ratification proposal and "FOR" the Midstates adjournment proposal.

        The Midstates board has fixed                    , 2019 as the record date for determination of Midstates stockholders entitled to receive notice of, and to vote at, the Midstates annual meeting or any adjournments or postponements thereof. Only holders of record of Midstates common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the Midstates annual meeting.

        A complete list of registered Midstates stockholders entitled to vote at the Midstates annual meeting will be available for inspection at the principal place of business of Midstates at 321 South Boston Avenue, Suite 1000, Tulsa, Oklahoma 74103, during regular business hours for a period of no less than ten days before the Midstates annual meeting and at the place of the Midstates annual meeting during the meeting.

        YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN. The merger between Midstates and Amplify cannot be completed without the approval of the stock issuance proposal by the affirmative vote of a majority of votes cast by Midstates stockholders entitled to vote thereon and present in person or represented by proxy at the Midstates annual meeting.

        Regardless of whether you expect to attend the Midstates annual meeting in person, we urge you to submit a proxy to have your shares voted as promptly as possible by either: (i) logging onto the website shown on your proxy card and following the instructions to vote online; (ii) dialing the toll-free number shown on your proxy card and following the instructions to vote by phone; or (iii) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Midstates annual meeting. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction form furnished by the plan trustee or administrator, or such broker, bank or other nominee, as appropriate.

        If you have any questions concerning the merger or the other transactions contemplated by the merger agreement or the accompanying joint proxy statement/prospectus, would like additional copies or need help voting your shares of Midstates common stock, please contact Midstates' proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Email: mpo@dfking.com
Stockholders may call toll free: (800) 761-6523
Banks and Brokers may call collect: (212) 269-5550

By order of the Board of Directors of Midstates Petroleum Company, Inc.
David J. Sambrooks President, Chief Executive Officer and Director

AMPLIFY ENERGY CORP.
500 Dallas Street, Suite 1700
Houston, Texas 77002

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON                    , 2019

        This is a notice that a special meeting of stockholders (the "Amplify special meeting") of Amplify Energy Corp. ("Amplify") will be held on                    , 2019 at                , at                local time. This special meeting is being held to:

  1.
  adopt the Agreement and Plan of Merger, dated as of May 5, 2019, by and among Midstates Petroleum Company, Inc. ("Midstates"), Midstates Holdings, Inc., a direct wholly owned subsidiary of Midstates ("Merger Sub") and Amplify (the "merger agreement"), a copy of which is attached as Annex A to the joint proxy statement/prospectus of which this notice is a part, pursuant to which Merger Sub will merge with and into Amplify, with Amplify surviving the merger as a wholly owned subsidiary of Midstates (the "merger"), and each outstanding share of Amplify common stock (with certain exceptions described in the accompanying joint proxy statement/prospectus) will be cancelled and converted into the right to receive 0.933 shares of Midstates common stock (the "merger agreement proposal");

  2.
  approve, by a non-binding vote, the compensation that may be paid or become payable to Amplify's named executive officers in connection with the merger (the "advisory compensation proposal"); and

  3.
  approve the adjournment of the Amplify special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes cast at the Amplify special meeting to adopt the merger agreement (the "Amplify adjournment proposal").

        Other sections of the joint proxy statement/prospectus describe the proposals listed above in more detail, as well as other matters contemplated in connection with the proposed merger. Before voting, please carefully read the joint proxy statement/prospectus in its entirety, including the merger agreement and all other annexes and including documents incorporated by reference, for further information relevant to the business to be transacted at the Amplify special meeting. In particular, see "The Merger," beginning on page 93, for a description of the transactions contemplated by the merger agreement, and "Risk Factors," beginning on page 15, for an explanation of the risks associated with the merger and the other transactions contemplated by the merger agreement.

        Amplify's board of directors (the "Amplify board") has (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to, and in the best interests of Amplify and its stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, (iii) approved the execution and delivery by Amplify of the merger agreement, the performance by Amplify of its covenants and agreements contained therein and the consummation of the transactions contemplated thereby, including the merger, upon the terms and subject to the conditions contained therein, (iv) directed that the merger agreement be submitted to holders of Amplify common stock at the Amplify special meeting to approve its adoption and (v) resolved to recommend that the holders of Amplify common stock approve the adoption of the merger agreement.

        The disinterested members of the Amplify board unanimously recommend that Amplify stockholders vote "FOR" the merger agreement proposal, "FOR" the advisory compensation proposal and "FOR" the Amplify adjournment proposal.

        The Amplify board has fixed                    , 2019 as the record date for determination of Amplify stockholders entitled to receive notice of, and to vote at, the Amplify special meeting or any adjournments or postponements thereof. Only Amplify stockholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the Amplify special meeting.

        A complete list of registered Amplify stockholders entitled to vote at the Amplify special meeting will be available for inspection at the principal place of business of Amplify at 500 Dallas Street, Suite 1700, Houston, Texas 77002, during regular business hours for a period of no less than ten days before the Amplify special meeting and at the place of the Amplify special meeting during the meeting.

        YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN. The merger between Midstates and Amplify cannot be completed without the adoption of the merger agreement by the affirmative vote of the holders of a majority of the issued and outstanding shares of Amplify common stock entitled to vote thereon.

        Regardless of whether you expect to attend the Amplify special meeting in person, we urge you to submit a proxy to have your shares voted as promptly as possible by either: (i) logging onto the website shown on your proxy card and following the instructions to vote online; (ii) dialing the toll-free number shown on your proxy card and following the instructions to vote by phone; or (iii) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Amplify special meeting. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction form furnished by the plan trustee or administrator, or such broker, bank or other nominee, as appropriate.

        If you have any questions concerning the merger or the other transactions contemplated by the merger agreement or the accompanying joint proxy statement/prospectus or would like additional copies, please contact Amplify's independent agent:

Broadridge Financial Solutions, Inc.
51 Mercedes Way
Edgewood, NY 11717

By order of the Board of Directors of Amplify Energy Corp.
Eric M. Willis Vice President and General Counsel

ADDITIONAL INFORMATION

        Each of Midstates Petroleum Company, Inc. ("Midstates") and Amplify Energy Corp. ("Amplify") files annual, quarterly and current reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the "SEC"). You may read and copy any materials that Midstates or Amplify files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington D.C. 20549. Please call the SEC at (800) 732-0330 for further information on the Public Reference Room. In addition, Midstates and Amplify file reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You can also obtain these documents, free of charge, from Midstates at https://ir.midstatespetroleum.com/sec-filings and from Amplify at http://investor.amplifyenergy.com/financial-information/sec-filings. The information contained on, or that may be accessed through, the respective websites of Midstates and Amplify is not incorporated by reference into, and is not a part of, this joint proxy statement/prospectus.

        Midstates has filed a registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits in the SEC's reading room at the address set forth above or at the SEC's website mentioned above. Statements contained in this joint proxy statement/prospectus as to the contents of any contract or other documents referred to in this joint proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable agreement or other document filed as an exhibit to the registration statement. This joint proxy statement/prospectus incorporates important business and financial information about Midstates and Amplify from documents that are not attached to this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus, including copies of financial statements and management's discussion and analysis, free of charge by requesting them in writing or by telephone from the appropriate company or from Midstates' proxy solicitor at the following addresses and telephone numbers:

For Midstates stockholders:	For Amplify Stockholders:
Midstates Petroleum Company, Inc. 321 South Boston, Suite 1000 Tulsa, Oklahoma 74103 (918) 947-4614 Attention: Investor Relations	Amplify Energy Corp. 500 Dallas Street, Suite 1700 Houston, Texas 77002 (713) 588-8346 Attention: Corporate Secretary
D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 Email: mpo@dfking.com Stockholders may call toll free: (800) 761-6523 Banks and Brokers may call collect: (212) 269-5550

        If you would like to request any documents, please do so by                    , 2019, which is five (5) business days prior to the date of the Midstates annual meeting and the Amplify special meeting, in order to receive them before the Midstates annual meeting or the Amplify special meeting, as applicable.

        For a more detailed description of the information that is incorporated by reference into this joint proxy statement/prospectus and how you may obtain it, see "Where You Can Find More Information," beginning on page 225.

 ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

        Midstates has filed a registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part. This joint proxy statement/prospectus constitutes:

  •
  a prospectus of Midstates under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Midstates common stock to be issued to Amplify stockholders in connection with the merger;

  •
  a joint proxy statement for both Midstates and Amplify under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and

  •
  a notice of meeting with respect to the annual meeting of Midstates stockholders and a notice of meeting with respect to the special meeting of Amplify stockholders.

        You should rely only on the information contained in, or incorporated by reference into, this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated                    , 2019 and you should assume that the information contained in this joint proxy statement/prospectus is accurate only as of such date. You should also assume that the information incorporated by reference into this joint proxy statement/prospectus is only accurate as of the date of such information.

        This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction where any such offer or solicitation is not permitted. Information contained in this joint proxy statement/prospectus regarding Midstates has been provided by Midstates and information contained in this joint proxy statement/prospectus regarding Amplify has been provided by Amplify.

i

QUESTIONS AND ANSWERS

        The following provides answers to some questions that you, as either a stockholder of Midstates or a stockholder of Amplify, may have regarding the merger. However, this section provides only summary information. Accordingly, Midstates and Amplify urge you to carefully read the remainder of this joint proxy statement/prospectus, the merger agreement and all other annexes, and any documents incorporated by reference.

Q:
Why am I receiving this document?

A:
Amplify, Midstates and Merger Sub have entered into an Agreement and Plan of Merger, dated as of May 5, 2019 (as may be amended from time to time, the "Merger Agreement"), providing for the merger of Merger Sub with and into Amplify, with Amplify surviving the merger as a direct wholly owned subsidiary of Midstates. The merger agreement is described in more detail in this joint proxy statement/prospectus under the caption "The Merger Agreement," starting at page 162.

In order for Midstates and Amplify to complete the merger, Midstates stockholders must approve the proposal to issue shares of Midstates common stock (such issuance, the "stock issuance") to Amplify stockholders pursuant to the merger agreement (the "stock issuance proposal") and Amplify stockholders must approve the proposal to adopt the merger agreement (the "merger agreement proposal"), along with all other conditions to the merger either being satisfied or waived.

This joint proxy statement/prospectus serves as the proxy statement through which Midstates and Amplify will solicit proxies to obtain the necessary stockholder approvals for the merger. It also serves as the prospectus by which Midstates will issue shares of its common stock as consideration in the merger.

This joint proxy statement/prospectus, which you should carefully read in its entirety, contains important information about the merger, the stock issuance and other matters.

Q:
What am I being asked to vote on?

A:
Midstates:    If you are a holder of Midstates common stock, you are being asked to approve (i) the stock issuance proposal described above, (ii) the election of eight directors (the "election of directors proposal") to serve until the next annual meeting of Midstates or until the merger is complete, whereupon the Midstates board will be reconstituted as described in this joint proxy statement/prospectus, (iii) on a non-binding advisory basis, the compensation of Midstates' named executive officers (the "executive compensation proposal"), (iv) the ratification of appointment of Grant Thornton LLP as Midstates' independent registered public accountants for 2019 and (v) the adjournment of the Midstates annual meeting, if necessary or appropriate, to solicit additional proxies, if there are not sufficient votes cast at the Midstates annual meeting, to approve the stock issuance proposal (the "Midstates adjournment proposal").

Amplify:    If you are a holder of Amplify common stock, you are being asked to approve (i) the merger agreement proposal, (ii) on an advisory (non-binding) basis, the compensation that may be paid or become payable to Amplify's named executive officers in connection with the merger (the "advisory compensation proposal") and (iii) the adjournment of the Amplify special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes cast at the Amplify special meeting to approve the merger agreement proposal (the "Amplify adjournment proposal"). Pursuant to the voting agreements, certain stockholders of Amplify have committed to vote their shares of Amplify common stock representing approximately 58.3% of the total voting power of the issued and outstanding shares of Amplify common stock as of May 31, 2019 in favor of the merger agreement proposal and the Amplify adjournment proposal. Accordingly, as long as there is not an Amplify recommendation change with respect to the merger agreement proposal, approval of the merger agreement proposal at the Amplify special meeting is assured.

  Your vote is very important and Midstates and Amplify encourage you to submit your proxy as soon as possible.

Q:
What will happen in the merger?

A:
The Merger Agreement sets forth the terms and conditions of the proposed business combination of Midstates and Amplify. Under the Merger Agreement, Merger Sub will merge with and into Amplify, with Amplify surviving the merger as a wholly owned subsidiary of Midstates.

A complete copy of the Merger Agreement is attached to this joint proxy statement/prospectus as Annex A. For a more complete discussion of the proposed Merger, its effects and the other transactions contemplated by the Merger Agreement, see "The Merger" beginning on page 93 of this joint proxy statement/prospectus.

Q:
What is Midstates' strategic rationale for the merger?

A:
Midstates has transitioned from a growth-orientated exploration and production company to adopting a business plan emphasizing free cash flow generation, and the Midstates board considers the merger with Amplify to be an effective method of exploiting synergies and cost efficiencies to improve returns. The Midstates board estimates that the transaction will result in an immediate increase in value through annual synergies totaling at least $20 million and will allow the combined company the opportunity to move farther down the cost curve by spreading fixed costs over more production. The Midstates board members determined that the operational footprint, strong cost structure and balance sheet of the combined company would enable it to advance its business plan. Further, the Midstates board believes that its current business plan will face fewer challenges following the combination with Amplify due to the increased like-kind cash flow generating assets in the combined company, which the Midstates board believes will help create a more stable production and expense profile. The combined portfolios of the two companies will also provide access to a larger set of reinvestment opportunities and more optionality, including multiple opportunities for the optimization of non-strategic assets, if desired, as well as future opportunistic combinations and acquisitions that create value through synergies and free cash flow accretion. In addition, the combined entity is expected to have the necessary liquidity and low leverage profile to provide flexibility during volatile commodity price cycles. The Midstates board also believes that the larger size of the combined company could increase analyst and investor interest, which in turn could lead to an improvement in market value.

Q:
What is Amplify's strategic rationale for the merger?

A:
The Amplify board considered consolidation to be an effective method of exploiting synergies and cost efficiencies to improve returns. The combined company is expected to compare favorably to other similarly sized resource companies on a general and administrative expense per unit of production basis. In addition, the combined entity would have a superior capital structure, with the necessary liquidity and leverage profile to provide flexibility during volatile commodity price cycles. The Amplify board members determined that the operational footprint, strong cost structure and balance sheet of the combined company will enable the combined company to advance the combined company's assets for less capital and realize the projected cost synergies. The size of the combined company is expected to lead to an improved leverage profile, a significantly lower cost of capital and enhanced free cash flow generation. Amplify's stockholders will have a continuing influence in the execution of the strategy and business plan of the combined company through the appointment of four Amplify directors (in addition to Messrs. Proman and Lederman) to the combined company board, which will be increased to eight directors in connection with the consummation of the merger. The combined company is expected to assume Midstates' listing on the NYSE upon consummation of the merger and to trade under the Amplify ticker "AMPY." Amplify expects that trading liquidity will be significantly improved for Amplify stockholders, especially as financial equity research coverage increases over time. For additional information regarding the strategic rationale of the merger see "The Merger—Recommendation of the Amplify Board and Reasons for the Merger" and "Summary—Recommendation of the Amplify Board and Reasons for the Merger."

Q:
When and where is the Midstates annual meeting?

A:
The Midstates annual meeting will be held on                    , 2019 at the offices of Latham & Watkins, LLP ("Latham"), located at 811 Main St., Suite 3700, Houston Texas, 77002, at                local time.

Q:
When and where is the Amplify special meeting?

A:
The Amplify special meeting will be held on                    , 2019 at                    , at                local time.

Q:
What will Amplify stockholders receive for their shares of Amplify common stock in the merger?

A:
At the effective time of the merger (the "effective time," and the date of the effective time, the "closing date of the merger"), each share of Amplify common stock issued and outstanding immediately prior to the effective time (with certain exceptions described in this joint proxy statement/prospectus) will be cancelled and converted automatically into the right to receive 0.933 shares of Midstates common stock (the "exchange ratio") in certificated or book-entry form (such shares of Midstates common stock issuable under the merger agreement, the "merger consideration").

In addition, Amplify will take all actions as may be necessary so that, at the effective time, each outstanding stock option and performance- and service-based restricted stock unit award will be treated as described in "The Merger—Treatment of Amplify Equity Awards in the Merger."

Furthermore, pursuant to the terms of the merger agreement, Midstates and Amplify will ensure that the holders of the warrants (the "Amplify warrants") outstanding under Amplify's Warrant Agreement dated as of May 4, 2017 (the "Amplify warrant agreement") by and between Amplify and American Stock Transfer & Trust Company, LLC ("AST") have the right to acquire 0.933 shares of Midstates common stock per Amplify warrant upon exercise at an exercise price of $42.60 per share. Midstates and Amplify may also enter into a written agreement providing for Midstates' assumption of Amplify's obligations under the Amplify warrant agreement. See "The Merger—Interests of Certain Amplify Directors and Executive Officers in the Merger—Treatment of Amplify Warrants."

For additional information regarding the consideration to be received in the merger, see "The Merger—Effects of the Merger."

Q:
If I am an Amplify stockholder, how will I receive the merger consideration to which I am entitled?

A:
As soon as reasonably practicable after the effective time, an exchange agent will mail a letter of transmittal and instructions for use in effecting the surrender of certificates of Amplify common stock ("Amplify stock certificates") and book-entry shares representing shares of Amplify common stock ("Amplify book-entry shares") in exchange for the merger consideration to each holder of

v

  record of Amplify common stock (whose shares were cancelled and converted into the right to receive the merger consideration pursuant to the merger agreement). Upon receipt by the exchange agent of (i) either Amplify stock certificates or Amplify book-entry shares and (ii) a signed letter of transmittal and such other documents as may be required pursuant to such instructions, the holder of such shares will be entitled to receive the merger consideration in exchange therefor.

Q:
What will holders of Amplify equity awards receive in the merger?

A:
Pursuant to the merger agreement, the following will occur at the effective time:

•
Amplify Stock Options:  All outstanding Amplify stock options will convert into Midstates stock options, subject to the same terms and conditions as were in effect prior to the effective time, at an exercise price adjusted after taking into effect the exchange ratio.

•
Amplify RSUs:  Pursuant to the terms of the outstanding Amplify restricted stock units ("Amplify RSUs") (other than Amplify PSUs (as defined below)), all outstanding Amplify RSUs will, pursuant to their terms, become fully vested and will be settled in shares of Amplify common stock. These shares of Amplify common stock will then convert into shares of Midstates common stock based on the exchange ratio. However, certain members of the Amplify board and Amplify senior management have waived this accelerated vesting. For those members of the Amplify board and Amplify management, the Amplify RSUs will convert into Midstates restricted stock units ("Midstates RSUs") based on the exchange ratio, and remain subject to the vesting terms set forth in the applicable award agreement immediately prior to conversion. Amplify intends to seek additional waivers from all holders of Amplify RSUs before the closing of the merger.

•
Amplify PSUs:  All outstanding RSUs that are subject to both performance- and service-based vesting conditions ("Amplify PSUs") will convert into shares of Midstates common stock based on the exchange ratio, with performance-vesting conditions determined based on Amplify's closing stock price on the last trading day prior to the closing date of the merger. However, certain members of the Amplify board and Amplify senior management have waived this accelerated vesting. For those members of the Amplify board and Amplify management, the Amplify PSUs will convert into Midstates RSUs subject to performance- and service-based vesting conditions ("Midstates PSUs") based on the exchange ratio, and remain subject to the vesting terms set forth in the applicable award agreement immediately prior to conversion. Amplify intends to seek additional waivers from all holders of Amplify PSUs before the closing of the merger.

Furthermore, pursuant to the terms of the merger agreement, Midstates and Amplify will ensure that the holders of the Amplify warrants have the right to acquire 0.933 shares of Midstates common stock per Amplify warrant upon the exercise of Amplify warrants at an exercise price of $42.60 per share. Midstates and Amplify may also enter into a written agreement providing for Midstates' assumption of Amplify's obligations under the Amplify warrant agreement. See "The Merger—Interests of Certain Amplify Directors and Executive Officers in the Merger—Treatment of Amplify Warrants."

For additional information regarding the treatment of Amplify equity awards, see "The Merger—Treatment of Amplify Equity Awards in the Merger."

Q:
Who will own Midstates immediately following the merger?

A:
Midstates and Amplify estimate that, upon completion of the merger, current Midstates stockholders, collectively, and current Amplify stockholders, collectively, will each own approximately 50% of the outstanding common stock of the combined company.

Q:
Why are Amplify stockholders being asked to cast an advisory (non-binding) vote to approve the advisory compensation proposal?

A:
Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires Amplify to provide its stockholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Amplify's named executive officers in connection with the merger, as disclosed in this joint proxy statement/prospectus, including the compensation table and the related narrative for named executive officer compensation disclosures set forth in "The Merger—Interests of Certain Amplify Directors and Executive Officers in the Merger."

Q:
What will happen if Amplify's stockholders do not approve the advisory (non-binding) vote at the Amplify special meeting?

A:
Amplify stockholder approval of the advisory compensation proposal is not a condition to completion of the merger. The advisory compensation proposal is merely an advisory vote that will not be binding on Amplify, Midstates or their respective boards of directors. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated, the eligibility of the Amplify named executive officers for such payments and benefits will not be affected by the outcome of the advisory vote.

Q:
How important is my vote?

A:
Your vote "FOR" each proposal presented at the Midstates annual meeting or the Amplify special meeting, as applicable, is very important, and you are encouraged to submit a proxy as soon as possible. The merger between Midstates and Amplify cannot be completed without the approval of the stock issuance proposal by the Midstates stockholders and the approval of the merger agreement proposal by Amplify stockholders.

Midstates.    Approval of the stock issuance proposal requires the affirmative vote of a majority of votes cast by Midstates stockholders entitled to vote thereon and present in person or represented by proxy at the Midstates annual meeting. Abstentions are considered Midstates common stock present and entitled to vote and will have the same effect as a vote "against" the stock issuance proposal. The failure of any Midstates stockholder to submit a vote will not be counted in determining the votes cast in connection with this proposal and therefore will have no effect on the outcome of the stock issuance proposal. Approval of the election of the directors proposal requires the affirmative vote of the holders of a majority of the shares of Midstates common stock present in person or represented by proxy and entitled to vote thereon at the Midstates annual meeting. Abstentions are considered shares of Midstates common stock present and entitled to vote and will have the same effect as votes "against" the election of directors proposal. Approval of the executive compensation proposal requires the affirmative vote of the holders of a majority of the shares of Midstates common stock present in person or represented by proxy and entitled to vote thereon at the Midstates annual meeting. Abstentions are considered shares of Midstates common stock present and entitled to vote and will have the same effect as votes "against" the executive compensation proposal. Since the executive compensation proposal is not binding, if the merger is completed, the compensation that is the subject of the executive compensation proposal, which includes amounts Midstates or Amplify are contractually obligated to pay, would still be paid regardless of the outcome of the advisory (non-binding) vote. Approval of the auditor ratification proposal requires the affirmative vote of the holders of a majority of the shares of Midstates common stock present in person or represented by proxy and entitled to vote thereon at the Midstates annual meeting. Abstentions are considered Midstates common stock present and entitled to vote and will have the same effect as a vote "against" the auditor ratification proposal. Brokers will have discretionary authority to vote in the absence of timely instructions from their customers. Approval of the Midstates adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Midstates common stock present in person or represented by proxy and entitled to vote thereon at the Midstates annual meeting. Abstentions are considered shares of Midstates common stock present and entitled to vote and will have the same effect as votes "against" the Midstates adjournment proposal.

  Certain of Midstates stockholders who in the aggregate own approximately 35.5% of the outstanding shares of Midstates common stock are parties to separate voting and support agreements (the "Amplify voting agreements") with Amplify, whereby such stockholders have agreed, subject to the terms and conditions of the Amplify voting agreements, to vote their shares in favor of the stock issuance proposal at the Midstates annual meeting. For more information about the Amplify voting agreements, see "The Merger—Voting and Support Agreements."

  Amplify.    Approval of the merger agreement proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Amplify common stock entitled to vote thereon. The failure of any Amplify stockholder to submit a vote, or any abstention, will have the same effect as voting against the merger agreement proposal. Approval of the advisory compensation proposal requires the affirmative vote of a majority of votes cast by holders of the issued and outstanding shares of Amplify common stock entitled to vote thereon and present in person or represented by proxy at the Amplify special meeting. Abstentions are considered shares of Amplify common stock present and entitled to vote and will have the same effect as votes "against" the advisory compensation proposal. Since the advisory compensation proposal is not binding, if the merger agreement is adopted by Amplify stockholders and the merger is completed, the compensation that is the subject of the advisory compensation proposal, which includes amounts Midstates or Amplify are contractually obligated to pay, would still be paid regardless of the outcome of the advisory (non-binding) vote. The Amplify adjournment proposal requires the affirmative vote of a majority of votes cast by holders of the issued and outstanding shares of Amplify common stock entitled to vote thereon and present in person or represented by proxy at the Amplify special meeting. Abstentions are considered shares of Amplify common stock present and entitled to vote and will have the same effect as votes "against" the Amplify adjournment proposal.

  Certain of Amplify's stockholders who in the aggregate own approximately 58.3% of the outstanding shares of Amplify common stock are parties to the Midstates voting agreements (together with the Amplify voting agreements, the "voting agreements") with Midstates, whereby such stockholders have agreed, subject to the terms and conditions of the voting agreements, to vote their shares in favor of the adoption of the merger agreement proposal at the Amplify special meeting. For more information about the voting agreements, see "The Merger—Voting and Support Agreements."

Q:
How do the Midstates board and the Amplify board recommend that I vote?

A:
The Midstates board of directors (the "Midstates board") has (i) determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Midstates common stock, are in the best interests of, and advisable to, Midstates and its stockholders, (ii) approved and adopted the merger agreement and the transactions contemplated thereby, including the merger and the stock issuance, (iii) approved the execution, delivery and performance by Midstates of the merger agreement, including the merger and the stock issuance, upon the terms and subject to the conditions contained therein, (iv) directed that the stock issuance required under the terms of the merger agreement be submitted to the holders of Midstates common stock for approval at the Midstates annual meeting and (v) resolved to recommend that the holders of Midstates common stock approve the stock issuance. For a detailed description of the various factors considered by the Midstates board, see "The Merger—Recommendation of the Midstates Board and Reasons for the Merger."

  Accordingly, the disinterested members of the Midstates board unanimously recommend that Midstates stockholders vote "FOR" the stock issuance proposal, "FOR" the election of directors proposal, "FOR" the executive compensation proposal, "FOR" the auditor ratification proposal and "FOR" the Midstates adjournment proposal.

  The Amplify board of directors (the "Amplify board"), after considering the various factors described under "The Merger—Recommendation of the Amplify Board and Reasons for the Merger," the comprehensive process conducted by the Amplify board and the alternatives to the merger (including remaining as a stand-alone company), has (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to, and in the best interests of Amplify and its stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, (iii) approved the execution and delivery by Amplify of the merger agreement, the performance by Amplify of its covenants and agreements contained therein and the consummation of the transactions contemplated thereby, including the merger, upon the terms and subject to the conditions contained therein, (iv) directed that the merger agreement be submitted to the holders of Amplify common stock at a stockholders' meeting to approve its adoption and (v) resolved to recommend that the holders of Amplify common stock approve the adoption of the merger agreement.

  Accordingly, the disinterested members of the Amplify board unanimously recommend that you vote "FOR" the merger agreement proposal, "FOR" the advisory compensation proposal and "FOR" the Amplify adjournment proposal.

Q:
Will the Midstates common stock received at the time of completion of the merger be traded on an exchange?

A:
Yes. It is a condition to the consummation of the merger that the shares of Midstates common stock to be issued to Amplify stockholders in connection with the merger be approved for listing on the New York Stock Exchange (the "NYSE"), subject to official notice of issuance. Shares of Midstates common stock are currently listed on the NYSE under the symbol "MPO." When the merger is completed, shares of the combined company's common stock will be listed on the NYSE under the symbol "AMPY." Shares of Amplify common stock are currently quoted on the OTCQX U.S. Premier marketplace (the "OTC") under the symbol "AMPY." In connection with the merger, Amplify common stock will be cancelled and will cease to be quoted on the OTC.

Q:
How will Midstates stockholders be affected by the merger?

A:
Upon completion of the merger, each Midstates stockholder will hold the same number of shares of Midstates common stock that such stockholder held immediately prior to completion of the merger. As a result of the merger, Midstates stockholders will own shares in a larger company with more assets. However, because in connection with the merger, Midstates will be issuing additional shares of Midstates common stock to Amplify stockholders in exchange for their shares of Amplify common stock, each outstanding share of Midstates common stock immediately prior to the merger will represent a smaller percentage of the aggregate number of shares of Midstates common stock outstanding after the merger.

Q:
What are the material U.S. federal income tax consequences of the merger?

A:
The closing of the transactions contemplated by the merger agreement are conditioned upon the receipt by each of Midstates and Amplify of an opinion from counsel that, on the basis of facts, assumptions, representations and exclusions set forth or described in such opinion, the merger and the second merger, taken together, will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to as the Internal Revenue Code. Assuming the merger and the second merger, taken together, constitute a reorganization, subject to the limitations and qualifications described in the section entitled "The Merger—Material U.S. Federal Income Tax Consequences" beginning on page 153 of this joint proxy statement/prospectus, U.S. holders whose shares of Amplify common stock are exchanged in the merger for shares of Midstates common stock generally will not recognize any gain or loss for United States federal income tax purposes upon such exchange.

For the definition of a "U.S. holder" and a more detailed discussion of the material United States federal income tax consequences of the merger, please see the section entitled "The Merger—Material U.S. Federal Income Tax Consequences" beginning on page 153 of this joint proxy statement/prospectus.

The tax consequences of the merger to any particular stockholder will depend on that stockholder's particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger.

Q:
When do Midstates and Amplify expect to complete the merger?

A:
Midstates and Amplify currently expect to complete the merger in the third quarter of 2019. However, neither Midstates nor Amplify can predict the actual date on which the merger will be completed, nor can the parties assure that the merger will be completed, because completion is subject to conditions beyond either company's control. See "Risk Factors—Risks Relating to the Merger," "The Merger—Regulatory Approvals" and "The Merger Agreement—Conditions to Closing."

Q:
What are the conditions to the completion of the merger?

A:
The obligations of Midstates and Amplify to consummate the merger are subject to the satisfaction or waiver (to the extent permissible under applicable laws) of the following mutual conditions:

•
adoption of the stock issuance proposal by Midstates stockholders;

•
adoption of the merger agreement proposal by Amplify stockholders;

•
effectiveness of the registration statement on Form S-4 filed by Midstates in connection with the stock issuance, of which this joint proxy statement/prospectus forms a part, having been declared by the SEC and absence of any stop order suspending the effectiveness of such Form S-4 having been issued by the SEC or any proceedings for that purpose having been initiated or threatened by the SEC;

•
absence of any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the merger, and no law having been adopted that makes consummation of the merger illegal or otherwise prohibited;

•
expiration or termination of any waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); and

x

  •
  approval of the listing of the additional shares of Midstates common stock to be issued to Amplify stockholders in connection with the merger on the NYSE, subject to official notice of issuance.

  There are certain other additional customary conditions to the completion of the merger discussed further in "The Merger Agreement—Conditions to Closing."

Q:
What happens if the merger is not completed?

A:
If the stock issuance is not approved by Midstates stockholders, the merger agreement is not adopted by Amplify stockholders or the merger is not completed for any other reason, Amplify stockholders will not receive the merger consideration. Instead, each of Midstates and Amplify will remain an independent company. Amplify common stock will continue to be quoted on the OTC and Amplify will continue to file periodic reports with the SEC, and Midstates common stock will continue to be quoted on the NYSE and Midstates will continue to file periodic reports with the SEC.

Under specified circumstances, Midstates or Amplify may be required to reimburse the other party's expenses or pay a termination fee upon termination of the merger agreement, as described under "The Merger Agreement—Fees and Expense Reimbursement Relating to the Termination of the Merger Agreement."

Q:
Will all of the Midstates directors elected at the Midstates annual meeting continue to serve if the merger is completed?

A:
No. Upon the completion of the merger, the board of directors of the combined company will consist of the following eight members: David M. Dunn, Christopher W. Hamm, Scott L. Hoffman, Randal T. Klein, Evan S. Lederman, Kenneth Mariani (chief executive officer), David H. Proman (chairman) and Todd R. Snyder. Messrs. Dunn, Hamm, Hoffman and Mariani are current directors of Amplify. Messrs. Klein and Snyder are current directors of Midstates. Messrs. Proman and Lederman currently serve on both Midstates' board of directors and Amplify's board of directors.

Q:
How many votes may I cast?

A:
Midstates.    Each outstanding share of Midstates common stock entitles its holder of record to one vote on each matter to be considered at the Midstates annual meeting. Only Midstates stockholders who held shares of Midstates common stock at the close of business on                    , 2019 are entitled to vote at the Midstates annual meeting and any adjournment or postponement of the Midstates annual meeting, so long as such shares remain outstanding on the date of the Midstates annual meeting.

Amplify.    Each outstanding share of Amplify common stock entitles its holder of record to one vote on each matter to be considered at the Amplify special meeting. Only Amplify stockholders who held shares of Amplify common stock at the close of business on                    , 2019 are entitled to vote at the Amplify special meeting and any adjournment or postponement of the Amplify special meeting, so long as such shares remain outstanding on the date of the Amplify special meeting.

Q:
Who can vote at, and what are the record dates of, each of the Midstates annual meeting and the Amplify special meeting?

A:
Midstates.    All Midstates stockholders who hold shares of Midstates common stock of record at the close of business on                    , 2019, the record date for the Midstates annual meeting, are entitled to receive notice of and to vote at the Midstates annual meeting.

  Amplify.    All Amplify stockholders who hold shares of Amplify common stock of record at the close of business on                    , 2019 the record date for the Amplify special meeting, are entitled to receive notice of and to vote at the Amplify special meeting.

Q:
What constitutes a quorum at each of the Midstates annual meeting and the Amplify special meeting?

A:
In order for business to be conducted at each of the Midstates annual meeting and the Amplify special meeting, a quorum must be present. A quorum at the Midstates annual meeting and the Amplify special meeting each requires the presence, in person or represented by proxy, of holders of a majority of the shares of Midstates or Amplify common stock, respectively, entitled to vote at the Midstates annual meeting or the Amplify special meeting, respectively.

Q:
What do I need to do now?

A:
After you have carefully read and considered the information contained and incorporated by reference into this joint proxy statement/prospectus, please submit your proxy via the Internet or by telephone in accordance with the instructions set forth on the enclosed proxy card, or complete, sign, date and return the enclosed proxy card in the postage-prepaid envelope provided as soon as possible so that your shares will be represented and voted at the Midstates annual meeting or the Amplify special meeting, as applicable.

Additional information on voting procedures can be found under "Midstates Annual Meeting" and under "Amplify Special Meeting."

Q:
Should I send in my stock certificates or submit my book-entry shares now?

A:
No. As soon as reasonably practicable after the effective time (but no later than the third business day after the closing date of the merger), an exchange agent will mail to each holder of record of Amplify common stock (whose shares were converted into the right to receive the merger consideration pursuant to the merger agreement) a letter of transmittal and instructions for use in effecting the surrender of Amplify stock certificates and Amplify book-entry shares in exchange for the merger consideration. If you are a Midstates stockholder, you should retain your certificates or book-entry positions, as you will continue to hold the shares of Midstates common stock you currently own.

Q:
How will my proxy be voted?

A:
If you submit your proxy via the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy card, your proxy will be voted in accordance with your instructions.

Additional information on voting procedures can be found under "Midstates Annual Meeting" and under "Amplify Special Meeting."

Q:
Who will count the votes?

A:
The votes at the Midstates annual meeting will be counted by an independent inspector of election appointed by the Midstates board. The votes at the Amplify special meeting will be counted by an independent inspector of election appointed by the Amplify board.

Q:
May I vote in person?

A:
Yes. If you are a stockholder of record of Midstates at the close of business on                    , 2019 or an Amplify stockholder of record on the close of business on                     , 2019, you may attend the Midstates annual meeting or Amplify special meeting, as applicable, and vote your shares in person, in lieu of submitting your proxy by Internet, telephone or by completing, signing, dating and returning the enclosed proxy card. Please note attendance at the Midstates annual meeting or the Amplify special meeting, as applicable, alone will not cause the voting of your shares; you must affirmatively vote the proxy card or meeting ballot provided.

  If you are a beneficial owner of Midstates common stock or a beneficial owner of Amplify common stock, you are also invited to attend the Midstates annual meeting or the Amplify special meeting, as applicable. However, because you are not the Midstates stockholder of record or Amplify stockholder of record, as applicable, you may not vote your shares in person at the Midstates annual meeting or the Amplify special meeting, as applicable, unless you request and obtain a proxy issued in your own name from your bank, broker or nominee.

  If you appoint a non-management proxyholder, please make sure they are aware and ensure they will attend the applicable company meeting with the proper authority from you, the Midstates stockholder or Amplify stockholder, as applicable, for your vote to count.

Q:
What must I bring to attend my company meeting?

A:
Only Midstates stockholders of record or Amplify stockholders of record, as applicable, as of the close of business on the applicable record date, beneficial owners of Midstates common stock or beneficial owners of Amplify common stock as of the close of business on the applicable record date, holders of valid proxies for the Midstates annual meeting or Amplify special meeting, as applicable and invited guests of Midstates or Amplify, as applicable, may attend the Midstates annual meeting or Amplify special meeting, as applicable. All attendees should be prepared to present government-issued photo identification (such as a driver's license or passport) for admittance. The additional items, if any, that attendees must bring depend on whether they are Midstates stockholders or Amplify stockholders of record, as applicable, beneficial owners of Midstates common stock or beneficial owners of Amplify common stock or proxy holders.

Additional information on attending the Midstates annual meeting and the Amplify special meeting can be found under "Midstates Annual Meeting" and under "Amplify Special Meeting."

Q:
What should I do if I receive more than one set of voting materials for either company meeting?

A:
You may receive more than one set of voting materials for the Midstates annual meeting, the Amplify special meeting or both, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold your Midstates common stock or Amplify common stock in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please submit each separate proxy or voting instruction form that you receive by following the instructions set forth in each separate proxy or voting instruction form.

Q:
What's the difference between holding shares as a stockholder of record and holding shares as a beneficial owner?

A:
If your shares of Midstates common stock are registered directly in your name with Midstates' transfer agent, AST, or your shares of Amplify common stock are registered directly in your name with Amplify's transfer agent, AST, you are considered, with respect to those shares, to be the Midstates stockholder of record, in the case of Midstates, or the Amplify stockholder of record, in the case of Amplify. If you are such a stockholder of record, then this joint proxy statement and your proxy card have been sent directly to you by Midstates or Amplify, as applicable.

  If your Midstates common stock or Amplify common stock are held through a bank, broker or other nominee, you are considered the beneficial owner of the Midstates common stock or Amplify common stock held in "street name." In that case, this joint proxy statement/prospectus has been forwarded to you by your bank, broker or other nominee. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting, and you are also invited to attend in person the Midstates annual meeting or the Amplify special meeting, as applicable. However, because you are not the Midstates stockholder or Amplify stockholder of record, you may not vote your shares of Midstates common stock in person at the Midstates annual meeting or your shares of Amplify common stock at the Amplify special meeting, as applicable, unless you request and obtain a proxy issued in your own name from your bank, broker or nominee.

  If you appoint a non-management proxyholder, please make sure they are aware and ensure they will attend the applicable company meeting with the proper authority from you, the Midstates stockholder or Amplify stockholder, for your vote to count.

Q:
If my shares are held in "street name" by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me?

A:
No. If your shares of Midstates common stock or shares of Amplify common stock, as applicable, are held in the name of a broker, bank or other nominee, you will receive separate instructions from your broker, bank or other nominee describing how to vote your shares. The availability of Internet or telephonic voting will depend on the nominee's voting process. Please check with your broker, bank or other nominee and follow the voting procedures provided by your broker, bank or other nominee on your voting instruction form.

You should instruct your broker, bank or other nominee how to vote your shares of Midstates common stock or shares of Amplify common stock, as applicable. Under the rules applicable to broker-dealers, your broker, bank or other nominee does not have discretionary authority to vote your shares on any of the proposals scheduled to be voted on at the Amplify special meeting. A so-called "broker non-vote" results when banks, brokers and other nominees return a valid proxy voting upon a matter or matters for which the applicable rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares.

Midstates:    It is expected that each of the stock issuance proposal, the election of directors proposal, Midstates executive compensation proposal and the Midstates adjournment proposal are non-routine matters that brokers and nominees are not permitted to vote on absent specific instructions from the beneficial owner. However, the auditor ratification proposal is a routine matter that brokers and nominees are permitted to vote on absent specific instructions from the beneficial owner. Accordingly, if your broker submits a proxy for your shares of Midstates common stock with respect to the auditor ratification proposal but you do not provide specific instructions to your broker how to vote with respect to the stock issuance proposal, the election of directors proposal, the Midstates executive compensation proposal or the Midstates adjournment proposal, the proxy for your shares will be considered a broker non-vote for each such proposal. Broker non-votes are considered not entitled to vote on the stock issuance proposal, the election of directors proposal, the Midstates executive compensation proposal and the Midstates adjournment proposal and will therefore have no effect on the outcome of any of these proposals.

Amplify:    Amplify does not expect any broker non-votes at the Amplify special meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the Amplify special meeting are considered non-routine. As a result, no broker will be permitted to vote your shares of Amplify common stock at the Amplify special meeting without receiving instructions. Failure to instruct your broker on how to vote your shares will have no effect on the outcome of the stock issuance proposal or the advisory compensation proposal, but will have the same effect as a vote "against" the approval of the merger agreement proposal.

  Additional information on voting procedures can be found under "Midstates Annual Meeting" and under "Amplify Special Meeting."

Q:
What do I do if I am a Midstates stockholder and I want to revoke my proxy?

A:
Stockholders of record, other than those stockholders of record who are parties to voting agreements, may revoke their proxies at any time before their shares are voted at the Midstates annual meeting in any of the following ways:

•
sending a written notice of revocation to Midstates at 321 South Boston Avenue, Suite 1000, Tulsa, Oklahoma 74103, Attention: Corporate Secretary, which must be received before their shares are voted at the Midstates annual meeting;

•
properly submitting a later-dated, new proxy card, which must be received before their shares are voted at the Midstates annual meeting (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

•
submitting a proxy via the Internet or by telephone at a later date, which must be received by 11:59 p.m., Eastern Time, on                     , 2019 (in which case only the later-dated proxy is counted and the earlier proxy is revoked); or

•
attending the Midstates annual meeting and voting in person. Attendance at the Midstates annual meeting will not, however, in and of itself, constitute a vote or revocation of a prior proxy.

Beneficial owners of Midstates common stock may change their voting instruction by submitting new voting instructions to the brokers, banks or other nominees that hold their shares of record or by requesting a "legal proxy" from such broker, bank or other nominee and voting in person at the Midstates annual meeting.

Additional information can be found under "Midstates Annual Meeting."

Q:
What do I do if I am an Amplify stockholder and I want to revoke my proxy?

A:
Stockholders of record, other than those stockholders of record who are parties to voting agreements, may revoke their proxies at any time before their shares are voted at the Amplify special meeting in any of the following ways:

•
sending a written notice of revocation to Amplify at 500 Dallas Street, Suite 1700, Houston, Texas 77002, Attention: Corporate Secretary, which must be received before their shares are voted at the Amplify special meeting;

•
properly submitting a later-dated, new proxy card, which must be received before their shares are voted at the Amplify special meeting (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

•
submitting a proxy via the Internet or by telephone at a later date, which must be received by 11:59 p.m., Eastern Time, on                     , 2019 (in which case only the later-dated proxy is counted and the earlier proxy is revoked); or

  •
  attending the Amplify special meeting and voting in person. Attendance at the Amplify special meeting will not, however, in and of itself, constitute a vote or revocation of a prior proxy.

  Beneficial owners of Amplify common stock may change their voting instruction by submitting new voting instructions to the brokers, banks or other nominees that hold their shares of record or by requesting a "legal proxy" from such broker, bank or other nominee and voting in person at the Amplify special meeting.

  Additional information can be found under "Amplify Special Meeting."

Q:
What happens if I sell or otherwise transfer my shares of Midstates common stock before the Midstates annual meeting?

A:
The record date for stockholders entitled to vote at the Midstates annual meeting is                    , 2019, which is earlier than the date of the Midstates annual meeting. If you sell or otherwise transfer your shares after the record date but before the Midstates annual meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies us in writing of such special arrangements, you will retain your right to vote such shares at the Midstates annual meeting but will otherwise transfer ownership of your shares of Midstates common stock.

Q:
What happens if I sell or otherwise transfer my shares of Amplify common stock before the Amplify special meeting?

A:
The record date for stockholders entitled to vote at the Amplify special meeting is                    , 2019, which is earlier than the date of the Amplify special meeting. If you sell or otherwise transfer your shares after the record date but before the Amplify special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies us in writing of such special arrangements, you will retain your right to vote such shares at the Amplify special meeting but will otherwise transfer ownership of your shares of Amplify common stock.

Q:
What happens if I sell or otherwise transfer my shares of Amplify common stock before the completion of the merger?

A:
Only holders of shares of Amplify common stock at the effective time will become entitled to receive the merger consideration. If you sell your shares of Amplify common stock prior to the completion of the merger, you will not become entitled to receive the merger consideration by virtue of the merger.

Q:
Do any of the officers or directors of Amplify have interests in the merger that may differ from or be in addition to my interests as an Amplify stockholder?

A:
In considering the recommendation of the Amplify board that Amplify stockholders vote to adopt the merger agreement proposal and to approve the advisory compensation proposal, Amplify stockholders should be aware that some of Amplify's directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Amplify stockholders generally. The Amplify board was aware of and considered these potential interests, among other matters, in evaluating and negotiating the merger agreement and the transactions contemplated therein, in approving the merger and in recommending the adoption of the merger and the approval of the advisory compensation proposal.

For more information and quantification of these interests, please see "The Merger—Interests of Certain Amplify Directors and Executive Officers in the Merger."

Q:
Do any of the officers or directors of Midstates have interests in the merger that may differ from or be in addition to my interests as a Midstates stockholder?

A:
In considering the recommendation of the Midstates board that Midstates stockholders vote to adopt the stock issuance proposal, Midstates stockholders should be aware that some of Midstates' directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Midstates stockholders generally. The Midstates board was aware of and considered these potential interests, among other matters, in evaluating and negotiating the merger agreement and the transactions contemplated therein, in approving the merger and in recommending the stock issuance proposal.

For more information and quantification of these interests, please see "The Merger—Interests of Certain Midstates Directors and Executive Officers in the Merger."

Q:
Where can I find voting results of the Midstates annual meeting and the Amplify special meeting?

A:
Midstates and Amplify intend to announce their respective preliminary voting results at each of the Midstates annual meeting and the Amplify special meeting and publish the final results in Current Reports on Form 8-K that will be filed with the SEC following the Midstates annual meeting and the Amplify special meeting, respectively. All reports that Midstates and Amplify file with the SEC are publicly available when filed. See "Where You Can Find More Information."

Q:
Do Midstates stockholders and Amplify stockholders have dissenters' rights or appraisal rights, as applicable?

A:
Midstates stockholders are not entitled to dissenters' or appraisal rights in connection with the merger under Section 262 of the Delaware General Corporate Law (the "DGCL").

Amplify stockholders are entitled to appraisal rights under Section 262 of the DGCL, provided they satisfy the special criteria and conditions set forth in Section 262 of the DGCL. Shares of Amplify common stock held by stockholders that do not vote for approval of the merger and make a demand for appraisal in accordance with Delaware law will not be converted into shares of Midstates common stock, but will be converted into the right to receive from the combined company consideration determined in accordance with Delaware law.

For further information relating to appraisal rights and dissenters' rights see "The Merger—Appraisal Rights and Dissenters' Rights."

Q:
Are there any risks that I should consider in deciding whether to vote for the adoption of the merger agreement or the stock issuance proposal?

A:
Yes. You should read and carefully consider the risk factors set forth in "Risk Factors," beginning on page 15 of this joint proxy statement/prospectus. You also should read and carefully consider the risk factors of Midstates and Amplify contained in the documents that are incorporated by reference into this joint proxy statement/prospectus.

Q:
How can I find more information about Midstates and Amplify?

A:
You can find more information about Midstates and Amplify from various sources as described in "Where You Can Find More Information."

Q:
Who can answer any questions I may have about the Midstates annual meeting, the Amplify special meeting, the merger, or the transactions contemplated by the merger agreement, including the stock issuance?

A:
If you have any questions about the Midstates annual meeting, the Amplify special meeting, the merger, the stock issuance, or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or documents incorporated by reference herein, the enclosed proxy card or voting instructions, you should contact:

For Midstates stockholders: Midstates Petroleum Company, Inc. 321 South Boston, Suite 1000 Tulsa, Oklahoma 74103 Telephone Number: (918) 947-4669 Attention: Corporate Secretary	For Amplify stockholders: Amplify Energy Corp. 500 Dallas Street, Suite 1700 Houston, Texas 77002 (713) 588-8346 Attention: Corporate Secretary
D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 Email: mpo@dfking.com Stockholders may call toll free: (800) 761-6523 Banks and Brokers may call collect: (212) 269-5550

SUMMARY

        This summary highlights selected information contained elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus and may not contain all the information that may be important to you. Midstates and Amplify urge you to read carefully the remainder of this joint proxy statement/prospectus, including the attached annexes, the other documents to which we refer you herein and documents incorporated by reference into this joint proxy statement/prospectus, as this section does not provide all the information that might be important to you with respect to the merger and the matters being voted on by Midstates stockholders and Amplify stockholders at the Midstates annual meeting and the Amplify special meeting, respectively. Each item in this summary includes a page reference directing you to a more complete description of that topic. See "Where You Can Find More Information" beginning on page 225.

Information about the Parties (see page 34)

Midstates Petroleum Company, Inc.

        Midstates Petroleum Company, Inc. is an independent exploration and production company focused on the application of modern drilling, completion and production operations techniques in oil and liquids-rich basins in the onshore United States, with a focus on exploration and production activities in the Mississippian Lime play in Northern Oklahoma. Midstates was incorporated in Delaware on October 25, 2011.

        Shares of Midstates common stock are traded on the NYSE under the symbol "MPO."

        The principal executive offices of Midstates are located at 321 South Boston Avenue, Suite 1000, Tulsa, Oklahoma 74103 and its telephone number is (918) 947-8550. Additional information about Midstates and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 225.

Midstates Holdings, Inc. (Merger Sub)

        Midstates Holdings, Inc. is a wholly owned subsidiary of Midstates. Merger Sub was formed by Midstates solely in contemplation of the merger, has not conducted any business and has no assets, liabilities or other obligations of any nature other than as set forth in the merger agreement. Its principal executive offices are located at c/o Midstates Petroleum Company, Inc., 321 South Boston Avenue, Suite 1000, Tulsa, Oklahoma 74103 and its telephone number is (918) 947-8550.

Amplify Energy Corp.

        Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploitation and production of oil and natural gas properties located in the Rockies, federal waters offshore Southern California, East Texas / North Louisiana and South Texas.

        Shares of Amplify common stock are quoted on the OTC under the symbol "AMPY."

        The principal executive offices of Amplify are located at 500 Dallas Street, Suite 1700, Houston, Texas 77002 and its telephone number is (713) 490-8900. Additional information about Amplify and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 225.

Midstates Annual Meeting (see page 35)

        Date, Time and Place.    The Midstates annual meeting will be held on                    , 2019 at the offices of Latham, located at 811 Main St., Suite 3700, Houston Texas, 77002, at                    local time.

        Purpose.    The Midstates annual meeting is being held to consider and vote on the following proposals:

  •
  Proposal 1:  to approve the issuance of Midstates common stock to Amplify stockholders in connection with the merger (referred to in this joint proxy statement/prospectus as the stock issuance proposal);

  •
  Proposal 2:  to elect eight directors to serve until the next annual meeting of Midstates or until the merger is complete whereupon the Midstates board will be reconstituted as described in this joint proxy statement/prospectus (referred to in this joint proxy statement/prospectus as the election of directors proposal);

  •
  Proposal 3:  to approve, on a non-binding advisory basis, the compensation of Midstates' named executive officers, including the compensation that may be paid or become payable to Midstates' named executive officers in connection with the merger (referred to in this joint proxy statement/prospectus as the executive compensation proposal);

  •
  Proposal 4:  to ratify the appointment of Grant Thornton LLP as Midstates' independent registered public accountants for 2019 (referred to in this joint proxy statement/prospectus as the auditor ratification proposal); and

  •
  Proposal 5:  to approve the adjournment of the Midstates annual meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the stock issuance proposal (referred to in this joint proxy statement/prospectus as the Midstates adjournment proposal).

        Record Date; Voting Rights.    The record date for the determination of stockholders entitled to notice of and to vote at the Midstates annual meeting is                    , 2019. Only Midstates stockholders who held shares of Midstates common stock of record at the close of business on                    , 2019, or proxy holders therefor, are entitled to vote at the Midstates annual meeting and any adjournment or postponement of the Midstates annual meeting. Each share of Midstates common stock entitles its holder of record to one vote at the Midstates annual meeting.

        Quorum.    In order for business to be conducted at the Midstates annual meeting, a quorum must be present. A quorum requires the presence, in person or represented by proxy, of holders of a majority of the shares of Midstates common stock entitled to vote at the Midstates annual meeting. For purposes of determining whether there is a quorum, all shares that are present and entitled to vote, including abstentions, will count towards the quorum.

        Vote Required.    The votes required for each proposal are as follows:

  •
  Proposal 1—the stock issuance proposal.  Approval of the stock issuance proposal requires the affirmative vote of a majority of votes cast by Midstates stockholders entitled to vote thereon and present in person or represented by proxy at the Midstates annual meeting. Abstentions are considered Midstates common stock present and entitled to vote and will have the same effect as a vote "against" the stock issuance proposal. The failure of any Midstates stockholder to submit a vote will not be counted in determining the votes cast in connection with this proposal and therefore will have no effect on the outcome of the stock issuance proposal. Because the stock issuance proposal is non-routine, brokers, banks and other nominees do not have discretionary authority to vote on the stock issuance proposal and will not be able to vote on the stock issuance proposal absent instructions from the beneficial owner.

  •
  Proposal 2—the election of directors proposal.  Directors will be elected by the affirmative vote of the holders of a majority of the shares of Midstates common stock present in person or represented by proxy and entitled to vote thereon at the Midstates annual meeting. Abstentions are considered shares of Midstates common stock present and entitled to vote and will have the same effect as votes "against" the election of directors proposal. If the merger is consummated, the board of directors will be reconstituted as described in this joint proxy statement/prospectus.

  •
  Proposal 3—the executive compensation proposal.  The proposal seeking approval, on a non-binding advisory basis, of the compensation of Midstates' named executive officers, including the compensation that may be paid or become payable to Midstates' named executive officers in connection with the merger, requires the affirmative vote of the holders of a majority of the shares of Midstates common stock present in person or represented by proxy and entitled to vote thereon at the Midstates annual meeting. Abstentions are considered Midstates common stock present and entitled to vote and will have the same effect as a vote "against" the executive compensation proposal. While the Midstates board intends to consider the vote resulting from this proposal, the vote is advisory only and therefore not binding on Midstates or Amplify.

  •
  Proposal 4—the auditor ratification proposal.  The proposal seeking ratification of the appointment of Grant Thornton LLP as Midstates' independent registered public accounting firm for 2019 requires the affirmative vote of the holders of a majority of the shares of Midstates common stock present in person or represented by proxy and entitled to vote thereon at the Midstates annual meeting. Abstentions are considered Midstates common stock present and entitled to vote and will have the same effect as a vote "against" the auditor ratification proposal. Brokers will have discretionary authority to vote in the absence of timely instructions from their customers.

  •
  Proposal 5—the Midstates adjournment proposal.  The affirmative vote of the holders of a majority of the shares of Midstates common stock present in person or represented by proxy and entitled to vote thereon at the Midstates annual meeting, is required to approve the Midstates adjournment proposal. Abstentions will be considered shares of Midstates common stock present and entitled to vote and will have the same effect as a vote "against" the Midstates adjournment proposal. Because the Midstates adjournment proposal is non-routine, brokers, banks and other nominees do not have discretionary authority to vote on the Midstates adjournment proposal, and will not be able to vote on the Midstates adjournment proposal absent instructions from the beneficial owner.

        Pursuant to the voting agreements, certain stockholders of Midstates have committed to vote their shares of Midstates common stock representing approximately 35.5% of the total voting power of the issued and outstanding shares of Midstates common stock as of May 31, 2019 in favor of the stock issuance proposal and the Midstates adjournment proposal.

        If shares are held in the name of a broker, bank or other nominee, the beneficial owner of such shares will receive separate instructions from his or her broker, bank or other nominee describing how to vote such shares. As of the record date, there were                shares of Midstates common stock outstanding. As of the record date, Midstates directors and executive officers, as a group, beneficially owned and were entitled to vote                shares of Midstates common stock, or approximately 1.05% of the issued and outstanding shares of Midstates common stock. Other than as described in "Security Ownership of Certain Beneficial Owners and Management/Directors of Midstates," as of the record date, Midstates' directors and executive officers did not own any shares of Amplify common stock.

Amplify Special Meeting (see page 86)

        Date, Time and Place.    The Amplify special meeting will be held on                    , 2019 at                    , at                    local time.

        Purpose.    The Amplify special meeting is being held to consider and vote on the following proposals:

  •
  Proposal 1:  to adopt the merger agreement, a copy of which is attached as Annex A hereto, pursuant to which each outstanding share of Amplify common stock (other than cancelled shares and appraisal shares) will be cancelled and converted into the right to receive 0.933 shares of Midstates common stock (referred to in this joint proxy statement/prospectus as the merger agreement proposal);

  •
  Proposal 2:  to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Amplify's named executive officers in connection with the merger (referred to in this joint proxy statement/prospectus as the advisory compensation proposal); and

  •
  Proposal 3:  to approve the adjournment of the Amplify special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement proposal (referred to in this joint proxy statement/prospectus as the Amplify adjournment proposal).

        Record Date; Voting Rights.    The record date for the determination of stockholders entitled to notice of and to vote at the Amplify special meeting is                     , 2019. Only Amplify stockholders who held shares of Amplify common stock of record at the close of business on                    , 2019, or proxy holders therefor, are entitled to vote at the Amplify special meeting and any adjournment or postponement of the Amplify special meeting. Each share of Amplify common stock entitles its holder of record to one vote at the Amplify special meeting.

        Quorum.    In order for business to be conducted at the Amplify special meeting, a quorum must be present. A quorum requires the presence, in person or represented by proxy, of holders of a majority of the shares of Amplify common stock entitled to vote at the Amplify special meeting. For purposes of determining whether there is a quorum, all shares that are present and entitled to vote, including abstentions, will count towards the quorum.

        Vote Required.    The votes required for each proposal are as follows:

  •
  Proposal 1—the merger agreement proposal.  The affirmative vote of the holders of a majority of the issued and outstanding shares of Amplify common stock entitled to vote on the merger agreement proposal is required to adopt the merger agreement proposal. The failure of any Amplify stockholder to submit a vote (e.g., by not submitting a proxy or not voting in person) and any abstention by an Amplify stockholder will have the same effect as a vote "against" the merger agreement proposal. Because the merger agreement proposal is non-routine, brokers, banks and other nominees do not have discretionary authority to vote on the merger agreement proposal, and will not be able to vote on the merger agreement proposal absent instructions from the beneficial owner.

  •
  Proposal 2—the advisory compensation proposal.  The affirmative vote of a majority of votes cast by Amplify stockholders entitled to vote thereon and present in person or represented by proxy at the Amplify special meeting, assuming a quorum is present, is required to approve the advisory compensation proposal. Abstentions will be considered shares present and entitled to vote and will have the same effect as votes "against" the advisory compensation proposal. Because the advisory compensation proposal is non-routine, brokers, banks and other nominees do not have discretionary authority to vote on the advisory compensation proposal and will not be able to vote on the advisory compensation proposal. While the Amplify board intends to consider the vote resulting from this proposal, the vote is advisory only and therefore not binding on Midstates or Amplify, and, if the proposed merger with Midstates is approved by Amplify stockholders and consummated, the compensation will be payable even if the advisory compensation proposal is not approved.

  •
  Proposal 3—the Amplify adjournment proposal.  The affirmative vote of a majority of votes cast by Amplify stockholders entitled to vote thereon and present in person or represented by proxy at the Amplify special meeting, assuming a quorum is present, is required to approve the Amplify adjournment proposal. Abstentions will be considered shares of Amplify common stock present and entitled to vote and will have the same effect as a votes "against" the Amplify adjournment proposal. Because the Amplify adjournment proposal is non-routine, brokers, banks and other nominees do not have discretionary authority to vote on the Amplify adjournment proposal, and will not be able to vote on the Amplify adjournment proposal absent instructions from the beneficial owner.

        Pursuant to the voting agreements, certain stockholders of Amplify have committed to vote their shares of Amplify common stock representing approximately 58.3% of the total voting power of the issued and outstanding shares of Amplify common stock as of May 31, 2019 in favor of the merger agreement proposal and the Amplify adjournment proposal. Accordingly, as long as there is not an Amplify recommendation change with respect to the merger agreement proposal, approval of the merger agreement proposal at the Amplify special meeting is assured.

        If shares are held in the name of a broker, bank or other nominee, the beneficial owner of such shares will receive separate instructions from his or her broker, bank or other nominee describing how to vote such shares. As of the record date, there were                    shares of Amplify common stock outstanding. As of the record date, Amplify directors and executive officers, as a group, beneficially owned and were entitled to vote                    shares of Amplify common stock, or approximately        % of the issued and outstanding shares of Amplify common stock.

Voting and Support Agreements (see page 116)

        Concurrently with the execution of the merger agreement, Midstates entered into voting agreements with certain significant insider institutional stockholders of Amplify and Amplify entered into voting agreements with certain significant insider institutional stockholders of Midstates. Pursuant to the voting agreements, the significant insider institutional stockholders of Midstates and Amplify have agreed to vote all of their shares of Midstates or Amplify common stock, as applicable, in favor of the merger agreement proposal or stock issuance proposal, as applicable. The voting agreements will terminate upon the earliest of (i) the effective time of the merger, (ii) the termination of the merger agreement in accordance with its terms, (iii) the occurrence of any material amendment to the merger agreement or any amendment to the outside date and (iv) the mutual written agreement of the parties to the applicable voting agreement to terminate the applicable voting agreement.

        For a more complete discussion of the voting agreements, see "The Merger—Voting and Support Agreements."

The Merger and the Merger Agreement (see pages 93 and 162)

        Upon satisfaction or waiver of the conditions to closing in the merger agreement, on the closing date of the merger, (i) Merger Sub, a wholly owned subsidiary of Midstates formed for the purpose of effecting the merger, will merge with and into Amplify, and Amplify will be the surviving corporation in the merger and a direct wholly owned subsidiary of Midstates, and (ii) after completion of the merger, as part of the same transaction, Amplify will merge with and into a wholly owned subsidiary of Midstates, with such subsidiary continuing as the surviving entity. At the effective time of the merger, each share of Amplify common stock issued and outstanding immediately prior to the effective time (other than shares held by Amplify as treasury shares, shares held by Midstates or any direct or indirect subsidiary of Midstates or Amplify) and shares held by any holder who has not voted in favor of the merger or consented thereto and properly exercises and perfects appraisal rights in respect of such shares pursuant to, and in accordance with, the provisions of Section 262 of the DGCL (collectively, the "excluded shares") will be converted into the right to receive 0.933 shares of Midstates common stock.

        In addition, Amplify will take all actions as may be necessary so that at the effective time, each outstanding stock option and performance- and service-based restricted stock unit award will be treated as described in "The Merger—Treatment of Amplify Equity Awards in the Merger."

        Furthermore, pursuant to the terms of the merger agreement, Midstates and Amplify will ensure that the holders of the Amplify warrants have the right to acquire 0.933 shares of Midstates common stock per Amplify warrant upon the exercise of Amplify warrants at an exercise price of $42.60 per share. Midstates and Amplify may also enter into a written agreement providing for Midstates' assumption of Amplify's obligations under the Amplify warrant agreement. See "The Merger—Interests of Certain Amplify Directors and Executive Officers in the Merger—Treatment of Amplify Warrants."

        A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. Midstates and Amplify encourage you to read the entire merger agreement carefully because it is the principal document governing the merger.

Recommendation of the Midstates Board and Reasons for the Merger (see page 112)

        The disinterested members of the Midstates board unanimously recommend that Midstates stockholders vote "FOR" the stock issuance proposal, "FOR" the election of directors proposal, "FOR" the executive compensation proposal, "FOR" the auditor ratification proposal and "FOR" the Midstates adjournment proposal.

        In the course of reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, including the stock issuance, the Midstates board considered a number of factors in its deliberations. For a more complete discussion of these factors, see "The Merger—Recommendation of the Midstates Board and Reasons for the Merger."

Recommendation of the Amplify Board and Reasons for the Merger (see page 107)

        The disinterested members of the Amplify board unanimously recommend that Amplify stockholders vote "FOR" the merger agreement proposal, "FOR" the advisory compensation proposal and "FOR" the Amplify adjournment proposal.

        In the course of reaching its decision to approve the merger agreement and the merger contemplated by the merger agreement, the Amplify board considered a number of factors in its deliberations. For a more complete discussion of these factors, see "The Merger—Recommendation of the Amplify Board and Reasons for the Merger."

Opinion of Midstates' Financial Advisor (see page 120)

        On May 5, 2019 Houlihan Lokey Capital, Inc., referred to as Houlihan Lokey herein, verbally rendered its opinion to the Midstates board (which was subsequently confirmed in writing by delivery of Houlihan Lokey's written opinion addressed to the board dated May 5, 2019), to the effect that, as of such date, the exchange ratio was fair, from a financial point of view, to Midstates.

        Houlihan Lokey's opinion was directed to the Midstates board (in its capacity as such) and only addressed the fairness, from a financial point of view, to Midstates of the exchange ratio provided for in the merger and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding. The summary of Houlihan Lokey's opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this joint proxy statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey's opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the Midstates board, any security holder of Midstates or any other person as to how to act or vote with respect to any matter relating to the mergers (which for purposes of "The Merger—Opinion of Midstates' Financial Advisor" refers to the merger together with the second merger) or otherwise. See "The Merger—Opinion of Midstates' Financial Advisor" and Annex B.

Opinion of Amplify's Financial Advisor (see page 137)

        In January 2019, Amplify retained UBS Securities LLC ("UBS") to act as Amplify's financial advisor in connection with certain potential strategic transactions, including a possible sale, disposition or other business transaction or series of related transactions involving all or a material portion of the voting securities or assets of Amplify. At a meeting of the Amplify board on May 5, 2019, a representative of UBS rendered UBS' opinion to the Amplify board to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken as set forth in its opinion, the exchange ratio as set forth in the merger agreement was fair, from a financial point of view, to the holders of Amplify common stock (other than cancelled shares and appraisal shares), solely in their capacity as holders of Amplify common stock, as more fully described in "The Merger—Opinion of Amplify's Financial Advisor."

        The full text of the written opinion of UBS, dated as of May 5, 2019, is attached hereto as Annex C. UBS' opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by UBS in rendering its opinion. Amplify encourages you to read UBS' opinion carefully and in its entirety. UBS' opinion was directed to the Amplify board (in its capacity as such) and addresses only the fairness, from a financial point of view, to the holders of Amplify common stock (other than cancelled shares and appraisal shares), solely in their capacity as holders of Amplify common stock, of the exchange ratio as set forth in the merger agreement. It does not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to Amplify, nor does it address the underlying business decision by Amplify to engage in the merger or the terms of the merger agreement or the documents referred to therein. UBS' opinion does not constitute a recommendation as to how any holder of Amplify common stock or Midstates common stock should vote or act with respect to the merger or any matter related thereto.

        Midstates and Amplify encourage you to read UBS' opinion at Annex C and "The Merger—Opinion of Amplify's Financial Advisor" of this joint proxy statement/prospectus carefully and in their entirety.

Interests of Certain Midstates Directors and Executive Officers in the Merger (see page 146)

        In considering the recommendation of the Midstates board that Midstates stockholders vote to approve the stock issuance proposal, the executive compensation proposal and the Midstates adjournment proposal, Midstates stockholders should be aware that aside from their interests as stockholders of Midstates, Midstates' directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Midstates stockholders generally. The Midstates board was aware of and considered these potential interests, among other matters, in evaluating and negotiating the merger agreement and the transactions contemplated therein, in approving the merger and in recommending the approval of the stock issuance proposal, the executive compensation proposal and the Midstates adjournment proposal. See "The Merger—Background of the Merger" beginning on page 93 and "The Merger—Recommendation of the Midstates Board and Reasons for the Merger" beginning on page 112. Midstates stockholders should take these interests into account in deciding whether to vote "FOR" the stock issuance proposal and the other proposals. These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below.

Interests of Certain Amplify Directors and Executive Officers in the Merger (see page 149)

        In considering the recommendation of the Amplify board that Amplify stockholders vote to approve the merger agreement proposal, the advisory compensation proposal and the Amplify adjournment proposal, Amplify stockholders should be aware that aside from their interests as stockholders of Amplify, Amplify's directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Amplify stockholders generally. The Amplify board was aware of and considered these potential interests, among other matters, in evaluating and negotiating the merger agreement and the transactions contemplated therein, in approving the merger and in recommending the approval of the merger agreement proposal, the advisory compensation proposal and the Amplify adjournment proposal. See "The Merger—Background of the Merger" beginning on page 93 and "The Merger—Recommendation of the Amplify Board and Reasons for the Merger" beginning on page 107. Amplify stockholders should take these interests into account in deciding whether to vote "FOR" the merger agreement proposal and the other proposals. These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below. For the purposes of the plans and agreements described herein, to the extent applicable, the completion of the merger will constitute a change of control, change in control or term of similar meaning.

Board of Directors and Management of Midstates Following Completion of the Merger (see page 153)

        Immediately after the effective time of the merger, the board of directors of the combined company will consist of the following eight members: David M. Dunn, Christopher W. Hamm, Scott L. Hoffman, Randal T. Klein, Evan S. Lederman, Kenneth Mariani (chief executive officer), David H. Proman (chairman) and Todd R. Snyder. In addition, the current executive officers of Amplify will serve as the executive officers of the combined company immediately after the effective time of the merger, other than as may be publicly announced from time to time.

Material U.S. Federal Income Tax Consequences (see page 153)

        The closing of the transactions contemplated by the merger agreement are conditioned upon the receipt by each of Midstates and Amplify of an opinion from counsel that, on the basis of facts, assumptions, representations and exclusions set forth or described in such opinion, the merger and the second merger, taken together, will constitute a reorganization within the meaning of section 368(a) of the Internal Revenue Code. Assuming the merger and the second merger, taken together, constitute a reorganization, subject to the limitations and qualifications described in the section entitled "The Merger—Material U.S. Federal Income Tax Consequences" beginning on page 153 of this joint proxy statement/prospectus, U.S. holders whose shares of Amplify common stock are exchanged in the merger for shares of Midstates common stock generally will not recognize any gain or loss for United States federal income tax purposes upon such exchange.

        For the definition of a "U.S. holder" and a more detailed discussion of the material United States federal income tax consequences of the merger, please see the section entitled "The Merger—Material U.S. Federal Income Tax Consequences" beginning on page 153 of this joint proxy statement/prospectus.

        The tax consequences of the merger to any particular stockholder will depend on that stockholder's particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger.

        See "The Merger—Material U.S. Federal Income Tax Consequences" for a more complete discussion of certain material U.S. federal income tax consequences of the merger.

Accounting Treatment of the Merger (see page 156)

        Amplify prepares its financial statements in accordance with generally accepted accounting principles ("GAAP"). The accounting guidance for business combinations requires the use of the acquisition method of accounting for the merger, which requires the determination of the acquirer, the purchase price, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill. Amplify will be treated as the acquirer for accounting purposes.

Regulatory Approvals (see page 156)

        The completion of the merger is subject to antitrust review in the United States. Under the HSR Act and the rules promulgated thereunder, the merger cannot be completed until the parties have submitted premerger notification and report forms to the FTC and the DOJ, and the applicable waiting period has expired or has been terminated.

        On May 17, 2019, Midstates and Amplify each filed a premerger notification and report form under the HSR Act and on May 31, 2019, early termination of the HSR Act waiting period was granted.

        At any time before or after consummation of the merger, notwithstanding the expiration or termination of the waiting period under the HSR Act, the FTC or the DOJ, or any state, could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of Midstates or Amplify or their respective subsidiaries. Private parties may also seek to take legal action under antitrust laws under certain circumstances.

Treatment of Amplify Equity Awards in the Merger (see page 157)

        At the effective time (i) all outstanding Amplify stock options will convert into Midstates stock options, subject to the same terms and conditions as were in effect prior to the effective time, for a number of shares and at an exercise price adjusted after taking into effect the exchange ratio, (ii) all outstanding Amplify RSUs (other than Amplify PSUs) will, pursuant to their terms, become fully vested at the effective time and will be settled in shares of Amplify common stock, which will then convert into shares of Midstates common stock based on the exchange ratio, unless otherwise agreed to with the holder and (iii) all Amplify PSUs will convert into shares of Midstates common stock based on the exchange ratio, with performance-vesting conditions determined based on Amplify's closing stock price on the last trading day prior to the closing date of the merger. As of the date hereof, Amplify has received waivers from certain members of the Amplify board and Amplify senior management, including Ms. Schott and Messrs. Mariani, Willsher, Smiley, and Willis, waiving the acceleration of vesting of Amplify RSUs and Amplify PSUs in connection with the merger and intends to seek additional waivers from all such holders of Amplify RSUs and Amplify PSUs prior to the closing of the merger.

        See "The Merger—Treatment of Amplify Equity Awards in the Merger" and "The Merger—Interests of Certain Amplify Directors and Executive Officers in the Merger" for a detailed description of the treatment of Amplify equity awards and the waivers.

Treatment of Amplify Warrants (see page 150)

        Pursuant to the terms of the merger agreement, Midstates and Amplify will ensure that the holders of the Amplify warrants have the right to acquire 0.933 shares of Midstates common stock per Amplify warrant upon the exercise of Amplify warrants at an exercise price of $42.60 per share. Midstates and Amplify may also enter into a written agreement providing for Midstates' assumption of

Amplify's obligations to deliver to each holder of Amplify warrants shares of Midstates common stock pursuant to the terms of the Amplify warrant agreement.

Listing of Midstates Common Stock; Cessation of Quotation of Amplify Common Stock (see page 157)

        It is a condition to the consummation of the merger that the shares of Midstates common stock to be issued to Amplify stockholders in the merger be approved for listing on the NYSE, subject to official notice of issuance. As a result of the merger, shares of Amplify common stock currently quoted on the OTC will cease to be quoted on the OTC.

Appraisal Rights and Dissenters' Rights (see page 158)

        If the merger is completed, Amplify stockholders will be entitled to appraisal rights under Section 262 of the DGCL, provided they satisfy the special criteria and conditions set forth in Section 262 of the DGCL. Shares of Amplify common stock held by stockholders that do not vote for approval of the merger and properly exercise and perfect appraisal rights in respect of such shares pursuant to, and in accordance with, the provisions of Section 262 of the DGCL (the "Amplify Appraisal Shares") will not be converted into the right to receive the merger consideration, but will be entitled only to those rights as are granted by Section 262 of the DGCL, and at the effective time all Amplify Appraisal Shares will no longer be outstanding and will automatically be cancelled and cease to exist.

        Under the DGCL, as well as the governing documents of Midstates, Midstates stockholders are not entitled to dissenters' rights in connection with the merger.

No Solicitation of Alternative Proposals (see page 173)

        Pursuant to the merger agreement, each of Midstates and Amplify have agreed that they will not, and will cause their respective subsidiaries and will use commercially reasonable efforts to cause their respective representatives not to, directly or indirectly, (i) initiate, solicit, propose or knowingly encourage or knowingly facilitate (including by furnishing or providing information or taking any other action) any inquiries, proposals, offers, requests for information, expressions of interest or the making, submission or announcement of any inquiry, proposal, offer, request for information or expression of interest from any person which constitutes or may reasonably be expected to result in an alternative proposal, (ii) enter into, participate in or engage in any discussions or negotiations with respect to an alternative proposal or any inquiry or indication of interest that would reasonably be expected to lead to an alternative proposal, (iii) furnish any information, or access to its properties, assets or employees, to any person in connection with or in response to an alternative proposal, (iv) enter into any letter of intent or agreement in principle, or other agreement or arrangement providing for an alternative proposal (other than certain permitted confidentiality agreements), (v) waive or release any person from, forbear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other contract (other than certain permitted exceptions), (vi) take any action to make any "moratorium," "control share acquisition," "fair price," "supermajority," "affiliate transactions" or "business combination statute or regulation," or other similar takeover laws or (vii) resolve, agree or publicly propose to take any of the foregoing actions.

        The parties are permitted, prior to obtaining the applicable stockholder approval contemplated by the merger agreement, to engage in the activities described in clauses (ii) and (iii) above solely with and to any person who has made a written, bona fide alternative proposal that did not result from a breach of the applicable party's non-solicitation obligations; provided, that (i) no non-public information may be furnished until the party receives an executed confidentiality agreement containing limitations on the use and disclosure of non-public information no less favorable to that party in the aggregate than the terms of the confidentiality agreement between Midstates and Amplify and permitting any information provided thereunder to be provided to either Midstates or Amplify, as applicable; (ii) such party provides prior written notice to the other party of the identity of such third party and of such party's intention to take such actions and (iii) prior to taking any such actions, the party's board of directors or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such alternative proposal is, or would reasonably be expected to lead to, a superior proposal, and, after consultation with its outside legal counsel, that the failure to engage in such activities would be inconsistent with the board's duties under applicable law.

        See "The Merger Agreement—Covenants—No Solicitation of Alternative Proposals" for a more detailed description and a summary of other additional obligations of Midstates and Amplify.

Conditions to Closing (see page 177)

        The obligations of Midstates and Amplify to consummate the merger are subject to the satisfaction or waiver (to the extent permissible under applicable laws) of the following mutual conditions:

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  approval of the stock issuance proposal by Midstates stockholders;

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  approval of the merger agreement proposal by Amplify stockholders;

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  effectiveness of the registration statement on Form S-4 filed by Midstates in connection with the stock issuance having been declared by the SEC and absence of any stop order suspending the effectiveness of such Form S-4 having been issued by the SEC and absence of any proceedings for that purpose having been initiated or threatened by the SEC;

  •
  absence of any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the merger, and no law will have been adopted that makes consummation of the merger illegal or otherwise prohibited;

  •
  expiration or termination of any waiting period applicable to the merger under the HSR Act; and

  •
  approval of the listing on the NYSE of the Midstates common stock to be issued to Amplify stockholders in the merger.

        The obligation of Amplify to effect the merger is also subject to the satisfaction or waiver by Amplify of the following additional conditions:

  •
  the accuracy of the representations and warranties of Midstates set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of the date of the merger agreement and as of the closing date of the merger (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties will be true and correct as of such specific date only);

  •
  performance of, or compliance with, in all material respects, all agreements and covenants required to be performed or complied with under the merger agreement by Midstates and Merger Sub at or prior to the effective time;

  •
  the receipt by Amplify of an officer's certificate from Midstates confirming the foregoing conditions have been satisfied;

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  the receipt by Amplify of payoff letters from each holder of Midstates and its subsidiaries' indebtedness; and

  •
  the receipt by Amplify of a tax opinion to the effect that, on the basis of facts, assumptions, representations and exclusions set forth or described in such opinion, the merger and the second merger, taken together, will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

        The obligations of Midstates and Merger Sub to effect the merger are also subject to the satisfaction or waiver by Midstates and Merger Sub of the following additional conditions:

  •
  the accuracy of the representations and warranties of Amplify set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of the date of the merger agreement and as of the closing date of the merger (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties will be true and correct as of such specific date only);

  •
  performance of, or compliance with, in all material respects, all agreements and covenants required to be performed or complied with under the merger agreement by Amplify at or prior to the effective time;

  •
  the receipt by Midstates of an officer's certificate from Amplify confirming the foregoing conditions have been satisfied; and

  •
  the receipt by Midstates of a tax opinion to the effect that, on the basis of facts, assumptions, representations and exclusions set forth or described in such opinion, the merger and the second merger, taken together, will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

        As further discussed under "Risk Factors," neither Midstates nor Amplify can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

        None of Midstates, Amplify or Merger Sub may rely, either as a basis for not consummating the merger or for terminating the merger agreement (as described below), on the failure of any condition set forth above, as the case may be, to be satisfied if such failure was caused by such party's breach of any provision of the merger agreement.

Termination (see page 178)

        Prior to the closing of the merger, Amplify and Midstates may terminate the merger agreement at any time by the mutual written consent.

        In addition, prior to the closing of the merger, either Midstates or Amplify may terminate the merger agreement if:

  •
  there is in effect a final nonappealable order of a governmental entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement or if there is adopted any law that permanently makes consummation of the transactions contemplated thereby illegal or otherwise prohibited (provided that this right to terminate the merger agreement is not available to either party if such order or law was primarily due to the material breach by such party of the merger agreement);

  •
  if after final adjournment of the Amplify special meeting, the approval by the Amplify stockholders of the merger agreement proposal has not been obtained or if after the final adjournment of the Midstates annual meeting, the approval by the Midstates stockholders of the stock issuance proposal has not been obtained;

  •
  there has been a breach or failure to perform by the other party of any of its representations, warranties, covenants or agreements contained in the merger agreement or any of its representations or warranties becomes untrue, which breach, failure to perform or untruth if it was continuing as of the closing date of the merger would result in the failure of the closing conditions being satisfied and such breach, failure to perform or untruth is incapable of being cured (or becoming true) or, if capable of being cured (or becoming true), is not cured (or does not become true) by the earlier of (i) the outside date or (ii) within 30 days following receipt by such breaching party of notice of such breach, failure or untruth from the other party (provided the party seeking to terminate the merger agreement pursuant to this provision is not then in terminable breach);

  •
  the merger is not consummated by the outside date (provided that this right to terminate the merger agreement will not be available to any party whose failure to comply in all material respects with the covenants or agreements under the merger agreement has been the cause of or resulted in the failure of the merger to occur on or before the outside date); or

  •
  the other party (i) makes a change of recommendation prior to approval of the stock issuance by Midstates stockholders or the adoption of the merger agreement by Amplify stockholders, as applicable, or (ii) is in material violation of its non-solicitation obligations.

Fees and Expense Reimbursement Relating to the Termination of the Merger Agreement (see page 179)

        Amplify or Midstates, as applicable, will be obligated to pay the other party a termination fee of $4,500,000 in the following circumstances:

  •
  if such party effects an adverse recommendation change or such party commits a material breach of its non-solicitation obligations and the other party terminates the merger agreement; or

  •
  an alternative proposal is publicly submitted, publicly proposed, publicly disclosed or otherwise communicated to the Amplify board or the Midstates board, as applicable, and not withdrawn at the time of the Amplify special meeting or the Midstates annual meeting, as applicable, (ii) the merger agreement is terminated because such party's stockholders fail to adopt the merger agreement or approve the stock issuance, as applicable, or because of the occurrence of the outside date or the other party terminates due to the applicable party's terminable breach and (iii) within twelve months of the termination of the merger agreement, such party enters into a definitive agreement with a third party with respect to or consummates a transaction that is an alternative proposal relating to 50% or more of the party's assets or stock with a third party.

        In addition, unless otherwise entitled to the $4,500,000 termination fee, Midstates or Amplify will be obligated to pay the other party an expense reimbursement fee for reasonable and documented out-of-pocket fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby if (i) such party's stockholders fail to adopt the merger agreement or approve the stock issuance proposal, as applicable, or (ii) such party commits a terminable breach (other than with respect to a breach of the change of recommendation and non-solicitation obligations, in which case the entire $4,500,000 termination fee will be due and payable).

        In no event will either party be entitled to receive more than one termination fee and one expense reimbursement fee. If a party receives a termination fee, then such party will not be entitled to also receive an expense reimbursement fee, and any payment of the expense reimbursement fee will be fully creditable against any subsequent payment of the termination fee.

Specific Performance (see page 180)

        In addition to any other remedy that may be available to each party, including monetary damages, prior to the valid termination of the merger agreement, each of the parties will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent or remedy any breaches or threatened breaches of the merger agreement by any other party and to enforce specifically its terms and provisions.

Closing of the Merger (see page 164)

        The merger is expected to be completed in the third quarter of 2019. However, neither Midstates nor Amplify can predict the actual date on which the merger will be completed, nor can the parties assure that the merger will be completed, because completion is subject to conditions beyond each party's control.

Comparison of Rights of Common Stockholders of Midstates and Common Stockholders of Amplify (see page 199)

        Amplify stockholders receiving shares of Midstates common stock in connection with the merger will have different rights once they become stockholders of Midstates due to differences between the governing corporate documents of Midstates and Amplify. These differences are described in more detail under "Comparison of Rights of Common Stockholders of Midstates and Common Stockholders of Amplify."

Risk Factors (see page 15)

        Before voting at the Midstates annual meeting or the Amplify special meeting, you should carefully consider all of the information contained in or incorporated by reference into this joint proxy statement/prospectus, as well as the specific factors under the heading "Risk Factors."

RISK FACTORS

        In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in "Cautionary Statements Regarding Forward-Looking Statements," you should carefully consider the following risk factors before deciding whether to vote for the stock issuance proposal, in the case of the Midstates stockholders, or for the merger agreement proposal, in the case of the Amplify stockholders. In addition, you should consider other risks associated with the businesses of each of Midstates and Amplify because these risks will relate to the combined company following the completion of the merger. Descriptions of some of these risks can be found in the Annual Reports of Midstates and Amplify on Form 10-K for the fiscal year ended December 31, 2018, as such risks may be updated or supplemented in Midstates' and Amplify's subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this joint proxy statement/prospectus. You should also consider the other information in this document and the other documents incorporated by reference into this document. See "Where You Can Find More Information."

Risks Relating to the Merger

Midstates and Amplify may fail to complete the merger in the anticipated time frame or at all. Midstates' and Amplify's failure to complete the merger could adversely affect the market price of their common stock and otherwise adversely affect their businesses, results of operations and financial condition.

        The completion of the merger is not assured and is subject to a number of conditions and risks, including conditions and risks that are outside of Midstates' and Amplify's control. The merger agreement contains a number of conditions that must be satisfied or waived prior to the completion of the merger. There can be no assurance that all of the conditions to the completion of the merger will be so satisfied or waived. For example, holders of a majority of votes cast by Midstates stockholders at the special meeting may not vote in favor of the stock issuance proposal, holders of a majority of the issued and outstanding shares of Amplify common stock may not vote in favor of the merger agreement proposal or Midstates or Amplify may fail to receive any required regulatory approvals. If any of these conditions are not satisfied or waived, Midstates and Amplify will be unable to complete the merger.

        If Midstates and Amplify fail to complete the merger, their ongoing business may be adversely affected and Midstates and Amplify will not realize any of the anticipated benefits of the merger. For example, Midstates' and Amplify's failure to complete the merger may result in negative publicity or a negative impression of Midstates and Amplify in the investment community, which may adversely affect the market price of Midstates' and Amplify's common stock, and may affect Midstates' and Amplify's relationships with their respective customers, suppliers, employees and other business partners. In addition, even if Midstates and Amplify fail to complete the merger, Midstates and Amplify will still incur certain significant costs associated with the merger, primarily consisting of legal fees, accounting fees, financial advisory, financial printing and other related costs. Furthermore, pursuant to the merger agreement, if the merger is not completed, in certain specified circumstances, Midstates or Amplify may be required to pay a termination fee of $4,500,000. Accordingly, if the merger is not completed, or if there are significant delays in completing the merger, the trading price of Midstates' and Amplify's common stock and their business, results of operations and financial condition could be adversely affected.

Midstates and Amplify are subject to business uncertainties while the merger is pending, which could adversely affect their businesses, results of operations and financial condition.

        While the merger is pending, Midstates' and Amplify's customers, suppliers, employees and other business partners may delay or defer certain business decisions, or seek to terminate, change or renegotiate their relationships with Midstates or Amplify, as the case may be, as a result of the merger.

Any of these developments could adversely affect Midstates' and Amplify's businesses, results of operations and financial condition, as well as the market price of Midstates' or Amplify's respective common stock, regardless of whether the merger is completed.

        In addition, under the terms of the merger agreement, each of Midstates and Amplify are subject to certain restrictions on the conduct of its business prior to the completion of the merger, which may adversely affect its ability to execute certain of its business strategies, including the ability to enter into certain types or forms of contracts, acquire or dispose of certain assets under particular circumstances or incur certain amounts of indebtedness or make capital expenditures beyond certain levels under particular circumstances, as applicable. These contractual restrictions could negatively affect Midstates' and Amplify's businesses, results of operations and financial condition while the merger is pending.

Midstates' and Amplify's stockholders will be diluted by the merger.

        Pursuant to the merger agreement, Amplify's stockholders will receive 0.933 shares of Midstates common stock for each share of Amplify common stock that they hold. Accordingly, the merger will dilute the ownership position of current Midstates and Amplify stockholders in the combined company. Midstates and Amplify estimate that, upon completion of the merger, current Midstates stockholders, collectively, and current Amplify stockholders, collectively, will each own approximately 50% of the outstanding common stock of the combined company.

Because the exchange ratio is fixed as set forth in the merger agreement, Amplify stockholders cannot be certain of the market value of the shares of Midstates common stock that they will receive in connection with the merger relative to the value of the shares of Amplify common stock that they currently hold.

        Pursuant to the merger agreement, Amplify stockholders will receive 0.933 shares of Midstates common stock for each share of Amplify common stock that they hold. There is no mechanism in the merger agreement that would adjust the number of shares of Midstates common stock that Amplify stockholders will receive based on any decreases or increases in the trading price of Midstates common stock. Accordingly, the market value of the consideration that Amplify stockholders will receive in connection with the merger will depend on the respective market prices of Midstates' common stock and Amplify's common stock at the closing of the merger.

        The respective market prices of Midstates' common stock and Amplify's common stock may be highly volatile and could fluctuate significantly for various reasons, including:

  •
  changes in market assessments of the likelihood that the merger will be completed;

  •
  the nature and content of Midstates' or Amplify's respective earnings releases, announcements or events that impact Midstates or Amplify's respective products, customers, competitors or markets; and

  •
  business conditions in Midstates' and Amplify's markets and the general state of the securities markets and the market for energy-related stocks, as well as general economic and market conditions.

Midstates and Amplify expect to incur significant costs in connection with the merger.

        Midstates and Amplify have incurred and expect to continue to incur significant non-recurring transaction-related costs associated with completing the merger, combining the operations of the two companies and achieving desired synergies. Transaction costs include legal fees, accounting fees, financial advisory, financial printing and other related costs. These costs may be substantial and, in many cases, will be borne by Midstates and Amplify whether or not the merger is completed. Midstates and Amplify will also incur costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and other employment-related costs. Even if the merger is completed, the benefits of the merger may not offset transaction costs or allow the combined company to achieve a net benefit in the near term, or at all.

Midstates and Amplify may be targets of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the merger from being completed.

        Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into merger agreements. Defending against these claims can result in substantial costs and divert management time and resources, even if the lawsuits are without merit. An adverse judgment could result in monetary damages, which could have a negative impact on Midstates' and Amplify's respective businesses, results of operations and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the merger, the injunction may delay or prevent the merger from being completed, which may adversely affect Midstates' and Amplify's respective businesses, results of operations and financial condition.

The merger agreement contains provisions that limit Midstates' and Amplify's ability to pursue alternatives to the merger, could discourage a potential competing acquiror of Midstates or Amplify from making a favorable alternative transaction proposal and, in specified circumstances, could require Midstates or Amplify to pay the other party a termination fee of $4,500,000.

        The merger agreement contains certain provisions that restrict Midstates' and Amplify's ability to (i) initiate, solicit or knowingly encourage or knowingly facilitate (including by furnishing or providing information) any inquiries, proposals, or offers regarding, or the making of an alternative proposal, (ii) enter into, participate in or engage in any discussions or negotiations with respect to an alternative proposal, (iii) furnish any information or access to its properties, assets or employees, in each case, in connection with or in response to an alternative proposal or any inquiry or indication of interest that would reasonably be expected to lead to an alternative proposal, (iv) enter into any letter of intent or agreement in principle, or any other agreement providing for an alternative proposal (other than certain permitted confidentiality agreements), (v) waive or release any person from, forbear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other contract, (vi) take any action to make any "moratorium," "control share acquisition," "fair price," "supermajority," "affiliate transactions" or "business combination statute or regulation" or other similar takeover laws, including Section 203 of the DGCL, inapplicable to any person or any alternative proposal and (vii) resolve, agree, or publicly propose to take any of the foregoing actions. Further, even if the Midstates board or the Amplify board withdraws, modifies, or qualifies its recommendations with respect to the stock issuance proposal or the merger agreement proposal, as applicable, unless the merger agreement has been terminated in accordance with its terms, Amplify will still be required to submit the merger agreement proposal to a vote at its special meeting and Midstates will still be required to submit the stock issuance proposal to a vote at its annual meeting. In addition, the other party generally has an opportunity to offer to modify the terms of the merger in response to any third-party alternative transaction proposal before a party's board of directors may withdraw, modify or qualify its recommendation with respect to the merger agreement proposal or the stock issuance proposal, as applicable. In some circumstances, upon termination of the merger agreement, Midstates or Amplify will be required to pay a termination fee or an expense reimbursement fee of up to $4,500,000 to the other party. In addition, unless otherwise entitled to the termination fee, Midstates or Amplify may be obligated to pay the other party an expense reimbursement fee if such party terminates the merger agreement in certain circumstances. See "The Merger Agreement—Covenants—No Solicitation of Alternative Proposals," "The Merger Agreement—Termination" and "The Merger Agreement—Fees and Expense Reimbursement Relating to the Termination of the Merger Agreement."

        These provisions could discourage a potential third-party acquiror or merger partner that might have an interest in acquiring all or a significant portion of Midstates or Amplify or pursuing an alternative transaction with either from considering or proposing such a transaction, even if, in the case of an acquisition of Amplify, it were prepared to pay consideration with a higher per share price than the per share price proposed to be received in the merger or might result in a potential third-party acquiror or merger partner proposing to pay a lower price to the stockholders of Amplify or the stockholders of Midstates than it might otherwise have proposed to pay because of the added expense of the $4,500,000 termination fee or the expense reimbursement fee that may become payable in certain circumstances.

The merger is subject to the receipt of approvals, consents or clearances from regulatory authorities that may impose conditions that could have an adverse effect on Midstates or Amplify or, if not obtained, could prevent completion of the merger.

        Completion of the merger is conditioned upon the receipt of certain governmental approvals. Although each party has agreed to use their respective reasonable best efforts to obtain the requisite governmental approvals, there can be no assurance that these approvals will be obtained and that the other conditions to completing the merger will be satisfied. In addition, the governmental authorities from which the regulatory approvals are required may impose conditions on the completion of the merger or require changes to the terms of the merger or other agreements to be entered into in connection with the merger agreement. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying or impeding consummation of the merger or of imposing additional costs or limitations on Midstates or Amplify following completion of the merger, any of which might have an adverse effect on Midstates or Amplify following completion of the merger. For additional information about the regulatory approvals process, see "The Merger—Regulatory Approvals."

Completion of the merger may trigger change in control or other provisions in certain agreements to which Amplify is a party.

        The completion of the merger may trigger change in control or other provisions in certain agreements to which Amplify is a party. If Midstates and Amplify are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if Midstates and Amplify are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Amplify. For additional information about the Change of Control Agreement, see "The Merger—Interests of Certain Amplify Directors and Executive Officers in the Merger."

Risks Relating to the Combined Company After Completion of the Merger

Even if the merger is completed, the integration of Amplify's business with that of Midstates may be more difficult, costly or time consuming than expected and the combined company may fail to realize the anticipated benefits of the merger fully or at all.

        The success of the merger will depend on Midstates' and Amplify's ability to successfully combine and integrate their respective businesses. Even if the merger is completed, there can be no assurance that Midstates and Amplify will be able to successfully combine and integrate respective businesses or otherwise realize the anticipated benefits of the merger. The combined company may perform differently than Midstates and Amplify expect. Potential difficulties that Midstates and Amplify may face in the integration process include: the inability to successfully integrate respective businesses in a manner that permits the combined company to achieve the full revenue and cost savings anticipated from the transaction; complexities associated with managing a larger and more complex business;

challenges integrating personnel from the two companies and the loss of key employees; potential unknown liabilities and unforeseen expenses, delays or regulatory conditions in connection with the merger or the integration process; difficulties integrating relationships with customers, suppliers, employees and other business partners; and poorer performance at one or both of the companies as a result of the diversion of Amplify's or Midstates' respective management's attention in connection with the merger or the integration process. If Midstates or Amplify experience any of these difficulties or other problems in connection the integration process, Midstates and Amplify may fail to realize the anticipated benefits of the merger fully or at all.

Because Fir Tree Capital Management LP ("Fir Tree") will control approximately 26% of the common stock of the combined company upon consummation of the merger, Fir Tree may have the ability to influence major corporate decisions of the combined company.

        As of May 31, 2019, Fir Tree held approximately 23% of the outstanding shares of Midstates common stock and approximately 30% of the outstanding shares of Amplify common stock. Accordingly, upon consummation of the merger, Midstates and Amplify estimate that Fir Tree will beneficially own approximately 26% of the common stock of the combined company. As a result, Fir Tree is expected to have increased ownership of the combined company compared to its current ownership of Midstates. Accordingly, Fir Tree may have an increased ability to influence matters requiring approval by the board of directors or a stockholder vote, such as the election of directors or the approval of significant transactions, compared to its current ownership of Midstates. Fir Tree may have interests that differ from the interests of other current Midstates stockholders or other current Amplify stockholders. The concentration of ownership and voting power in Fir Tree may have the effect of delaying, preventing or deterring significant transactions with respect to the combined company and may affect the market price of the common stock of the combined company.

After the merger is completed, Amplify stockholders will become stockholders of Midstates and have their rights as stockholders governed by Midstates' organizational documents.

        Upon consummation of the merger, Amplify stockholders will receive Midstates common stock that will be governed by Midstates' organizational documents and the DGCL. For a detailed discussion of the differences between rights as stockholders of Amplify and rights as stockholders of Midstates, see "Comparison of Rights of Common Stockholders of Midstates and Common Stockholders of Amplify."

The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and may not be reflective of the operating results and financial condition of the combined company following completion of the pro forma events.

        The unaudited pro forma condensed combined financial statements in this joint proxy statement/prospectus are presented for illustrative purposes only, and have been prepared based on available information and certain assumptions and estimates that Midstates and Amplify believe are reasonable and is not necessarily indicative of what the combined company's actual financial position or results of operations would have been had the pro forma events been completed on the dates indicated. Further, the combined company's actual results and financial position after the pro forma events may differ materially and adversely from the unaudited pro forma condensed combined financial data that is included in this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial information has been prepared with the assumption that Amplify will be treated as the acquiror under GAAP and reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed.

Other Risk Factors Relating to Midstates and Amplify

        In addition to the risks described above, Midstates and Amplify are, and will continue to be subject to the risks described in Midstates' and Amplify's Annual Reports on Form 10-K for the fiscal year ended December 31, 2018, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are incorporated by reference into this joint proxy statement/prospectus. The risks described above and in those filings represent all known material risks with respect to Midstates' and Amplify's businesses. See "Where You Can Find More Information" for the location of information incorporated by reference into this joint proxy statement/prospectus.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are not limited to historical facts but reflect Midstates' and Amplify's current beliefs, expectations or intentions regarding future events. Words such as "anticipate," "believe," "plan," "continue," "could," "estimate," "expect," "forecast," "guidance," "intend," "may," "plan," "possible," "potential," "predict," "probable," "project," "pursue," "will," "should," "target," "assume," "foresee," and other similar words, phrases or expressions are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, without limitation, Midstates' and Amplify's plans, objectives, expectations and intentions with respect to future operations and services; required approval of the stock issuance by Midstates stockholders and adoption of the merger agreement by Amplify stockholders, and any required approvals by governmental regulatory authorities; the stock price of Midstates prior to the consummation of the merger; the stock price of Midstates following the consummation of the merger; the satisfaction of the closing conditions to the proposed merger; the future composition of the Midstates board and the management team of the combined company; and the timing of the completion of the merger.

        Forward-looking statements in this joint proxy statement/prospectus are based on certain key expectations and assumptions made by Midstates and Amplify. Although the respective management of each of Midstates and Amplify believes that the expectations and assumptions on which such forward-looking statements are based are reasonable, undue reliance should not be placed on the forward-looking statements because Midstates and Amplify can give no assurance that they will prove correct. Additionally, all forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Midstates and Amplify and difficult to predict. These risks and uncertainties also include those set forth under "Risk Factors" as well as, among others, risks and uncertainties relating to:

  •
  the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement or the failure to satisfy the closing conditions;

  •
  the possibility that the consummation of the proposed merger is delayed or does not occur, including due to the failure to obtain the required approvals of Midstates and Amplify stockholders, which may have adverse effects on the business and the respective stock prices of Midstates and Amplify;

  •
  the ability to obtain the regulatory approvals required to complete the merger as contemplated by the merger agreement, and the timing and conditions for such approvals;

  •
  fluctuations in the stock price of Midstates prior to the consummation of the proposed merger;

  •
  the taking of governmental action (including the passage of legislation) to block the merger or otherwise adversely affecting Midstates and Amplify;

  •
  the outcome of any legal proceedings that have been or may be instituted against Midstates, Amplify or others following announcement of the merger contemplated by the merger agreement;

  •
  the disruption from the merger making it more difficult for Midstates and Amplify to maintain relationships with their respective customers, employees or suppliers;

  •
  the inability of the combined company to recruit, hire or retain key personnel;

  •
  the ability to successfully integrate the operations of Midstates and Amplify;

  •
  the impact of the announcement and pendency of the merger and the combination of Midstates' and Amplify's businesses on the financial condition, results of operations, strategy and plans of Midstates, Amplify and the combined company;

  •
  the expected benefits of the merger and the ability of the combined company to realize those benefits;

  •
  unexpected costs or unexpected liabilities that may arise from the merger, whether or not consummated;

  •
  variations in the market demand for, and prices of, oil, natural gas liquids and natural gas;

  •
  uncertainties about estimated quantities of oil and natural gas reserves;

  •
  the adequacy of capital resources and liquidity including, but not limited to, access to additional borrowing capacity under Amplify's revolving credit facility;

  •
  access to capital and general economic and business conditions;

  •
  uncertainties about Midstates' and Amplify's ability to replace reserves and economically develop current reserves;

  •
  risks in connection with acquisitions;

  •
  risks related to the concentration of operations in certain geographic regions;

  •
  drilling results;

  •
  the potential adoption of new governmental regulations, including future regulations regarding the disposal of salt water; and

  •
  Midstates' and Amplify's ability to satisfy future cash obligations and environmental costs.

        Midstates and Amplify caution that the foregoing list of factors is not exhaustive. Additional information concerning these and other risk factors is contained in Midstates' and Amplify's most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings, as such filings may be amended from time to time. Such forward-looking statements speak only as of their respective dates. All subsequent written and oral forward-looking statements concerning Midstates, Amplify, the merger or other matters attributable to Midstates or Amplify or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Neither Midstates nor Amplify undertakes any obligation to update publicly any of these forward-looking statements to reflect new information or events or circumstances that may arise after the date hereof, except as may be required under applicable securities law.

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF MIDSTATES

        The following table sets forth Midstates' selected consolidated historical financial information that has been derived from Midstates' consolidated financial statements (1) as of and for the years ended December 31, 2018 and 2017, for the period from October 21, 2016 through December 31, 2016 (Successor), (2) as of and for the period from January 1, 2016 through October 20, 2016, and as of and for the years ended December 31, 2015 and 2014 (Predecessor) and (3) as of and for the three months ended March 31, 2019 and 2018. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Midstates nor does it include the effects of the merger. The selected consolidated financial data for the years ended December 31, 2018 and 2017, the period from October 21, 2016 through December 31, 2016, the period from January 1, 2016 through October 20, 2016 have been derived from Midstates' selected financial data and audited consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which is incorporated by reference herein in its entirety. The selected consolidated financial data for each of the years ended December 31, 2015 and 2014 have been derived from Midstates' selected financial data and audited consolidated financial statements for such years, which have not been incorporated by reference herein. The selected historical consolidated financial data for the three months ended March 31, 2019 and 2018 have been derived from Midstates' unaudited consolidated financial data included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, which is incorporated by reference herein in its entirety. This selected balance sheet data as of March 31, 2018 has been derived from Midstates' unaudited consolidated financial statements as of March 31, 2018, which have not been incorporated by reference herein.

        Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end, and the results of operations for the interim periods presented herein are not necessarily indicative of results to be expected for the year. In management's opinion, the accompanying unaudited historical consolidated financial data include all adjustments of a normal recurring nature necessary for a fair statement of Midstates' consolidated financial position as of March 31, 2019 and 2018, and its consolidated results of operations and cash flows for the three months ended March 31, 2019 and 2018.

        The consolidated historical financial information presented below reflect Midstates' emergence from bankruptcy proceedings and fresh start accounting following relief under Chapter 11 of Title 11 of the United States Bankruptcy Code. On September 28, 2016, the United States Bankruptcy Court for the Southern District of Texas confirmed Midstates' First Amended Joint Chapter 11 Plan of Reorganization of Midstates Petroleum Company, Inc. and its Debtor Affiliates, and subsequently emerged from bankruptcy on October 21, 2016, or the Effective Date. Upon the Effective Date, Midstates adopted and applied the relevant guidance with respect to the accounting and financial reporting for entities that have emerged from bankruptcy proceedings, or Fresh Start Accounting. The adoption of Fresh Start Accounting resulted in a new reporting entity, the Successor, for financial reporting purposes. The reorganized company is referred to below as the "Successor" for periods subsequent to October 21, 2016, and the "Predecessor" for periods prior to October 20, 2016.

        The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Midstates, nor does it include the effects of the merger. This summary should be read together with the other information contained in Midstates' Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, including the section entitled "Management's Discussion and Analysis of Financial

Condition and Results of Operations" and the consolidated financial statements and related notes thereto.

	Successor				Predecessor
					For the Period October 21, 2016 through December 31, 2016	For the Period January 1, 2016 through October 20, 2016
	Three months ended March 31,		Year ended December 31,				Year ended December 31,

(in thousands, except per share amounts)	2019	2018	2018(5)	2017			2015(1)	2014(2)

Income Statement Data
Total revenues	$22,109	$48,905	$208,637	$228,753	$48,525	$193,228	$365,145	$794,183
Net income (loss)	(17,807)	4,004	49,784	(85,077)	9,930	1,323,079	(1,797,195)	116,929
Net income (loss) attributable to common shareholders(3)	(17,807)	3,905	48,390	(85,077)	9,650	1,306,557	(1,798,143)	67,271
Net income (loss) per share attributable to common shareholders basic and diluted	$(0.78)	$0.15	$1.91	$(3.39)	$0.39	$122.74	$(232.74)	$10.13
Cash Flow Data
Net cash provided by operating activities	$13,165	$22,147	$107,155	$119,601	$23,644	$61,997	$213,383	$351,544
Net cash used in investing activities	(9,527)	(31,758)	(57,952)	(125,964)	(23,346)	(133,307)	(294,556)	(404,264)
Net cash (used in) provided by financing activities	(14,262)	(50,459)	(106,360)	(1,978)	—	66,757	150,709	31,114
Other Financial Data
Adjusted EBITDA(4)	14,196	27,311	111,621	125,166	26,766	93,465	315,340	474,098

(1)
The year ended December 31, 2015, reflects the sale of certain of Midstates' oil and gas properties in Beauregard and Calcasieu Parishes, Louisiana Dequincy Divestiture ("Dequincy Divestiture"), which closed on April 21, 2015.

(2)
The year ended December 31, 2014, reflects the sale of all ownership interest in developed and undeveloped acreage in the Pine Prairie field area of Evangeline Parish, Louisiana ("Pine Prairie Disposition"), which closed on May 1, 2014.

(3)
The years ended December 31, 2015 and 2014, include the effect of an undeclared Series A Preferred Stock dividend of $0.9 million and $10.4 million, respectively, which was paid in shares upon the mandatory conversion of the preferred stock into common stock on September 30, 2015.

(4)
Adjusted EBITDA is a non-GAAP financial measure. Midstates defines Adjusted EBITDA as earnings before interest income and expense, income taxes, depreciation, depletion and amortization, property impairments, asset retirement obligation accretion, unrealized derivative gains and losses, reorganization items and defined non-cash share-based compensation expense. See "—Midstates' Reconciliation of Adjusted EBITDA to Net Income (loss)."

(5)
The year ended December 31, 2018, reflects the Anadarko Basin divestiture, which closed on May 31, 2018.

	Successor					Predecessor

	March 31,		December 31,			December 31,

	2019	2018	2018(4)	2017	2016	2015(1)	2014(2)
(in thousands)
Balance Sheet Data
Cash and cash equivalents	$717	$8,428	$11,341	$68,498	$76,838	$81,093	$11,557
Net property and equipment	538,678	592,647	553,469	574,462	631,595	523,869	2,123,116
Total assets	572,797	645,622	605,495	688,128	760,939	679,167	2,447,175
Total debt, including debt classified as current(3)	59,059	78,059	23,059	128,059	128,059	1,890,944	1,706,532
Stockholders' equity (deficit)	473,549	491,928	541,677	485,587	561,814	(1,326,066)	465,862
Weighted average number of shares of common stock outstanding	22,837	25,299	25,337	25,119	25,009	7,726	6,644

(1)
As of December 31, 2015, reflects the Dequincy Divestiture, which closed on April 21, 2015.

(2)
As of December 31, 2014, reflects the Pine Prairie Disposition, which closed on May 1, 2014.

(3)
At December 31, 2015, Midstates was in default under its reserves-based revolving credit facility. As a result, Midstates' debt was classified as current as of December 31, 2015.

(4)
As of December 31, 2018, reflects the Anadarko Basin divestiture, which closed on May 31, 2018.

Midstates' Reconciliation of Adjusted EBITDA to Net Income (loss)

	Successor				Predecessor
					For the Period October 21, 2016 through December 31, 2016	For the Period January 1, 2016 through October 20, 2016
	Three months ended March 31,		Year ended December 31,				Year ended December 31,

	2019	2018	2018(5)	2017			2015(1)	2014(2)
(in thousands)
Adjusted EBITDA reconciliation to net income (loss):
Net income (loss)	$(17,807)	$4,004	$49,784	$(85,077)	$9,930	$1,323,079	$(1,797,195)	$116,929
Depreciation, depletion and amortization	11,794	15,213	62,000	65,832	12,974	62,302	198,643	269,935
Impairment in carrying value of oil and gas properties	9,653	—	—	125,300	—	232,108	1,625,776	86,471
Loss on sale/impairment of field equipment inventory	—	—	—	—	—	—	1,997	4,056
(Gains) on commodity derivative contracts—net	(7,732)	3,939	(3,555)	(3,659)	—	—	(40,960)	(139,189)
Net cash received (paid) for commodity derivative contracts not designated as hedging instruments	769	(160)	(7,328)	6,891	—	—	167,669	(18,332)
Reorganization items, net	—	—	—	—	—	(1,594,281)	—	—
Income tax expense (benefit)	—	—	—	—	—	—	(9,641)	6,395
Interest income	(5)	(19)	(33)	(9)	—	(81)	(115)	(39)
Interest expense—net of amounts capitalized (Predecessor Period excludes interest expense of $89.5 million on senior and secured notes)	937	1,827	4,500	5,592	743	66,360	163,148	137,548
Asset retirement obligation accretion	157	297	846	1,100	210	1,414	1,610	1,706
Share-based compensation, net of amounts capitalized	966	2,210	5,407	9,196	2,909	2,564	4,408	8,618

Adjusted EBITDA	14,196	27,311	$111,621	$125,166	$26,766	$93,465	$315,340	$474,098

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF AMPLIFY

        When referring to Amplify Energy Corp. (also referred to as "Successor" or "Amplify"), the intent is to refer to Amplify Energy Corp., a Delaware corporation, and its consolidated subsidiaries as a whole or on an individual basis, depending on the context in which the statements are made. Amplify is the successor reporting company of Memorial Production Partners LP ("MEMP") pursuant to Rule 15d-5 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). When referring to "Predecessor" in reference to the period prior to the emergence from bankruptcy, the intent is to refer to MEMP, the predecessor that was dissolved following the effective date of the Plan (as defined below) and its consolidated subsidiaries as a whole or on an individual basis, depending on the context in which the statements are made.

        Amplify was formed in March 2017 in connection with the reorganization of the Predecessor. The Predecessor was publicly traded from December 2011 to May 2017. On January 16, 2017 (the "Petition Date"), MEMP and certain of its subsidiaries (collectively with MEMP, the "Debtors") filed voluntary petitions (the cases commenced thereby, the "Chapter 11 proceedings") under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code" or "Chapter 11") in the U.S. Bankruptcy Court for the Southern District of Texas, Houston Division (the "Bankruptcy Court"). The Debtors' Chapter 11 proceedings were jointly administered under the caption In re Memorial Production Partners LP, et al. (Case No. 17-30262). On April 14, 2017, the Bankruptcy Court entered an order (the "Confirmation Order") approving the Second Amended Joint Plan of Reorganization of Memorial Production Partners LP and its affiliated Debtors, dated April 13, 2017 (as amended and supplemented, the "Plan"). On May 4, 2017, (the "Effective Date"), the Debtors satisfied the conditions to effectiveness of the Plan, the Plan became effective in accordance with its terms and Amplify emerged from bankruptcy.

        The following table sets forth Amplify's selected consolidated historical financial information that has been derived from Amplify's consolidated financial statements (1) as of and for the year ended December 31, 2018, for the period from May 5, 2017 through December 31, 2017 (Successor), (2) as of and for the period from January 1, 2017 through May 4, 2017, as of and for the years ended December 31, 2016, 2015 and 2014 (Predecessor) and (3) as of and for the three months ended March, 2019 and 2018. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Amplify nor does it include the effects of the merger. The selected consolidated financial data for the year ended December 31, 2018, the period from May 5, 2017 through December 31, 2017, the period from January 1, 2017 through May 4 , 2017 and the year ended December 31, 2016 have been derived from Amplify's selected financial data and audited consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which is incorporated by reference herein in its entirety. The selected consolidated financial data for each of the years ended December 31, 2015 and 2014 have been derived from Amplify's selected financial data and audited consolidated financial statements for such years, which have not been incorporated by reference herein. The selected historical consolidated financial data for the three months ended March 31, 2019 and 2018 have been derived from Amplify's unaudited consolidated financial data included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, which is incorporated by reference herein in its entirety. This selected balance sheet data as of March 31, 2018 has been derived from Amplify's unaudited consolidated financial statements as of March 31, 2018 which have not been incorporated by reference herein.

        Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end, and the results of operations for the interim periods presented herein are not necessarily indicative of results to be expected for the year. In management's opinion, the accompanying unaudited historical consolidated financial data include all adjustments of a normal recurring nature necessary for a fair statement of Amplify's consolidated financial position as of March 31, 2019 and 2018, and its consolidated results of operations and cash flows for the three months ended March 31, 2019 and 2018.

        The consolidated historical financial information presented below reflect Amplify's emergence from bankruptcy proceedings and fresh start accounting following relief under Chapter 11 of Title 11 of the United States Bankruptcy Code. On April 14, 2017, the United States Bankruptcy Court for the Southern District of Texas, Houston Division, confirmed Amplify's Second Amended Joint Chapter 11 Plan of Reorganization of Amplify and its Debtor Affiliates, and subsequently emerged from bankruptcy on May 4, 2017, or the Effective Date. Upon the Effective Date, Amplify adopted and applied the relevant guidance with respect to the accounting and financial reporting for entities that have emerged from bankruptcy proceedings, or Fresh Start Accounting. The adoption of Fresh Start Accounting resulted in the new reporting entity, the Successor, for financial reporting purposes. The reorganized company is referred to below as the "Successor" for periods subsequent to May 4, 2017, and the "Predecessor" for periods prior to May 3, 2017.

        The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Amplify, nor does it include the effects of the merger. This summary should be read together with the other information contained in Amplify's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, including the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto.

	Successor
					Predecessor
				Period from May 5, 2017 through December 31,
	For the Three Months Ended March 31,		For the Year Ended December 31,		Period from January 1, 2017 through	For the Year Ended December 31,
($ in thousands, except per share/unit data)	2019	2018	2018	2017	May 4, 2017	2016	2015	2014

Statement of Operations Data:
Revenues:
Oil & natural gas sales	$65,067	$87,847	$339,840	$205,176	$108,970	$284,051	$355,422	$561,677
Pipeline tariff income and other	88	85	304	303	231	529	2,725	4,366

Total revenues	62,155	87,932	340,144	205,479	109,201	284,580	358,147	566,043

Costs and expenses:
Lease operating expense	28,910	29,570	114,405	74,547	35,568	126,175	168,199	143,733
Gathering, processing and transportation	4,657	5,600	23,231	18,652	10,772	34,979	34,939	31,892
Exploration	15	34	3,045	32	21	981	2,317	2,750
Taxes other than income	4,409	5,037	20,364	11,101	5,187	15,540	25,828	33,141
Depreciation, depletion and amortization	11,166	12,958	52,334	35,979	37,717	171,629	195,814	185,955
Impairment of proved oil and natural gas properties	—	—	—	—	—	183,437	616,784	407,540
General and administrative expense	9,308	10,657	43,129	29,506	31,606	63,280	56,671	49,124
Accretion of asset retirement obligations	1,311	1,718	5,711	4,384	3,407	10,231	7,125	5,773
(Gain) loss on commodity derivative instruments	32,487	10,456	(8,155)	31,609	(23,076)	117,105	(462,890)	(492,254)
Gain (loss) on sale of properties	—	—	2,373	—	—	(2,754)	(2,998)	—
Other, net	143	—	943	485	36	516	(665)	(11)

Total costs and expenses	92,406	78,403	258,621	206,295	101,238	721,119	641,124	367,643

Operating income (loss)	(27,251)	9,529	81,523	(816)	7,963	(436,539)	(282,977)	198,400
Other income (expense):
Interest expense, net	(4,089)	(5,772)	(21,923)	(15,936)	(10,243)	(146,031)	(115,154)	(83,550)
Other income (expense)	—	—	190	16,981	8	8	43	(657)
Gain (loss) on extinguishment of debt	—	—	(3,034)	—	—	42,337	422	—

Total other income (expense)	(4,089)	(5,772)	(24,767)	1,045	(10,235)	(103,686)	(114,689)	(84,207)

Income (loss) before reorganization items, net and income taxes	(31,340)	3,757	56,756	229	(2,272)	(540,225)	(397,666)	114,193
Reorganization items, net	(187)	(518)	(2,147)	(1,119)	(88,774)	—	—	—
Income tax benefit (expense)	50	—	—	2,176	91	(173)	2,175	1,421

Net income (loss)	(31,477)	3,239	54,609	1,286	(90,955)	(540,398)	(395,491)	115,614
Net income (loss) attributable to noncontrolling interest	—	—	—	—	—	—	386	32

Net income (loss) attributable to Successor/Predecessor	(31,477)	3,239	$54,609	$1,286	$(90,955)	$(540,398)	$(395,877)	$115,582

Successor/Predecessor interest in net income (loss):
Net income (loss) attributable to Successor/Predecessor	$(31,477)	3,239	$54,609	$1,286	$(90,955)	$(540,398)	$(395,877)	$115,582
Net (income) loss allocated to previous owners	—	—	—	—	—	—	2,268	2,465
Net (income) loss allocated to Predecessor's general partner	—	—	—	—	—	168	327	(206)
Net (income) loss allocated to NGP IDRs	—	—	—	—	—	—	(83)	(88)
Net (income) allocated to participating restricted stockholders	—	(83)	(2,426)	(35)	—	—	—	—

Net income (loss) available to common stockholders/limited partners	(31,477)	3,156	$52,183	$1,251	$(90,955)	$(540,230)	$(393,365)	$117,753

Earnings per share/unit:
Basic earnings per share/unit	$1.42	$0.13	$2.09	$0.05	$(1.09)	$(6.48)	$(4.71)	$1.66
Diluted earnings per share/unit	$1.42	$0.13	$2.09	$0.05	$(1.09)	$(6.48)	$(4.71)	$1.66
Predecessor's cash distributions declared per unit	n/a	n/a	n/a	n/a	n/a	0.16	1.95	2.20
Cash Flow Data:
Net cash flow provided by operating activities	$10,800	42,147	$141,781	$94,642	$125,498	$408,626	$216,751	$254,273
Net cash (used in) investing activities	(10,500)	(13,284)	23,666	(53,357)	(6,496)	(16,442)	(337,569)	(1,386,109)
Net cash provided by (used in) financing activities	(25,128)	(29,213)	(121,810)	(62,594)	(106,674)	(377,410)	120,447	1,111,108
Balance Sheet Data:
Working capital (deficit)	3,006	(4,810)	$55,179	$35,948	$59,527	$(1,581,193)	$246,778	$150,953
Total assets	796,183	836,843	836,843	917,464	981,427	1,973,254	2,906,003	3,168,494
Current portion of long-term debt(1)	—	—	—	—	—	1,622,904	—	—
Long-term debt(1)	270,000	294,000	294,000	376,000	430,000	—	2,000,579	1,574,147
Total equity	385,497	416,558	416,558	393,933	390,140	99,489	645,492	1,296,314

(1)
Due to the existing and anticipated financial covenant violations at December 31, 2016, the borrowings under Amplify's predecessor's revolving credit facility and the Predecessor's 7.625% senior notes due May 2021 and 6.875% senior notes due August 2022 were classified as current at December 31, 2016. There were no existing or anticipated financial covenant violations as of December 31, 2018 and 2017, respectively.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND COMBINED FINANCIAL DATA

        The following summary unaudited pro forma condensed consolidated and combined balance sheet data gives effect to the proposed merger as if it had occurred on March 31, 2019, while the unaudited pro forma condensed consolidated and combined statement of operations data for the year ended December 31, 2018 and the three months ended March 31, 2019 is presented as if the merger had occurred on January 1, 2018. The following summary unaudited pro forma condensed consolidated and combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of what the combined company's financial position or results of operations actually would have been had the merger occurred as of the dates indicated. In addition, the unaudited pro forma condensed consolidated and combined financial statements do not purport to project the future financial position or operating results of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled "Risk Factors". The following summary unaudited pro forma condensed consolidated and combined financial statements should be read in conjunction with the section titled "Unaudited Pro Forma Condensed Consolidated and Combined Financial Statements" beginning on page 181 and the related notes.

	Three Months Ended March 31, 2019	For The Year Ended December 31, 2018
	(In thousands, except per share amounts)
	(unaudited)
Unaudited Pro Forma of Condensed Consolidated and Combined Statement of Operations Data:
Total revenues	$94,996	$545,226
Net income (loss)	$(32,035)	$142,372
Earnings (loss) per share, basic	$(0.73)	$3.09
Earnings (loss) per share, diluted	$(0.73)	$3.09

As of March 31, 2019
(In thousands)
(unaudited)
Pro Forma Condensed Consolidated and Combined Balance Sheet Data:
Cash and cash equivalents	$25,593
Total assets	$1,030,062
Long term debt	$329,059
Total equity	$505,197

 UNAUDITED COMPARATIVE PER SHARE INFORMATION

        The following tables present Midstates' and Amplify's historical and pro forma per share data for the year ended December 31, 2018 and for the three months ended March 31, 2019. The pro forma per share data for the year ended December 31, 2018 and as of and for the three months ended March 31, 2019 is presented as if the merger had been completed on January 1, 2018. Except for the historical information for the year ended December 31, 2018, the information provided in the tables below is unaudited.

        Historical per share data of Midstates for the year ended December 31, 2018 and the three months ended March 31, 2019 was derived from Midstates' historical financial statements for the respective periods. Historical per share data of Amplify for the year ended December 31, 2018 and the three months ended March 31, 2019 was derived from Amplify's historical financial statements for the respective periods. This information should be read together with the historical consolidated financial statements and related notes of Midstates and Amplify filed by each with the SEC, and that are incorporated into this joint proxy statement/prospectus by reference. See "Where You Can Find More Information."

        Unaudited pro forma combined per share data for the year ended December 31, 2018 and the three months ended March 31, 2019 was derived and should be read in conjunction with the unaudited pro forma condensed combined financial data included under "Unaudited Pro Forma Condensed Combined Financial Statements." The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the beginning of the period.

	Three Months Ended March 31, 2019
	Midstates Historical (unaudited)	Amplify Historical (unaudited)	Pro Forma Combined (unaudited)
Net Earnings (Loss) Per Share
Basic	$(0.78)	$(1.42)	$(0.73)
Diluted	$(0.78)	$(1.42)	$(0.73)
Book Value Per Share	$20.74	$17.38	$11.59
Cash Dividends Per Share(1)	$—	$—	$—

(1)
Neither Midstates nor Amplify have paid any cash dividends on their shares of common stock and neither Midstates nor Amplify intends to do so in the foreseeable future. See "Market Price and Dividend Information."

	Year Ended December 31, 2018
	Midstates Historical	Amplify Historical	Pro Forma Combined (unaudited)
Net Earnings (Loss) Per Share
Basic	$1.91	$2.09	$3.09
Diluted	$1.91	$2.09	$3.09
Book Value Per Share	$21.38	$16.69	(2)
Cash Dividends Per Share(1)	$—	$—	$—

(1)
Neither Midstates nor Amplify have paid any cash dividends on their shares of common stock and neither Midstates nor Amplify intends to do so in the foreseeable future. See "Market Price and Dividend Information."

(2)
Pro forma balance sheet at December 31, 2018 was not required and therefore pro forma net book value per share is not calculated.

UNAUDITED PRO FORMA OIL, NATURAL GAS AND NGL RESERVE INFORMATION

        The following tables present the estimated unaudited pro forma combined net proved developed and undeveloped oil, natural gas and NGL reserves as of December 31, 2018. The pro forma reserve information set forth below gives effect to the merger as if the merger had been completed on January 1, 2018. The following summary pro forma reserve information has been prepared for illustrative purposes only and is not intended to be a projection of future results of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled "Risk Factors" beginning on page 15. The summary pro forma reserve information should be read in conjunction with the section titled "Unaudited Pro Forma Condensed Consolidated and Combined Financial Statements" beginning on page 181 and the related notes included elsewhere in this joint proxy statement/prospectus.

	Year Ended December 31, 2018
	Amplify Historical	Midstates Historical	Pro Forma Combined
Proved Developed Reserves:
Oil (MBbls)	54,147	10,995	65,142
Natural Gas (MMcf)	232,110	147,248	379,358
NGLs (MBbls)	17,324	13,425	30,749
Proved Undeveloped Reserves:
Oil (MBbls)	15,477	7,070	22,547
Natural Gas (MMcf)	61,849	63,265	125,114
NGLs (MBbls)	4,248	5,846	10,094

	Three Months Ended March 31, 2019
	Amplify Historical	Midstates Historical	Pro Forma Combined
Production:
Oil (MBbls)	752	304	1,056
Natural Gas (MMcf)	5,490	3,413	8,903
NGLs (MBbls)	265	318	583
Crude oil equivalents (Mboe)	1,932	1,191	3,123

	Year Ended December 31, 2018
	Amplify Historical	Midstates Historical	Pro Forma Combined
Production:
Oil (MBbls)	3,335	1,740	5,075
Natural Gas (MMcf)	29,176	17,444	46,620
NGLs (MBbls)	1,496	1,465	2,961
Crude oil equivalents (Mboe)	9,694	6,112	15,806

 MARKET PRICE AND DIVIDEND INFORMATION

Market Price Information

        Midstates' common stock is listed on the NYSE under the symbol "MPO." Amplify's common stock is quoted on the OTC under the symbol "AMPY."

        The high and low trading prices for the Midstates common stock as of May 3, 2019, the last trading day immediately before the public announcement of the merger were $13.23 and $12.73, respectively.

        The high and low trading price for the Amplify common stock as of May 3, 2019, the last trading day immediately before the public announcement of the merger was $6.95. Any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

        As of                    , 2019, the last date before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information, there were             shares of Midstates common stock outstanding and approximately            holders of record of Midstates common stock, and            shares of Amplify common stock outstanding and approximately            holders of record of Amplify common stock.

        Because the exchange ratio will not be adjusted for changes in the market price of either Midstates common stock or Amplify common stock, the market value of Midstates common stock that Amplify stockholders will have the right to receive on the date the merger is completed may vary significantly from the market value of the Midstates common stock that Amplify stockholders would receive if the merger were completed on the date of this joint proxy statement/prospectus. As a result, you should obtain recent market prices of Midstates common stock and Amplify common stock prior to voting your shares. See "Risk Factors—Risks Relating to the Merger—Because the exchange ratio is fixed as set forth in the merger agreement, Amplify stockholders cannot be certain of the market value of the shares of Midstates common stock that they will receive in connection with the merger relative to the value of the shares of Amplify common stock that they currently hold."

        The following table sets forth the closing sale price per share of Midstates common stock and share of Amplify common stock as reported on the NYSE and the OTC, respectively, on May 3, 2019, the last trading day before the public announcement of the parties entering into the merger agreement, and on                    , 2019, the last practicable trading day prior to the mailing of this joint proxy statement/prospectus. The table also shows the estimated implied value of the merger consideration proposed for each share of Amplify common stock as of the same two dates. The implied value was calculated by multiplying the NYSE closing price of a share of Midstates common stock on the relevant date by the exchange ratio of 0.933 shares of Midstates common stock for each share of Amplify common stock.

	Midstates Common Stock Closing Price		Amplify Common Stock Closing Price		Exchange Ratio	Estimated Midstates Equivalent Per Share Value
May 3, 2019		$12.81		$6.95	0.933		$11.96
, 2019	$		$			$

Dividends

        Neither Midstates nor Amplify has declared or paid any cash dividends with respect to their common stock since emerging from bankruptcy, and neither anticipates declaring any dividend with respect to its common stock in the foreseeable future. In addition to other restrictions on dividends, the merger agreement prohibits each company (unless consented to in advance by the other company, which consent may not be unreasonably withheld, conditioned or delayed) from paying dividends to holders of such company's common stock until the earlier of the effective time and the termination of the merger agreement in accordance with its terms. For additional information, see "The Merger—Dividend Policy."

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

        The following table presents Midstates' and Amplify's historical and pro forma per share data for the three months ended March 31, 2019 and year ended December 31, 2018. The pro forma per share data for the three months ended March 31, 2019 and year ended December 31, 2018 is presented as if the merger had been completed on January 1, 2018. Except for the historical information for the year ended December 31, 2018, the information provided in the table below is unaudited. This information should be read together with the historical consolidated financial statements and related notes of Midstates and Amplify, filed by each with the SEC, and incorporated by reference in this joint proxy statement/prospectus, and with the unaudited pro forma condensed consolidated and combined financial statements included in the section entitled "Unaudited Pro Forma Condensed Consolidated and Combined Financial Statements" beginning on page 181.

	Three Months Ended March 31, 2019	For The Year Ended December 31, 2018
Midstates
Net income attributable to common stockholders (per basic share)	$(0.78)	$1.91
Net income attributable to common stockholders (per diluted share)	$(0.78)	$1.91
Cash dividends declared per share (unaudited)	$—	$—
Net book value per share (unaudited)	$20.74	$21.38
Amplify
Net income attributable to common stockholders (per basic share)	$(1.42)	$2.09
Net income attributable to common stockholders (per diluted share)	$(1.42)	$2.09
Cash dividends declared per share (unaudited)	$—	$—
Net book value per share (unaudited)	$17.38	$16.69
Pro Forma Condensed Consolidated and Combined (unaudited)
Net income attributable to common stockholders (per basic share)	$(0.73)	$3.09
Net income attributable to common stockholders (per diluted share)	$(0.73)	$3.09
Cash dividends declared per share (unaudited)	$—	$—
Net book value per share (unaudited)	$11.59	(b	)

(a)
Determined using the pro forma condensed consolidated and combined per share data multiplied by 0.933 (the exchange ratio of Amplify share for a Midstates share assuming no Amplify stockholders exercise appraisal rights).

(b)
Pro forma balance sheet at December 31, 2018 was not required and therefore pro forma net book value per share was not calculated.

 INFORMATION ABOUT THE PARTIES

Midstates Petroleum Company, Inc.

        Midstates Petroleum Company, Inc. is an independent exploration and production company focused on the application of modern drilling, completion and production operations techniques in oil and liquids-rich basins in the onshore United States, with a focus on exploration and production activities in the Mississippian Lime play in Northern Oklahoma. Midstates was incorporated in Delaware on October 25, 2011.

        Shares of Midstates common stock are traded on the NYSE under the symbol "MPO."

        The principal executive offices of Midstates are located at 321 South Boston Avenue, Suite 1000, Tulsa, Oklahoma 74103 and its telephone number is (918) 947-8550. Additional information about Midstates and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

Midstates Holdings, Inc. (Merger Sub)

        Midstates Holdings, Inc. is a wholly owned subsidiary of Midstates. Merger Sub was formed by Midstates solely in contemplation of the merger, has not conducted any business and has no assets, liabilities or other obligations of any nature other than as set forth in the merger agreement. Its principal executive offices are located at c/o Midstates Petroleum Company, Inc., 321 South Boston Avenue, Suite 1000, Tulsa, Oklahoma 74103 and its telephone number is (918) 947-8550.

Amplify Energy Corp.

        Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploitation and production of oil and natural gas properties located in the Rockies, federal waters offshore Southern California, East Texas / North Louisiana and South Texas.

        Shares of Amplify common stock are quoted on the OTC under the symbol "AMPY."

        The principal executive offices of Amplify are located at 500 Dallas Street, Suite 1700, Houston, Texas 77002 and its telephone number is (713) 490-8900. Additional information about Amplify and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

 MIDSTATES ANNUAL MEETING

General

        This joint proxy statement/prospectus is being provided to Midstates stockholders as part of a solicitation of proxies by the Midstates board for use at the Midstates annual meeting and at any adjournments or postponements of the Midstates annual meeting. This joint proxy statement/prospectus provides Midstates stockholders with information about the Midstates annual meeting and should be read carefully in its entirety.

Date, Time and Place of the Midstates Annual Meeting

        The Midstates annual meeting will be held on                  , 2019 at the offices of Latham, located at 811 Main St., Suite 3700, Houston Texas, 77002, at                   local time.

Purposes of the Midstates Annual Meeting

        The Midstates annual meeting is being held to consider and vote upon the following proposals:

  •
  Proposal 1:  to approve the issuance of Midstates common stock to Amplify stockholders in connection with the merger (referred to in this joint proxy statement/prospectus as the stock issuance proposal);

  •
  Proposal 2:  to elect eight directors to serve until the next annual meeting of Midstates or until the merger is complete whereupon the Midstates board will be reconstituted as described in this joint proxy statement/prospectus (referred to in this joint proxy statement/prospectus as the election of directors proposal);

  •
  Proposal 3:  to approve, on a non-binding advisory basis, the compensation of Midstates' named executive officers, including the compensation that may be paid or become payable to Midstates' named executive officers in connection with the merger (referred to in this joint proxy statement/prospectus as the executive compensation proposal);

  •
  Proposal 4:  to ratify the appointment of Grant Thornton LLP as Midstates' independent registered public accountants for 2019 (referred to in this joint proxy statement/prospectus as the auditor ratification proposal); and

  •
  Proposal 5:  to approve the adjournment of the Midstates annual meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the stock issuance proposal (referred to in this joint proxy statement/prospectus as the Midstates adjournment proposal).

Recommendation of the Midstates Board

        The disinterested members of the Midstates board unanimously recommend that the Midstates stockholders vote:

  •
  Proposal 1:  "FOR" the stock issuance proposal;

  •
  Proposal 2:  "FOR" the election of directors proposal;

  •
  Proposal 3:  "FOR" the executive compensation proposal;

  •
  Proposal 4:  "FOR" the auditor ratification proposal; and

  •
  Proposal 5:  "FOR" the Midstates adjournment proposal.

        The Midstates board (i) determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Midstates common stock (the "stock issuance"), are in the best interests of, and advisable to, Midstates and its stockholders, (ii) approved and adopted the merger agreement and the transactions contemplated thereby, including the merger and the stock issuance, (iii) approved the execution, delivery and performance by Midstates of the merger agreement, including the merger and the stock issuance, upon the terms and subject to the conditions contained therein, and (iv) directed that the stock issuance required under the terms of the merger agreement be submitted to the holders of Midstates common stock for approval at the Midstates annual meeting.

        This joint proxy statement/prospectus contains important information regarding these proposals and factors that Midstates stockholders should consider when deciding how to cast their votes. Midstates stockholders are encouraged to read this entire document carefully, including the annexes to and the documents incorporated by reference into this document, for more detailed information regarding the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the stock issuance proposal.

Attendance at the Midstates Annual Meeting

        Only Midstates stockholders of record as of the close of business on the record date, beneficial owners as of the close of business on the record date, holders of valid proxies for the Midstates annual meeting and invited guests of Midstates may attend the Midstates annual meeting.

        All attendees must present a form of government-issued photo identification, such as a driver's license or passport, in order to be admitted to the Midstates annual meeting. The additional items, if any, that attendees must bring depend on whether they are stockholders of record, beneficial owners or proxy holders and are set forth below.

  •
  A Midstates stockholder of record (a Midstates stockholder who holds shares directly registered in such stockholder's name with Midstates' transfer agent, AST) who wishes to attend the Midstates annual meeting in person should bring government-issued photo identification.

  •
  A beneficial owner of Midstates common stock who wishes to attend the Midstates annual meeting in person should bring:

  •
  government-issued photo identification; and

  •
  proof of beneficial ownership as of the record date (e.g., a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner's shares, a brokerage account statement or the voting instruction form provided by the broker).

  •
  A proxy holder who wishes to attend the Midstates annual meeting in person should bring:

  •
  government-issued photo identification;

  •
  the validly executed proxy naming such person as the proxy holder, signed by the Midstates stockholder; and

  •
  proof of the signing stockholder's record ownership as of the record date.

        No cameras, laptops, recording equipment or other similar electronic devices, signs, placards, briefcases, backpacks, large bags or packages will be permitted in the Midstates annual meeting. Midstates reserves the right to deny admittance to any Midstates stockholder who attempts to bring any such item into the Midstates annual meeting. Small purses are permissible, but they and any bags or packages permitted in the Midstates annual meeting room will be subject to inspection. The use of mobile phones or other communication devices, tablets and similar electronic devices during the Midstates annual meeting is prohibited, and such devices must be turned off and put away before entering the meeting room. All security procedures and instructions require strict adherence. By attending the Midstates annual meeting, Midstates stockholders agree to abide by the agenda and procedures for the Midstates annual meeting, copies of which will be distributed to attendees at the Midstates annual meeting.

Stockholders of Record and Beneficial Owners

        Most of Midstates stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

        Stockholders of Record.    If your shares are registered directly in your name with Midstates' transfer agent, you are considered the stockholder of record with respect to those shares, and the proxy materials, including a proxy card, are being sent directly to you by Midstates' agent. As a stockholder of record, you have the right to vote by proxy or to vote in person at the Midstates annual meeting.

        Beneficial Owners.    If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in "street name," and the proxy materials will be forwarded to you by your broker or nominee. The broker or nominee is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker how to vote. Beneficial owners that receive the proxy materials by mail from the stockholder of record should follow the instructions included in the proxy materials to transmit voting instructions.

Voting Stock

        Midstates common stock is the only class of securities that entitles holders to vote generally at meetings of Midstates stockholders. Each share of common stock outstanding on the record date (defined below) is entitled to one vote.

Record Date

        The record date for the determination of stockholders entitled to notice of and to vote at the Midstates annual meeting is                        , 2019. Only Midstates stockholders who held shares of record at the close of business on                        , 2019, or proxy holders therefor, are entitled to vote at the Midstates annual meeting and any adjournment or postponement of the Midstates annual meeting, so long as such shares remain outstanding on the date of the Midstates annual meeting.

Outstanding Shares as of Record Date

        As of the close of business on the record date, there were                        shares of Midstates common stock outstanding, held by                         holders of record, and no shares of preferred stock, par value $0.01 per share, of Midstates ("Midstates preferred stock") outstanding. Each outstanding share of Midstates common stock entitles its holder of record to one vote on each matter considered at the Midstates annual meeting. Midstates common stock is the only class of stock entitled to vote at the Midstates annual meeting, and holders of Midstates common stock are entitled to vote on the stock issuance proposal and the Midstates adjournment proposal.

        A complete list of registered Midstates stockholders entitled to vote at the Midstates annual meeting will be available for inspection during ordinary business hours at the principal place of business of Midstates at 321 South Boston Avenue, Suite 1000, Tulsa, Oklahoma 74103, for a period of at least ten days before the Midstates annual meeting and at the place of the Midstates annual meeting for the duration of the meeting.

Quorum and Adjournments

        In order for business to be conducted at the Midstates annual meeting, a quorum must be present. A quorum requires the presence, in person or represented by proxy, of holders of a majority of the shares of Midstates common stock entitled to vote at the Midstates annual meeting. For purposes of determining whether there is a quorum, all shares that are present and entitled to vote, including abstentions, will count towards the quorum.

        If a quorum is not present, the chairman of the meeting or a majority of the outstanding shares of Midstates common stock entitled to vote who are present in person or by proxy at the Midstates annual meeting have the power to adjourn the Midstates annual meeting from time to time, without notice other than an announcement at the Midstates annual meeting, until a quorum is present. At any adjourned Midstates annual meeting at which a quorum is present, any business may be transacted that might have been transacted at the Midstates annual meeting as originally notified.

Vote Required

        The votes required for each proposal are as follows:

  •
  Proposal 1—the stock issuance proposal.  Approval of the stock issuance proposal requires the affirmative vote of a majority of votes cast by Midstates stockholders entitled to vote thereon and present in person or represented by proxy at the Midstates annual meeting. Abstentions are considered Midstates common stock present and entitled to vote and will have the same effect as a vote "against" the stock issuance proposal. The failure of any Midstates stockholder to submit a vote will not be counted in determining the votes cast in connection with this proposal and therefore will have no effect on the outcome of the stock issuance proposal. Because the stock issuance proposal is non-routine, brokers, banks and other nominees do not have discretionary authority to vote on the stock issuance proposal and will not be able to vote on the stock issuance proposal absent instructions from the beneficial owner.

  •
  Proposal 2—the election of directors proposal.  Directors will be elected by the affirmative vote of the holders of a majority of the shares of Midstates common stock present in person or represented by proxy and entitled to vote thereon at the Midstates annual meeting. Abstentions are considered shares of Midstates common stock present and entitled to vote and will have the same effect as votes "against" the election of directors proposal. If the merger is consummated, the board of directors will be reconstituted as described in this joint proxy statement/prospectus.

  •
  Proposal 3—the executive compensation proposal.  The proposal seeking approval, on a non-binding advisory basis, of the compensation of Midstates' named executive officers, including the compensation that may be paid or become payable to Midstates' named executive officers in connection with the merger, requires the affirmative vote of the holders of a majority of the shares of Midstates common stock present in person or represented by proxy and entitled to vote thereon at the Midstates annual meeting. Abstentions are considered Midstates common stock present and entitled to vote and will have the same effect as a vote "against" the executive compensation proposal. While the Midstates board intends to consider the vote resulting from this proposal, the vote is advisory only and therefore not binding on Midstates or Amplify.

  •
  Proposal 4—the auditor ratification proposal.  The proposal seeking ratification of the appointment of Grant Thornton LLP as Midstates' independent registered public accounting firm for 2019 requires the affirmative vote of the holders of a majority of the shares of Midstates common stock present in person or represented by proxy and entitled to vote thereon at the Midstates annual meeting. Abstentions are considered Midstates common stock present and entitled to vote and will have the same effect as a vote "against" the auditor ratification proposal. Brokers will have discretionary authority to vote in the absence of timely instructions from their customers.

  •
  Proposal 5—the Midstates adjournment proposal.  The affirmative vote of the holders of a majority of the shares of Midstates common stock present in person or represented by proxy and entitled to vote thereon at the Midstates annual meeting, is required to approve the Midstates adjournment proposal. Abstentions will be considered shares of Midstates common stock present and entitled to vote and will have the same effect as a vote "against" the Midstates adjournment proposal. Because the Midstates adjournment proposal is non-routine, brokers, banks and other nominees do not have discretionary authority to vote on the Midstates adjournment proposal, and will not be able to vote on the Midstates adjournment proposal absent instructions from the beneficial owner.

        As of May 31, 2019, the stockholders who signed voting agreements beneficially owned approximately 35.5% of the outstanding shares of Midstates common stock entitled to vote at the Midstates annual meeting. Pursuant to the voting agreements, each stockholder has agreed to vote its shares in favor of the stock issuance proposal and the Midstates adjournment proposal. For more information, see "The Merger—Voting and Support Agreements."

        An automated system that D.F. King & Co., Inc. administers will tabulate the votes. Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners (a "broker non-vote"), but they are not permitted to vote on non-discretionary items absent instructions from the beneficial owner. Broker non-votes generally occur because the broker (i) does not receive voting instructions from the beneficial owner and (ii) lacks discretionary authority to vote the shares. Accordingly, if your broker submits a proxy for your shares of Midstates common stock with respect to the auditor ratification proposal but you do not provide specific instructions to your broker how to vote with respect to the stock issuance proposal, the election of directors proposal, the executive compensation proposal or the Midstates adjournment proposal, the proxy for your shares will be considered a broker non-vote for each such proposal. Broker non-votes are considered not entitled to vote on the stock issuance proposal, the election of directors proposal, the executive compensation proposal and the Midstates adjournment proposal and will therefore have no effect on the outcome of any of these proposals.

How to Vote

        Midstates stockholders of record as of the record date may have their shares voted by submitting a proxy or may vote in person at the Midstates annual meeting by following the instructions provided on the enclosed proxy card. Midstates recommends that Midstates stockholders entitled to vote submit a proxy even if they plan to attend the Midstates annual meeting.

        Midstates stockholders who hold their shares beneficially in "street name" and wish to submit a proxy must provide instructions to the broker, bank, trustee or other nominee that holds their shares of record as to how to vote their shares with respect to Proposals 1, 2, 3 and 5. Midstates stockholders who hold their shares beneficially and wish to vote in person at the Midstates annual meeting must obtain a "legal proxy."

        Midstates stockholders of record may submit a proxy in one of four ways or vote in person at the Midstates annual meeting:

  •
  Internet:  Midstates stockholders may submit their proxy over the Internet at the web address shown on their proxy card. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on                        , 2019. Stockholders will be given an opportunity to confirm that their voting instructions have been properly recorded. Midstates stockholders who submit a proxy this way need not send in their proxy card.

  •
  Telephone:  Midstates stockholders may submit their proxy by calling the toll-free telephone number shown on their proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on                        , 2019. Voice prompts will guide stockholders through the voting and allow them to confirm that their instructions have been properly recorded. Midstates stockholders who submit a proxy this way need not send in their proxy card.

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  Mail:  Midstates stockholders may submit their proxy by properly completing, signing, dating and mailing their proxy card in the postage-paid envelope (if mailed in the United States) included with this joint proxy statement/prospectus. Midstates stockholders who submit a proxy this way should mail the proxy card early enough so that it is received before the date of the Midstates annual meeting.

  •
  In Person:  Midstates stockholders may vote in person at the Midstates annual meeting or by sending a representative with an acceptable proxy that has been signed and dated. Attendance at the Midstates annual meeting will not, however, in and of itself constitute a vote or a revocation of a prior proxy.

        Midstates stockholders are encouraged to submit a proxy promptly. Each valid proxy received in time will be voted at the Midstates annual meeting according to the choice specified, if any. Executed but uninstructed proxies (i.e., proxies that are properly signed, dated and returned but are not marked to tell the proxies how to vote) will be voted in accordance with the recommendations of the Midstates board.

Proxies and Revocation

        Midstates stockholders, other than those stockholders of record who are parties to voting agreements, of record may revoke their proxies at any time before their shares are voted at the Midstates annual meeting in any of the following ways:

  •
  sending a written notice of revocation to Midstates at 321 South Boston Avenue, Suite 1000, Tulsa, Oklahoma 74103, Attention: Corporate Secretary, which must be received before their shares are voted at the Midstates annual meeting;

  •
  properly submitting a new, later-dated proxy card, which must be received before their shares are voted at the Midstates annual meeting (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

  •
  submitting a proxy via the Internet or by telephone at a later date, which must be received by 11:59 p.m., Eastern Time, on                         , 2019 (in which case only the later-dated proxy is counted and the earlier proxy is revoked); or

  •
  attending the Midstates annual meeting and voting in person. Attendance at the Midstates annual meeting will not, however, in and of itself, constitute a vote or revocation of a prior proxy.

        Midstates beneficial owners may change their voting instruction by submitting new voting instructions to the brokers, banks or other nominees that hold their shares of record.

Inspector of Election

        The Midstates board has appointed                                        to act as the inspector of election at the Midstates annual meeting.

Solicitation of Proxies

        Midstates will pay for the proxy solicitation costs related to the Midstates annual meeting. In addition to sending and making available these materials, some of Midstates' directors, officers and other employees may solicit proxies by contacting Midstates stockholders by telephone, by mail, by e-mail or in person. Midstates stockholders may also be solicited by press releases issued by Midstates and/or Amplify, postings on Midstates' or Amplify's websites and advertisements in periodicals. None of Midstates' directors, officers or employees will receive any extra compensation for their solicitation services. Midstates has also retained D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee expected not to exceed $20,000, plus reasonable out-of-pocket expenses. Midstates will also reimburse brokers, banks and other nominees for their expenses in sending proxy solicitation materials to the beneficial owners of Midstates common stock and obtaining their proxies.

Adjournments

        The Midstates annual meeting may be adjourned by the chairman of the Midstates annual meeting, regardless of whether there is a quorum, without further notice other than by an announcement made at the Midstates annual meeting. In the case that a quorum is not present at the Midstates annual meeting, or in the case that a quorum is present at the Midstates annual meeting but there are not sufficient votes at the time of the Midstates annual meeting to approve the stock issuance proposal, then the chairman of the Midstates annual meeting has the power to adjourn the Midstates annual meeting or, alternatively, Midstates stockholders may be asked to vote on a proposal to adjourn the Midstates annual meeting in order to permit the further solicitation of proxies.

        If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each Midstates stockholder of record entitled to vote at the Midstates annual meeting.

No Dissenters' Rights

        Under the DGCL, as well as the governing documents of Midstates, the Midstates stockholders are not entitled to dissenters' rights in connection with the merger.

Other Matters

        If any other business properly comes before the stockholders for a vote at the Midstates annual meeting, your shares will be voted in accordance with the discretion of the holders of the proxy. The Midstates board knows of no matters, other than those previously stated, to be presented for consideration at the Midstates annual meeting.

Householding of Special Meeting Materials

        Unless Midstates has received contrary instructions, Midstates may send a single copy of this joint proxy statement/prospectus and notice to any household at which two or more stockholders reside if Midstates believes the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as "householding," reduces the volume of duplicate information received at your household and helps to reduce Midstates' expenses.

Questions and Additional Information

        Midstates stockholders may contact Midstates' proxy solicitor, D.F. King & Co., Inc. with any questions about the proposals or how to vote or to request additional copies of any materials at: 48 Wall Street, 22nd Floor New York, New York 10005.

 MATTERS TO BE PRESENTED TO THE MIDSTATES STOCKHOLDERS

PROPOSAL ONE

STOCK ISSUANCE

        When the merger becomes effective, each share of Amplify common stock outstanding immediately before the effective time of the merger will be converted into the right to receive 0.933 shares of Midstates common stock. The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to closing.

        Under the NYSE Listed Company Manual, a company listed on the NYSE is required to obtain stockholder approval prior to the issuance of common stock in any transaction or series of related transactions if the number of shares of common stock to be issued is equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock. If the merger is completed, it is currently estimated that Midstates will issue or reserve for issuance approximately 23,682,023 shares of Midstates common stock in connection with the merger, which will exceed 20% of the shares of Midstates common stock outstanding before such issuance and for this reason Midstates must obtain the approval of Midstates stockholders for the issuance of shares of Midstates common stock in connection with the merger.

        Midstates is asking its stockholders to approve the stock issuance proposal. The issuance of these securities to Amplify common stockholders is necessary to effect the merger and the approval of the Midstates stock issuance proposal is required for completion of the merger and is a condition to the completion of the merger.

        The terms of, reasons for and other aspects of the merger agreement, the merger, the issuance of Midstates common stock to Amplify common stockholders pursuant to the merger agreement are described in detail in other sections of this joint proxy statement/prospectus.

Required Vote

        The stock issuance proposal requires the affirmative vote of a majority of votes cast by Midstates stockholders entitled to vote thereon and present in person or represented by proxy at the Midstates annual meeting.

Recommendation

        The disinterested members of the Midstates board unanimously recommend that stockholders vote FOR the issuance of Midstates common stock to Amplify stockholders pursuant to the merger agreement.

 PROPOSAL TWO

ELECTION OF DIRECTORS

        At the recommendation of the Nominating and Governance Committee, the Midstates board has nominated the following individuals for election as directors of Midstates to serve until the next annual meeting of Midstates or until the merger is complete whereupon the Midstates board will be reconstituted as described in this joint proxy statement/prospectus:

David J. Sambrooks
Alan J. Carr
Patrice D. Douglas
Neal P. Goldman
Randal T. Klein
Evan S. Lederman
David H. Proman
Todd R. Snyder

        Each of the above nominees is currently serving as a director of Midstates. Biographical information for each nominee is contained in the "Directors and Executive Officers" section below.

        The Midstates board has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of Midstates' directors will be reduced or the persons acting under the proxy will vote for the election of a substitute nominee that the Midstates board recommends.

Required Vote

        The election of directors in this proposal requires the affirmative vote of the holders of a majority of the shares of Midstates common stock present in person or represented by proxy and entitled to vote thereon at the Midstates annual meeting. Abstentions are considered shares of Midstates common stock present and entitled to vote and will have the same effect as votes "against" the election of directors proposal. Broker non-votes are not considered entitled to vote on the election of directors proposal and will therefore not have any effect on the outcome of voting on director elections.

Recommendation

        The Midstates board recommends that stockholders vote FOR the election of each of the nominees.

DIRECTORS AND EXECUTIVE OFFICERS

        After the Midstates annual meeting, assuming the stockholders elect the nominees of the Midstates board as set forth in "Proposal One—Election of Directors" above, the Midstates board will be, and the executive officers of Midstates are:

Name	Age	Title
David J. Sambrooks	60	President & Chief Executive Officer and Director
Alan J. Carr(1)(2)	49	Chairman and Director
Patrice D. Douglas(3)	56	Director
Neal P. Goldman(2)(3)	49	Director
Randal T. Klein(1)	53	Director
Evan S. Lederman(2)	39	Director
David H. Proman(1)	37	Director
Todd R. Snyder(1)(3)	56	Director
Scott C. Weatherholt	41	Executive Vice President—General Counsel & Corporate Secretary
Amelia K. Harding	49	Vice President—Human Resources & Administration
Richard W. McCullough	39	Vice President & Chief Accounting Officer

(1)
Member of the Nominating and Governance Committee.

(2)
Member of the Compensation Committee.

(3)
Member of the Audit Committee.

        The Midstates board currently consists of eight members. Midstates' directors serve for a one-year term. Directors may be removed from office either for or without cause upon the affirmative vote of the holders of a majority of the outstanding shares of stock of Midstates entitled to vote generally for the election of directors.

        Set forth below is biographical information about each of Midstates' executive officers, directors and nominees for director.

        David J. Sambrooks is Midstates' President, Chief Executive Officer and a member of Midstates board, and has served in such capacity since November 1, 2017. Mr. Sambrooks has over 38 years of experience in the energy industry. Most recently he served as the President, Chief Executive Officer and a member of the board of directors of Sabine Oil & Gas Corporation (including its predecessor, Sabine Oil & Gas LLC, which was formerly known as NFR Energy LLC) from May 2007 to October 2016 (in July 2015, Sabine Oil & Gas Corporation and certain subsidiaries filed for protection under Chapter 11 of the Bankruptcy Code and emerged from bankruptcy in August 2016). In his roles at Sabine, Mr. Sambrooks led strategic, financial, operational, business development and organizational efforts. Mr. Sambrooks previously served as Vice President and General Manager of the Southern Division for Devon Energy Corporation as well as Vice President and General Manager of Devon's International Division from 2001 to 2007. Prior to Devon, Mr. Sambrooks' career included key leadership and technical roles in domestic and international operations with Santa Fe Energy Resources, Oryx Energy and Sun Oil Company. Mr. Sambrooks holds a Bachelor of Science degree in Mechanical Engineering from The University of Texas at Austin, and a Master of Business Administration from The University of Houston. Mr. Sambrooks serves as board president of the non-profit Communities In Schools of Houston and has served as a board member and volunteer for various non-profit organizations. We believe Mr. Sambrooks' experience in the energy industry and in representing public and private companies as a director brings valuable insight, experience and skill to Midstates Board.

        Alan J. Carr is a member of the Midstates board and has served in such capacity since March 9, 2015. Mr. Carr is an investment professional with over twenty years of experience working from the principal and advisor side on complex, process-intensive financial situations. Mr. Carr is the founder of Drivetrain Advisors, a fiduciary services firm that supports the investment community in legally- and process-intensive investments as a representative, director, or trustee. Prior to founding Drivetrain Advisors in 2013, Mr. Carr was a Managing Director at Strategic Value Partners, LLC where he led financial restructurings for companies in North America and Europe, working in both the US and Europe over nine years. Prior to joining Strategic Value Partners, Mr. Carr was a corporate attorney at Skadden, Arps, Slate, Meagher & Flom. Mr. Carr currently serves on the boards of directors of Tidewater Inc., TEAC Corporation, Sears Holdings Corporation and Verso Corporation; however, Mr. Carr will not stand for re-election as a director at TEAC Corporation at its 2019 annual meeting or as a director at Sears Holdings Corporation at its next annual meeting. Mr. Carr has also previously served on the board of numerous public and private companies. Mr. Carr has experience serving on boards of a variety of companies in North America, Europe and Asia. He received his B.A. in Economics and Sociology from Brandeis University in 1992 and his J.D. from Tulane Law School in 1995. We believe Mr. Carr's extensive financial expertise and experience in representing public and private companies brings important experience and skill to the Midstates board.

        Patrice D. Douglas is a member of the Midstates board and has served in such capacity since October 21, 2016. Mrs. Douglas is an attorney with the law firm of Spencer Fane LLP, where she is Of Counsel. Mrs. Douglas previously served as a member of the board of directors of Bank SNB as well as a Commissioner at the Oklahoma Corporation Commission, where she served as the Vice-Chairman from February 2014 to January 2015 and as Chairman from August 2012 to February 2014. Her prior professional experience includes service as an Executive Vice President of First Fidelity Bank from April 2008 to October 2011, and as President, Greater OKC Metro Market, of SpiritBank from 2004 to 2008. Mrs. Douglas was elected Mayor of the City of Edmond, Oklahoma in April 2009 and served for two consecutive terms. Mrs. Douglas earned a B.S. degree in computer information systems from Oklahoma Christian University, and a J.D. from the University of Oklahoma College of Law. We believe Mrs. Douglas' extensive financial expertise and experience in representing both public and private companies, as well as her roles in public service, allow her to bring important experience, skill and insight to the Midstates board.

        Neal P. Goldman is a member of the Midstates board and has served in such capacity since October 21, 2016 and is currently the Managing Member of SAGE Capital Investments, LLC, a consulting firm specializing in independent board of director services, turnaround consulting, strategic planning, and special situation investments. Mr. Goldman was a Managing Director at Och Ziff Capital Management, L.P. from 2014 to 2016 and a Founding Partner of Brigade Capital Management, LLC from July 2007 to 2012, which he helped build to over $12 billion in assets under management. Prior to this, Mr. Goldman was a Portfolio Manager at Mackay Shields, LLC and also held various positions at Salomon Brothers Inc., both as a mergers and acquisitions banker and as an investor in the high yield trading group. Throughout his career, Mr. Goldman has held numerous board representations and currently serves as Chairman of the Board of Talos Energy Inc. and PetroQuest Energy, Inc., and is a member of the board of directors of Ultra Petroleum Corporation and Ditech Holding Corporation. Mr. Goldman received a B.A. from the University of Michigan and a M.B.A. from the University of Illinois. We believe Mr. Goldman's extensive financial expertise and experience in representing public and private companies in complex financial situations brings important experience and skill to the Midstates board.

        Randal T. Klein is a member of the Midstates board and has served in such capacity since November 2018. Mr. Klein joined affiliates of Avenue Capital Management II, L.P. in 2004 and is currently a Senior Portfolio Manager at Avenue responsible for assisting the Chief Investment Officer with the direction of the investment activities of the Firm's funds globally. With respect to the Avenue

U.S. Strategy, Mr. Klein provides the investment professionals of the Avenue U.S. Strategy with additional expertise, oversight and investment direction on restructurings and transactions. Prior to joining Avenue, Mr. Klein was a Senior Vice President at Lehman Brothers, where his responsibilities included restructuring advisory work, financial sponsors coverage, mergers and acquisitions and corporate finance. Prior to Lehman, Mr. Klein worked in sales, marketing and engineering as an aerospace engineer for The Boeing Company. Mr. Klein currently serves, or has served, on the boards of Gravity Oilfield Services, Selcom Group, MagnaChip Semiconductor, Chassix Automotive, NextWave Holdco and American Media. Mr. Klein is a National Association of Corporate Directors (NACD) Board Leadership Fellow. Mr. Klein holds a B.S. in Aerospace Engineering, conferred with Highest Distinction from the University of Virginia, and a M.B.A. in Finance, conferred as a Palmer Scholar, from the Wharton School of the University of Pennsylvania. We believe Mr. Klein's extensive financial expertise and experience in representing public and private companies in complex financial situations brings important experience and skill to the Midstates board.

        Evan S. Lederman is a member of the Midstates board and has served in such capacity since November 2018. Mr. Lederman serves as a Managing Director, Co-Head of Restructuring and a Partner on the Investment Team at Fir Tree Partners. Mr. Lederman focuses on the funds' distressed credit and special situation investment strategies, including co-managing its energy restructuring initiatives. Prior to joining Fir Tree Partners in 2011, Mr. Lederman worked in the Business Finance and Restructuring groups at Weil, Gotshal & Manges LLP and Cravath, Swaine & Moore LLP. In addition to Midstates, Mr. Lederman, in his capacity as a Fir Tree Partners employee, is currently a member of the boards of directors of Roan Resources, Inc., Riviera Resources, Inc. (Chairman), Ultra Petroleum Corp. (Chairman), New Emerald Energy LLC and Deer Finance, LLC. Mr. Lederman received a J.D. degree with honors from New York University School of Law and a B.A., magna cum laude, from New York University. We believe Mr. Lederman's extensive financial expertise and experience in representing public and private companies in complex financial situations brings important experience and skill to the Midstates board.

        David H. Proman is a member of the Midstates board and has served in such capacity since November 2018. Mr. Proman joined Fir Tree Partners in 2010 and is a Managing Director, Co-Head of Restructuring and a Partner on the Investment team. Mr. Proman focuses on the funds' distressed credit investment strategies, most notably co-managing the firm's structured mortgage credit and energy restructuring initiatives. Mr. Proman has 13 years of investment experience in structured and corporate debt investing. Prior to joining Fir Tree Partners, Mr. Proman helped manage the corporate and structured mortgage credit investments at Kore Advisors, a fixed income investment fund. Mr. Proman received a B.A. in Economics from the University of Virginia. We believe Mr. Proman's experience in the energy industry and expertise in representing public companies brings important experience and skill to the Midstates board.

        Todd R. Snyder is a member of the Midstates board and has served in such capacity since October 21. Mr. Snyder is the founder and Senior Managing Partner of TRS Advisors LLC. Previously, Mr. Snyder was the Executive Vice Chairman of North American GFA and Co-Chair of the North American Debt Advisory and Restructuring Group of Rothschild Inc., a leading international investment banking and financial advisory firm. Mr. Snyder has been an advisor to companies in restructurings and reorganizations for thirty years and has been instrumental in a diverse selection of complex transactions, including reorganizations, restructurings, financings, spinoffs, workouts, exchange offers, mergers, divestitures and management-led buyouts. Before joining Rothschild in March 2000, Mr. Snyder was a Managing Director in the Restructuring and Reorganization group at Peter J. Solomon Company and a Managing Director at KPMG Peat Marwick in the Corporate Recovery Group, where he also was the National Director of the Corporate Recovery Practice for Governmental Enterprises (regulated and privatizing industries). Prior to moving to the investment banking field, Mr. Snyder practiced law in the Business Reorganization department of Weil, Gotshal & Manges.

Mr. Snyder received a B.A. degree from Wesleyan University and a J.D. from the University of Pennsylvania Law School. We believe Mr. Snyder's extensive financial expertise and experience in representing public and private companies in complex financial situations brings important experience and skill to the Midstates board.

        Scott C. Weatherholt is Midstates' Executive Vice President—General Counsel & Corporate Secretary and Executive Vice President—Land and has served in such capacity since February 2015. Prior to joining Midstates, Mr. Weatherholt served as an attorney at Samson Resources, located in Tulsa, Oklahoma from May 2005 to February 2015, where he most recently held the position of Assistant General Counsel and oversaw the company's corporate transactional legal matters, mergers and acquisitions, as well as had managerial responsibility for Samson's Land Administration and Division Order Departments. Prior to Samson, Mr. Weatherholt was engaged in the private practice of law in Tulsa, Oklahoma with the Pray Walker law firm, with an emphasis upon energy and royalty owner litigation. Mr. Weatherholt graduated from the University of Oklahoma Michael F. Price College of Business with a B.B.A. degree in Finance as well as the University of Oklahoma College of Law where he received his Juris Doctorate degree. Mr. Weatherholt is a member of the American Bar Association, Oklahoma Bar Association as well as the Association of Corporate Counsel. Mr. Weatherholt serves as a member of the board of directors of the Oklahoma Independent Petroleum Association.

        Amelia K. Harding is Midstates' Vice President—Human Resources & Administration and has served in such capacity since September 2015. Prior to joining Midstates, Ms. Harding worked as the General Manager, Human Resources for Samson Resources from March 2012 through September 2015 where she oversaw all human resources and organizational development activities for the company. Prior to this role, Ms. Harding served as the Manager, Employee Relations and Recruiting for Samson Resources Company from June 2009 through February 2012. Preceding those positions, Ms. Harding led the human resources teams for Southwest United Industries Inc., and KOPCO Inc., from 1998-2009. She received her Bachelor of Business Administration degree in Management from Fort Hays State University, and her Master of Human Resources and Organization Development from the University of Oklahoma. Ms. Harding is a certified Senior Professional in Human Resources, certified facilitator for both CCF 360 Assessment and DiSC and a member of SHRM.

        Richard W. McCullough joined Midstates in April 2015 and currently serves as its Vice President and Chief Accounting Officer. Prior to joining Midstates, from January 2013 to March 2015, Mr. McCullough was the Controller of Corporate Accounting and Reporting for Samson Resources, located in Tulsa, Oklahoma, where he oversaw various activities associated with the financial reporting and accounting functions of the company. From March 2012 through December 2012, Mr. McCullough was the Vice President of Finance and Accounting at Caballo Energy, a private equity backed midstream company and from August 2009 through March 2012, was the Manager of Financial Reporting for Alliance Resource Partners, L.P., both located in Tulsa, Oklahoma. Prior to his time with Alliance Resource Partners, Mr. McCullough worked in the Tulsa Office of Grant Thornton LLP from January 2003 through August 2009 on a variety of clients, including public midstream companies. Mr. McCullough graduated from Oklahoma State University with a B.S. degree and a M.S. degree in Accounting and is a Certified Public Accountant.

MEETINGS AND COMMITTEES OF DIRECTORS

        The Midstates board held 38 meetings during 2018, and its independent directors met in executive session 9 times during 2018. During 2018, each of the Midstates directors attended at least 75% of the meetings of the Midstates board and the meetings of the committees of the Midstates board on which that director served.

        The Midstates board has 3 standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.

        Audit Committee.    Information regarding the functions performed by the Audit Committee and its membership is set forth in the "Audit Committee Report" included herein and also in the "Audit Committee Charter" that is posted on Midstates' website at www.midstatespetroleum.com.

        The members of the Audit Committee are Mrs. Douglas (Chairwoman) and Messrs. Snyder and Goldman. The Audit Committee held 8 meetings during 2018.

        Compensation Committee.    Responsibilities of the Compensation Committee, include among other duties, the responsibility to:

  •
  periodically review the compensation, employee benefit plans and fringe benefits paid to, or provided for, executive officers of Midstates;

  •
  approve the annual salaries, bonuses and share-based awards paid to Midstates' executive officers;

  •
  periodically review and recommend to the full Midstates board total compensation for each non-employee director for services as a member of the Midstates board and its committees; and

  •
  exercise oversight of all matters of executive compensation policy.

        The Compensation Committee is delegated all authority of the Midstates board as may be required or advisable to fulfill the purposes of the Compensation Committee. The Compensation Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate. Meetings may, at the discretion of the Compensation Committee, include members of Midstates' management, other members of the Midstates board, consultants or advisors, and such other persons as the Compensation Committee or its chairperson may determine in an informational or advisory capacity.

        Midstates' Chief Executive Officer annually reviews the competitive pay, position and performance of each member of senior management other than himself, taking into consideration third-party compensation survey data and other input from the Compensation Committee's independent compensation consultant. Midstates' Chief Executive Officer's conclusions and recommendations, including those for base salary adjustments and award amounts for the current year and target annual award amounts for the next year under Midstates' bonus plan, are presented to the Compensation Committee. The Compensation Committee makes all compensation decisions and approves all share-based awards for the Named Executive Officers and other officers at or above the vice president level. The Compensation Committee may exercise its discretion in modifying any compensation adjustment or awards to any executive officer, including reducing or increasing the payment amount for one or more components of such awards.

        The Midstates board annually considers the performance of Midstates' Chief Executive Officer. The Compensation Committee determines all components of Midstates' Chief Executive Officer's compensation and meets outside the presence of all of Midstates' executive officers to consider appropriate compensation for Midstates' Chief Executive Officer.

        The members of the Compensation Committee are Messrs. Goldman (Chairman), Carr and Lederman. The Compensation Committee held 8 meetings during 2018.

        Nominating and Governance Committee.    The Nominating and Governance Committee assists the Midstates board in evaluating potential new members of the Midstates board, recommending committee members and structure, and advising the Midstates board about corporate governance practices.

        The Nominating and Governance Committee has several methods of identifying Board candidates. First, the committee considers and evaluates whether or not the existing directors whose terms are expiring remain appropriate candidates for the Board. Second, the committee requests from time to time that its members and the other Board members identify possible candidates. Third, the committee has the authority to retain one or more search firms to aid in its search. The search firm assists the Board in identifying potential Board candidates, interviewing those candidates and conducting investigations relative to their background and qualifications.

        The members of the Nominating and Governance Committee are Mr. Snyder (Chairman) and Messrs. Carr, Klein and Proman. The Nominating and Governance Committee held 5 meetings during 2018.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Overview

        Midstates is currently considered a smaller reporting company for purposes of the SEC's executive compensation disclosure rules. In accordance with such rules, Midstates is required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year-End Table, as well as limited narrative disclosures. Further, Midstates' reporting obligations extend only to the individuals serving as Midstates' chief executive officer and its two next most highly compensated executive officers. Midstates refers to the aforementioned individuals throughout this discussion as the "Named Executive Officers" and their names, titles and positions are as follows:

Name	Title and Position
David J. Sambrooks	President, Chief Executive Officer & Director
Richard W. McCullough	Vice President & Chief Accounting Officer
Scott C. Weatherholt	Executive Vice President—General Counsel & Corporate Secretary
Mitchell G. Elkins	Former Executive Vice President—Operations

        This summary focuses primarily on the information in the tables below and related footnotes, as well as the supplemental narratives, relating to the fiscal year ended December 31, 2018. Midstates is a "smaller reporting company" as defined by the SEC, and are therefore not required to provide, and do not purport to provide, all of the disclosures required for a "Compensation and Discussion Analysis" as set forth in rules promulgated by the SEC. Midstates is, however, providing a brief overview of its executive compensation program in order to aid Midstates' stockholders' understanding of how its business and performance affects executive compensation decisions.

Role of the Compensation Committee

        Midstates' Compensation Committee, which, consistent with NYSE listing standards, is composed entirely of independent, non-employee Board members, has overall responsibility for: reviewing, evaluating and approving any agreements, plans, policies and programs related to the compensation of Midstates' Chief Executive Officer, Named Executive Officers and independent, non-employee directors; setting the compensation for Midstates' Chief Executive Officer and, in consultation with the Chief Executive Officer, setting the compensation for Midstates' other executive officers, including the Named Executive Officers; reviewing and approving the corporate goals and objectives as they relate to the compensation of Midstates' Chief Executive Officer and Named Executive Officers; evaluating the performance of Midstates' Chief Executive Officer; and reviewing the results of Midstates' advisory say-on-pay vote results and making any adjustments to Midstates' compensation policies and practices in accordance with the vote results. The Compensation Committee also has the sole authority to retain, amend the engagement with, and terminate any compensation consultant to be used to assist in the evaluation of director, Chief Executive Officer or other officer compensation, including employment contracts and change in control provisions. The Compensation Committee has sole authority to approve the consultant's fees and other retention terms and has authority to cause Midstates to pay the fees and expenses of such consultants.

Role of the Independent Compensation Consultant

        During 2018, the Compensation Committee engaged the services of Lyons, Benenson & Company Inc. ("LB&Co.") to advise on all aspects of Midstates' executive and director compensation programs and the related corporate governance matters. LB&Co. provides no other services to Midstates. In 2018, LB&Co. provided the following specific services:

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  Reviewing and advising Midstates on its compensation philosophy, strategy and program, and evaluating how well Midstates' compensation programs adhere to the philosophies and principles articulated below under "—Executive Compensation Program Philosophy, Objectives and Principles."

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  Providing advice and counsel on best practices in compensation and corporate governance and keeping Midstates and the Compensation Committee apprised of trends, developments, legislation and regulations affecting executive and director compensation.

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  Analyzing the appropriateness of the compensation peer group.

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  Providing and analyzing competitive market compensation data, including that of Midstates' peer group.

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  Analyzing the effectiveness of Midstates' executive compensation program and plans in supporting Midstates' compensation philosophy and strategy and making recommendations, as appropriate.

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  Assisting in the design and negotiation of executive employment agreements, as applicable.

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  Conducting a risk assessment of Midstates' incentive compensation plans and programs at least annually and making recommendations, as appropriate.

        In selecting LB&Co. as its compensation consultant, the Compensation Committee assessed the independence of LB&Co. pursuant to SEC rules and considered, among other things, whether the consultant provides any other services to Midstates, the policies of the consultant that are designed to prevent any conflict of interest between the consultant, the Compensation Committee and Midstates, any personal or business relationship between the consultant and any member of the Compensation Committee or between the consultant and one of Midstates' executive officers and whether the consultant owns any shares of Midstates common stock. The terms of LB&Co.'s engagement are set forth in a separate engagement agreement that provides, among other things, that the consultant is engaged by, and reports only to, the Compensation Committee and will perform the compensation advisory services requested by the Compensation Committee. LB&Co. does not provide any other services to Midstates, and the Compensation Committee concluded that Midstates do not have any conflicts of interest with LB&Co.

        The Compensation Committee does not adopt all recommendations given by LB&Co. but uses their work as a reference in exercising its own judgment with respect to its executive compensation actions and decisions. LB&Co. meets privately with the Compensation Committee at its request. Midstates' management provides information to LB&Co. but does not direct or oversee their activities with respect to Midstates' executive compensation program.

Executive Compensation Program Philosophy, Objectives and Principles

        It is Midstates' goal, and the goal of Midstates' Compensation Committee, to maintain an executive compensation program that is competitive, rooted in the principles inherent in pay-for-performance and in conformance with best practices in executive compensation and corporate governance.

        In support of this philosophy, Midstates' primary compensation objectives are to attract, motivate and retain key leaders, reward superior performance, drive future performance and align the long-term interests of Midstates' executives with those of Midstates stockholders. To this end, Midstates' compensation program has been designed with the following principles in mind:

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  Compensation should be performance-based;

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  Compensation should reinforce Midstates' business objectives and values; and

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  Incentive compensation should balance short- and long-term performance goals and decision-making.

Compensation Should be Performance-Based

        The Compensation Committee believes that a portion of Midstates' executives' total compensation should be "at risk" and tied to how well they perform, while other metrics should be "at risk" based on how well Midstates performs relative to applicable financial and non-financial objectives. To accomplish this, the Compensation Committee uses a variety of targeted, performance-based compensation vehicles in Midstates' executive compensation program that are specifically designed to incorporate performance criteria that promote Midstates' annual operating plan and long-term business strategy, build long-term stockholder value and discourage excessive risk-taking.

        As the Compensation Committee believes that there should be a strong correlation between executive pay and Company performance, in years when Midstates' performance exceeds the objectives established for the relevant performance period, executive officers should be paid more than 100% of the established target award. Conversely, when performance does not meet the established objectives, incentive award payments should be less than 100% of the established target level or eliminated altogether if performance is below threshold performance levels.

Compensation Should Reinforce Midstates' Business Objectives and Values

        Midstates' goal is to increase stockholder value by focusing Midstates' activity on Midstates' core competencies and business objectives, reducing costs, generating free cash flow and improving Midstates' liquidity. Midstates seeks to achieve these goals through the following strategies:

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  Prudently develop Midstates' core Mississippian Lime assets.

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  Maintain a low and effective cost structure.

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  Utilize Midstates' technical and operating expertise to enhance returns.

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  Maintain a strong, de-levered balance sheet.

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  Apply rigorous investment analysis to capital allocation decisions.

 Elements of the Executive Compensation Program

Base Salary

        During the first quarter of each year, the Compensation Committee reviews and establishes the base salaries of the Named Executive Officers. The Compensation Committee has established and maintains base salary market reference points for Midstates' various executive positions as indicated by third-party market compensation survey data compiled by management and independently reviewed by the Compensation Committee's compensation consultant. For each Named Executive Officer, the Compensation Committee takes into account the scope of his or her responsibilities, experience and individual performance, and then balances these factors against competitive salary practices. The Compensation Committee also considers internal pay equity on an annual basis with respect to the other executives and references external benchmarks provided by its compensation consultant. The Compensation Committee did not assign any relative or specific weights to these factors.

Short-Term Incentive Plan ("STIP")

        During the first quarter of each year, the Compensation Committee establishes a short-term incentive opportunity for each Named Executive Officer under the STIP. At that time, the Compensation Committee approves: (i) the overall Key Performance Indicators ("KPIs") and goals for the fiscal year; and (ii) a STIP target opportunity for each Named Executive Officer.

Setting the STIP Target Opportunity.

        Each year, the Compensation Committee establishes a STIP target opportunity for each Named Executive Officer, expressed as a percentage of the executive's base salary. The Compensation Committee sets these targets in consultation with LB&Co., its independent compensation consultant, and in adherence to Midstates' stated executive compensation objectives and principles.

Setting Key Performance Indicators.

        The Compensation Committee, with input from the Chief Executive Officer, evaluates and approves Midstates' STIPs and KPIs for each fiscal year, that are consistent with Midstates' business strategy and tied to the achievement of important strategic objectives that drive the success of Midstates' business. Midstates' STIP KPIs and thresholds, targets and maximums, unadjusted for extraordinary events, established for 2018 were as follows:

Performance Measure	Weight	Threshold	Target	Maximum
Production Volume—BOEPD	20%	15,500	17,000	18,500
Total Program IRR	15%	15.0%	25.0%	35.0%
Free Cash Flow ($MM)	15%	$0.0	$5.0	$10.0
Relative 2018 TSR	15%	40.0%	50.0%	65.0%
LOE—$/BOE	10%	$6.00	$5.25	$4.50
Adjusted Cash G&A—$/BOE	10%	$3.50	$3.00	$2.50
Strategic Initiatives	15%	Board Discretion
Total	100%	N/A

Measuring Performance and Establishing Payout.

        The 2018 payout range established for Midstates' Chief Executive Officer was 0% to 200%, and for each of the remaining Named Executive Officers was 0% to 150% of his or her respective target award opportunity. The Compensation Committee considered the performance target levels to be attainable, but that achievement of the targets would require strong performance and execution. Failure to meet the minimum performance threshold corresponding to a specified performance measure resulted in the participant not receiving any portion of the payout award related to such performance measure. Payouts for performance between threshold and target and between target and maximum are subject to linear interpolation. The actual payout percentage for 2018 was calculated as follows:

        Base Salary × STIP Target % × Final KPI Achievement Result = Total Short-Term Incentive Payment

        Actual performance for each KPI for the fiscal year is measured and reviewed by the Compensation Committee during the first few months following the end of the fiscal year to which they pertain. As noted above, while the Compensation Committee closely examines Company and individual performance with respect to each KPI, the Compensation Committee retains the discretion to increase or decrease a Named Executive Officer's annual short-term incentive bonus despite KPI performance based on an overall qualitative assessment of the individual officer's performance. Regardless of individual performance, however, in no event may the Committee increase a Named Executive Officer's bonus above his or her specified maximum STIP opportunity.

        In February 2019, the Compensation Committee reviewed 2018 actual performance against each of the KPIs. Midstates achieved (i) between threshold and target performance under the Production Volumes metric, (ii) exceeded maximum performance under the Total Program IRR metric, (iii) between threshold and target performance under the Free Cash Flow metric, (iv) between threshold and target performance under the Relative Total Shareholder Return metric, (v) between threshold and target performance under the Lease Operating Expense metric, (vi) exceeded maximum performance under the Adjusted G&A Expense (Cash) metric, and (vii) between threshold and target maximum performance under the Strategic Initiatives metric. All of Midstates' Named Executive Officers (including Midstates' Chief Executive Officer) received the portion of their annual short-term incentive bonus tied to corporate performance at a payout rate between threshold and target for the final KPI achievement result.

        For 2019, the Compensation Committee approved the following STIP KPIs, with their respective weightings, thresholds, targets and maximums shown, unadjusted for extraordinary events, as follows:

Performance Measure	Weight	Threshold	Target	Maximum
Production Volume (BOEPD)	20%	11,500	12,500	13,500
Free Cash Flow ($mm)	30%	$30.0	$40.0	$50.0
Lease Operating Expense ($/BOE)	20%	$6.55	$5.70	$4.85
Adjusted Cash G&A ($/BOE)	15%	$2.95	$2.55	$2.15
Strategic Initiatives	15%	Board Discretion
Total	100%	N/A	N/A	N/A

Long-Term Incentives

        Midstates' long-term incentive program rewards the Named Executive Officers for Midstates' performance over a multi-year period. Following Midstates' emergence from Chapter 11 in 2016, the then current Named Executive Officers, with the exception of Mr. Sambrooks (who was appointed on November 1, 2017), received a portion of their income in the form of non-qualified stock options and time-based restricted stock units. Both the stock options and time-based restricted stock units vest ratably over a period of three (3) years: one-sixth vested on the six-month anniversary of the Grant Date, an additional one-sixth vested on the twelve-month anniversary of the Grant Date, an additional one-third vested on the twenty-four month anniversary of the Grant Date and the final one-third will vest on the thirty-six month anniversary of the Grant Date. The stock options have an exercise price equal to $19.66 per share, which was the fair market value of a share of Midstates stock as of the grant date.

        Upon his hire as Midstates' current Chief Executive Officer on November 1, 2017, Mr. Sambrooks received a grant of time-based restricted stock units and performance-based restricted stock units, weighted at one-third and two-thirds, respectively. The time-based restricted stock units vest ratably on each of the first three (3) anniversaries of the date of grant. Mr. Sambrooks' performance-based restricted stock units are subject to cliff vesting at the conclusion of a three-year performance period, dependent upon Midstates' absolute and relative TSR achievement. This November 1, 2017 grant was intended to serve as Mr. Sambrooks' 2017 and 2018 long-term incentive grants.

        The material terms and conditions of these equity awards are determined under the provisions of Midstates' equity compensation plans that Midstates stockholders previously approved. Midstates' 2016 Long Term Incentive Plan was included as an exhibit to Midstates' Form S-8 filed with the SEC on October 24, 2016.

Restricted Stock Unit Awards.

        The Compensation Committee grants, on an annual basis, restricted stock unit awards that vest ratably over a three-year period to deliver a meaningful long-term incentive that balances risk and potential reward. These awards also serve as an effective incentive for Midstates' superior executive performers to remain with Midstates and continue such performance.

        Restricted stock unit awards are only earned if the individual continues to be employed by Midstates until the applicable vesting dates of the awards. Until vesting, holders of restricted stock unit awards do not have voting rights on the units, but the units are entitled to receive dividend equivalents, if any dividends are paid on Midstates stock.

Non-Qualified Stock Options.

        In 2016, post-emergence, the Compensation Committee granted non-qualified stock options that vest ratably over a period of three (3) years: one-sixth vested on the six-month anniversary of the Grant Date, an additional one-sixth vested on the twelve-month anniversary of the Grant Date, an additional one-third vested on the twenty-four month anniversary of the Grant Date and the final one-third will vest on the thirty-six month anniversary of the Grant Date. These awards were intended to promote sustained increases in long-term stockholder value and are inherently performance-oriented as the recipients only get rewarded to the extent that there have been increases in the fair market value of Midstates stock over the exercise price, which was set at the fair market value on the Grant Date.

Performance-Based Stock Unit Awards.

        In November 2017, in connection with his hiring, the Compensation Committee granted a performance-based restricted stock unit award to Midstates' Chief Executive Officer and in 2018, the Compensation Committee granted performance-based restricted stock unit awards to certain of Midstates' Named Executive Officers. The Chief Executive Officer's awards cliff vest at the conclusion of a three-year performance period, based on Midstates' absolute and relative Total Stockholder Return during the performance period. The 2018 performance-based restricted stock unit granted to certain of Midstates' Named Executive Officers (but excluding Midstates' Chief Executive Officer) cliff vest at the conclusion of a three-year performance period, based on Midstates' relative Total Stockholder Return during the performance period. Under certain circumstances, Midstates' Chief Executive Officer and those Named Executive Officers may vest in a pro rata portion of any performance-based restricted stock unit awards outstanding.

        In March 2019, the Compensation Committee granted performance-based restricted stock unit awards to Midstates' Named Executive Officers, including Midstates' Chief Executive Officer, which vest at the rates indicated in the table below, if and when a 60 consecutive trading-day VWAP is achieved at any time during the two-year performance period. Straight line interpolation between the values cited below will be used. All vested shares will be delivered following the close of the second performance year, if performance conditions are met.

Vesting Schedule	Stock Price (60-day VWAP)
33% of award	$9.50
66% of award	$10.50
100% of award	$11.50
150% of award	$12.50

        The Compensation Committee believes that performance awards are both retentive, in that the executive must be employed by Midstates through the conclusion of the performance period in order to earn any of the performance-based stock units, and motivational, in that the executive will only earn these shares if Midstates meets the articulated relative and/or absolute Total Stockholder Return and price per common share goals, as applicable under the terms of the respective award agreements.

        The grant date fair values of the restricted stock unit, stock option and performance-based stock unit awards granted to the Chief Executive Officer and certain of Midstates' Named Executive Officers, are calculated in accordance with accounting principles generally accepted in the United States ("GAAP") pursuant to Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 718, "Compensation—Stock Compensation," are shown in the "Summary Compensation Table" under the "Stock Awards" column and the accompanying footnotes.

Share Equalization Program

        In December 2018, the Board approved the adoption of a stock buyback equalization program (the "share equalization program") in order to further align the interests of Midstates' employees and directors that hold outstanding equity awards with that of Midstates stockholders in the event Midstates were to effectuate a tender offer or extraordinary share repurchase program. The share equalization program allows for Midstates' employees that hold outstanding equity awards, including Midstates' directors and Named Executive Officers, to effectively participate in any tender program or extraordinary share repurchase with their unvested restricted stock unit awards, unvested performance-based stock unit awards and any vested but unsettled restricted stock unit awards that were deferred by Midstates' directors under the directors Deferred Compensation Plan, as applicable, with the number of units and/or shares available to participate in the share equalization program being proportionate to the number of shares bought back through the tender offer or extraordinary share repurchase program by Midstates from its stockholders.

        On January 14, 2019, Midstates announced the commencement of a tender offer to repurchase up to 5,000,000 shares of common stock at the offer price of $10.00 per share in the first quarter of 2019. On February 14, 2019, the tender offer was completed with 5,000,000 shares of common stock purchased at a purchase price of $10.00 per share. Pursuant to the share equalization program, Midstates' employees, including Midstates' directors and executive officers, that held outstanding unvested equity awards and/or vested but unsettled restricted stock unit awards were allowed to participate in the tender offer.

Anti-Hedging and Pledging

        Because Midstates believes it is improper and inappropriate for its insiders to engage in short-term or speculative transactions involving certain securities, under the terms of Midstates' Insider Trading Policy Midstates prohibits its insiders from engaging in transactions in Midstates' debt securities (if any), hedging transactions and other transactions involving Midstates derivative securities, purchases of Midstates stock on margin, short term trading, and standing and limit orders. Midstates' Insider Trading Policy is available online at: https://ir.midstatespetroleum.com/governance-docs.

Other Benefits

        As previously discussed, the Compensation Committee strives to make Midstates' executive compensation program primarily performance-based and, as such, has eliminated all perquisites for Midstates' executive officers. Currently, Midstates offers the benefits described below which the Compensation Committee believes are competitive with the level of benefits offered by the companies with which Midstates compete for executive and managerial talent, and, as such, serve to meet Midstates' stated objective of attracting, motivating and retaining executive talent.

        All of Midstates' full-time employees, including Midstates' Named Executive Officers, receive the same health and welfare benefits. The benefits include a 401(k) retirement program with a company match of up to 8% of an employee's pay with immediate vesting, health insurance, dental insurance, life and accidental death and dismemberment insurance, as well as short-term and long-term disability insurance. Midstates does not currently offer any other retirement or pension program as Midstates feels that the compensation package offered to Midstates' Named Executive Officers provides compensation and incentives sufficient to attract and retain excellent talent without the addition of this benefit.

        The aggregate incremental cost of providing these benefits to the Named Executive Officers is included in the "Summary Compensation Table" under the "All Other Compensation" column and related footnotes.

Employment Agreements

Employment Agreement with Mr. Sambrooks

        In connection with the appointment of Mr. Sambrooks as President and Chief Executive Officer, Mr. Sambrooks and Midstates entered into an employment agreement (the "Sambrooks Employment Agreement") outlining the terms of his employment as President and Chief Executive Officer of Midstates. Pursuant to the Sambrooks Employment Agreement, Mr. Sambrooks' annual salary will be $600,000 (the "Base Salary") while serving as President and Chief Executive Officer and Mr. Sambrooks will be entitled to participate in any Incentive Plans (as defined in the Sambrooks Employment Agreement) applicable to similarly situated employees of Midstates. Additionally, Mr. Sambrooks will be entitled to an annual bonus earned based on performance against objective, reasonably attainable performance criteria determined in good faith by the Midstates board, after consultation with Mr. Sambrooks. The target annual bonus is one hundred percent (100%) of Mr. Sambrooks' Base Salary and the maximum annual bonus is two hundred percent (200%) of Mr. Sambrooks' Base Salary (each to be prorated for the number of days Mr. Sambrooks is employed with Midstates during the applicable bonus period).

        The Sambrooks Employment Agreement was effective as of November 1, 2017, and contains an initial term ending on the third anniversary of the effective date (the "Initial Term"). If sixty (60) days' notice of intent to terminate the Sambrooks Employment Agreement is not given prior to the expiration of the Initial Term, the Sambrooks Employment Agreement will continue past the Initial Term for successive one year terms until either party gives sixty (60) days' notice that the party intends for the Sambrooks Employment Agreement to terminate at the end of any such one year period.

        If Mr. Sambrooks' employment is terminated by Midstates for cause (as defined below) or by Mr. Sambrooks without Good Reason (as defined below) and the termination of Mr. Sambrooks is not due to his death or disability during the term of the Sambrooks Employment Agreement, Mr. Sambrooks will be entitled to a lump-sum cash payment which will consist of the following items: (i) the portion of the executive's base salary accrued through the termination to the extent not previously paid, any expense reimbursement accrued and unpaid, any employee benefits pursuant to the terms of the applicable employee benefit plan, and any accrued but unused vacation (the "Accrued

Obligations"), (ii) to the extent Mr. Sambrooks' employment terminates after the end of the applicable fiscal year but before the payment of Mr. Sambrooks' Annual Bonus for such fiscal year, the full payment of Mr. Sambrooks' Annual Bonus for such fiscal year that would have otherwise been payable, and (iii) any accrued or vested amount arising from the executive's participation in, or benefits under, any incentive plans (the "Accrued Incentives").

        If Mr. Sambrooks' employment is terminated by Midstates without Cause (as defined below) or by Mr. Sambrooks for Good Reason (as defined below) during the term of the Sambrooks Employment Agreement, Mr. Sambrooks will be entitled to a lump-sum cash payment, which will consist of the following items: (i) the Accrued Obligations, payable within thirty (30) days after the date of termination, (ii) any Accrued Incentives, (iii) a cash payment equal the sum of two times his base salary plus the target bonus and (iv) a cash payment equal to a pro rata portion of Mr. Sambrooks Target Bonus for the year of termination, which will be prorated based on the number of days between the beginning of the applicable performance period through the date of termination. Additionally, Mr. Sambrooks will be entitled to continued monthly payment for eighteen (18) months of an amount equal to the cost of medical, dental and vision coverage for him and his family, to vest in the next tranche of time-vested equity incentive awards that would otherwise vest if not for his termination and to vest in a pro rata portion of any performance-based equity incentive awards outstanding on the date of termination.

        If Mr. Sambrooks' employment is terminated by Midstates without Cause (as defined below) or by Mr. Sambrooks for Good Reason (as defined below) and within 12 months of a change in control, during the term of the Sambrooks Employment Agreement, Mr. Sambrooks will be entitled to a lump-sum cash payment, which will consist of the following items: (i) the Accrued Obligations, payable within thirty (30) days after the date of termination, (ii) any Accrued Incentives, (iii) a cash payment equal the sum of two times his base salary plus the target bonus and (iv) a cash payment equal to a pro rata portion of Mr. Sambrooks Target Bonus for the year of termination, which will be prorated based on the number of days between the beginning of the applicable performance period through the date of termination. Mr. Sambrooks will also be entitled to continued monthly payment for eighteen (18) months of an amount equal to the cost of medical, dental and vision coverage for him and his family. Additionally, all of Mr. Sambrooks' unvested time-based restricted stock units will vest. Further, all of Mr. Sambrooks' unvested performance-based restricted stock units awarded in 2017 will immediately and fully vest at the target number of restricted stock units. In addition, awards granted in 2019 would be eligible to vest as described below under the heading "—Compensation That May Be Paid or Become Payable to Midstates' Named Executive Officers in Connection With the Merger."

        For purposes of the Sambrooks Employment Agreement, "Cause," in all material respects, means: (i) a breach by Mr. Sambrooks of his obligations under the Sambrooks Employment Agreement, which constitutes nonperformance by him of his obligations and duties thereunder, as determined by Midstates, that is not cured within 15 days of Mr. Sambrooks' receipt of written notice thereof from Midstates, (ii) commission by Mr. Sambrooks of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against Midstates, (iii) a material breach by Mr. Sambrooks of any restrictive covenants contained within the Sambrooks Employment Agreement that is not cured within 15 days of Mr. Sambrooks' receipt of written notice thereof, (iv) Mr. Sambrooks' conviction, plea of no content or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving fraud, dishonesty, or moral turpitude or causing material harm, financial or otherwise, to Midstates, (v) the willful refusal or intentional failure of Mr. Sambrooks to carry out, or comply with, in any material respect, any lawful and material written directive of Midstates, (vi) Mr. Sambrooks' unlawful use (including being under the influence) or possession of illegal drugs, or (vii) Mr. Sambrooks willful and material violation of any federal, state, or local law or regulation applicable to Midstates or its business which adversely affects Midstates that is not cured after written notice from Midstates.

        For purposes of the Sambrooks Employment Agreement, "Good Reason" means any of the following, but only if occurring without Mr. Sambrooks' consent: (i) a diminution in Mr. Sambrooks' base salary or target bonus opportunity not otherwise consented to by Mr. Sambrooks, (ii) a material diminution in Mr. Sambrooks' titles, positions, authority, duties, or responsibilities, (iii) the relocation of Mr. Sambrooks' principal office to an area more than 50 miles from its location immediately prior to such relocation, or (iv) Midstates' failure to comply with any material provision of the Sambrooks Employment Agreement or equity agreement(s).

Employment Agreements with Other Named Executive Officers

        Effective upon Midstates' emergence from the Chapter 11 Cases, Midstates entered into new employment agreements with Scott C. Weatherholt and Mitchell G. Elkins, and on September 17, 2018 Midstates entered into a new employment agreement with Richard W. McCullough (collectively, the "Employment Agreements"). The initial term of the Employment Agreements is three (3) years with automatic extensions for additional one-year periods unless either party provides at least sixty (60) days advance written notice of the intent to terminate the Employment Agreement. Under the Employment Agreements, Mr. Weatherholt currently receives an annual base salary of $400,000 (prior to March 1, 2019, he received an annual base salary of $350,000), Mr. McCullough currently receives an annual base salary of $288,400 and Mr. Elkins received an annual base salary of $400,000, which, in the case of Messrs. Weatherholt and McCullough, may be increased, but not decreased, at any time at the discretion of the Midstates board. Each of the foregoing officers who remains employed with Midstates is also eligible to receive an annual cash bonus and to participate in all other bonus, incentive, retirement and similar plans applicable generally to other similarly situated employees of us. The target annual cash bonus of Mr. Weatherholt is 75% of his annual base salary, Mr. Elkins' was 80% of his annual base salary and Mr. McCullough's is 50% of his annual base salary. Each executive is entitled to five weeks of vacation each year during the term of the Employment Agreement. The Employment Agreement contains a confidentiality obligation on the part of the executive of indefinite duration and non-competition and non-solicitation obligations on the part of the executive for a period of one-year following their termination of employment with Midstates for any reason.

        Upon a termination of the executive's employment by Midstates for Cause, by the executive without Good Reason, or due to death or disability during the term of the Employment Agreement, the executive is entitled to (i) the Accrued Obligations, and (ii) any Accrued Incentives, which amount was payable in accordance with the terms and conditions of such incentive plans.

        Upon a termination of the executive's employment by Midstates without Cause or by the executive for Good Reason during the term of the Employment Agreement, the executive is entitled to: (i) the Accrued Obligations, (ii) the Accrued Incentives, and (iii) a lump sum cash payment equal to 1.0 times of the applicable officer's base salary plus annual target bonus. Additionally, the executive will be entitled to continued monthly payment for twelve (12) months of an amount equal to the cost of medical, dental and vision coverage for him and his family, to vest in the next tranche of time-vested equity incentive awards that would otherwise vest if not for his termination and to vest in a pro rata portion of any 2018 performance-based equity incentive awards outstanding on the date of termination.

        Upon a termination of the executive's employment by Midstates without Cause or by the executive for Good Reason during the term of the Employment Agreement and within twelve months following a change in control of Midstates, Mr. Weatherholt is entitled to: (i) the Accrued Obligations, (ii) the Accrued Incentives, (iii) a lump-sum cash payment equal to the product of (x) the executive's annual target bonus plus the highest base salary paid to the executive during the three (3) years immediately preceding the change in control, multiplied by (y) 2.0, and (iv) monthly payments equal to the monthly COBRA premium for executive and any eligible dependents for up to 12 months following the executive's termination of employment. Mr. McCullough is entitled to: (i) the Accrued Obligations, (ii) the Accrued Incentives, (iii) a lump-sum cash payment equal to the product of (x) the executive's annual target bonus plus the highest base salary paid to the executive during the three (3) years immediately preceding the change in control, multiplied by (y) 1.0, and (iv) monthly payments equal to the monthly COBRA premium for executive and any eligible dependents for up to 12 months following the executive's termination of employment. Additionally, all of Mr. Weatherholt's and Mr. McCullough's unvested time-based restricted stock units granted will vest, all unvested performance-based restricted stock units, awarded in 2018 will immediately and fully vest at the target number of restricted stock units, and awards granted in 2019 would be eligible to vest as described below under the heading "—Compensation That May Be Paid or Become Payable to Midstates' Named Executive Officers in Connection With the Merger."

        For purposes of the Employment Agreements "Cause," in all material respects, means: (i) a breach by the executive of the executive's obligations under the executive's Employment Agreement, which constitutes nonperformance by the executive of their obligations and duties thereunder, as determined by Midstates, that is not cured within 15 days of the executive's receipt of written notice thereof from Midstates, (ii) commission by the executive of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against Midstates, (iii) a material breach by the executive of any restrictive covenants contained within the executive's Employment Agreement that is not cured within 15 days of the executive's receipt of written notice thereof, (iv) the executive's conviction, plea of no content or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving fraud, dishonesty, or moral turpitude or causing material harm, financial or otherwise, to Midstates, (v) the willful refusal or intentional failure of the executive to carry out, or comply with, in any material respect, any lawful and material written directive of Midstates, (vi) the executive's unlawful use (including being under the influence) or possession of illegal drugs, or (vii) the executive's willful and material violation of any federal, state, or local law or regulation applicable to Midstates or Midstates' business which adversely affects Midstates that is not cured after written notice from Midstates.

        For purposes of the Employment Agreements, "Good Reason" means any of the following, but only if occurring without the executive's consent: (i) a material diminution in the executive's base salary or target bonus opportunity, (ii) a material diminution in the executive's titles, positions, authority, duties, or responsibilities, (iii) the relocation of the executive's principal office to an area more than 50 miles from its location immediately prior to such relocation, or (iv) Midstates' failure to comply with any material provision of the Employment Agreement or agreement pursuant to which the executive received a grant of equity-based awards in connection with Midstates' emergence from the Chapter 11 Cases.

        Severance payments made under the Employment Agreement are contingent upon the executive's execution of a valid release of claims. Further, severance payments may be stopped and any payments already made must be repaid in the event the executive violates the confidentiality, non-competition or non-solicitation provisions of the Employment Agreement.

        In the event that Section 280G of the Code applies to any compensation payable to the executives, the Employment Agreements provide for a Section 280G Best Net Cutback. The Employment Agreements do not provide any obligation for Midstates to pay a "gross-up" or make the executive whole for any excise or regular income taxes, including the excise taxes that may be due under Section 4999 of the Code.

Severance Arrangements

Mitchell G. Elkins

        Effective January 23, 2018, Mr. Elkins' employment ended with Midstates. In connection with his departure, Mr. Elkins entered into a Separation Agreement (the "Elkins Separation Agreement"), dated January 24, 2018. Pursuant to the Elkins Separation Agreement, Mr. Elkins received, under the terms of his Employment Agreement with Midstates, a lump sum payment for his Accrued Obligations and Accrued Incentives, a lump sum cash payment equal to 1.0 times his base salary plus annual target bonus, a lump sum amount equal to the monthly COBRA premium for he and his spouse for twelve months and all unvested awards granted to Mr. Elkins under the 2016 Long Term Incentive Plan fully vested. The Elkins Separation Agreement also contains confidentiality and non-disparagement provisions and a waiver and release.

Accounting Considerations

        All equity awards to Midstates' employees, including Midstates' Named Executive Officers, and to Midstates' directors will be granted and reflected in Midstates' consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with FASB ASC, Topic 718, "Compensation—Stock Compensation."

Impact of Section 162(m) on Compensation

        Prior to the Tax Cuts and Jobs Act ("Tax Reform") that was signed into law December 22, 2017, Section 162(m) of the Code generally limited to $1 million the U.S. federal income tax deductibility of compensation paid in one year to a company's Chief Executive Officer or any of its three next-highest-paid executive officers (other than its Chief Financial Officer). Compensation that qualified as "performance-based" under Section 162(m) of the Internal Revenue Code was exempt from this $1 million limitation. As part of Tax Reform, the ability to rely on this "qualified performance-based compensation" exception was eliminated, and the limitation on deductibility was generally expanded to include all named executive officers. Although Midstates maintain compensation arrangements that were intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code prior to Tax Reform, subject to certain transition relief rules, Midstates may no longer take a deduction for any compensation paid to Midstates' covered employees in excess of $1 million. Furthermore, although the Compensation Committee may have taken action intended to limit the impact of Section 162(m) of the Internal Revenue Code, it also believes that the tax deduction is only one of several relevant considerations in setting compensation. The Committee believes that stockholder interests are best served by not restricting the Committee's discretion and flexibility in structuring compensation programs, even though such programs may result in non-deductible compensation expenses. Accordingly, achieving the desired flexibility in the design and delivery of compensation may have resulted (and may continue to result, in light of the recent changes in law) in compensation that in certain cases is not deductible for federal income tax purposes.

Compensation Practices as They Relate to Risk Management

        Midstates believes Midstates' compensation programs do not encourage excessive and unnecessary risk taking by executive officers (or other employees). Midstates' annual performance-based cash incentive program is based upon several different performance metrics that are both quantitative and qualitative, thus emphasizing well rounded company performance and growth rather than encouraging Midstates' executives to focus on achieving a single performance goal and the exclusion of others. Further, because Midstates' Compensation Committee retains the ability to apply discretion when determining the actual amount to be paid to executives pursuant to Midstates' annual performance-based cash incentive program, Midstates' Compensation Committee is able to assess the actual behavior of Midstates' executives as it relates to risk taking in awarding bonus amounts. Finally, Midstates' use of long-term equity-based compensation serves Midstates' compensation program's goal of aligning the interests of executives and stockholders over the long-term, thereby reducing the incentives to take unnecessary short-term risk.

Executive Compensation

Summary Compensation Table

        The following table sets forth information regarding the compensation awarded to, earned by, or paid to Midstates' Named Executive Officers during the fiscal years ended December 31, 2018, and 2017.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non- Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
David J. Sambrooks	2018	600,000	—	510,000	22,000	1,132,000
President and Chief Executive	2017	100,000	2,564,850	54,200	8,000	2,727,050
Officer
Richard W. McCullough	2018	287,000	534,453	115,360	17,304	954,117
Vice President—Chief Accounting	2017	272,260	—	104,956	2,313	379,529
Officer
Scott C. Weatherholt	2018	341,667	992,494	249,375	18,500	1,602,036
Executive Vice President—General	2017	300,000	—	97,560	18,000	415,560
Counsel & Corporate Secretary
Mitchell G. Elkins	2018	35,064	—	—	821,129	856,193
Former Executive Vice President—	2017	400,000	—	173,440	21,600	595,040
Operations

(1)
This column reflects the base salary earned by each Named Executive Officer during the 2018 and 2017 fiscal years.

(2)
These amounts do not necessarily correspond to the actual value that may be realized by Midstates' Named Executive Officers. For Mr. McCullough and Mr. Weatherholt, the amounts shown for 2018 represent the grant date fair value of their annual awards consisting of both time-based and performance-based restricted stock units. For 2017, this amount represents Mr. Sambrooks' award of time-based and performance-based restricted stock units upon his hire of November 1, 2017. The face value of the awards granted to Mr. Sambrooks on November 1, 2017 was $2,000,000 for the performance-based restricted stock units and $1,000,000 for the time-based restricted stock units. All awards are reported based upon the grant date fair value computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures.

(3)
The amounts reported in this column reflect the aggregate amount paid in total to each Named Executive Officer with respect to performance in 2017 and 2018 under Midstates' then applicable annual short-term incentive bonus programs.

(4)
These amounts represent a Midstates match of 401(k) contributions made in 2017 and 2018 including a year-end 401(k) true-up amount of $400 for Mr. Elkins for 2017, paid in March 2018. Additionally, this includes for Mr. Elkins for 2018, a Midstates match of 401(k) contributions made in 2018 in the amount of $20,988, a payment of $746,295 for severance and a payment of $53,846 for accrued and unused vacation upon his termination on January 23, 2018 in accordance with the terms of his Employment Agreement.

 Outstanding Equity Awards at Fiscal Year End

        The following table sets forth information concerning outstanding equity awards held by each of Midstates' Named Executive Officers as of December 31, 2018.

	Option Awards				Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
David J. Sambrooks	—	—	—		181,040	849,764
President and Chief Executive Officer
Richard W. McCullough	18,733	9,370	19.66	10/21/2026	41,161	237,496
Vice President—Chief Accounting Officer
Scott C. Weatherholt	31,715	15,863	19.66	10/21/2026	77,853	423,526
Executive Vice President—General Counsel & Corporate Secretary
Mitchell G. Elkins	—	—	—
Former Executive Vice President—Operations

(1)
Amounts reported in this column represent time-vested stock options granted on October 21, 2016. Unless provided for otherwise under the terms of any applicable employment agreement with Midstates, the awards vested as to 1/6 of the award on April 21, 2017, an additional 1/6 of the award vested on October 21, 2017, an additional 1/3 of the award vested on October 21, 2018, and the final 1/3 of the award will vest on October 21, 2019.

(2)
For Mr. Sambrooks' awards were granted on November 1, 2017 and the amount represents 67,889 time-based restricted stock units which vest ratably over three (3) years and 135,778 performance-based restricted stock units which cliff vest at the end of the three (3) years, subject to performance achievement based on absolute and relative Total Stockholder Return. Amounts reported in this column for all other Named Executive Officers other than Mr. Sambrooks represent time-based restricted stock units granted on October 21, 2016, time-based restricted stock units and performance-based restricted stock units granted on March 1, 2018. Unless provided for otherwise under the terms of any applicable employment or equity award agreement with Midstates, the time-based restricted stock units granted on October 21, 2016 vested as to 1/6 of the award on April 21, 2017, an additional 1/6 of the award vested on October 21, 2017, an additional 1/3 of the award vested on October 21, 2018, and the final 1/3 of the award will vest on October 21, 2019. Unless provided for otherwise under the terms of any applicable employment or equity award agreement with Midstates, the time-based restricted stock units granted on March 1, 2018 vest ratably over three (3) years and the performance-based restricted stock units cliff vest at the end of the three (3) years, subject to performance achievement based on relative Total Stockholder Return. Pursuant to the share equalization program, each Named Executive Officer participated and has submitted a tender upon the vesting date. For Mr. Sambrooks, the total shares will be 12,085, for Mr. Weatherholt the total shares will be 9,328 and for Mr. McCullough the total shares will be 10,990. These shares are currently unvested and are included within the total shares of stock that are represented in column 2.

(3)
For purposes of determining the amounts shown for executives in this column, the values of unvested performance-based restricted stock units were calculated based upon the number of performance-based restricted stock units awarded to executives at threshold performance (50%), multiplied by closing share price of the common stock of Midstates on December 31, 2018 of $7.51 per share. The amounts attributable to executives' unvested time-based restricted stock units were calculated by multiplying the number of unvested time-based restricted stock units by the closing share price of the common stock of Midstates on December 31, 2018 of $7.51 per share.

Equity Compensation Plan Information

        The following table sets forth information about Midstates common stock that may be issued under equity compensation plans as of December 31, 2018.

			(c)
	(a)
		(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)
Plan category		Weighted-average exercise price of outstanding options, warrants and rights(2)
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders(4)	1,413,017	$19.66	2,100,933
Total	1,413,017	$19.66	2,100,933

(1)
This column reflects all shares that are issuable upon vesting of options, restricted stock unit awards and performance-based restricted stock units issued under the LTIP that were outstanding and unvested as of December 31, 2018.

(2)
Restricted stock units and performance-based restricted stock units do not have an exercise price and, therefore, have been excluded from the weighted average exercise price calculation in this column. The stock options have an exercise price equal to $19.66 per share, which was the fair market value of a share of Midstates stock as of the grant date.

(3)
This column reflects the total number of shares remaining available for issuance under the LTIP as of December 31, 2018.

(4)
Midstates' only equity compensation plan is the LTIP. The LTIP was established upon Midstates' emergence from Chapter 11 in 2016. Midstates' 2016 Long Term Incentive Plan was included as an exhibit to Midstates' Form S-8 filed with the SEC on October 24, 2016.

Terminations of Employment

Terminations of Employment During 2018

        Mr. Elkins' employment with Midstates ended on January 23, 2018. Midstates entered into a separation agreement with Mr. Elkins, described in more detail above in the section entitled "Severance Arrangements." The table below reflects the full value of all amounts paid to Mr. Elkins in connection with his termination of employment.

Named Executive Officer	Salary Continuation ($)	Annual Bonus at STIP Target ($)	2017 Annual Bonus ($)	Accrued Vacation ($)	Stock Options ($)(1)	Restricted Stock ($)(2)	COBRA Premium Reimbursement ($)	Total ($)
Mitchell G. Elkins	400,000	320,000	173,440	53,846	—	1,106,300	26,295	2,079,881

(1)
Mr. Elkins had until August 1, 2018 (which is 180 days from his termination date) to exercise his vested stock options. To Midstates' knowledge, Mr. Elkins did not exercise his stock options.

(2)
The value reported above for the acceleration of unvested restricted stock is calculated based on closing market price of shares of Midstates common stock on the date of the executive's termination of employment.

Estimated Payments Due Pursuant to Existing Agreements

        As discussed in "Compensation Discussion and Analysis—Employment Agreements," Midstates maintains employment agreements with certain Messrs. Sambrooks, Weatherholt and McCullough that provide for potential severance payments upon a termination of the executive's employment under various circumstances. The following discussion sets forth the payments and benefits that would be received by Midstates' named executive officers if a hypothetical termination of employment had occurred on December 31, 2018:

        If Mr. Sambrooks' employment is terminated by Midstates without Cause or by Mr. Sambrooks for Good Reason during the term of the Sambrooks Employment Agreement, Mr. Sambrooks will be entitled to a lump-sum cash payment which will consist of the following items: (i) the Accrued Obligations, payable within thirty (30) days after the date of termination, (ii) any Accrued Incentives, (iii) a cash payment equal to the sum of two times his base salary plus the target bonus and (iv) a cash payment equal to a pro rata portion of Mr. Sambrooks Target Bonus for the year of termination, which will be prorated based on the number of days between the beginning of the applicable performance period through the date of termination. Additionally, Mr. Sambrooks will be entitled to continued monthly payment for eighteen (18) months of an amount equal to the cost of medical, dental and vision coverage for him and his family, to vest in the next tranche of time-based equity incentive awards that would otherwise vest if not for his termination and to vest in a pro rata portion of any performance-based equity incentive awards outstanding on the date of termination. The following table displays the value of the severance payments described in the preceding sentence for Mr. Sambrooks, assuming that an eligible termination of employment occurred on December 31, 2018.

Name and Principal Position	Lump-Sum Payment based on Annual Bonus at STIP Target ($)	Continued Base Salary ($)	COBRA Premium Reimbursement ($)	Total ($)
David J. Sambrooks	1,200,000	1,200,000	44,517	2,444,517

        If Mr. Sambrooks' employment is terminated by Midstates without Cause (as defined previously) or by Mr. Sambrooks for Good Reason and within 12 months of change of control, during the term of the Sambrooks Employment Agreement, Mr. Sambrooks will be entitled to a lump-sum cash payment, which will consist of the following items: (i) the Accrued Obligations, payable within thirty (30) days after the date of termination, (ii) any Accrued Incentives, (iii) a cash payment equal the sum of two times his base salary plus the target bonus and (iv) a cash payment equal to a pro rata portion of Mr. Sambrooks Target Bonus for the year of termination, which will be prorated based on the number of days between the beginning of the applicable performance period through the date of termination. Mr. Sambrooks will also be entitled to continued monthly payment for eighteen (18) months of an amount equal to the cost of medical, dental and vision coverage for him and his family. Additionally, all of Mr. Sambrooks' unvested time-based awards granted to Mr. Sambrooks under the 2016 Long Term Incentive Plan, will vest in full. The 2017 performance-based equity incentive awards outstanding on the date of termination will vest at the target number of awards. The following table displays the value of the severance payments described in the preceding sentence for Mr. Sambrooks, assuming that an eligible termination of employment occurred on December 31, 2018 and within 12 months of change of control.

Name and Principal Position	Lump-Sum Payment based on Annual Bonus at STIP Target ($)	Continued Base Salary ($)	COBRA Premium Reimbursement ($)	Total ($)
David J. Sambrooks	1,200,000	1,200,000	44,517	2,444,517

        If Messrs. Weatherholt or McCullough's employment is terminated by Midstates without Cause or by the executive for Good Reason during the term of the Employment Agreement, Messrs. Weatherholt and/or McCullough will be entitled to: (i) the Accrued Obligations, (ii) the Accrued Incentives, (iii) a lump sum cash payment equal to 1.0 times their base salary plus their annual target bonus and (iv) monthly payments equal to the monthly COBRA premium for Executive and his spouse and any eligible dependents for up to 12 months following their termination of employment. Additionally, if the termination of employment is by Midstates without Cause or by the executive for Good Reason, all unvested awards granted to the executive in 2016 under the 2016 Long Term Incentive Plan shall vest. Time-based equity incentive awards granted in 2018 will vest in the next tranche that would otherwise vest if not for his termination and any performance-based equity incentive awards granted in 2018 will vest in a pro rata portion outstanding on the date of termination. The following table displays the value of the severance payments described in the preceding sentence for Messrs. Weatherholt and McCullough, assuming that an eligible termination of employment occurred on December 31, 2018.

Name and Principal Position	Lump-Sum Payment based on Annual Bonus at STIP Target ($)	Continued Base Salary ($)	COBRA Premium Reimbursement ($)	Total ($)
Scott C. Weatherholt	262,500	350,000	42,867	655,367
Richard W. McCullough	144,200	288,400	42,867	475,467

        Upon a termination of Messrs. Weatherholt or McCullough's employment by Midstates without Cause or by the executive for Good Reason during the term of their respective Employment Agreements and within twelve months following a change in control of Midstates, Messrs. Weatherholt and/or McCullough will be entitled to: (i) the Accrued Obligations, (ii) the Accrued Incentives, (iii) a lump-sum cash payment equal to the product of (x) the annual target bonus plus the highest base salary paid to the executive during the three (3) years immediately preceding the change in control, multiplied by (y) 2.0 for Mr. Weatherholt and multiplied by (y) 1.0 for Mr. McCullough, and (iv) monthly payments equal to the monthly COBRA premium for executive and any eligible dependents for up to 12 months following the executive's termination of employment. Additionally, if the termination of employment is by Midstates without Cause or by the executive for Good Reason, all unvested awards granted to the executive under the 2016 Long Term Incentive Plan shall vest. The 2018 performance-based equity incentive awards outstanding on the date of termination will vest at the target number of awards. The following table displays the value of the severance payments described in the preceding sentence for Messrs. Weatherholt and McCullough, assuming that an eligible termination of employment occurred on December 31, 2018 and within 12 months of change of control.

Name and Principal Position	Lump-Sum Payment based on Annual Bonus at STIP Target ($)	Continued Base Salary ($)	COBRA Premium Reimbursement ($)	Total ($)
Scott C. Weatherholt	525,000	700,000	42,867	1,267,867
Richard W. McCullough	144,200	288,400	42,867	475,467

Compensation That May Be Paid or Become Payable To Midstates' Named Executive Officers in Connection With the Merger

        Item 402(t) of Regulation S-K requires disclosure of compensation arrangements or understandings with Midstates' named executive officers that are based on or otherwise relate to the merger, whether present, deferred or contingent. This compensation is referred to as "golden parachute" compensation by the applicable SEC disclosure rules, and in this section such term is used to describe the merger-related compensation payable to Midstates' named executive officers. The "golden parachute" compensation payable to these individuals is covered by the non-binding advisory vote on executive compensation of Midstates' named executive officers pursuant to Proposal 3 below.

        As described above under the heading "—Interests of Certain Midstates Directors and Executive Officers in the Merger," Midstates' executive officers whose employment is terminated or deemed to be terminated without cause in connection with the merger will receive accelerated vesting of their outstanding Midstates stock options, Midstates RSUs, Midstates PSUs and payment of unvested amounts under Midstates' share equalization program. All of Midstates' named executive officers are expected to incur such a termination of employment in connection with the merger. In addition, Midstates' named executive officers will be entitled to receive certain severance amounts pursuant to their employment agreements, which are described in more detail above, and cash payments related to unpaid retention awards that were scheduled to be paid later in 2019.

        The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits (on a pre-tax basis) that each of Midstates' named executive officers would receive using the following assumptions: (i) the completion of the merger occurs on May 31, 2019, (ii) each named executive officer experiences a qualifying termination at such time, (iii) the named executive officer's base salary rate and annual target bonus remain unchanged from that in effect as of the date of this filing, (iv) the value of the accelerated vesting of any Midstates equity award is calculated assuming a market price per share of Midstates common stock equal to $10.07 (which equals the average closing market price of a share of Midstates common stock on the NYSE over the first five business days following May 6, 2019, the date of the first public announcement of entering into the merger agreement) (the "Assumed Midstates Stock Price"), (v) no named executive officers receive any additional equity grants prior to completion of the merger and (vi) each named executive officer has properly executed any required releases and complied with all requirements (including any applicable restrictive covenants) necessary in order to receive the payments and benefits. Some of the assumptions used in the table below are based upon information not currently available and, as a result, the actual amounts to be received by any of the individuals below may materially differ from the amounts set forth below.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites / Benefits ($)	Total ($)
David J. Sambrooks	2,889,378	2,390,019	44,517	5,323,914
Richard W. McCullough	653,393	496,494	42,867	1,192,754
Scott C. Weatherholt	1,701,794	1,104,065	42,867	2,848,726
Mitchell G. Elkins(3)	—	—	—	—

(1)
Amounts represent the aggregate cash amounts the named executives would be entitled to receive upon a qualifying termination. The individual components of these amounts are set forth in the following table:

Named Executive Officer	Accrued Vacation Payment ($)	Cash Severance ($)	Pro-Rated 2019 Bonus ($)	Retention Award ($)(a)	Share Equalization Plan Payment ($)
David J. Sambrooks	68,538	2,400,000	225,000	75,000	120,840
Richard W. McCullough	38,823	432,600	54,075	18,025	109,870
Scott C. Weatherholt	53,846	1,400,000	121,875	32,813	93,260

(a)
The amount included in respect of the Retention Award represents the cash retention amount otherwise payable to the named executive officer on July 1, 2019, subject to continued employment. If the closing of the merger (and termination of the named executive officer) occurs before July 1, 2019, the amount will become payable and the remaining portion of the named executive officer's retention award will be forfeited. If the closing of the merger (and termination of the named executive officer) occurs after July 1, 2019, the remaining portion of the named executive officer's retention award (which is two times the amount shown in this column) will become payable upon termination.
(2)
Amounts represent the value of equity awards held by each named executive officer that will fully vest and be promptly settled as described in the section titled "The Merger Agreement—Treatment of Equity Compensation Awards—Treatment of Midstates Equity Awards" beginning on page 163. The following table shows the number and estimated value of the Midstates RSUs and Midstates PSUs held by the named executive officers. No amounts are included in respect of Midstates stock options because the exercise price of all Midstates stock options exceeds the Assumed Midstates Stock Price and therefore the options are assumed not to have any intrinsic value.

Named Executive Officer	Unvested Midstates RSUs (#)	Value of Unvested Midstates RSUs ($)	Unvested Midstates PSUs That Will Vest At Target Level (#)	Value of Unvested Midstates PSUs That Will Vest At Target Level ($)	Unvested Midstates PSUs That Will Vest Based on Stock Price (#)(a)	Value of Unvested Midstates PSUs That Will Vest Based on Stock Price ($)
David J. Sambrooks	64,137	645,860	135,778	1,367,284	37,425	376,874
Richard W. McCullough	24,853	250,270	13,981	140,789	10,470	105,436
Scott C. Weatherholt	44,223	445,326	42,916	432,164	22,500	226,575

(a)
The amount shown represents the portion of the award that would vest based on the Assumed Midstates Stock Price, which represents approximately 51.8% of the total award. The actual amount that will vest will be based on the Midstates stock price as of the closing of the merger. 0% of the award will vest if the Midstates stock price is less than $9.50 as of the closing of the Merger; 33% of the award will vest if the Midstates stock price is $9.50 as of the closing of the Merger; 66% of the award will vest if the Midstates stock price is $10.50 as of the closing of the Merger; 100% of the award will vest if the Midstates stock price is $11.50 as of the closing of the Merger; and a maximum of 150% of the award will vest if the Midstates stock price is $12.50 or greater as of the closing of the Merger. The vesting percentage is interpolated linearly in between the foregoing stock price levels.

(3)
Mr. Elkins retired from his position as Executive Vice President—Operations effective as of January 23, 2018 and will not receive any compensation that relates to or is otherwise based on the merger.

Rule 10b5-1 Sales Plans

        Midstates' directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of Midstates common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend or terminate the plan in some circumstances. Midstates' directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information pursuant to Midstates' insider trading plan.

 Director Compensation

        In conjunction with Midstates' emergence from Chapter 11, Midstates' Compensation Committee (in consultation with LB&Co.) reviewed the compensation of Midstates' non-employee directors and determined that it was appropriate to revise their compensation to provide the following compensation package:

  •
  Chairman of the Board annual cash retainer: $112,500; and annual equity retainer in restricted stock units equivalent to $210,000;

  •
  Regular director annual cash retainer: $75,000, and annual equity retainer in restricted stock units equivalent to $140,000;

  •
  The equity retainers for all non-employee directors will vest on the first to occur of (i) December 31, 2018, (ii) the non-employee director's termination of directorship (other than for "Cause"), (iii) the non-employee director's death, or (iv) the non-employee director's disability, which Midstates' Compensation Committee believes will align Midstates non-employee directors' interests with those of Midstates stockholders on an annual basis;

  •
  Audit Committee Chair additional retainer: $25,000, and Audit Committee member additional service retainer: $12,500;

  •
  Compensation Committee Chair additional retainer: $15,000, and Compensation Committee member additional service retainer: $7,500;

  •
  Nominating Chair additional retainer: $10,000, and Nominating member additional service retainer: $5,000;

        Additionally, in November 2016, all non-employee directors received a one-time grant of restricted stock units with a grant-date value equal to $250,000, and vesting on the first business day following the date on which the Adjusted Share Price of Midstates common stock is equal to or greater than $30 (the "Director LTIP" award). Midstates' Compensation Committee believes that an additional grant of equity-based awards was necessary to immediately align Midstates non-employee directors' interests with those of Midstates stockholders generally, as Midstates non-employee directors did not hold equity as of Midstates' emergence from the Chapter 11 Cases. The Director LTIP award will vest only if Midstates share price materially increases from its price on the date the Director LTIP was granted; provided, however, that the Director LTIP award is subject to accelerated vesting in the event a Change in Control (as defined in Midstates' 2016 Long Term Incentive Plan) is effectuated. Any unvested Director LTIP award is subject to forfeiture on the first to occur of (i) the fifth anniversary of the grant date or (ii) a recipient's termination of directorship for any reason (except for a termination as part of a Change in Control).

        For purposes of the Director LTIP award, "Adjusted Share Price" means the sum of (a) the average of the closing prices of Midstates common stock during the 60 consecutive trading days ending on the specified measurement date (or if such measurement date does not fall on a trading day, the immediately preceding trading day); and (b) the aggregate value of any dividends paid on shares of common stock over the period beginning on the grant date and ending on the measurement date.

        Non-employee directors of Midstates are permitted to defer receipt of shares of common stock issued in respect of equity-based awards until a future date chosen in the director's discretion. If a non-employee director elects to make a deferral under the director deferral plan, the deferral election must be for a minimum of three (3) years and may provide for a maximum deferral of five years. In addition, subject to the non-employee director's election, any deferred shares may be settled upon any of the non-employee director's separation from service, death, disability, or upon a change of control of Midstates.

        Each director is reimbursed for travel and miscellaneous expenses (i) to attend meetings and activities of the Midstates board or its committees; and (ii) related to such director's participation in Midstates general education and orientation program for directors.

        In November 2016, following Midstates' emergence from the Chapter 11 Cases, each non-employee director was granted (i) a proportionate amount of restricted stock units attributable to the fourth quarter of 2016, (ii) a grant of restricted stock units pursuant to the Director LTIP described above, and (iii) separate grants of restricted stock units attributable to the applicable non-employee director's service on the Midstates board in 2017 and 2018, as applicable.

        The following table provides information concerning the compensation of Midstates non-employee directors for the fiscal year ended December 31, 2018.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Alan J. Carr	161,000	217,528	378,528
Patrice D. Douglas	129,367	145,013	274,380
Todd R. Snyder	127,737	145,013	272,750
Neal P. Goldman	124,834	145,013	269,847
Randal T. Klein	N/A	N/A	N/A
Evan S. Lederman	N/A	N/A	N/A
David H. Proman	N/A	N/A	N/A

(1)
Includes annual cash retainer fee, board and committee meeting fees, and committee chair fees for each non-employee director during fiscal year 2018 as more fully explained in the preceding paragraphs. Effective as of July 1, 2018 through December 31, 2018, each non-employee director earned a meeting fee for attending and participating in meetings of the Midstates board.

(2)
The amounts reported in the "2018 Stock Awards" column reflect the aggregate grant date fair value of restricted stock unit awards granted under Midstates' 2016 Long Term Incentive Plan on January 2, 2018, computed in accordance with FASB ASC Topic 718. The Stock Awards include the full amount of the non-employee director's annual equity award in respect of 2018. An additional grant was awarded in January 2019 but are not included in the amount shown in the table.

PROPOSAL THREE

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
OF MIDSTATES' NAMED EXECUTIVE OFFICERS

Introduction

        Section 14A of the Securities Exchange Act requires public companies to conduct a separate stockholder advisory vote to approve the compensation of Named Executive Officers, commonly known as a "Say-on-Pay" proposal. Accordingly, Midstates is asking Midstates stockholders to approve, on an advisory, non-binding basis, the compensation paid to Midstates' Named Executive Officers, as described in the "Executive Compensation and Other Information" section of this joint proxy statement/prospectus. The Midstates board recognizes that executive compensation is an important matter for Midstates stockholders. As described in detail in the "Executive Compensation and Other Information—Executive Compensation Program Philosophy, Objectives and Principles" section of this joint proxy statement/prospectus, the Compensation Committee is tasked with the implementation of Midstates' executive compensation philosophy and the core of that philosophy is to pay Midstates' Named Executive Officers based on performance. In particular, the Compensation Committee strives to attract, retain and motivate exceptional executives, to properly incentivize future performance by rewarding the achievement of established goals, and to align executives' long-term interests with the interests of Midstates stockholders. To do so, the Compensation Committee uses a combination of short and long-term incentive compensation to reward near-term excellent performance and to encourage Midstates' Named Executive Officers' commitment to Midstates long-range, strategic business goals. It is the intention of the Compensation Committee that Midstates' Named Executive Officers be compensated competitively as compared to other companies in the same and closely related industries while ensuring that Midstates' compensation programs are consistent with Midstates strategy, sound corporate governance principles, and stockholder interests and concerns.

        As described in the "Executive Compensation and Other Information" section of this joint proxy statement/prospectus (the "Executive Compensation Discussion"), Midstates believes its compensation program is effective, appropriate and strongly aligned with the long-term interests of Midstates stockholders and that the total compensation package provided to Midstates' Named Executive Officers are reasonable and not excessive. As you consider this Proposal TWO, Midstates urges you to read the Executive Compensation Discussion for additional details on the compensation of Midstates' Named Executive Officers, including information about Midstates' compensation philosophy and objectives and the past compensation of Midstates' Named Executive Officers, and to review the tabular disclosures regarding Named Executive Officer compensation together with the accompanying narrative disclosures.

        As an advisory vote, Proposal TWO is not binding on the Midstates board or the Compensation Committee and will not require the Midstates board or the Compensation Committee to take any specific action. Although the vote is non-binding, the Midstates board and the Compensation Committee value the opinions of Midstates stockholders, and will carefully consider the outcome of the vote when making future compensation decisions for Midstates' Named Executive Officers.

Text of the Resolution to be Adopted

        Midstates is asking stockholders to vote "For" the following resolution:

        "RESOLVED, that the compensation paid or that may become payable to Midstates' Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables and narrative discussion, and including the information presented under the heading "Compensation That May Be Paid or Become Payable to Midstates' Named Executive Officers in Connection With the Merger" is hereby APPROVED."

Vote Required

        Approval of the executive compensation proposal requires the affirmative vote of the holders of a majority of the shares of Midstates common stock present in person or represented by proxy and entitled to vote thereon at the Midstates annual meeting. Abstentions are considered shares of Midstates common stock present and entitled to vote and will have the same effect as votes "against" the executive compensation proposal. For these purposes, broker non-votes are not treated as entitled to vote and will not have any effect on the outcome of voting on the executive compensation proposal.

Recommendation of the Midstates Board

        The Midstates board recommends that stockholders vote FOR the approval of the compensation paid to Midstates' Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables and narrative discussion, and including the information presented under the heading "Compensation That May Be Paid or Become Payable to Midstates' Named Executive Officers in Connection With the Merger."

 AUDIT COMMITTEE REPORT

        The information contained in this Audit Committee Report and references in this joint proxy statement/prospectus to the independence of the Audit Committee members shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that Midstates specifically incorporates such information by reference in such filing.

        The Midstates board has determined that all current Audit Committee members are (i) independent, as defined in Section 10A of the Exchange Act, (ii) independent under the standards set forth by the NYSE and (iii) financially literate. In addition, Mrs. Douglas qualifies as an audit committee financial expert under the applicable rules promulgated pursuant to the Exchange Act. The Audit Committee is a separately designated standing committee of the Board established in accordance with Section 3(a)(58)(A) of the Exchange Act and operates under a written charter initially approved by the Board on October 21, 2016, which is reviewed annually.

        Management is responsible for Midstates' system of internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of Midstates consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Audit Committee is responsible for monitoring (i) the integrity of Midstates financial statements, (ii) Midstates compliance with legal and regulatory requirements, and (iii) the independence and performance of Midstates independent registered public accounting firm.

        The Audit Committee has reviewed and discussed with Midstates management and the independent accountants the audited consolidated financial statements in Midstates Annual Report on Form 10-K for the year ended December 31, 2018, including a discussion of the quality, not just the acceptability, of the accounting principles applied, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that Midstates consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with the independent accountants' matters required to be discussed by Statement of Auditing Standards No. 16, Communications with Audit Committees.

        Midstates' independent accountants also provided to the Audit Committee the written disclosure required by applicable requirements of the Public Company Accounting Oversight Board regarding independent accountant's communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent accountants that firm's independence.

        Based on the Audit Committee's discussions with management and the independent accountants, and the Audit Committee's review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in Midstates Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC.

Audit Committee of the Board of Directors Patrice D. Douglas (Chairwoman) Todd R. Snyder Neal P. Goldman

 CORPORATE GOVERNANCE

Corporate Governance Guidelines

        The Midstates board believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. Midstates' Corporate Governance Guidelines cover the following principal subjects:

  •
  role and functions of the Midstates board and its Chairman;

  •
  qualifications and independence of directors;

  •
  size of the Midstates board and director selection process;

  •
  committee functions and independence of committee members;

  •
  meetings of non-employee directors;

  •
  self-evaluation;

  •
  ethics and conflicts of interest (a copy of the current "Code of Business Conduct and Ethics" is posted on Midstates' website at www.midstatespetroleum.com);

  •
  Compensation of the Midstates board;

  •
  succession planning;

  •
  access to senior management and to independent advisors;

  •
  new director orientation; and

  •
  continuing education.

        The "Corporate Governance Guidelines" are posted on Midstates' website at www.midstatespetroleum.com. The Corporate Governance Guidelines will be reviewed periodically and as necessary by Midstates' Nominating and Governance Committee, and any proposed additions to or amendments of the Corporate Governance Guidelines will be presented to the Midstates board for its review, consideration, and approval.

        The NYSE has adopted rules that require listed companies to adopt governance guidelines covering certain matters. Midstates believes that the Corporate Governance Guidelines comply with the NYSE rules.

Board Leadership

        Mr. Carr has served as Chairman of the Midstates board since October 21, 2016. David J. Sambrooks was appointed as a director and became Midstates' President and Chief Executive Officer on November 1, 2017.

        The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that the optimal Board leadership structure may vary as circumstances warrant. Consistent with this understanding, non-employee directors consider the Board's leadership structure on an annual basis.

Communications with the Midstates Board

        Stockholders or other interested parties can contact any director (including Mr. Carr, the Board's Chairman), any committee of the Board, or Midstates non-employee directors as a group, by writing to them c/o Corporate Secretary, Midstates Petroleum Company, Inc., 321 South Boston Avenue, Suite 1000, Tulsa, Oklahoma, 74103. Comments or complaints relating to Midstates' accounting, internal accounting controls or auditing matters will also be referred to members of the Audit Committee. All such communications will be forwarded to the appropriate member(s) of the Board.

Director Independence

        Midstates' standards for determining director independence require the assessment of directors' independence each year. A director cannot be considered independent unless the Midstates board affirmatively determines that he or she does not have any relationship with management or Midstates that may interfere with the exercise of his or her independent judgment, including any of the relationships that would disqualify the director from being independent under the rules of the NYSE.

        The Midstates board has assessed the independence of each non-employee director under Midstates' guidelines and the independence standards of the NYSE. The Midstates board affirmatively determined that Messrs. Carr, Goldman, Klein, Snyder, Lederman, Proman and Mrs. Douglas are independent.

        In connection with its assessment of the independence of each non-employee director, the Midstates board also determined that (i) Messrs. Goldman, Snyder and Mrs. Douglas are independent, as defined in Section 10A of the Exchange Act and under the standards set forth by the NYSE applicable to members of the Audit Committee and (ii) Messrs. Carr, Goldman and Lederman are independent under the standards set forth by the NYSE applicable to members of the Compensation Committee.

Financial Literacy of Audit Committee and Designation of Financial Experts

        The Midstates board evaluates each of the members of the Audit Committee for financial literacy and the attributes of a financial expert at least annually, and most recently in February 2019. The Midstates board determined that each of the Audit Committee members is financially literate and that Mrs. Douglas is an audit committee financial expert as defined by the SEC.

Oversight of Risk Management

        Except as discussed below, the Midstates board as a whole oversees Midstates' assessment of major risks and the measures taken to manage such risks. For example, the Midstates board:

  •
  oversees management of Midstates' commodity price risk through regular review with executive management of Midstates' derivatives strategy, and the oversight of Midstates' policy that limits Midstates' authority to enter into derivative commodity price instruments to a specified level of production, above which management must seek Board approval;

  •
  has established specific dollar limits on the commitment authority of members of senior management and requires Board approval of expenditures exceeding that authority and of other material contracts and transactions; and

  •
  reviews management's capital spending plans, approves Midstates' capital budget and requires that management present for Board review significant departures from those plans.

        Midstates' Audit Committee is responsible for overseeing Midstates' assessment and management of financial reporting and internal control risks, as well as other financial risks, such as the credit risks associated with counterparty exposure. Management and Midstates' independent registered public accountants report regularly to the Audit Committee on those subjects. The Midstates board does not consider its role in oversight of Midstates' risk management function to be relevant to its choice of leadership structure.

Attendance at Annual Meetings

        The Midstates board encourages all directors to attend the annual meetings of Midstates stockholders, if practicable. All of the Midstates directors attended the 2018 annual meeting of Midstates stockholders. Midstates anticipate that all of the Midstates directors will attend the 2019 Midstates annual meeting.

Hedging Policy

        Because Midstates believes that it is improper and inappropriate for its directors or executive officers to engage in short-term or speculative transactions involving Midstates' securities, Midstates' insider trading policy prohibits any of its directors or executive officers from engaging in hedging transactions or other transactions involving any derivative securities of Midstates.

Stock Ownership Requirements

        The Midstates board believes that directors should own and hold common stock of Midstates to further align their interests and actions with the interests of Midstates stockholders. In this regard, the Board has adopted minimum Director Stock Ownership Guidelines (the "Guidelines"). The Guidelines apply to the non-employee directors of Midstates.

        The Guidelines require directors of Midstates to own 10,000 Qualifying Shares (as defined below) (the "Required Stock Holdings"). Absent certain instances of severe hardship (as determined by the Compensation Committee), non-employee directors are prohibited from selling any shares of Company stock unless such non-employee director is in compliance with the Guidelines. Notwithstanding the preceding sentence, non-employee directors may sell or otherwise dispose of shares of Company stock to satisfy any applicable tax withholding obligations due in connection with the vesting or payment of any restricted stock units or deferred stock units.

        Stock that counts toward satisfaction of these Guidelines includes each the following (each, the "Qualifying Shares"): (i) Company stock purchased on the open market, (ii) vested and unvested restricted stock units, (iii) restricted stock units deferred pursuant to Midstates' Directors Deferred Compensation Plan ("deferred stock units") and (iv) Company stock beneficially owned in a trust, by a spouse and/or minor children. Notwithstanding the foregoing, shares of Company stock that non-employee directors may receive pursuant to Midstates' Director Long Term Incentive Plan are not included as Qualifying Shares for Guidelines purposes.

        Non-employee directors are required to achieve ownership of the Required Stock Holdings within two (2) years after the later to occur of the adoption of the Guidelines or after first becoming a non-employee director. Once achieved, ownership of the Required Stock Holdings must be maintained for as long as the non-employee director is subject to the Guidelines.

        Compliance with this policy by each non-employee director is reviewed by the Compensation Committee on an annual basis. There may be instances where the Guidelines would place a severe hardship on a non-employee director. In such instances, the Compensation Committee will make the final decision as to developing an alternative stock ownership guideline for the non-employee director that reflects both the intention of the Guidelines and the personal circumstances of the non-employee director. The Guidelines may be evaluated against Company needs and prevailing market practices from time to time, and may be modified or terminated by the Midstates board. The Compensation Committee has never found a violation of this policy, so the Compensation Committee has not exercised its discretion in this regard.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        The executive officers and directors of Midstates and persons who own more than 10% of Midstates' common stock are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in common stock, as well as changes in that ownership. Based solely on its review of reports and written representations that Midstates has received, Midstates believes that all required reports were timely filed during 2018.

TRANSACTIONS WITH RELATED PERSONS

Procedures for Review, Approval and Ratification of Related Person Transactions

        A "Related Party Transaction" is a transaction, arrangement or relationship in which Midstates or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A "Related Person" means:

  •
  any person who is, or at any time during the applicable period was, one of Midstates' executive officers or one of its directors;

  •
  any person who is known by Midstates to be the beneficial owner of more than 5% of Midstates' common stock;

  •
  any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of Midstates' common stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of Midstates' common stock; and

  •
  any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

        The Midstates board has determined that the Audit Committee will periodically review all related person transactions that the rules of the SEC require be disclosed in Midstates' proxy statement and make a determination regarding the initial authorization or ratification of any such transaction.

        The Audit Committee is charged with reviewing the material facts of all related person transactions and either approving or disapproving of Midstates' participation in such transactions under Midstates' written Related Persons Transaction Policy adopted by the Midstates board at the time of Midstates' initial public offering in April 2012 and ratified by the Midstates board on October 21, 2016, which pre-approves or ratifies (as applicable) certain related person transactions, including:

  •
  any employment by Midstates of an executive officer if his or her compensation is required to be reported in Midstates' proxy statement under Item 402;

  •
  director compensation that is required to be reported in Midstates' proxy statement under Item 402;

  •
  any transaction with another company or which a Related Person's relationship is an employee (other than an executive officer), director or beneficial owner of less than 10% of that company's shares if the aggregate amount involved for any particular service does not exceed the greater of $500,000 or 25% of that company's total annual revenues; and

  •
  charitable contribution, grant or endowment by Midstates to a charitable organization, foundation or university at which a Related Person's only relationship is as an employee (other than an executive officer) or a director if the aggregate amount involved does not exceed the lesser of $200,000 or 10% of the charitable organization's total annual receipts.

        In determining whether to approve or disapprove entry into a Related Party Transaction, the Audit Committee shall take into account, among other factors, the following: (i) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and (ii) the extent of the Related Person's interest in the transaction. Further, the policy requires that all Related Party Transactions required to be disclosed in Midstates' filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations.

        There were no related persons transactions since January 1, 2018 which were required to be reported in "Transactions with Related Persons," where the procedures described above did not require review, approval or ratification or where these procedures were not followed. In addition, since January 1, 2018, there has not been any transaction or series of similar transactions to which Midstates was or is a party in which the amount involved exceeded or exceeds $120,000 and in which any of Midstates' directors, executive officers, holders of more than 5% of any class of its voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described in "Executive Compensation and Other Information," and the transactions described or referred to below and elsewhere in this joint proxy statement/prospectus.

Transactions with Related Persons

Registration Rights Agreement

        On the October 21, 2016, Midstates entered into a registration rights agreement (the "Registration Rights Agreement") with certain of the pre-emergence creditors that received shares of Midstates' common stock (the "Holders"), as provided in the aforementioned plan of reorganization. The Registration Rights Agreement provides resale registration rights for the Holders' Registrable Securities (as defined in the Registration Rights Agreement).

        Pursuant to the Registration Rights Agreement, Midstates is required to file a Shelf Registration Statement (as defined in the Registration Rights Agreement) with respect to the Registrable Securities within 90 days of the Effective Date. On January 18, 2017, Midstates filed a Registration Statement on Form S-1, which went effective on February 10, 2017, and on March 29, 2018, Midstates converted the Registration Statement on Form S-1 to a Registration Statement on Form S-3. Midstates is required to maintain the effectiveness of any such registration statement until the Registrable Securities covered by the registration statement are no longer Registrable Securities.

        Additionally, holders have customary demand, underwritten offering and piggyback registration rights, subject to the limitations set forth in the Registration Rights Agreement. Under their demand registration rights, Qualified Holders (as defined in the Registration Rights Agreement) may request us to register all or a portion of their Registrable Securities, including on a delayed or continuous basis under Rule 415 of the Securities Act, provided that such offering is expected to yield aggregate gross proceeds of at least $25 million and we are not otherwise in violation of Midstates' obligation to file a Shelf Registration Statement. Under their underwritten offering registration rights, Holders also have certain rights to demand that Midstates effectuate the distribution of any or all of their Registrable Securities by means of an underwritten offering pursuant to an effective registration statement. Midstates shall not be obligated to effect more than four underwritten offerings in any twelve-month period and the aggregate proceeds expected to be received from the sale of the Registrable Securities requested to be sold in such underwritten offering, in the good faith judgment of the managing underwriters, must be at least $25 million. Midstates is not obligated to file a registration statement pursuant to a demand notice or conduct an underwritten offering pursuant to a demand notice within

90 days of either a demand registration or an underwritten offering. The Registration Rights Agreement also provides customary piggyback registration rights.

        These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration statement and Midstates' right to delay or withdraw a registration statement under certain circumstances. Midstates will generally pay all registration expenses in connection with Midstates' obligations under the Registration Rights Agreement, regardless of whether a registration statement is filed or becomes effective. The registration rights granted in the Registration Rights Agreement are subject to customary indemnification and contribution provisions, as well as customary restrictions such as blackout periods and, if an underwritten offering is contemplated, limitations on the number of shares to be included in the underwritten offering that may be imposed by the managing underwriter.

        The obligations to register shares under the Registration Rights Agreement will terminate with respect to Midstates and each Holder on the first date upon which the Holder no longer owns any Registrable Securities.

Drilling Operations.

        Through March 31, 2018, Midstates contracted with Elkins Drilling Solutions, LLC to provide services for drilling operations in the Mississippian Lime basin. Elkins Drilling Solutions, LLC is a limited liability company of which the president, Chris Elkins, is the son of Mitchell Elkins, Midstates' former Executive Vice President—Operations. For the fiscal year 2018, Midstates paid $0.3 million to Elkins Drilling Solutions, LLC for contracted services. The Audit Committee reviewed and approved Midstates' participation in these transactions, pursuant to the process described above.

Completion Operations.

        During the 2017 fiscal year, Midstates utilized EcoStim Energy Solutions, Inc. ("EcoStim") for well stimulation and completion services. In 2017, EcoStim was an affiliate of Fir Tree Inc., an entity holding approximately 22.95% of Midstates' outstanding common stock. For the year ended December 31, 2018, Midstates paid approximately $2.1 million to EcoStim for services provided during 2017.

 PROPOSAL FOUR

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Midstates board has appointed Grant Thornton LLP as the independent registered public accounting firm of Midstates for 2019. The 2018 audit of Midstates' consolidated financial statements was completed on March 14, 2019.

        The Midstates board is submitting the appointment of Grant Thornton LLP for ratification at the Midstates annual meeting. The submission of this matter for approval by stockholders is not legally required, but the Midstates board and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Midstates board and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the appointment of Grant Thornton LLP, the Audit Committee will reconsider the appointment of that firm as Midstates' independent registered public accounting firm.

        The Audit Committee has the sole authority and responsibility to retain, evaluate and replace Midstates' independent registered public accounting firm. The stockholders' ratification of the appointment of Grant Thornton LLP does not limit the authority of the Audit Committee to change Midstates' independent registered public accounting firm at any time.

Audit and Other Fees

        The table below sets forth the aggregate fees billed by Grant Thornton LLP, Midstates' independent registered public accounting firm, for the last two fiscal years (in thousands):

	2018	2017
Audit Fees(1)	$959,692	$1,042,403
Audit-related Fees(2)	16,094	0
Tax Fees(3)	97,336	138,136
All Other Fees	0	0

Total	1,073,122	1,180,539

(1)
Audit fees represent fees for professional services provided in connection with: (a) the annual audit of Midstates' consolidated financial statements; (b) the review of Midstates' quarterly consolidated financial statements; and (c) review Midstates' other filings with the SEC including review and preparation of registration statements, comfort letters, consents and research necessary to comply with generally accepted auditing standards for the years ended December 31, 2018 and 2017.

(2)
Audit-related fees represent fees for assurance and related services that are reasonably related to the performance of the audit or review of Midstates' financial statements not reported under "Audit Fees." These services generally consisted of audits of Midstates' benefit plans.

(3)
Includes fees for tax services in connection with tax compliance, tax planning, and advice, and consultation on tax matters.

        The charter of the Audit Committee and its pre-approval policy require that the Audit Committee review and pre-approve the plan and scope of Grant Thornton LLP's audit, audit-related, tax and other services. For the years ended December 31, 2017 and December 31, 2018, respectively, the Audit Committee pre-approved 100% of the services described above under the captions "Audit Fees," "Audit-related Fees," "Tax Fees" and "All Other Fees."

        Midstates expects that representatives of Grant Thornton LLP will be present at the Midstates annual meeting to respond to appropriate questions and to make a statement if they desire to do so.

Required Vote

        The ratification of appointment of Grant Thornton LLP as Midstates' independent registered public accounting firm in this proposal requires the affirmative vote of the holders of a majority of the shares of Midstates common stock present in person or represented by proxy and entitled to vote thereon at the Midstates annual meeting. Abstentions are considered Midstates common stock present and entitled to vote and will have the same effect as a vote "against" the auditor ratification proposal. Brokers will have discretionary authority to vote in the absence of timely instructions from their customers.

        The Midstates board recommends that stockholders vote FOR the ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm of Midstates for 2019.

PROPOSAL FIVE

THE MIDSTATES ADJOURNMENT PROPOSAL

        The Midstates annual meeting may be adjourned to another time or place from time to time, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Midstates annual meeting to approve the stock issuance proposal.

        If, at the Midstates annual meeting, the number of shares of Midstates common stock present or represented and voting in favor of the stock issuance proposal is insufficient to approve the stock issuance proposal, Midstates intends to adjourn the Midstates annual meeting from time to time in order to enable the Midstates board to solicit additional proxies.

        In the Midstates adjournment proposal, Midstates is asking its stockholders to authorize the holder of any proxy solicited by the Midstates board to vote in favor of granting authority to the proxy holders, and each of them individually, to adjourn the Midstates annual meeting to another time and place from time to time for the purpose of soliciting additional proxies. If the Midstates stockholders approve the Midstates adjournment proposal, Midstates could adjourn the Midstates annual meeting and any adjourned session of the Midstates annual meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Midstates stockholders who have previously voted.

Required Vote

        The affirmative vote of the holders of a majority of the shares of Midstates common stock present in person or represented by proxy and entitled to vote thereon at the Midstates annual meeting, is required to approve the Midstates adjournment proposal. Abstentions will be considered shares of Midstates common stock present and entitled to vote and will have the same effect as a vote "against" the Midstates adjournment proposal. Because the Midstates adjournment proposal is non-routine, brokers, banks and other nominees do not have discretionary authority to vote on the Midstates adjournment proposal, and will not be able to vote on the Midstates adjournment proposal absent instructions from the beneficial owner. For these purposes, broker non-votes are treated as not entitled to vote and will not have any effect on the outcome of voting on the Midstates adjournment proposal.

        The disinterested members of the Midstates board unanimously recommend that stockholders vote FOR the Midstates adjournment proposal.

 STOCKHOLDER PROPOSALS; IDENTIFICATION OF DIRECTOR CANDIDATES

        Any stockholder of Midstates who desires to submit a proposal for action at the 2020 annual meeting of stockholders and wishes to have such proposal (a "Rule 14a-8 Proposal") included in Midstates' proxy materials, must submit such Rule 14a-8 Proposal to Midstates at its principal executive offices no later than December 31, 2019 unless Midstates notifies the stockholders otherwise. Only those Rule 14a-8 Proposals that are timely received by Midstates and proper for stockholder action (and otherwise proper) will be included in Midstates' proxy materials.

        Any stockholder of Midstates who desires to submit a proposal for action at the 2020 annual meeting of stockholders, but does not wish to have such proposal (a "Non-Rule 14a-8 Proposal") included in Midstates' proxy materials, must submit such Non-Rule 14a-8 Proposal to Midstates at its principal executive offices so that it is received no earlier than the close of business                        , 2020 and no later than the close of business on                        , 2020, unless Midstates notifies the stockholders otherwise. If a Non-Rule 14a-8 Proposal is not received by Midstates within a reasonable time, Midstates intends to exercise its discretionary voting authority with respect to such Non-Rule 14a-8 Proposal.

        "Discretionary voting authority" is the ability to vote proxies that stockholders have executed and submitted to Midstates, on matters not specifically reflected in Midstates' proxy materials, and on which stockholders have not had an opportunity to vote by proxy.

        It is the responsibility of the Nominating and Governance Committee to identify, evaluate and recommend to the Midstates board nominees for election at the annual meeting of stockholders, as well as to fill vacancies or additions on the Midstates board that may occur between annual meetings. The Nominating and Governance Committee endeavors to recommend only director candidates who possess the highest personal values and integrity; who have experience and have exhibited achievements in one or more of the key professional, business, financial, legal and other challenges that face a U.S. independent oil and gas company; who exhibit sound judgment, intelligence, personal character, and the ability to make independent analytical inquiries; who demonstrate a willingness to devote adequate time to Board of Director duties; and who are likely to be able to serve on the Midstates board for a sustained period.

        The Nominating and Governance Committee's charter requires consideration of the diversity of, and the optimal enhancement of the current mix of talent and experience on, the Midstates board. In that regard, the Nominating and Governance Committee endeavors to achieve an overall balance of diversity of experiences, skills, attributes and viewpoints among Midstates' directors. The Nominating and Governance Committee believes it has achieved that balance through the representation on the Midstates board of members having experience in the oil and gas industry, accounting and investment analysis, among other areas. The Nominating and Governance Committee does not discriminate based upon race, religion, sex, national origin, age, disability, citizenship or any other legally protected status.

        In identifying potential director candidates, the Nominating and Governance Committee relies on any source available for the identification and recommendation of candidates, including current directors and officers. In addition, the Nominating and Governance Committee from time to time may engage a third-party search firm to identify or evaluate, or assist in identifying or evaluating potential candidates, for which the third-party search firm will be paid a fee.

        The Nominating and Governance Committee will also consider any nominee recommended by stockholders for election at the annual meeting of stockholders to be held in 2020 if that nomination is submitted in writing, and received no earlier than the close of business                        , 2020 and no later than the close of business on                        , 2020, to Midstates Petroleum Company, Inc., 321 South Boston Avenue, Suite 1000, Tulsa, Oklahoma 74103, Attention: Corporate Secretary. Midstates will evaluate director nominees proposed by stockholders on the same basis as recommendations received from any other source. With respect to each such nominee, the following information must be provided to Midstates with the written nomination:

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  the nominee's name, address and other personal information;

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  the number of shares of each class and series of stock of Midstates held by such nominee;

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  the nominating stockholder's name, residential address and telephone number, and business address and telephone number; and

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  all other information required to be disclosed pursuant to Midstates' bylaws and Regulation 14A of the Exchange Act.

        Each submission must also include a statement of the qualifications of the nominee, a notarized consent signed by the nominee evidencing a willingness to serve as a director, if elected, and a written representation and agreement that such person (i) is not and will not become a party to any voting agreement or compensation agreement that has not been disclosed to Midstates or that could limit or interfere with the nominee's ability to comply with their fiduciary duties under applicable law and (ii) will comply with all of Midstates' applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.

        Midstates suggests that any such proposal be sent by certified mail, return receipt requested.

SOLICITATION OF PROXIES

        Solicitation of Proxies may be made via the Internet, by mail, personal interview or telephone by officers, directors and regular employees of Midstates. Midstates may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the common stock that those companies or persons hold of record, and Midstates will reimburse the forwarding expenses. In addition, Midstates has retained D.F. King & Co., Inc. to tabulate votes for a fee estimated not to exceed $20,000. Midstates will bear all costs of solicitation.

STOCKHOLDER LIST

        In accordance with the Delaware General Corporation Law, Midstates will maintain at its corporate offices in Tulsa, Oklahoma, a list of the stockholders entitled to vote at the Midstates annual meeting. The list will be open to the examination of any stockholder, for purposes germane to the Midstates annual meeting, during ordinary business hours for ten days before the Midstates annual meeting.

STOCKHOLDERS SHARING AN ADDRESS

        We will deliver only one Proxy Statement and Annual Report to Stockholders to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We undertake to deliver promptly, upon written or oral request, an additional copy of the Proxy Statement and Annual Report to Stockholders to a stockholder at a shared address to which a single copy has been delivered. A stockholder can notify us that the stockholder wishes to receive a separate copy of the Proxy Statement and Annual Report to Stockholders by contacting us at the following address or phone number: Midstates Petroleum Company, Inc., 321 South Boston Avenue, Suite 1000, Tulsa, Oklahoma 74103, Attention: Corporate Secretary. Conversely, if multiple stockholders sharing an address receive multiple Proxy Statements and Annual Reports to Stockholders and wish to receive only one, such stockholders can notify us at the address or phone number set forth above.

 PROXY MATERIALS ANNUAL REPORT AND OTHER INFORMATION

        Midstates' Annual Report to Stockholders for the year ended December 31, 2018, is being made available to stockholders concurrently with this joint proxy statement/prospectus and does not form part of the proxy solicitation material.

 AMPLIFY SPECIAL MEETING

General

        This joint proxy statement/prospectus is being provided to Amplify stockholders as part of a solicitation of proxies by the Amplify board for use at the Amplify special meeting and at any adjournments or postponements of such special meeting. This joint proxy statement/prospectus provides Amplify stockholders with information about the Amplify special meeting and should be read carefully in its entirety.

Date, Time and Place of the Amplify Special Meeting

        The Amplify special meeting will be held on                , 2019 at                , at                 a.m., local time.

Purposes of the Amplify Special Meeting

        The Amplify special meeting is being held to consider and vote upon the following proposals:

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  Proposal 1:  to adopt the merger agreement (referred to in this joint proxy statement/prospectus as the merger agreement proposal);

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  Proposal 2:  to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Amplify's named executive officers in connection with the merger (referred to in this joint proxy statement/prospectus as the advisory compensation proposal); and

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  Proposal 3:  to approve the adjournment of the Amplify special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement proposal (referred to in this joint proxy statement/prospectus as the Amplify adjournment proposal).

Recommendation of the Amplify Board

        The disinterested members of the Amplify board unanimously recommend that the Amplify stockholders vote:

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  Proposal 1:  "FOR" the merger agreement proposal;

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  Proposal 2:  "FOR" the advisory compensation proposal; and

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  Proposal 3:  "FOR" the Amplify adjournment proposal.

        The Amplify board (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to, and in the best interests of Amplify and its stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, (iii) approved the execution and delivery by Amplify of the merger agreement, the performance by Amplify of its covenants and agreements contained therein and the consummation of the transactions contemplated thereby, including the merger, upon the terms and subject to the conditions contained therein, (iv) directed that the merger agreement be submitted to holders of Amplify common stock at the Amplify special meeting to approve its adoption, and (v) resolved to recommend that the holders of Amplify common stock approve the adoption of the merger agreement.

        This joint proxy statement/prospectus contains important information regarding these proposals and factors that Amplify stockholders should consider when deciding how to cast their votes. Amplify stockholders are encouraged to read this entire document carefully, including the annexes to and the documents incorporated by reference into this document, for more detailed information regarding the merger agreement, the merger and the other transactions contemplated by the merger agreement.

The Advisory Compensation Proposal and Interests of Directors

        In considering the recommendations of the Amplify board, Amplify stockholders should be aware that some of Amplify's directors and executive officers may have interests that are different from, or in addition to, the interests of Amplify stockholders more generally. For more information see the section titled "The Merger—Interests of Certain Amplify Directors and Executive Officers in the Merger."

        Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Act, requires Amplify to provide its stockholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Amplify's named executive officers in connection with the merger, as disclosed in this joint proxy statement/prospectus, including the compensation table and the related narrative named executive officer compensation disclosures set forth in "The Merger—Interests of Certain Amplify Directors and Executive Officers in the Merger." This vote is commonly referred to as a "golden parachute say on pay" vote. Accordingly, Amplify's stockholders are being provided with the opportunity to cast an advisory vote on those change of control payments.

        Accordingly, Amplify is seeking approval of the following resolution at the Amplify special meeting:

  "RESOLVED, that Amplify's stockholders approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Amplify's named executive officers in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K under "The Merger—Interests of Certain Amplify Directors and Executive Officers in the Merger" of the Joint Proxy Statement/Prospectus (which disclosure includes the compensation table and related narrative named executive officer compensation disclosures required pursuant to Item 402(t) of Regulation S-K)."

        Amplify stockholders should note that the advisory compensation proposal is merely an advisory vote which will not be binding on Amplify, Midstates or their respective boards of directors. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated, the eligibility of the Amplify named executive officers for such payments and benefits will not be affected by the outcome of the advisory vote.

        The proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Amplify's named executive officers in connection with the merger is a vote separate and apart from the vote on the proposal to adopt the merger agreement or the vote to adopt the Amplify adjournment proposal. Accordingly, an Amplify stockholder may vote to approve one proposal and not the other. The vote on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Amplify's named executive officers in connection with the merger is not a condition to the completion of the merger.

Attendance at the Amplify Special Meeting

        Only Amplify stockholders of record as of the close of business on the record date, beneficial owners as of the close of business on the record date, holders of valid proxies for the Amplify special meeting and invited guests of Amplify may attend the Amplify special meeting.

        All attendees must present a form of government-issued photo identification, such as a driver's license or passport, in order to be admitted to the Amplify special meeting. The additional items, if any, that attendees must bring depend on whether they are stockholders of record, beneficial owners or proxy holders and are set forth below.

        All attendees must present a form of government-issued photo identification, such as a driver's license or passport, in order to be admitted to the Amplify special meeting. The additional items, if any, that attendees must bring depend on whether they are stockholders of record, beneficial owners or proxy holders and are set forth below.

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  An Amplify stockholder of record (an Amplify stockholder who holds shares directly registered in such stockholder's name with Amplify's transfer agent, AST) who wishes to attend the Amplify special meeting in person should bring government-issued photo identification.

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  A beneficial owner of Amplify common stock who wishes to attend the Amplify special meeting in person should bring:

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  government-issued photo identification; and

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  proof of beneficial ownership as of the record date (e.g., a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner's shares, a brokerage account statement or the voting instruction form provided by the broker).

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  A proxy holder who wishes to attend the Amplify special meeting in person should bring:

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  government-issued photo identification;

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  the validly executed proxy naming such person as the proxy holder, signed by the Amplify stockholder; and

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  proof of the signing stockholder's record ownership as of the record date.

        No cameras, laptops, recording equipment or other similar electronic devices, signs, placards, briefcases, backpacks, large bags or packages will be permitted in the Amplify special meeting. Amplify reserves the right to deny admittance to any Amplify stockholder who attempts to bring any such item into the Amplify special meeting. Small purses are permissible, but they and any bags or packages permitted in the Amplify special meeting room will be subject to inspection. The use of mobile phones or other communication devices, tablets and similar electronic devices during the Amplify special meeting is prohibited, and such devices must be turned off and put away before entering the meeting room. All security procedures and instructions require strict adherence. By attending the Amplify special meeting, Amplify stockholders agree to abide by the agenda and procedures for the Amplify special meeting, copies of which will be distributed to attendees at the Amplify special meeting.

Record Date

        The record date for the determination of stockholders entitled to notice of and to vote at the Amplify special meeting is                , 2019. Only Amplify stockholders who held shares of record at the close of business on                , 2019, or proxy holders therefor, are entitled to vote at the Amplify special meeting and any adjournment or postponement of the Amplify special meeting, so long as such shares remain outstanding on the date of the Amplify special meeting.

Outstanding Shares as of Record Date

        As of the close of business on the record date, there were                shares of Amplify common stock outstanding, held by                 holders of record, and no shares of preferred stock, par value $0.0001 per share, of Amplify ("Amplify preferred stock") outstanding. Each outstanding share of Amplify common stock entitles its holder of record to one vote on each matter considered at the Amplify special meeting. Amplify common stock is the only class of stock entitled to vote at the Amplify special meeting, and holders of Amplify common stock are entitled to vote on the merger agreement proposal, the advisory compensation proposal and the Amplify adjournment proposal.

        A complete list of registered Amplify stockholders entitled to vote at the Amplify special meeting will be available for inspection during ordinary business hours at the principal place of business of 500 Dallas Street, Suite 1700, Houston, Texas 77002, for a period of at least ten days before the Amplify special meeting and at the place of the Amplify special meeting for the duration of the meeting.

Quorum

        In order for business to be conducted at the Amplify special meeting, a quorum must be present. A quorum requires the presence, in person or represented by proxy, of holders of a majority of the shares of Amplify common stock entitled to vote at the Amplify special meeting. For purposes of determining whether there is a quorum, all shares that are present and entitled to vote, including abstentions, will count towards the quorum.

Vote Required

        The votes required for each proposal are as follows:

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  Proposal 1—the merger agreement proposal.  The affirmative vote of the holders of a majority of the issued and outstanding shares of Amplify common stock entitled to vote on the merger agreement proposal is required to adopt the merger agreement proposal. The failure of any Amplify stockholder to submit a vote (e.g., by not submitting a proxy or not voting in person) and any abstention by an Amplify stockholder will have the same effect as a vote "against" the merger agreement proposal. Because the merger agreement proposal is non-routine, brokers, banks and other nominees do not have discretionary authority to vote on the merger agreement proposal and will not be able to vote on the merger agreement proposal absent instructions from the beneficial owner.

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  Proposal 2—the advisory compensation proposal.  The affirmative vote of a majority of votes cast by Amplify stockholders entitled to vote thereon and present in person or represented by proxy at the Amplify special meeting, assuming a quorum is present, is required to approve the advisory compensation proposal. Abstentions will be considered shares present and entitled to vote and will have the same effect as votes "against" the advisory compensation proposal. While the Amplify board intends to consider the vote resulting from this proposal, the vote is advisory only and therefore not binding on Midstates or Amplify, and, if the proposed merger with Midstates is approved by Amplify stockholders and consummated, the compensation will be payable even if the advisory compensation proposal is not approved.

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  Proposal 3—the Amplify adjournment proposal.  The affirmative vote of a majority of votes cast by Amplify stockholders entitled to vote thereon and present in person or represented by proxy at the Amplify special meeting, assuming a quorum is present, is required to approve the Amplify adjournment proposal. Abstentions will be considered shares of Amplify common stock present and entitled to vote and will have the same effect as a votes "against" the Amplify adjournment proposal. Because the Amplify adjournment proposal is non-routine, brokers, banks and other nominees do not have discretionary authority to vote on the Amplify adjournment proposal, and will not be able to vote on the Amplify adjournment proposal absent instructions from the beneficial owner.

        As of May 31, 2019, the stockholders who signed voting agreements beneficially owned approximately 58.3% of the outstanding shares of Amplify common stock entitled to vote at the Amplify special meeting. Pursuant to the voting agreements, each stockholder has agreed to vote its shares in favor of the merger agreement proposal and the Amplify adjournment proposal. For more information, see "The Merger—Voting and Support Agreements."

        If shares are held in the name of a broker, bank or other nominee, the beneficial owner of such shares will receive separate instructions from his or her broker, bank or other nominee describing how to vote such shares.

        A so-called "broker non-vote" results when banks, brokers and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. Amplify does not expect any broker-non votes at the Amplify special meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the Amplify special meeting are considered non-routine. As a result, no broker will be permitted to vote shares at the Amplify special meeting without receiving instructions from the beneficial owner of such shares.

How to Vote

        Amplify stockholders of record as of the close of business on the record date may have their shares voted by submitting a proxy or may vote in person at the Amplify special meeting by following the instructions provided on the enclosed proxy card. Amplify recommends that Amplify stockholders entitled to vote submit a proxy even if they plan to attend the Amplify special meeting.

        Amplify stockholders who hold their shares beneficially in "street name" and wish to submit a proxy must provide instructions to the broker, bank, trustee or other nominee that holds their shares of record as to how to vote their shares with respect to Proposals 1, 2 and 3. Amplify stockholders who hold their shares beneficially and wish to vote in person at the Amplify special meeting must obtain a "legal proxy."

        Amplify stockholders of record may submit a proxy in one of four ways or vote in person at the Amplify special meeting:

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  Internet:  Amplify stockholders may submit their proxy over the Internet at the web address shown on their proxy card. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on                , 2019. Stockholders will be given an opportunity to confirm that their voting instructions have been properly recorded. Amplify stockholders who submit a proxy this way need not send in their proxy card.

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  Telephone:  Amplify stockholders may submit their proxy by calling the toll-free telephone number shown on their proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on                , 2019. Voice prompts will guide stockholders through the voting and allow them to confirm that their instructions have been properly recorded. Amplify stockholders who submit a proxy this way need not send in their proxy card.

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  Mail:  Amplify stockholders may submit their proxy by properly completing, signing, dating and mailing their proxy card in the postage-paid envelope (if mailed in the United States) included with this joint proxy statement/prospectus. Amplify stockholders who submit a proxy this way should mail the proxy card early enough so that it is received before the date of the Amplify special meeting.

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  In Person:  Amplify stockholders may vote in person at the Amplify special meeting or by sending a representative with an acceptable proxy that has been signed and dated. Attendance at the Amplify special meeting will not, however, in and of itself constitute a vote or a revocation of a prior proxy.

        Amplify stockholders are encouraged to submit a proxy promptly. Each valid proxy received in time will be voted at the Amplify special meeting according to the choice specified, if any. Executed but uninstructed proxies (i.e., proxies that are properly signed, dated and returned but are not marked to tell the proxies how to vote) will be voted in accordance with the recommendations of the Amplify board.

Proxies and Revocation

        Amplify stockholders of record, other than those stockholders of record who are parties to voting agreements, may revoke their proxies at any time before their shares are voted at the Amplify special meeting in any of the following ways:

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  sending a written notice of revocation to Amplify at Amplify at 500 Dallas Street, Suite 1700, Houston, Texas 77002, Attention: Corporate Secretary which must be received before their shares are voted at the Amplify special meeting;

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  properly submitting a new, later-dated proxy card, which must be received before their shares are voted at the Amplify special meeting (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

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  submitting a proxy via the Internet or by telephone at a later date, which must be received by 11:59 p.m., Eastern Time, on                 , 2019 (in which case only the later-dated proxy is counted and the earlier proxy is revoked); or

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  attending the Amplify special meeting and voting in person. Attendance at the Amplify special meeting will not, however, in and of itself, constitute a vote or revocation of a prior proxy.

        Amplify beneficial owners may change their voting instruction by submitting new voting instructions to the brokers, banks or other nominees that hold their shares of record or by requesting a "legal proxy" from such broker, bank or other nominee and voting in person at the Amplify special meeting.

Inspector of Election

        The Amplify board has appointed                to act as the inspector of election at the Amplify special meeting.

Adjournments

        The Amplify special meeting may be adjourned by the chairman of the Amplify special meeting, regardless of whether there is a quorum, without further notice other than by an announcement made at the Amplify special meeting. In the case that a quorum is not present at the Amplify special meeting, or in the case that a quorum is present at the Amplify special meeting but there are not sufficient votes at the time of the Amplify special meeting to adopt the merger agreement, then the chairman of the Amplify special meeting has the power to adjourn the Amplify special meeting or, alternatively, Amplify stockholders may be asked to vote on a proposal to adjourn the Amplify special meeting in order to permit the further solicitation of proxies.

        If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each Amplify stockholder of record entitled to vote at the Amplify special meeting.

Appraisal Rights

        Amplify stockholders are entitled to appraisal rights under Section 262 of the DGCL, provided they satisfy the special criteria and conditions set forth in Section 262 of the DGCL. Amplify common stock held by stockholders that do not vote for approval of the merger and make a demand for appraisal in accordance with Delaware law will not be converted into the right to receive the merger consideration, but will be converted into the right to receive from the combined company consideration determined in accordance with Delaware law. For additional information, see "The Merger—Appraisal Rights and Dissenters' Rights."

Other Matters

        At this time, Amplify knows of no other matters to be submitted at the Amplify special meeting.

Householding of Special Meeting Materials

        Unless Amplify has received contrary instructions, Amplify may send a single copy of this joint proxy statement/prospectus and notice to any household at which two or more stockholders reside if Amplify believes the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as "householding," reduces the volume of duplicate information received at your household and helps to reduce Amplify's expenses.

Questions and Additional Information

        Amplify stockholders may contact Broadridge Financial Solutions, Inc. to request additional copies of any materials at: 51 Mercedes Way, Edgewood, New York 11717.

THE MERGER

        This section of the joint proxy statement/prospectus describes the material aspects of the proposed merger. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus, including the full text of the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A, for a more complete understanding of the proposed merger and the transactions related thereto. In addition, important business and financial information about each of Midstates and Amplify is included in or incorporated by reference into this joint proxy statement/prospectus and is included in the annexes hereto. See the section entitled "Where You Can Find More Information."

Transaction Structure

        Upon satisfaction or waiver of the conditions to closing in the merger agreement, at the effective time, Merger Sub, a direct, wholly owned subsidiary of Midstates formed for the purpose of effecting the merger, will merge with and into Amplify, whereby Amplify will be the surviving company in the merger as a direct, wholly owned subsidiary of Midstates. At the effective time, each share of Amplify common stock issued and outstanding immediately prior to the effective time (other than excluded shares) will be cancelled and converted into the right to receive 0.933 shares of Midstates common stock. In addition, Midstates will take all actions as may be required so that at the effective time, each outstanding restricted stock unit award or performance stock unit award in respect of Amplify common stock will be treated as described in "The Merger—Treatment of Amplify Equity Awards in the Merger." Immediately following the effectiveness of the merger, Amplify will be merged with and into a wholly owned subsidiary of Midstates, with such subsidiary continuing as the surviving entity.

Background of the Merger

        The board of directors and executive management team of each of Amplify and Midstates regularly review the operating results, capital structure, future growth opportunities and competitive position in the exploration and production industry of their respective companies. These reviews have included consideration by the companies' respective management teams and boards of directors, and discussions with industry participants from time to time, of potential strategic transactions, including acquisitions, joint ventures and business combinations or other transactions, as well as ongoing initiatives aimed at enhancing stockholder value, strengthening Amplify's and Midstates' respective liquidity positions and growing their respective businesses organically, to prepare for and respond to changing market forces and resulting business risks and uncertainties in the exploration and production industry.

        In March 2017, Midstates engaged Investment Bank A to identify potential counterparties for a strategic transaction involving Midstates. As part of the process, Midstates entered into confidentiality and nondisclosure agreements with several parties. The process did not yield a transaction opportunity that was attractive to the Midstates board, and the process was ultimately concluded.

        In July 2017, Midstates retained SunTrust Robinson Humphrey to assist in the marketing of its Anadarko Basin properties located in Western Oklahoma and the Texas panhandle. This asset sale process was successfully concluded in May 2018 when Midstates closed on the sale of these properties for approximately $58 million to a private buyer.

        The Midstates board continued to evaluate other strategic alternatives in an effort to expand the company's asset base either within or outside of the Mississippian Lime as a means of reducing the risks associated with a single concentrated asset, electing to explore the possibility of a larger, more transformative transaction. In October 2017, Midstates engaged Investment Bank B to contact certain third parties regarding their interest in exploring various transaction structures with Midstates, including asset sales, mergers or acquisitions. That same month, Company A approached Midstates regarding a potential business combination or other transaction, and the companies entered into a confidentiality agreement and exchanged data in an effort to explore a possible transaction. Company A did not submit a formal binding offer to Midstates at that time. Investment Bank B's targeted outreach also was not successful in producing a viable counterparty to a transaction that the Midstates board found to be superior to Midstates' then-current stand-alone options, and therefore Midstates terminated the engagement with Investment Bank B.

        In December 2017, Midstates began evaluating a potential merger opportunity with Company B. That same month, Midstates engaged Investment Bank C, as its financial advisor, and engaged external legal counsel in connection with the merger opportunity. After careful deliberation and review by the Midstates board, Midstates made a public proposal to merge with Company B on February 6, 2018. Following initial negotiations between the parties, Company B publicly rejected Midstates' merger proposal on March 19, 2018. Discussions regarding a potential transaction continued between Midstates and Company B through November 2018, but the parties were unable to reach an agreement and Midstates later terminated its engagement with Investment Bank C relating to the potential transaction.

        Between December 2017 and July 2018, Midstates signed confidentiality agreements and entered into discussions with several additional companies to evaluate various merger and other transaction opportunities. None of these discussions resulted in an offer or other opportunity that was acceptable to the Midstates board. Midstates engaged in extended discussions with Company C regarding the potential for a business combination between the two companies during this period. Ultimately, no formal offer was made between Midstates and Company C for a business combination and the discussions were terminated.

        From July 2018 through October 2018, the Midstates board continued to evaluate strategic alternatives in an effort to enhance stockholder value and to potentially expand the asset base either within or outside of its current basin as a means of reducing the risks associated with operating in a single producing basin. In November 2018, the Midstates board elected to retain Houlihan Lokey to lead a process of identifying the company's strategic alternatives. In this process, the Midstates board and management, together with representatives from Houlihan Lokey, identified several potential transaction counterparties.

        On August 15, 2018, the Amplify board held a regular meeting at which topics included the general state of the market for acquisitions and divestitures, as well as the desire to explore opportunities to make accretive asset acquisitions and leverage the management team's operational capabilities. The Amplify board and management acknowledged that a merger or other business combination could potentially support these objectives. During such meeting, the Amplify board also discussed potential paths to improve Amplify stockholder value through increased efficiencies, with an emphasis on strengthening the company's liquidity profile, total stockholder return and sustainable free cash flow generation. At the conclusion of the August Amplify board meeting, the Amplify board determined that it could be in Amplify's interest to pursue a strategic combination.

        Beginning in October 2018, Midstates and representatives from Houlihan Lokey conducted preliminary analysis of potential transactions involving Amplify as well as Companies D, E, F, and G. Midstates management and representatives from Houlihan Lokey provided the Midstates board with a preliminary overview based on public information of a strategic combination between Midstates and Amplify, as well as a combination with Company D. When considering Company D's asset base, recent drilling results and the capital required to further develop and delineate Company D's assets, the Midstates board decided not to pursue a transaction with Company D.

        On October 10, 2018, the Amplify board and management team met to discuss, at a preliminary level, certain exploration and production companies that could be potential combination targets. Amplify's initial criteria for consideration and prioritization included: potential resulting cost synergies, balance sheet challenges, misalignment of stakeholders, asset alignment and incentives for consolidation. Based on these criteria, the Amplify board and management identified two potential primary counterparties, Midstates and Company H, on which to focus Amplify's time and resources, secondary counterparties to monitor and counterparties on hold for future evaluation. The Amplify board and management also discussed next steps to engage a financial advisory firm.

        Also on October 10, 2018, the Midstates board met in Houston to discuss the company's current operations results and financial condition, as well as certain strategic alternatives that Midstates was evaluating. On October 17, 2018, Midstates received an informal indication of interest from Company E for a transaction involving Midstates. Midstates commenced discussions with Company E, including providing access to a virtual data room and exchanging business and financial information.

        In October and November 2018, Amplify management met with a series of financial advisory firms. The potential advisors under consideration were discussed in the Amplify board meeting on November 14, 2018. The Amplify board agreed to engage an advisory firm to pursue an in-depth analysis of Midstates and Company H, with flexibility to adapt for new opportunities.

        On November 7, 2018, Midstates issued a press release and filed a Current Report on Form 8-K with the SEC that announced, among other things, that Midstates intended to pursue strategic and opportunistic transactions. On November 17, 2018, Mr. Lederman informed the Midstates board that he had received an oral offer from Company E to purchase Midstates. The next day, Midstates formally engaged Houlihan Lokey as its financial advisor to explore strategic alternatives. On November 21, 2018, Midstates held a board meeting during which the Midstates board discussed the offer received from Company E. The Midstates board received advice from external legal counsel regarding director fiduciary duties and the various standards under which public company transactions would be subject to review. During the meeting, J.P. Hanson of Houlihan Lokey and Mr. Sambrooks presented and gave their impressions of the offer provided by Company E.

        On November 26, 2018, Midstates held its regularly scheduled fourth quarter board of directors meeting at which the directors discussed several matters, including current operational and financial performance of the company, as well as the current strategic alternatives being considered by the company. On November 28, 2018, Midstates received a revised offer from Company E. The Midstates board held another meeting on November 30, 2018 to discuss the revised offer from Company E. Certain members of Midstates management, representatives from Houlihan Lokey and external legal counsel participated in the meeting of the Midstates board. Mr. Hanson provided the Midstates board with his firm's overview of the offer and external legal counsel again provided the board members with an overview of their fiduciary duties and other matters relating to acquisition and divestiture activities. The Midstates board asked Mr. Sambrooks and Mr. Hanson to engage Company E in a discussion of the offer and report back to the Midstates board once completed.

        On December 10, 2018, the Midstates board held a meeting at which the directors discussed recent conversations between Midstates and Company E regarding a potential transaction. On December 11, 2018, Company E provided Midstates with an updated offer letter for the purchase of Midstates' Mississippian Lime assets.

        On December 12, 2018, Midstates held another board meeting to discuss the December 11, 2018 offer from Company E. Mr. Sambrooks informed the Midstates board that he would be meeting with Company E's chief executive officer in person the following day and would report back to the Midstates board following that meeting.

        Also on December 12, 2018, Amplify management addressed with the Amplify board recent business activities, including a recommendation for the advisor engagement. Also in December, Mr. Mariani contacted the law firm of Kirkland & Ellis LLP ("Kirkland"), which had historically served as outside counsel to Amplify, to assist Amplify with a potential strategic transaction.

        Following the November and December Amplify board meetings, Company H was eliminated as a primary target because it no longer represented a viable counterparty. In addition, during such time period, a third-party advisor representing Company I, another exploration and production company, approached Mr. Mariani.

        On December 13, 2018, Mr. Sambrooks, Mr. Hanson, Company E's chief executive officer and members of the Company E's management team met in person to discuss the December 11, 2018 offer and valuation, and Company E's chief executive officer informed Mr. Sambrooks that he would provide an updated offer. Mr. Sambrooks received an updated offer letter from Company E to acquire Midstates' Mississippian Lime assets on December 13, 2018. Also on December 13, 2018, Mr. Sambrooks and Mr. Hanson met with the president and chief executive officer of Company F, as well as Company F's financial advisor, to discuss a possible business combination.

        On December 14, 2018, the Midstates board held a meeting during which they reviewed and discussed the revised offer from Company E and deemed it to be inadequate. On December 14, 2018, Mr. Sambrooks informed the chief executive officer of Company E that Midstates was rejecting its revised offer as inadequate.

        On December 20, 2018, Mr. Sambrooks received an email from UBS offering an introductory meeting between Messrs. Sambrooks and Mariani.

        Throughout December 2018 and January 2019, Midstates explored a possible business combination or other similar transaction between Midstates and Company G with the assistance of Houlihan Lokey, including engaging in conversations with advisors for Company G. Based on the analysis and information provided by representatives from Houlihan Lokey and the management of Company G, the Midstates board determined that a potential merger or other business combination with Company G was economically unattractive and the discussions were terminated.

        In January 2019, Amplify initiated preliminary discussions with Midstates and Company I and conducted initial reviews of the potential counterparties' assets.

        On January 7, 2019, Amplify engaged UBS to serve as Amplify's financial advisor. UBS continued its technical evaluation of Amplify's assets, while also assessing external target opportunities. Also on January 7, 2019, Messrs. Sambrooks, Redfield and Mariani met in person and discussed a possible business combination between Midstates and Amplify. Shortly after that meeting, on January 11, 2019, Midstates and Amplify entered into a mutual confidentiality and non-disclosure agreement, following which time the parties began exchanging data and information to assist each other and their financial advisors in their preliminary efforts to explore a possible business combination.

        On January 22, 2019, Messrs. Mariani and Sambrooks and representatives from each of Amplify's and Midstates' respective financial advisors met to provide an overview of their respective companies and assets, as well as to discuss strategic objectives.

        On January 23, 2019, Mr. Mariani, the chief executive officer of Company I and representatives from each of Amplify's and Company I's respective financial advisors met to share an overview of their respective companies and assets, as well as to discuss strategic objectives.

        On January 24, 2019, Mr. Sambrooks received a letter from the president and chief executive officer of Company F expressing their interest in exploring a potential transaction between the two companies. Midstates and Company F entered into a non-disclosure agreement and Midstates provided Company F with access to the Midstates virtual data room and supplied them with other requested data to assist with their analysis.

        Also on January 24, 2019, the president and chief executive officer of Company A sent a letter to Midstates expressing Company A's interest in exploring a business combination between the two companies. Company A had initially approached Midstates in October of 2017 regarding a potential business combination or other transaction, and the companies entered into a confidentiality agreement and exchanged data in an effort to explore a possible transaction. Company A did not submit a formal binding offer to Midstates at that time; however, the two companies remained in contact and provided periodic updates to one another when requested. Following the January 24, 2019 letter, the companies ratified their previous confidentiality agreement and Midstates again provided Company A with updated information to assist them in their review and analysis of Midstates in connection with a possible transaction. However, aside from the January 24, 2019 indication of interest, Company A did not provide any further formal or informal indications of interest in a combination and the discussions between the two companies ceased.

        On January 28, 2019, the Amplify board received a non-binding proposal from Company I, expressing an interest in pursuing a stock-for-stock merger.

        On January 29, 2019, the Amplify board met to discuss Amplify's 2019 capital budget, UBS' initial assessment of Amplify's assets, an overview of Midstates and Company I, the non-binding proposal from Company I and Amplify's strategic process in general. Representatives from Kirkland also provided an overview to the Amplify board of its fiduciary duties and discussed certain considerations related to public transactions. The Amplify board recommended continuing with additional diligence on Midstates and Company I.

        On January 31, 2019, the Midstates board held a meeting to discuss the current status of Midstates' ongoing acquisition and divestiture activities. Midstates' financial advisors from Houlihan Lokey and regular legal counsel attended the meeting. Messrs. Lederman and Proman informed the members of the Midstates board of their affiliation with Amplify and Fir Tree Partners, their employer, and of Fir Tree Partners' ownership interest in Amplify. Mr. Hanson discussed recent efforts by Houlihan Lokey and led the Midstates board in a discussion of the potential benefits and drawbacks to running a public strategic alternatives process. The Midstates board determined that Midstates should publicly announce the process as part of their operational update near the end of January 2019. The Midstates board was also provided an overview of the in-person meeting between Midstates and Amplify that took place on January 22, 2019 and Midstates management provided the Midstates board with their initial impressions of Amplify, its assets and current capital structure. The Midstates board also discussed the January 24, 2019 expression of interest received from Company A.

        On February 12, 2019, the Amplify board, Amplify's management team and UBS met to have a more in-depth discussion relating to a potential strategic business transaction with Midstates or Company I. At this same meeting, representatives from Kirkland informed the Amplify board of the need for Messrs. Proman and Lederman to recuse themselves from any discussions of strategy or analysis with respect to a transaction with Midstates, since they are also members of the Midstates board of directors and representatives of Fir Tree, an insider institutional stockholder of both companies. Messrs. Proman and Lederman fully disclosed their relationships with Midstates and acknowledged that these relationships could result in interests different than those of the disinterested Amplify directors, and therefore agreed to recuse themselves from discussions among the Amplify directors regarding the specific terms and conditions of any transaction with Midstates throughout the remainder of the process. The disinterested Amplify directors agreed that the two directors should be recused from all strategic and analytical discussion relating to a potential transaction with Midstates.

        Following the discussion regarding Messrs. Proman and Lederman, the disinterested Amplify directors discussed and concluded that a transaction with Midstates aligned with Amplify's strategic objectives for a combination, including, in particular, general and administrative cost synergies, accretive value for operating margins, balance sheet enhancements and the potential to increase Amplify's stock float. In addition, it was discussed at the meeting that Midstates' single basin asset would complement Amplify's existing diversified oil and gas asset portfolio. The Amplify board also determined that a combination with Company I would likely not meet Amplify's goals because the asset combination was not a strategic fit, lacked adequate synergies, leasehold expiry would require capital investment with insufficient economic returns in the current commodity price environment and had additional transaction issues due to structural complexities. Mr. Mariani and representatives from UBS contacted Company I and its advisor to indicate Amplify would not continue to pursue a transaction at that point in time.

        On February 13, 2019, Mr. Mariani and Mr. Sambrooks had a telephone call to discuss the timing for each company's respective evaluation of a possible business combination between Midstates and Amplify.

        On February 26, 2019, the management teams of Amplify, Midstates and representatives from each company's financial advisory firms met to discuss each company's desire to continue the dialogue regarding a potential business combination and engaged in an initial discussion around the relative net asset value of each company.

        On February 27, 2019, the Midstates board held its quarterly meeting, at which Midstates' management team and representatives from Houlihan Lokey presented their preliminary analysis of Amplify to the Midstates board. In addition, representatives from Houlihan Lokey provided a status update related to the preparations and prospective timeline of launching a broader public process later in March. As a result of Messrs. Lederman's and Proman's affiliation with Amplify and Fir Tree Partners, the Midstates board was provided legal advice regarding which information and discussions that Messrs. Lederman and Proman could receive and areas in which it may be appropriate to recuse themselves if discussions about a business combination with Amplify were to progress.

        On February 28, 2019, Messrs. Sambrooks and Mariani communicated via email to review the current status of a potential transaction. Amplify and Midstates and representatives from their respective financial advisors, exchanged due diligence information throughout the months of January and February.

        On March 2, 2019, Company F sent Midstates a non-binding proposal to merge the two companies. Houlihan Lokey was requested to conduct a review of Company F and the viability of the proposed business combination.

        On March 4, 2019, Messrs. Mariani and Sambrooks discussed current analysis and each company's initial review of the other's assets, the benefits of establishing a leader among mature, PDP-focused producers with free cash flow and initial thoughts on potential cost savings.

        On March 7, 2019, Midstates executed an engagement letter with Latham to serve as external legal counsel for Midstates in connection with a possible transaction with Amplify.

        On March 8, 2019, the disinterested members of the Amplify board met to discuss whether to submit a non-binding proposal to Midstates and the terms thereof. The disinterested directors discussed the preliminary valuation analysis prepared by UBS, including with respect to both companies' net asset values and "PDP+" reserves. Following this discussion, the disinterested Amplify directors determined it was in the best interest of Amplify to send Midstates a non-binding proposal for an all-stock merger in which Amplify stockholders would receive 54.1% of the equity in the combined company and Midstates stockholders would receive 45.9%. The letter also proposed a short exclusivity period. Later that day, Mr. Mariani sent a non-binding proposal with these terms to Mr. Sambrooks.

        On March 9, 2019, Midstates management presented Company F's offer, and representatives from Houlihan Lokey presented its analysis of Company F, to the Midstates board for their review and consideration.

        On March 10, 2019, Mr. Sambrooks sent an email to Mr. Mariani advising that Midstates was evaluating Amplify's offer. Representatives from Houlihan Lokey provided Midstates with an updated analysis of potential equity splits for a business combination between Midstates and Amplify based on various factors. Representatives from Latham advised Midstates on process considerations given Messrs. Lederman and Proman's positions on both boards of directors and Fir Tree's cross-ownership. Following this discussion, Latham and Midstates management discussed recommending to the Midstates board that Messrs. Lederman and Proman recuse themselves from any strategy discussions, deliberations or decision-making involving valuation, equity splits or offer or counter-offer discussions between Midstates and Amplify.

        On March 11, 2019, the Midstates board held a meeting to discuss and evaluate, among other items, Amplify's March 8, 2019 offer and Company F's March 2, 2019 offer. Messrs. Lederman and Proman were invited and participated in the initial portion of the meeting. Representatives from Latham provided the Midstates board with an overview of their fiduciary duties and discussed various items for consideration in a public company transaction. Messrs. Lederman and Proman offered to recuse themselves from the meeting as necessary. Representatives from Latham then discussed with the full Midstates board the process to be undertaken in respect of negotiations and discussions regarding a potential business combination with Amplify given Messrs. Lederman and Proman's affiliation with both companies. Upon the advice of counsel and with the concurrence and agreement from Messrs. Lederman and Proman, both of Messrs. Lederman and Proman recused themselves from the meeting and any further discussions or negotiations regarding the specific terms or conditions of a potential transaction between Amplify and Midstates. Following their recusal for the remainder of the meeting, the disinterested members of the Midstates board discussed Houlihan Lokey's equity splits analysis and implied valuations. After a detailed discussion of this information, the disinterested members of the Midstates board authorized Mr. Sambrooks to give Mr. Mariani a counteroffer proposing a merger equity split of 51% of the combined company's equity ownership to the Midstates stockholders and 49% of the equity to the Amplify stockholders. In addition, the Midstates board determined that the offer presented by Company F was not compelling for a number of reasons, including that (i) the offer was non-binding, (ii) the offer did not reflect a reasonable relative valuation of Midstates and Company F and (iii) Company F was highly levered and, as a result, the combined company would have had a suboptimal capital structure. As such, the same Midstates directors authorized Mr. Sambrooks to reject the pending offer from Company F. Mr. Sambrooks informed Company F's president and chief executive officer of Midstates' decision following the meeting.

        On March 12, 2019, Mr. Sambrooks sent a response letter to Mr. Mariani proposing an equity split in the combined company of 49% to Amplify stockholders and 51% to Midstates stockholders.

        On March 13 and 14, 2019, Messrs. Mariani and Sambrooks discussed Midstates' proposal and a potential path forward regarding a mutually agreeable transaction.

        On March 15, 2019, the disinterested members of the Amplify board met to discuss submitting a revised non-binding proposal to Midstates. Later that day, at the Amplify board's direction, Mr. Mariani delivered a response letter to Mr. Sambrooks that contemplated an all-stock transaction with an equity split in the combined company of 52.7% to Amplify stockholders and 47.3% to Midstates stockholders. The non-binding proposal described other terms of the potential transaction, including that the combined company would be headquartered at Amplify's Houston, Texas office, would have a seven-member board of directors (consisting of the chief executive officer of the combined company, two directors nominated by Midstates and four directors nominated by Amplify), and would operate under the Amplify name and brand.

        On March 15 and 16, 2019, the disinterested members of the Midstates board were presented Amplify's proposal for their review and consideration. Messrs. Lederman and Proman were not invited to the meeting and did not participate in the meeting. The disinterested members of the Midstates board, along with Representatives from their legal and financial advisors, based on a number of factors that were reviewed, discussed and evaluated, determined that the proper equity split in a business combination with Amplify was 50% of the combined company's equity going to the Midstates stockholders and 50% to the Amplify stockholders. The disinterested members of the Midstates board authorized Randal Klein to contact David Dunn, a member of the Amplify board, on behalf of the Midstates board of directors to discuss the Amplify proposal and Midstates' response thereto.

        On March 18, 2019, Mr. Klein, a member of the Midstates board, reached out to Mr. Dunn by telephone to discuss Amplify's March 15, 2019 proposal letter, Messrs. Dunn and Klein discussed the positive momentum in Amplify and Midstates reaching an agreeable equity split and also their belief that discussions on certain items, such as the combined company's name, management team and board composition, could move forward once an equity split was agreed upon.

        On March 19, 2019, the Amplify board met regarding the ongoing discussions with Midstates. At the meeting, Mr. Dunn recounted his conversation the previous day with Mr. Klein and summarized for the Amplify board the topics discussed, including Midstates' desire to continue commercial discussions and to proceed with definitive documentation regarding the transaction. The board also discussed other assets and liabilities of Amplify relative to Midstates, including long-term plugging and abandonment obligations and associated security for those obligations.

        The disinterested Amplify directors, along with members of the Amplify management team and representatives from Kirkland and UBS, discussed the best strategic path for pursuing the transaction with Midstates. As part of this discussion, the Amplify board members addressed a number of items, including the appropriate equity ownership Amplify stockholders would have in the combined company and matters related to corporate governance. After this discussion, the disinterested Amplify board members decided that the governance proposal set out in Amplify's March 15, 2019 letter should not be revised and that a 51% / 49% ownership allocation in favor of Amplify stockholders was appropriate, principally based on Midstates' current market capitalization and upward trending stock price. The Amplify board agreed that it would be appropriate for Mr. Dunn to reach out again to Mr. Klein to discuss the proposal.

        Later that day, Mr. Dunn spoke to Mr. Klein by telephone to discuss the terms of the latest Midstates proposal, including the proposed equity each company's stockholders would hold in the combined company. Mr. Dunn relayed the Amplify board's proposal, and Mr. Klein indicated that Midstates' objective was a merger of equals in which stockholders of both companies own 50% of the combined company. Mr. Klein also indicated that he thought the parties would be able to reach an agreement on the governance and social issues raised in Amplify's March 15 letter. At the end of the meeting, Messrs. Dunn and Klein agreed to propose that the executive officers and certain advisors of both companies meet in person to discuss definitive terms of a potential transaction.

        The Amplify board met again on March 21, 2019, during which meeting Mr. Dunn summarized his March 19, 2019 discussion with Mr. Klein, including Midstates' desire for a merger of equals in which stockholders of both companies would own 50% of the combined company and Mr. Klein's view of Amplify's proposals on governance and social issues. He also informed those present that he and Mr. Klein had agreed to suggest that the executive officers and certain advisors of both companies meet in person to progress discussions on the potential transaction.

        At that same board meeting, Mr. Mariani provided a summary of the negotiations with Midstates to date and outlined the options available to the Amplify board, including pursuing further negotiations with Midstates, seeking a strategic combination with a different counterparty or remaining a stand-alone entity and seeking to grow the company's business organically. Following this commentary, Messrs. Proman and Lederman left the meeting, and the disinterested directors, along with the representatives from Amplify management, representatives from Kirkland and representatives from UBS, discussed Amplify's strategic roadmap as it related to the potential transaction with Midstates, with the general consensus of the Amplify board members present being that Amplify's business and stockholders would benefit from the strategic combination and that continuing to operate Amplify on a stand-alone basis would not achieve the benefits of, among other things, enhanced scale and improved liquidity and free cash flow generation on a timeline that would enable Amplify to take full advantage of the ongoing transition in the exploration and production industry.

        The disinterested members of the Amplify board then discussed Midstates' proposed 50% / 50% equity split. The disinterested members of the Amplify board decided that if Amplify and Midstates were to reach a tentative agreement on these terms, then the management teams should meet in order to discuss the remaining commercial points prior to moving forward with the transaction. Mr. Dunn was tasked with contacting Mr. Klein to discuss scheduling such a meeting and did so later that day. At that time, Mr. Klein again expressed that Midstates desired a 50% / 50% equity split.

        On March 22, 2019, P. Michael Highum resigned from the Amplify board. There were no known disagreements between Mr. Highum and Amplify that led to Mr. Highum's resignation from the Amplify board. That same day, Scott Hoffman was appointed to the Amplify board and the audit committee of the Amplify board. There are no arrangements or understandings between Mr. Hoffman and any other persons pursuant to which Mr. Hoffman was selected as a director of Amplify.

        Also on March 22, 2019, the disinterested members of the Midstates board held a meeting to discuss the status of the negotiations and discussions with Amplify, wherein Mr. Klein updated the board on his discussions with Mr. Dunn. Messrs. Lederman and Proman were not invited to and did not participate in the March 22, 2019 board meeting. Mr. Klein informed the disinterested Midstates board members that Amplify had requested an in-person meeting in New York City to take place on March 25, 2019 between himself, Mr. Sambrooks and representatives from Houlihan Lokey for Midstates, and Mr. Dunn, Mr. Mariani and representatives from UBS for Amplify. The disinterested members of the Midstates board agreed with Midstates taking the meeting in an effort to potentially reach a mutually agreeable transaction.

        On March 25, 2019, the in-person meeting between the two companies and representatives from their financial advisors was held at Latham's offices in New York City. Messrs. Klein and Sambrooks, and Mr. Hanson and Dan Crowley of Houlihan Lokey attended the meeting on behalf of Midstates and Messrs. Dunn and Mariani along with Jonathan Lurvey of UBS attended the meeting on behalf of Amplify. The parties discussed the potential business combination, the proposed relative ownership of the combined company, governance, synergy potential in a combination, approach to operations and capital discipline, perspectives on growth, mergers and acquisitions and potential return of capital and certain other issues.

        On March 26, 2019, the Amplify board met to introduce Mr. Hoffman as a member of the Amplify board and to discuss the potential transaction with Midstates generally. At the meeting, Mr. Mariani presented the current status of the transaction discussions with Midstates. Mr. Mariani reported that, based on the in-person meetings of the previous day, he believed both parties were aligned in moving toward an agreement and definitive documentation. The Amplify board also generally discussed items to be addressed with Midstates in the coming days, including the possibility of a capital return to the Amplify stockholders or the stockholders of the combined company. Mr. Mariani reiterated that Midstates' objective was a merger of equals in which each company's stockholders would own 50% of the combined company would be the best outcome and in the best interest of both companies' stockholders.

        Also during the March 26 Amplify board meeting, Mr. Hoffman asked the Amplify board, Amplify management and representatives from Kirkland and UBS to provide information about the process and procedures used to address the potential conflicts of interest of Messrs. Proman and Lederman. Mr. Mariani began by providing an overview of the process and noted that the potential conflicts were first addressed and managed in conjunction with the initial Amplify board conversation about the potential transaction with Midstates. He explained that representatives from Kirkland had advised the Amplify board about what type of conversations were appropriate to have with Messrs. Proman and Lederman. Mr. Mariani also noted that Messrs. Proman and Lederman had not been and would not be present during any strategic discussions or analysis with respect to the transaction with Midstates. Additionally, Mr. Proman, Mr. Lederman and Fir Tree Partners were not involved in drafting or commenting on the transaction offer and counteroffer letters. Each offer letter was approved by the disinterested Amplify board members after consultation with representatives from Kirkland. Messrs. Proman and Lederman commented that they had recused themselves from all strategic discussions, proposals and analytical communications related to the potential transaction with Midstates. Additionally, they stated that they, as board members and stockholders of both companies, were supportive of the potential transaction. The meeting concluded with an open discussion among the disinterested Amplify directors on the potential transaction, and their continued desire to pursue negotiations with Midstates, given the potential benefits of a combination with Midstates previously identified by the Amplify board and the desire to position the company to take advantage of the ongoing transformation of the exploration and production industry.

        Also on March 26, 2019, after the Amplify board meeting, representatives from each of UBS and Houlihan Lokey attended a social event at which Mr. Sambrooks was present. At this event, Mr. Sambrooks reiterated that Midstates would consider only a merger of equals transaction.

        On March 27, 2019, Edward A. Scoggins, a member of the Amplify board, had an informal conversation about the general status of the transaction with representatives from Houlihan Lokey at an industry event.

        Also on March 27, 2019, Mr. Sambrooks received a phone call from the president and chief executive officer of Company F again expressing Company F's desire to explore a possible transaction between the two companies.

        On March 28, 2019, the disinterested Amplify board members held a board meeting at which certain members of Amplify management and representatives from Kirkland and UBS were also in attendance. At the meeting, representatives from Kirkland presented to the directors on their fiduciary duties with respect to a merger transaction. After that, representatives from UBS discussed the history of the companies' relationship, an internal analysis of Amplify and an analysis of Midstates as a potential counterparty.

        Following the presentation by representatives from UBS, the disinterested Amplify board members discussed their various interactions with Midstates management over the last week. First, Messrs. Dunn and Mariani discussed their meeting with Midstates representatives on Monday, March 25, 2019, in New York. Representatives from UBS detailed the March 26 conversation with Mr. Sambrooks and reiterated the desire for a 50% / 50% equity split. Lastly, Mr. Scoggins detailed his conversation with a representative from Houlihan Lokey, in which he also indicated that Midstates' objective was a merger of equals benefiting both stockholders. Following a discussion of the potential transaction, the disinterested members of the Amplify board decided they would further evaluate the proposed terms and contemplate finalizing a counterproposal at the next Amplify board meeting on April 1, 2019.

        The disinterested directors of Amplify met again on April 1, 2019, to discuss sending a revised proposal to Midstates. At the meeting, Mr. Mariani gave a presentation regarding Amplify management's perspectives on the potential transaction and a high-level analysis of other strategic alternatives. He went on to outline the potential upside of the proposed transaction with Midstates, which include cost synergies, improved liquidity, greater scale and enhanced free cash flow generation. Mr. Mariani also noted that the combined company would have a diverse asset base and strong balance sheet. Mr. Mariani concluded his presentation with his recommendation that Amplify accept a 50% / 50% equity split, but also requested that the parties consider some form of capital return to the stockholders of the combined company in the future, and if there was increased liquidity attributable solely to Amplify's pre-closing business, that some portion of that liquidity might potentially be used to return capital to legacy Amplify stockholders.

        Representatives from UBS also presented pro forma financial analyses of various equity splits between the two companies' stockholders in the combined company. This presentation also included an exchange ratio analysis based on the current and historic stock prices of the two companies. After further discussion among the disinterested Amplify board members, it was the consensus of the Amplify board members present that another proposal letter should be prepared, offering 50% ownership for each company's stockholders in the combined company and a post-closing capital return program.

        On April 1, 2019, Mr. Sambrooks received an email from the president and chief executive officer of Company F communicating that Company F was considering making an all-cash offer for the assets of Midstates.

        On April 2, 2019, Mr. Mariani sent a revised non-binding proposal letter to Mr. Sambrooks, expressing Amplify's interest to proceed with an all-stock merger of equals, in which each company's stockholders would receive 50% of the stock of the combined company. The disinterested members of the Midstates board held a meeting that afternoon to discuss the revised proposal. Representatives from each of Houlihan Lokey and Latham participated in the meeting. Following the meeting, Mr. Sambrooks responded to Mr. Mariani, indicating that Midstates was agreeable to an all-stock merger of equals transaction in which each company's respective stockholders would receive 50% of the stock of the combined company. Additional contingencies were discussed but were ultimately determined to not be in the best interests of the companies.

        On April 3, 2019, the disinterested members of the Amplify board met again, with representatives from each of UBS and Kirkland also in attendance. At the meeting, Mr. Mariani provided a review of Midstates' response to Amplify's April 2, 2019 proposal letter. Following that discussion, it was the general consensus of the disinterested Amplify board members that the Amplify board was prepared to proceed with the transaction on the basis of a 50% / 50% equity split, subject to agreeing to terms on the definitive documentation and governance issues. The Amplify board agreed to table a discussion of a return of capital until a later date.

        A further discussion among the disinterested Amplify board members ensued regarding governance issues, such as board composition and size as well as next steps in negotiating with Midstates. Following these discussions, representatives from Kirkland gave a presentation about the general structure, process and timing considerations of the potential transaction. During the presentation, representatives from Kirkland answered questions from the disinterested board members about the relative attractiveness of listing the combined company on the NYSE or NASDAQ. Kirkland representatives also discussed the SEC disclosure process and the suggested timeline for delivering a draft merger agreement to Midstates. After the presentation, the disinterested Amplify board members continued their discussion about the potential transaction and representatives from Kirkland and Amplify management answered questions about the general due diligence process and the transaction process as a whole. The disinterested Amplify board members determined that Mr. Mariani should contact Mr. Sambrooks to further discuss the transaction terms. The Amplify board also instructed UBS representatives to conduct an analysis of capital market implications and Kirkland representatives to contact Latham to discuss the transaction at a high level and the appropriateness of a short exclusivity period.

        On April 3, 2019, Mr. Mariani called Mr. Sambrooks and agreed in principal on the terms for a merger as proposed by Mr. Sambrooks in Midstates' letter dated April 2, 2019, subject to the parties agreeing upon the terms of a definitive agreement formalizing the same. Messrs. Mariani and Sambrooks agreed that the companies should enter into a limited exclusivity agreement to allow the parties to negotiate the terms of the necessary definitive agreements.

        On April 4, 2019, Company F submitted a non-binding proposal to Midstates regarding a possible transaction whereby Company F would acquire all the issued and outstanding shares of Midstates for cash consideration. This proposal was subject to Company F completing standard due diligence procedures, Company F receiving approval from its board of directors and Company F being able to secure debt and potentially equity financing for such a transaction. It was not clear from the proposal that Company F's financial sponsor would contribute adequate equity capital to support the deal.

        Also on April 4, 2019, representatives from Kirkland spoke with representatives from Latham regarding the proposed transaction and shared a draft exclusivity agreement for Midstates' consideration. Representatives from each of Kirkland and Latham exchanged further drafts of the exclusivity agreement on April 6 and 7, 2019.

        On April 5, 2019, the disinterested members of the Midstates board held a meeting to discuss, among other things, the offer from Company F. In addition to the disinterested members of the Midstates board, certain members of Midstates management and representatives from each of Houlihan Lokey and Latham participated in the meeting. Messrs. Lederman and Proman were not invited to the meeting and did not participate in the meeting. The disinterested members of the Midstates board that participated in the meeting reviewed the offer and Mr. Sambrooks provided them with an update regarding his conversations with Company F to date. Taking into consideration an updated review of the assets and operational and financial condition of Company F as provided by representatives from Houlihan Lokey, and subject to the concurrence of Messrs. Lederman and Proman, the disinterested members of the Midstates board determined that Company F's offer was not in the best interest of Midstates and instructed Mr. Sambrooks to decline the offer and enter into an exclusivity period with Amplify. Mr. Sambrooks accepted this directive and, after receiving confirmation of Messrs. Lederman's and Proman's concurrence with the same, informed the president and chief executive officer of Company F of Midstates' decision.

        On April 8, 2019, Amplify and Midstates entered into an exclusivity agreement running through April 30, 2019. Under the exclusivity agreement, neither Amplify nor Midstates would solicit or encourage a transaction with an alternative party during such period.

        On April 10, 2019, representatives of Kirkland sent Latham an initial draft of the merger agreement that proposed Amplify as the nominal acquirer of Midstates. The draft merger agreement reflected, among other things, reciprocal representations, warranties and interim operating covenants, a "force the vote" provision requiring Midstates to submit the transaction to its stockholders regardless of a change in the Midstates board's recommendation and a termination fee payable by Midstates in certain situations equal to 3% of Midstates' equity value. Given the proposed structure, Amplify stockholders would not have been required to vote on the proposed transaction.

        On April 12, 2019, the disinterested members of the Midstates board held a meeting to discuss the proposed merger agreement. Messrs. Lederman and Proman were not invited to the meeting and did not participate in the meeting; certain members of Midstates management and representatives from each of Houlihan Lokey and Latham participated in the meeting. The disinterested members of the Midstates board were provided with an overview of the proposed merger agreement and reviewed the current material issues to be considered in the merger agreement. The disinterested members of the Midstates board gave their input and direction to Midstates management and representatives from each of Houlihan Lokey and Latham on key issues.

        Also on April 12, 2019, all members of the Amplify board attended a meeting at which representatives from UBS presented an updated analysis of the relative valuations of Amplify and Midstates, "PDP+" NAV analysis and the process to list on the NYSE or NASDAQ. The board engaged in a discussion with representatives from UBS and Amplify management regarding the valuation analysis, including risk, transaction expenses and other factors.

        On April 14, 2019, the entire Amplify board met to discuss the transaction at a high level. Representatives from Kirkland also provided an overview of the current status of the merger agreement. The first topic of discussion was a presentation given by Mr. Mariani and representatives from UBS covering topics to be included in a potential joint investor presentation prepared by both companies and their respective advisors and to be delivered in connection with the announcement of the signing of definitive transaction documentation. Following this presentation, representatives from Kirkland provided an update on the general terms and status of the draft merger agreement. Following this discussion, Messrs. Proman and Lederman left the meeting and the disinterested members of the Amplify board discussed the merger agreement in greater detail and discussed other strategic topics related to the potential transaction with Midstates. The disinterested Amplify board members determined that Amplify should maintain its governance proposal in which the board of directors of the combined company should include four members to be named by Amplify, in addition to Mr. Mariani, as well as two members to be named by Midstates.

        Representatives from Latham sent a revised draft of the merger agreement to Kirkland on April 15, 2019. The draft included a reciprocal termination fee of 3% of each party's equity value.

        On April 16, 2019, both Amplify and Midstates granted each other access to their respective "virtual data rooms," allowing the companies' legal advisors to initiate, and its financial advisors to continue, their confidential review of the previously requested documentation and complete their due diligence review.

        On April 17, 2019, the entire Amplify board met to discuss the April 15, 2019 draft of the merger agreement and other transaction matters, including board composition, treatment of the outstanding credit facilities of the two companies and stock exchange listing. Following this discussion, the Amplify board recommended that a subset of directors from each of the Amplify board and the Midstates board should meet to discuss board composition of the combined company.

        On April 23, 2019, representatives from Kirkland sent a revised draft of the merger agreement to Latham. Among other changes, this draft reverted to a unilateral termination fee payable by Midstates.

        On April 24, 2019, Messrs. Mariani and Sambrooks discussed the status of definitive documentation, including Midstates' view that a closing condition regarding the listing of Amplify's stock on a national securities exchange posed a potential risk, even if minimal, to the transaction, the benefit that Midstates was already traded on the NYSE, Midstates' stock price momentum and the potential for a delayed market response to a new listing on NASDAQ.

        On the morning of April 25, 2019, the entire Amplify board met to receive an update from Mr. Mariani on his conversation with Mr. Sambrooks the prior day. Mr. Mariani summarized his conversation and the outstanding items on the merger agreement. These items included treatment of each company's equity awards and severance obligations, the appropriate stock exchange listing and treatment of each company's credit facilities. Following a discussion, the Amplify board determined that the combined company would benefit from succeeding to Midstates' existing NYSE listing and directed the representatives from Kirkland in attendance to analyze the potential impact of revising the merger agreement to reflect Midstates as the acquirer.

        Also on April 25, 2019, the disinterested members of the Midstates board held a meeting to discuss the current status of the merger agreement and the key items for review and consideration therein. Messrs. Lederman and Proman were not invited to the meeting and did not participate in the meeting; certain members of Midstates' management and representatives from each of Houlihan Lokey and Latham participated in the meeting. The disinterested members of the Midstates board gave their input and direction on key issues and instructed Latham and members of Midstates management to proceed with negotiations on the merger agreement accordingly. Following the meeting, Messrs. Sambrooks and Mariani had a phone conversation as well as an email exchange discussing the status of the merger agreement negotiations. Mr. Sambrooks and Mr. Mariani continued to exchange emails discussing the process and timing for the potential transaction.

        On April 30, 2019, Amplify and Midstates entered into an amendment to the exclusivity agreement originally dated April 8, 2019. The amended exclusivity agreement extended the exclusivity period through May 7, 2019, with all other terms of the original exclusivity agreement to remain binding. That same day, representatives from Latham sent a revised draft of the merger agreement to Kirkland reflecting Midstates as the nominal acquirer and including a vote of both the Midstates stockholders for approval of the equity to be issued in the merger and the Amplify stockholders for approval of the merger, as well as termination fees for both parties.

        In the afternoon on May 1, 2019, the Amplify board met to discuss Amplify's first quarter earnings and to receive an update on the potential transaction with Midstates. Representatives from Amplify management discussed both Amplify's and Midstates' production forecasts and answered questions from the Amplify board members. After discussion of Amplify's upcoming annual meeting, representatives from Kirkland provided an update on the status of the merger agreement negotiations and Chris Hamm presented on the impact of the Midstates executive compensation payments on the transaction. The board concluded the meeting with a discussion on the timing of signing the merger agreement and announcing the transaction, along with other logistical items. The Amplify board scheduled its next meeting for May 5, 2019, at which time the Amplify board intended to vote on the approval of the merger agreement.

        On May 2, 2019, representatives from each of Kirkland and Latham exchanged initial drafts of the voting agreements for each of the company's respective insider institutional stockholders. Representatives from Kirkland also shared these drafts with each of Amplify's insider institutional stockholders.

        On May 3, 2019, Amplify and representatives from Kirkland sent the revised merger agreement to Midstates and Latham. On May 3 and May 4, Kirkland representatives sent revised drafts of the voting agreements to each insider institutional stockholder, and incorporated feedback from each such stockholder on an individual basis. Representatives from Kirkland then circulated proposed final drafts of the individual voting agreements on May 5, 2019, and final negotiations with each Amplify insider institutional stockholder signing a voting agreement were completed on that day. During this same time period, representatives from each of Midstates, Latham, Amplify and Kirkland held telephonic meetings to finalize the outstanding terms of the merger agreement and voting agreements and to address outstanding due diligence items.

        On May 5, 2019, the disinterested members of the Midstates board held a meeting to discuss the proposed transaction, including the proposed final terms of the merger agreement that the parties had negotiated. Messrs. Lederman and Proman were not invited to the meeting and did not participate in the meeting; certain members of Midstates' management team and representatives from each of Houlihan Lokey and Latham participated in the meeting. At the meeting, the disinterested members of the Midstates board reviewed Midstates' proposed joint investor presentation and associated press release relating to the potential transaction. Representatives from Latham presented a summary of the proposed final terms of the merger agreement and the stockholder voting agreements as well as an overview of the legal due diligence conducted. Representatives from Latham also reviewed the fiduciary duties owed by the members of the Midstates board. Representatives from Houlihan Lokey also provided an updated presentation on certain financial aspects of the transaction and then rendered an oral opinion of Houlihan Lokey to the Midstates board as to the fairness, from a financial point of view, to Midstates of the exchange ratio specified in the merger agreement (which was subsequently confirmed in writing by delivery of Houlihan Lokey's written opinion addressed to the Midstates board dated the same date) that, as of such date and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to, the review undertaken by Houlihan Lokey as set forth in its written opinion, the exchange ratio was fair, from a financial point of view, to Midstates. Following a thorough discussion of these matters, the disinterested members of the Midstates board unanimously (i) determined that the merger agreement, the voting agreements and transactions contemplated thereby, including the merger were in the best interests of Midstates, (ii) approved the execution and delivery of the merger agreement, the performance by Midstates of its covenants and agreements contained therein and the consummation of the transactions contemplated by the merger agreement, (iii) directed that the merger agreement be submitted for stockholder approval and adoption at a meeting of the Midstates stockholders and (iv) resolved to recommend that Midstates stockholders approve and adopt the merger agreement.

        Also on May 5, 2019, the disinterested members of the Amplify board met to discuss the proposed transaction, including the proposed final terms of the merger agreement that the parties had negotiated. Messrs. Lederman and Proman were not invited to the meeting and did not participate in the meeting. At the meeting, representatives from Kirkland presented a summary of the proposed final terms of the merger agreement and the stockholder voting agreements as well as an overview of the legal due diligence conducted. Representatives from UBS also provided an updated presentation and then rendered its oral opinion to the Amplify board (which was subsequently confirmed in writing by delivery of UBS' written opinion addressed to the Amplify board dated the same date) as to the fairness, from a financial point of view, to the holders of Amplify common stock of the exchange ratio specified in the merger agreement, and that as of such date and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to, the review undertaken by UBS as set forth in its written opinion, the exchange ratio was fair, from a financial point of view, to the holders of Amplify common stock. Following a discussion of these matters, the disinterested members of the Amplify board unanimously (i) determined that the merger agreement, the voting agreements and transactions contemplated thereby, including the merger, were in the best interests of Amplify, (ii) approved the execution and delivery of the merger agreement, the performance by Amplify of its covenants and agreements contained therein and the consummation of the transactions contemplated by the merger agreement, (iii) directed that the merger agreement be submitted to Amplify stockholders at a special meeting of stockholders to approve and adopt the merger agreement and (iv) resolved to recommend that Amplify stockholders approve and adopt the merger agreement. Following approval by the Midstates board and the Amplify board, the parties executed the merger agreement.

        On May 6, 2019, Midstates and Amplify each filed a Current Report on Form 8-K with the SEC announcing the entry into the merger agreement, and Midstates and Amplify held a joint conference call to announce the transaction before the market opened.

Recommendation of the Amplify Board and Reasons for the Merger

        On May 5, 2019, the disinterested members of the Amplify board unanimously determined that the terms of the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to, and in the best interests of Amplify and its stockholders, and unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement. The disinterested members of the Amplify board unanimously recommend that Amplify's stockholders vote "FOR" the merger agreement proposal, "FOR" the advisory compensation proposal and "FOR" the Amplify adjournment proposal.

        In the course of reaching its recommendation, the Amplify board consulted with Amplify's executive management and its outside legal and financial advisors and considered several potentially positive factors, including the following (not necessarily presented in order of relative importance):

  •
  Benefits of a Combination with Midstates.

  •
  Use of equity in the merger. It was deemed important by the Amplify board for stockholders to receive Midstates shares in an all-stock merger reflective of the relative value of the two companies. This approach would allow for Amplify stockholders to have increased exposure to the potential upside of the combined company and a significant ownership position in a combined entity, which is expected to have free cash flow and the ability to return capital to stockholders. In addition, the combined entity would have a superior capital structure, with the necessary liquidity and leverage profile to provide flexibility during volatile commodity price cycles. Amplify stockholders are expected to own 50% of the combined company on a pro forma and fully diluted share count basis.

  •
  Significant synergies. The Amplify board considers consolidation to be an effective method of exploiting synergies and cost efficiencies to improve returns. The elimination of duplicative internal departments and positions is expected to provide quantifiable benefits. The combined company is expected to compare favorably to other similarly sized resource companies on a general and administrative expense per unit of production basis. Following a thorough analysis, the Amplify board members determined that the operational footprint, strong cost structure and balance sheet of the combined company will enable the combined company to advance the combined company's assets for less capital and realize the projected cost synergies.

  •
  Improved liquidity and cost of capital. The merger is expected to be credit-enhancing. The size of the combined company is expected to lead to an improved leverage profile, a significantly lower cost of capital, and enhanced free cash flow generation. In addition, the intention of both Amplify and Midstates is to have a single credit facility for the combined company, capitalizing on the total asset profile of the two companies to create a borrowing base inclusive of the assets of both companies. An increased borrowing base will provide enhanced liquidity to the combined company and improved flexibility to deploy capital in the manner most effective at increasing free cash flow generation.

  •
  Corporate Governance. Amplify's stockholders will have a continuing influence in the execution of the strategy and business plan of the combined company through the appointment of four Amplify directors (in addition to Messrs. Proman and Lederman) to the combined company board, which will be increased to eight directors in connection with the consummation of the merger. Additionally, Mr. Mariani, the current Amplify Chief Executive Officer, and the current Amplify management team will be responsible for the day-to-day operations of the combined company in the same or similar roles as they already hold with Amplify. The combined company's headquarters will be located at the current Amplify offices of Houston, Texas with the combined company operating under the Amplify brand.

  •
  Trading Liquidity. The combined company is expected to assume Midstates' listing on the NYSE upon consummation of the merger and to trade under the Amplify ticker "AMPY." Amplify expects that trading liquidity will be significantly improved for Amplify stockholders, especially as financial equity research coverage increases over time.

  •
  Portfolio optionality. The combined portfolios of the two companies will provide multiple options for the optimization of non-strategic assets, if desired. In addition, Amplify remains interested in considering future opportunistic combinations and acquisitions that create value through synergies and free cash flow accretion, though it has no specific plans at this time.

  •
  Alternative Transactions.

  •
  The Amplify board believes, after thorough review and underlying knowledge of Amplify's strategic goals and opportunities, and trends in and the competitive environment of the exploration and production industry, including the potential impact of those factors on the trading price of Amplify common stock (which cannot be precisely quantified numerically), that the value offered to Amplify's stockholders pursuant to the merger is more favorable to Amplify's stockholders than the potential value that might reasonably be expected to result from remaining a stand-alone public company.

  •
  The Amplify board also considered alternative strategic transactions, including asset acquisitions and other strategic combinations, and, following review of such alternatives and consultation with Amplify management and UBS, believed that it was unlikely an alternative strategic counterparty could consummate a transaction that would be on superior terms and that would provide Amplify stockholders better value than is being provided in connection with the merger.

  •
  Receipt of Fairness Opinion from UBS. The Amplify board considered the financial analysis reviewed and discussed with representatives of UBS, as well as the oral opinion of UBS rendered to the Amplify board, which was subsequently confirmed by delivery of a written opinion dated May 5, 2019, to the effect that, as of such date, the exchange ratio was fair, from a financial point of view, to the holders of Amplify common stock. See the section entitled "—Opinion of Amplify's Financial Advisor" beginning on page 137.

  •
  Likelihood of Completion. The Amplify board considered the likelihood of completion of the merger to be significant, in light of, among other things, the belief that, in consultation with Amplify's legal advisors, the terms of the merger agreement, taken as a whole, including the parties' representations, warranties, covenants and conditions to closing, and the circumstances under which the merger agreement may be terminated, are reasonable.

  •
  Voting and Support Agreements. The Amplify board considered the significance that certain Amplify and Midstates insider institutional stockholders holding, in the aggregate, approximately 58.3% and 35.5% of the issued and outstanding shares of Amplify and Midstates common stock, respectively, had entered into voting agreements obligating such stockholders to vote or cause to be voted all shares of Amplify and Midstates common stock in favor of the adoption of the merger agreement or stock issuance, as applicable, and against alternative transactions, as more fully described in "The Merger—Voting and Support Agreements" on page 116.

  •
  Opportunity to Receive Alternative Acquisition Proposals. The Amplify board considered the terms of the merger agreement relating to Amplify's ability to respond to unsolicited acquisition proposals, and the other terms of the merger agreement, including:

  •
  the fact that Amplify has the right, subject to certain conditions, to provide non-public information in response to, and to discuss and negotiate, certain unsolicited acquisition proposals made to Amplify before Amplify's stockholders approve of the transaction (see the section entitled "The Merger Agreement—Covenants—No Solicitation of Alternative Proposals" beginning on page 173);

  •
  the provision of the merger agreement allowing the Amplify board, prior to obtaining Amplify stockholder approval, to change its recommendation to the Amplify stockholders with respect to the adoption of the merger agreement if it determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take such action would be a breach of the Amplify board's fiduciary duties;

    •
    the belief of the Amplify board that the termination fee of $4.5 million, which may be payable by Amplify in certain circumstances, is reasonable under the circumstances given the size of the transaction and taking into account the range of such termination fees in similar transactions (see the section entitled "The Merger Agreement—Termination" and "The Merger Agreement—Fees and Expense Reimbursement Relating to the Termination of the Merger Agreement" beginning on page 179);

    •
    that there are limited circumstances in which the Midstates board may terminate the merger agreement or change its recommendation that the Midstates stockholders approve the stock issuance proposal, and if the merger agreement is terminated by Amplify as a result of a change in recommendation of the Midstates board, then Midstates has agreed to pay Amplify a termination fee of $4.5 million, as further described in the section entitled "The Merger Agreement—Fees and Expense Reimbursement Relating to the Termination of the Merger Agreement"; and

    •
    that if the merger agreement is terminated by either party because Midstates stockholders do not approve the stock issuance proposal, then Midstates has agreed to reimburse Amplify for its costs, fees and expenses incurred in connection with the transactions contemplated by the merger agreement, as further described in the section entitled "The Merger Agreement—Fees and Expense Reimbursement Relating to the Termination of the Merger Agreement."

        The Amplify board also considered and balanced against the potentially positive factors a number of uncertainties, risks and other countervailing factors in its deliberations concerning the transaction and the other transactions contemplated by the merger agreement, including the following (not necessarily in order of relative importance):

  •
  the fact that the exchange ratio in the merger agreement provides for a fixed number of shares of Midstates common stock, and, as such, Amplify stockholders cannot be certain at the time of the Amplify special meeting of the market value of the merger consideration they will receive, and the possibility that Amplify stockholders could be adversely affected by a decrease in the trading price of shares of Midstates common stock before the closing of the merger;

  •
  the fact that the market price of Amplify common stock could be affected by many factors, including: (i) if the merger agreement is terminated, the reason or reasons for such termination and whether such termination resulted from factors adversely affecting Amplify; (ii) the possibility that, as a result of the termination of the merger agreement, potential acquirers may consider Amplify to be an unattractive acquisition candidate; and (iii) the possible sale of Amplify common stock by short-term investors following an announcement that the merger agreement was terminated;

  •
  the fact that, under specified circumstances, Amplify may be required to pay certain termination fees in the event the merger agreement is terminated and the effect this could have on Amplify, including:

  •
  if the merger agreement is terminated for the failure of Amplify's stockholders to approve the merger agreement and transactions contemplated thereby when Midstates is also entitled to terminate because either: (1) the Amplify board changes its recommendation that stockholders vote for the merger agreement proposal or (2) Amplify is in breach of its non-solicitation obligations under the merger agreement, Amplify will be required to pay Midstates the $4.5 million termination fee; or

    •
    if the transaction is not consummated, Amplify will generally be required to pay its own expenses associated with the transaction and, if the merger agreement is terminated for the failure of Amplify's stockholders to approve the merger agreement and transactions contemplated thereby, Amplify will be required to pay Midstates its costs, fees and expenses incurred in connection with the transactions contemplated by the merger agreement;

  •
  the fact that the restrictions in the merger agreement on Amplify's ability to actively solicit competing bids to acquire it and to entertain other acquisition proposals unless certain conditions are satisfied;

  •
  the fact that the restrictions on Amplify's conduct of business prior to completion of the transaction could delay or prevent Amplify from undertaking business opportunities that may arise or taking other actions with respect to its operations during the pendency of the transaction;

  •
  the fact that the amount of time that may be required to consummate the transaction, including the fact that the completion of the transaction depends on factors outside of Amplify's or Midstates' control and the risk that the pendency of the transaction for an extended period of time could have an adverse effect on Amplify;

  •
  the fact that the significant costs involved in connection with entering into the merger agreement and completing the transaction and the substantial time and effort of management required to consummate the transaction could disrupt Amplify's business operations; and

  •
  the risks and uncertainties associated with executing Amplify's business strategy and achieving Amplify's related financial projections and opportunities, including as described in the "risk factors" and "forward looking information" sections of Amplify's disclosures filed with the SEC and in the sections entitled "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements" of this joint proxy statement/prospectus.

        After taking into account the factors set forth above, as well as others, the Amplify board concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the transaction were outweighed by the potential benefits of the transaction to Amplify's stockholders.

        The foregoing discussion of factors considered by Amplify is not intended to be exhaustive, but rather it summarizes the material factors considered by the Amplify board. In light of the variety of factors considered in connection with their evaluation of the merger agreement and the transaction, Amplify did not find it practicable to and did not quantify, rank or otherwise assign relative weights to the specific factors considered in reaching their determinations and recommendations. Moreover, each member of the Amplify board applied his own personal business judgment to the process and may have given different weight to different factors. The Amplify board based its recommendation on the totality of the information presented, including thorough discussions with, and questioning of, Amplify's executive management and the Amplify board's financial advisors and outside legal counsel.

        In considering the recommendation of the Amplify board to approve the merger agreement proposal, Amplify stockholders should be aware that the executive officers and directors of Amplify have certain interests in the transaction that may be different from, or in addition to, the interests of Amplify stockholders generally. The Amplify board was aware of these interests and considered them when approving the merger agreement and recommending that Amplify stockholders vote to approve the merger agreement proposal, including by requiring Messrs. Proman and Lederman to recuse themselves from all strategic discussion related to the transaction. See the section entitled "—Interests of Certain Amplify Directors and Executive Officers in the Merger" beginning on page 149.

        It should be noted that this explanation of the reasoning of the Amplify board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in "Cautionary Statement Concerning Forward-Looking Statements" beginning on page 21.

Recommendation of the Midstates Board and Reasons for the Merger

        On May 5, 2019, the disinterested members of the Midstates board unanimously determined that the terms of the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to, and in the best interests of Midstates and its stockholders, and unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement. The disinterested members of the Midstates board unanimously recommend that Midstates' stockholders vote "FOR" the stock issuance proposal, "FOR" the executive compensation proposal and "FOR" the Midstates adjournment proposal.

        In the course of reaching its recommendation, the Midstates board consulted with Midstates' executive management and its outside legal and financial advisors and considered several potentially positive factors, including the following (not necessarily presented in order of relative importance):

  •
  Benefits of a Combination with Amplify.

  •
  Increase company size and visibility. The Midstates board believes that in the current energy market smaller companies are receiving limited analyst coverage and limited investor interest, which is resulting in an unfavorable disconnect between market value and net asset value. The Midstates board believes that the larger size of the combined company as compared to Midstates could increase analyst and investor interest, which in turn could lead to an improvement in market value to better align with net asset value.

  •
  Help to de-risk business plan. Over time, Midstates has transitioned from a growth-orientated exploration and production company to adopting a business plan emphasizing free cash flow generation through reduced expenses and moderate reinvestment. As a single-basin company, Midstates has faced risks in executing on its free cash flow strategy due to higher exposure to production and expense variables and more limited reinvestment opportunities. The Midstates board believes that its current business plan will face fewer challenges following the combination with Amplify due to the increased like-kind cash flow generating assets in the combined company, which the Midstates board believes will help create a more stable production and expense profile, as well as provide access to a larger set of reinvestment opportunities.

  •
  Significant synergies. The Midstates board believes that reduced expenses and reinvestment are key to its business plan to generate free cash flow, and the Midstates board considers consolidation to be an effective method of exploiting synergies and cost efficiencies to improve returns. The elimination of duplicative internal departments and positions is also expected to provide quantifiable benefits. The combined company is expected to compare favorably to other similarly sized resource companies on a general and administrative expense per unit of production basis, and is expected to have a top-tier levered free cash flow yield based on the pro forma market cap of the combined company. The Midstates board estimates that the transaction will result in an immediate increase in value through annual synergies totaling at least $20 million and will allow the combined company the opportunity to move farther down the cost curve by spreading fixed costs over more production. Following a thorough analysis, the Midstates board members determined that the operational footprint, strong cost structure and balance sheet of the combined company would enable it to advance its business plan.

  •
  Use of equity consideration to provide Midstates stockholders with ongoing growth opportunities in the combined company. The Midstates board deemed it important to use Midstates'

      equity as consideration in an all-stock merger reflective of the relative value of the two companies. This approach would allow for Midstates stockholders to gain increased exposure to the potential upside of the combined company and a significant ownership position in a combined entity that is expected to generate free cash flow, possess ample reinvestment opportunities and have the ability to return capital to stockholders. In addition, the combined entity is expected to have the necessary liquidity and low leverage profile to provide flexibility during volatile commodity price cycles. The Midstates board also found it relevant that the legacy Midstates stockholders are expected to own approximately 50% of the combined company.

    •
    Corporate Governance. Midstates' stockholders will have a continuing influence in the execution of the strategy and business plan of the combined company through the appointment of two Midstates directors (in addition to Messrs. Proman and Lederman) to the combined company board, which will be increased to eight directors in connection with the consummation of the merger.

    •
    Portfolio optionality. The Midstates board desired to reduce the risks associated with their single-basin concentrated assets. As a result of the merger, Midstates will now share a diversified platform of long life, shallow decline assets. The combined portfolios of the two companies will provide more optionality, including multiple opportunities for the optimization of non-strategic assets, if desired. In addition, the Midstates board viewed positively Amplify's expressed interest in considering future opportunistic combinations and acquisitions that create value through synergies and free cash flow accretion, though it has no specific plans at this time.

  •
  Alternative Transactions.

  •
  The Midstates board believes, after thorough review and underlying knowledge of Midstates' strategic goals and opportunities, and trends in and the competitive environment of the exploration and production industry, including the potential impact of those factors on the trading price of Midstates common stock (which cannot be precisely quantified numerically), that the value offered to Midstates' stockholders pursuant to the merger is more favorable to Midstates' stockholders than the potential value that might reasonably be expected to result from remaining a stand-alone public company.

  •
  Since emerging from bankruptcy in 2016, the Midstates board has conducted multiple initiatives to pursue strategic alternatives, including buying, selling or merging with another company. Prior to entering into the merger agreement with Amplify, the Midstates board conducted extensive due diligence on multiple companies and opportunities across several engagements. Although multiple non-binding offers or expressions of interest were received from counterparties, none met the criteria or value that the Midstates board desired. After extensive analysis of a merger with Amplify, and based on Midstates' extensive evaluation of other opportunities, as well as the financial analyses of Houlihan Lokey, the Midstates board and Midstates management determined that the final negotiated deal with Amplify provided the best option compared to prior opportunities or expected future options.

  •
  Receipt of Fairness Opinion from Houlihan Lokey. The Midstates board considered the financial analysis reviewed and discussed with representatives of Houlihan Lokey, as well as the oral opinion of Houlihan Lokey rendered to the Midstates board, which was subsequently confirmed by delivery of a written opinion dated May 5, 2019, to the effect that, as of such date, the exchange ratio was fair, from a financial point of view, to Midstates. See the section entitled "—Opinion of Midstates' Financial Advisor" beginning on page 120.

  •
  Likelihood of Completion. The Midstates board considered the likelihood of completion of the merger to be significant, in light of, among other things, the belief that, in consultation with Midstates' legal advisors, the terms of the merger agreement, taken as a whole, including the parties' representations, warranties, covenants and conditions to closing, and the circumstances under which the merger agreement may be terminated, are reasonable.

  •
  Voting and Support Agreements. The Midstates board considered the significance that certain Midstates and Amplify insider institutional stockholders holding, in the aggregate, approximately 35.5% and 58.3% of the issued and outstanding shares of Midstates and Amplify common stock, respectively, had entered into voting agreements obligating such stockholders to vote or cause to be voted all shares of Midstates and Amplify common stock in favor of the adoption of the merger agreement or stock issuance, as applicable, and against alternative transactions, as more fully described in "The Merger—Voting and Support Agreements" on page 116.

  •
  Opportunity to Receive Alternative Acquisition Proposals. The Midstates board considered the terms of the merger agreement relating to Midstates' ability to respond to unsolicited acquisition proposals, and the other terms of the merger agreement, including:

  •
  the fact that Midstates has the right, subject to certain conditions, to provide non-public information in response to, and to discuss and negotiate, certain unsolicited acquisition proposals made to Midstates and before Midstates' stockholders approve of the transaction (see the section entitled "The Merger Agreement—Covenants—No Solicitation of Alternative Proposals" beginning on page 173);

  •
  the provision of the merger agreement allowing the Midstates board, prior to obtaining Midstates stockholder approval, to change its recommendation to the Midstates stockholders with respect to the adoption of the merger agreement if it determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take such action would be a breach of the Amplify board's fiduciary duties;

  •
  the belief of the Midstates board that the termination fee of $4.5 million, which may be payable by Midstates in certain circumstances, is reasonable under the circumstances given the size of the transaction and taking into account the range of such termination fees in similar transactions (see the sections entitled "The Merger Agreement—Termination of the Merger Agreement" and "The Merger Agreement—Fees and Expense Reimbursement Relating to the Termination of the Merger Agreement" beginning on pages 178 and 179, respectively);

  •
  that there are limited circumstances in which the Amplify board may terminate the merger agreement or change its recommendation that the Amplify stockholders approve the stock issuance proposal, and if the merger agreement is terminated by Amplify as a result of a change in recommendation of the Amplify board, then Amplify has agreed to pay Midstates a termination fee of $4.5 million, as further described in the section entitled "The Merger Agreement—Fees and Expense Reimbursement Relating to the Termination of the Merger Agreement"; and

  •
  that if the merger agreement is terminated by either party because Amplify stockholders do not approve the stock issuance proposal, then Amplify has agreed to reimburse Midstates for its costs, fees and expenses incurred in connection with the transactions contemplated by the merger agreement, as further described in the section entitled "The Merger Agreement—Fees and Expense Reimbursement Relating to the Termination of the Merger Agreement."

        The Midstates board also considered and balanced against the potentially positive factors a number of uncertainties, risks and other countervailing factors in its deliberations concerning the transaction and the other transactions contemplated by the merger agreement, including the following (not necessarily in order of relative importance):

  •
  the fact that the market price of Midstates common stock could be affected by many factors, including: (i) if the merger agreement is terminated, the reason or reasons for such termination and whether such termination resulted from factors adversely affecting Midstates; (ii) the possibility that, as a result of the termination of the merger agreement, potential acquirers may consider Midstates to be an unattractive acquisition candidate; and (iii) the possible sale of Midstates common stock by short-term investors following an announcement that the merger agreement was terminated;

  •
  the fact that, under specified circumstances, Midstates may be required to pay certain termination fees in the event the merger agreement is terminated and the effect this could have on Midstates, including:

  •
  if the merger agreement is terminated for the failure of Midstates' stockholders to approve the merger agreement and transactions contemplated thereby when Amplify is also entitled to terminate because either: (1) the Midstates board changes its recommendation that stockholders vote for the merger agreement proposal or (2) Midstates is in breach of its non-solicitation obligations under the merger agreement, Midstates will be required to pay Amplify the $4.5 million termination fee; or

  •
  if the transaction is not consummated, Midstates will generally be required to pay its own expenses associated with the transaction and, if the merger agreement is terminated for the failure of Midstates' stockholders to approve the merger agreement and transactions contemplated thereby, Midstates will be required to pay Amplify its costs, fees and expenses incurred in connection with the transactions contemplated by the merger agreement;

  •
  the fact that the merger agreement restricts Midstates' ability to actively solicit competing bids to acquire it and to entertain other acquisition proposals unless certain conditions are satisfied;

  •
  the fact that the restrictions on Midstates' conduct of business prior to completion of the transaction could delay or prevent Midstates from undertaking business opportunities that may arise or taking other actions with respect to its operations during the pendency of the transaction;

  •
  the fact that the amount of time that may be required to consummate the transaction, including the fact that the completion of the transaction depends on factors outside of Midstates' or Amplify's control and the risk that the pendency of the transaction for an extended period of time could have an adverse effect on Amplify;

  •
  the fact that the significant costs involved in connection with entering into the merger agreement and completing the transaction and the substantial time and effort of management required to consummate the transaction could disrupt Midstates' business operations; and

  •
  the risks and uncertainties associated with executing Midstates' business strategy and achieving Midstates' related financial projections and opportunities, including as described in the "risk factors" and "forward looking information" sections of Midstates disclosures filed with the SEC and in the sections entitled "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements" of this joint proxy statement/prospectus.

        After taking into account the factors set forth above, as well as others, the Midstates board concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the transaction were outweighed by the potential benefits of the transaction to Midstates' stockholders.

        The foregoing discussion of factors considered by Midstates is not intended to be exhaustive, but rather it summarizes the material factors considered by the Midstates board. In light of the variety of factors considered in connection with their evaluation of the merger agreement and the transaction, Midstates did not find it practicable to and did not quantify, rank or otherwise assign relative weights to the specific factors considered in reaching their determinations and recommendations. Moreover, each member of the Midstates board applied their own personal business judgment to the process and may have given different weight to different factors. The Midstates board based its recommendation on the totality of the information presented, including thorough discussions with, and questioning of, Midstates' executive management and the Midstates board's financial advisors and outside legal counsel.

        In considering the recommendation of the Midstates board to approve the merger agreement proposal, Midstates stockholders should be aware that the executive officers and directors of Midstates have certain interests in the transaction that may be different from, or in addition to, the interests of Midstates stockholders generally. The Midstates board was aware of these interests and considered them when approving the merger agreement and recommending that Midstates stockholders vote to approve the merger agreement proposal, including by requiring Messrs. Proman and Lederman to recuse themselves from all strategic discussion related to the transaction. See the section entitled "—Interests of Certain Amplify Directors and Executive Officers in the Merger" beginning on page 149.

        It should be noted that this explanation of the reasoning of the Midstates board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in "Cautionary Statement Concerning Forward-Looking Statements" beginning on page 21.

Voting and Support Agreements

        In connection with the execution of the merger agreement, on May 5, 2019, affiliates of Fir Tree and Avenue Energy Opportunities Fund, L.P. entered into the voting agreements with Amplify and affiliates of Fir Tree, Brigade Capital Management, LP, Trust Asset Management LLC (as investment advisor to Axys Capital Income Fund, LLC) and Cross Sound Management LLC entered into the voting agreements with Midstates. The stockholders that executed the voting agreements have agreed to vote or cause to be voted all shares of Midstates common stock or Amplify common stock, as applicable, held by them in favor of the stock issuance proposal or merger agreement proposal, respectively, and against alternative transactions; provided, however, that in the event of a Midstates or Amplify recommendation change, as applicable (as defined in "The Merger Agreement—No Solicitation of Alternative Proposals" beginning on page 173), the stockholders bound by such obligation will no longer be required to vote their shares as required under their applicable voting agreements. As of the date of this joint proxy statement/prospectus, the Midstates stockholders that executed voting agreements, collectively, hold and are entitled to vote in the aggregate approximately 35.5% of the issued and outstanding shares of Midstates common stock entitled to vote at the Midstates annual meeting, and the Amplify stockholders that executed voting agreements, collectively, hold and are entitled to vote in the aggregate approximately 58.3% of the issued and outstanding shares of Amplify common stock entitled to vote at the Amplify special meeting. Accordingly, as long as there is not an Amplify recommendation change with respect to the merger agreement proposal, approval of the merger agreement proposal at the Amplify special meeting is assured.

        In addition, until the termination of the voting agreements (as described below), the voting agreements restrict such stockholders from selling shares of Midstates or Amplify common stock currently owned or thereafter acquired by such stockholders.

        Subject to certain exceptions, the voting agreements also contain prohibitions applicable to such stockholders that are consistent with the non-solicitation provisions of the merger agreement.

        The voting agreements will terminate upon the earlier to occur of the consummation of the merger, the termination of the merger agreement, any material amendment to the merger agreement or any amendment to the provisions of the merger agreement allowing either Midstates or Amplify to terminate the merger agreement for a failure to consummate the merger by the outside date (as defined in "The Merger Agreement—Termination").

Certain Midstates Unaudited Prospective Financial and Operating Information

        Midstates does not as a matter of course make public long-term forecasts or internal projections as to future performance, revenues, production, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with its evaluation of the merger, Midstates' management prepared certain unaudited internal financial forecasts with respect to Midstates, which were provided to the Midstates board and Amplify, as well as Amplify's financial advisor, in connection with their evaluation of the proposed merger. Such forecasts also were provided to Houlihan Lokey for its use and reliance in connection with its financial analyses and opinion described in "—Opinion of Midstates' Financial Advisor." Houlihan Lokey was authorized by Midstates to rely upon the Midstates forecasts for Midstates in the performance of Houlihan Lokey's financial analyses and the preparation of such opinion.

        The inclusion of this information should not be regarded as an indication that any of Midstates, Amplify, their respective advisors or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such.

        This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial and operating information reflects numerous estimates and assumptions that are inherently uncertain and may be beyond the control of Midstates' management, including, among others, Midstates' future results, the cadence and timing of Midstates' exploration and production activity, the quantity of producible reserves underlying Midstates' properties, oil and gas industry activity, commodity prices, demand for natural gas and crude oil, the availability of financing to fund the exploration and development costs associated with the respective projected drilling programs, general economic and regulatory conditions and other matters described in "Cautionary Statements Regarding Forward-Looking Statements" and "Risk Factors." The unaudited prospective financial and operating information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Midstates and Amplify can give no assurance that the unaudited prospective financial and operating information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial and operating information covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to its business, industry performance, the regulatory environment, general business and economic conditions and other matters described under "Risk Factors." See also "Cautionary Statements Regarding Forward-Looking Statements" and "Where You Can Find More Information."

        The unaudited prospective financial and operating information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Midstates' independent registered public accounting firm, nor any other independent accountants, have audited, reviewed, examined, compiled or performed any procedures with respect to the unaudited prospective financial and operating information contained in this joint proxy/prospectus, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of Grant Thornton LLP to Midstates contained in its Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference into this joint proxy statement/prospectus, relates to historical financial information of Midstates, and such report does not extend to the projections included below and should not be read to do so. The unaudited prospective financial and operating information set forth in this section of this joint proxy statement/prospectus entitled "Certain Midstates Unaudited Prospective Financial and Operating Information" has been prepared by, and is the responsibility of, Midstates' management.

        Furthermore, the unaudited prospective financial and operating information does not take into account any circumstances or events occurring after the date it was prepared. Midstates and Amplify can give no assurance that, had the unaudited prospective financial and operating information been prepared either as of the date of this joint proxy statement/prospectus or as of the date of the Midstates annual meeting and the Amplify special meeting, similar estimates and assumptions would be used. Except as required by applicable securities laws, Midstates and Amplify do not intend to, and disclaim any obligation to, make publicly available any update or other revision to the unaudited prospective financial and operating information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, including with respect to the accounting treatment of the merger under GAAP, or to reflect changes in general economic or industry conditions. The unaudited prospective financial and operating information does not take into account all the possible financial and other effects on Midstates or Amplify of the merger, the effect on Midstates or Amplify of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial and operating information does not take into account the effect on Midstates or Amplify of any possible failure of the merger to occur. None of Midstates, Amplify, or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any Midstates stockholder or Amplify stockholder or other person regarding Midstates' or Amplify's ultimate performance compared to the information contained in the unaudited prospective financial and operating information or that the forecasted results will be achieved. The inclusion of the unaudited prospective financial and operating information herein should not be deemed an admission or representation by Midstates, Amplify, their respective advisors or any other person that it is viewed as material information of Midstates or Amplify, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the unaudited prospective financial and operating information included below is not being included to influence your decision whether to vote in favor of the stock issuance proposal, the merger agreement proposal, or any other proposal to be considered at the Midstates annual meeting or the Amplify special meeting, as applicable, but is being provided solely because it was authorized by Midstates' management to be used and relied upon by Houlihan Lokey in connection with its financial analysis and opinion described in "Opinion of Midstates' Financial Advisor," which forecasts were provided to the Midstates board in connection with its evaluation of the proposed merger.

        In light of the foregoing, and considering that the Midstates annual meeting and the Amplify special meeting will be held several months after the unaudited prospective financial and operating information was prepared, as well as the uncertainties inherent in any forecasted information, Midstates stockholders and Amplify stockholders, respectively, are cautioned not to place undue reliance on such information, and Midstates and Amplify urge all Midstates stockholders and Amplify stockholders to review Midstates' most recent SEC filings for a description of Midstates' reported financial results and Amplify's most recent SEC filings for a description of Amplify's reported financial results. See "Where You Can Find More Information."

Summary of Certain Midstates Unaudited Prospective Financial and Operating Information

        The following table presents selected unaudited forecasted financial data for Midstates for the fiscal years ending 2019 through 2024 provided to the Midstates board and Midstates' financial advisor based on NYMEX oil and gas strip pricing as of May 2, 2019 (in millions, other than production data).

        The financial projections for Midstates set forth below exclude any value ascribable to undeveloped reserves due to, among other reasons, (i) Midstates' stated intention to operate in a blowdown mode in the absence of the merger, (ii) Midstates objective of returning cash to stockholders, and (iii) current market conditions in which no value appears to be ascribed to undeveloped or unproven assets, particularly in out-of-favor basins.

	Unaudited Midstates Financial and Operating Forecast with NYMEX Oil and Gas Strip Pricing
	2019E		2020E	2021E	2022E	2023E	2024E
Average Daily Production (Mboe/d)	13		10	8	7	7	6
Adjusted EBITDAX	$80		$41	$41	$34	$30	$25
Levered Free Cash Flow(1)	$28	(2)	$17	$34	$29	$26	$21

(1)
Levered Free Cash Flow is defined as Adjusted EBITDAX less capital expenditures less interest expense.

(2)
Refers to the Levered Free Cash Flow during the period July 1, 2019 - December 31, 2019.

Midstates Management Projections for Amplify

        Midstates management also provided to the Midstates board and to Houlihan Lokey for its use and reliance in connection with its financial analysis and opinion certain unaudited prospective financial and operating information with respect to Amplify, which was generally derived from information provided by Amplify management and summarized in this joint proxy statement/prospectus under the caption "—Certain Amplify Unaudited Prospective Financial and Operating Information," except that Midstates management adjusted the information provided by Amplify management in order to harmonize certain of the assumptions underlying such information with the assumptions underlying Midstates' prospective financial information summarized above.

        The following table presents selected unaudited forecasted financial data for Amplify, as adjusted by Midstates management, for the fiscal years ending 2019 through 2024 provided to the Midstates board and Midstates' financial advisor based on NYMEX oil and gas and ICE oil strip pricing as of May 2, 2019 (in millions, other than production data).

        The financial projections for Amplify set forth below exclude any value ascribable to (i) undeveloped reserves due to, among other reasons, (A) Amplify's stated objective of returning cash to stockholders and (B) current market conditions in which no value appears to be ascribed to undeveloped or unproven assets, and (ii) Proved Developed Non-Producing Reserves located in East

Texas / North Louisiana because of Amplify's decision to defer drilling on its East Texas / North Louisiana properties.

	Unaudited Amplify Financial and Operating Forecast with NYMEX Oil and Gas and ICE Oil Strip Pricing
	2019E		2020E	2021E	2022E	2023E	2024E
Average Daily Production (Mboe/d)	21		19	18	16	15	14
Adjusted EBITDAX	$100		$95	$78	$61	$50	$41
Levered Free Cash Flow(1)	$27	(2)	$83	$70	$56	$47	$38

(1)
Levered Free Cash Flow is defined as Adjusted EBITDAX less capital expenditures less interest expense.

(2)
Refers to the Levered Free Cash Flow during the period July 1, 2019 - December 31, 2019.

Opinion of Midstates' Financial Advisor

        On May 5, 2019, Houlihan Lokey verbally rendered its opinion to the Midstates board (which was subsequently confirmed in writing by delivery of Houlihan Lokey's written opinion addressed to the Midstates board dated May 5, 2019), as to the fairness, from a financial point of view, to Midstates of the exchange ratio provided for in the merger.

        Houlihan Lokey's opinion was directed to the Midstates board (in its capacity as such) and only addressed the fairness, from a financial point of view, to Midstates of the exchange ratio provided for in the merger and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding. The summary of Houlihan Lokey's opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this joint proxy statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey's opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to Midstates' board, any security holder of Midstates or any other person as to how to act or vote with respect to any matter relating to the mergers (which for purposes of this "The Merger—Opinion of Midstates' Financial Advisor" section refers to the merger together with the second merger) or otherwise.

        In arriving at its opinion, Houlihan Lokey, among other things:

  •
  reviewed the following agreements and documents:

  •
  a draft labelled "Execution Version," of the merger agreement; and

  •
  a draft, dated May 2, 2019, of the form of the Voting and Support Agreement, (referred to in this section, together with the merger agreement as the "Agreements").

  •
  reviewed certain publicly available business and financial information relating to Midstates and Amplify that Houlihan Lokey deemed to be relevant;

  •
  reviewed certain information relating to the historical, current and future operations, financial condition and prospects of Midstates and Amplify made available to Houlihan Lokey by Midstates and Amplify, including (a) with respect to Midstates, (i) certain financial projections relating to Midstates (A) for the fiscal year ending 2019, and (B) relating to annual overhead expenses, and (ii) certain reserve estimates for oil, natural gas and natural gas liquids, in each case, by reserve category, associated riskings and production volume (the "Midstates Reserve

    Information"), in each case as prepared by the management of Midstates, and (b) with respect to Amplify, (i) certain financial projections relating to Amplify (A) for the fiscal year ending 2019, and (B) relating to annual overhead expenses, in each case prepared by the management of Amplify and (ii) certain reserve estimates for oil, natural gas and natural gas liquids, in each case, by reserve category, associated riskings and production volume (the "Amplify Reserve Information" and together with the Midstates Reserve Information, the "Reserve Information"), as provided by the management of Amplify and as adjusted by the management of Midstates, and (c) certain forecasts and estimates of potential cost savings, operating efficiencies and other synergies expected to result from the merger, all as prepared by the management of Midstates (the "Synergies");

  •
  reviewed certain publicly available market data regarding future oil, natural gas and natural gas liquids commodity pricing based on (i) New York Mercantile Exchange Strip pricing ("NYMEX Strip Pricing"), (ii) Wall Street research analyst consensus pricing estimates ("Consensus Pricing"), and (iii) in the case of Amplify, Intercontinental Exchange Strip pricing (the "Pricing Data");

  •
  spoke with certain members of the managements of Midstates and Amplify and certain of the representative and advisors of Amplify regarding the respective businesses, operations, financial condition and prospects of Midstates and Amplify, including the Reserve Information and the merger and related matters;

  •
  compared the financial and operating performance of Midstates and Amplify with that of other public companies that Houlihan Lokey deemed to be relevant;

  •
  reviewed the current and historical market prices and trading volume for Midstates common stock and Amplify common stock, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant;

  •
  compared the relative contributions of Midstates and Amplify to certain financial statistics of the combined company; and

  •
  conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

        Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management of Midstates advised Houlihan Lokey, and Houlihan Lokey assumed, that each of (i) the financial projections, and (ii) the Reserve Information reviewed by Houlihan Lokey were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the (i) future financial results and condition of each of Midstates and Amplify, and (ii) the current reserve estimates of each of Midstates and Amplify, and Houlihan Lokey expressed no opinion with respect to such projections or estimates, or the assumptions on which they are based. Furthermore, upon the advice of the management of Midstates, Houlihan Lokey assumed that the estimated Synergies reviewed by Houlihan Lokey were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Midstates and that the Synergies will be realized in the amounts and the time periods indicated thereby, and Houlihan Lokey expressed no opinion with respect to such Synergies or the assumptions on which they are based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of Midstates or Amplify since the respective dates of the most recent financial statements and other information, financial or otherwise (including the Reserve Information), provided to Houlihan Lokey that would be material to Houlihan Lokey's analyses or Houlihan Lokey's opinion, and that there was no information or any facts that would have made any of the information reviewed by Houlihan Lokey incomplete or misleading.

        Houlihan Lokey also relied upon, without independent verification, the Pricing Data, in particular, the underlying commodity pricing and supply and demand estimates for oil, natural gas and natural gas liquids, which, in each case, are subject to significant volatility and uncertainty and which, if different than as assumed, could have a material impact on Houlihan Lokey's analyses or opinion. At Midstates' direction, in reaching its conclusions, Houlihan Lokey did not ascribe any value to any undeveloped or unproven reserves of either Midstates or Amplify, which Midstates advised Houlihan Lokey that with respect to Midstates, it would not expect to develop in the absence of the merger.

        Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreements and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreements and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the mergers will be satisfied without waiver thereof, and (d) the mergers will be consummated in a timely manner in accordance with the terms described in the merger agreement and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey also assumed, with the consent of Midstates, that the mergers will qualify as a tax-free transaction. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the mergers will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the mergers will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of Midstates or Amplify, or otherwise have an effect on the mergers, Midstates or Amplify or any expected benefits of the mergers that would be material to Houlihan Lokey's analyses or opinion. Houlihan Lokey also relied upon and assumed, without independent verification, and with the consent of Midstates, that any adjustments to the exchange ratio pursuant to the merger agreement will not be material to Houlihan Lokey's analyses or opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the Agreements would not differ in any respect from the drafts of the Agreements identified above.

        Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of Midstates, Amplify or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation, other than the Reserve Information. Houlihan Lokey does not conduct or provide geological, environmental or other technical assessments and are not experts in the evaluation of oil, natural gas, or natural gas liquids reserves or properties and Houlihan Lokey expressed no view or opinion as to reserve quantities, or the exploration, development or production (including, without limitation, as to the feasibility or timing thereof), of any oil, natural gas or natural gas liquids properties of either of Midstates or Amplify. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Midstates or Amplify is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Midstates or Amplify is or may be a party or is or may be subject.

        Houlihan Lokey's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date thereof. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to Houlihan Lokey's attention after the date thereof. Houlihan Lokey did not express any opinion as to what the value of Midstates common stock actually will be when issued pursuant to the merger or the price or range of prices at which the Midstates common stock or Amplify common stock may be purchased or sold, or otherwise be transferable, at any time. Houlihan Lokey assumed that Midstates common stock to be issued in the merger to holders of Amplify common stock will be listed on the New York Stock Exchange.

        Houlihan Lokey's opinion was furnished for the use of the Midstates board (in its capacity as such) in connection with its evaluation of the merger and may not be used for any other purpose without Houlihan Lokey's prior written consent. Houlihan Lokey's opinion was not intended to be, and does not constitute, a recommendation to the Midstates board, any security holder or any other party as to how to act or vote with respect to any matter relating to the merger or otherwise.

        Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Midstates board, Midstates, its security holders or any other party to proceed with or effect the mergers, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the mergers or otherwise (other than the exchange ratio to the extent expressly specified therein), (iii) the fairness of any portion or aspect of the mergers to the holders of any class of securities, creditors or other constituencies of Midstates, or to any other party, except if and only to the extent expressly set forth in the last sentence of Houlihan Lokey's opinion, (iv) the relative merits of the mergers as compared to any alternative business strategies or transactions that might be available for Midstates or any other party, (v) the fairness of any portion or aspect of the mergers to any one class or group of Midstates' or any other party's security holders or other constituents vis-à-vis any other class or group of Midstates' or such other party's security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not Midstates, its security holders or any other party is receiving or paying reasonably equivalent value in the mergers, (vii) the solvency, creditworthiness or fair value of Midstates, Amplify or any other participant in the mergers, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the mergers, any class of such persons or any other party, relative to the exchange ratio or otherwise. Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice, including, without limitation, any advice with respect to oil, natural gas, or natural gas liquids reserves, the amounts, pricing or riskings with respect to, or timing of development or any other aspects of, such reserves. It was assumed that such opinions, counsel or interpretations were or will be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Midstates board, on the assessments by the board, Midstates and their advisors, as to all legal, regulatory, accounting, insurance, tax and other similar matters with respect to Midstates, Amplify and the mergers or otherwise. The issuance of Houlihan Lokey's opinion was approved by a committee authorized to approve opinions of this nature.

        In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Houlihan Lokey's analyses for comparative purposes is identical to Midstates or the proposed merger and an evaluation of the results of those analyses is not entirely mathematical. As a consequence, mathematical derivations (such as the high, low, mean and median) of financial data are not by themselves meaningful and in selecting the ranges of multiples to be applied were considered in conjunction with experience and the exercise of judgment. The estimates contained in the financial forecasts prepared by the management of Midstates and the implied reference range values indicated by Houlihan Lokey's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Midstates. Much of the information used in, and accordingly the results of, Houlihan Lokey's analyses are inherently subject to substantial uncertainty.

        Houlihan Lokey's opinion was only one of many factors considered by the Midstates board in evaluating the proposed merger. Neither Houlihan Lokey's opinion nor its analyses were determinative of the exchange ratio or of the views of the Midstates board or management with respect to the merger or the exchange ratio. Under the terms of its engagement by Midstates, neither Houlihan Lokey's opinion nor any other advice or services rendered by it in connection with the proposed merger or otherwise, should be construed as creating, and Houlihan Lokey should not be deemed to have, any fiduciary duty to, or agency relationships with, the Midstates board, Midstates, Amplify, any security holder or creditor of Midstates or Amplify or any other person, regardless of any prior or ongoing advice or relationships. The type and amount of consideration payable in the merger were determined through negotiation between Midstates and Amplify, and the decision to enter into the merger agreement was solely that of the Midstates board.

Financial Analyses

        In preparing its opinion to the Midstates board, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey's analyses is not a complete description of the analyses underlying Houlihan Lokey's opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey's opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey's overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey's analyses and opinion.

        The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the Midstates board on May 5, 2019. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey's analyses.

        For purposes of its analyses, Houlihan Lokey reviewed a number of financial and operating metrics, using certain time periods, including:

  •
  Enterprise Value—the value as of a specified date of the relevant company's outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the company) plus the amount of its net debt (the amount of its outstanding indebtedness, non-convertible preferred stock, capital lease obligations and non-controlling interests less the amount of cash and cash equivalents on its balance sheet).

  •
  Adjusted EBITDAX—the amount of the relevant company's earnings before interest, taxes, depreciation, amortization and exploration expenses, adjusted for certain non-recurring items, for a specified time period.

  •
  LFQ—the most recent fiscal quarter for which financial information was publicly available or, in the case of each of Midstates and Amplify, the fourth quarter of 2018.

  •
  NFY—the next fiscal year for which financial information is not yet publicly available, which, in the case of each of Midstates and Amplify, was 2019.

  •
  Production—average daily equivalent production of oil, NGLs and natural gas, calculated by converting natural gas to boe (oil equivalent barrels) at a ratio of six Mcf (calculated as one thousand cubic feet) of natural gas to one Bbl (a standard barrel containing 42 U.S. gallons) of oil.

  •
  Proved Reserves—the estimated quantities of oil, NGLs and natural gas that geological and engineering data demonstrate with reasonable certainty to be commercially recoverable in future years from known reservoirs under existing economic and operating conditions, which, for clarity, includes Proved Developed Reserves and Proved Undeveloped Reserves (each described below).

  •
  Proved Developed Reserves—Proved Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods including both currently producing ("Proved Developed Producing") and not producing ("Proved Developed Non-Producing").

  •
  Proved Undeveloped Reserves—Proved Reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion; undrilled locations can be classified as having Proved Undeveloped Reserves only if a development plan has been adopted indicating that such locations are scheduled to be drilled within five years, unless specific circumstances justify a longer time.

        Unless the context indicates otherwise, the analyses performed below were calculated using (i) the closing prices of Midstates common stock, Amplify common stock and the selected U.S. companies in the acquisition, exploration, development and production of oil and natural gas business ("E&P") as of May 2, 2019, (ii) historical financial and operating data for the selected companies based on publicly available information for each company as of May 2, 2019, (iii) the Enterprise Values for (a) Midstates based on net debt as of March 31, 2019 and (b) Amplify based on net debt as of March 31, 2019, and (iv) per share amounts for (a) Midstates based on diluted shares outstanding as of May 2, 2019 using the treasury stock method, and (b) Amplify based on diluted shares outstanding as of March 31, 2019 using the treasury stock method. The calculations of Proved Reserves (a) for Midstates were as estimated as of May 1, 2019 by the management of Midstates, and (b) for Amplify were estimated as of May 1, 2019 by the management of Amplify, as adjusted by the management of Midstates. Calculations of Proved Reserves and other oil and gas reserve criteria were based on management estimates; none of which were based on SEC reserve criteria. All commodity price assumptions were based on pricing data as of May 2, 2019. Unless the context indicates otherwise, estimates of Adjusted EBITDAX for (i) the selected companies were based on mean consensus Wall Street analyst estimates (such mean consensus estimates, "Wall Street research") available as of May 2, 2019, (ii) Midstates were based on estimates provided by the management of Midstates and (iii) Amplify were based on estimates provided by the management of Amplify, as adjusted by the management of Midstates. In addition, unless the context indicates otherwise, the financial analyses for (a) Midstates excludes any value ascribable to undeveloped reserves due to, among other reasons, (i) Midstates' stated intention to operate in a blowdown mode in the absence of the merger, (ii) Midstates objective of returning cash to stockholders, and (iii) current market conditions in which no value appears to be ascribed to undeveloped or unproven assets, particularly in out-of-favor basins, and (b) Amplify excludes any value was ascribable to (i) undeveloped reserves due to, among other reasons, (A) Amplify's stated objective of returning cash to stockholders and (B) current market conditions in which no value appears to be ascribed to undeveloped or unproven assets, and (ii) Proved Developed Non-Producing Reserves located in East Texas / North Louisiana because of Amplify's decision to defer drilling on its East Texas / North properties.

  Midstates Financial Analyses

        Selected Companies Analysis.    Houlihan Lokey reviewed certain financial and operating information and implied trading multiples for selected publicly traded companies as compared to the corresponding information and implied trading multiples for Midstates. In choosing the selected companies, Houlihan Lokey considered publicly traded E&P companies that Houlihan Lokey deemed to be comparable to Midstates.

        In this analysis, Houlihan Lokey compared, among other things, (i) multiples of each of implied Enterprise Value to LFQ average daily Production and NFY average daily Production, and (ii) multiples of each of implied Enterprise Value to LFQ Adjusted EBITDAX, on an annualized basis ("LQA"), and estimated NFY Adjusted EBITDAX. The list of selected companies and related low, high, median and mean multiples for such selected companies and for Midstates (based on Midstates management estimates) are as follows:

Selected Companies:

  •
  SandRidge Energy, Inc.

  •
  Chaparral Energy, Inc.

  •
  Gulfport Energy Corporation

  •
  Unit Corporation

	Average Daily Production ($/Boepd)		Adjusted EBITDAX
	LFQ	NFY	LQA	NFY
Low	$8,418	$8,456	1.6x	1.5x
High	$34,256	$32,640	5.4x	4.4x
Median	$20,184	$17,411	4.0x	3.4x
Mean	$20,760	$18,980	3.8x	3.2x
Midstates	$20,289	$25,647	3.1x	4.1x

        From this data, Houlihan Lokey selected Enterprise Value reference ranges for Midstates using LFQ average daily Production multiples of $12,500 / Boepd—$20,000 / Boepd, NFY average daily Production multiples of $12,500 / Boepd—$20,000 / Boepd, LQA Adjusted EBITDAX multiples of 2.50x-3.25x and NFY Adjusted EBITDAX multiples of 2.50x-3.25x. Houlihan Lokey then derived implied equity value per share reference ranges from the resulting Enterprise Value reference ranges, using the net debt and diluted share information described above. This analysis indicated the following implied equity value per share reference ranges for Midstates common stock:

Implied Equity Value Per Share Reference Range
LFQ Daily Production	NFY Daily Production	LQA Adjusted EBITDAX	NFY Adjusted EBITDAX
$6.85 - $12.60	$4.85 - $9.40	$9.81 - $13.57	$6.65 - $9.47

        Net Asset Value Analysis.    Houlihan Lokey performed a net asset value ("NAV") analysis of Midstates by calculating the estimated net present value of its estimated oil and gas reserves in each of the Proved Development Producing and Proved Developed Non-Producing reserve categories, less estimated capital costs associated with extracting such reserves, based on the reserve reports provided by management of Midstates. Houlihan Lokey performed this analysis using (i) both a reserve adjustment factor ("RAF") approach, as well as a risk adjusted discount rate ("RADR") approach, as well as (ii) both NYMEX Strip Pricing and Consensus Pricing. With respect to the RAF approach, Houlihan Lokey selected adjustment factor of (i) 90%-100% for Proved Developed Reserves and (ii) 75%-85% for Proved Developed Non-Producing Reserves, in each case, as applied to each reserve category's PV-10 values, based on the reserve reports provided by management of Midstates and the pricing assumptions described above. With respect to the RADR approach, Houlihan Lokey selected discount ranges of (i) PV15-PV10 for Proved Developed Reserves and (ii) PV20-PV15 for Proved Developed Non-Producing Reserves. Such analysis indicated the following implied net reserve value reference ranges:

Net Reserves Value Reference Range
(dollars in millions)
RAF Approach
NYMEX Strip Pricing	$241.9 - $268.9
Consensus Pricing	$306.1 - $340.3
RADR Approach
NYMEX Strip Pricing	$216.8 - $268.3
Consensus Pricing	$271.2 - $339.4

        Houlihan Lokey then derived implied equity value per share reference ranges from the resulting reserve value reference ranges, adjusting for costs not otherwise captured in the costs associated with extracting reserves, as provided by Midstates management, and using the net debt and diluted share information described above. This analysis indicated the following implied equity value per share reference ranges for Midstates common stock:

Implied Equity Value Per Share Reference Range
Reserves—RADR Approach
Reserves—RAF Approach
NYMEX Strip Pricing
NYMEX Strip Pricing	Consensus Pricing		Consensus Pricing
$6.20 - $7.46	$9.21 - $10.81	$5.02 - $7.43	$7.57 - $10.77

  Amplify Financial Analyses

        Selected Companies Analysis.    Houlihan Lokey reviewed certain financial and operating information and implied trading multiples for selected publicly traded companies as compared to the corresponding information and implied trading multiples for Amplify. In choosing the selected companies, Houlihan Lokey considered publicly traded E&P companies that Houlihan Lokey deemed to be comparable to Amplify.

        In this analysis, Houlihan Lokey compared, among other things, (i) multiples of each of implied Enterprise Value to LFQ average daily Production and NFY average daily Production, and

(ii) multiples of each of implied Enterprise Value to LFQ Adjusted EBITDAX, on an LQA basis, and estimated NFY Adjusted EBITDAX. The list of selected companies and related low, high, median and mean multiples for such selected companies and for Amplify (based on Amplify management estimates) are as follows:

Selected Companies:

Yield-Oriented

  •
  Berry Petroleum Corporation

  •
  Enerplus Corporation

  •
  Riviera Resources, Inc.(1)

(1)
NFY Adjusted EBITDAX was deemed not meaningful, and was therefore excluded from low, high, median and mean data.

Small / Mid Cap

  •
  Abraxas Petroleum Corporation

  •
  Bonanza Creek Energy, Inc.

  •
  California Resources Corporation

  •
  Carrizo Oil & Gas, Inc.

  •
  Comstock Resources, Inc.

  •
  Contango Oil & Gas Company

  •
  Earthstone Energy, Inc.

  •
  Extraction Oil & Gas, Inc.

  •
  HighPoint Resources Corporation

  •
  Laredo Petroleum, Inc.

  •
  Ring Energy, Inc.(1)

  •
  Roan Resources, Inc.

  •
  SRC Energy Inc.

(1)
Each of LFQ Average Daily Production and LQA Adjusted EBITDAX were excluded from high, median and mean data because of recently announced acquisition activity.

	Average Daily Production ($/Boepd)		Adjusted EBITDAX
	LFQ	NFY	LQA	NFY
Yield-Oriented Selected Companies
Low	$20,618	$32,521	3.9x	4.0x
High	$52,247	$41,951	6.0x	4.2x
Median	$32,228	$37,236	4.0x	4.1x
Mean	$35,031	$37,236	4.6x	4.1x
Small/Mid Cap Selected Companies
Low	$23,843	$23,296	3.0x	2.3x
High	$46,522	$46,250	6.3x	6.5x
Median	$29,931	$31,137	4.0x	3.6x
Mean	$32,883	$31,504	4.3x	3.8x
All Selected Companies
Low	$20,618	$23,296	3.0x	2.3x
High	$52,247	$46,250	6.3x	6.5x
Median	$31,163	$31,615	4.0x	3.7x
Mean	$33,312	$32,268	4.4x	3.8x
Amplify	$16,784	$18,561	3.2x	4.0x

        From this data, Houlihan Lokey selected Enterprise Value reference ranges for Amplify using LFQ average daily Production multiples of $20,000 / Boepd—$30,000 / Boepd, NFY average daily Production multiples of $20,000 / Boepd—$30,000 / Boepd, LQA Adjusted EBITDAX multiples of 3.00x-4.00x and NFY Adjusted EBITDAX multiples of 3.00x-4.00x. Houlihan Lokey then derived implied equity value per share reference ranges from the resulting Enterprise Value reference ranges, using the net debt and diluted share information described above. This analysis indicated the following implied equity value per share reference ranges for Amplify common stock:

Implied Equity Value Per Share Reference Range
LFQ Daily Production	NFY Daily Production	LQA Adjusted EBITDAX	NFY Adjusted EBITDAX
$10.34 - $20.73	$8.35 - $17.74	$6.00 - $11.48	$2.68 - $7.05

        Net Asset Value Analysis.    Houlihan Lokey performed a NAV analysis of Amplify by calculating the estimated net present value of its estimated oil and gas reserves in each of the Proved Development Producing and Proved Developed Non-Producing reserve categories, less estimated capital costs associated with extracting such reserves, based on the reserve reports provided by management of Amplify and as adjusted by management of Midstates. Houlihan Lokey performed this analysis using (i) both a RAF approach and a RADR approach, as well as (ii) Strip Pricing (which included both NYMEX Strip Pricing and Intercontinental Exchange ("ICE") Strip Pricing), together with Consensus Pricing. With respect to the RAF approach, Houlihan Lokey selected adjustment factor of (i) (a) 90%-100% for Proved Developed Reserves in each of East Texas / North Louisiana and South Texas (non-operated assets) and (b) 85%-95% for Proved Developed Reserves in each of California (offshore assets) and Rockies and (ii) (a) 65%-75% for Proved Developed Non-Producing Reserves in California (offshore workovers assets), (b) 70%-80% in Rockies (plant upgrades assets) and (c) 80%-90% in South Texas (drilled but uncompleted assets), in each case, as applied to each reserve category's PV-10 values, based on the reserve reports provided by management of Amplify and the pricing assumptions described above. With respect to the RADR approach, Houlihan Lokey selected ranges of (i) (a) PV12-PV10 for Proved Developed Reserves in each of East Texas / North Louisiana and South Texas (non-operated assets) and (b) PV15-PV12 for Proved Developed Reserves in each of California (offshore assets) and Rockies and (ii) (a) PV25-PV20 for Proved Developed Non-Producing

Reserves in California (offshore workovers assets), (b) PV20-PV15 for Proved Developed Non-Producing Reserves in Rockies (plant upgrades assets) and (c) PV15-PV12 for Proved Developed Non-Producing Reserves in South Texas (drilled but uncompleted assets). Such analysis indicated the following implied net reserve value reference ranges:

Net Reserves Value Reference Range
(dollars in millions)
RAF Approach
Strip Pricing	$456.7 - $510.8
Consensus Pricing	$620.2 - $693.8
RADR Approach
Strip Pricing	$454.2 - $501.6
Consensus Pricing	$603.7 - $675.7

        Houlihan Lokey then derived implied equity value per share reference ranges from the resulting reserve value reference ranges, adjusting for costs not otherwise captured in the costs associated with extracting reserves, as provided by Amplify management, and using the net debt and diluted share information described above. This analysis indicated the following implied equity value per share reference ranges for Amplify common stock:

Implied Equity Value Per Share Reference Range
Reserves—RAF Approach		Reserves—RADR Approach
Strip Pricing	Consensus Pricing	Strip Pricing	Consensus Pricing
$4.09 - $6.45	$11.24 - $14.46	$3.98 - $6.05	$10.52 - $13.66

  Implied Exchange Ratio Analysis.

        Houlihan Lokey calculated certain implied exchange ratio reference ranges for the merger.

        Selected Public Companies Exchange Ratio Analysis.    Based on the per share value reference ranges for Midstates common stock and Amplify common stock implied by the selected publicly traded companies analyses described above for which the same financial metrics were applied, and the corresponding assumptions underlying each such analysis, Houlihan Lokey calculated implied exchange ratio reference ranges. In each case, the low end of each implied ratio reference range was calculated by dividing the low end of the applicable Amplify common stock implied per share value reference range by the high end of the applicable Midstates common stock implied per share value reference range, and the high end of each implied exchange ratio reference range was calculated by dividing the high end of the applicable Amplify common stock implied per share value reference range by the low end of the applicable Midstates common stock implied per share value reference range. Because the underlying financial analyses were performed using only estimated data for Proved Developed Producing and certain Proved Developed Non-Producing Reserves, the implied equity value contribution reference ranges set forth below may be based on understated implied contributions by Amplify and, according, may overstate the implied equity value contribution percentages for Midstates reference range and understate exchange ratio reference range. The analysis indicated the following implied reference ranges as compared to the exchange ratio in the merger:

	Implied Midstates Equity Value Contribution Percentage Reference Range	Implied Exchange Ratio Reference Range	Exchange Ratio
Avg. Daily Production
LFQ	23.6% - 53.2%	0.82x - 3.03x	0.93x
NFY	20.3% - 51.2%	0.89x - 3.66x	0.93x
Adjusted EBITDAX
LQA	44.3% - 67.8%	0.44x - 1.17x	0.93x
NFY	46.8% - 76.7%	0.28x - 1.06x	0.93x

        Net Asset Value Exchange Ratio Analysis.    Based on the per share value reference ranges for Midstates common stock and Amplify common stock implied by the net asset values analyses described above for which the same financial metrics were applied, and the corresponding assumptions underlying each such analysis, Houlihan Lokey calculated implied exchange ratio reference ranges. In each case, the low end of each implied ratio reference range was calculated by dividing the low end of the applicable Amplify common stock implied per share value reference range by the high end of the applicable Midstates common stock implied per share value reference range, and the high end of each implied exchange ratio reference range was calculated by dividing the high end of the applicable Amplify common stock implied per share value reference range by the low end of the applicable Midstates common stock implied per share value reference range. The analysis indicated the following implied reference ranges as compared to the exchange ratio in the merger:

	Implied Midstates Equity Value Contribution Percentage Reference Range	Implied Exchange Ratio Reference Range	Exchange Ratio
Reserves—RAF Approach
Strip Pricing	47.3% - 63.0%	0.55x - 1.04x	0.93x
Consensus Pricing	37.3% - 47.3%	1.04x - 1.57x	0.93x
Reserves—RADR Approach
Strip Pricing	43.6% - 63.5%	0.53x - 1.20x	0.93x
Consensus Pricing	34.1% - 48.8%	0.98x - 1.80x	0.93x

Other Information

        Houlihan Lokey observed certain additional information that was not considered part of its financial analysis for its opinion but was noted for informational purposes, including, among other things, the following:

        Pro Forma Value Accretion Analysis.    Houlihan Lokey performed an analysis to calculate the theoretical change in aggregate equity value for holders of Midstates common stock based upon their 50% pro forma ownership in the combined company, as compared to their 100% ownership in Midstates as a stand-alone company, based upon the analyses described above, and adjusted to reflect the estimated Synergies. This analysis indicated the following implied aggregate equity value reference ranges for Midstates common stock on a stand-alone basis, as compared to the implied aggregate equity value of 50% of the equity of the combined company, inclusive of 50% of the estimated Synergies:

	Implied Midstates Stand-Alone Aggregate Equity Value Reference Range	Implied Midstates Common Stockholder Aggregate Equity Value Pro Forma Combined Company Reference Range
NAV Analysis
Reserves—RAF Approach
Strip Pricing	$132.2 - $159.2	$134.5 - $175.0
Consensus Pricing	$196.4 - $230.5	$248.3 - $302.2
Reserves—RADR Approach
Strip Pricing	$107.1 - $158.5	$120.6 - $170.1
Consensus Pricing	$161.5 - $229.6	$222.6 - $292.7
Selected Companies Analysis
Avg. Daily Production
LFQ	$146.0 - $268.7	$212.9 - $393.0
NFY	$103.3 - $200.4	$168.8 - $324.7
Adjusted EBITDAX
LQA	$209.2 - $289.4	$194.8 - $297.6
NFY	$141.9 - $202.0	$123.3 - $203.3

        Contribution Analysis.    Houlihan Lokey reviewed the respective estimated contributions to the combined companies' (1) Proved Reserves, under certain measures described above, and (2) for each of the following for the second half of 2019 as well as for each of the projected years ending 2020 through 2024, (a) estimated Adjusted EBITDAX, (b) estimated average daily Production, and (c) estimated Adjusted EBITDAX, less capex and interest expense ("Levered Free Cash Flow"). Such contributions were on a stand-alone basis; they excluded the effects of estimated Synergies. This analysis indicated Midstates' estimated contribution to the combined companies' aggregate Enterprise Value, or, in the case of Levered Free Cash Flow, the combined companies' aggregate Equity Value, as compared to the following approximate ranges of relative contributions of Midstates to the combined companies, Proved Reserves (based on each of Strip Pricing and Consensus Pricing), as well as estimated second half of 2019 and calendar year 2020 through 2024 Adjusted EBITDAX, average daily Production and Levered Free Cash Flow (based on Strip Pricing), as follows:

	Relative Contribution
	Low	High
Enterprise Value	39%	39%
Proved Reserves	32%	35%
Adjusted EBITDAX	30%	41%
Average Daily Production	30%	37%
Equity Value	50%	50%
Levered Free Cash Flow	17%	51%

        NAV Analysis with Proved Undeveloped Reserves.    Houlihan Lokey performed an NAV analysis of each of Midstates and Amplify using the RAF approach, as described above, but including (i) Proved Undeveloped Reserves for each of Midstates and Amplify using SEC reported PV-10 values of each company's reserves as of December 31, 2018, risk weighted, in the case of Midstates' Proved Undeveloped Reserves, at a discount range of 40%-50% and, in the case of Amplify's Proved Undeveloped Reserves, at a discount range of 30%-40%, and (ii) Amplify's Proved Developed Non-Producing Reserves located in East Texas / North Louisiana, at a discount rate of 50%-60%. Houlihan Lokey then recalculated the Midstates' implied equity value contribution percentage reference range and implied exchange ratio range as described above under "Implied Exchange Ratio Analysis—Net Asset Value Exchange Ratio Analysis." This analysis indicated the following approximate implied reference ranges:

	Implied Midstates Equity Contribution Percentage Reference Range	Implied Exchange Ratio Reference Range
Reserves—RAF Approach (including Proved Undeveloped Reserves) Strip Pricing	41% - 55%	0.75x - 1.32x
Consensus Pricing	36% - 46%	1.09x - 1.68x

Miscellaneous

        Houlihan Lokey was engaged by Midstates to act as its financial advisor in connection with the merger and provide financial advisory services, including an opinion to the Midstates board as to the fairness, from a financial point of view, to Midstates of the exchange ratio provided for in the merger. Midstates engaged Houlihan Lokey based on Houlihan Lokey's experience and reputation. Houlihan Lokey is regularly engaged to provide financial advisory services in connection with merger and acquisitions, financings, and financial restructurings. Pursuant to its engagement by Midstates, Houlihan Lokey is entitled to an aggregate fee currently estimated to be approximately $3,494,000 for its services, $350,000 of which became payable upon notification to Midstates by Houlihan Lokey that it was prepared to render its opinion, $100,000 of which was credited against the total aggregate fee. Midstates has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or related to Houlihan Lokey's engagement.

        In the ordinary course of business, certain of Houlihan Lokey employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, Midstates, Amplify, or any other party that may be involved in the merger and their respective affiliates or security holders or any currency or commodity that may be involved in the merger.

        Houlihan Lokey and certain of its affiliates have in the past provided and are currently providing investment banking, financial advisory and/or other financial or consulting services to Fir Tree, an affiliate of each of Midstates and Amplify, or one or more security holders, affiliates and/or portfolio companies of investment funds affiliated or associated with Fir Tree, for which Houlihan Lokey and its affiliates have received, and may receive, compensation, including, among other things, (a) having acted as financial advisor to an ad hoc group of lenders, of which an affiliate of the Fir Tree Group was a member, to Midstates in connection with its Chapter 11 restructuring, which was completed in October 2016, (b) having acted as financial advisor to an ad hoc group of noteholders, of which an affiliate of the Fir Tree Group was a member, of Ultra Petroleum Corporation ("Ultra") in connection with its Chapter 11 restructuring, which was completed in April 2017, and (c) currently acting as financial advisor to a member of the Fir Tree Group in connection with a potential strategic transaction. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to Midstates, Amplify, members of the Fir Tree Group, other participants in the mergers or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of Houlihan Lokey's and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Fir Tree, other participants in the mergers or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with members of the Fir Tree Group, other participants in the mergers or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, Midstates, Amplify, members of the Fir Tree Group, other participants in the mergers or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Certain Amplify Unaudited Prospective Financial and Operating Information

        Amplify does not as a matter of course make public long-term forecasts or internal projections as to future performance, revenues, production, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with its evaluation of the merger, Amplify's management prepared certain unaudited internal financial forecasts with respect to Amplify, which were provided to the Amplify board in connection with their evaluation of the proposed merger. Such forecasts also were provided to UBS for its use and reliance in connection with its financial analyses and opinion described in "—Opinion of Amplify's Financial Advisor." UBS was authorized by Amplify to rely upon the Amplify forecasts for Amplify in the performance of UBS' financial analyses and the preparation of such opinion.

        The inclusion of this information should not be regarded as an indication that any of Amplify, their respective advisors or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such.

        This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial and operating information reflects numerous estimates and assumptions that are inherently uncertain and may be beyond the control of Amplify's management, including, among others, Amplify's future results, the cadence and timing of Amplify's exploration and production activity, the quantity of producible reserves underlying Amplify's properties, oil and gas industry activity, commodity prices, demand for natural gas and crude oil, the availability of financing to fund the exploration and development costs associated with the respective projected drilling programs, general economic and regulatory conditions and other matters described in "Cautionary Statements Regarding Forward-Looking Statements" and "Risk Factors." The unaudited prospective financial and operating information reflects assumptions both as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Midstates and Amplify can give no assurance that the unaudited prospective financial and operating information and the underlying estimates and assumptions will be realized.

        In addition, since the unaudited prospective financial and operating information covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to its business, industry performance, the regulatory environment, general business and economic conditions and other matters described under "Risk Factors." See also "Cautionary Statements Regarding Forward-Looking Statements" and "Where You Can Find More Information."

        The unaudited prospective financial and operating information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Amplify's independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial and operating information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of KPMG LLP to Amplify contained in its Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference into this joint proxy statement/prospectus, relates to historical financial information of Amplify, and such report does not extend to the projections included below and should not be read to do so. The unaudited prospective financial and operating information set forth in this section of this joint proxy statement/prospectus entitled "Certain Amplify Unaudited Prospective Financial and Operating Information" has been prepared by, and is the responsibility of, Amplify's management.

        Furthermore, the unaudited prospective financial and operating information does not take into account any circumstances or events occurring after the date it was prepared. Midstates and Amplify can give no assurance that, had the unaudited prospective financial and operating information been prepared either as of the date of the merger agreement, as of the date of this joint proxy statement/prospectus or as of the date of the Amplify special meeting and the Midstates annual meeting, similar estimates and assumptions would be used. Except as required by applicable securities laws, Midstates and Amplify do not intend to, and disclaim any obligation to, make publicly available any update or other revision to the unaudited prospective financial and operating information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, including with respect to the accounting treatment of the merger under GAAP, or to reflect changes in general economic or industry conditions.

        The unaudited prospective financial and operating information does not take into account all the possible financial and other effects on Midstates or Amplify of the merger, the effect on Midstates or Amplify of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial and operating information does not take into account the effect on Midstates or Amplify of any possible failure of the merger to occur. None of Amplify, Midstates, or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any Amplify stockholder or Midstates stockholder or other person regarding Amplify's or Midstates' ultimate performance compared to the information contained in the unaudited prospective financial and operating information or that the forecasted results will be achieved. The inclusion of the unaudited prospective financial and operating information herein should not be deemed an admission or representation by Amplify, Midstates, their respective advisors or any other person that it is viewed as material information of Midstates or Amplify, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the unaudited prospective financial and operating information included below is not being included to influence your decision whether to vote in favor of the merger agreement proposal, the stock issuance proposal or any other proposal to be considered at the Midstates annual meeting or Amplify special meeting, as applicable, but is being provided solely because it was authorized by Amplify's management to be used and relied upon by UBS in connection with its financial analysis and opinion described in "Opinion of Amplify's Financial Advisor," which forecasts were provided to the Amplify board in connection with its evaluation of the proposed merger.

        In light of the foregoing, and considering that the Midstates annual meeting and the Amplify special meeting will be held several months after the unaudited prospective financial and operating information was prepared, as well as the uncertainties inherent in any forecasted information, Amplify stockholders and Midstates stockholders, respectively, are cautioned not to place undue reliance on such information, and Midstates and Amplify urge all Amplify stockholders and Midstates stockholders to review Amplify's most recent SEC filings for a description of Amplify's reported financial results and Midstates' most recent SEC filings for a description of Midstates' reported financial results. See "Where You Can Find More Information."

Summary of Certain Amplify Unaudited Prospective Financial and Operating Information

        In preparing the prospective financial and operating information for Amplify described below, Amplify's management authorized the use of the following price assumptions, which are based on NYMEX oil and gas strip pricing available as of April 26, 2019:

	NYMEX Oil and Gas Strip Pricing
	FY2018	2019E	2020E	2021E
Oil price ($/Bbl)	$64.77	$63.09	$60.23	$56.94
Gas price ($/Mmbtu)	$3.07	$2.68	$2.68	$2.65

        The following table presents selected unaudited forecasted financial data, on a risked basis, for Amplify for the fiscal years ending 2018 through 2022 provided to the Amplify board and Amplify's financial advisor based on the above NYMEX oil and gas strip pricing as of April 26, 2019 (in millions, other than production data).

	Unaudited Amplify Financial and Operating Forecast with NYMEX Oil and Gas Strip Pricing
	FY2018	2019E	2020E	2021E
Net Production (MMcfe/d)	159	131	117	107
EBITDA (unhedged)(1)	$151	$121	$102	$82

(1)
EBITDA is defined as earnings before net interest, taxes, depreciation and amortization. EBITDA is a non-GAAP measure and has no standardized meaning under GAAP. This measure should not be considered as an alternative to net earnings or other measures derived in accordance with GAAP.

Amplify Management Projections for Midstates

        Amplify management also provided to the Amplify board and to UBS for its use and reliance in connection with its financial analysis and opinion certain unaudited prospective financial and operating information with respect to Midstates, which was generally derived from publicly available information related to Midstates as well as the information provided by Midstates management and summarized in this joint proxy statement/prospectus under the caption "—Certain Midstates Unaudited Prospective Financial and Operating Information," except that Amplify management adjusted the information provided by Midstates management in order to harmonize certain of the assumptions underlying such information with the assumptions underlying Amplify's prospective financial information summarized above (in millions, other than production data).

	Unaudited Midstates Financial and Operating Forecast with NYMEX Oil and Gas Strip Pricing
	FY2018	2019E	2020E	2021E
Net Production (MMcfe/d)	110	76	59	50
EBITDA (unhedged)(1)	$112	$86	$58	$42

(1)
EBITDA is defined as earnings before net interest, taxes, depreciation and amortization. EBITDA is a non-GAAP measure and has no standardized meaning under GAAP. This measure should not be considered as an alternative to net earnings or other measures derived in accordance with GAAP.

Opinion of Amplify's Financial Advisor

        In January 2019, Amplify retained UBS to act as Amplify's financial advisor in connection with certain potential strategic transactions, including a possible sale, disposition or other business transaction or series of related transactions involving all or a material portion of the voting securities or assets of Amplify. At a meeting of the Amplify board on May 5, 2019, a representative of UBS rendered UBS' opinion to the Amplify board to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken as set forth in its opinion, the exchange ratio as set forth in the merger agreement was fair, from a financial point of view, to the holders of Amplify common stock (other than cancelled shares and appraisal shares), solely in their capacity as holders of Amplify common stock.

        The full text of the written opinion of UBS, dated as of May 5, 2019, is attached as Annex C to this joint proxy/prospectus. UBS' opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by UBS in rendering its opinion. Amplify encourages you to read UBS' opinion carefully and in its entirety. UBS' opinion was directed to the Amplify board (in its capacity as such) and addresses only the fairness, from a financial point of view, to the holders of Amplify common stock (other than cancelled shares and appraisal shares) of the exchange ratio as set forth in the merger agreement. It does not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to Amplify, nor does it address the underlying business decision by Amplify to engage in the merger or the terms of the merger agreement or the documents referred to therein. UBS' opinion does not constitute a recommendation as to how any holder of Amplify common stock or Midstates common stock should vote or act with respect to the merger or any matter related thereto. The summary of the opinion of UBS set forth below is qualified in its entirety by reference to the full text of the opinion, a copy of which as attached as Annex C to this joint proxy statement/prospectus.

        In arriving at its opinion, UBS, among other things:

  •
  reviewed a draft dated May 5, 2019 of the merger agreement;

  •
  reviewed certain publicly available financial and other information about Midstates and Amplify;

  •
  reviewed certain information furnished to UBS by Amplify's management, including financial forecasts and analyses, relating to the business, operations and prospects only of Amplify's proved developed producing ("PDP") reserves and selected proved developed not producing ("PDNP") reserves (which are referred to herein as the "Amplify forecasts");

  •
  reviewed certain information furnished to UBS (a) by Amplify's management, including financial forecasts and analyses, relating to the business, operations and prospects only of Midstates' PDP and selected PDNP reserves (which we refer to as the "Midstates forecasts"), and (b) by Midstates management relating to the business, operations and prospects of Midstates;

  •
  held discussions with members of senior management of Amplify concerning the matters described in the second, third and fourth bullet points above;

  •
  reviewed the relative contributions of Midstates and Amplify on a pro forma basis;

  •
  reviewed the share trading price history and valuation multiples for Amplify common stock and Midstates common stock and compared them with those of certain publicly traded companies that UBS deemed relevant;

  •
  compared the proposed financial terms of the merger with the financial terms of certain other transactions that UBS deemed relevant; and

  •
  conducted such other financial studies, analyses and investigations as UBS deemed appropriate.

        In UBS' review and analysis and in rendering its opinion, UBS assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Amplify or Midstates or that was publicly available to UBS (including, without limitation, the information described above) or that was or otherwise reviewed by UBS. UBS relied on assurances of the management of Amplify (with respect to the information concerning Amplify and Midstates) and Midstates (with respect to the information concerning Midstates) that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. In its review, UBS did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did UBS conduct a physical inspection of any of the properties or facilities of, Amplify or Midstates, nor was UBS furnished with any such evaluations or appraisals, nor did UBS assume any responsibility to obtain any such evaluations or appraisals.

        With respect to the financial forecasts provided to and examined by UBS, UBS' opinion noted that projecting future results of any company is inherently subject to uncertainty. With respect to the Amplify forecasts, Amplify informed UBS, and UBS assumed, that such Amplify forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Amplify as to the future financial performance of Amplify. With respect to the Midstates forecasts, Midstates informed UBS, and UBS assumed, that such Midstates forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Midstates as to the future financial performance of Midstates. At the direction of Amplify's management, UBS used and relied upon the Amplify forecasts in its review and analysis and in rendering its opinion. UBS expressed no opinion as to the financial forecasts or the assumptions on which they were made and UBS' opinion assumed that the Amplify forecasts will be realized in the amounts and at the times projected.

        UBS opinion was based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date of its opinion. UBS expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which UBS becomes aware after the date of its opinion. The credit, financial and stock markets, the industry in which Amplify and Midstates operate and the securities of Amplify and Midstates have experienced and continue to experience volatility, and UBS expressed no view or opinion as to any potential effects of such volatility on Amplify, Midstates or the merger.

        UBS made no independent investigation of, and expressed no view or opinion as to, any legal, regulatory, accounting or tax matters affecting Amplify, Midstates or the merger, and UBS assumed the correctness in all respects material to its analysis of all legal, regulatory, accounting and tax advice given to Amplify and the Amplify board, including, without limitation, advice as to the legal, regulatory, accounting and tax consequences of the terms of, and transactions contemplated by, the merger agreement to Amplify and its stockholders. In addition, in preparing its opinion, UBS did not take into account any tax consequences of the transaction to any holder of Amplify common stock. UBS assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by UBS, and UBS assumed that the merger would qualify as a tax-free "reorganization" for U.S. federal income tax purposes UBS also assumed that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment in any respect material to its analysis or opinion of any term, condition or agreement, and in compliance with applicable laws, documents and other requirements and that in the course of obtaining the necessary regulatory or third-party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Amplify, Midstates or the contemplated benefits of the merger.

        In addition, UBS was not asked to address, and its opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Amplify, other than the holders of shares of Amplify common stock (other than cancelled shares and appraisal shares), solely in their capacity as holders of Amplify common stock. UBS expressed no opinion as to what the value of the Midstates common stock would be when issued or the price at which shares of Amplify common stock or Midstates common stock would trade at any time. Furthermore, UBS did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of Amplify's officers, directors or employees, or any class of such persons, in connection with the merger relative to the exchange ratio to be received by holders of shares of Amplify common stock. UBS' opinion was authorized by the fairness committee of UBS.

        In preparing its opinion, UBS performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description.

        UBS believes that its analyses must be considered as a whole. Considering any portion of UBS' analyses or the factors considered by UBS, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in UBS' opinion. In addition, UBS may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described below should not be taken to be UBS' view of Amplify or Midstates' actual value. Accordingly, the conclusions reached by UBS are based on all analyses and factors taken as a whole and also on the application of UBS' own experience and judgment.

        In performing its analyses, UBS made numerous assumptions with respect to industry performance, general business, economic, monetary, regulatory, market and other conditions and other matters, many of which are beyond Amplify's, Midstates' or UBS' control. The analyses performed by UBS are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the per share value of Amplify common stock and Midstates common stock do not purport to be appraisals or to reflect the prices at which the Amplify common stock or Midstates common stock may actually be sold. The analyses performed were prepared solely as part of UBS' analysis of the fairness, from a financial point of view, of the exchange ratio set forth in the merger agreement to the holders of Amplify common stock (other than cancelled shares and appraisal shares), solely in their capacity as holders of Amplify common stock, and were provided to the Amplify board in connection with the delivery of UBS' opinion.

        The following is a summary of the material financial and comparative analyses performed by UBS in connection with UBS' delivery of its opinion and that was presented to the Amplify board on May 5, 2019. The financial analyses summarized below include information presented in tabular format. In order to understand fully UBS' financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS' financial analyses.

        The following summary does not purport to be a complete description of the financial analyses performed by UBS. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 5, 2019, and is not necessarily indicative of current or future market conditions.

Selected Public Companies Analysis

        With respect to Amplify and Midstates, UBS reviewed publicly available financial and stock market information of the following seven publicly traded natural gas and oil exploration and production companies that UBS in its professional judgment considered generally relevant to Amplify and Midstates for purposes of its financial analyses (which companies are referred to as the "Selected Public Companies"), and compared such information with similar financial data of Amplify and Midstates provided by the management of Amplify to UBS, including certain Amplify forecasts:

  •
  W&T Offshore Inc.

  •
  Penn Virginia Corporation

  •
  SilverBow Resources, Inc.

  •
  Abraxas Petroleum Corporation

  •
  SandRidge Energy, Inc.

  •
  Goodrich Petroleum Corporation

  •
  Contango Oil & Gas Company

        In its analysis, UBS derived mean and median multiples for the Selected Public Companies as follows:

  •
  the total enterprise value, defined as equity market value as of May 3, 2019 less cash and cash equivalents, plus total debt, preferred equity and non-controlling interests (as applicable), divided by estimated earnings before interest, tax, depreciation and amortization, and, where applicable, adjusted for certain non-cash expenses and non-recurring items (hereinafter referred to as "Adjusted EBITDA") for each of the calendar years 2019 and 2020 (which are referred to as "TEV / 2019E Adjusted EBITDA" and "TEV / 2020E Adjusted EBITDA," respectively); and

  •
  the total enterprise value divided by estimated production (on a Mmcfe per day basis) for each of the calendar years 2019 and 2020 (which are referred to as "TEV / 2019E Production" and "TEV / 2020E Production," respectively).

        Estimated Adjusted EBITDA and estimated production of the Selected Public Companies was based on publicly available research analysts' estimates.

        This analysis indicated the following:

Selected Public Companies

Benchmark	Mean	Median
TEV / 2019E Production ($ /Mmcfe/d)	$4.09	$4.22
TEV / 2020E Production ($ /Mmcfe/d)	$3.59	$3.92
TEV / 2019E Adjusted EBITDA	3.7x	3.0x
TEV / 2020E Adjusted EBITDA	3.2x	2.6x

Amplify Analysis

        Using the selected multiples for the benchmarks set forth below, which multiples were selected by UBS in its professional judgment, and the Amplify forecasts, UBS determined the implied enterprise values for Amplify, then added total cash and cash equivalents and subtracted (i) total debt, (ii) the estimated present value of plugging and abandonment obligations that are not currently collateralized by cash in a decommissioning trust, and (iii) the mark-to-market value of hedges, in each case as of March 31, 2019 and as provided by Amplify's management, to determine the implied equity value of Amplify. This analysis indicated the implied equity values per share of Amplify common stock set forth opposite the relevant benchmarks below:

Benchmark	Selected Multiples	Implied Equity Value Per Share of Amplify Common Stock
TEV / 2019E Production ($ /Mmcfe/d)	$3.50 - $4.50	$3.80 - $11.78
TEV / 2020E Production ($ /Mmcfe/d)	$2.00 - $4.00
TEV / 2019E Adjusted EBITDA	3.0x - 4.0x	$3.26 - $7.02
TEV / 2020E Adjusted EBITDA	3.0x - 3.5x

Midstates Analysis

        Using the selected multiples for the benchmarks set forth below, which multiples were selected by UBS in its professional judgment, and the Midstates forecasts, UBS determined the implied enterprise values for Midstates, then added total cash and cash equivalents and subtracted total debt and the mark-to-market value of hedges, in each case as of March 31, 2019 and as provided by Amplify's management, to determine the implied equity value of Midstates. This analysis indicated the implied equity values per share of Midstates common stock set forth opposite the relevant benchmarks below:

Benchmark	Selected Multiples	Implied Equity Value Per Share of Midstates Common Stock
TEV / 2019E Production ($ /Mmcfe/d)	$3.50 - $4.50	$6.30 - $10.85
TEV / 2020E Production ($ /Mmcfe/d)	$2.00 - $4.00
TEV / 2019E Adjusted EBITDA	3.0x - 4.0x	$7.40 - $10.10
TEV / 2020E Adjusted EBITDA	3.0x - 3.5x

Relative Valuation Analysis

        Using the implied values per share of Amplify common stock and Midstates common stock derived using the analyses summarized above, UBS calculated the ratio of the lowest implied value per share of Amplify common stock to the highest implied value per share of Midstates common stock, and the ratio of the highest implied value per share of Amplify common stock to the lowest implied value per share of Midstates common stock, compared in each case to the exchange ratio of 0.933:

Benchmark	Implied Exchange Ratio Reference Range
TEV / 2019E - 2020E Production ($ /Mmcfe/d)	0.350x - 1.870x
TEV / 2019E - 2020E Adjusted EBITDA	0.323x - 0.948x

        No Selected Public Company is identical to Amplify or Midstates. In evaluating the Selected Public Companies, UBS made numerous judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Amplify's, Midstates' or UBS' control. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the Selected Public Companies' data.

Selected Transactions Analysis

        Using publicly available information, UBS reviewed financial data to the extent available relating to 13 selected transactions announced since 2016 involving assets or companies in the oil and gas industry, which UBS in its professional judgment considered generally relevant to Amplify based on, among other things, the similarity of the applicable target companies in the transaction to Amplify and Midstates with respect to size, commodity mix, reserve profile, margins and other characteristics of their business for purposes of its financial analyses (such selected transactions are referred to as the "Selected Transactions").

        The Selected Transactions and the month and year each was announced, were as follows:

Month and Year Announced	Buyer	Seller
March 2019	Diversified Gas & Oil PLC	HG Energy II Appalachia LLC
August 2018	PennEnergy Resources LLC	Rex Energy Corporation
July 2018	Merit Energy Company	BHP Billiton Ltd
July 2018	Middle Fork Energy Partners, LLC	QEP Resources, Inc.
June 2018	Diversified Gas & Oil PLC	EQT Production Company
March 2018	Fleur de Lis Energy, L.L.C.	Devon Energy Corporation
October 2017	Exaro Energy III LLC	Linn Energy, Inc.
August 2017	Sage Natural Resources LLC	Rice Energy Inc.
July 2017	Oak Ridge Natural Resources LLC	QEP Resources, Inc.
June 2017	Caerus Oil & Gas LLC	Encana Corp
May 2017	Jonah Energy LLC	Linn Energy, Inc.
June 2016	Tecolote Energy LLC	Devon Energy Corporation
June 2016	Sheridan Production Co LLC	Devon Energy Corporation

        In its analysis, UBS derived multiples for each of the Selected Transactions, calculated as follows:

  •
  the transaction value divided by proved reserves (on a Mcfe basis) for the latest year ended prior to the transaction announcement (which are referred to as "TV / 1P Reserves"); and

  •
  the transaction value divided by latest reported production (on a MMcfe per day basis) prior to the transaction announcement (which are referred to as "TV / Production").

        This analysis indicated the following:

Benchmark	Mean	Median
TV / 1P Reserves ($ /Mcfe)	$0.79	$0.77
TV / Production ($ /Mmcfe/d)	$3.01	$3.03

Amplify Analysis

        Using the selected multiples for the benchmarks set forth below, which multiples were selected by UBS in its professional judgment, and the Amplify forecasts, UBS determined ranges of implied enterprise values for Amplify, then added total cash and cash equivalents and subtracted (i) total debt, (ii) the estimated present value of plugging and abandonment obligations that are not currently collateralized by cash in a decommissioning trust, and (iii) the mark-to-market value of hedges, in each case as of March 31, 2019 and as provided by Amplify's management, to determine ranges of implied equity values of Amplify. This analysis indicated the ranges of implied equity values per share of Amplify common stock set forth opposite the relevant benchmarks below:

Benchmark	Selected Multiples	Implied Equity Value Range Per Share of Amplify Common Stock
TV / 1P Reserves ($ /Mcfe)	$0.50 - $0.75	$7.06 - $16.27
TV / Production ($ /Mmcfe/d)	$2.00 - $3.00	$2.61 - $9.58

Midstates Analysis

        Using the selected multiples for the benchmarks set forth below, which multiples were selected by UBS in its professional judgment, and the Amplify forecasts, UBS determined ranges of implied enterprise values for Midstates, then added total cash and cash equivalents and subtracted total debt and the mark-to-market value of hedges, in each case as of March 31, 2019 and as provided by Amplify's management, to determine ranges of implied equity values of Midstates. This analysis indicated the ranges of implied equity values per share of Midstates common stock set forth opposite the relevant benchmarks below:

Benchmark	Selected Multiples	Implied Equity Value Range Per Share of Midstates Common Stock
TV / 1P Reserves ($ /Mcfe)	$0.50 - $0.75	$7.46 - $12.55
TV / Production ($ /Mmcfe/d)	$2.00 - $3.00	$6.47 - $11.07

Relative Valuation Analysis

        Using the implied value range per share of Amplify common stock and the corresponding implied value range per share of Midstates common stock, in each case as summarized above, UBS calculated the ratio of the lowest implied value per share of Amplify common stock to the highest implied value per share of Midstates common stock, and the ratio of the highest implied value per share of Amplify common stock to the lowest implied value per share of Midstates common stock, compared in each case to the exchange ratio of 0.933:

Benchmark	Implied Exchange Ratio Reference Range
TV / 1P Reserves ($ /Mcfe)	0.563x - 2.181x
TV / Production ($ /Mmcfe/d)	0.235x - 1.480x

        No Selected Transaction is identical to the merger, and none of the target companies in the selected transactions is identical to Amplify. In evaluating the Selected Transactions, UBS made numerous judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Amplify's, Midstates' or

UBS' control. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the Selected Transactions' data.

Net Asset Valuation Analysis

        UBS performed a net asset value analysis of Amplify and Midstates to estimate the present value of the after-tax future cash flows that Amplify and Midstates could be expected to generate only from their respective PDP and selected PDNP reserves, using forecasts for each of Amplify and Midstates provided by Amplify management, and adjusted such values to take into account corporate overhead expenses, net debt and other assets and liabilities for each of Amplify and Midstates provided by Amplify management. The present value of the future after-tax cash flows was determined for Amplify and Midstates using discount rates ranging (i) 10% to 15% for PDPs and (ii) 12% to 15% for selected PDNPs. The net asset valuation analysis for Amplify and Midstates was based on commodity price assumptions using NYMEX Strip Pricing as of April 26, 2019 and an effective date of January 1, 2019.

Amplify Analysis

        UBS calculated the net asset value of Amplify by adding the present value of the pre-tax cash flows (after taking into account capital expenditures and other operating expenses) generated only from Amplify's PDP and selected PDNP reserves, as estimated by Amplify management, less the book value of Amplify's net debt as of March 31, 2019, less the sum of the estimated present value of plugging and abandonment obligations that are not currently collateralized by cash in a decommissioning trust, the mark-to-market value of hedges, general and administrative expenses and taxes, as estimated by Amplify management. This analysis indicated a range of implied equity values per share of Amplify Common Stock of $4.45 to $9.04.

Midstates Analysis

        UBS calculated the net asset value of Midstates by adding the present value of the pre-tax cash flows (after taking into account capital expenditures and other operating expenses) generated only from Midstates' PDP and selected PDNP reserves less the book value of Midstates' net debt, less the sum of the present values of hedges, general and administrative expenses and taxes, in each case as of March 31, 2019 and as estimated by Amplify management. This analysis indicated a range of implied equity values per share of Midstates common stock of $5.49 to $7.82.

Relative Valuation Analysis

        Using the implied value ranges per share of Amplify common stock and Midstates common stock derived using the net asset value analyses summarized above, UBS calculated the ratio of the lowest implied value per share of Amplify common stock to the highest implied value per share of Midstates common stock, and the ratio of the highest implied value per share of Amplify common stock to the lowest implied value per share of Midstates common stock, compared in each case to the exchange ratio of 0.933.

        This analysis indicated the following:

Implied Exchange Ratio Range
0.569x - 1.647x

Contribution Analysis

        UBS reviewed the relative equity contribution of each of Amplify and Midstates to the pro forma combined company that would result from the merger based upon selected metrics including the impact of synergies, production, reserves, and EBITDA, as follows:

  •
  estimated Adjusted EBITDA for each of calendar years 2019 and 2020;

  •
  proved reserves (on a Bcfe basis) for the year ended December 31, 2018 for each of Amplify and Midstates; and

  •
  latest production (on a MMcfe per day basis) for the quarter ended December 31, 2018 for each of Amplify and Midstates.

        This analysis indicated the following, compared in each case to the equity ownership of the pro forma combined company implied by the exchange ratio of 50% by the former stockholders of Amplify and 50% by the former stockholders of Midstates:

Benchmark	Amplify Contribution	Midstates Contribution	Synergies
2019E Adjusted EBITDA	37%	55%	8%
2020E Adjusted EBITDA	44%	46%	10%
2018 PDP Reserves	65%	35%	—
2018 Q4 Production	39%	61%	—

Discounted Cash Flow Analysis

Amplify Standalone Analysis

        UBS performed a discounted cash flow analysis to estimate the present value of the unlevered free cash flows (defined as Adjusted unhedged EBITDA, less capital expenditures, plus or minus changes in net working capital and less taxes) of Amplify beginning with the second quarter of calendar year 2019 through calendar year 2022 using only the Amplify forecasts of PDP and selected PDNP reserves. The terminal value of Amplify's PDP and selected PDNP reserves was then calculated by applying a range of multiples of Adjusted EBITDA in the terminal year of 4.0x to 5.0x, which range was selected by UBS in its professional judgment. The present values of the unlevered free cash flows and the terminal value of Amplify based on its PDP and selected PDNP reserves were then calculated using discount rates ranging from 10.0% to 12.0%, which rates were based on the estimated weighted average cost of capital for Amplify. UBS determined ranges of implied enterprise values for Amplify, then added cash and cash equivalents and subtracted (i) total debt, (ii) the estimated present value of plugging and abandonment obligations that are not currently collateralized by cash in a decommissioning trust, and (iii) the mark-to-market value of hedges, in each case as of March 31, 2019 and as provided by Amplify's management, to determine ranges of implied equity values per share of Amplify common stock. This analysis was based on commodity price assumptions using NYMEX Strip Pricing as of April 26, 2019 and an effective date of March 31, 2019. This analysis indicated a range of implied equity values per share of Amplify common stock of $6.39 to $9.28.

Pro Forma (Excluding Synergies) Analysis

        UBS performed a similar discounted cash flow analysis of the pro forma combined company, excluding synergies, over the same period of time using the same forecasts as in the standalone analysis. The terminal value of the pro forma combined company's, excluding synergies, PDP and selected PDNP reserves was then calculated by applying the same range of multiples used in the standalone analysis. The present values of the unlevered free cash flows and the terminal value of the pro forma combined company, excluding synergies, based on its PDP and selected PDNP reserves were then calculated using the same discount rates applied in the standalone analysis. UBS then determined ranges of implied equity values per share of the pro forma combined company based on ranges of implied enterprise values it had calculated. This analysis indicated a range of implied equity values per share of the pro forma combined company, excluding synergies, of $6.13 to $8.28.

Pro Forma (Including Synergies) Analysis

        UBS performed a similar discounted cash flow analysis of the pro forma combined company, including synergies, over the same period of time using the same forecasts as in the standalone analysis. The terminal value of the pro forma combined companies, including synergies, PDP and PDNP reserves was then calculated by applying the same range of multiples used in the standalone analysis. The present values of the unlevered free cash flows and the terminal value of the pro forma combined company, including synergies, based on its PDP and PDNP reserves were then calculated using the same discount rates applied in the standalone analysis. UBS then determined ranges of implied equity values per share of the pro forma combined company based on ranges of implied enterprise values it had calculated. This analysis indicated a range of implied equity values per share of the pro forma combined company, including synergies, of $7.34 to $9.71.

General

        UBS' opinion was one of many factors taken into consideration by the Amplify board in making its determination to approve the merger and the merger agreement and should not be considered determinative of the view of the Amplify board or Amplify management with respect to the merger or the exchange ratio.

        UBS was selected by Amplify based on UBS' qualifications, expertise and reputation. UBS is an internationally recognized investment banking and advisory firm. UBS, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.

        In January 2019, Amplify retained UBS to act as Amplify's financial advisor in connection with certain potential strategic transactions, including a possible acquisition by Amplify or possible sale, disposition or other business transaction or series of related transactions involving all or a material portion of the voting securities or assets of Amplify. For its services, Amplify has agreed to pay UBS a transaction fee in an amount which is estimated to be $3.5 million payable upon completion of the merger, $1.0 million of which was paid upon delivery of UBS' opinion. Amplify has agreed to reimburse UBS for certain of its expenses incurred. Amplify has also agreed to indemnify UBS and its affiliates against liabilities as incurred, relating to or arising out of or in connection with the services rendered and to be rendered by UBS under its engagement. UBS is a lender under Amplify's existing credit facilities and receives compensation in connection therewith. In the ordinary course of its business, UBS and its affiliates may trade or hold securities of Amplify or Midstates and/or their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities. In addition, UBS may seek to, in the future, provide financial advisory and financing services to Amplify, Midstates or entities that are affiliated with Amplify or Midstates, for which UBS would expect to receive compensation.

Interests of Certain Midstates Directors and Executive Officers in the Merger

Indemnification and Insurance

        The merger agreement provides that, for a period of six years from the effective time, Midstates and the surviving corporation in the merger will jointly and severally indemnify, defend, and hold harmless each person who was an officer, director or employee of Midstates prior to the effective time but whose service to Midstates was terminated or severed as part of the transactions contemplated by the merger agreement, in each case, with respect to all acts or omissions by them in their capacities as such or taken at the request of Midstates or its subsidiaries at any time prior to the effective time to the fullest extent that Midstates or the subsidiary would have been permitted to indemnify and hold harmless such individuals by applicable law. The merger agreement also provides that Midstates may, on or prior to the effective time, obtain and purchase up to six years of tail coverage for its current directors' and officers' liability and fiduciary liability insurance policies providing coverage for post-effective time claims asserting actual or alleged acts or omissions occurring at or prior to the effective time. For additional information see "The Merger Agreement—Indemnification and Insurance."

Share Ownership

        As of May 31, 2019, the directors and executive officers of Midstates owned Midstates shares as follows:

  •
  Alan J. Carr owned 38,578 shares, which includes 100 shares of common stock and 13,351 time-based restricted stock units granted upon the date of emergence from Chapter 11 for 2016 and 2017, an award of 13,112 time-based restricted stock units granted for 2018 on January 2, 2018, an award of 26,028 time-based restricted stock units granted January 2, 2019 for service as a director during 2019. This includes 14,013 shares properly tendered in the 2019 tender offer but have not yet been disposed of pursuant to the share equalization plan. The foregoing amount does not include 12,716 restricted stock units representing a Director LTIP award granted in November 2016, which, absent a change in control transaction, would vest only upon Midstates' stock price reaching $30 per share for 60 consecutive trading days. As described below, the Director LTIP restricted stock units will vest in full upon the closing of the merger.

  •
  Patrice D. Douglas owned 25,726 shares, which includes 73 shares of common stock and 8,901 time-based restricted stock units granted upon emergence from Chapter 11 for 2016 and 2017, an award of 8,741 time-based restricted stock units granted on January 2, 2018 for service as a director during 2018, an award of 17,352 time-based restricted stock units granted January 2, 2019 for service as a director during 2019. This includes 9,341 shares properly tendered in the 2019 tender offer but have not yet been disposed of pursuant to the share equalization plan. The foregoing amount does not include 12,716 restricted stock units representing a Director LTIP award granted in November 2016, which, absent a change in control transaction, would vest only upon Midstates' stock price reaching $30 per share for 60 consecutive trading days. As described below, the Director LTIP restricted stock units will vest in full upon the closing of the merger.

  •
  Neal P. Goldman owned 25,726 shares, which includes 73 shares of common stock and 8,901 time-based restricted stock units granted upon emergence from Chapter 11 for 2016 and 2017, an award of 8,741 time-based restricted stock units granted on January 2, 2018 for service as a director during 2018, an award of 17,352 time-based restricted stock units granted January 2, 2019 for service as a director during 2019. This includes 9,341 shares properly tendered in the 2019 tender offer but have not yet been disposed of pursuant to the share equalization plan. The foregoing amount does not include 12,716 restricted stock units representing a Director LTIP award granted in November 2016, which, absent a change in control transaction, would vest only upon Midstates' stock price reaching $30 per share for 60 consecutive trading days. As described below, the Director LTIP restricted stock units will vest in full upon the closing of the merger.

  •
  Todd R. Snyder owned 25,726 shares, which includes 73 shares of common stock and 8,901 time-based restricted stock units granted upon emergence from Chapter 11 for 2016 and 2017, an award of 8,741 time-based restricted stock units granted on January 2, 2018 for service as a director during 2018, an award of 17,352 time-based restricted stock units granted January 2,

    2019 for service as a director during 2019. This includes 9,341 shares properly tendered in the 2019 tender offer but have not yet been disposed of pursuant to the share equalization plan. The foregoing amount does not include 12,716 restricted stock units representing a Director LTIP award granted in November 2016, which, absent a change in control transaction, would vest only upon Midstates' stock price reaching $30 per share for 60 consecutive trading days. As described below, the Director LTIP restricted stock units will vest in full upon the closing of the merger.

  •
  David J. Sambrooks owned 32,482 shares, which includes 15,300 shares of common stock, 22,627 time-based restricted stock units that vested less 6,640 shares traded for taxes in connection with vesting. This also includes 12,085 shares properly tendered in the 2019 tender offer but have not yet been disposed of pursuant to the share equalization plan. This does not include unvested Midstates RSUs and Midstates PSUs. For additional information, see "—Compensation That May Be Paid or Become Payable to Midstates' Named Executive Officers In Connection With the Merger."

  •
  Scott C. Weatherholt owned 47,498 shares, which includes 100 shares of common stock and 41,251 time-based restricted stock units that vested less 16,240 shares traded for taxes in connection with vesting, and 31,715 vested stock options. This also includes 9,328 shares properly tendered in the 2019 tender offer but have not yet been disposed of pursuant to the share equalization plan. This does not include unvested Midstates RSUs and Midstates PSUs. For additional information, see "—Compensation That May Be Paid or Become Payable to Midstates' Named Executive Officers In Connection With the Merger."

  •
  Richard W. McCullough owned 18,852 shares, which includes 100 shares of common stock and 25,090 time-based restricted stock units that vested less 7,609 shares traded for taxes in connection with vesting, less 6,472 shares sold, and 18,733 vested stock options. This also includes 10,990 shares properly tendered in the 2019 tender offer but have not yet been disposed of pursuant to the share equalization plan. This does not include unvested Midstates RSUs and Midstates PSUs. For additional information, see "—Compensation That May Be Paid or Become Payable to Midstates' Named Executive Officers In Connection With the Merger."

Treatment of Midstates Equity Awards in the Merger

        The transactions contemplated by the merger agreement will be treated as a "change in control" as of the effective time for purposes of all Midstates benefit plans, including the Midstates stock plans and all applicable employment agreements in effect prior to the effective time to which any non-employee director or employee of Midstates or its subsidiaries is a party. Accordingly, the merger agreement provides for the treatment of the equity awards held by Midstates' or its subsidiaries' non-employee directors and employees whose employment is terminated without "cause" (as such term is defined in the applicable Midstates benefit plan, but also including certain employees who are deemed to be terminated without cause pursuant to the merger agreement) on or within one year after the closing of the merger, as set forth below:

  •
  Midstates Stock Options:  all outstanding Midstates stock options will be fully vested.

  •
  Midstates RSUs:  all outstanding Midstates RSUs will become fully vested and will be settled promptly upon termination.

  •
  Midstates PSUs:  all outstanding Midstates PSUs that are subject to the achievement of specific Midstates stock price levels will be deemed earned at the level specified in the applicable award agreement and will become vested and settled promptly upon termination. All other outstanding Midstates PSUs will be deemed earned at the target level of such award and will become vested and settled promptly upon termination.

  •
  Share Equalization Program:  all cash amounts pursuant to Midstates stock buyback equalization program (the "share equalization program") that are owing to Midstates non-employee directors and employees will be paid promptly upon termination.

        For additional information, see "—Compensation That May Be Paid or Become Payable to Midstates' Named Executive Officers In Connection With the Merger."

Interests of Certain Amplify Directors and Executive Officers in the Merger

Indemnification and Insurance

        The merger agreement provides that, for a period of six years from the effective time, Midstates and the surviving corporation in the merger will jointly and severally indemnify, defend, and hold harmless each past and present director and officer of Amplify or any of its subsidiaries with respect to all acts or omissions by them in their capacities as such or taken at the request of any of Amplify or its subsidiaries at any time prior to the effective time to the fullest extent that Amplify would have been permitted to indemnify and hold harmless such individuals by applicable law, and as provided in Amplify's organizational documents or any indemnification agreement. For additional information see "The Merger Agreement—Indemnification and Insurance."

Treatment of Amplify Equity Awards in the Merger

        The merger agreement provides for the following treatment at the effective time for each Amplify equity compensation award outstanding immediately before the effective time.

  •
  Amplify Stock Options:  each Amplify stock option will convert into a Midstates stock option—subject to the same terms and conditions as were applicable under the Amplify stock option—to acquire a number of shares of Midstates common stock, determined by multiplying the number of Amplify shares purchasable under the option immediately before the effective time by the exchange ratio, at an exercise price per share equal to the exercise price per share of the Amplify stock option divided by the exchange ratio.

  •
  Amplify RSUs:  each outstanding Amplify RSU (other than the Amplify PSUs) will become fully vested and will be settled in shares of Amplify common stock. These shares of Amplify common stock will then convert into shares of Midstates common stock based on the exchange ratio. However, certain members of the Amplify board and Amplify senior management have waived this accelerated vesting. For those members of the Amplify board and Amplify management, the Amplify RSUs will convert into Midstates RSUs based on the exchange ratio, and remain subject to the vesting terms set forth in the applicable award agreement immediately prior to conversion. Amplify intends to seek additional waivers from all holders of Amplify RSUs before the closing of the merger.

  •
  Amplify PSUs:  each Amplify PSU will convert into shares of Midstates common stock based on the exchange ratio, with performance-vesting conditions determined based on Amplify's closing stock price on the last trading day prior to the closing date of the merger. However, certain members of the Amplify board and Amplify senior management have waived this accelerated vesting. For those members of the Amplify board and Amplify management, the Amplify PSUs will convert into Midstates PSUs based on the exchange ratio, and remain subject to the vesting terms set forth in the applicable award agreement immediately prior to conversion. Amplify intends to seek additional waivers from all holders of Amplify PSUs before the closing of the merger.

        Notwithstanding the treatment of Amplify equity awards described in the immediately preceding bullet points, as of the date hereof Amplify has received waivers from certain members of the Amplify board and Amplify senior management, including Ms. Schott and Messrs. Mariani, Willsher, Smiley, and Willis, waiving the acceleration of vesting of Amplify RSUs and Amplify PSUs in connection with the merger. Amplify intends to seek additional waivers from all holders of Amplify RSUs and Amplify PSUs prior to the effective time. For the individuals who have signed waivers, their Amplify equity awards will convert into substantially similar Midstates equity awards at the effective time, subject to the same terms and conditions as were in effect immediately before the effective time, adjusted after taking into effect the exchange ratio

        On May 3, 2019, Amplify made a special grant of 10,791 Amplify RSUs to Amplify director Edward A. Scoggins, Jr., which will vest upon his resignation from the Board upon the closing of the merger. Assuming a stock price with respect to Amplify common stock of $9.04, which is equal to the five-day average closing price of a share of Amplify common stock following the announcement of the transactions, Mr. Scoggins' award has a value of $97,550.64.

        Following the effective time, each Amplify equity award that remains unvested, including each such award held by an executive officer, will generally be treated as described in the section entitled "Interests of Certain Amplify Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Amplify's Named Executive Officers" beginning on page 152 of this joint proxy statement/prospectus.

        The following table sets forth, for each of Amplify's directors and executive officers who hold stock options, restricted stock awards or performance-based restricted stock units, the aggregate number of shares of Amplify common stock subject to such awards held by such directors and executive officers as of May 31, 2019.

Name	Number of Shares Underlying Options	Number of Shares Underlying RSUs and PSUs
Kenneth Mariani	—	208,334
Martyn Willsher	6,166	43,834
Polly Schott	—	80,000
Richard P. Smiley	9,533	36,201
Eric M. Willis	—	40,000
David M. Dunn	—	15,499
Christopher W. Hamm	—	17,315
Scott L. Hoffman	—	—
Evan S. Lederman	—	—
David H. Proman	—	—
Edward A. Scoggins, Jr.	—	28,106

Treatment of Amplify Warrants

        Pursuant to the terms of the merger agreement, Midstates and Amplify will ensure that the holders of the Amplify warrants have the right to acquire 0.933 shares of Midstates common stock per Amplify warrant upon the exercise of Amplify warrants at an exercise price of $42.60 per share. Midstates and Amplify may also enter into a written agreement providing for Midstates' assumption of Amplify's obligations to deliver to each holder of Amplify warrants shares of Midstates common stock pursuant to the terms of the Amplify warrant agreement.

Employment Agreements

        Each of Ms. Schott and Messrs. Mariani, Willsher, Smiley, and Willis is party to an employment agreement with Amplify (collectively, the "Amplify Employment Agreements"), the material terms of which are described below.

        Amplify entered into an employment agreement with Mr. Mariani effective May 14, 2018 (the "Mariani Employment Agreement"), with Ms. Schott effective June 11, 2018 (the "Schott Employment Agreement") and with each of Messrs. Willsher, Smiley, and Willis effective May 3, 2019 (the "Willsher Employment Agreement," the "Smiley Employment Agreement" and the "Willis Employment Agreement," respectively).

        The Mariani Employment Agreement provides Mr. Mariani with an initial base salary of $600,000 per year; an annual bonus opportunity targeted at 100% of base salary, which was pro-rated for 2018; an initial grant of 125,000 Amplify RSUs; an initial grant of 125,000 Amplify PSUs; and the right to participate in the benefit plans, programs, and arrangements available to Amplify's other senior executives generally, subject to the terms and conditions of those plans, programs, and arrangements.

        The Schott Employment Agreement provides Ms. Schott with an initial base salary of $300,000 per year; an annual bonus opportunity targeted at 75% of base salary, which was pro-rated for 2018; an initial grant of 40,000 Amplify RSUs; an initial grant of 40,000 Amplify PSUs; and the right to participate in the benefits plans, programs, and arrangements available to Amplify's other senior executives generally, subject to the terms and conditions of those plans, programs, and arrangements.

        The Willsher Employment Agreement provides Mr. Willsher with an initial base salary of $300,000 per year; an annual bonus opportunity targeted at 75% of base salary; the potential to receive long-term incentive compensation awards as determined in the Amplify board's discretion; and the right to participate in the benefit plans, programs, and arrangements available to Amplify's other senior executives generally, subject to the terms and conditions of those plans, programs, and arrangements.

        The Smiley Employment Agreement provides Mr. Smiley with an initial base salary of $330,000 per year; an annual bonus opportunity targeted at 70% of base salary; the potential to receive long-term incentive compensation awards as determined in the Amplify board's discretion; and the right to participate in the benefit plans, programs, and arrangements available to Amplify's other senior executives generally, subject to the terms and conditions of those plans, programs, and arrangements.

        The Willis Employment Agreement provides Mr. Willis with an initial base salary of $350,000 per year; an annual bonus opportunity targeted at 65% of base salary; the potential to receive long-term incentive compensation awards as determined in the Amplify board's discretion; and the right to participate in the benefit plans, programs, and arrangements available to Amplify's other senior executives generally, subject to the terms and conditions of those plans, programs, and arrangements.

        Under the Amplify Employment Agreements, if the executive experiences a termination of employment without "cause" or for "good reason" (each as defined in the respective agreement) (each, a "Good Leaver Termination"), then, subject to the executive's timely execution and non-revocation of a general release of claims and complying with the release and any applicable restrictive covenants, the executive will be entitled to: (i) any earned but unpaid annual bonus for the preceding year (the "Actual Prior Year Bonus"); (ii) a pro-rated annual bonus for the year of termination, with the amount determined based on actual results for the year and the proration determined based on the duration of employment with Amplify during the calendar year (the "Pro-Rated Bonus"); (iii) (A) if the termination occurs on or before November 14, 2019 (or December 11, 2019 for Messrs. Willsher, Smiley, and Willis), an amount equal to 100% of the executive's annual base salary and (B) if the termination occurs after November 14, 2019 (or December 11, 2019 for Messrs. Willsher, Smiley, and Willis), an amount equal to 200% of the executive's annual base salary, in each case, payable in accordance with the Company's regular payroll practices for 12 months following the termination date; and (iv) up to 12 months of continued health insurance benefits under Amplify's group health plan (at the employee-rate), subject to the executive's continued eligibility for COBRA coverage and terminable if the executive obtains other employment offering group health plan coverage.

        Under the Amplify Employment Agreements, if the executive experiences a termination of employment due to death or disability, then the Executive will be entitled to the Actual Prior Year Bonus and the Pro-Rated Bonus.

        Each Amplify Employment Agreement provides for a Code Section 280G "best-net" cutback, which would cause an automatic reduction in any payments or benefits the executive would receive that constitute parachute payments within the meaning of Code Section 280G, in the event such reduction would result in the executive receiving greater payments and benefits on an after-tax basis.

        Each Amplify Employment Agreement subjects the executive to employment term and 12-month post-employment non-competition, non-solicitation, and non-interference restrictive covenants, as well as assignment of inventions, perpetual non-disparagement and employment term and post-employment confidentiality covenants.

Quantification of Payments and Benefits to Amplify's Named Executive Officers

        Item 402(t) of Regulation S-K requires disclosure of compensation arrangements or understandings with Amplify's named executive officers that are based on or otherwise relate to the merger, whether present, deferred or contingent. The individuals disclosed within this section and referred to as the "named executive officers" are Amplify's current principal executive officer, former principal executive officer, current principal financial officer, former principal financial officer, and three most highly compensated executive officers other than the principal executive officers and principal financial officers for Amplify's most recently completed fiscal year. This compensation is referred to as "golden parachute" compensation by the applicable SEC disclosure rules, and in this section such term is used to describe the merger-related compensation payable to the Amplify named executive officers. The "golden parachute" compensation payable to these individuals is subject to a non-binding advisory vote of Amplify stockholders.

        The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits that each of Amplify's named executive officers would receive using the following assumptions: (i) the completion of the merger occurs on May 31, 2019, (ii) no named executive officer experiences a Good Leaver Termination at such time, (iii) the closing price of a share of Amplify common stock on the completion of the merger is equal to $9.04 (which equals the average closing market price of a share of Amplify common stock on the OTC over the first five business days following May 6, 2019, the date of the first public announcement of entering into the merger agreement), and (vi) no named executive officers receive any additional equity grants before completion of the merger. Some of the assumptions used in the table below are based upon information not currently available and, as a result, the actual amounts to be received by any of the individuals below may materially differ from the amounts set forth below.

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites/ Benefits ($)(3)	Tax Reimbursement ($)	Other ($)	Total ($)
Kenneth Mariani	—	—	—	—	—	—	—
Martyn Willsher	—	—	—	—	—	—	—
Polly Schott	—	—	—	—	—	—	—
Richard P. Smiley	—	—	—	—	—	—	—
Eric M. Willis	—	—	—	—	—	—	—
William J. Scarff(4)	—	—	—	—	—	—	—
Robert L. Stillwell, Jr.(5)	—	—	—	—	—	—	—

(1)
Amounts in this column are $0 because no Amplify named executive officers are entitled to single- or double-trigger cash payments. Upon a Good Leaver Termination, the named executive officers would be entitled to severance benefits as described above under "Interests of Certain Amplify Directors and Executive Officers in the Merger—Employment Agreements." These severance benefits are not contingent upon or enhanced by a change in control and thus would not be considered based on or otherwise related to the merger.

(2)
Amounts in this column are $0 because that reflects the value of equity awards held by Amplify's named executive officers that will become vested upon the consummation of the merger (i.e., "single-trigger" vesting). All unvested equity-based awards held by Amplify's named executive officers are either (a) subject to single-trigger vesting, which has been waived by the respective officer in connection with the merger, or (b) not subject to either single- or double-trigger vesting. Such awards would become vested upon a Good Leaver Termination, but Good Leaver Termination treatment is not contingent upon or enhanced by a change in control and thus would not be considered based on or otherwise related to the merger.

(3)
Amounts in this column are $0 because no Amplify named executive officers are entitled to single- or double-trigger cash payments. Upon a Good Leaver Termination, the named executive officers would be entitled to severance benefits as described above under "Interests of Certain Amplify Directors and Executive Officers in the Merger—Employment Agreements." These severance benefits are not contingent upon or enhanced by a change in control and thus would not be considered based on or otherwise related to the merger.

(4)
Mr. Scarff retired from his position as President and Chief Executive Officer effective as of May 14, 2018, and is not entitled to any compensation or benefits in connection with the merger.

(5)
Mr. Stillwell separated from his position as Senior Vice President and Chief Financial Officer effective April 27, 2018, and is not entitled to any compensation or benefits in connection with the merger.

Board of Directors and Management of Midstates Following Completion of the Merger

        Upon the closing of the merger, the board of directors of the combined company will consist of the following eight members: David M. Dunn, Christopher W. Hamm, Scott L. Hoffman, Randal T. Klein, Evan S. Lederman, Kenneth Mariani (chief executive officer), David H. Proman (chairman) and Todd R. Snyder. Messrs. Dunn, Hamm, Hoffman and Mariani are current directors of Amplify. Messrs. Klein and Snyder are current directors of Midstates. Messrs. Proman and Lederman currently serve on both Midstates' board of directors and Amplify's board of directors. Upon completion of the merger the current executive officers of Amplify are expected to continue in their current positions, other than as may be publicly announced by the combined company in the normal course. Additional information about Midstates' and Amplify's current directors and officers is included in documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

Material U.S. Federal Income Tax Consequences

        This section describes the material United States federal income tax consequences of the merger to holders of Amplify common stock who exchange shares of Amplify common stock for shares of Midstates common stock pursuant to the merger. The following discussion is based on the Internal Revenue Code, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

        This summary does not describe any state, local foreign income or other tax consequences (including estate, gift and Medicare contribution tax consequences) of the transactions, or the tax consequences of owning or disposing of Midstates common stock.

        For purposes of this discussion, a U.S. holder is a beneficial owner of Amplify common stock that is, for United States federal income tax purposes:

  •
  an individual citizen or resident of the United States;

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  a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

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  a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more United States persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

  •
  an estate that is subject to United States federal income tax on its income regardless of its source.

        If a partnership (including for this purpose any entity or arrangement treated as a partnership for United States federal income tax purposes) holds Amplify common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Amplify common stock, you should consult your tax advisor regarding the tax consequences of the merger.

        This discussion addresses only those Amplify stockholders that hold their Amplify common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment), and does not address all of the United States federal income tax consequences that may be relevant to particular Amplify stockholders in light of their individual circumstances or to Amplify stockholders that are subject to special rules, such as:

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  financial institutions;

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  regulated investment companies and real estate investment trusts;

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  pass-through entities and investors in pass-through entities;

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  insurance companies;

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  tax-exempt and governmental organizations;

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  brokers and dealers in securities, commodities or currencies;

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  traders in securities that elect to use a mark-to-market method of accounting;

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  persons that hold Amplify common stock as part of a straddle, hedge, constructive sale, conversion or other integrated transaction;

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  persons that purchased their shares of Amplify common stock or sell their Midstates common stock as part of a wash sale;

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  certain expatriates or persons that have a functional currency other than the U.S. dollar;

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  persons that exercise their appraisal rights in respect of their shares of Amplify common stock;

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  persons that are not U.S. holders; and

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  persons who acquired their shares of Amplify common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

        In addition, the discussion does not address the tax consequences to any person that has owned, directly or indirectly, by applying the constructive ownership rules of Section 318 of the Internal Revenue Code as modified by Section 897 of the Internal Revenue Code, more than 5% of Amplify's common stock at any time during the five year period preceding the effective time of the merger.

        ALL HOLDERS OF AMPLIFY COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

        The obligation of Midstates to complete the transaction is conditioned upon the receipt of an opinion from Latham, counsel to Midstates (or, if Latham is unable to deliver such opinion, Kirkland), dated as of the closing date of the merger, to the effect that, on the basis of facts, assumptions, representations and exclusions set forth or described in such opinion, the merger and the second merger, taken together, will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The obligation of Amplify to complete the transaction is conditioned upon the receipt of an opinion from Kirkland, counsel to Amplify (or, if Kirkland is unable to deliver such opinion, Latham), dated as of the closing date of the merger, to the effect that, on the basis of facts, assumptions, representations and exclusions set forth or described in such opinion, the merger and the second merger, taken together, will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

        These opinions will be based on customary assumptions and on representations, warranties and covenants by Midstates, Amplify and Merger Sub (and other relevant parties). If any of these assumptions, representations, warranties or covenants is incorrect, incomplete or inaccurate or is violated, the validity of the opinions described above may be affected and the tax consequences of the merger could differ, perhaps substantially, from those described in this joint proxy statement/prospectus.

        An opinion of counsel represents counsel's best legal judgment but is not binding on the Internal Revenue Service or the courts, so there can be no certainty that the Internal Revenue Service will not challenge the conclusions reflected in the opinions or that a court will not sustain such a challenge. Midstates and Amplify have not requested and do not intend to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger. The following discussion assumes the receipt and accuracy of the opinions described above.

  Federal Income Tax Consequences of the Merger to U.S. holders.

        The United States federal income tax consequences of the merger and the second merger, taken together, to U.S. holders of Amplify common stock are as follows:

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  a U.S. holder of Amplify common stock will not recognize any gain or loss on the exchange of shares of Amplify common stock for shares of Midstates common stock;

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  a U.S. holder's aggregate tax basis of the Midstates common stock received in the merger will be the same as the aggregate tax basis of the Amplify common stock for which it is exchanged; and

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  a U.S. holder's holding period of Midstates common stock received in exchange for shares of Amplify common stock will include the holding period of the Amplify common stock for which it is exchanged.

        The preceding discussion is intended only as a general discussion of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws.

Accounting Treatment of the Merger

        Amplify prepares its financial statements in accordance with GAAP. The accounting guidance for business combinations requires the use of the acquisition method of accounting for the merger, which requires the determination of the acquirer, the purchase price, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill. Amplify will be treated as the acquirer for accounting purposes.

Regulatory Approvals

Antitrust Review

        The completion of the merger is subject to antitrust review in the United States. Under the HSR Act and the rules promulgated thereunder, the merger cannot be completed until the parties have submitted premerger notification and report forms to the FTC and the DOJ, and the applicable waiting period has expired or has been terminated.

        On May 17, 2019, Midstates and Amplify each filed a premerger notification and report form under the HSR Act and on May 31, 2019, early termination of the HSR Act waiting period was granted.

        At any time before or after consummation of the merger, notwithstanding the expiration or termination of the waiting period under the HSR Act, the FTC or the DOJ, or any state, could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of Midstates or Amplify or their respective subsidiaries. Private parties may also seek to take legal action under antitrust laws under certain circumstances.

Securities and Exchange Commission

        In connection with the stock issuance proposal, Midstates must file a registration statement with the SEC under the Exchange Act and have that registration statement declared effective by the SEC prior to the consummation of the merger. Midstates has filed a registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part.

Exchange of Shares

        As soon as practicable after the effective time (but no later than the third business day after the closing date of the merger), an exchange agent will mail to each holder of record of Amplify common stock (whose shares were converted into the right to receive the merger consideration pursuant to the merger agreement) a letter of transmittal and instructions for use in effecting the surrender of Amplify stock certificates and Amplify book-entry shares in exchange for the merger consideration. Upon receipt by the exchange agent of (i) either Amplify stock certificates or Amplify book-entry shares and (ii) a signed letter of transmittal and such other documents as may be reasonably required pursuant to such instructions, the holder of such shares will be entitled to receive the merger consideration in exchange therefor.

Treatment of Amplify Equity Awards in the Merger

        The Amplify board will adopt resolutions to adjust any applicable governing terms of Amplify's equity compensation plans and the outstanding award agreements thereunder so that at the effective time:

  •
  all outstanding Amplify stock options will be converted into Midstates stock options, subject to the same terms and conditions as were in effect prior to the effective time, at an exercise price adjusted after taking into effect the exchange ratio;

  •
  all outstanding Amplify RSUs (other than Amplify PSUs) will, pursuant to their terms, become fully vested and will be settled in shares of Amplify common stock, which will then convert into shares of Midstates common stock after taking into effect the exchange ratio, unless otherwise agreed to with the holder; and

  •
  all outstanding Amplify PSUs will convert into shares of Midstates common stock based on the exchange ratio, with performance-vesting conditions determined based on Amplify's closing stock price on the last trading day prior to the closing of the merger, unless otherwise agreed to with the holder.

        As of the date hereof, Amplify has received waivers from certain members of the Amplify board and Amplify senior management, including Ms. Schott and Messrs. Mariani, Willsher, Smiley, and Willis, waiving the acceleration of vesting of Amplify RSUs and Amplify PSUs in connection with the merger and intends to seek additional waivers from all such holders of Amplify RSUs and Amplify PSUs before the closing of the merger.

Dividend Policy

        Midstates has not declared or paid any cash dividend with respect to the Midstates common stock since emerging from bankruptcy, and does not anticipate declaring any cash dividend with respect to the Midstates common stock in the foreseeable future. The merger agreement prohibits Midstates (unless consented to in advance by Amplify, which consent may not be unreasonably withheld, conditioned or delayed) from paying dividends to holders of Midstates common stock until the earlier of the effective time and the termination of the merger agreement in accordance with its terms.

        Amplify has not declared or paid any cash dividends with respect to the Amplify common stock since emerging from bankruptcy and does not anticipate declaring any cash dividend with respect to the Amplify common stock in the foreseeable future. The merger agreement prohibits Amplify (unless consented to in advance by Midstates, which consent may not be unreasonably withheld, conditioned or delayed) from paying dividends to holders of Amplify common stock until the earlier of the effective time and the termination of the merger agreement in accordance with its terms.

        For additional information on the treatment of dividends under the merger agreement, see "The Merger Agreement—Covenants—Conduct of Business of Midstates and its Subsidiaries" and "The Merger Agreement—Covenants—Conduct of Business of Amplify and its Subsidiaries."

Listing of Midstates Common Stock; Cessation of Quotation of Amplify Common Stock

        It is a condition to the consummation of the merger that the shares of Midstates common stock to be issued to Amplify stockholders in the merger be approved for listing on the NYSE, subject to official notice of issuance.

        Shares of Amplify common stock are quoted on the OTC under the symbol "AMPY." When the merger is completed, the Amplify common stock currently quoted on the OTC will cease to be quoted on the OTC and will be deregistered under the Exchange Act.

        Following completion of the merger, the combined company's common stock will trade on the NYSE under the symbol "AMPY."

Appraisal Rights and Dissenters' Rights

Midstates

        The stockholders of Midstates are not entitled to dissenters' rights in connection with the merger.

Amplify

        Under Delaware law, holders of Amplify common stock have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of Amplify common stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the court, in lieu of the consideration Amplify stockholders would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights.

        Amplify stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under Delaware law.

        The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by an Amplify stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D hereto. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of appraisal rights. All references in this summary to a "stockholder" are to the record holder of shares of Amplify common stock unless otherwise indicated.

        Section 262 of the DGCL requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders' meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with such notice. This joint proxy statement/prospectus constitutes notice to Amplify stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If an Amplify stockholder wishes to consider exercising appraisal rights, such stockholder should carefully review the text of Section 262 contained in Annex D hereto because failure to timely and properly comply with the requirements of Section 262 will result in the loss of appraisal rights under Delaware law.

        If you are a record holder of shares of Amplify common stock and wish to elect to demand appraisal of your shares, you must satisfy each of the following conditions:

  •
  You must deliver to Amplify a written demand for appraisal of your shares before the vote with respect to the merger agreement proposal is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the merger agreement proposal. Voting against or failing to vote for the adoption and approval of the merger agreement proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL.

  •
  You must not vote in favor of, or consent in writing to, the adoption and approval of the merger agreement proposal. A vote in favor of the adoption and approval of the merger agreement proposal, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in accordance with the Amplify board recommendation, which recommendation, to the extent not changed before the

    Amplify special meeting is FOR the merger agreement proposal. Therefore, an Amplify stockholder who votes by proxy and who wishes to exercise appraisal rights must affirmatively vote against the merger agreement proposal or abstain from voting on the merger agreement and the merger.

  •
  You must continue to hold your shares of Amplify common stock through the effective date of the merger. Therefore, a stockholder who is the record holder of shares of Amplify common stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective date of the merger will lose any right to appraisal with respect to such shares.

        If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the merger consideration (subject to your continued ownership of the Amplify common stock as of the consummation of the merger), but you will have no appraisal rights with respect to your shares of Amplify common stock. All demands for appraisal should be addressed to Amplify Energy Corp., 500 Dallas Street, Suite 1700, Houston, Texas 77002, Attention: Corporate Secretary, and must be delivered before the vote on the merger agreement proposal is taken at the Amplify special meeting and should be executed by, or on behalf of, the record holder of the shares of Amplify common stock. The demand must reasonably inform Amplify of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

        To be effective, a demand for appraisal by a holder of Amplify common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder's name appears on his, her or its Amplify stock certificate(s) or Amplify book-entry shares. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Amplify. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

        If an Amplify stockholder holds shares of Amplify common stock in a brokerage account or in other nominee form and wishes to exercise appraisal rights, such stockholder should consult with his, her or its broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

        Within ten days after the effective time, the surviving corporation must give written notice that the merger has become effective to each former Amplify stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement proposal. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 of the DGCL will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement proposal and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of Amplify common stock held in a voting trust or by a nominee on behalf of such person may, in such person's own name, request from the surviving corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting Amplify stockholder within ten days after such written request is received by the surviving corporation or within ten days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective date of the merger, either the surviving corporation or any Amplify stockholder who has complied with the requirements of Section 262 of the DGCL and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all Amplify stockholders entitled to appraisal. A person who is the beneficial owner of shares of Amplify common stock held in a voting trust or by a nominee on behalf of such person may, in such person's own name, file the petition described in the previous sentence. Upon the filing of the petition by an Amplify stockholder, service of a copy of such petition will be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting Amplify stockholders. Accordingly, the failure of an Amplify stockholder to file such a petition within the period specified could nullify the Amplify stockholder's previously written demand for appraisal. There is no present intent on the part of Amplify to file an appraisal petition, and Amplify stockholders seeking to exercise appraisal rights should not assume that Amplify will file such a petition or that Amplify will initiate any negotiations with respect to the fair value of such shares. Accordingly, Amplify stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

        If a petition for appraisal is duly filed by an Amplify stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all Amplify stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those Amplify stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the Amplify stockholders who have demanded appraisal for their shares and who hold stock represented by certificates to submit their Amplify stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any Amplify stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. After determination of the Amplify stockholders entitled to appraisal of their shares of Amplify common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Notwithstanding the foregoing, at any time before the entry of judgment in the proceedings, Amplify may pay to each stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter as provided herein only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (ii) interest theretofore accrued, unless paid at that time. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the Amplify stockholders entitled to receive the same, upon surrender by such holders of the Amplify stock certificates representing those shares or of any applicable Amplify book-entry shares.

        In determining fair value, and, if applicable, interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company."

        Section 262 of the DGCL provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

        Amplify stockholders should be aware that the fair value of shares of Amplify common stock as determined under Section 262 of the DGCL could be more than, the same as, or less than the value that such Amplify stockholder is entitled to receive under the terms of the merger agreement.

        Costs of the appraisal proceeding may be imposed upon the surviving corporation and the Amplify stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of an Amplify stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any Amplify stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any Amplify stockholder who had demanded appraisal rights will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time, or if the Amplify stockholder delivers a written withdrawal of such stockholder's demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time, then the right of that Amplify stockholder to appraisal will cease and that Amplify stockholder will be entitled to receive the merger consideration. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any Amplify stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any Amplify stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the merger consideration that such holder would have received pursuant to the merger agreement within 60 days after the effective date of the merger.

        In view of the complexity of Section 262 of the DGCL, Amplify stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

THE MERGER AGREEMENT

        The following summary describes the material provisions of the merger agreement. The provisions of the merger agreement are complicated and not easily summarized. This summary may not contain all of the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the full text of the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. The merger agreement is the principal legal document governing the merger and Midstates and Amplify strongly encourage you to carefully read the merger agreement in its entirety before making any investment or voting decision.

        The merger agreement contains representations and warranties that Midstates and Merger Sub, on the one hand, and Amplify, on the other hand, have made to one another as of specific dates. The information about Midstates or Amplify contained elsewhere in this joint proxy statement/prospectus or in Midstates' and Amplify's respective public reports filed with the SEC may supplement, update or modify the factual disclosures about Midstates and Amplify contained in the following description of the material provisions of the merger agreement or in the merger agreement. The representations and warranties contained in the merger agreement are qualified and subject to important limitations that were negotiated and agreed to by the parties to the merger agreement. Accordingly, in your review of the following description of the material provisions of the merger agreement and the representations and warranties contained in the merger agreement, you should bear in mind that such representations and warranties were made solely for the benefit of another party or parties to the merger agreement and may have been negotiated with the principal purpose of allocating risk between the parties to the merger agreement, rather than as statements of fact. Neither Midstates nor Amplify intends that the merger agreement will be a source of business or operational information about Midstates or Amplify. In addition, the representations and warranties contained in the merger agreement are qualified by information exchanged by the parties to the merger agreement in confidential disclosure schedules. Accordingly, you should not rely on the following description of the material provisions of the merger agreement or the representations and warranties contained in the merger agreement as statements of fact regarding the parties to the merger agreement. Midstates and Amplify strongly encourage you to carefully read the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference herein. See "Where You Can Find More Information."

General

        The merger agreement provides that, immediately following the effective time, Merger Sub will merge with and into Amplify, with Amplify continuing as the surviving entity and a direct, wholly owned subsidiary of Midstates. The merger agreement also provides that immediately following the effectiveness of the merger, Amplify will be merged with and into a wholly owned subsidiary of Midstates, with such subsidiary continuing as the surviving entity.

Merger Consideration

        Each share of Amplify common stock issued and outstanding immediately prior to the effective time (other than shares held by Amplify as treasury shares, shares held by Midstates or any direct or indirect subsidiary of Midstates or Amplify and shares held by any holder who has not voted in favor of the merger or consented thereto and properly exercises and perfects appraisal rights in respect of such shares pursuant to, and in accordance with, the provisions of Section 262 of the DGCL) will be cancelled and converted automatically into the right to receive 0.933 shares of Midstates common stock.

        Midstates will not issue any shares representing fractional shares of Midstates common stock in connection with the merger. All fractional shares of Midstates common stock that a holder of shares of

Amplify common stock converted pursuant to the merger would otherwise be entitled to receive as merger consideration will be aggregated and then, if a fractional share of Midstates common stock results from that aggregation, be rounded up to the nearest share of Midstates common stock.

Treatment of Equity Compensation Awards

Treatment of Amplify Equity Awards

        The merger agreement provides that: (i) all outstanding Amplify stock options, whether vested or unvested, will convert into Midstates stock options, subject to the same terms and conditions as were in effect prior to the effective time, at an exercise price adjusted after taking into effect the exchange ratio, (ii) all outstanding Amplify RSUs (other than Amplify PSUs) will, pursuant to their terms, become fully vested at the effective time and will be settled in shares of Amplify common stock, which will then convert into shares of Midstates common stock based on the exchange ratio, unless otherwise agreed to with the holder, see "The Merger—Treatment of Amplify Equity Awards in the Merger" and (iii) all outstanding Amplify PSUs will convert into shares of Midstates common stock based on the exchange ratio, with performance-vesting conditions determined based on Amplify's closing stock price on the last trading day prior to the closing date of the merger. As of the date hereof, Amplify has received waivers from certain members of the Amplify board and Amplify senior management, including Ms. Schott and Messrs. Mariani, Willsher, Smiley, and Willis, waiving the acceleration of vesting of Amplify RSUs and Amplify PSUs in connection with the merger and intends to seek additional waivers from all such holders of Amplify RSUs and Amplify PSUs before the closing of the merger.

        Pursuant to the terms of the merger agreement, Midstates and Amplify will ensure that the holders of the Amplify warrants have the right to acquire 0.933 shares of Midstates common stock per Amplify warrant upon the exercise of Amplify warrants at an exercise price of $42.60 per share. Midstates and Amplify may also enter into a written agreement providing for Midstates' assumption of Amplify's obligations to deliver to each holder of Amplify warrants shares of Midstates common stock pursuant to the terms of the Amplify warrant agreement.

Treatment of Midstates Equity Awards

        The transactions contemplated by the merger agreement will be treated as a "change in control" as of the effective time for purposes of all Midstates benefit plans, including the Midstates stock plans and all applicable employment agreements in effect prior to the effective time to which any employee of Midstates or its subsidiaries is a party. Midstates has agreed to satisfy promptly all applicable severance, retention and change in control payments and benefits owing to its employees, directors and other service providers under the Midstates benefits plans. Without limiting the foregoing, (i) with respect to any employee of Midstates and its subsidiaries whose employment is terminated without "cause" (as such term is defined in the applicable Midstates benefit plan, but also including certain employees who are deemed to be terminated without cause pursuant to the merger agreement) on or within one year after the closing of the merger, (A) all Midstates stock options held by such employee will become fully vested, (B) all Midstates RSUs held by such employee will become fully vested and will be settled promptly upon termination, (C) all Midstates PSUs that are subject to the achievement of specific Midstates stock price levels will be deemed earned at the level specified in the applicable award agreement and will become vested and settled promptly upon termination, (D) all Midstates PSUs that are not described in the foregoing clause (C) will be deemed earned at the target level of such award and will become vested and settled promptly upon termination, and (E) all cash amounts pursuant to the share equalization program that are owing to such Midstates employee(s) will be paid promptly upon termination, (ii) all Midstates RSUs held by members of the Midstates board will become fully vested and will be settled promptly upon the closing of the merger, and (iii) all cash amounts pursuant to the share equalization program that are owing to non-employee directors of Midstates will be paid promptly upon the closing of the merger.

Amplify Warrants

        Pursuant to the terms of the merger agreement, Midstates and Amplify will ensure that the holders of the Amplify warrants have the right to acquire 0.933 shares of Midstates common stock per Amplify warrant upon the exercise of Amplify warrants at an exercise price of $42.60 per share. Midstates and Amplify may also enter into a written agreement providing for Midstates' assumption of Amplify's obligations to deliver to each holder of Amplify warrants shares of Midstates common stock pursuant to the terms of the Amplify warrant agreement.

Closing of the Merger

        The closing of the merger will take place on a date that is no later than three (3) business days after the satisfaction or waiver of all conditions to closing (other than those conditions that by their nature cannot be satisfied until the closing date, which will be required to be satisfied or (to the extent permitted by applicable law) waived on the closing date). See "—Conditions to Closing."

        On the closing date, Amplify and Merger Sub will cause a certificate of merger to be filed with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the DGCL and make any other filings, recordings or publications required to be made by Amplify or Merger Sub under the DGCL in connection with the merger. The merger is expected to become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware.

        Subject to the satisfaction or waiver of all conditions to closing, Midstates and Amplify currently expect to complete the merger in the third quarter of 2019, subject to receipt of the required Amplify stockholder and Midstates stockholder approvals, regulatory approvals and the satisfaction or waiver of the other conditions to the merger (described below under "—Conditions to Closing").

Governance

        The parties will take all necessary action such that, immediately after the effective time, three members of the Midstates board that were mutually agreed upon by Midstates and Amplify will remain members of the board of directors of the combined company (the "Midstates designated directors"). The Midstates designated directors will remain members of the board of directors of the combined company from closing until at least six months following closing of the merger.

        Upon completion of the merger, the board of directors of the combined company will consist of the following eight members: David M. Dunn, Christopher W. Hamm, Scott L. Hoffman, Randal T. Klein, Evan S. Lederman, Kenneth Mariani (chief executive officer), David H. Proman (chairman) and Todd R. Snyder.

        In addition, the merger agreement provides that the headquarters of the combined company will be Houston, Texas and that Midstates will cause (i) the name of the combined company to be changed to "Amplify Energy Corp." as of the effective time and (ii) the NYSE ticker symbol of the combined company to be changed to "AMPY" as of the effective time.

Exchange and Payment Procedures

        Prior to the effective time, Midstates and Merger Sub will enter into an agreement with an entity reasonably acceptable to Amplify to act as an exchange agent for the holders of Amplify common stock in connection with the merger and to receive the merger consideration.

        As soon as practicable after the effective time (but in no event more than three (3) business days after the closing date), the exchange agent will deliver to each holder of record of Amplify common stock that was converted into the right to receive the merger consideration a letter of transmittal and instructions for use in effecting the surrender of Amplify stock certificates and Amplify book-entry shares in exchange for the merger consideration. Upon surrender to the exchange agent of either Amplify stock certificates or Amplify book-entry shares, as applicable, and delivery to the exchange agent of a completed, signed letter of transmittal, and such other customary documents as may be reasonably required by the exchange agent, the holder of such shares will be entitled to receive the merger consideration in exchange therefor.

        The parties will be entitled to deduct or withhold from the merger consideration any amounts or securities required to be deducted or withheld under applicable laws.

        If any Amplify stock certificate (other than certificates evidencing shares held by Amplify as treasury shares, shares held by Midstates or any direct or indirect subsidiary of Midstates or Amplify) is lost, stolen or destroyed, upon receipt of an affidavit and, if reasonably required, the posting of a bond in a reasonable amount, the exchange agent will issue the merger consideration in respect thereof.

Representations and Warranties

        Each of Midstates, Merger Sub and Amplify have, respectively, made representations and warranties to each other. The representations and warranties made by each of Amplify, Midstates and Merger Sub relate to, among other topics, the following:

  •
  organization, general authority and standing;

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  capital structure;

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  subsidiaries and equity interests;

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  corporate authority to execute and deliver the merger agreement and the enforceability of the merger agreement;

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  the absence of conflicts with, or violations of, organizational documents and contracts;

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  the absence of consents relating to the execution, delivery and performance of the merger agreement or the consummation of the transactions contemplated thereby;

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  SEC reports, financial statements, disclosure controls and procedures and a system of internal control over financial reporting;

  •
  the absence of undisclosed liabilities;

  •
  the accuracy of information supplied or to be supplied in this joint proxy statement/prospectus;

  •
  the absence of certain changes or events;

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  taxes;

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  labor relations;

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  employee benefits;

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  title to properties;

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  oil and gas properties;

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  reserve report;

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  material contracts;

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  the absence of material litigation;

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  compliance with laws;

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  environmental matters;

  •
  indebtedness;

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  material customers and material suppliers;

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  intellectual property;

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  insurance;

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  regulatory matters;

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  broker's fees payable in connection with the merger;

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  the receipt of an opinion from such company's financial advisor; and

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  related party transactions.

        In addition, Midstates and Merger Sub make representations and warranties that relate to, among other topics, the capitalization of Merger Sub and the absence of any business conduct by Merger Sub other than in connection with its organization and the preparation, negotiation and execution of the merger agreement and the transactions contemplated thereby. Amplify also represented and warranted that the Company Credit Agreement Amendment (as defined in the merger agreement) has become effective.

        Certain of the representations and warranties made by Amplify and Midstates and Merger Sub, respectively, are qualified as to "materiality" or whether a "material adverse effect" has occurred or would reasonably be expected to occur. For purposes of the merger agreement, a "material adverse effect" with respect to a person or entity means any change, event, effect or occurrence that, has a material adverse effect on the business, assets, financial condition or results of operations of such person and its subsidiaries, taken as a whole, or prevents the consummation of the merger. However, none of the following will be deemed, either alone or in combination, to constitute a "material adverse effect" or be taken into account in determining whether a "material adverse effect" has occurred: any change, event, effect or occurrence that results from or arises in connection with (a) (I) the oil and gas exploration and production industry generally; (II) the natural gas gathering, compressing, treating, processing and transportation industry generally; (III) the natural gas liquids fractionating and transportation industry generally; (IV) the crude oil and condensate logistics and marketing industry generally; and (V) the natural gas marketing and trading industry generally (including in each case changes in the laws affecting such industries), (b) general U.S. or global economic or regulatory, legislative or political conditions (or changes therein) or securities, credit, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, commodity prices, credit markets and price levels or trading volumes), (c) any change or prospective change in applicable law or GAAP (or interpretation or enforcement thereof), (d) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage, terrorism or any epidemics, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism or any epidemics, (e) any hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster or any other national or international calamity or crises, (f) the failure, in and of itself, of such company or its subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of the merger agreement, or changes or prospective changes in the market price or trading volume of any securities or indebtedness of such company or any of its subsidiaries or such company's credit rating (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a material adverse effect if such facts are not otherwise excluded under this definition), (g) the announcement, pendency and consummation of any of the transactions contemplated by the merger agreement or any proceeding in respect of the merger agreement or any of the transactions contemplated thereby (h) the compliance with the covenants contained in the merger agreement (other than applicable covenants regarding the conduct of the business of such company, as discussed further below in "—Covenants—Conduct of the Business") and any loss of or change in relationship with any customer, supplier, vendor or other business partner, or departure of any employee or officer, of such company or its subsidiaries, (i) (I) any action taken by such company or any of its subsidiaries at the other company's written request or with the other company's written consent or (II) the failure to take any action if that action is prohibited by the merger agreement to the extent that the other party fails to give its written consent after receipt of a request therefor and (j) the identity of, or any facts or circumstances relating to the other company or its affiliates, provided that the exceptions in clauses (a), (b), (c), (d) and (e) above shall not be excluded to the extent such effect has disproportionately affected such company or its subsidiaries when compared to others operating in the same industries.

Covenants

        Under the merger agreement, each of Midstates and Amplify has agreed to restrict the conduct of its respective businesses between the date of the merger agreement and the earlier of the effective time and the termination of the merger agreement.

Conduct of Business of Amplify and its Subsidiaries

        In general, until the earlier of the effective time and the termination of the merger agreement, except (i) as expressly contemplated or permitted or required by the merger agreement, (ii) as required by applicable law or the terms of any Amplify benefit plan, (iii) as previously disclosed to Midstates or (iv) with the prior written consent of Midstates (such consent not to be unreasonably withheld, conditioned or delayed), Amplify has agreed that it will not, and that it will cause its subsidiaries not to:

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  conduct business other than in the ordinary course in any material respect;

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  fail to use commercially reasonable efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates;

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  take any action that adversely affects the ability of any party to obtain any regulatory approvals for the transactions contemplated by the merger agreement;

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  issue, sell, pledge, dispose of, grant, transfer, encumber or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any additional rights other than (i) grants of Amplify stock options, Amplify TSUs, Amplify RSUs and Amplify PSUs in the ordinary course of business and (ii) issuances of Amplify common stock in respect of the vesting, settlement or exercise of Amplify stock options, Amplify TSUs, Amplify RSUs and Amplify PSUs outstanding as of the date hereof or granted after the date hereof in accordance with their terms or in the ordinary course of business consistent with past practice;

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  (i) split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or (ii) repurchase, redeem or otherwise acquire equity interests or rights, except as required by the terms of Amplify's equity plans and any related award agreements or to satisfy any tax withholding obligations of the holder thereof or as required by the terms of its securities outstanding on the date of the merger agreement (or granted following such date in accordance with the merger agreement) by any Amplify benefit plan;

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  (i) sell, lease, transfer, farmout, exchange, dispose of, license, convey or discontinue all or any portion of Amplify's or any of its subsidiary's oil and gas properties or other assets, business or properties other than (A) in the ordinary course of business (including sales, transfers and dispositions of inventory, commodities and produced hydrocarbons, crude oil and refined products), (B) any individual sales, leases, dispositions or discontinuances for consideration not in excess of $500,000, or (C) any distributions expressly permitted by the merger agreement; (ii) acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity other than (A) in the ordinary course of business or (B) acquisitions resulting from a working interest holder's non-participation election in a well or wells; (iii) merge, consolidate or enter into any other business combination transaction with any person; or (iv) convert from a limited liability company or corporation, as the case may be, to any other business entity;

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  make or declare dividends or distributions to the holders of Amplify common stock or any subsidiary of Amplify (other than any dividend or distribution from a wholly owned subsidiary of Amplify to Amplify or to any other wholly owned subsidiary of Amplify);

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  amend Amplify's or any of its subsidiary's organizational documents;

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  enter into any material contract, agreement or arrangement, except as would not prevent or materially delay the consummation of the merger or the other transactions contemplated by the merger agreement;

  •
  modify, amend, terminate or assign, or waive or assign any rights under any material agreement, in a manner that would reasonably be expected, individually or in the aggregate, to have a material adverse effect, or that would reasonably be expected to prevent or materially delay the consummation of the merger or the other transactions contemplated by the merger agreement;

  •
  waive, release, assign, settle or compromise any material proceeding or settle or compromise any proceeding if such settlement or compromise (i) involves a material conduct remedy or material injunctive or similar relief, (ii) involves an admission of criminal wrongdoing by Amplify or any subsidiary of Amplify or (iii) has in any material respect a restrictive impact on the business of Amplify or any subsidiary of Amplify;

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  implement or adopt any change in its GAAP accounting principles, practices or methods, other than as may be required by GAAP;

  •
  fail to use commercially reasonable efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it at present except to the extent that any such failure would not reasonably be expected, individually or in the aggregate, to have a material adverse effect;

  •
  (i) make, change or rescind any material elections relating to taxes, (ii) settle or compromise any material proceeding, audit or controversy relating to taxes, (iii) amend any tax return in any material respect, (iv) change in any material respect any of its methods of reporting income or deductions for U.S. federal income tax purposes, (v) agree to any extension or waiver of the statute of limitations with respect to taxes, (vi) surrender any right to claim a material tax refund, (vii) enter into any written agreement with any governmental entity with respect to taxes or (viii) enter into any tax sharing, allocation or indemnification agreement or arrangement (other than such agreements or arrangements (A) exclusively between Amplify and any subsidiary of Amplify or (B) the primary subject matter of which is not tax);

  •
  except as required by applicable law or as required pursuant to the terms of any Amplify benefit plan, (i) establish, adopt, enter into, terminate or amend, or take any action to accelerate the vesting or payment of any compensation, or benefits under, any Amplify benefit plan, (ii) grant to any director or officer any increase in compensation, bonus or fringe or other benefits, (iii) grant to any current or former director, officer, employee, individual independent contractor or consultant of Amplify or any subsidiary of Amplify any increase in change in control, retention, severance or termination pay, (iv) enter into any employment, consulting, change in control, retention or severance agreement with any current or former director, officer, employee, contractor or consultant of Midstates or any subsidiary of Midstates or (v) enter into a collective bargaining agreement or other contract with any labor union, works council, or other labor organization or recognize any labor union, works council, or other labor organization as the representative of any employees of Amplify or any subsidiary of Amplify; provided, however, that the foregoing clauses (ii), (iii) and (iv) will not restrict Amplify or any subsidiary of Amplify from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, compensation and benefits plans, programs, policies, agreements and arrangements (including equity or incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

  •
  (i) incur, assume, guarantee or otherwise become liable for any indebtedness (directly, contingently or otherwise), other than (A) borrowings under existing revolving credit facilities in the ordinary course of business consistent with past practices not to exceed $1,000,000 or (B) in the ordinary course of business, (ii) redeem, repurchase, cancel or otherwise acquire any indebtedness (directly, contingently or otherwise), (iii) other than with respect to the existing revolving credit facilities, create any material lien that is not permitted by the merger agreement on its property or the property of any subsidiary of Amplify in connection with any pre-existing indebtedness, new indebtedness or lease, or (iv) make or commit to make any capital expenditures other than such capital expenditures that do not exceed 115% of Amplify's 2019 capital budget;

  •
  implement or otherwise enter into any derivative security with respect to hydrocarbon production or marketing or enter into any derivative transaction applicable to Amplify other than in the ordinary course of business;

  •
  enter into any transaction or contracts that would be required to be disclosed by Amplify under Item 404 of Regulation S-K of the SEC;

  •
  authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation; or

  •
  agree or commit to do any of the foregoing prohibited actions.

        The above obligations of Amplify do not limit or restrict the ability of Amplify or any subsidiary of Amplify to take otherwise prohibited actions in response to emergency situations to the extent required in order to ensure the protection of individuals or assets or compliance with any law, including with respect to any release or threatened release of hazardous materials; provided that Amplify promptly notifies Midstates of the action.

Conduct of Business of Midstates and its Subsidiaries

        In general, until the earlier of the effective time and the termination of the merger agreement, except (i) as expressly permitted or required by the merger agreement, (ii) as required by applicable law or the terms of any Midstates benefit plan, (iii) as previously disclosed to Amplify or (iv) with the prior written consent of Amplify (such consent not to be unreasonably withheld, conditioned or delayed), Midstates has agreed that it will not, and that it will cause its subsidiaries not to:

  •
  conduct business other than in the ordinary course in any material respect;

  •
  fail to use commercially reasonable efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates;

  •
  take any action that adversely affects the ability of any party to obtain any regulatory approvals for the transactions contemplated by the merger agreement;

  •
  issue, sell, pledge, dispose of, grant, transfer, encumber or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any additional rights other than (i) grants of Midstates RSUs and Midstates PSUs in the ordinary course of business and (ii) issuances of Midstates common stock in respect of the vesting, settlement and/or exercise of Midstates RSUs and Midstates PSUs outstanding as of the date hereof or granted after the date hereof accordance with the their terms or in the ordinary course of business consistent with past practice;

  •
  (i) split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or (ii) repurchase, redeem or otherwise acquire equity interests or rights, except as required by the terms of Midstates' equity plans and any related award agreements or to satisfy any tax withholding obligations of the holder thereof or as required by the terms of its securities outstanding on the date of the merger agreement (or granted following such date in accordance with the merger agreement) by any Midstates benefit plan;

  •
  (i) sell, lease, transfer, farmout, exchange, dispose of, license, convey or discontinue all or any portion of Midstates' or any of its subsidiary's oil and gas properties or other assets, business or properties other than (A) in the ordinary course of business (including sales, transfers and dispositions of inventory, commodities and produced hydrocarbons, crude oil and refined products), (B) any individual sales, leases, dispositions or discontinuances for consideration not in excess of $500,000, or (C) any distributions expressly permitted by the merger agreement; (ii) acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity other than (A) in the ordinary course of business or (B) acquisitions resulting from a working interest holder's non-participation election in a well or wells; (iii) merge, consolidate or enter into any other business combination transaction with any person; or (iv) convert from a limited liability company or corporation, as the case may be, to any other business entity;

  •
  make or declare dividends or distributions to the holders of Midstates common stock or any subsidiary of Midstates (other than any dividend or distribution from a wholly owned subsidiary of Midstates to Midstates or to any other wholly owned subsidiary of Midstates);

  •
  amend Midstates' or any of its subsidiary's organizational documents;

  •
  enter into any material contract, agreement or arrangement, except as would not prevent or materially delay the consummation of the merger or the other transactions contemplated by the merger agreement;

  •
  modify, amend, terminate or assign, or waive or assign any rights under any material agreement, in a manner that would reasonably be expected, individually or in the aggregate, to have a material adverse effect, or that would reasonably be expected to prevent or materially delay the consummation of the merger or the other transactions contemplated by the merger agreement;

  •
  waive, release, assign, settle or compromise any material proceeding or settle or compromise any proceeding if such settlement or compromise (i) involves a material conduct remedy or material injunctive or similar relief, (ii) involves an admission of criminal wrongdoing by Midstates or any subsidiary of Midstates or (iii) has in any material respect a restrictive impact on the business of Midstates or any subsidiary of Midstates;

  •
  implement or adopt any change in its GAAP accounting principles, practices or methods, other than as may be required by GAAP;

  •
  fail to use commercially reasonable efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it at present except to the extent that any such failure would not reasonably be expected, individually or in the aggregate, to have a material adverse effect;

  •
  (i) make, change or rescind any material elections relating to taxes, (ii) settle or compromise any material proceeding, audit or controversy relating to taxes, (iii) amend any tax return in any material respect, (iv) change in any material respect any of its methods of reporting income or deductions for U.S. federal income tax purposes, (v) agree to any extension or waiver of the statute of limitations with respect to taxes, (vi) surrender any right to claim a material tax refund, (vii) enter into any written agreement with any governmental entity with respect to taxes or (viii) enter into any tax sharing, allocation or indemnification agreement or arrangement (other than such agreements or arrangements (A) exclusively between Midstates and any subsidiary of Midstates or (B) the primary subject matter of which is not tax);

  •
  except as required by applicable law or as required pursuant to the terms of any Midstates benefit plan, (i) establish, adopt, enter into, terminate or amend, or take any action to accelerate the vesting or payment of any compensation, or benefits under, any Midstates benefit plan, (ii) grant to any director or officer any increase in compensation, bonus or fringe or other benefits, (iii) grant to any current or former director, officer, employee, individual independent contractor or consultant of Midstates or any subsidiary of Midstates any increase in change in control, retention, severance or termination pay, (iv) enter into any employment, consulting, change in control, retention or severance agreement with any current or former director, officer, employee, contractor or consultant of Amplify or any subsidiary of Amplify or (v) enter into a collective bargaining agreement or other contract with any labor union, works council, or other labor organization or recognize any labor union, works council, or other labor organization as the representative of any employees of Midstates or any subsidiary of Midstates; provided, however, that the foregoing clauses (ii), (iii) and (iv) will not restrict Midstates or any subsidiary of Midstates from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, compensation and benefits plans, programs, policies, agreements and arrangements (including equity or incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

  •
  (i) incur, assume, guarantee or otherwise become liable for any indebtedness (directly, contingently or otherwise), other than (A) borrowings under existing revolving credit facilities in the ordinary course of business consistent with past practices not to exceed $1,000,000 or (B) in the ordinary course of business, (ii) redeem, repurchase, cancel or otherwise acquire any indebtedness (directly, contingently or otherwise), (iii) other than with respect to the existing revolving credit facilities, create any material lien that is not permitted by the merger agreement on its property or the property of any subsidiary of Midstates in connection with any pre-existing indebtedness, new indebtedness or lease, or (iv) make or commit to make any capital expenditures other than such capital expenditures that do not exceed 115% of Midstates' 2019 capital budget;

  •
  implement or otherwise enter into any derivative security with respect to hydrocarbon production or marketing or enter into any derivative transaction applicable to Midstates other than in the ordinary course of business;

  •
  enter into any transaction or contracts that would be required to be disclosed by Midstates under Item 404 of Regulation S-K of the SEC;

  •
  authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation; or

  •
  agree or commit to do any of the foregoing prohibited actions.

        The above obligations of Midstates do not limit or restrict the ability of Midstates or any subsidiary of Midstates to take otherwise prohibited actions in response to emergency situations to the extent required in order to ensure the protection of individuals or assets or compliance with any law, including with respect to any release or threatened release of hazardous materials; provided that Midstates promptly notifies Amplify of the action.

Consummation of the Merger

        Each of Midstates and Amplify has agreed to cooperate and use (and to cause their respective subsidiaries to use) its commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to cause the conditions to the closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the merger, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtain promptly all consents, clearances, expirations or terminations of waiting periods, registrations, authorizations and other confirmations from any governmental entity or third party necessary, proper or advisable to consummate the merger.

        Midstates and Amplify will use commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing to or submission with a governmental entity in connection with the transactions contemplated by the merger agreement and with any proceeding relating to the merger, (ii) promptly inform the other party (and supply to the other party) any material communication received from or given by such party to any third party or governmental entity or received or given in connection with any proceeding by a private person, in each case regarding the merger, (iii) permit the other party to review in advance, and incorporate the other party's reasonable comments, in any communication given by such party to any governmental entity with respect to obtaining any consents under any law in connection with the transactions contemplated by the merger agreement and (iv) to the extent practicable, consult with the other party in advance of any substantive meeting, written communications or telephone conference with any governmental entity, or in connection with any proceeding by a private person, and, to the extent not prohibited, give the other party the opportunity to attend and participate in such meetings and teleconferences.

        Midstates and Amplify will use commercially reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege in a manner so as to preserve any applicable privilege.

Midstates Annual Meeting and Amplify Special Meeting

        Subject to their rights and obligations in certain circumstances to postpone or adjourn the Midstates annual meeting or the Amplify special meeting, as applicable, each party has agreed to hold a meeting of its stockholders as promptly as reasonably practicable (and no later than 45 days after the clearance of this joint proxy statement/prospectus of the parties by the SEC) for the purpose of obtaining its stockholders' approval of the stock issuance proposal or the merger agreement proposal, as applicable. Under the merger agreement, both parties have agreed to submit these proposals to a stockholder vote even if such party's board has made an adverse recommendation change (as described above under the section entitled "—Change in Board Recommendation"), except that either party may terminate the merger agreement (and thus avoid holding a meeting of its stockholders) to enter into a definitive agreement with respect to an alternative proposal (as described above under the section entitled "—No Solicitation of Alternative Proposals").

Indemnification and Insurance

        For a period of six years from the effective time, Midstates and the surviving corporation will jointly and severally indemnify and hold harmless (i) each past and present director and officer of Amplify and any of its subsidiaries and (ii) each person who was an officer, director or employee of Midstates prior to the effective time but whose service to Midstates was terminated or severed as part of the transactions contemplated by the merger agreement, in each case, with respect to all acts or omissions by them in their capacities as such or taken at the request of any of Amplify, Midstates or their subsidiaries at any time prior to the effective time to the fullest extent that Amplify, Midstates or the subsidiary for which they were acting in such capacity would have been permitted to indemnify and hold harmless such individuals by applicable law. Midstates and Merger Sub agree that all rights to exculpation or indemnification for acts or omissions occurring or alleged to have occurred at or prior to the effective time existing as of the date of the execution of the merger agreement in favor of the indemnified parties in subclause (i) of this first paragraph as provided in Amplify's or its subsidiaries' certificate of incorporation or bylaws (or comparable organizational documents) in existence on the date of the execution of the merger agreement and provided to Midstates prior to the date thereof will survive the merger and will continue in full force and effect in accordance with their respective terms in the applicable certificate of incorporation or bylaws (or comparable organizational documents).

        Additionally, for six years after the effective time, Midstates will cause to be maintained in effect the provisions in (i) Amplify's governing documents and (ii) any indemnification agreement of Amplify or an Amplify subsidiary with any indemnified party under the merger agreement and provided to Midstates, and no such provision will be amended, modified or repealed in any manner that would adversely affect the rights or protections of any such indemnified party in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time.

        The merger agreement also provides that Midstates and Amplify may each, on or prior to the effective time, obtain and purchase up to six years of tail coverage for their respective current directors' and officers' liability and fiduciary liability insurance policies providing coverage for post-effective time claims asserting actual or alleged acts or omissions occurring at or prior to the effective time.

No Solicitation of Alternative Proposals

        Each of Midstates and Amplify has agreed that it will, and will cause its respective subsidiaries and will use commercially reasonable efforts to cause its and their respective representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiations with any person conducted prior to the execution of the merger agreement with respect to any alternative proposal. In addition, the parties have agreed that they will not, and will cause their respective subsidiaries and will use commercially reasonable efforts to cause their respective representatives not to, directly or indirectly, (i) initiate, solicit, propose or knowingly encourage or knowingly facilitate (including by furnishing or providing information or taking any other action) any inquiries, proposals, offers, requests for information, expressions of interest, or the making, submission or announcement of any inquiry, proposal, offer, request for information or expression of interest from any person which constitutes an alternative proposal or would reasonably be expected to result in an alternative proposal, (ii) enter into, participate or engage in any discussions or negotiations with respect to an alternative proposal or any inquiry or indication of interest that would reasonably be expected to lead to an alternative proposal, (iii) furnish any information regarding such company, or access to its properties, assets or employees, to any person in connection with or in response to an alternative proposal, (iv) enter into any letter of intent or agreement in principle, or other agreement or arrangement providing for an alternative proposal (other than certain confidentiality agreements), (v) waive or release any person from, forbear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other contract, subject to certain fiduciary exceptions, (vi) take any action to make any "moratorium," "control share acquisition," "fair price," "supermajority," "affiliate transactions" or "business combination statute or regulation" or other similar takeover laws, inapplicable to any person or any alternative proposal, or (vii) resolve, agree or publicly propose to take any of the foregoing actions.

        Each party has agreed to advise the other party, in writing, within 24 hours of its receipt, or its affiliates' or representatives' receipt, of any alternative proposal or any inquiries, proposals, offers, requests for non-public information or data or expressions of interest in connection therewith, and to provide the other party (within such 24 hour time frame) either (i) an unredacted copy of any such alternative proposal made in writing, or if such alternative proposal is not made in writing, a reasonably detailed written description of the material terms thereof or (ii) a written summary of the material terms of any such inquiry, proposal, offer, request or expression of interest, including the identity of the third party making such inquiry, proposal, offer, request or expression of interest and, as applicable, the nature of the information requested. A party that has received an alternative proposal must also keep the other party reasonably informed regarding its status and material terms, and any material changes to the status of any such discussions or negotiations or the nature of any information requested, and must promptly (and in no event later than 24 hours after transmittal or receipt) provide the other party with copies of any correspondence and other written material and, with respect to material oral communications, a written summary thereof.

        An "alternative proposal" means, with respect to the applicable party, any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions involving: (i) any direct or indirect acquisition (by asset purchase, stock purchase, merger or otherwise) of any business or assets of the applicable party or any of its subsidiaries that generated 15% or more of such party's and its subsidiaries' net revenue or earnings before interest, taxes, depreciation and amortization for the preceding 12 months, or any license, lease or long-term supply agreement having a similar economic effect, (ii) any direct or indirect acquisition of beneficial ownership of 15% or more of the outstanding shares of such party's common stock or any tender or exchange offer, that, if consummated, would result in any person or group owning 15% or more of the outstanding shares of that party's common stock or (iii) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving that party which is structured to permit any person or group to acquire beneficial ownership of at least 15% of the party's and its subsidiaries' assets or equity interests.

        Nevertheless, the parties are permitted, prior to obtaining the applicable stockholder approval contemplated by the merger agreement, including the approval of the stock issuance proposal by the Midstates stockholders and of the merger agreement proposal by the Amplify stockholders, to engage in the activities described in clauses (ii) and (iii) in the first paragraph of this section solely with and to any person who has made a written, bona fide alternative proposal that did not result from a breach of the applicable party's non-solicitation obligations; provided, that (i) no non-public information may be furnished until the party receives an executed confidentiality agreement containing limitations on the use and disclosure of non-public information no less favorable to that party in the aggregate than the terms of the confidentiality agreement between Midstates and Amplify and permitting any information provided thereunder to be provided to either Midstates or Amplify, as applicable, (ii) such party also provides the other party, prior to or substantially concurrently with the time such non-public information is provided to a third party, any non-public information furnished to such third party that was not previously furnished to the other party, and (iii) prior to taking any such actions, the party's board of directors or any committee thereof determines in good faith, after consultation with its financial advisors and legal counsel, that such alternative proposal is, or would reasonably be expected to lead to, a superior proposal, and, after consultation with its legal counsel, that the failure to engage in such activities would be a breach of the board's fiduciary duties under applicable law.

        A "superior proposal" means, with respect to a party, a bona fide written proposal by any person or group (other than the other party or any of its affiliates) to acquire, directly or indirectly, (i) businesses or assets of that party or any of its subsidiaries that generated 50% or more of the party's and its subsidiaries' net revenue or earnings before interest, taxes, depreciation and amortization for the preceding 12 months, respectively, or (ii) more than 50% of the outstanding shares of that party's common stock, in each case whether by way of merger, amalgamation, share exchange, tender offer, exchange offer, recapitalization, consolidation, sale of assets or otherwise, that in the good faith business judgment of the party's board of directors or any committee thereof, after consultation with its advisors and, would, if consummated in accordance with its terms, result in a transaction more favorable, in the opinion of the party's board of directors or any committee thereof in the exercise of its good faith business judgment, from a financial point of view to the party's stockholders than the transactions contemplated by the merger agreement (taking into account the time likely to be required to consummate such proposal and any adjustments or revisions to the terms and conditions of the merger and/or the merger agreement offered by the other party in response to such proposal or otherwise).

Change in Board Recommendation

        Midstates and Amplify have each agreed that they will, among other things, not (i) fail to include their respective board recommendations in this joint proxy statement/prospectus, (ii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the other party, their respective board recommendations, (iii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any alternative proposal, (iv) following any public disclosure of an alternative proposal relating to such party, fail to publically reaffirm its board recommendation within five (5) business days after the other party so requests, (v) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any alternative proposal relating to such party subject to Regulation 14D under the Exchange Act within five business days after the commencement of such alternative proposal, or (vi) approve or authorize, or cause or permit the entry into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or any other similar arrangement providing for any alternative proposal relating to such party (other than certain confidentiality agreements). The taking of any action described in this paragraph is referred to as a "change of recommendation."

        Nevertheless, prior to adoption by Amplify stockholders of the merger agreement (in the case of Amplify) or approval by Midstates stockholders of the stock issuance proposal (in the case of Midstates), in response to an alternative proposal that did not result from a breach of a party's non-solicitation obligations, if a party's board of directors (or any committee thereof) so chooses, that party may effect a change of recommendation if prior to taking such action (i) the applicable party's board of directors (or any committee thereof) determines in good faith after consultation with its financial advisors and legal counsel that the alternative proposal is a superior proposal (taking into account any adjustment to the terms and conditions of the merger agreement proposed by the other party in response to such alternative proposal), (ii) the party's board of directors or any committee thereof has determined in good faith (after consultation with its outside legal counsel) that failure to do so would be a breach of its fiduciary duties under applicable law, (iii) the party has given written notice to the other party that it has received such proposal, specifying the material terms and conditions thereof, and, that the party intends to take such action and (iv) either (1) the other party shall have proposed revisions to the terms and conditions of the merger agreement prior to the earlier to occur of the applicable special meeting and the fifth business day after the date on which notice is given to such other party or (2) if such other party within the foregoing period shall have proposed revisions to the terms and conditions of the merger agreement, at the end of such negotiation period, such party's board of directors (or any committee thereof) has determined in good faith, after consultation with its financial advisors and legal counsel that such alternative proposal remains a superior proposal with respect to the other party's revised proposal and that the failure to take such action would be a breach of the fiduciary duties of such party's board of directors under applicable law. If there is any material modification to the financial terms of a superior proposal, a new notice must be given and a new negotiation period must elapse; except that the negotiation period will be 48 hours after notification of such change to the other party. During the foregoing periods, the parties must make their respective representatives available to negotiate in good faith to amend the terms of the merger agreement such that the alternative proposal would no longer constitute a superior proposal.

        In addition, prior to approval by Midstates stockholders of the stock issuance proposal (in the case of Midstates), or adoption by Amplify stockholders of the merger agreement (in the case of Amplify), in response to an intervening event that occurs or arises after the date of the merger agreement, if a party's board of directors (or any committee thereof) so chooses, that party may effect a change of recommendation if prior to taking such action (i) the applicable party's board of directors (or any committee thereof) determines in good faith after consultation with its legal counsel that the failure to take such action would be a breach of its fiduciary duties under applicable law, (ii) the party has given written notice to the other party that it has determined that an intervening event has occurred or arisen and that it intends to effect a change of recommendation, (iii) either (1) the other party shall not have proposed revisions to the terms and conditions of the merger agreement prior to the earlier to occur of the applicable special meeting or the fifth business day after the date on which such notice is given to the other party or (2) within the foregoing period, the other party shall have proposed revisions to the terms and conditions of the merger agreement and at the end of such negotiation period, such party's board of directors (or any committee thereof) has determined in good faith, after consultation with its financial advisors and legal counsel that such proposed changes to the terms and conditions of the merger agreement do not obviate the need for the party's board of directors to effect a change in recommendation and that the failure to take make a change of recommendation would be a breach of the fiduciary duties of such party's board of directors under applicable law. During the foregoing periods, the parties must make their respective representatives available to negotiate in good faith to amend the terms of the merger agreement in a manner that would obviate the need to effect a change in recommendation.

        An "intervening event" means, with respect to a party, any material event, fact, circumstance, development or occurrence that is not known by such party's board of directors as of the date of the merger agreement (or if known, the magnitude or material consequences of which were not known by such party's board of directors), which event, fact, circumstance, development or occurrence becomes known (or the magnitude or material consequences thereof become known) to or by such party's board of directors prior to obtaining the applicable approval of such party's stockholders. However, in no event shall the following be an intervening event: (i) any event, fact, circumstance, development or occurrence resulting from any action taken or omitted by the relevant party or its subsidiaries that is required to be taken or omitted by such party or subsidiary pursuant to the merger agreement (other than applicable covenants regarding the conduct of the business of such company, as discussed further above in "—Conduct of the Business"), (ii) the receipt, existence or terms of an alternative proposal or any inquiry, proposal, offer, request for information or expression of interest that may reasonably be expected to lead to, or result in, an alternative proposal, (iii) any event, fact, circumstance, development or occurrence relating to the other party or its subsidiaries that does not amount to a material adverse effect, (iv) changes in the market price or trading volume of either party's common stock or any other securities of either party or their respective subsidiaries, or any changes in the credit ratings thereof or the fact that either party meets or exceeds (or that the other party fails to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period, (v) changes after the date of the merger agreement in general economic or business conditions (including, without limitation, the price of oil, natural gas or other commodities) in the U.S. or elsewhere in the world or (vi) changes after the date of the merger agreement in the credit, debt, financial or capital markets or in interest or exchange rates, in each case, in the U.S. or elsewhere in the world.

Other Covenants and Agreements

        The merger agreement contains certain other covenants and agreements, including, among other things, covenants relating to:

  •
  access by each party to certain information about the other party;

  •
  cooperation in connection with public announcements or other public disclosures regarding the merger agreement or the transactions contemplated thereby;

  •
  indemnification and directors' and officers' insurance;

  •
  certain employee matters;

  •
  the defense or settlement of any stockholder litigation relating to the merger or the other transactions contemplated by the merger agreement; and

  •
  the assumption by Midstates of the obligations of Amplify under a registration rights agreement by and between Amplify and certain holders of Amplify common stock party thereto.

Conditions to Closing

        The obligations of Midstates and Amplify to consummate the merger are conditioned upon the satisfaction (or waiver by both Midstates and Amplify) of the following mutual conditions:

  •
  the approval of the stock issuance proposal by Midstates stockholders and the approval of the adoption of the merger agreement proposal by Amplify stockholders;

  •
  the effectiveness of the registration statement on Form S-4 filed by Midstates in connection with the stock issuance, of which this joint proxy statement/prospectus forms a part, having been declared effective by the SEC and not being the subject of any stop order or proceeding seeking a stop order;

  •
  the absence of any law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement restraining, enjoining, prohibiting or rendering illegal the consummation of the transactions contemplated by the merger agreement and the absence of any pending proceeding seeking such a law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement;

  •
  the receipt of all consents necessary, proper or advisable to consummate the merger and the expiry or termination of all applicable waiting periods under the HSR Act; and

  •
  the approval for listing on the NYSE, subject to official notice of issuance, of the shares of Midstates common stock to be issued in the merger.

        The obligation of Amplify to effect the merger is also subject to the satisfaction or waiver by Amplify of additional customary conditions, including:

  •
  the accuracy of the representations and warranties of Midstates and Merger Sub set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of the date of the merger agreement and as of the closing date of the merger (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties will be true and correct as of such specific date only);

  •
  performance of, or compliance with, in all material respects, all agreements and covenants required to be performed or complied with under the merger agreement by Midstates and Merger Sub at or prior to the effective time;

  •
  the receipt by Amplify of an officer's certificate from Midstates confirming the foregoing conditions have been satisfied;

  •
  the receipt by Amplify of payoff letters from each holder of Midstates and its subsidiaries' indebtedness; and

  •
  the receipt by Amplify of a tax opinion from counsel to the effect that, on the basis of facts, assumptions, representations and exclusions set forth or described in such opinion, the merger and the second merger, taken together, will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

        The obligations of Midstates and Merger Sub to effect the merger are also subject to the satisfaction or waiver by Midstates and Merger Sub of additional customary conditions, including:

  •
  the accuracy of the representations and warranties of Amplify set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of the date of the merger agreement and as of the closing date of the merger (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties will be true and correct as of such specific date only);

  •
  performance of, or compliance with, in all material respects, all agreements and covenants required to be performed or complied with under the merger agreement by Amplify at or prior to the effective time;

  •
  the receipt by Midstates of an officer's certificate from Amplify confirming the foregoing conditions have been satisfied; and

  •
  the receipt by Midstates of a tax opinion from counsel to the effect that, on the basis of facts, assumptions, representations and exclusions set forth or described in such opinion, the merger and the second merger, taken together, will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

        Neither Midstates nor Amplify can be certain when, or whether, the conditions to the merger will be satisfied or waived or whether the merger will ultimately be consummated. See "Risk Factors."

Termination

        Prior to the closing of the merger, Amplify and Midstates may terminate the merger agreement at any time by mutual written consent.

        In addition, prior to the closing of the merger, either Midstates or Amplify may terminate the merger agreement if:

  •
  there is in effect a final nonappealable order of a governmental entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement or if there is adopted any law that permanently makes consummation of the transactions contemplated thereby illegal or otherwise prohibited (provided that this right to terminate the merger agreement is not available to either party if such order or law was primarily due to the material breach by such party of the merger agreement);

  •
  if after final adjournment of the Amplify special meeting, the approval by the Amplify stockholders of the merger agreement proposal has not been obtained or if after the final adjournment of the Midstates annual meeting, the approval by the Midstates stockholders of the stock issuance proposal has not been obtained;

  •
  there has been a breach or failure to perform by the other party of any of its representations, warranties, covenants or agreements contained in the merger agreement or any of its representations or warranties becomes untrue, which breach, failure to perform or untruth if it was continuing as of the closing date of the merger would result in the failure of the closing conditions being satisfied and such breach, failure to perform or untruth is incapable of being cured (or becoming true) or, if capable of being cured (or becoming true), is not cured (or does not become true) by the earlier of (i) the outside date or (ii) within 30 days following receipt by such breaching party of notice of such breach, failure or untruth from the other party (provided the party seeking to terminate the merger agreement pursuant to this provision is not then in terminable breach);

  •
  the merger is not consummated by the outside date (provided that this right to terminate the merger agreement will not be available to any party whose failure to comply in all material respects with the covenants or agreements under the merger agreement has been the cause of or resulted in the failure of the merger to occur on or before the outside date); or

  •
  the other party (i) makes a change of recommendation prior to approval of the stock issuance by Midstates stockholders or the adoption of the merger agreement by Amplify stockholders, as applicable, or (ii) is in material violation of its non-solicitation obligations.

Fees and Expense Reimbursement Relating to the Termination of the Merger Agreement

        Amplify or Midstates, as applicable, will be obligated to pay the other party a termination fee of $4,500,000 in the following circumstances:

  •
  if such party effects an adverse recommendation change or such party commits a material breach of its non-solicitation obligations and the other party terminates the merger agreement; or

  •
  an alternative proposal is publicly submitted, publicly proposed, publicly disclosed or otherwise communicated to the Amplify board or the Midstates board, as applicable, and not withdrawn at the time of the Amplify special meeting or the Midstates annual meeting, as applicable, (ii) the merger agreement is terminated because such party's stockholders fail to adopt the merger agreement or approve the stock issuance, as applicable, or because of the occurrence of the outside date or the other party terminates due to the applicable party's terminable breach and (iii) within twelve months of the termination of the merger agreement, such party enters into a definitive agreement with a third party with respect to or consummates a transaction that is an alternative proposal relating to 50% or more of the party's assets or stock with a third party.

        In addition, unless otherwise entitled to the $4,500,000 termination fee, Midstates or Amplify will be obligated to pay the other party an expense reimbursement fee for reasonable and documented out-of-pocket fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby if (i) such party's stockholders fail to adopt the merger agreement or approve the stock issuance proposal, as applicable, or (ii) such party commits a terminable breach (other than with respect to a breach of the change of recommendation and non-solicitation obligations, in which case the entire $4,500,000 termination fee will be due and payable).

        In no event will either party be entitled to receive more than one termination fee and one expense reimbursement fee. If a party receives a termination fee, then such party will not be entitled to also receive an expense reimbursement fee, and any payment of the expense reimbursement fee will be fully creditable against any subsequent payment of the termination fee.

Amendment or Supplement

        At any time prior to the effective time, the merger agreement may be amended or supplemented in any and all respects by written agreement of the parties to the merger agreement, by action taken or authorized by their respective boards of directors; provided, however, that there will be no amendment or change to the provisions of the merger agreement that by law would require approval by the Amplify stockholders unless such approval is obtained.

Specific Performance

        The parties to the merger agreement are entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement.

Governing Law

        The merger agreement is governed by the laws of the State of Delaware.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

        On May 5, 2019, Amplify, Midstates and Merger Sub entered into the merger agreement, pursuant to which Merger Sub, a direct, wholly owned subsidiary of Midstates formed for the purpose of effecting the merger, will merge with and into Amplify, whereby Amplify will be the surviving company in the merger as a direct, wholly owned subsidiary of Midstates. At the effective time, each share of Amplify common stock issued and outstanding immediately prior to the effective time (other than excluded shares) will be cancelled and converted into the right to receive 0.933 shares of Midstates common stock.

        The following unaudited pro forma condensed consolidated and combined financial information is based on the historical consolidated financial statements of Amplify and Midstates, adjusted to reflect the merger of Amplify and Midstates, which is accounted for as an acquisition of Midstates by Amplify, transactions related to the merger as described below and reclassification adjustments described below.

        The unaudited pro forma condensed consolidated and combined balance sheet gives effect to these transactions and related adjustments as if they had occurred on March 31, 2019. The unaudited pro forma condensed consolidated and combined statements of operations combine the results of operations of Amplify and Midstates for the year ended December 31, 2018 and the three months ended March 31, 2019 and give effect to these transactions and related adjustments as if they had occurred on January 1, 2018.

        The pro forma financial statements have been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles with Midstates being the legal acquirer and Amplify as the accounting acquirer. From an accounting perspective, reverse acquisition principles apply, and therefore, the financial statements of the combined entity represent a continuation of the financial statements of Amplify. As such, the historical cost bases of assets and liabilities of Amplify are maintained in the financial statements of the merged company and the assets and liabilities of Midstates are accounted for at fair value under the acquisition method of accounting. The unaudited pro forma condensed consolidated and combined balance sheet reflects the allocation of (1) the fair value of the consideration transferred and (2) the fair value of the underlying assets acquired and liabilities assumed of Midstates based upon their estimated fair values.

        In addition to the merger, the unaudited pro forma financial statements give effect to the following related adjustments:

  •
  adjustments to conform the classification of certain assets and liabilities in Midstates' historical balance sheets to Amplify's classification of similar assets and liabilities; and

  •
  adjustments to conform the classification of revenues and expenses in Midstates historical statements of operations to Amplify's classification of similar revenues and expenses.

        The historical financial statements of Amplify and Midstates have been adjusted to give pro forma effect to events that are (i) directly attributable to the merger and related transactions, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed consolidated and combined statement of operations, expected to have a continuing impact on the combined company's results. Accordingly, the unaudited pro forma condensed consolidated and combined statements of operations exclude the impact of nonrecurring expenses Amplify and Midstates expect to incur as a result of the acquisition and related financings, which are primarily non-capitalizable banking and legal fees.

        The unaudited pro forma condensed consolidated and combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed consolidated and combined financial statements, Amplify's and Midstates' historical audited financial statements as of and for the year ended December 31, 2018 and Amplify's and Midstates historical unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2019, each of which is incorporated by reference into this joint proxy statement/ prospectus. They also should be read in conjunction with the risk factors described in the section entitled "Risk Factors" beginning on page 15.

        The unaudited pro forma condensed consolidated and combined financial information is for informational purposes only and is not intended to represent or to be indicative of the combined results of operations or financial position that the pro forma condensed consolidated and combined company would have reported had the merger and related transactions been completed as of the dates set forth in this unaudited pro forma condensed consolidated and combined financial information and should not be taken as indicative of the combined company's results of operations or financial position. A final determination of the fair value of Midstates' assets and liabilities will be based on the actual assets and liabilities of Midstates that exist as of the closing date of the merger and, therefore, cannot be made prior to the completion of the merger. In addition, the value of the consideration to be paid by Midstates upon the consummation of the merger will be determined based on the closing price of Midstates common stock on the closing date of the merger. Amplify estimated the fair value of Midstates' assets and liabilities based on discussions with Midstates' management, preliminary valuation studies, due diligence and information presented in Midstates' SEC filings. Until the merger is completed, both companies are limited in their ability to share certain information. Any increases or decreases in the fair value of assets acquired and liabilities assumed upon completion of the final valuations will result in adjustments to the unaudited pro forma balance sheet and/or statements of operations. The final purchase price allocation may be materially different than that reflected in the pro forma purchase price allocation presented herein. The actual results may differ significantly from those reflected in the unaudited pro forma condensed consolidated and combined financial information for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the unaudited pro forma condensed consolidated and combined financial information and actual results.

        The unaudited pro forma condensed consolidated and combined financial statements, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, do not reflect the benefits of expected cost savings (or associated costs to achieve such savings), opportunities to earn additional revenue or other factors that may result as a consequence of the merger and, accordingly, do not attempt to predict or suggest future results. Specifically, the unaudited pro forma condensed consolidated and combined statements of operations exclude projected synergies expected to be achieved as a result of the merger, which are described in the sections entitled "Opinion of Midstates' Financial Advisor" and "Opinion of Amplify's Financial Advisor" beginning on pages 120 and 137, respectively, nor do they include any associated costs that may be required to be incurred to achieve the identified synergies. The unaudited pro forma condensed consolidated and combined statements of operations also exclude the effects of transaction costs associated with the merger, costs associated with any restructuring, integration activities or asset dispositions resulting from the merger and to the extent they occur, are expected to be non-recurring and will not have been incurred at the closing date of the merger. However, such costs could affect the combined company following the merger in the period the costs are incurred or recorded. Further, the unaudited pro forma condensed consolidated and combined financial statements do not reflect the effect of any regulatory actions that may impact the results of the combined company following the merger.

 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND COMBINED BALANCE SHEET
MARCH 31, 2019
(In thousands)

	Amplify Historical	Midstates Historical	Reclassification Adjustments		Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$24,876	$717	$—		$—		$25,593
Restricted cash	325	—	—		—		325
Accounts receivable:
Accounts receivable, net	25,086	—	20,149	(a)	—		45,235
Oil and gas sales	—	17,519	(17,519)	(a)	—		—
Joint interest billing	—	2,253	(2,253)	(a)	—		—
Other	—	377	(377)	(a)	—		—
Short-term derivative instruments	276	309	—		—		585
Prepaid expenses and other current assets	9,738	2,534	—		—		12,272

Total current assets	60,301	23,709	—		—		84,010
Property and equipment, at cost:
Oil and natural gas properties, successful efforts method	609,414	—	819,882	(b)	(626,462)	(f)	802,834
Support equipment and facilities	110,725	—	—		—		110,725
Other property and equipment	6,687	—	6,340	(c)	—		13,027
Less: Accumulated depreciation, depletion and impairment	(96,701)	—	(287,544)	(d)	287,544	(g)	(96,701)

Total property and equipment, net	630,125	—	538,678		(338,918)		829,885

Oil and gas properties, on the basis of full-cost accounting:
Proved properties	—	818,013	(818,013)	(b)	—		—
Unproved properties not being amortized	—	1,869	(1,869)	(b)	—		—
Other property and equipment	—	6,340	(6,340)	(c)	—		—
Less: Accumulated depreciation, depletion and impairment	—	(287,544)	287,544	(d)	—		—

Property and equipment, net	—	538,678	(538,678)		—		—

Long-term derivative instruments	288	—	—		—		288
Operating lease—long term right-of-use asset	5,011	4,648	—		—		9,659
Restricted investments	94,536	—	—		—		94,536
Other long-term assets	5,922	5,762	—		—		11,684

Total assets	$796,183	$572,797	$—		$(338,918)		$1,030,062

 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND COMBINED BALANCE SHEET
MARCH 31, 2019
(In thousands)

	Amplify Historical	Midstates Historical	Reclassification Adjustments		Pro Forma Adjustments		Pro Forma Combined
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$4,580	$3,536	$—		$—		$8,116
Revenues payable	24,136	—	—		—		24,136
Accrued liabilities	21,199	21,973	1,236	(e)	14,000	(h)	58,653
					245	(i)
Lease liabilities	—	1,236	(1,236)	(e)	—		—
Short-term derivative instruments	9,108	908	—		—		10,016

Total current liabilities	59,023	27,653	—		14,245		100,921
Long-term debt	270,000	59,059	—		—		329,059
Long-term derivative instruments	1,429	251	—		—		1,680
Asset retirement obligations	77,082	8,244	—		686	(j)	86,012
Operating lease liability	3,090	4,041	—		—		7,131
Other long-term liabilities	62	—	—		—		62

Total liabilities	410,686	99,248	—		14,931		524,865
Commitments and contingencies
Stockholders' equity:
Preferred stock	—	—	—		—		—
Warrants	4,788	37,329	—		(36,851)	(k)	5,266
Common stock	3	206	—		203	(l)	412
Treasury stock	—	(2,717)	—		—		(2,717)
Additional paid-in capital	356,288	481,901	—		5,217	(i)	497,280
					(346,126)	(m)
Accumulated earnings (deficit)	24,418	(43,170)	—		43,170	(n)	4,956
					(5,462)	(i)
					(14,000)	(h)

Total stockholders' equity	385,497	473,549	—		(353,849)		505,197

Total liabilities and equity	$796,183	$572,797	$—		$(338,918)		$1,030,062

 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2019
(In thousands, except per unit amounts)

	Amplify Historical	Midstates Historical	Reclassification Adjustments		Pro Forma Adjustments		Pro Forma Combined
Revenues:
Oil and natural gas sales	$65,067	$—	$29,153	(o)	$—		$94,220
Oil sales	—	16,327	(16,327)	(o)	—		—
Natural gas liquid sales	—	6,216	(6,216)	(o)	—		—
Natural gas sales	—	6,610	(6,610)	(o)	—		—
Other revenues	88	688	—		—		776

Total revenue from contracts with customers	65,155	29,841	—		—		94,996
Losses on commodity derivative contracts—net	—	(7,732)	7,732	(p)	—		—

Total revenues	65,155	22,109	7,732		—		94,996
Costs and expenses:
Lease operating	28,910	8,990	—		—		37,900
Gathering, processing, and transportation	4,657	19	—		—		4,676
Exploration	15	—	—		310	(r)	325
Taxes other than income	4,409	1,933	—		—		6,342
Depreciation, depletion, and amortization	11,166	11,794	—		(11,794)	(s)	15,054
					3,888	(t)
Impairment of proved oil and natural gas properties	—	9,653	—		(9,653)	(u)	—
General and administrative	9,308	6,438	—		—		15,746
Accretion of asset retirement obligations	1,311	157	—		—		1,468
Loss on commodity derivative instruments	32,487	—	7,732	(p)	—		40,219
Other, net	143	—	—		—		143

Total costs and expenses	92,406	38,984	7,732		(17,249)		121,873

Operating income (loss)	(27,251)	(16,875)	—		17,249		(26,877)
Other income (expense):
Interest expense, net	(4,089)	(937)	5	(q)	—		(5,021)
Interest income		5	(5)	(q)

Total other income (expense)	(4,089)	(932)	—		—		(5,021)

Income (loss) before income taxes	(31,340)	(17,807)	—		17,249		(31,898)
Reorganization items, net	(187)	—	—		—		(187)
Income tax benefit (expense)	50	—	—		—		50

Net income (loss)	(31,477)	(17,807)	—		17,249		(32,035)

Earnings per unit/share:
Basic	$(1.42)	$(0.78)					$(0.73)

Diluted	$(1.42)	$(0.78)					$(0.73)

Weighted average common shares/units outstanding:
Basic	22,179	22,837					43,604

Diluted	22,179	22,837					43,604

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2018
(In thousands, except per unit amounts)

	Amplify Historical	Midstates Historical	Reclassification Adjustments		Pro Forma Adjustments		Pro Forma Combined
Revenues:
Oil and natural gas sales	$339,840	$—	$200,830	(v)	$—		$540,670
Oil sales	—	123,945	(123,945)	(v)	—		—
Natural gas liquid sales	—	44,747	(44,747)	(v)	—		—
Natural gas sales	—	32,138	(32,138)	(v)	—		—
Other revenues	304	4,252	—		—		4,556

Total revenue from contracts with customers	340,144	205,082	—		—		545,226
Gains on commodity derivative contracts—net	—	3,555	(3,555)	(w)	—		—

Total revenues	340,144	208,637	(3,555)		—		545,226
Costs and expenses:
Lease operating	114,405	54,229	—		—		168,634
Gathering, processing, and transportation	23,231	241	—		—		23,472
Exploration	3,045	—	—		2,066	(z)	5,111
Taxes other than income	20,364	11,680	—		—		32,044
Depreciation, depletion, and amortization	52,334	62,000	—		(62,000)	(aa)	71,499
					19,165	(aa)
Impairment of proved oil and natural gas properties	—	—	—		—		—
General and administrative	43,129	24,540	—		2,790	(bb)	70,459
Accretion of asset retirement obligations	5,711	846	—		—		6,557
Gain on commodity derivative instruments	(8,155)	—	(3,555)	(w)	—		(11,710)
Loss on sale of properties	3,614	—	—		—		3,614
Debt restructuring costs and advisory fees	—	850	(850)	(x)	—		—
Other, net	943	—	—		—		943

Total costs and expenses	258,621	154,386	(4,405)		(37,979)		370,623

Operating income	81,523	54,251	850		37,979		174,603
Other income (expense):
Interest expense, net	(21,923)	(4,500)	33	(y)	—		(26,390)
Interest income	—	33	(33)	(y)
Other income (expense)	190	—	—		—		190
Gain on extinguishment of debt	(3,034)	—	—		—		(3,034)

Total other income (expense)	(24,767)	(4,467)	—		—		(29,234)

Income before income taxes	56,756	49,784	850		37,979		145,369
Reorganization items, net	(2,147)	—	(850)	(x)	—		(2,997)
Income tax benefit (expense)	—	—	—		—		—

Net income	54,609	49,784	—		37,979		142,372

Earnings per unit/share:
Basic	$2.19	$1.91					$3.09

Diluted	$2.19	$1.91					$3.09

Weighted average common shares/units outstanding:
Basic	24,959	25,337					46,104

Diluted	24,959	25,337					46,104

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND COMBINED
FINANCIAL STATEMENTS

Note 1. Basis of Presentation

        On May 5, 2019, Amplify and Midstates entered into the merger agreement pursuant to which (i) Merger Sub will merge with and into Amplify, with Amplify surviving the merger as a wholly owned subsidiary of Midstates and (ii) immediately thereafter, as part of the same transaction, Amplify will merge with and into a wholly owned subsidiary of Midstates, with such subsidiary continuing as the surviving entity.

        In connection with the merger, and subject to the terms and conditions set forth in the merger agreement, each outstanding share of Amplify common stock (with certain exceptions described in the accompanying joint proxy statement/prospectus) will convert into the right to receive 0.933 shares of Midstates' common stock. Because the exchange ratio is fixed as set forth in the merger agreement, the market value of the shares of Midstates' common stock that Amplify stockholders will receive will fluctuate with the share price of Midstates' common stock and will not be known at the time Midstates 'stockholders vote on the stock issuance or at the time Amplify stockholders vote on the adoption of the merger agreement. Based on the closing price of Amplify's common stock on the OTC on May 31, 2019, the exchange ratio represented approximately $6.10 in value of consideration per share for each outstanding share of Amplify common stock.

        Borrowings under the new senior secured revolving credit facility will be used to fully or partially fund, potentially retire and replace Midstates' existing revolving credit facility, which had $59.1 million drawn and outstanding as of March 31, 2019, and pay fees and expenses related to the existing and new senior secured revolving credit facility. The unaudited pro forma condensed consolidated and combined financial information assumes that only a portion of the combined company's new senior secured revolving credit facility has been drawn upon to effect the transaction described herein.

        The unaudited pro forma condensed consolidated and combined financial information has been derived from the historical consolidated financial statements of Amplify and Midstates. Certain Midstates' historical amounts have been reclassified to conform to Amplify's financial statement presentation and accounting methods. The unaudited pro forma condensed consolidated and combined balance sheet as of March 31, 2019 gives effect to the merger and related transactions as if they had been completed on March 31, 2019. The unaudited pro forma condensed consolidated and combined statement of operations for the three months ended March 31, 2019 and for the year ended December 31, 2018 gives effect to the Merger as if the Merger had been completed on January 1, 2018.

        The unaudited pro forma condensed consolidated and combined financial statements reflect pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions that Amplify and Midstates believe are reasonable; however, actual results may differ from those reflected in these unaudited pro forma condensed consolidated and combined financial statements. In Amplify's and Midstates' opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The unaudited pro forma condensed consolidated and combined financial statements do not purport to represent what the combined company's financial position or results of operations would have been if the merger and related transactions had actually occurred on the dates indicated above, nor are they indicative of the combined company's future financial position or results of operations. The unaudited pro forma condensed consolidated and combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes thereto of each of Amplify and Midstates for the periods presented incorporated by reference into this joint proxy statement/prospectus.

Note 2. Unaudited Pro Forma Condensed Combined Balance Sheet

        The merger will be accounted for using the acquisition method of accounting for business combinations. The allocation of the preliminary estimated purchase price is based upon Amplify's and Midstates' estimates of, and assumptions related to, the fair value of assets to be acquired and liabilities to be assumed as of March 31, 2019 using currently available information. Due to the fact that the unaudited pro forma condensed consolidated and combined financial statements have been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on financial position and results of operations of the combined companies may be materially different from the pro forma amounts included herein. The combined company expects to finalize the purchase price allocation as soon as practicable.

        The preliminary purchase price allocation is subject to change due to several factors, including, but not limited to:

  •
  changes in the estimated fair value of Midstates' assets acquired and liabilities assumed as of the effective time of the merger, which could result from the finalization of valuation procedures and the related assumptions, including interest rates and other factors;

  •
  changes in the estimated fair value of the stock consideration transferred depending on its estimated fair value at the date of closing (i.e., last trading price);

  •
  the tax bases of Midstates' assets and liabilities as of the closing date of the merger; and

  •
  the factors described in and incorporated by reference into this joint proxy statement/prospectus, including those identified in the section entitled "Risk Factors" in Item 1A of Amplify's Quarterly Report on Form 10-Q for the period ended March 31, 2019.

        In a reverse acquisition, the legal acquirer (accounting acquiree) and not the accounting acquirer (legal acquiree) issues consideration in the transaction. As such, the fair value of the consideration transferred is determined based on the number of equity interests that Amplify as the accounting acquirer (legal acquiree) would have had to issue to the owners of Midstates, legal acquirer (accounting acquiree) in order to provide the same ratio of ownership of equity interests in the combined entity as a result of the reverse acquisition. This amount, the fair value of the consideration transferred, is equal to the fair value of the legal acquirer. Under acquisition method of accounting this is calculated as follows (in thousands):

Number of Midstates shares outstanding as of March 31, 2019	20,414
Share consideration ratio	0.933

Amplify shares to be issued	21,880
Closing price per share of Amplify common stock on May 31, 2019	$6.10

Fair value of Midstates common stock issued in merger	$133,467

        The consideration to be transferred, fair value of assets acquired and liabilities assumed was calculated as follows:

Preliminary Purchase Price Allocation
(In thousands)
Consideration:
Fair value of Midstates common stock issued in merger	$133,467
Fair value of Midstates warrants issued in merger	478

Total consideration	$133,945

Fair value of liabilities assumed:
Current liabilities	$27,653
Long-term debt	59,059
Commodity derivative contracts	251
Long-term asset retirement obligation	8,930
Other long-term liabilities	4,041

Amounts attributable to liabilities assumed	$99,934

Fair value of assets acquired:
Cash and cash equivalents	$717
Other current assets	22,992
Oil and natural gas properties	184,490
Other property and equipment	6,340
Long-term asset retirement cost	8,930
Other non-current assets	10,410

Amounts attributable to assets acquired	$233,879

Total identifiable net assets	$133,945

        The estimated consideration reflected in the pro forma financial statements should not be considered to represent the actual consideration when the proposed merger is consummated. In accordance with ASC 805, the fair value of consideration will be measured on the closing date of the proposed merger at the then-current market price. This requirement will result in total equity consideration upon consummation of the merger that is different than the amount assumed in these pro forma financial statements and that difference may be material. The following table presents the impact of a 10% increase or decrease in common stock price on the fair value of consideration:

(unaudited, in thousands)	Purchase Price
As presented in the pro forma combined results	$133,945
10% increase in common stock price	146,813
10% decrease in common stock price	120,120

        Changes in the fair value of consideration and changes in the valuation inputs used to value assets acquired will result in changes to the preliminary price allocation and such changes may be material.

Adjustments to the Unaudited Pro Forma Condensed Consolidated and Combined Balance Sheet as of March 31, 2019

        The following reclassifications were made as a result of the transaction to conform to Amplify's financial statement presentation:

          (a)   Represents a reclassification of $17.5 million between oil and gas sales and accounts receivable, net; a reclassification of $2.3 million between joint interest billing and accounts receivable, net; and $0.4 million between other and accounts receivable, net to conform Midstates' presentation to Amplify's presentation.

          (b)   Represents a reclassification of approximately $820.0 million from proved and unproved properties under the full cost method of accounting to oil and natural gas properties under the successful efforts method of accounting.

          (c)   Represents a reclassification of $6.3 million between other property and equipment, as comprised within Midstates' total property and equipment and other property equipment to conform Midstates' presentation to Amplify's presentation.

          (d)   Represents a reclassification of $287.5 million from accumulated depreciation, depletion and impairment under the full cost method of accounting to accumulated depreciation, depletion and impairment under the successful efforts method of accounting.

          (e)   Represents a reclassification of $1.2 million between lease liabilities to accrued liabilities to conform Midstates' presentation to Amplify's presentation.

        The following pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change:

          (f)    Reflects a $626.5 million reduction in gross historical book basis of oil and natural gas properties of Midstates to reflect the estimated fair value of the assets assumed as part of the merger. The estimated fair value of Midstates proved oil and gas properties and unproved properties was determined using a combination of the income and market approach. The income approach relied upon a discounted cash flow analysis. Any changes to the fair value of consideration would likely have a material effect on the valuations and such adjustments.

          (g)   Reflects the adjustment to eliminate Midstates' accumulated depreciation, depletion and impairment which were recorded under the full cost method of accounting.

          (h)   Reflects the estimated transaction costs of $14.0 million related to the merger, including underwriting, banking, legal and accounting fees that are not capitalized as part of this transaction. These cost are not reflected in the historical March 31, 2019 condensed consolidated balance sheets of Amplify and Midstates, but reflected in the unaudited pro forma unaudited condensed consolidated and combined balance sheet as an increase to accrued liabilities as they will be expensed by Amplify and Midstates as incurred. These amounts and their corresponding tax effects have not been reflected in the unaudited pro forma condensed consolidated and combined statements of operations due to their nonrecurring nature.

          (i)    Reflects the acceleration of Midstates restricted stock units that will vest upon close of the merger.

          (j)    Reflects an increase of $0.7 million in Midstates asset retirement liability to reflect it at fair value.

          (k)   Reflects $36.9 million reduction in the value of Midstates' warrants to reflect them at fair value.

          (l)    Reflects an increase of $0.2 million to reflect the combined company's common stock issued at par value of $0.01.

          (m)  Reflects a $346.1 million reduction in additional paid-in capital.

          (n)   Reflects the elimination of Midstates' historical cumulative deficit in connection with the acquisition method of accounting.

Note 3. Unaudited Pro Forma Condensed Consolidated and Combined Statement of Operations

Adjustments to the Unaudited Pro Forma Condensed Consolidated and Combined Statement of Operations for the three months ended March 31, 2019

        The following reclassifications were made as a result of the transaction to conform to Amplify's financial statement presentation:

          (o)   Reclassification of $16.3 million, $6.2 million, and $6.6 million of Midstates' disaggregated oil, natural gas liquid, and natural gas sales to conform to Amplify's presentation of oil and natural gas sales.

          (p)   Reclassification of $7.7 million for Midstates' loss on commodity derivative contracts from total revenues to conform to Amplify's presentation of (gain) loss on commodity derivative instruments.

          (q)   Reclassification of less than $0.1 million for Midstates' interest income to conform to Amplify's presentation of interest expense, net.

        The following pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change:

          (r)   Adjustment to reflect the $0.3 million of exploration expense incurred by Midstates for the three months ended March 31, 2019 under the successful efforts method of accounting.

          (s)   Adjustment to eliminate Midstates' historical depreciation, depletion and amortization ("DD&A") of $11.8 million under the full cost basis of accounting.

          (t)    Adjustment to record $4.0 million of DD&A for the three months ended March 31, 2019 under the successful efforts method of accounting.

          (u)   Adjustment to eliminate Midstates' historical impairment expense of $9.7 million under the full cost basis of accounting.

Pro Forma Adjustments to the Unaudited Pro Forma Condensed Consolidated and Combined Statement of Operations for the year ended December 31, 2018

        The following reclassifications were made as a result of the transaction to conform to Amplify's financial statement presentation:

          (v)   Reclassification of $123.9 million, $44.7 million, and $32.1 million of Midstates' disaggregated oil, natural gas liquid, and natural gas sales to conform to Amplify's presentation of oil and natural gas sales.

          (w)  Reclassification of $3.6 million for Midstates' gain on commodity derivative contracts, net from total revenues to conform to Amplify's presentation of (gain) loss on commodity derivative instruments.

          (x)   Reclassification of $0.9 million for Midstates' debt restructuring costs and advisor fees to conform to Amplify's presentation under reorganization items, net.

          (y)   Reclassification of less than $0.1 million for Midstates' interest income to conform to Amplify's presentation of interest expense, net.

        The following pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change:

          (z)   Adjustment to reflect the $2.1 million of exploration expense incurred by Midstates for the year ended December 31, 2018 under the successful efforts method of accounting.

          (aa) Adjustment to eliminate Midstates' historical DD&A of $62.0 million under the full cost method of accounting and record $19.2 million DD&A for the year ended December 31, 2018 under the successful efforts method of accounting.

          (bb) Adjustment to record $2.8 million of general and administrative expense related to internal costs capitalized during 2018 under the full cost method of accounting.

Note 4.  Earnings Per Share

        Pro forma earnings from continuing operations per share for the three months ended March 31, 2019 and the fiscal year ended December 31, 2018 have been calculated based on the estimated weighted average number of common shares outstanding on a pro forma basis, as described below. The pro forma weighted average shares outstanding have been calculated as if the shares to be issued in the merger had been issued and outstanding as of January 1, 2018, the beginning of fiscal year 2018.

(in thousands, except per share data)	Three Months Ended March 31, 2019	Year Ended December 31, 2018
Net income (loss) from continuing operations	$(32,035)	$142,372
Weighted average Amplify shares outstanding—basic and diluted	22,258	22,258
Share consideration ratio	0.933	0.933

Post-share consolidation shares	20,767	20,767
Midstates shares outstanding as of March 31, 2019—basic and diluted	22,837	25,337

Adjusted weighted average shares outstanding—basic and diluted	43,604	46,104

Net income (loss) from continuing operations per share:
Basic and diluted	$(0.73)	$3.09

Note 5. Supplemental Pro Forma Oil and Gas Information

        The following tables present the estimated pro forma combined net proved developed and undeveloped oil and natural gas reserves as of December 31, 2018, along with a summary of changes in the quantities of net remaining proved reserves during the year ended December 31, 2018. The pro forma reserve information set forth below gives effect to the merger as if the merger had been completed on January 1, 2018.

	Oil (MBbls)
	Amplify Historical	Midstates Historical	Pro Forma Combined
Proved developed and undeveloped reserves:
As of December 31, 2017	72,004	31,134	103,138
Extensions and discoveries	1,207	5,454	6,661
Production	(3,335)	(1,920)	(5,255)
Sale of minerals in place	(159)	(2,838)	(2,997)
Revision of previous estimates	(93)	(13,765)	(13,858)

As of December 31, 2018	69,624	18,065	87,689

Proved developed reserves:
As of December 31, 2017	50,014	17,268	67,282
As of December 31, 2018	54,147	10,995	65,142
Proved undeveloped reserves:
As of December 31, 2017	21,990	13,866	35,856
As of December 31, 2018	15,477	7,070	22,547

	NGLs (MBbls)
	Amplify Historical	Midstates Historical	Pro Forma Combined
Proved developed and undeveloped reserves:
As of December 31, 2017	25,189	25,193	50,382
Extensions and discoveries	231	4,462	4,693
Production	(1,496)	(1,623)	(3,119)
Sale of minerals in place	(1,469)	(2,414)	(3,883)
Revision of previous estimates	(883)	(6,347)	(7,230)

As of December 31, 2018	21,572	19,271	40,843

Proved developed reserves:
As of December 31, 2017	17,982	15,464	33,446
As of December 31, 2018	17,324	13,425	30,749
Proved undeveloped reserves:
As of December 31, 2017	7,207	9,729	16,936
As of December 31, 2018	4,248	5,846	10,094

	Gas (MMcf)
	Amplify Historical	Midstates Historical	Pro Forma Combined
Proved developed and undeveloped reserves:
As of December 31, 2017	406,558	315,719	722,277
Extensions and discoveries	2,910	48,382	51,292
Production	(29,176)	(18,718)	(47,894)
Sale of minerals in place	(56,328)	(20,778)	(77,106)
Revision of previous estimates	(30,005)	(114,092)	(144,097)

As of December 31, 2018	293,959	210,513	504,472

Proved developed reserves:
As of December 31, 2017	299,481	190,550	490,031
As of December 31, 2018	232,110	147,248	379,358
Proved undeveloped reserves:
As of December 31, 2017	107,077	125,169	232,246
As of December 31, 2018	61,849	63,265	125,114

	Total Reserves Equivalent (MBoe)
	Amplify Historical	Midstates Historical	Pro Forma Combined
Proved developed and undeveloped reserves:
As of December 31, 2017	164,954	108,947	273,901
Extensions and discoveries	1,924	17,979	19,903
Production	(9,694)	(6,663)	(16,357)
Sale of minerals in place	(11,016)	(8,714)	(19,730)
Revision of previous estimates	(5,977)	(39,127)	(45,104)

As of December 31, 2018	140,190	72,422	212,612

Proved developed reserves:
As of December 31, 2017	117,910	64,490	182,400
As of December 31, 2018	110,156	48,962	159,118
Proved undeveloped reserves:
As of December 31, 2017	47,044	44,457	91,501
As of December 31, 2018	30,033	23,460	53,493

        The pro forma standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves as of December 31, 2018 is as follows:

	Year Ended December 31, 2018
	Amplify Historical	Midstates Historical	Pro Forma Combined
	(In thousands)
Future cash inflows	$6,000,268	$2,131,791	$8,132,059
Future production costs	(3,280,778)	(695,677)	(3,976,455)
Future development costs	(474,413)	(159,400)	(633,813)
Future income tax expense	—	(52,778)	(52,778)

Future net cash flows for estimated timing of cash flows	2,245,077	1,223,936	3,469,013
10% annual discount for estimated timing of cash flows	(1,132,048)	(657,660)	(1,789,708)

Standardized measure of discounted future net cash flows	$1,113,029	$566,276	$1,679,305

        The changes in the pro forma standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves for the year ended December 31, 2018 are as follows:

	Year Ended December 31, 2018
	Amplify Historical	Midstates Historical	Pro Forma Combined
	(In thousands)
As of December 31, 2017	$767,671	$549,243	$1,316,914
Sale of oil and natural gas produced, net of production costs	(181,841)	(134,681)	(316,522)
Purchase of minerals in place	—	—	—
Sale of minerals in place	(29,036)	(52,952)	(81,988)
Extensions and discoveries	27,157	134,496	161,653
Changes in income taxes, net	—	(4,483)	(4,483)
Changes in prices and costs	507,888	182,133	690,021
Previously estimated development costs incurred	73,761	28,443	102,204
Net changes in future development costs	24,396	(639)	23,757
Revisions of previous quantities	(86,812)	(162,513)	(249,325)
Accretion of discount	51,769	55,813	107,582
Change in production rates and other	(41,924)	(28,584)	(70,508)

As of December 31, 2018	$1,113,029	$566,276	$1,679,305

DESCRIPTION OF MIDSTATES CAPITAL STOCK

        The following description of the material terms of the capital stock of Midstates is a summary only and is not a complete description of such terms. Following completion of the merger, the rights of the holders of Midstates common stock will be governed by the DGCL, the Second Amended and Restated Certificate of Incorporation of Midstates (the "Midstates certificate of incorporation"), the Amended and Restated Bylaws of Midstates (the "Midstates bylaws") and the Registration Rights Agreement, dated October 21, 2016, between Midstates and certain holders party thereto. Copies of the Midstates certificate of incorporation, the Midstates bylaws and the Midstates registration rights agreement are filed as exhibits filed as Exhibit 3.1, Exhibit 3.2 and Exhibit 10.1, respectively, to Midstates' Registration Statement on Form 8-A filed on October 21, 2016, and each of the Midstates certificate of incorporation, the Midstates bylaws and the Midstates registration rights agreement are incorporated by reference into this joint proxy statement/prospectus. See also "Where You Can Find More Information." Midstates and Amplify urge you to carefully read the Midstates certificate of incorporation, the Midstates bylaws and the Midstates registration rights agreement and in their entirety.

General

        Pursuant to the Midstates certificate of incorporation, Midstates is authorized to issue up to 300,000,000 shares of capital stock, classified as (i) 250,000,000 shares of Midstates common stock and (ii) 50,000,000 shares of Midstates preferred stock. As of                , 2019 there were            shares of Midstates common stock and            shares of Midstates preferred stock, respectively, issued and outstanding.

Midstates Common Stock

Voting Rights

        Each share of Midstates common stock is entitled to one vote for each such share on all questions presented to the stockholders, other than any vote regarding an amendment to the Midstates certificate of incorporation (including any certificate of designations relating to any class or series of Midstates preferred stock) that relates solely to the terms of one or more outstanding series of Midstates preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon.

        The holders of shares of Midstates common stock do not have any cumulative voting rights, which means that the holders of a majority of the outstanding shares of Midstates common stock voting for the election of directors can elect all directors then being elected.

Dividend Rights

        Subject to the rights of the holders of any class or series of preferred stock, the holders of shares of Midstates common stock are entitled to receive dividends such dividends and distributions, if any, as may be declared by the Midstates board out of any legally available funds.

Liquidation and Other Rights

        In the event of any voluntary or involuntary liquidation, dissolution or winding-up of Midstates, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of any class or series of Midstates preferred stock, the holders of shares of Midstates common stock will be entitled to share ratably in all of the remaining assets of Midstates available for distribution to stockholders. A liquidation, dissolution or winding-up of Midstates, as such terms are used in the prior sentence, will not be deemed to be occasioned by or to include any consolidation or merger of

Midstates with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of Midstates.

Market Information

        Midstates common stock are listed on the NYSE under the trading symbol "MPO" and began trading on the NYSE on May 4, 2017.

Transfer Agent and Registrar

        The transfer agent and registrar for Midstates common stock is AST.

Midstates Preferred Stock

        Midstates certificate of incorporation authorizes the Midstates board, without further stockholder approval, to issue from time to time one or more classes or series of Midstates preferred stock. Each class or series of Midstates preferred stock will have the powers, preferences, and rights, and qualifications, limitations and restrictions as stated in the Midstates certificate of incorporation and as determined by the Midstates board, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. The issuance of Midstates preferred stock may have the effect of delaying, deferring or preventing a change in control of Midstates and may adversely affect the voting and other rights of the holders of shares of Midstates common stock, which could have an adverse impact on the market price of Midstates common stock. No class or series of Midstates preferred stock is currently issued and outstanding.

Anti-Takeover Effect of Midstates' Governing Documents and Delaware General Corporation Law

General

        Pursuant to the terms of the Midstates certificate of incorporation, Midstates has opted out of Section 203 of the DGCL regarding certain restrictions on business combinations.

        However, the Midstates certificate of incorporation and the Midstates bylaws contain certain provisions that may delay or prevent a transaction or a change in control of Midstates. Certain of these provisions include, but are not limited to, the following matters:

  •
  the Midstates board may, without further action by the stockholders of Midstates, issue up to 50,000,000 shares of Midstates preferred stock, with any rights, preferences and privileges as they may designate;

  •
  the Midstates bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors;

  •
  the Midstates bylaws provide that vacancies on the Midstates board resulting from death, resignation, retirement, disqualification, and newly created directorships resulting from any increase in the authorized number of directors may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Midstates board;

  •
  the Midstates bylaws may only be amended by the affirmative vote of the holders of a majority of Midstates common stock or by resolution adopted by the majority of the board;

  •
  the Midstates bylaws contain advance notice procedures for Midstates stockholders to submit nominations of candidates for election to the Midstates board and other proposals to be brought before a stockholders' meeting;

  •
  the Midstates certificate of incorporation eliminates the personal liability of Midstates directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the DGCL and Midstates' indemnifies directors and officers to the fullest extent permitted by the DGCL; and

  •
  Midstates does not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

Registration Rights Agreement

        Midstates is a party to a registration rights agreement dated October 21, 2016 with certain holders of the Midstates common stock (the "registration rights agreement"). Certain parties to the registration rights agreement have the right to request Midstates to file with the SEC a registration statement on Form S-3 or Form S-1, if unable to file on Form S-3, covering resales of Midstates' common stock. Midstates will not be obligated to effect more than four underwritten offerings in any twelve-month period and the aggregate proceeds expected to be received from the sale of the registrable securities requested to be sold in such underwritten offering, in the good faith judgment of the managing underwriters, must be at least $25 million. Midstates is not obligated to file a registration statement pursuant to a demand notice or conduct an underwritten offering pursuant to a demand notice within 90 days of either a demand registration or an underwritten offering. The registration rights agreement also provides customary piggyback registration rights. These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration statement and Midstates right to delay or withdraw a registration statement under certain circumstances. Midstates will generally pay all registration expenses in connection with Midstates' obligations under the registration rights agreement, regardless of whether a registration statement is filed or becomes effective. The registration rights granted in the registration rights agreement are subject to customary indemnification and contribution provisions, as well as customary restrictions such as blackout periods and, if an underwritten offering is contemplated, limitations on the number of shares to be included in the underwritten offering that may be imposed by the managing underwriter. The obligations to register shares under the registration rights agreement will terminate with respect to Midstates and each holder on the first date upon which the holder no longer owns any registrable securities.

COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS OF MIDSTATES AND COMMON STOCKHOLDERS OF AMPLIFY

        Midstates and Amplify are both incorporated under the laws of the State of Delaware. The rights of each Midstates stockholder are governed by the DGCL, the Second Amended and Restated Certificate of Incorporation of Midstates (the "Midstates certificate of incorporation"), and the Amended and Restated Bylaws of Midstates (the "Midstates bylaws"). The rights of each Amplify stockholder are governed by the DGCL, the Amended and Restated Certificate of Incorporation of Amplify (the "Amplify certificate of incorporation"), and the Amended and Restated Bylaws of Amplify (the "Amplify bylaws"). The rights of each Amplify stockholder, upon completion of the merger, will continue to be governed by the DGCL, but will become subject to the Midstates certificate of incorporation and the Midstates bylaws.

        The following is a summary of the material differences between the rights of Midstates stockholders and the rights of Amplify stockholders, but does not purport to be a complete description of those differences. These differences may be determined in full by reference to the DGCL, the Midstates certificate of incorporation, the Amplify certificate of incorporation, the Midstates bylaws and the Amplify bylaws. The Midstates certificate of incorporation, the Amplify certificate of incorporation, the Midstates bylaws and the Amplify bylaws are subject to amendment in accordance with their terms. Copies of these documents are available, without charge, to any person, including any beneficial owner to whom this document is delivered, by following the instructions listed under "Where You Can Find More Information."

MIDSTATES	AMPLIFY
AUTHORIZED CAPITAL STOCK

Midstates is authorized under the Midstates certificate of incorporation to issue 250,000,000 shares of Midstates common stock and 50,000,000 shares of Midstates preferred stock.

As of the close of business on , 2019, there were shares of Midstates common stock and shares of Midstates preferred stock issued and outstanding.

Amplify is authorized under the Amplify certificate of incorporation to issue 300,000,000 shares of Amplify common stock and 45,000,000 shares of Amplify preferred stock.

As of the close of business on , 2019, there were shares of Amplify common stock and no shares of Amplify preferred stock issued and outstanding.

PREFERRED STOCK

The Midstates board is authorized to issue, from time to time in one or more classes or series, shares of Midstates preferred stock with such designations, powers, preferences, rights, qualifications, limitations and restrictions of such class or series as are stated and expressed by resolution or resolutions adopted by the Midstates board.
The Amplify board may, without any action or vote by Amplify stockholders (except as may otherwise be provided by the terms of any class or series of preferred stock then outstanding or except as otherwise set forth in the Amplify bylaws), authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Amplify preferred stock and to fix the designations, powers, preferences, and relative participating optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of the preferred stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by the DGCL.

MIDSTATES	AMPLIFY
DIVIDENDS

The Midstates board may from time to time declare, and Midstates may pay, dividends on its outstanding shares of capital stock, which dividends may be paid in either cash, property or shares of capital stock of Midstates.

Since emerging from bankruptcy on October 21, 2016, Midstates has not paid a dividend on its common stock and has no current intention to pay a dividend.
The Amplify board may from time to time declare, and Amplify may pay, dividends on its outstanding shares of capital stock, which dividends may be paid in either cash, stock or otherwise out of any assets or funds of Amplify legally available therefor.

Since emerging from bankruptcy on May 4, 2017, Amplify has not paid a dividend and has no current intention to pay a dividend.
VOTING RIGHTS

Ordinary Matters

 Each holder of Midstates common stock is entitled to one vote per share on all questions presented to the stockholders of Midstates. The holders of Midstates preferred stock are not entitled to vote at or receive notice of any meeting of the stockholders of Midstates. Each holder of Midstates common stock is entitled to notice of any stockholders' meeting in accordance with the Midstates bylaws (as in effect at the time in question) and applicable law on all matters put to a vote of the Midstates stockholders.

 Extraordinary Matters

The DGCL generally requires that any merger, consolidation or sale of substantially all the assets of a corporation be approved by a vote of a majority of all outstanding shares entitled to vote thereon. Neither the Midstates certificate of incorporation nor the Midstates bylaws contain provisions related to voting rights in an extraordinary transaction.
Ordinary Matters

 Each holder of Amplify common stock is entitled to one vote per share on all matters to be voted on by the stockholders of Amplify.

 Extraordinary Matters

The DGCL generally requires that any merger, consolidation or sale of substantially all the assets of a corporation be approved by a vote of a majority of all outstanding shares entitled to vote thereon. Neither the Amplify certificate of incorporation nor the Amplify bylaws contain provisions related to voting rights in an extraordinary transaction.
QUORUM

The holders of a majority of the outstanding shares of Midstates common stock entitled to vote generally in the election of directors of Midstates, represented in person or by proxy, constitute a quorum at a meeting of the Midstates stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority of the shares of such class or series constitute a quorum of such class or series for the transaction of such business. Shares of Midstates common stock belonging to Midstates are neither entitled to vote nor counted for purposes of determining quorum.
The holders of a majority of the shares of Amplify common stock entitled to vote at a meeting of stockholders, and who are present in person or represented by proxy, constitute a quorum. Where a separate vote by a class or series is required, a majority of the outstanding shares of such class or series, present in person or represented by proxy, constitutes a quorum with respect to that matter.

MIDSTATES	AMPLIFY
SPECIAL MEETINGS OF STOCKHOLDERS

Under the DGCL, special stockholder meetings of a corporation may be called by the corporation's board of directors, or by any person or persons authorized to do so by the corporation's certificate of incorporation or bylaws.

Under the Midstates certificate of incorporation and the Midstates bylaws, special meetings of stockholders of Midstates may be called only by the chief executive officer, the chairman of the board, the board of directors pursuant to a resolution adopted by a majority of the total number of directors that Midstates would have if there were no vacancies or the secretary of Midstates at the request of the holders of record of 20% or more of the outstanding shares of Midstates common stock. Business transacted at any special meeting of stockholders of Midstates will be limited to matters relating to the purpose or purposes stated in the notice of the meeting.

Under the DGCL, special stockholder meetings of a corporation may be called by the corporation's board of directors, or by any person or persons authorized to do so by the corporation's certificate of incorporation or bylaws.

Under the Amplify certificate of incorporation and the Amplify bylaws, special meetings of stockholders of Amplify may be called only by the Amplify board pursuant to a resolution or by the secretary of Amplify at the written request or requests of holders of record of at least a majority of the voting power of the shares of Amplify entitled to vote in the election of directors of Amplify. Business transacted at any special meeting of stockholders of Amplify will be limited to matters relating to the purpose or purposes stated in the notice of the meeting or any supplement thereto.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Annual Meeting

Nominations of persons for election to the Midstates board and the proposal of other business to be considered by the Midstates stockholders may be made at an annual meeting of stockholders (A) pursuant to Midstates' notice of such meeting (or any supplement thereto) or (B) by or at the direction of the Midstates board, by any stockholder of Midstates who (i) was a stockholder of record at the time of giving of notice provided for in the Midstates bylaws and at the time of the annual meeting, (ii) is entitled to vote at the meeting and (iii) complies with the notice procedures set forth in the Midstates bylaws as to such business or nomination, including without limitation by giving timely notice to the secretary.

To be timely, a stockholder's notice must be delivered to the secretary at the principal executive offices of Midstates not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60

Annual Meeting

Nominations of persons for election to the Amplify board and the proposal of other business to be considered by the Amplify stockholders at an annual meeting of stockholders may be made only (A) pursuant to Amplify's proxy materials with respect to such meeting, (B) by or at the direction of the Amplify board or (C) by any stockholder of Amplify who (i) was a stockholder of record at the time of giving of notice provided for in the Amplify bylaws and at the time of the annual meeting, (ii) is entitled to vote at the meeting and (iii) complies with the notice procedures set forth in the Amplify bylaws as to such business or nomination, including without limitation by giving timely notice to the secretary.

To be timely, a stockholder's notice must be received by the secretary at the principal executive offices of Amplify not earlier than the 75th day and not later than the 45th day prior to the first anniversary of the date on which Amplify first mailed its proxy materials for the preceding year's annual meeting; provided, however, that (A) in the event that the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, or if no annual

MIDSTATES	AMPLIFY
days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by Midstates. In no event will any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder's notice as described above.

To be in proper form, a stockholder's notice to the secretary must:

•

set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of such stockholder, as they appear on Midstates' books, and of such beneficial owner, if any, (B) (i) the class or series and number of shares of Midstates capital stock that are, directly or indirectly, owned beneficially and of record by such stockholder and such beneficial owner, (ii) any derivative instrument directly or indirectly owned beneficially by such stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of Midstates, (iii) a description of any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of any security of Midstates, (iv) any short interest in any security of Midstates (for purposes of the Midstates bylaws a person is deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (v) any rights to dividends on the shares of Midstates owned beneficially by meeting was held in the preceding year, notice by the stockholder to be timely must be so received not later than the close of business on the later of (i) the 45th day prior to the date of such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made by Amplify and (B) in the event that the number of directors to be elected to the board of directors is increased and a public announcement naming all of the nominees for director or indicating the increase in the size of the board of directors is not made by Amplify at least ten days before the last day a stockholder may timely deliver a notice of nomination in accordance with the foregoing provisions of this paragraph, a record stockholder notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the secretary at the principal executive offices of Amplify not later than the close of business on the 10th day following the date on which such public announcement is first made by Amplify.

To be in proper form, a stockholder's notice to the secretary must:

•

set forth, as to the stockholder giving the notice (A) the name and address of such stockholder, as they appear on Amplify's books, (B) the class, series, and number of shares of Amplify that are owned, directly or indirectly, beneficially and of record by each such party, (C) any derivative instrument directly or indirectly owned beneficially by each such party, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of Amplify, (D) any proxy, contract, arrangement, understanding, or relationship pursuant to which each such party has a right to vote, directly or indirectly, any shares of any security of Amplify, (E) any short interest in any security of Amplify held by each such party (for purposes hereof, a person will be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from

MIDSTATES	AMPLIFY

such stockholder that are separated or separable from the underlying shares of Midstates, (vi) any proportionate interest in shares of Midstates or derivative instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (vii) any performance-related fees (other than an asset based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of Midstates or derivative instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder's immediate family sharing the same household (which information will be supplemented by such stockholder and beneficial owner, if any, not later than ten days after the record date for the meeting to disclose such ownership as of the record date), (C) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (D) a representation that the stockholder was a holder of record of capital stock of Midstates entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting, and (E) a representation as to whether such stockholder or any such beneficial owner intends or is part of a group that intends to (F) deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of Midstates' outstanding capital stock required to approve or adopt the proposal or to elect each such nominee and/or (G) otherwise to solicit proxies from stockholders in support of such proposal or nomination. If requested by Midstates, the information required in the stockholder's notice must be supplemented by such any decrease in the value of the subject security), (F) any rights to dividends on the shares of Amplify owned beneficially directly or indirectly by each such party that are separated or separable from the underlying shares of Amplify, (G) any proportionate interest in shares of Amplify or derivative instruments held, directly or indirectly, by a general or limited partnership in which each such party is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (H) any performance-related fees (other than an asset-based fee) that each such party is directly or indirectly entitled to, based on any increase or decrease in the value of shares of Amplify or derivative instruments, if any, as of the date of such notice, and (I) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other applicable filings. The information required under clauses (A)-(I) above will be supplemented by such stockholder by the earlier of ten days after the record date for determining the stockholders entitled to vote at the meeting and the day prior to the meeting;

•

if the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, set forth a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder and beneficial owner, if any, in such business;

•

if the notice pertains to the nomination of directors, set forth, as to each person whom the stockholder proposes to nominate for election or reelection to the Amplify board all information relating to such person that would be required to be disclosed in a solicitation of proxies for the election of such nominee as a director pursuant to Regulation 14A under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

MIDSTATES	AMPLIFY

stockholder and any such beneficial owner not later than ten days after the record date for notice of the meeting to disclose such information as of such record date;

•

if the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, set forth (A) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder and beneficial owner, if any, in such business and (B) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder;

•

set forth, as to each person, if any, whom the stockholder proposes to nominate for election or reelection to the board (A) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (B) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial

Notwithstanding the provisions of the Amplify bylaws, a stockholder must also comply with all applicable requirements of the Exchange Act.

The chairman of the Amplify board has the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the required procedures and, if any proposed nomination or business is not in compliance with the required procedures, to declare that such defectively proposed business or nomination will not be presented for stockholder action at the meeting and will be disregarded.

Special Meeting

Nominations of persons for election to the Amplify board may be made at a special meeting of stockholders at which directors are to be elected (A) by or at the direction of the Amplify board or (B) by any Amplify stockholder of record who is entitled to vote at the meeting and complies with the notice procedures set forth in the Amplify bylaws.

In the event a special meeting of stockholders is called for the purpose of electing one or more directors to the Amplify board, any such stockholder may nominate a person or persons, for election to such position(s) as specified in Amplify's notice of meeting, if the stockholder's notice required by the Amplify bylaws with respect to any nomination must be received by the secretary at the principal executive offices of Amplify not later than the close of business on the later of the 45th day prior to such special meeting and the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Amplify board to be elected at such meeting. In no event will the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above.

MIDSTATES	AMPLIFY

owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the "registrant" for purposes of such rule and the nominee were a director or executive officer of such registrant; and

•

with respect to each nominee for election or reelection to the Midstates board, include a completed and signed questionnaire, representation and agreement.

Notwithstanding anything in the Midstates bylaws to the contrary, in the event that the number of directors to be elected to the Midstates board is increased and there is no public announcement by Midstates naming all of the nominees for director or specifying the size of the increased Midstates board at least 100 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by the Midstates bylaws will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the secretary at the principal executive offices of Midstates not later than the close of business on the 10th day following the day on which such public announcement is first made by Midstates.

The preceding stockholder notice requirements will be deemed satisfied by a Midstates stockholder with respect to business or a nomination if such stockholder has notified Midstates of his or her intention to present a proposal or make a nomination at an annual meeting in compliance with the applicable rules and regulations promulgated under the Exchange Act and such stockholder's proposal or nomination has been included in a proxy statement that has been prepared by Midstates to solicit proxies for such annual meeting.

Special Meeting

Only business brought before a special meeting of the stockholders of Midstates pursuant to Midstates' notice of meeting will be conducted at such a special meeting. Nominations of persons for election to Midstates board may be made at a special meeting of stockholders at which directors

MIDSTATES	AMPLIFY
are to be elected pursuant to a notice of meeting (A) by or at the direction of Midstates board or (B) by any stockholder of Midstates who (i) is a stockholder of record at the time of giving of notice provided for in the Midstates bylaws and at the time of the special meeting, (ii) is entitled to vote at the meeting, and (iii) complies with the notice procedures set forth in the Midstates bylaws.

In the event a special meeting of the stockholders of Midstates is called for the purpose of electing one or more directors to Midstates board, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in Midstates' notice of meeting, if the stockholder's notice required by the Midstates bylaws with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by the Midstates bylaws) must be delivered to the secretary at the principal executive offices of Midstates not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or, if the first public announcement of the date of such special meeting is less than one hundred 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Midstates board to be elected at such meeting. In no event will the public announcement of an adjournment or postponement of a special meeting commence a new time period for the giving of a stockholder's notice as described above.
STOCKHOLDER ACTION BY WRITTEN CONSENT

Under the Midstates bylaws, any action required or permitted to be taken at any annual or special meeting of the stockholders of Midstates may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, must be signed by the holders of shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
Under the Amplify bylaws, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, must be signed by the holders of shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and must be delivered to Amplify in accordance with Section 228 of the DGCL.

MIDSTATES	AMPLIFY
NUMBER AND QUALIFICATION OF DIRECTORS

Under the Midstates bylaws, subject to the rights of the holders of any series of Midstates preferred stock to elect directors under specified circumstances, the number of directors will not be less than one and not more than nine, provided that the Midstates board may, pursuant to a resolution adopted by a majority of the board, fix a greater number of directors from time to time.

The Midstates board currently has eight directors.

Under the DGCL, directors need not be stockholders of Midstates or residents of Delaware.

Under the Amplify bylaws, subject to the rights of the holders of any series of Amplify preferred stock Amplify to elect additional directors under specified circumstances and except as provided otherwise in the Amplify certificate of incorporation, the number of directors may be fixed from time to time by the Amplify board pursuant to a resolution adopted by a majority of the total number of directorships then authorized, whether or not any vacancies exist with respect to such directorships.

The Amplify board currently has seven directors.

Under the DGCL, directors need not be stockholders of Amplify or residents of Delaware.

ELECTION OF DIRECTORS

Subject to the rights of the holders of any series of Midstates preferred stock to elect directors under specified circumstances, at any meeting at which directors of Midstates are to be elected, the directors of Midstates must be elected by the affirmative vote of a majority of the shares of Midstates capital stock present in person or represented by proxy at the meeting and entitled to vote therefor.

At each annual meeting of stockholders, all directors of Midstates, other than those who may be elected by the holders of any series of Midstates preferred stock specified in any then-existing preferred stock designation, will be elected for a term expiring at the next succeeding annual meeting of stockholders of Midstates. Each director of Midstates will hold office until his or her successor is duly elected and qualified or until his or her prior death, resignation, retirement, disqualification or removal from office.

Subject to the rights of the holders of one or more series of Amplify preferred stock, directors of Amplify are elected by a plurality of the votes validly cast.

Each director of Amplify will be elected at the annual meeting of the stockholders directors for a term of office to expire at the succeeding annual meeting of stockholders, and will hold office until such director's successor is elected and qualified or until the director's earlier death, incapacity, resignation or removal.

MIDSTATES	AMPLIFY
REMOVAL OF DIRECTORS

Under the Midstates bylaws and in accordance with the DGCL, and subject to the rights of the holders of Midstates preferred stock to elect additional directors under specified circumstances, any director may be removed at any time, either for or without cause, upon the affirmative vote of the holders of a majority of the outstanding shares of Midstates capital stock entitled to vote generally for the election of directors, acting at a meeting of the stockholders or by written consent (if permitted). If the removal occurs at a meeting of the Midstates stockholders and the notice so provides, the vacancy caused by such removal may be filled at such meeting by a majority of the shares present in person or represented by proxy at such meeting and entitled to vote therefor.
Under the Amplify bylaws and in accordance with the DGCL, any director may be removed, with or without cause, at any time upon the affirmative vote or written consent of the holders of a majority in voting power of the outstanding shares of stock of Amplify entitled to vote generally for the election of directors, voting together as a single class.
VACANCIES ON THE BOARD OF DIRECTORS

Under the Midstates bylaws, subject to applicable law, the rights of the holders of any series of Midstates preferred stock with respect to such series of preferred stock, vacancies resulting from death, resignation, retirement, disqualification, and newly created directorships resulting from any increase in the authorized number of directors, may be filled by either (A) holders of a majority of the outstanding shares of Midstates capital stock entitled to vote generally for the election of directors of Midstates, acting at a meeting of the stockholders or by written consent or (B) by the affirmative vote of a majority of the remaining directors of Midstates, though less than a quorum of the Midstates board, or a sole remaining director, and directors of Midstates chosen in accordance with subclause (B) will hold office for a term expiring on the sooner of the next annual meeting of stockholders of Midstates or the next special meeting of stockholders of Midstates called for purposes of voting on such directors. No decrease in the number of authorized directors constituting the board will shorten the term of any incumbent director.
Under the Amplify bylaws, any vacancies on the Amplify board resulting from death, incapacity, resignation, disqualification, removal from office or other cause and any newly created directorships will be filled (A) by the stockholders at a special meeting or an annual meeting, or by the written consent of holders of a majority of the voting power of the shares entitled to vote in connection with the election of the directors of Amplify, voting together as a single class or (B) by the Amplify board acting by a majority of the remaining directors then in office, even if they constitute less than a quorum, or by a sole remaining director. Each director so chosen will hold office for the remainder of the term of the director for whom the vacancy was created or occurred and until his or her successor is elected and qualified, or if earlier, such director's death incapacity, resignation or removal. No decrease in the authorized number of directors will shorten the term of any incumbent director.

MIDSTATES	AMPLIFY
LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

No director of Midstates will be liable to Midstates or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists. In addition to the circumstances in which a director of Midstates is not personally liable as set forth in the preceding sentence, a director of Midstates will not be liable to the fullest extent permitted by any amendment to the DGCL hereafter enacted that further limits the liability of a director. Midstates will indemnify and advance expenses to each director or officer to the fullest extent permitted by the DGCL. Any amendment, repeal or modification of the foregoing will be prospective only and will not affect any limitation on liability of a director for acts or omissions occurring prior to the date of such amendment, repeal or modification.
Amplify hereby eliminates, to the fullest extent permitted by law, the personal liability of any person who serves as a director of Amplify, to Amplify and/or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (A) for any breach of the director's duty of loyalty to Amplify or its stockholders, (B) for any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (C) under Section 174 of the DGCL or (D) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting director liability, then the liability of a director of Amplify will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. In the event that it is determined that Delaware law does not apply, the liability of a director of Amplify, to Amplify or its stockholders for monetary damages will be eliminated to the fullest extent permissible under applicable law. Any repeal or modification of the foregoing will not adversely affect any right or protection of a director of Amplify existing at the time of such repeal or modification.
INDEMNIFICATION OF DIRECTORS AND OFFICERS

Each person who was or is a party or is involved in any proceeding (other than a proceeding by or in the right of Midstates), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was, or has agreed to become, a director, officer, employee or agent of Midstates, any of Midstates' direct or indirect wholly-owned subsidiaries, or any entity for which a person is or was serving as a director, officer, employee, agent or fiduciary at the request of Midstates (a "subject enterprise") or by reason of any act or omission by such person in such capacity, will be indemnified and held harmless by Midstates to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Midstates to provide broader indemnification rights than said law permitted Midstates to provide prior to such amendment),
Under Amplify's certificate of incorporation, each person who was or is made a party or is threatened to be made a party to, or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of Amplify or is or was serving at the request of Amplify as a director, officer, manager, employee, agent or trustee of another corporation, or of a limited liability company, partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans), whether the basis of such proceeding is alleged action or inaction in an official capacity or in any other capacity while serving as a director, officer, manager, employee, agent or trustee, will be indemnified and held harmless by Amplify to the fullest extent permitted by Delaware law, as the

MIDSTATES	AMPLIFY
against all expenses and liabilities which were suffered or reasonably incurred by, or in the case of retainers, to be reasonably incurred by, such person in connection therewith, so long as such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Midstates and, in the case of a criminal proceeding, had no reasonable cause to believe that such person's conduct was unlawful. Such indemnification will continue until and terminate upon the latest of (i) 10 years after the date such person has ceased to be a director, officer, employee or agent of the subject enterprise and (ii) the date of final termination of any proceeding in which it is entitled to indemnification hereby. Such indemnification will inure to the benefit of such person's heirs, executors and administrators.

Each person who was or is a party or is threatened to be made a party to or is involved in any proceeding brought by or in the right of Midstates to procure a judgment in its favor by reason of the fact that he or she or a person of whom he or she is the legal representative is or was, or has agreed to become, a director, officer, employee, agent or fiduciary of a subject enterprise, or by reason of any act or omission by such person in such capacity, will be indemnified and held harmless by Midstates to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Midstates to provide broader indemnification rights than said law permitted Midstates to provide prior to such amendment), against all expenses suffered or incurred by, or in the case of retainers, to be incurred by, such person in connection therewith, so long as such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Midstates. Such indemnification will continue until and terminate upon the latest of (i) 10 years after the date such person has ceased to be a director, officer, employee or agent of the subject enterprise and (ii) the date of final termination of any proceeding in which it is entitled to same exists or is amended from time to time (but in the case of any such amendment, only to the extent that such amendment permits Amplify to provide broader indemnification rights than said law permitted Amplify to provide prior to such amendment), against all costs, charges, expenses, liabilities and losses (including attorneys' fees, judgments, fines, excise taxes payable under the Employee Retirement Income Security Act of 1974, as amended, or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such covered person in connection therewith, and that indemnification will continue as to a covered person who has ceased to be a director, officer, manager, employee or agent and will inure to the benefit of his or her heirs, executors, administrators and personal and legal representatives; provided, however, that, except as provided elsewhere in the Amplify certificate of incorporation with respect to proceedings to enforce rights to indemnification, Amplify will indemnify any such covered person seeking indemnification in connection with a proceeding (or part thereof) initiated by that covered person, only if that proceeding (or part thereof) was authorized by Amplify's board.

Amplify will pay the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of final disposition; provided, however, that advance payment will be made, to the extent required by the DGCL, only upon delivery to Amplify of an undertaking to repay all advanced amounts if it is determined that such person is not entitled to indemnification. No person will be required to post any bond or provide any other security with respect to any such undertaking.

Amplify, may purchase and maintain insurance to protect itself and any director, officer, employee or agent of Amplify, or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss whether or not Amplify would have the power or the obligation to indemnify such person against such expense liability or loss under the Delaware law.

MIDSTATES	AMPLIFY
indemnification hereby. Such indemnification will inure to the benefit of such person's heirs, executors and administrators.

However, no indemnification will be made in respect of any claim, issue or matter as to which such person will have been finally adjudged to be liable to Midstates in a final adjudication by a court of competent jurisdiction, unless and to the extent that the Court of Chancery of the State of Delaware, or the court in which such proceeding will have been brought or is pending, determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification.

Notwithstanding the above, except as provided below, Midstates will indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person, including any proceeding (or part thereof) initiated by such person against Midstates or its directors, officers, employees or other indemnitees only if (i) such proceeding (or part thereof) was authorized by the board prior to its initiation or (ii) Midstates provides the indemnification, in its sole discretion, pursuant to the powers vested in Midstates under applicable law.

Midstates will advance all expenses incurred by a present or former director or officer in defending any proceeding prior to the final disposition of such proceeding upon written request of such person and delivery of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by Midstates. Such advances will be paid by Midstates within 30 days after the receipt by Midstates of a statement or statements from the claimant requesting such advance or advances from time to time.

Midstates may, by action of the Midstates board, provide indemnification to employees and agents of Midstates, individually or as a group, within the same scope and effect as the indemnification of its directors and officers.

The indemnification rights provided under the Amplify certificate of incorporation and the Amplify bylaws are not exclusive of any other rights to which those seeking indemnification and advance payment of expenses may be entitled.

Amplify has acknowledged and agreed that (A) Amplify will be the indemnitor of first resort with respect to all obligations to indemnify and provide advancement of expenses, (B) Amplify is required to indemnify and advance the full amount of expenses incurred to the fullest extent required by law, the terms of the certificate of incorporation, the bylaws, any agreement to which Amplify is a party, any vote of the stockholders or the Amplify board, or otherwise without regard to any rights the person may have against other indemnitors and (C) Amplify has irrevocably waived, relinquished and released any other person from any claim of contribution, subrogation or any other recovery in respect of amounts paid by Amplify.

MIDSTATES	AMPLIFY
The indemnification rights provided under the Midstates certificate of incorporation and the Midstates bylaws are not exclusive of any other rights to which those seeking indemnification and advance payment of expenses may be entitled.
CERTAIN BUSINESS COMBINATIONS
Midstates has opted out of Section 203 of the DGCL.	Amplify has opted out of Section 203 of the DGCL.
STOCKHOLDER RIGHTS PLAN
Midstates does not currently have in effect a stockholder rights plan.	Amplify does not currently have in effect a stockholder rights plan.
AMENDMENT TO THE CERTIFICATE OF INCORPORATION

Under the Midstates certificate of incorporation, Midstates will have the right, from time to time, to amend the Midstates certificate of incorporation in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director of Midstates or a Midstates stockholder are subject to such right of Midstates.

Pursuant to §242 of the DGCL, the board of directors of Midstates must adopt a resolution setting forth a proposed amendment to the Midstates certificate of incorporation. The proposed amendment must be approved by holders of a majority of the outstanding Midstates common stock entitled to vote on the amendment, as a single class.

Under certain circumstances, §242(b)(2) of the DGCL entitles the holders of the outstanding shares of each class to vote as a class on a proposed amendment, regardless of whether entitled to vote thereon by the Midstates certificate of incorporation.

Under the Amplify certificate of incorporation, Amplify reserves the right to amend the Amplify certificate of incorporation in any manner permitted by the laws of the State of Delaware and all rights conferred upon stockholders therein are granted subject to this reservation and the terms of the stockholders agreement dated on or about the date hereof by and among Amplify and certain holders of the Amplify common stock.

Pursuant to Section 242 of the DGCL, the board of directors of Amplify must adopt a resolution setting forth a proposed amendment to the Amplify certificate of incorporation. The proposed amendment must be approved by holders of a majority of the outstanding Amplify common stock entitled to vote on the amendment, as a single class.

Under certain circumstances, Section 242(b)(2) of the DGCL entitles the holders of the outstanding shares of each class to vote as a class on a proposed amendment, regardless of whether entitled to vote thereon by the Amplify certificate of incorporation.

MIDSTATES	AMPLIFY
AMENDMENT TO THE BYLAWS

Under the Midstates certificate of incorporation, the Midstates board is expressly authorized to adopt, amend or repeal the Midstates bylaws; provided, however, that, the Midstates bylaws will not be adopted, altered, amended or repealed by the stockholders of Midstates except by the affirmative vote of the holders of a majority of the then-outstanding shares of Midstates capital stock entitled to vote generally in the election of directors (considered for this purpose as one class).

Under the Midstates bylaws, subject to the provisions of the Midstates certificate of incorporation, the Midstates bylaws may be amended, altered or repealed (A) at any regular or special meeting of the stockholders of Midstates upon the affirmative vote of a majority of the shares of Midstates capital stock entitled to vote generally in the election of directors if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting or (B) by resolution adopted by a majority of the directors present at any special or regular meeting of the Midstates board at which a quorum is present if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting. Notwithstanding the foregoing, the sections of the Midstates bylaws regarding vacancies and removal of the directors of Midstates and amendment of the Midstates bylaws may only be amended, altered or repealed at any regular or special meeting of the Midstates stockholders upon the affirmative vote of at least 66 2/3% of the shares of Midstates capital stock entitled to vote generally in the election of directors if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting. Notwithstanding the foregoing, no amendment, alteration or repeal of the section regarding indemnification will adversely affect any right or protection existing under the Midstates bylaws immediately prior to such amendment, alteration or repeal, including any right or protection of a present or former director or officer thereunder in respect of any act or omission occurring prior to the time of such amendment.

Under the Amplify certificate of incorporation, the Amplify board is expressly authorized to adopt, amend, and repeal the Amplify bylaws; provided that any adoption, amendment or repeal of the Amplify bylaws (A) requires the approval of a majority of the total number of directorships then authorized, whether or not any vacancies exist with respect to such directorships and (B) will be subject to such additional restrictions set forth in the bylaws. The Amplify stockholders also have the power to adopt, amend, or repeal the bylaws by the affirmative vote of holders of at least a majority in voting power of the then outstanding shares of Amplify capital stock entitled to vote generally in the election of directors of Amplify voting together as a single class provided that such adoption, amendment or repeal will be subject to such additional restrictions set forth in the bylaws.

Under the Amplify bylaws, subject to the provisions of the Amplify certificate of incorporation and the DGCL, the Amplify bylaws may be amended, altered, restated or repealed (A) by resolution adopted by a majority of the directors at any annual, special or regular meeting of the Amplify board at which a quorum is present if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting or (B) at any regular or special meeting of the stockholders upon the affirmative vote or written consent of a majority in voting power of the outstanding shares of Amplify entitled to vote thereon if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting.

MIDSTATES	AMPLIFY
APPRAISAL RIGHTS AND DISSENTERS' RIGHTS

As Midstates is a Delaware corporation subject to the DGCL, the stockholders of Midstates have those appraisal rights provided by Section 262 of the DGCL, to the extent applicable. The text of Section 262 is contained in Annex D hereto. However, because shares of Midstates common stock are listed on the NYSE, Midstates stockholders are not entitled to exercise dissenters' or appraisal rights under Delaware law in connection with the merger. See "The Merger—Appraisal Rights and Dissenters' Rights."
As Amplify is a Delaware corporation subject to the DGCL, the stockholders of Amplify have those appraisal rights provided by Section 262 of the DGCL, to the extent applicable, provided they satisfy the special criteria and conditions set forth in Section 262 of the DGCL. The text of Section 262 is contained in Annex D hereto. Shares of Amplify common stock held by stockholders that do not vote for approval of the merger and make a demand for appraisal in accordance with Delaware law will not be converted into shares of Midstates common stock, but will be converted into the right to receive from the combined company consideration determined in accordance with Delaware law. See "The Merger—Appraisal Rights and Dissenters' Rights."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT/DIRECTORS OF MIDSTATES

        The following table sets forth certain information regarding the beneficial ownership of common stock as of May 31, 2019, by (i) each person who is known by Midstates to own beneficially more than five percent of the outstanding shares of common stock, (ii) each Named Executive Officer of Midstates, (iii) each director and director nominee of Midstates and (iv) all directors and executive officers as a group. Unless otherwise noted, the mailing address of each person or entity named below is 321 South Boston Avenue, Suite 1000, Tulsa, Oklahoma 74103.

        We have prepared the table and the related notes based on information provided in the most recent Section 16 filing, Schedule 13D or Schedule 13G filed by such person. We have not sought to verify such information. The number of shares beneficially owned by a person includes shares of common stock underlying warrants, stock options, restricted stock units, and any other derivative securities to acquire common stock held by that person that are currently exercisable or convertible within 60 days after the date of this joint proxy statement/prospectus. The shares issuable under any such securities are treated as outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for the purposes of computing the percentage ownership of any other person.

        As of May 31, 2019, 20,414,422 shares of Midstates' common stock were outstanding.

Name of Person or Identity of Group	Number of Shares	Percentage of Class
5% Stockholders:
Fir Tree funds(1)	4,685,400	22.95%
Avenue Capital funds(2)	2,561,375	12.55%
Directors, Director Nominees and Named Executive Officers:
Alan J. Carr(3)	38,578	*
Patrice D. Douglas(4)	25,726	*
Neal P. Goldman(5)	25,726	*
Todd R. Snyder(6)	25,726	*
David J. Sambrooks(7)	32,482	*
Scott C. Weatherholt(8)	47,498	*
Richard W. McCullough(9)	18,852	*
Mitchell G. Elkins(10)	—	—
Randal T. Klein	—	—
Evan S. Lederman	—	—
David H. Proman	—	—
All directors and executive officers as a group	214,588	1.05%

*
Less than 1%.

(1)
Comprised of 780,712 shares of common stock held directly by Fir Tree Capital Opportunity (LN) Master Fund, L.P., 2,823,079 shares of common stock held directly by Fir Tree Value (LN) Master Fund, L.P., 80,247 shares of common stock held directly by FT SOF IV Holdings, LLC, 93,339 shares of common stock held directly by FT SOF V Holdings, LLC and 908,023 shares of common stock held directly by FT SOF VII AIV Holdings I, LLC. Fir Tree Capital Management, LP (f/k/a Fir Tree Inc.), is the investment manager for the foregoing entities, has the shared power to vote or direct the voting, and to dispose or direct the disposition of, the shares of Midstates common stock beneficially owned by each of the foregoing entities. The principal address of these entities is 55 West 46th Street, 29th Floor, New York, NY 10036.

(2)
Comprised of 2,561,375 shares of common stock held directly by Avenue Energy Opportunities Fund, L.P. ("Avenue Energy Opportunities Fund"). Avenue Energy Opportunities Partners, LLC is the general partner of Avenue Energy Opportunities Fund. GL Energy Opportunities Partners, LLC is the managing member of Avenue Energy Opportunities Partners, LLC. Marc Lasry is the managing member of GL Energy Opportunities Partners, LLC. Avenue Capital Management II, L.P. is the investment adviser of Avenue Energy Opportunities Fund, L.P. Avenue Capital Management II GenPar, LLC is the general partner of Avenue Capital Management II, L.P. Marc Lasry and Sonia Gardner are the managing members of Avenue Capital Management II GenPar, LLC. Each of the foregoing individuals and entities may be deemed to have voting and investment power over the common stock held by Avenue Energy Opportunities Fund and (other than Avenue Energy Opportunities Fund) disclaim any beneficial ownership over such common stock. The principal address of the foregoing individuals and entities is 399 Park Avenue, 6th Floor, New York, NY 10022.

(3)
Includes 100 shares of common stock and 13,351 time-based restricted stock units granted upon the date of emergence from Chapter 11 for 2016 and 2017, an award of 13,112 time-based restricted stock units granted for 2018 on January 2, 2018, an award of 26,028 time-based restricted stock units granted January 2, 2019 for service as a director during 2019. Includes 14,013 shares properly tendered in the 2019 tender offer but have not yet been disposed of pursuant to the share equalization plan.

(4)
Includes 73 shares of common stock and 8,901 time-based restricted stock units granted upon date of emergence from Chapter 11 for 2016 and 2017, an award of 8,741 time-based restricted stock units granted on January 2, 2018 for service as a director during 2018, an award of 17,352 time-based restricted stock units granted January 2, 2019 for service as a director during 2019. Includes 9,341 shares properly tendered in the 2019 tender offer but have not yet been disposed of pursuant to the share equalization plan.

(5)
Includes 73 shares of common stock and 8,901 time-based restricted stock units granted upon date of emergence from Chapter 11 for 2016 and 2017, an award of 8,741 time-based restricted stock units granted on January 2, 2018 for service as a director during 2018, an award of 17,352 time-based restricted stock units granted January 2, 2019 for service as a director during 2019. Includes 9,341 shares properly tendered in the 2019 tender offer but have not yet been disposed of pursuant to the share equalization plan.

(6)
Includes 73 shares of common stock and 8,901 time-based restricted stock units granted upon date of emergence from Chapter 11 for 2016 and 2017, an award of 8,741 time-based restricted stock units granted on January 2, 2018 for service as a director during 2018, an award of 17,352 time-based restricted stock units granted January 2, 2019 for service as a director during 2019. Includes 9,341 shares properly tendered in the 2019 tender offer but have not yet been disposed of pursuant to the share equalization plan.

(7)
Includes 15,300 shares of common stock, 22,627 time-based restricted stock units that vested less 6,640 shares traded for taxes in connection with vesting. Also includes 12,085 shares properly tendered in the 2019 tender offer but have not yet been disposed of pursuant to the share equalization plan. Does not include unvested time-based restricted stock units or unvested performance-based restricted stock units.

(8)
Includes 100 shares of common stock and 41,251 time-based restricted stock units that vested less 16,240 shares traded for taxes in connection with vesting, and 31,715 vested stock options. Also includes 9,328 shares properly tendered in the 2019 tender offer but have not yet been disposed of pursuant to the share equalization plan. Does not include unvested time-based restricted stock units or unvested performance-based restricted stock units.

(9)
Includes 100 shares of common stock and 25,090 time-based restricted stock units that vested less 7,609 shares traded for taxes in connection with vesting, less 6,472 shares sold, and 18,733 vested stock options. Also includes 10,990 shares properly tendered in the 2019 tender offer but have not yet been disposed of pursuant to the share equalization plan. Does not include unvested time-based restricted stock units or unvested performance-based restricted stock units.

(10)
Because Mr. Elkins is no longer with Midstates as of January 23, 2018, his shares beneficially owned were excluded from the calculation of all directors and officers as a percentage.

 SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT/DIRECTORS OF AMPLIFY

        To Amplify's knowledge, the following table sets forth certain information regarding the beneficial ownership of Amplify common stock as of the close of business on May 31, 2019 (except as noted in the footnotes below) and with respect to: (1) each person known by Amplify to beneficially own 5% or more of the outstanding shares of Amplify common stock; (2) each member of the Amplify board; (3) each named executive officer of Amplify; (4) and the members of the Amplify board and Amplify's current executive officers as a group.

        Amplify has determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, Amplify believes, based on the information furnished to Amplify, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Amplify common stock that he, she or it beneficially owns.

        Applicable percentage ownership and voting power is based on approximately 22,293,841 shares of Amplify common stock outstanding as of May 31, 2019.

Security Ownership of Amplify Directors and Executive Officers

        The mailing address of each person or entity named below is Amplify Energy Corp., 500 Dallas Street, Suite 1700, Houston, Texas 77002.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percentage of Outstanding(2)
Kenneth Mariani	67,011	*
Martyn Willsher(3)	16,217	*
Polly Schott(4)	26,057	*
Richard P. Smiley(5)	45,734	*
Eric M. Willis	23,597	*
David H. Proman(6)	—	—
David M. Dunn(7)	2,392	*
Christopher W. Hamm(8)	6,022	*
Scott L. Hoffman(9)	—	—
Evan S. Lederman(6)	—	—
Edward A. Scoggins, Jr.	6,022	*

Executive Officers and Directors as a Group (11 persons)	193,052	*

*
Less than 1.0%

(1)
The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

(2)
Based on 22,293,841 shares of common stock outstanding at May 31, 2019. Shares of common stock (i) issuable upon the vesting of RSUs within 60 days of the date of this joint proxy statement/prospectus and (ii) subject to stock options that are currently exercisable or exercisable within 60 days of the date of this joint proxy statement/prospectus are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding those RSUs or stock options, but are not treated as outstanding for the purpose of computing the percentage ownership of (x) any other person or (y) the aggregate held by all executive officers and directors as a group.

(3)
Shares of common stock beneficially owned consists of 10,051 shares of common stock and 6,166 stock options that are currently exercisable.

(4)
Shares of common stock beneficially owned consists of 12,724 shares of common stock and 13,333 restricted stock units that will vest on July 1, 2019.

(5)
Shares of common stock beneficially owned consists 36,201 shares of common stock, 9,533 stock options that are currently exercisable.

(6)
Evan S. Lederman and David H. Proman are directors of Amplify and managing directors of Fir Tree Capital Management LP ("FTCM") (f/k/a Fir Tree Inc.). Messrs. Lederman and Proman do not have voting and investment power with respect to any shares of Amplify common stock owned by Fir Tree Capital Opportunity Master Fund III, LP, FT SOF IV Holdings, LLC, Fir Tree E&P Holdings VII, LLC and Fir Tree E&P Holdings VIII, LLC in their capacities as managing directors of FTCM.

(7)
Mr. Dunn, a director of Amplify, is a Managing Partner of Cross Sound Management LLC and Co-Chief Investment Officer of Cross Sound Distressed Opportunities Fund Series I ("CS1"), and therefore may be deemed to be the beneficial owner of, and to have voting and investment control over, the shares of Amplify common stock controlled by Cross Sound Management LLC. Mr. Dunn disclaims beneficial ownership of the shares of common stock owned by Sirene Global Investments LP or CS1.

(8)
Mr. Hamm is a director of Amplify and chief executive officer of Axys Capital Management, an affiliate of Axys Capital Income Fund, LLC, and therefore may be deemed to be the beneficial owner of, and to have voting and investment control over, the shares of Amplify common stock owned by Axys Capital Income Fund, LLC. Mr. Hamm disclaims beneficial ownership of the shares of Amplify common stock owned by Axys Capital Income Fund, LLC.

(9)
Scott L. Hoffman is a director of Amplify and senior analyst at Brigade Capital Management, LP. Mr. Hoffman disclaims beneficial ownership of any shares of common stock owned by Brigade Capital Management, LP.

Security Ownership of Other Amplify Beneficial Owners

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percentage of Outstanding(2)
Fir Tree Capital Management LP(3)	6,673,865	29.9%
55 West 46th Street, New York, NY 10036
Brigade Capital Management, LP(4)	4,873,203	21.9%
399 Park Ave. Suite 1600, New York, NY 10022
Axys Capital Income Fund, LLC(5)	1,626,816	7.3%
1613 South Capital of Texas Hwy, Suite 201, Austin, TX 78746
York Capital Management Global Advisors, LLC(6)	1,467,087	6.6%
767 Fifth Avenue, New York, NY 10153
Cross Sound Management LLC(7)	1,310,169	5.9%
10 Westport Road, Suite 202, Wilton, CT 06897

(1)
The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

(2)
Based on 22,293,841 shares of common stock outstanding at May 31, 2019.

(3)
Consists of (i) 256,760 shares owned by Fir Tree Capital Opportunity Master Fund III, LP, (ii) 153,743 shares owned by FT SOF IV Holdings, LLC, (iii) 3,414,613 shares owned by Fir Tree E&P Holdings VII, LLC and (iv) 2,848,749 shares owned by Fir Tree E&P Holdings VIII, LLC (collectively, the "Fir Tree funds"). FTCM is the investment manager for the Fir Tree funds. The Fir Tree funds beneficially owns 22.95% of Midstates' outstanding shares of common stock. See "Share Ownership of Certain Beneficial Owners and Management/Directors of Midstates—Security Ownership of Other Midstates Beneficial Owners."

(4)
Consists of (i) 14,021 shares owned by Future Directions Credit Opportunities Fund, (ii) 415,309 shares owned by Brigade Credit Fund II Ltd., (iii) 13,968 shares owned by Big River Group Fund SPC LLC, (iv) 120,699 shares owned by Brigade Cavalry Fund Ltd, (v) 118,854 shares owned by Blue Falcon Limited, (vi) 43,379 shares owned by Delta Master Trust, (vii) 320,579 shares owned by Brigade Distressed Value Master Fund Ltd., (viii) 682,392 shares owned by Brigade Energy Opportunities Fund II LP, (ix) 1,531,475 shares owned by Brigade Energy Opportunities Fund LP, (x) 45,899 shares owned by FedEx Corporation Employees' Pension Trust, (xi) 17,986 shares owned by Brigade Opportunistic Credit Fund—ICIP, Ltd., (xii) 21,662 shares owned by Illinois State Board of Investment, (xiii) 15,730 shares owned by FCA Canada Inc. Elected Master Trust, (xiv) 16,986 shares owned by FCA US LLC Master Retirement Trust, (xv) 35,227 shares owned by JPMorgan Chase Retirement Plan Brigade Bank Loan, (xvi) 24,568

  shares owned by JPMorgan Chase Retirement Plan Brigade, (xvii) 162,880 shares owned by Brigade Opportunistic Credit LBG Fund Ltd., (xviii) 99,902 shares owned by Los Angeles County Employees Retirement Association, (xix) 700,784 shares owned by Brigade Leveraged Capital Structures Fund Ltd., (xx) 27,544 shares owned by SC Credit Opportunities Mandate LLC, (xxi) 23,034 shares owned by U.S. High Yield Bond Fund, (xxii) 46,256 shares owned by SEI Global Master Fund Plc the SEI High Yield Fixed Income Fund, (xxiii) 127,911 shares owned by SEI Institutional Investments Trust-High Yield Bond Fund, (xxiv) 87,414 shares owned by SEI Institutional Managed Trust-High Yield Bond Fund, (xxv) 19,824 shares owned by GIC Private Limited, (xxvi) 53,102 shares owned by The Coca-Cola Company Master Retirement Trust, (xxvii) 44,640 shares owned by St. James' Place Diversified Bond Unit Trust and (xxviii) 41,178 shares owned by Panther BCM LLC (collectively, the "Brigade funds"). Brigade Capital Management, LP has voting and investment power with respect to the shares of common stock owned by the foregoing entities and may be deemed to be the beneficial owner of the shares of common stock owned by the Brigade funds.

(5)
Trust Asset Management LLC has voting and investment power with respect to the common stock owned by Axys Capital Income Fund, LLC and may be deemed to be the beneficial owner of the shares of common stock owned by Axys Capital Income Fund, LLC.

(6)
Consists of (i) 774,477 shares owned by York Credit Opportunities Investments Master Fund L.P., (ii) 650,245 shares owned by York Credit Opportunities Fund, L.P., (iii) 34,905 shares owned by Exuma Capital, L.P. and (iv) 7,460 shares owned by York Insurance Dedicated Fund, LLC (collectively, the "York funds"). York Capital Management Global Advisors, LLC has voting and investment power with respect to the common stock owned by the foregoing entities and may be deemed to be the beneficial owner of the shares of common stock owned by the York funds.

(7)
Consists of (i) 97,667 shares owned by Sirene Global Investments LP ("SGI LP") and (ii) 1,212,502 shares owned by CS1. Cross Sound Management LLC, the investment manager for SGI LP and CS1, has voting and investment power with respect to the common stock owned by both SGI LP and CS1 and may be deemed to be the beneficial owner of the shares of common stock owned by them.

LEGAL MATTERS

        The legality of the shares of Midstates common stock issuable in the merger will be passed upon for Midstates by Latham, Houston, Texas.

EXPERTS

Midstates

        The audited financial statements of Midstates and management's assessment of the effectiveness of Midstates' internal control over financial reporting incorporated by reference in this joint proxy statement/prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

        The information incorporated by reference into this joint proxy statement/prospectus as of December 31, 2018 relating to Midstates' estimated quantities of its proved natural gas and oil reserves is derived from reports prepared by Midstates' independent petroleum consultant Cawley, Gillespie & Associates, Inc. ("CGA"), a worldwide leader of petroleum property analysis for industry and financial organizations and government agencies. CGA was founded in 1961 and performs consulting petroleum engineering services under Texas Board of Professional Engineers Registration No. F-2699. This information is incorporated by reference into this joint proxy statement/prospectus in reliance upon the authority of CGA as an expert with respect to the matters covered by its reports and the giving of its reports.

Amplify

        The consolidated financial statements of Amplify Energy Corp. and its subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of operations, equity, and cash flows for the year ended December 31, 2018, the period May 5, 2017 through December 31, 2017 (Successor), the period from January 1, 2017 through May 4, 2017 and the year ended December 31, 2016 (Predecessor) and the related notes (collectively, the consolidated financial statements), and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein and in the registration statement in reliance on the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

        As discussed in note 2 to the consolidated financial statements, on April 14, 2017, the United States Bankruptcy Court for the Southern District of Texas entered an order confirming the plan for reorganization, which became effective on May 4, 2017. Accordingly, the accompanying consolidated financial statements have been prepared in conformity with Accounting Standards Codification Topic 852, Reorganizations, for the Successor as a new entity with assets, liabilities and a capital structure having carrying amounts not comparable with prior periods (Predecessor) as described in note 1.

        The information incorporated by reference into this joint proxy statement/prospectus as of December 31, 2018 relating to Amplify's estimated quantities of its proved natural gas and oil reserves is derived from reports prepared by Amplify's independent petroleum consultant Ryder Scott Company, L.P. This information is incorporated by reference into this joint proxy statement/prospectus in reliance upon the authority of such firms as experts with respect to the matters covered by their reports and the giving of their reports.

 STOCKHOLDER PROPOSALS

Midstates

        Midstates will hold a regular annual meeting in 2020 regardless of whether the merger is completed.

        Midstates stockholders may propose matters to be presented at Midstates stockholder meetings and may nominate persons to be directors of Midstates. Formal procedures have been established for those proposals and nominations.

  Proposals for 2020 Annual Meeting of Stockholders and 2020 Proxy Materials

        Any stockholder of Midstates who desires to submit a proposal for action at the 2020 annual meeting of stockholders and wishes to have such proposal (a "Rule 14a-8 Proposal") included in Midstates' proxy materials, must submit such Rule 14a-8 Proposal to Midstates at its principal executive offices no later than December 31, 2019 unless Midstates notifies the stockholders otherwise. Only those Rule 14a-8 Proposals that are timely received by Midstates' and proper for stockholder action (and otherwise proper) will be included in Midstates' proxy materials.

        Any stockholder of Midstates who desires to submit a proposal for action at the 2020 annual meeting of stockholders, but does not wish to have such proposal (a "Non-Rule 14a-8 Proposal") included in Midstates' proxy materials, must submit such Non-Rule 14a-8 Proposal to Midstates at its principal executive offices so that it is received no earlier than the close of business                              and no later than the close of business on                              , unless Midstates notifies the stockholders otherwise.

        In the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120 day prior to the date of such annual meeting and not later than the close of business on the later of the 90 day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, the 10 day following the day on which public announcement of the date of such meeting is first made by Midstates.

        All Midstates stockholder proposals should be sent to Midstates Petroleum Company, Inc. 321 South Boston Avenue, Suite 1000 Tulsa, Oklahoma 74103, Attention: Corporate Secretary.

  Nominations for Midstates Annual Meeting of Stockholders

        Midstates will consider any nominee recommended by stockholders for election at the annual meeting of stockholders to be held in 2020 if that nomination is submitted in writing, and received no earlier than the close of business                              and no later than the close of business on                              , to Midstates Petroleum Company, Inc., 321 South Boston Avenue, Suite 1000, Tulsa, Oklahoma 74103, Attention: Corporate Secretary. Midstates will evaluate director nominees proposed by stockholders on the same basis as recommendations received from any other source. With respect to each such nominee, the following information must be provided to Midstates with the written nomination:

  •
  the nominee's name, address and other personal information;

  •
  the number of shares of each class and series of stock of Midstates held by such nominee;

  •
  the nominating stockholder's name, residential address and telephone number, and business address and telephone number; and

  •
  all other information required to be disclosed pursuant to Midstates' bylaws and Regulation 14A of the Exchange Act.

        Each submission must also include a statement of the qualifications of the nominee, a notarized consent signed by the nominee evidencing a willingness to serve as a director, if elected, and a written representation and agreement that such person (i) is not and will not become a party to any voting agreement or compensation agreement that has not been disclosed to Midstates or that could limit or interfere with the nominee's ability to comply with their fiduciary duties under applicable law and (ii) will comply with all of Midstates' applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.

Amplify

        If the merger is completed in 2019, Amplify will become a wholly owned subsidiary of Midstates and, consequently, will not hold an annual meeting of its stockholders in 2020. Amplify stockholders will be entitled to participate, as stockholders of Midstates following the merger, in the 2020 annual meeting of stockholders of Midstates. If the merger agreement is not completed for any reason, Amplify intends to hold an annual meeting of its stockholders in 2020.

        Any stockholder of Amplify who desires to submit a proposal for action at the 2020 annual meeting of stockholders and wishes to have such proposal included in Amplify's proxy materials, must submit such proposal in writing to Amplify's Corporate Secretary at 500 Dallas Street, Suite 1700, Houston, Texas 77002 and such proposal must be received by December 7, 2019; provided that, if the date of the 2020 annual meeting is more than 30 days before or after May 15, 2020, the deadline is a reasonable time before Amplify begins to print and send their proxy materials for the 2020 annual meeting.

        If an Amplify stockholder wishes to submit a proposal that is not to be included in Amplify's proxy materials for next year's annual meeting pursuant to the SEC stockholder proposal procedures or to nominate a director, the stockholder must do so between January 21, 2020 and February 20, 2020; provided that if the date of that annual meeting is more than 30 days before or after May 15, 2020, the stockholder must give notice not later than the close of business on the 45th day before such annual meeting date or, if later, the 10th day following the day on which public announcement of the annual meeting date is first made. Amplify Stockholders are also advised to review Amplify's amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Amplify will only consider proposals that meet the requirements of the applicable rules of the SEC and Amplify's amended and restated bylaws.

        The Amplify Board will consider any nominee recommended by stockholders for election at the annual meeting of stockholders to be held in 2020 if that nomination is submitted in writing, including the information specified in the Amplify bylaws (which information is summarized in "Comparison of Rights of Midstates Stockholders and Amplify Stockholders"), by the close of business, between January 21, 2020 and February 20, 2020, to Amplify Energy Corp., 500 Dallas Street, Suite 1700, Houston, Texas 77002, Attention: Corporate Secretary. Amplify will evaluate director nominees proposed by stockholders on the same basis as recommendations received from any other source.

HOUSEHOLDING OF JOINT PROXY STATEMENT/PROSPECTUS

        The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to stockholders residing at the same address, unless the stockholders have notified the company whose shares they hold of their desire to receive multiple copies of this joint proxy statement/prospectus. This process, which is commonly referred to in this joint proxy statement/prospectus as "householding," potentially provides extra convenience for stockholders and cost savings for companies.

        If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of this joint proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one, please contact the company whose shares you hold at its address identified in this paragraph below. Each of Midstates and Amplify will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Midstates Petroleum Company, Inc., 321 South Boston Avenue Suite 1000 Tulsa, Oklahoma 74103, Attention: Investor Relations, Phone: (918) 947-4614 or to Amplify Energy Corp., 500 Dallas Street, Suite 1700, Houston, Texas 77002, Attention: Corporate Secretary, Phone: (713) 588-8346.

WHERE YOU CAN FIND MORE INFORMATION

        Midstates and Amplify each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including Midstates and Amplify, who file electronically with the SEC. The address of that site is www.sec.gov.

        Investors may also consult Midstates' or Amplify's website for more information about Midstates or Amplify, respectively. Midstates' website is http://www.midstatespetroleum.com. Amplify's website is http://www.amplifyenergy.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

        Midstates has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Midstates common stock to be issued to Amplify stockholders in the merger. The registration statement, including the attached exhibits, contains additional relevant information about Midstates and Midstates common stock. The rules and regulations of the SEC allow Midstates to omit certain information included in the registration statement from this joint proxy statement/prospectus.

        In addition, the SEC allows Midstates and Amplify to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus as described below. This joint proxy statement/prospectus also contains summaries of certain provisions contained in some of the Midstates or Amplify documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Some documents or information, such as that called for by Item 2.02 and 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this joint proxy statement/prospectus.

        This joint proxy statement/prospectus incorporates by reference the documents listed below that Midstates and Amplify have previously filed with the SEC. These documents contain important information about Midstates and Amplify and their respective financial condition and other matters.

Midstates SEC Filings (File No. 001-35512)	Period or File Date
Annual Report on Form 10-K	Year ended December 31, 2018
Quarterly Reports on Form 10-Q	Quarterly period ended March 31, 2019
Current Reports on Form 8-K	Filed on February 5, 2019, March 13, 2019, May 6, 2019 and May 10, 2019
Proxy for 2019 Annual Meeting of Stockholders on Schedule 14A	Filed on April 29, 2019

The description of Midstates common stock contained in Midstates' registration statement on Form 8-A filed under Section 12 of the Exchange Act on May 3, 2017, including any amendment or report filed for purposes of updating such description	Filed on May 3, 2017

Amplify SEC Filings (File No. 001-35364)	Period or File Date
Annual Report on Form 10-K	Year ended December 31, 2018
Quarterly Reports on Form 10-Q	Quarterly period ended March 31, 2019
Current Reports on Form 8-K	Filed on March 25, 2019, May 6, 2019 and May 16, 2019
Proxy for 2019 Annual Meeting of Stockholders on Schedule 14A	Filed on April 5, 2019

The description of Amplify's common stock contained in Amplify's registration statement on Form S-1 filed on July 20, 2017 and September 15, 2017, including any subsequently filed amendments and reports updating such description	Filed on July 20, 2017 and September 15, 2017

        In addition, Midstates and Amplify hereby incorporate by reference any future filings either of them makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing and prior to the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and (ii) after the date of this joint proxy statement/prospectus and prior to the date of the Midstates annual meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

        You can obtain any of these documents from the SEC, through the SEC's website at the address described above, or Midstates or Amplify will provide you with copies of these documents, without charge, upon written or oral request to:

Midstates Petroleum Company, Inc. 321 South Boston, Suite 1000 Tulsa, Oklahoma 74103 Telephone Number: (918) 947-4669 Attention: Corporate Secretary	Amplify Energy Corp. 500 Dallas Street, Suite 1700 Houston, Texas 77002 (713) 588-8346 Attention: Corporate Secretary

        In the event of conflicting information in this joint proxy statement/prospectus in comparison to any document incorporated by reference into this joint proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

        You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated                        , 2019. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither Midstates' mailing of this joint proxy statement/prospectus to Midstates stockholders nor Amplify's mailing of this joint proxy statement/prospectus to Amplify stockholders nor the issuance by Midstates of common stock in the merger will create any implication to the contrary.

        This document contains a description of the representations and warranties that each of Midstates and Amplify made to the other in the merger agreement. Representations and warranties made by Midstates, Amplify and other applicable parties are also set forth in contracts and other documents that are attached or filed as exhibits to this document or are incorporated by reference into this document. These materials are included or incorporated by reference to provide you with information regarding the terms and conditions of the agreements. Accordingly, the representations and warranties and other provisions of the merger agreement and the contracts and other documents that are attached to or filed as exhibits to this document or are incorporated by reference into this document should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MIDSTATES PETROLEUM COMPANY, INC.,

MIDSTATES HOLDINGS, INC.

AND

AMPLIFY ENERGY CORP.

DATED AS OF MAY 5, 2019

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of May 5, 2019 (this "Agreement"), is entered into by and among Midstates Petroleum Company, Inc., a Delaware corporation ("Parent"), Midstates Holdings, Inc., a Delaware corporation and wholly owned Subsidiary of Parent ("Merger Sub"), and Amplify Energy Corp., a Delaware corporation (the "Company" and collectively with Parent and Merger Sub, the "Parties").

RECITALS

        WHEREAS, Parent owns (a) all of the issued and outstanding capital stock of Merger Sub and (b) all of the issued and outstanding membership interests and other equity interests, if any, of Alpha Mike Holdings, LLC, a Delaware limited liability company ("LLC Sub");

        WHEREAS, the Parties wish to effect the acquisition of the Company by Parent through the merger of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), with the Company being the surviving entity and a direct, wholly owned Parent Subsidiary (such merger, the "Merger");

        WHEREAS, in connection with the Merger, at the Effective Time each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Appraisal Shares, or Cancelled Shares) shall be automatically converted into the right to receive the Merger Consideration upon the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, the Board of Directors of the Company (the "Company Board"), at a meeting duly called and held, has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to, and in the best interests of, the Company and its stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (c) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions contained herein, (d) directed that this Agreement be submitted to the holders of Company Common Stock at the Company Stockholders Meeting to approve its adoption, and (e) resolved to recommend that the holders of Company Common Stock approve the adoption of this Agreement (the "Company Board Recommendation");

        WHEREAS, the Board of Directors of Parent (the "Parent Board"), at a meeting duly called and held, has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger and the issuance of Parent Common Stock pursuant to this Agreement (the "Parent Stock Issuance"), are in the best interests of, and advisable to, Parent and its stockholders, (b) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, (c) approved the execution, delivery and performance by Parent of this Agreement, including the Merger and the Parent Stock Issuance, upon the terms and subject to the conditions contained herein, (d) directed that this Agreement be submitted to the holders of Parent Common Stock at the Parent Stockholders Meeting to approve the Parent Stock Issuance, and (e) resolved to recommend that the holders of Parent Common Stock approve the Parent Stock Issuance (the "Parent Board Recommendation"), subject to the terms and conditions in this Agreement;

        WHEREAS, the Board of Directors of Merger Sub (the "Merger Sub Board"), at a meeting duly called and held, has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to, and in the best interests of, Merger Sub and its sole stockholder, (b) approved the execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions contained herein, and (c) submitted this Agreement to Parent, as sole stockholder of Merger Sub, for adoption thereby and recommended that Parent approve and adopt this Agreement and the transactions contemplated hereby, including the Merger (and Parent, as sole stockholder of Merger Sub, has executed and delivered a unanimous written consent of the sole stockholder of Merger Sub adopting this Agreement and approving the transactions contemplated hereby in accordance with the DGCL (as defined herein), which consent shall become effective immediately following the execution and delivery of this Agreement and shall be irrevocable);

        WHEREAS, as an inducement to Parent and the Company to enter into this Agreement, concurrently with the execution and delivery of the Agreement, certain stockholders of the Company (the "Company Designated Stockholders") and Parent (the "Parent Designated Stockholders" and together with the Company Designated Stockholders, the "Designated Stockholders") set forth on Schedule 1.1(a) of the Company Disclosure Letter and Parent Disclosure Letter, respectively, have entered into voting and support agreements (the "Designated Stockholder Voting Agreements");

        WHEREAS, immediately following the effectiveness of the Merger, the Surviving Entity shall be merged with and into LLC Sub (the "LLC Sub Merger"), with LLC Sub continuing as the surviving entity in the LLC Sub Merger as a direct, wholly owned subsidiary of Parent; and

        WHEREAS, each of the Parties hereto intends that the Merger and the LLC Sub Merger (together, the "Integrated Mergers") will qualify as a "reorganization" within the meaning of Section 368(a) of the Code (the "Intended Tax Treatment"), and this Agreement is intended to constitute and is adopted as a "plan of reorganization" for purposes of Sections 354 and 361 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

        1.1    Certain Definitions.    As used in this Agreement, the following terms have the meanings set forth below:

        "Affiliate" means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition and the definition of Subsidiary, "control" (including, with correlative meanings, "controlling," "controlled by" and "under common control with") means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of equity interests, including, but not limited to, voting securities, by contract or agency or otherwise. For purposes of this Agreement: (i) Parent and the Parent Subsidiaries shall not be considered Affiliates of the Company and the Company Subsidiaries and (ii) the Company and the Company Subsidiaries shall not be considered Affiliates of Parent and the Parent Subsidiaries.

        "Agreement" has the meaning set forth in the Preamble.

        "Appraisal Shares" has the meaning set forth in Section 3.4.

        "Benefit Plan" means (a) any "employee benefit plan" (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and (b) any bonus, incentive, deferred compensation, termination, hospitalization or other medical, dental, vision, accident, disability, life insurance, vacation, paid time off or other material fringe benefit plan, program, policy, agreement or arrangement, or any employment, change in control, retention or severance, profit sharing, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, restricted stock unit or other equity or equity-based compensation plan, program, policy, agreement or arrangement.

        "Book-Entry Shares" has the meaning set forth in Section 3.3(b)(i).

        "Business Day" means any day other than Saturday, Sunday or a day on which the SEC or commercial banks in New York, New York are authorized or required by Law to close.

        "Cancelled Shares" has the meaning set forth in Section 3.1(b)(iii).

        "Certificate of Merger" has the meaning set forth in Section 2.2(b).

        "Certificates" has the meaning set forth in Section 3.3(b)(i).

        "Closing" has the meaning set forth in Section 2.2(a).

        "Closing Date" has the meaning set forth in Section 2.2(a).

        "COBRA" means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company" has the meaning set forth in the Preamble.

        "Company Acceptable Confidentiality Agreement" has the meaning set forth in Section 6.4(e)(ii).

        "Company Alternative Proposal" means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with Parent or any of the Parent Subsidiaries) involving: (A) any direct or indirect acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or group of any business or assets of the Company or any Company Subsidiary (including capital stock of or ownership interest in any Subsidiary) that generated 15% or more of the Company's and the Company Subsidiaries' net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve months, or any license, lease or long-term supply agreement having a similar economic effect, (B) any direct or indirect acquisition of beneficial ownership by any Person or group of 15% or more of the outstanding shares of Company Common Stock or any tender or exchange offer that if consummated would result in any Person or group beneficially owning 15% or more of the outstanding shares of Company Common Stock or (C) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that is structured to permit any Person or group to acquire beneficial ownership of 15% or more of the Company's and the Company Subsidiaries' assets or equity interests.

        "Company Balance Sheet" has the meaning set forth in Section 4.6(c).

        "Company Benefit Plan" means a Benefit Plan maintained, sponsored or contributed to (or required to be contributed to) by the Company or any Company Subsidiary, or otherwise with respect to which the Company or any Company Subsidiary has any current or contingent liability.

        "Company Board" has the meaning set forth in the Recitals.

        "Company Board Recommendation" has the meaning set forth in Section 4.4(b).

        "Company Board RSU" means each restricted stock unit of the Company issued to the members of the Company Board subject to service-based vesting conditions, whether granted pursuant to the Company Stock Plans or otherwise, that is outstanding immediately prior to the Effective Time.

        "Company Borrowing Base Amendment" means an amendment to the Company Credit Agreement to increase the borrowing base thereunder so that the total borrowing base thereunder after giving effect to such amendment is an amount sufficient for the combined company's liquidity needs.

        "Company CIC Payments" has the meaning set forth in Section 6.21.

        "Company Change in Recommendation" has the meaning set forth in Section 6.4(c).

        "Company Common Stock" has the meaning set forth in Section 4.2(a).

        "Company Credit Agreement" means that certain Credit Agreement, dated as of November 2, 2018, by and among Amplify Energy Operating LLC, as borrower, Amplify Acquisitionco, Inc., as parent, Bank of Montreal, as administrative agent, and the financial institutions party thereto as lenders (as amended, restated, supplemented or otherwise modified from time to time).

        "Company Credit Agreement Amendment" means an amendment to the Company Credit Agreement pursuant to which the required lenders thereunder consent to the consummation of the Merger and the other transactions contemplated by this Agreement to the extent required by the Company Credit Agreement.

        "Company Designated Stockholders" has the meaning set forth in the Recitals.

        "Company Disclosure Letter" has the meaning set forth in Article IV.

        "Company Expenses" means all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of the Company and its Affiliates) incurred by the Company or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions and ancillary documents related thereto, any litigation with respect thereto, the preparation, printing, filing, and mailing of the Joint Proxy Statement/Prospectus, the filing of any required notices under any antitrust Laws, or in connection with other regulatory approvals, and all other matters related to the Merger and the other transactions contemplated by this Agreement.

        "Company Intellectual Property" has the meaning set forth in Section 4.20.

        "Company Intervening Event" means any material event, fact, circumstance, development or occurrence that is not known by the Company Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known by the Company Board as of the date of this Agreement), which event, fact, circumstance, development or occurrence becomes known (or the magnitude or material consequences thereof become known) to or by the Company Board prior to the Company Stockholder Approval; provided, however, that in no event shall the following events, facts, circumstances, developments or occurrences constitute a Company Intervening Event: (A) any event, fact, circumstance, development or occurrence resulting from any action taken or omitted by the Company or any Company Subsidiary that is required to be taken or omitted by the Company or any Company Subsidiary pursuant to this Agreement (other than with respect to any obligation of the Company and the Company Subsidiaries in accordance with Section 6.1), (B) the receipt, existence or terms of a Company Alternative Proposal or any inquiry, proposal, offer, request for information or expression of interest that may reasonably be expected to lead to, or result in, a Company Alternative Proposal, (C) any event, fact, circumstance, development or occurrence relating to Parent or any Parent Subsidiary that does not amount to a Parent Material Adverse Effect, (D) changes in the market price or trading volume of Company Common Stock, Parent Common Stock or any other securities of the Company, Parent or their respective Subsidiaries, or any change in the credit rating thereof or the fact that the Company meets or exceeds (or that Parent fails to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period (it being understood that the underlying cause thereof or the underlying facts giving rise or contributing to such event, fact, circumstance, development or occurrence may be taken into account for purposes of determining whether a Company

Intervening Event has occurred if such cause or facts are not otherwise excluded under this definition), (E) changes after the date hereof in general economic or business conditions (including, without limitation, the price of oil, natural gas or other commodities) in the United States or elsewhere in the world or (F) changes after the date hereof in the credit, debt, financial or capital markets or in interest or exchange rates, in each case, in the United States or elsewhere in the world.

        "Company Material Adverse Effect" means any change, event, effect or occurrence that (a) has a material adverse effect on the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) prevents the consummation of the Merger, provided that in the case of clause (a), none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: any change, event, effect or occurrence that results from or arises in connection with (A) (I) the oil and gas exploration and production industry generally; (II) the natural gas gathering, compressing, treating, processing and transportation industry generally; (III) the natural gas liquids fractionating and transportation industry generally; (IV) the crude oil and condensate logistics and marketing industry generally; and (V) the natural gas marketing and trading industry generally (including in each case changes in the Laws affecting such industries), (B) general U.S. or global economic or regulatory, legislative or political conditions (or changes therein) or securities, credit, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, commodity prices, credit markets and price levels or trading volumes), (C) any change or prospective change in applicable Law or GAAP (or interpretation or enforcement thereof), (D) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage, terrorism or any epidemics, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism or any epidemics, (E) any hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster or any other national or international calamity or crises, (F) the failure, in and of itself, of the Company or the Company Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes or prospective changes in the market price or trading volume of any securities or indebtedness of the Company or any Company Subsidiaries or the credit rating of the Company (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition), (G) the announcement, pendency and consummation of any of the transactions contemplated hereby, including the Merger, or any Proceeding in respect of this Agreement or any of the transactions contemplated hereby, (H) the compliance with the covenants contained in this Agreement (other than with respect to any obligation of the Company or any Company Subsidiary in accordance with Section 6.1) and any loss of or change in relationship with any customer, supplier, vendor or other business partner, or departure of any employee or officer, of the Company or of any Company Subsidiary, (I) (1) any action taken by the Company or any Company Subsidiary at Parent's written request or with Parent's written consent or (2) the failure to take any action by the Company or any Company Subsidiary if that action is prohibited by this Agreement to the extent that Parent fails to give its written consent after receipt of a request therefor and (J) the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Affiliates, provided that the exceptions set forth in clauses (A), (B), (C), (D) and (E) shall not be excluded to the extent such effect has disproportionately affected the Company or any Company Subsidiary when compared to other Persons operating in the same industries.

        "Company Material Customers" has the meaning set forth in Section 4.19(a).

        "Company Material Suppliers" has the meaning set forth in Section 4.19(b).

        "Company Permitted Liens" means, collectively:

          (a)   to the extent waived prior to the Effective Time, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any contracts, including joint operating agreements, joint ownership agreements, stockholders agreements, organic documents and other similar agreements and documents;

          (b)   contractual or statutory mechanic's, materialman's, warehouseman's, journeyman's and carrier's Liens and other similar Liens arising in the ordinary course of business for amounts not yet delinquent and Liens for Taxes or assessments that are not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the consolidated financial statements of the Company in accordance with GAAP;

          (c)   lease burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Reserve Report, including any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest;

          (d)   (A) contractual or statutory Liens securing obligations for labor, services, materials and supplies furnished to mineral interests, or (B) Liens on pipeline or pipeline facilities that arise out of operation of Law, or (C) Liens arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business;

          (e)   Liens incurred in the ordinary course of business on cash or securities pledged in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts entered into in the ordinary course of business (including lessee and operator obligations under statute, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on state, federal or foreign lands or waters) or to secure obligations on surety or appeal bonds;

          (f)    pre-judgment Liens and judgment Liens in existence less than fifteen (15) days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance;

          (g)   rights reserved to or vested in any Governmental Entity to control or regulate any of the Company's or the Company Subsidiaries' properties or assets in any manner;

          (h)   Liens existing on the date of this Agreement securing any Indebtedness;

          (i)    all easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of the Company or of any Company Subsidiary that are customarily granted in the oil and gas industry and do not (i) materially interfere with the operation, value or use of the property or asset affected or (ii) increase the burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Reserve Report, including any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest;

          (j)    such title defects as Parent (in the case of title defects with respect to properties or assets of the Company or the Company Subsidiaries) has expressly waived in writing; and

          (k)   all other Liens, defects and irregularities not arising in connection with Indebtedness, and any encroachments, overlapping improvements, and other state of facts as would be shown on an accurate survey of any real property, that are not such as to materially interfere with the operation, value or use of the property or asset affected.

        "Company Permits" has the meaning set forth in Section 4.16(b).

        "Company Preferred Stock" has the meaning set forth in Section 4.2(a).

        "Company PSU" means each restricted stock unit of the Company subject to performance- and service-based vesting conditions, whether granted pursuant to the Company Stock Plans or otherwise, that is outstanding immediately prior to the Effective Time.

        "Company Refinancing Facility" means any bank debt financing for the purposes of financing any repayment or refinancing of debt under the Company Credit Agreement, provided that such bank financing shall (x) permit the consummation of the Merger and the other transactions contemplated by this Agreement, (y) provide that the total borrowing base thereunder is an amount sufficient for the combined company's liquidity needs and (z) otherwise be on terms and conditions no less favorable to the Company and the Company Subsidiaries than the Company Credit Agreement.

        "Company Registration Rights Agreement" has the meaning set forth in Section 6.20.

        "Company Reserve Report" has the meaning set forth in Section 4.13.

        "Company Specified Contract" has the meaning set forth in Section 4.14(a).

        "Company Stockholder Approval" has the meaning set forth in Section 4.4(c).

        "Company Stockholders Meeting" means the special meeting of the holders of Company Common Stock to approve the adoption of this Agreement and other related matters (including any postponement, adjournment or recess thereof).

        "Company Stock Option" means each stock option to acquire shares of Company Common Stock from the Company, whether granted pursuant to the Company Stock Plan or otherwise, that is outstanding immediately prior to the Effective Time.

        "Company Stock Plan" means the Amplify Management Incentive Plan and the Amplify 2017 Non-Employee Directors Compensation Plan.

        "Company Subsidiary" means each Subsidiary of the Company.

        "Company Superior Proposal" means a bona fide written proposal by any Person or group (other than Parent or any of its Affiliates) to acquire, directly or indirectly, (a) businesses or assets of the Company or any Company Subsidiary that generated 50% or more of the Company's and the Company Subsidiaries' net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve months, respectively, or (b) more than 50% of the outstanding shares of Company Common Stock, in each case whether by way of merger, amalgamation, share exchange, tender offer, exchange offer, recapitalization, consolidation, sale of assets or otherwise, that in the good faith business judgment of the Company Board or any committee thereof, after consultation with its advisors and, would, if consummated in accordance with its terms, result in a transaction more favorable, in the opinion of the Company Board or any committee thereof in the exercise of its good faith business judgment, from a financial point of view to the Company's stockholders than the transactions contemplated by this Agreement (taking into account the time likely to be required to consummate such proposal and any adjustments or revisions to the terms and conditions of the Merger and/or this Agreement offered by Parent in response to such proposal or otherwise).

        "Company Tax Opinion" has the meaning set forth in Section 7.3(e).

        "Company Termination Fee" has the meaning set forth in Section 8.4(i).

        "Company TSU" means each restricted stock unit or similar right of the Company (other than a Company PSU) payable in shares of Company Common Stock or whose value is determined with reference to the value of shares of Company Common Stock, granted pursuant to the Company Stock Plan, that is outstanding immediately prior to the Effective Time.

        "Company Warrant Agreement" means that certain Warrant Agreement dated as of May 4, 2017 by and between the Company and American Stock Transfer & Trust Company, LLC.

        "Company Warrants" means outstanding warrants issued pursuant to the Company Warrant Agreements.

        "Confidentiality Agreement" has the meaning set forth in Section 6.6(c).

        "Consent" has the meaning set forth in Section 4.5(b).

        "Continuation Period" has the meaning set forth in Section 6.13(a).

        "Continuing Employee" has the meaning set forth in Section 6.13(a).

        "Contract" has the meaning set forth in Section 4.5(a).

        "Derivative Transaction" means any forward, future, hedge, swap, collar, put, call, floor, cap, option or other Contract that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in interest rates, basis risk or the price of commodities, including Hydrocarbons and produced Hydrocarbons, that binds a Person or any of its assets.

        "Designated Stockholders" has the meaning set forth in the Recitals.

        "Designated Stockholder Voting Agreements" has the meaning set forth in the Recitals.

        "DGCL" has the meaning set forth in the Recitals.

        "Effective Time" has the meaning set forth in Section 2.2(b).

        "Environmental Law" means any Law enacted and in effect on or prior to the Closing Date that relates to pollution, protection of human health and safety (with respect to exposure to Hazardous Materials) or protection of the environment or natural resources.

        "Environmental Permit" means any permit, license, consent, certification, registration, variance, exemption, approval or other authorization required under any Environmental Law.

        "ERISA" means the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., as amended.

        "Exchange Act" means the Securities Exchange Act of 1934, 15 U.S.C. § 78a et seq., as amended, and the rules and regulations promulgated thereunder.

        "Exchange Agent" has the meaning set forth in Section 3.3(a).

        "Exchange Fund" has the meaning set forth in Section 3.3(a).

        "Exchange Ratio" has the meaning set forth in Section 3.1(b)(i).

        "Filed Company SEC Documents" has the meaning set forth in Article IV.

        "Filed Parent SEC Documents" has the meaning set forth in Article V.

        "Form S-4" means the registration statement on Form S-4 to be filed with the SEC by Parent, pursuant to which Parent Common Stock issuable under this Agreement will be registered with the SEC (including any amendments or supplements thereto).

        "GAAP" has the meaning set forth in Section 4.6(b).

        "Governmental Entity" has the meaning set forth in Section 4.5(b).

        "Hazardous Material" means any substance, material or waste that is listed, defined, designated, classified or otherwise regulated as "hazardous," "toxic," a "pollutant" or a "contaminant," or words of similar meaning and regulatory effect, pursuant to any Environmental Law, including Hydrocarbons and any other petroleum and petroleum byproducts, naturally occurring radioactive minerals and asbestos.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. § 18a et seq., as amended, and the rules and regulations promulgated thereunder.

        "Hydrocarbons" means crude oil, natural gas, condensate, drip gas and natural gas liquids (including coalbed gas) and other liquids or gaseous hydrocarbons or any combination thereof produced or associated therewith.

        "Immaterial Inaccuracies" means any inaccuracies in the representations and warranties of the Company in Section 4.2(a) or of Parent in Section 5.2(a) that individually or in the aggregate are immaterial relative to the total fully diluted equity capitalization of the Company or Parent, as applicable.

        "Indebtedness" of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; and (e) indebtedness of others as described in clauses (a) through (d) above guaranteed by such Person; provided, however, that Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

        "Indemnification Expenses" has the meaning set forth in Section 6.11(a).

        "Indemnified Parties" has the meaning set forth in Section 6.11(a).

        "Integrated Mergers" has the meaning set forth in the Recitals.

        "Intellectual Property" means all intellectual property rights in the following: (a) trademarks, service marks, trade dress, logos, slogans, domain names, trade names and corporate names, all applications and registrations for the foregoing, including all renewals of the same, and together with the goodwill associated therewith, (b) patents and patent applications, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reexaminations and reissues, (c) confidential information, trade secrets and know-how and (d) copyrightable works of authorship, copyrights, industrial designs and other design rights, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

        "Intended Tax Treatment" has the meaning set forth in the Recitals.

        "Joint Proxy Statement/Prospectus" has the meaning set forth in Section 6.16.

        "Judgment" means any judgment, order, award, injunction or decree of a Governmental Entity or arbitrator.

        "Knowledge" means the actual knowledge, after reasonable inquiry, of, in the case of the Company and the Company Subsidiaries, the individuals listed in Section 1.1 of the Company

Disclosure Letter and, in the case of Parent and the Merger Sub, the individuals listed on Section 1.1 of the Parent Disclosure Letter.

        "Law" means any law, rule, regulation, ordinance, code, Judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

        "Letter of Transmittal" has the meaning set forth in Section 3.3(b)(i).

        "Lien" means any mortgage, lien, charge, restriction (including restrictions on transfer), pledge, security interest, option, right of first offer or refusal, preemptive right, lease or sublease, claim, right of any third party, covenant, right of way, easement, encroachment or encumbrance, provided that "Lien" shall not include any license or any option or other covenant with respect to any Intellectual Property.

        "LLC Sub" has the meaning set forth in the Recitals.

        "LLC Sub Merger" has the meaning set forth in the Recitals.

        "LLC Sub Merger Agreement" has the meaning set forth in Section 2.7.

        "Maximum Amount" has the meaning set forth in Section 6.11(d).

        "Measurement Date" has the meaning set forth in Section 4.2(a).

        "Merger" has the meaning set forth in the Recitals.

        "Merger Consideration" has the meaning set forth in Section 3.1(b)(i).

        "Merger Sub" has the meaning set forth in the Preamble.

        "Merger Sub Board" has the meaning set forth in the Recitals.

        "NYSE" means the New York Stock Exchange.

        "Oil and Gas Leases" means all Hydrocarbon and mineral leases and subleases, royalties, overriding royalties, net profits interests, mineral fee interests, carried interests and other rights to Hydrocarbons in place, and mineral servitudes, and all leases, subleases, licenses or other occupancy or similar agreements under which a Person acquires or obtains operating rights in and to Hydrocarbons or any other real property which is material to the operation of such Person's business.

        "Oil and Gas Properties" means (a) all interests in and rights with respect to Hydrocarbons and similar properties of any kind and nature, including Oil and Gas Leases, mineral interests and operating rights, and the interests in lands covered thereby or pooled, communitized or unitized therewith and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests and the interests in lands covered thereby or pooled, communitized or unitized therewith (including all Oil and Gas Leases, operating agreements, pooling, communitization or unitization agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions, (b) easements, rights-of-way, licenses, permits, surface use agreements and other surface interests used in connection with the ownership or operation of any other Oil and Gas Properties or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons therefrom and (c) interests in machinery, equipment (including wells, well equipment and machinery), facilities, rigs, pumps, plants and other personal property used in connection with the ownership or operation of any other Oil and Gas Properties or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons therefrom.

        "Organizational Documents" means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership (general or limited), the certificate of formation or partnership and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

        "OTCQX" means the over-the-counter stock market operated by OTC Markets Group Inc.

        "Other Party" means, (a) with respect to Parent and the Parent Subsidiaries, the Company, and (b) with respect to the Company and the Company Subsidiaries, Parent and Merger Sub.

        "Outside Date" has the meaning set forth in Section 8.1(f).

        "Parent" has the meaning set forth in the Preamble.

        "Parent 401(k) Plan" has the meaning set forth in Section 6.13(d).

        "Parent Acceptable Confidentiality Agreement" has the meaning set forth in Section 6.5(e)(ii).

        "Parent Alternative Proposal" means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with Parent or any of the Parent Subsidiaries) involving: (A) any direct or indirect acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or group of any business or assets of Parent or any Parent Subsidiary (including capital stock of or ownership interest in any Subsidiary) that generated 15% or more of Parent's and the Parent Subsidiaries' net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve months, or any license, lease or long-term supply agreement having a similar economic effect, (B) any direct or indirect acquisition of beneficial ownership by any Person or group of 15% or more of the outstanding shares of Parent Common Stock or any tender or exchange offer that if consummated would result in any Person or group beneficially owning 15% or more of the outstanding shares of Parent Common Stock or (C) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent that is structured to permit any Person or group to acquire beneficial ownership of 15% or more of Parent's and the Parent Subsidiaries' assets or equity interests.

        "Parent Balance Sheet" has the meaning set forth in Section 5.7(c).

        "Parent Benefit Plan" means a Benefit Plan maintained, sponsored or contributed to (or required to be contributed to) by Parent or any Parent Subsidiary, or otherwise with respect to which Parent or any Parent Subsidiary has any current or contingent liability.

        "Parent Board" has the meaning set forth in the Recitals.

        "Parent Board Recommendation" has the meaning set forth in the Recitals.

        "Parent Change in Recommendation" has the meaning set forth in Section 6.5(c).

        "Parent Common Stock" has the meaning set forth in Section 5.2(a).

        "Parent Designated Directors" has the meaning set forth in Section 2.6(a).

        "Parent Designated Stockholders" has the meaning set forth in the Recitals.

        "Parent Disclosure Letter" has the meaning set forth in Article V.

        "Parent Expenses" means all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of Parent and its Affiliates) incurred by Parent or Merger Sub or on their behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions and ancillary documents related thereto, any litigation with respect thereto, the preparation, printing, filing, and mailing of the Form S-4 and Joint Proxy Statement/Prospectus, the

filing of any required notices under any antitrust Laws, or in connection with other regulatory approvals, and all other matters related to the Merger and the other transactions contemplated by this Agreement.

        "Parent Intellectual Property" has the meaning set forth in Section 5.21.

        "Parent Intervening Event" means any material event, fact, circumstance, development or occurrence that is not known by the Parent Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known by the Parent Board as of the date of this Agreement), which event, fact, circumstance, development or occurrence becomes known (or the magnitude or material consequences thereof become known) to or by the Parent Board prior to the Parent Stockholder Approval; provided, however, that in no event shall the following events, facts, circumstances, developments or occurrences constitute an Parent Intervening Event: (A) any event, fact, circumstance, development or occurrence resulting from any action taken or omitted by Parent or any Parent Subsidiary that is required to be taken or omitted by Parent or any Parent Subsidiary pursuant to this Agreement (other than with respect to any obligation of Parent and the Parent Subsidiaries in accordance with Section 6.2), (B) the receipt, existence or terms of a Parent Alternative Proposal or any inquiry, proposal, offer, request for information or expression of interest that may reasonably be expected to lead to, or result in, a Parent Alternative Proposal, (C) any event, fact, circumstance, development or occurrence relating to the Company or any Company Subsidiary that does not amount to a Company Material Adverse Effect, (D) changes in the market price or trading volume of Parent Common Stock, Company Common Stock or any other securities of Parent, the Company or their respective Subsidiaries, or any change in the credit rating thereof or the fact that Parent meets or exceeds (or that the Company fails to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period (it being understood that the underlying cause thereof or the underlying facts giving rise or contributing to such event, fact, circumstance, development or occurrence may be taken into account for purposes of determining whether a Parent Intervening Event has occurred if such cause or facts are not otherwise excluded under this definition), (E) changes after the date hereof in general economic or business conditions (including, without limitation, the price of oil, natural gas or other commodities) in the United States or elsewhere in the world or (F) changes after the date hereof in the credit, debt, financial or capital markets or in interest or exchange rates, in each case, in the United States or elsewhere in the world.

        "Parent Material Adverse Effect" means any change, event, effect or occurrence that (a) has a material adverse effect on the business, assets, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole, or (b) prevents the consummation of the Merger, provided that in the case of clause (a), none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been a Parent Material Adverse Effect: any change, event, effect or occurrence that results from or arises in connection with (A) (I) the oil and gas exploration and production industry generally; (II) the natural gas gathering, compressing, treating, processing and transportation industry generally; (III) the natural gas liquids fractionating and transportation industry generally; (IV) the crude oil and condensate logistics and marketing industry generally; and (V) the natural gas marketing and trading industry generally (including in each case changes in the Laws affecting such industries), (B) general U.S. or global economic or regulatory, legislative or political conditions (or changes therein) or securities, credit, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, commodity prices, credit markets and price levels or trading volumes), (C) any change or prospective change in applicable Law or GAAP (or interpretation or enforcement thereof), (D) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage, terrorism or any epidemics, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism or any epidemics, (E) any hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster or any other national or international calamity or crises, (F) the failure, in and of itself, of Parent or the Parent Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes or prospective changes in the market price or trading volume of any securities or indebtedness of Parent or any Parent Subsidiaries or the credit rating of Parent (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Parent Material Adverse Effect if such facts are not otherwise excluded under this definition), (G) the announcement, pendency and consummation of any of the transactions contemplated hereby, including the Merger, or any Proceeding in respect of this Agreement or any of the transactions contemplated hereby, (H) the compliance with the covenants contained in this Agreement (other than with respect to any obligation of Parent or any Parent Subsidiary in accordance with Section 6.2) and any loss of or change in relationship with any customer, supplier, vendor or other business partner, or departure of any employee or officer, of Parent or of any Parent Subsidiary, (I) (1) any action taken by Parent or any Company Subsidiary at the Company's written request or with the Company's written consent or (2) the failure to take any action by Parent or any Parent Subsidiary if that action is prohibited by this Agreement to the extent that the Company fails to give its written consent after receipt of a request therefor and (J) the identity of, or any facts or circumstances relating to, the Company or its Affiliates, provided that the exceptions set forth in clauses (A), (B), (C), (D) and (E) shall not be excluded to the extent such effect has disproportionately affected Parent or any Parent Subsidiary when compared to other Persons operating in the same industries.

        "Parent Material Customers" has the meaning set forth in Section 5.20(a).

        "Parent Material Suppliers" has the meaning set forth in Section 5.20(b).

        "Parent Permitted Liens" means, collectively:

          (a)   to the extent waived prior to the Effective Time, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any contracts, including joint operating agreements, joint ownership agreements, stockholders agreements, organic documents and other similar agreements and documents;

          (b)   contractual or statutory mechanic's, materialman's, warehouseman's, journeyman's and carrier's Liens and other similar Liens arising in the ordinary course of business for amounts not yet delinquent and Liens for Taxes or assessments that are not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the consolidated financial statements of Parent in accordance with GAAP;

          (c)   lease burdens payable to third parties that are deducted in the calculation of discounted present value in the Parent Reserve Report, including any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest;

          (d)   (A) contractual or statutory Liens securing obligations for labor, services, materials and supplies furnished to mineral interests, or (B) Liens on pipeline or pipeline facilities that arise out of operation of Law, or (C) Liens arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business;

          (e)   Liens incurred in the ordinary course of business on cash or securities pledged in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts entered into in the ordinary course of business (including lessee and operator obligations under statute, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on state, federal or foreign lands or waters) or to secure obligations on surety or appeal bonds;

          (f)    pre-judgment Liens and judgment Liens in existence less than fifteen (15) days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance;

          (g)   rights reserved to or vested in any Governmental Entity to control or regulate any of Parent's or the Parent Subsidiaries' properties or assets in any manner;

          (h)   Liens existing on the date of this Agreement securing any Indebtedness;

          (i)    all easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of Parent or of any Parent Subsidiary that are customarily granted in the oil and gas industry and do not (i) materially interfere with the operation, value or use of the property or asset affected or (ii) increase the burdens payable to third parties that are deducted in the calculation of discounted present value in the Parent Reserve Report, including any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest;

          (j)    such title defects as the Company (in the case of title defects with respect to properties or assets of Parent or the Parent Subsidiaries) has expressly waived in writing; and

          (k)   all other Liens, defects and irregularities not arising in connection with Indebtedness, and any encroachments, overlapping improvements, and other state of facts as would be shown on an accurate survey of any real property, that are not such as to materially interfere with the operation, value or use of the property or asset affected.

        "Parent Permits" has the meaning set forth in Section 5.17(b).

        "Parent Preferred Stock" has the meaning set forth in Section 5.2(a).

        "Parent PSU" means a restricted stock unit of Parent that is subject to the achievement of any performance- or market-based vesting conditions, whether granted pursuant to the Parent Stock Plans or otherwise.

        "Parent Reserve Report" has the meaning set forth in Section 5.14.

        "Parent RSU" means each restricted stock unit or similar right of Parent (other than a Parent PSU) payable in shares of Parent Common Stock or whose value is determined with reference to the value of shares of Parent Common Stock, whether granted pursuant to the Parent Stock Plans or otherwise.

        "Parent Severance Plan" means the Midstates Severance Benefit Plan for Non-Officers as in effect on the date hereof.

        "Parent Specified Contract" has the meaning set forth in Section 5.15(a).

        "Parent Stockholder Approval" has the meaning set forth in Section 5.5(c).

        "Parent Stockholders Meeting" means the special meeting of the holders of Parent Common Stock to approve the adoption of this Agreement and other related matters (including any postponement, adjournment or recess thereof).

        "Parent Stock Issuance" has the meaning set forth in the Recitals.

        "Parent Stock Option" means each stock option to acquire shares of Parent Common Stock from Parent, whether granted pursuant to the Parent Stock Plans or otherwise, that is outstanding immediately prior to the Effective Time.

        "Parent Stock Plans" means the Midstates 2016 Long Term Incentive Plan and the Midstates Directors Deferred Compensation Plan.

        "Parent Subsidiary" means each Subsidiary of Parent.

        "Parent Superior Proposal" means a bona fide written proposal by any Person or group (other than the Company or any of its Affiliates) to acquire, directly or indirectly, (a) businesses or assets of Parent or any Parent Subsidiary that generated 50% or more of Parent's and the Parent Subsidiaries' net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve months, respectively, or (b) more than 50% of the outstanding shares of Parent Common Stock, in each case whether by way of merger, amalgamation, share exchange, tender offer, exchange offer, recapitalization, consolidation, sale of assets or otherwise, that in the good faith business judgment of the Parent Board or any committee thereof, after consultation with its advisors and, would, if consummated in accordance with its terms, result in a transaction more favorable, in the opinion of the Parent Board or any committee thereof in the exercise of its good faith business judgment, from a financial point of view to the Parent's stockholders than the transactions contemplated by this Agreement (taking into account the time likely to be required to consummate such proposal and any adjustments or revisions to the terms and conditions of the Merger and/or this Agreement offered by the Company in response to such proposal or otherwise).

        "Parent Tax Opinion" has the meaning set forth in Section 7.2(d).

        "Parent Termination Fee" has the meaning set forth in Section 8.4(i).

        "Parent Warrant Agreements" means those certain Warrant Agreements dated as of October 21, 2016 by and between Parent and American Stock Transfer & Trust Company, LLC.

        "Party" means a party to this Agreement.

        "Payoff Indebtedness" means all Indebtedness of Parent and the Parent Subsidiaries other than Indebtedness set forth on Section 6.10 of the Parent Disclosure Letter.

        "Payoff Letters" has the meaning set forth in Section 7.2(c).

        "Person" means any individual, corporation, limited liability company, limited or general partnership, limited liability partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Entity, or any group composed of two or more of the foregoing.

        "PPACA" means the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder.

        "Proceeding" has the meaning set forth in Section 4.15.

        "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

        "Replacement Plans" has the meaning set forth in Section 6.13(b).

        "Representatives" means with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.

        "Rights" means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such person to issue, transfer or sell any equity interest of such person or any of its Subsidiaries or any securities convertible into or exchangeable for such equity interests, or (b) contractual obligations of such person (or the general partner of such person) to repurchase, redeem or otherwise acquire any equity interest in such person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, 15 U.S.C. § 77a et seq., as amended, and the rules and regulations promulgated thereunder.

        "Subsidiary" means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries.

        "Surviving Entity" has the meaning set forth in Section 2.1.

        "Takeover Law" means any "fair price," "moratorium," "control share acquisition," "supermajority", "affiliate transactions" or "business combination statute or regulation" or any other anti-takeover statute or similar statute enacted under state or federal law.

        "Tax Return" means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with any Governmental Entity with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

        "Taxes" means (i) any net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, escheat or unclaimed property obligations, custom duties, or other similar assessments, fees, levies or charges in the nature of a tax, together with any interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity in connection with any of the foregoing and (ii) any liabilities in respect of an item described in clause (i) payable by reason of contract, assumption, transferee or successor liability, operation of Law, Treasury Regulations Section 1.1502-6 (or any analogous or similar provision of Law) or otherwise.

        "Termination Fee" has the meaning set forth in Section 8.4(i).

        "Treasury Regulations" means the regulations promulgated under the Code, as such regulations may be amended from time to time.

        "Voting Company Debt" has the meaning set forth in Section 4.2(c).

        "Voting Parent Debt" has the meaning set forth in Section 5.2(c).

        "Willful Breach" has the meaning set forth in Section 8.3.

        1.2    Interpretation.    Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

          (a)   the words "this Agreement," "herein," "hereby," "hereunder," "hereof," and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

          (b)   examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

          (c)   the word "including" and its derivatives means "including without limitation" and is a term of illustration and not of limitation;

          (d)   all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

          (e)   a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

          (f)    all references to prices, values or monetary amounts refer to United States dollars;

          (g)   wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

          (h)   this Agreement has been jointly prepared by the Parties, and this Agreement will not be construed against any Person as the principal draftsperson hereof or thereof and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting this Agreement;

          (i)    the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

          (j)    any references herein to a particular Section, Article, Annex or Schedule means a Section or Article of, or an Annex or Schedule to, this Agreement unless otherwise expressly stated herein;

          (k)   the Annexes and Schedules attached to this Agreement are incorporated herein by reference and will be considered part of this Agreement;

          (l)    unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

          (m)  all references to days mean calendar days unless otherwise provided; and

          (n)   all references to time mean Houston, Texas time.

ARTICLE II
THE MERGER; EFFECTS OF THE MERGER

        2.1    The Merger.    Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company in accordance with the provisions of the DGCL. As a result of the Merger, the separate existence of Merger Sub shall cease and the Company shall continue its existence under the laws of the State of Delaware as the surviving entity and a direct, wholly owned subsidiary of Parent (in such capacity, the Company is sometimes referred to herein as the "Surviving Entity").

        2.2    Closing.

          (a)   The closing of the Merger (the "Closing"), shall take place by the exchange of documents by facsimile, PDF or other electronic means at 8:00 a.m., Houston, Texas time, on a date that is no later than the third (3rd) Business Day after the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of the last of the conditions set forth in Article VII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date), unless another date and/or place is agreed to in writing by the authorized officers of the Company and Parent. The date on which the Closing actually takes place is referred to as the "Closing Date."

          (b)   As soon as practicable on the Closing Date after the Closing, a certificate of merger prepared and executed in accordance with the relevant provisions of the DGCL (the "Certificate of Merger") shall be filed with the Office of the Secretary of State of the State of Delaware. The Merger shall become effective upon the due filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware, or at such later time as shall be agreed upon in writing by Parent and the Company and specified in the Certificate of Merger in accordance with the DGCL (such date and time being hereinafter referred to as the "Effective Time").

        2.3    Effect of the Merger.    At the Effective Time, the Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Entity, in each case, as provided under the DGCL and other applicable Law.

        2.4    Organizational Documents.    At the Effective Time, (i) the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in its entirety as set forth on Exhibit A hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Entity, until thereafter amended in accordance with its terms, the terms of this Agreement and applicable Law, and (ii) the bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Entity, until thereafter amended in accordance with the terms of the certificate of incorporation of the Surviving Entity, such bylaws, the terms of this Agreement and applicable Law.

        2.5    Directors and Officers of the Surviving Entity.    The Parties shall take all necessary action such that from and after the Effective Time, the directors and officers of the Surviving Entity shall be those set forth on Section 2.5 of the Company Disclosure Letter, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Entity. All current directors and officers of the Company shall be removed and/or terminated, as applicable, from their respective positions effective immediately upon the Closing.

        2.6    Governance.

          (a)   Unless otherwise agreed to by Parent and the Company prior to the Closing, Parent shall take such action as may be necessary so that, immediately after the Effective Time, three members of the Parent Board, listed on Section 2.6(a) of the Parent Disclosure Letter and mutually agreed upon by Parent and the Company prior to the mailing of the Joint Proxy Statement/Prospectus, shall remain members of the Parent Board immediately following the Closing (the "Parent Designated Directors"). From the Closing until at least six (6) months following the Closing, Parent shall take such action as may be necessary to cause the Parent Designated Directors, or individuals designated by the Parent Designated Directors, to remain members of the Parent Board.

          (b)   Unless otherwise agreed to by Parent and the Company prior to the Closing, the Parent Board, immediately upon the Closing, shall consist of eight (8) members comprised of the persons set forth on Section 2.6(a) of the Parent Disclosure Letter. Parent shall cause each Person who is a member of the Parent Board prior to the Effective Time and is not listed on Section 2.6(a) of the Parent Disclosure Letter to execute and deliver a letter effectuating his or her resignation as a member of the Parent Board to be effective as of the Effective Time. Each Person who is an officer of Parent prior to the Effective Time and is listed on Section 2.6(b) of the Parent Disclosure letter shall be deemed to be terminated without cause effective as of the Effective Time. From the Closing until at least six (6) months following the Closing, Parent shall not take any action to increase the size of the Parent Board.

        2.7    Post-Closing Merger.    Immediately following the Effective Time, the Surviving Entity shall merge with and into LLC Sub, with LLC Sub continuing as the surviving entity in such merger as a direct, wholly owned subsidiary of Parent, pursuant to a merger agreement substantially in the form attached hereto as Exhibit B (the "LLC Sub Merger Agreement"). At the time of and immediately after the LLC Sub Merger, Parent shall own all of the issued and outstanding membership interests and other equity interests, if any, in LLC Sub and shall be the sole member of LLC Sub, and LLC Sub shall be treated as an entity disregarded as separate from Parent for U.S. federal income Tax purposes.

        2.8    Principal Offices; Name; Trading Symbol.    Immediately following the Closing, the principal offices of Parent and its Subsidiaries (including the Surviving Entity) shall be located in Houston, Texas. Parent shall cause (i) the name of the combined company to be changed to "Amplify Energy Corp." as of the Effective Time and (ii) the NYSE ticker symbol of the combined company to be changed to "AMPY" as of the Effective Time.

ARTICLE III
MERGER CONSIDERATION; EXCHANGE PROCEDURES

        3.1    Effect of the Merger on Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any securities of Parent, Merger Sub, or the Company:

          (a)    Capital Stock of Merger Sub.    Each whole share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Entity, so that, after the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Entity's common stock.

          (b)    Capital Stock of the Company.

    (i)
    Subject to the other provisions of this Article III, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Appraisal Shares and any shares of Company Common Stock described in clause (iii) of this Section 3.1(b)), shall be converted automatically at the Effective Time into the right to receive 0.933 validly issued, fully paid and nonassessable shares of Parent Common Stock (the "Exchange Ratio"), and the shares of Parent Common Stock issuable per share of Company Common Stock pursuant to this Section 3.1(b), the "Merger Consideration"), subject to the provisions of this Article III.

    (ii)
    All such shares of Company Common Stock, when so converted, shall cease to be outstanding and shall automatically be cancelled and cease to exist. Each holder of any such share of Company Common Stock that was outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon the surrender of such shares of Company Common Stock in accordance with Section 3.3, including any amounts payable pursuant to Section 3.3(g).

    (iii)
    All shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by the Company as treasury shares, by Parent or by any direct or indirect Subsidiary of the Company or Parent shall automatically be cancelled and cease to exist as of the Effective Time, and no consideration shall be delivered or deliverable in exchange therefor and no payment or distribution shall be made with respect thereto (collectively, the "Cancelled Shares").

          (c)    Impact of Stock Splits, Etc.    In the event of any change in the number of shares of Company Common Stock or Parent Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock or Parent Common Stock (including options to purchase Company Common Stock or Parent Common Stock or any dividend or distribution of securities convertible into shares of Company Common Stock or Parent Common Stock), issued and outstanding after the date of this Agreement and prior the Effective Time by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Exchange Ratio shall be equitably adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event and, as so adjusted, shall from and after the date of such event, be used to determine the Merger Consideration, subject to further adjustment in accordance with this Section 3.1(c). Nothing in this Section 3.1(c) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

        3.2    Treatment of Equity Compensation Awards.

          (a)   As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Company Stock Plan) shall adopt such resolutions and take all such other actions as may be required to effect the following:

    (i)
    each Company Stock Option, whether vested or unvested, outstanding immediately prior to the Effective Time shall, at the Effective Time, automatically and without any action on the part of the holders thereof, be converted into a Parent Stock Option, subject to the same terms and conditions as were applicable under such Company Stock Option, to acquire the number of shares of Parent Common Stock (rounded down to the nearest whole share), determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company Stock Option divided by (B) the Exchange Ratio;

    (ii)
    each Company TSU and Company Board RSU outstanding immediately prior to the Effective Time shall, at the Effective Time, become fully vested and be converted into a Parent RSU, subject to the same terms and conditions as were applicable under such Company TSU or Company Board RSU immediately prior to the Effective Time, with respect to a number of shares of Parent Common Stock subject to such award determined by multiplying the number of shares subject to such Company TSU or Company Board RSU immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole share; and

    (iii)
    each Company PSU outstanding immediately prior to the Effective Time shall, at the Effective Time, become fully vested and be converted into a number of shares of Parent Common Stock, with performance-vesting conditions determined such that Company PSUs to be earned based on the Company stock price level attained over a performance period shall be considered earned at the level corresponding to the price measured based on the Company's closing stock price on the last trading day prior to the Closing Date, in accordance with the terms and conditions of the applicable award agreement pursuant to which such Company PSU was granted, and by multiplying such number of shares of Company Common Stock subject to such Company PSU immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole share.

          (b)    Company Actions.    Prior to the Effective Time, the Company Board or a committee thereof with necessary authority shall take such actions (including adopting resolutions) as may be necessary or desirable to provide for or give effect to the transactions contemplated by this Section 3.2. Prior to any such adoption, the Company shall provide Parent with drafts of, and a reasonable opportunity to comment upon, all such resolutions.

          (c)    Parent Actions.    Parent shall take such actions as are necessary for the grant of the Parent Stock Options, Parent RSUs and Parent PSUs pursuant to this Section 3.2, including the reservation, issuance and listing of Parent Common Stock as is necessary to effectuate the transactions contemplated by this Section 3.2. As soon as reasonably practicable following the Effective Time, Parent shall prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the Securities Act, with respect to the shares of Parent Common Stock subject to such Parent Stock Options, Parent RSUs and Parent PSUs.

        3.3    Payment for Securities; Exchange.

          (a)    Exchange Agent; Exchange Fund.    Prior to the Effective Time, Parent and Merger Sub shall enter into an agreement with an entity reasonably acceptable to the Company to act as agent for the holders of Company Common Stock in connection with the Merger (the "Exchange Agent") and to receive the Merger Consideration and all cash payable pursuant to this Article III. On the Closing Date and prior to the filing of the Certificate of Merger, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the sole benefit of the holders of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than holders of Cancelled Shares or Appraisal Shares, for exchange in accordance with this Article III through the Exchange Agent, (i) evidence of shares of Parent Common Stock issuable pursuant to Section 3.1(b) in book entry form equal to the aggregate Merger Consideration and (ii) cash in immediately available funds in an amount sufficient to pay any dividends or other distributions under Section 3.3(g), if applicable (such evidence of book-entry shares of Parent Common Stock and cash amounts, together with any dividends or other distributions with respect thereto, the "Exchange Fund"), provided that no such deposits shall be required to be made with respect to any Cancelled Shares or Appraisal Shares. The Exchange Agent shall, pursuant to irrevocable instructions from Parent, deliver the Merger Consideration contemplated to be issued in exchange for shares of Company Common Stock pursuant to this Agreement, together with any amounts payable pursuant to Section 3.3(g), if applicable, out of the Exchange Fund in accordance with this Agreement. Except as contemplated by this Section 3.3(a), the Exchange Fund shall not be used for any other purpose. The Surviving Entity shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration. Any interest or other income resulting from investment of the Exchange Fund shall become part of the Exchange Fund.

          (b)    Payment Procedures.

    (i)
    As soon as reasonably practicable after the Effective Time, but in no event more than three (3) Business Days after the Closing Date, Parent shall cause the Exchange Agent to deliver to each record holder (other than record holders of Cancelled Shares or Appraisal Shares), as of immediately prior to the Effective Time, of (A) an outstanding certificate or certificates that immediately prior to the Effective Time represented shares of Company Common Stock (the "Certificates") or (B) shares of Company Common Stock that were represented by book-entry ("Book-Entry Shares") a letter of transmittal ("Letter of Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in a customary form and agreed to by Parent and the Company prior to the Closing) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Merger Consideration, together with any amounts payable pursuant to Section 3.3(g), if applicable.

    (ii)
    Upon surrender to the Exchange Agent of a Certificate or Book-Entry Shares, delivery of a duly completed and validly executed Letter of Transmittal, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to promptly receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to this Article III, together with any amounts payable pursuant to Section 3.3(g), if applicable, for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, and all Certificates so surrendered shall be forthwith cancelled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a Person other than the record holder of such shares of Company Common Stock, it shall be a condition of payment that shares so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such shares surrendered or shall have established to the satisfaction of the Surviving Entity that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 3.3(b)(ii), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of such shares of Company Common Stock, together with any amounts payable to such holder pursuant to Section 3.3(g), if applicable.

          (c)    Termination Rights.    All Merger Consideration, together with any amounts payable pursuant to Section 3.3(g), if applicable, paid upon the surrender of and in exchange for shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock. At the Effective Time, the stock transfer books of the Surviving Entity shall be closed immediately, and there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Entity for any reason, they shall be canceled and exchanged for the Merger Consideration payable in respect of the shares of Company Common Stock previously represented by such Certificates or Book-Entry Shares (other than Certificates or Book-Entry Shares evidencing shares of Company Common Stock described in clause (iii) of Section 3.1(b)) without any interest thereon.

          (d)    Termination of Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to the former stockholders of the Company on the date that is 12 months after the Closing Date shall be delivered to Parent, upon Parent's demand, and any former common stockholders of the Company who have not received the Merger Consideration, together with any amounts payable pursuant to Section 3.3(g), if applicable, in each case without interest thereon prior to such delivery, shall thereafter look only to Parent for payment of their claim for such amounts.

          (e)    No Liability.    None of the Surviving Entity, Parent, Merger Sub or the Exchange Agent shall be liable to any holder of Company Common Stock for any amount of Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property law, escheat law or similar Law. If any Certificate or Book-Entry Share has not been surrendered prior to the time that is immediately prior to the time at which Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such

  Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

          (f)    Lost, Stolen, or Destroyed Certificates.    If any Certificate (other than a Certificate evidencing shares of Company Common Stock described in clause (iii) of Section 3.1(b)) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Surviving Entity, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Entity may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificate, together with any amounts payable pursuant to Section 3.3(g), if applicable.

          (g)    Distributions with Respect to Parent Common Stock.    No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the whole shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificates or Book-Entry Shares until such holder shall surrender such Certificates or Book-Entry Shares in accordance with this Section 3.3. Following surrender of any such Certificates or Book-Entry Shares, there shall be paid to such holder of whole shares of Parent Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all whole shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such whole shares of Parent Common Stock were issued and outstanding as of the Effective Time.

          (h)    Withholding.    Notwithstanding anything in this Agreement to the contrary, Parent, Merger Sub, LLC Sub, the Company, the Surviving Entity and the Exchange Agent and each of their respective Affiliates shall be entitled to deduct or withhold (or cause to be deducted or withheld) from any amounts or securities otherwise payable pursuant to this Agreement such amounts or securities as are required to be deducted or withheld with respect to the making of such payments under applicable Law. To the extent that any such amounts or securities are so deducted or withheld and timely paid over to the appropriate Governmental Entity, such deducted or withheld amounts or securities shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

          (i)    Fractional Shares.    No certificate or scrip or shares representing fractional Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. Notwithstanding any other provision of this Agreement, all fractional shares of Parent Common Stock that a holder of shares of Company Common Stock converted pursuant to the Merger would otherwise be entitled to receive as Merger Consideration (after taking into account all Certificates (or effective affidavits of loss in lieu thereof) and Book-Entry Shares) will be aggregated and then, if a fractional share of Parent Common Stock results from that aggregation, be rounded up to the nearest share of Parent Common Stock, as applicable.

        3.4    Appraisal Rights.    Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger or consented thereto and properly exercises and perfects appraisal rights in respect of such shares pursuant to, and in accordance with, the provisions of Section 262 of the DGCL (the "Appraisal Shares") shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 3.1(b)(i), but instead at the Effective Time shall be entitled to only those rights as are granted by Section 262 of the DGCL, and at the Effective Time all Appraisal Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist. If any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then such shares of Company Common Stock shall thereupon cease to constitute Appraisal Shares and shall thereafter be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, the Merger Consideration. The Company shall deliver prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock and the Company shall provide Parent with the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as disclosed in the reports, schedules, forms, statements and other documents filed by the Company with or furnished by the Company to the SEC on or after December 31, 2017 (excluding any disclosures set forth in any such Filed Company SEC Documents in any risk factor section, any forward-looking disclosure, any quantitative or qualitative disclosures about market risk or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein) and publicly available one (1) Business Day prior to the date of this Agreement (the "Filed Company SEC Documents") or as set forth in the disclosure letter delivered by the Company to Parent (the "Company Disclosure Letter"), the Company represents and warrants to Parent and Merger Sub as follows:

        4.1    Organization, General Authority and Standing.    Each of the Company and the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction), except in the case of any Company Subsidiary where any such failure would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries (a) has full power and authority necessary to enable it to conduct its business as presently conducted and (b) is duly qualified or licensed to do business in each jurisdiction where the nature of its business makes such qualification or licensing necessary, except where the failure to have such power and authority or to be so qualified or licensed would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. The Company is not in violation of its Organizational Documents in any material respect. True and complete copies of the Organizational Documents of the Company, as amended to the date of this Agreement, are included in the Filed Company SEC Documents.

        4.2    Capital Structure.

          (a)   The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock, par value $0.0001 per share (the "Company Common Stock") and 45,000,000 shares of preferred stock, par value $0.0001 per share (the "Company Preferred Stock"). At the close of business on May 3, 2019 (the "Measurement Date"), (i) 22,212,290 shares of Company Common Stock were issued and outstanding, (ii) 356,155 shares of Company Common Stock were subject to the Company Stock Options, 567,039 shares of Company Common Stock were subject to

  Company TSUs, 384,250 shares of Company Common Stock were subject to the Company PSUs and 71,728 shares of Company Common Stock were subject to the Company Board RSUs, (iii) no shares of Company Common Stock were held by the Company in its treasury, (iv) 2,173,913 shares of Company Common Stock were subject to outstanding rights under the Company Warrant Agreement, (v) 1,499,387 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans, and (vi) no shares of the Company Preferred Stock were issued and outstanding. Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock of the Company were issued, reserved for issuance or outstanding. From the Measurement Date to the date of this Agreement, there have been no issuances by the Company of shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Company Common Stock, other than the rights under the Company Warrant Agreement or rights under the Company Stock Plans.

          (b)   All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

          (c)   As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote ("Voting Company Debt").

          (d)   Except as set forth above and in the Company Warrant Agreement and the applicable Designated Stockholder Voting Agreements, as of the date of this Agreement, there are no options, warrants, convertible or exchangeable securities, stock-based performance units or other rights or Contracts to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, the Company or any Voting Company Debt, (ii) obligating the Company to issue, grant or enter into any such option, warrant, security, unit, right or Contract or (iii) that give any Person the right to receive any economic interest of any nature accruing to the holders of Company Common Stock. As of the date of this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of the Company, except for (A) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plan and (B) the acquisition by the Company of Company Stock Options, Company TSUs, Company PSUs and Company Board RSUs in connection with the forfeiture of awards.

          (e)   All Company Stock Options, Company TSUs, Company PSUs and Company Board RSUs are evidenced by written award agreements, in each case substantially in the forms that have been made available to Parent, except that such agreements may differ from such forms with respect to the number of Company Stock Options, Company TSUs, Company PSUs and Company Board RSUs or shares of Company Common Stock covered thereby, the exercise price (if applicable), the vesting schedule, the expiration date applicable thereto and other similar terms.

        4.3    Company Subsidiaries; Equity Interests.

          (a)   Section 4.3(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the name and jurisdiction of each (i) Company Subsidiary and (ii) entity (other than the Company Subsidiaries) in which the Company or any Company Subsidiary owns any interest other than non-material interests. All of the outstanding interests of each Company Subsidiary have been validly issued, fully paid and nonassessable and, except as set forth on Section 4.3(a) of the Company Disclosure Letter, are owned by the Company, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), other than Company Permitted Liens. As of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units or Contracts to which any Company Subsidiary is a party or by which any Company Subsidiary is bound obligating any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, any Company Subsidiary.

          (b)   Except as set forth on Section 4.3(a) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

          (c)   The Company Subsidiaries are not in violation of their respective Organizational Documents in any material respect.

        4.4    Authority; Execution and Delivery; Enforceability.

          (a)   The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors' rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity).

          (b)   The Company Board, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions contained herein, (iv) directed that this Agreement be submitted to the holders of Company Common Stock at the Company Stockholders Meeting to approve its adoption, and (v) resolved to make the Company Board Recommendation. None of the foregoing actions by the Company Board have been rescinded or modified in any way (unless such rescission or modification has been effected after the date hereof in accordance with the terms of Section 6.4).

          (c)   The only vote of holders of any class or series of capital stock of the Company necessary to approve this Agreement and to consummate the transactions contemplated hereby, including the Merger, is the adoption of this Agreement by the affirmative vote of the holders of at least a majority of the issued and outstanding shares of Company Common Stock entitled to vote thereon (the "Company Stockholder Approval").

        4.5    No Conflicts; Consents.

          (a)   The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or the Company Subsidiaries under, any provision of (i) the Company's Organizational Documents or the comparable Organizational Documents of the Company Subsidiaries, (ii) any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other binding instrument (other than Oil and Gas Leases) (a "Contract") to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.5(b), any Law applicable to the Company or the Company Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect (it being agreed that for purposes of this Section 4.5(a), clause (G) of the definition of the term "Company Material Adverse Effect" shall not be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur).

          (b)   No consent, approval, clearance, waiting period expiration or termination, license, permit, order or authorization ("Consent") of, or registration, declaration, notice, notification, submission or filing with, any national, Federal, state, supranational, provincial, local or other government, domestic or foreign, or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of such registration statements, reports, schedules and statements, or the taking of other actions, under the Exchange Act and the Securities Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) such filings as may be required under the rules and regulations of the OTCQX and (v) such other items (A) required solely by reason of the participation of Parent (as opposed to any third Person) in the transactions contemplated hereby or (B) that the failure of which to obtain or make would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect (it being agreed that for purposes of this Section 4.5(b), clause (G) of the definition of the term "Company Material Adverse Effect" shall not be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur).

        4.6    SEC Documents; Undisclosed Liabilities.

          (a)   Since December 31, 2017, the Company has filed or furnished with the SEC all forms, registration statements, reports, schedules and statements required to be filed or furnished under the Exchange Act and the Securities Act. At the time filed (or, in the case of registration statements, solely on the dates of effectiveness) (except to the extent amended by a subsequently Filed Company SEC Document prior to the date of this Agreement, in which case as of the date of such amendment), each Filed Company SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be and did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

          (b)   The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Company included in the Filed Company SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in all material respects in accordance with generally accepted accounting principles in the United States ("GAAP") (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied in all material respects on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods covered thereby (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

          (c)   Except as reflected or reserved against in the consolidated balance sheet of the Company, as of December 31, 2018, or the notes thereto, included in the Filed Company SEC Documents (such balance sheet and the notes thereto, the "Company Balance Sheet"), the Company and the Company Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations incurred in the ordinary course of business since the date of the Company Balance Sheet (other than any liability for breaches of Contract or relating to any Proceeding), (ii) liabilities or obligations not required to be disclosed in a consolidated balance sheet of the Company or in the notes thereto prepared in accordance with GAAP and the rules and regulations of the SEC applicable thereto, (iii) liabilities or obligations incurred in connection with the transactions contemplated hereby and (iv) liabilities or obligations that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

          (d)   The Company has established and maintains disclosure controls and procedures and a system of internal control over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by the Exchange Act. From the date of the filing of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 to the date of this Agreement, the Company's auditors and the Company Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.

          (e)   The Filed Company SEC Documents accurately summarize, in all material respects, the outstanding Derivative Transaction positions of the Company and the Company Subsidiaries, including Hydrocarbon and financial Derivative Transaction positions attributable to the production and marketing activities of the Company and the Company Subsidiaries, as of the dates reflected therein.

        4.7    Information Supplied.    Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Article V, none of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus and the Form S-4 (and any amendment or supplement thereto) will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company's or Parent's stockholders, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Company shall use commercially reasonable efforts to ensure the Joint Proxy Statement/Prospectus and the Form S-4 (i) will comply as to form in all material respects with the requirements of the Exchange Act and (ii) will not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not false or misleading, except that the Company will make no representation or warranty with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

        4.8    Absence of Certain Changes or Events.

          (a)   Since the date of the Company Balance Sheet, there has not been any Company Material Adverse Effect.

          (b)   From the date of the Company Balance Sheet to the date of this Agreement, the Company and the Company Subsidiaries have conducted their businesses in the ordinary course in substantially the same manner as previously conducted, and during such period have not taken any action that would have required the consent of Parent under Section 6.1(c), Section 6.1(e), Section 6.1(j) or Section 6.1(m).

        4.9    Taxes.    Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect:

          (a)   Each of the Company and the Company Subsidiaries has (i) duly and timely filed, or caused to be duly and timely filed on its behalf, taking into account any extensions of time within which to file, all Tax Returns required to have been filed by it, and all such Tax Returns are true and complete, and (ii) duly and timely paid, or caused to be paid, all Taxes required to have been paid by it (whether or not shown as due on any Tax Return).

          (b)   Each of the Company and the Company Subsidiaries has duly and timely withheld and paid all Taxes required to be withheld and paid with respect to its employees, independent contractors, creditors, stockholders and other third parties.

          (c)   No written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to the Company or any of the Company Subsidiaries has been filed or entered into with any Governmental Entity.

          (d)   The Company and the Company Subsidiaries have established adequate accruals and reserves, in accordance with GAAP, on the financial statements included in the Filed Company SEC Documents for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

          (e)   No deficiency for any Tax has been asserted or assessed by a Governmental Entity in writing against the Company or any Company Subsidiary that has not been paid, settled or withdrawn.

          (f)    No Proceeding, audit or controversy in respect of Taxes of the Company or any Company Subsidiary is presently in progress or has been threatened in writing.

          (g)   Neither the Company nor any Company Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such agreements or arrangements (i) exclusively between the Company and any Company Subsidiary or (ii) the primary subject matter of which is not Tax).

          (h)   Within the past two (2) years, neither the Company nor any Company Subsidiary has been a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code (or any analogous or similar provision of Law) in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) or otherwise as a part of a plan (or series of related transactions), within the meaning of Section 355(e) of the Code, that includes the Integrated Mergers.

          (i)    Neither the Company nor any Company Subsidiary has been a party to a transaction that, as of the date of this Agreement, constitutes a "listed transaction" for purposes of Section 6011 of the Code and applicable Treasury Regulations.

          (j)    Neither the Company nor any Company Subsidiary (i) is or has been a member of any affiliated, consolidated, unitary, combined or similar group (other than any such group the common parent of which is the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or the Company Subsidiaries) by reason of contract, assumption, transferee or successor liability, operation of Law, Treasury Regulations Section 1.1502-6 (or any analogous or similar provision of Law) or otherwise.

          (k)   To the Knowledge of the Company, no claim has ever been made by a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file a Tax Return that such entity is or may be required to file such Tax Return or pay Taxes in such jurisdiction that would be covered by or the subject of such Tax Return.

          (l)    Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing or use of an improper method of accounting prior to the Closing; (ii) any written agreement with any Governmental Entity executed on or prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received prior to the Closing; or (v) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any analogous or similar provision of Law) that existed prior to the Closing.

          (m)  There are no Liens for Taxes upon any property of the Company or any of the Company Subsidiaries except for statutory Liens for current Taxes not yet due and payable.

          (n)   To the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries has taken or agreed to take any action not contemplated by this Agreement and/or any related ancillary documents that would prevent the Integrated Mergers, taken together, from qualifying for the Intended Tax Treatment. Neither the Company nor any of the Company Subsidiaries is aware of any agreement, plan or other circumstance that would prevent or impede the Integrated Mergers, taken together, from qualifying for the Intended Tax Treatment.

        4.10    Labor Relations.    There are no collective bargaining or other labor union, works council or other labor organization Contracts to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound. None of the employees of the Company or any Company Subsidiary is represented by any labor union, works council or any other labor organization with respect to his or her employment by the Company or any Company Subsidiary. Since December 31, 2017, neither the Company nor any Company Subsidiary has experienced (a) any pending, or, to the Knowledge of the Company, threatened strikes, work stoppages, slowdowns, lockouts or other material labor disputes or (b) to the Knowledge of the Company, pending or threatened union organization attempts concerning any employees of the Company or any Company Subsidiary. There is no unfair labor practice charge or complaint or other labor-related Proceeding pending, or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary before the National Labor Relations Board or any similar Governmental Entity that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

        4.11    Employee Benefits.

          (a)   Section 4.11(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has provided to Parent true and complete copies of the following (as applicable): (i) the plan document(s), (ii) the most recent summary plan description (and any summaries of material modifications thereto), (iii) the most recent IRS determination or opinion letter and (iv) copies of any material non-routine correspondence with any Governmental Entity.

          (b)   Each Company Benefit Plan has been established, maintained, funded and administered, in all material respects, in accordance with its terms and all applicable laws, including ERISA and the Code. With respect to each Company Benefit Plan, all contributions, premiums and other payments that are due have been timely paid, and any such amounts not yet due have been paid or properly accrued.

          (c)   Each Company Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter as to such qualification or from the Internal Revenue Service, and no event has occurred, either by reason of any action or failure to act, that could reasonably be expected to adversely affect such Company Benefit Plan's qualified status.

          (d)   No Company Benefit Plan is, and neither the Company nor any Company Subsidiary sponsors, maintains, contributes to or is required to contribute to, or has any actual or contingent liability under: (i) any plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code or (ii) a "multiemployer plan" (as defined in Section 3(37) of ERISA). Neither the Company nor any Company Subsidiary has any current or contingent liability by reason of at any time being treated as a single employer with any other Person under Section 414 of the Code.

          (e)   Except as set forth on Section 4.11(e) of the Company Disclosure Letter, no Company Benefit Plan provides, and neither the Company nor any Company Subsidiary has any current or contingent liability in respect of post-retirement health or other welfare benefits for retired, former or current employees, officers, directors, or other individual service providers (or any beneficiary thereof) of the Company or the Company Subsidiaries other than for continuation coverage required under COBRA for which the covered Person pays the full cost of coverage. Neither the Company nor any Company Subsidiary has incurred, or is reasonably expected to incur or to be subject to, any material Tax, penalty or other liability that may be imposed under PPACA, including under Sections 4980D, 4980H, 6721 or 6722 of the Code.

          (f)    No action, suit, claim (other than routine claims for benefits), proceeding, audit, hearing or investigation is pending or, to the Company's Knowledge, threatened with respect to any Company Benefit Plan. There have been no "prohibited transactions" within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan, except as could not reasonably be expected to result in a material liability to the Company or a Company Subsidiary.

          (g)   No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, by any employee, officer or director of the Company or any of its Subsidiaries who is a "disqualified individual" (as such term is defined in proposed Treasury Regulations Section 1.280G-1) under any Company Benefit Plan could be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code).

          (h)   The Company does not have any obligation to "gross-up" or otherwise indemnify any individual for the imposition of the excise tax under Section 4999 of the Code or under Section 409A of the Code.

          (i)    None of the execution and delivery of this Agreement or the consummation of the Merger or any other transaction contemplated hereby (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will, after giving effect to Section 3.2 of this Agreement, (i) entitle any current or former director, officer, employee, contractor, consultant or other service provider of the Company or any Company Subsidiary to any material increase in compensation or benefits, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation, equity award or other benefits to any current or former director, officer, employee, contractor, consultant or other service provider of the Company or any Company Subsidiary or trigger any other material obligation under any Company Benefit Plan or (iii) entitle any current or former employee, consultant, director or other service provider of the Company or any Company Subsidiary to a bonus, severance or change in control payment.

        4.12    Title to Properties; Oil and Gas Properties(a)                .

          (a)   The Company and the Company Subsidiaries have good and defensible title to all real and personal properties that are material to the business of the Company and the Company Subsidiaries, including Oil and Gas Properties described in the Company Reserve Report, in each case free and clear of all Liens and defects and imperfections of title except (i) such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Company Subsidiaries, (ii) for Company Permitted Liens or (iii) such as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. For purposes of the foregoing sentence, "good and defensible title" means title that is free from reasonable doubt that a prudent person engaged in the business of purchasing and owning, developing and operating producing or non-producing Oil and Gas Properties in the geographical areas in which they are located, with knowledge of all of the facts and their legal bearing, would be willing to accept, acting reasonably.

          (b)   As of the date of this Agreement, to the Knowledge of the Company, there is no default under any Oil and Gas Lease by the Company or any Company Subsidiary or any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any Company Subsidiary or any other party thereto, in each case except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

          (c)   Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, all royalties, overriding royalties and similar burdens on Hydrocarbon production from the Company's Oil and Gas Properties payable by the Company or any Company Subsidiary to third parties have been properly and timely paid or held in suspense funds.

          (d)   As of the date of this Agreement, to the Knowledge of the Company, there is no outstanding authorization for expenditure or similar request or invoice for funding or participation under any agreement or contract which is binding on the Company, any Company Subsidiary or any Oil and Gas Property and which the Company reasonably anticipates will individually require expenditures by the Company or any Company Subsidiary in excess of $1,000,000.

        4.13    Reserve Report.    The factual, non-interpretive data relating to the Oil and Gas Properties of the Company on which the reserve report prepared by the Company and audited by its independent reserve engineers referred to in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the "Company Reserve Report") was accurate in all material respects at the time of preparation of the Company Reserve Report. With respect to the proved reserves reflected in the Company Reserve Report, the Company Reserve Report conforms in all material respects to the guidelines with respect thereto of the SEC. Except for changes (including changes in Hydrocarbon commodity prices) generally affecting the oil and gas industry and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Report that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

        4.14    Material Contracts.

          (a)   Except for this Agreement and the Contracts disclosed in the Filed Company SEC Documents, Section 4.14(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, and the Company has made available to Parent true and complete copies, of:

    (i)
    each Contract that would be required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

    (ii)
    each Contract to which the Company or any Company Subsidiary is a party that (A) restricts the ability of the Company or any Company Subsidiary to compete in any business or with any Person in any geographical area, (B) requires the Company or any Company Subsidiary to conduct any business on a "most favored nations" basis with any third party or (C) provides for "exclusivity" or any similar requirement in favor of any third party, except in the case of each of clauses (A), (B) and (C) for such restrictions, requirements and provisions that are not material to the Company and the Company Subsidiaries, taken as a whole;

    (iii)
    each Contract under which the Company or any Company Subsidiary licenses Intellectual Property from or to any third party (other than (A) generally commercially available, off-the-shelf software programs and (B) non-exclusive licenses in the ordinary course of business), except for such licenses and sublicenses that are not material to the Company and the Company Subsidiaries, taken as a whole;

    (iv)
    any Contract pursuant to which the Company or any Company Subsidiary will acquire any material ownership interest in any other Person or other business enterprise other than any Company Subsidiary, in each case, with a value greater than $1,000,000 after the date of this Agreement;

    (v)
    each Contract that constitutes a commitment relating to indebtedness for borrowed money or the deferred purchase price of property by the Company or any Company Subsidiary (whether incurred, assumed, guaranteed or secured by any asset) in excess of $1,000,000, other than agreements solely between or among the Company and any Company Subsidiaries;

    (vi)
    each Contract for a Derivative Transaction;

    (vii)
    each Contract to which the Company or any Company Subsidiary is a party that provides for annual payments, receipts or expenditures in excess of $1,000,000;

    (viii)
    any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which the Company or any Company Subsidiary will have any material obligations after the date of this Agreement;

    (ix)
    each collective bargaining agreement or other Contract with any labor union, works council, or other labor organization respecting employees of the Company or any Company Subsidiary;

    (x)
    each Contract with or binding upon the Company or any Company Subsidiary or any of their respective properties or assets that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act; and

    (xi)
    any Contract to which the Company or any Company Subsidiary is a party that is for the employment or engagement of any person on a full-time or part-time basis, including directors, employees and independent contractors and employees at annual compensation in excess of $1,000,000.

  Each such Contract described in clauses (i) through (xi) above is referred to herein as a "Company Specified Contract."

          (b)   As of the date of this Agreement, each of the Company Specified Contracts is valid, binding and enforceable on the Company or a Company Subsidiary, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect except (i) for such failures to be valid, binding or enforceable or to be in full force and effect as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect and (ii) insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors' rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity. As of the date of this Agreement, to the Knowledge of the Company, there is no default under any Company Specified Contract by the Company or any Company Subsidiary or any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any Company Subsidiary or any other party thereto, in each case except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

        4.15    Litigation.    As of the date of this Agreement, there is no claim, suit, action, investigation or proceeding (each, a "Proceeding") pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company or any Company Subsidiary that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

        4.16    Compliance with Laws.

          (a)   Except with respect to Tax matters (which are provided for exclusively in Section 4.9 and Section 4.11) and environmental compliance matters (which are provided for exclusively in Section 4.17) and as set forth on Section 4.16(a) of the Company Disclosure Letter, each of the Company and the Company Subsidiaries is and for the last three (3) years has been, in compliance with all, and is not in default under or in violation of any, applicable Laws, other than any noncompliance, default or violation that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written communication since December 31, 2018 and prior to the date of this Agreement from a Governmental Entity that alleges that the Company or any Company Subsidiary is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (b)   The Company and the Company Subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of any Governmental Entity necessary under applicable Law to own, lease and operate their properties and to lawfully carry on their businesses as they are being conducted as of the date of this Agreement (collectively, the "Company Permits"), except where the failure to be in possession of such Company Permits would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is, to the Knowledge of the Company, pending or threatened, except where such suspension or cancellation would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

        4.17    Environmental Matters.    Except for matters that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect:

          (a)   The Company and the Company Subsidiaries are in compliance with all Environmental Laws, including obtaining, maintaining and complying with all Environmental Permits required for the operation of their businesses as they are being conducted as of the date of this Agreement;

          (b)   Neither the Company nor any Company Subsidiary has received any written notice since December 31, 2018 (or earlier if pending or unresolved) and prior to the date of this Agreement from any Governmental Entity or other Person alleging the violation by the Company or any Company Subsidiary of or liability of the Company or any Company Subsidiary under any Environmental Law or any Environmental Permit;

          (c)   As of the date of this Agreement, there are no Proceedings or Judgments pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary relating to any Environmental Law or any Environmental Permit;

          (d)   To the Knowledge of the Company, neither the Company nor any Company Subsidiary has treated, stored, disposed of, arranged for the disposal of, transported, handled, Released or exposed any Person to any Hazardous Material in a manner that has given rise to any current, or that is reasonably expected to give rise to any future, liabilities or obligations of the Company or any Company Subsidiary pursuant to Environmental Laws; and

          (e)   Neither the Company nor any Company Subsidiary has assumed, become subject to or provided an indemnity with respect to any liability of any other Person relating to Environmental Laws or Hazardous Materials.

        4.18    Indebtedness.    Section 4.18 of the Company Disclosure Letter contains a true and complete list of all Indebtedness of the Company and the Company Subsidiaries as of the date hereof and the Company has provided Parent with true and complete copies of all material agreements evidencing such Indebtedness.

        4.19    Material Customers and Material Suppliers.

          (a)   Section 4.19(a)(i) of the Company Disclosure Letter sets forth the top ten (10) customers of the Company and the Company Subsidiaries collectively (based on the dollar amount of revenue from such customers) for the 12-month period ended December 31, 2018 (the "Company Material Customers"). Except as set forth on Section 4.19(a)(ii) of the Company Disclosure Letter, no such Company Material Customer has, during the last 12 months, cancelled or terminated any of its Contracts or arrangements or materially reduced its business in the aggregate, with the Company or any Company Subsidiary or, to the Knowledge of the Company, made any threat to the Company or any Company Subsidiary to cancel or otherwise terminate any of its Contracts or arrangements or materially reduce its business in the aggregate with the Company or any Company Subsidiary (other than changes to pricing and quantity of products and services which are currently permitted by the arrangements with such Company Material Customer).

          (b)   Section 4.19(b)(i) of the Company Disclosure Letter sets forth the top ten (10) suppliers of the Company and the Company Subsidiaries collectively (based on the dollar amount of purchases from such suppliers) for the 12-month period ended December 31, 2018 (the "Company Material Suppliers"). Except as set forth on Section 4.19(b)(ii) of the Company Disclosure Letter, no such Company Material Supplier has, during the last 12 months, cancelled or terminated any of its contracts or arrangements, or materially reduced its business in the aggregate, with the Company or any Company Subsidiary, or, to the Knowledge of the Company, made any threat to the Company or any Company Subsidiary to cancel or otherwise terminate any of its contracts or arrangements with, or materially reduce its supply to, the Company and the Company Subsidiaries.

        4.20    Intellectual Property.    The Company and the Company Subsidiaries own or have the right to use all Intellectual Property that is used in and necessary for the operation of the businesses of the Company and the Company Subsidiaries as presently conducted (collectively, the "Company Intellectual Property") free and clear of all Liens except for Company Permitted Liens, except where the failure to own or have the right to use such Intellectual Property would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. To the Knowledge of the Company and the Company Subsidiaries, the use of the Company Intellectual Property by the Company and the Company Subsidiaries in the operation of the business of the Company and the Company Subsidiaries as presently conducted is not infringing upon or misappropriating any Intellectual Property of any other Person, except for such matters that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

        4.21    Insurance.    The Company and the Company Subsidiaries maintain, or are entitled to the benefits of, insurance in such amounts and against such risks substantially as the Company believes to be customary for the industries in which the Company and the Company Subsidiaries operate. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (a) all material insurance policies maintained by or on behalf of the Company or the Company Subsidiaries as of the date of this Agreement are in full force and effect, and all premiums due on such policies have been paid and (b) the Company and the Company Subsidiaries are in compliance with the terms and provisions of all insurance policies maintained by or on behalf of the Company or the Company Subsidiaries as of the date of this Agreement, and neither the Company nor any Company Subsidiary is in breach or default under, or has taken any action that would permit termination or material modification of, any material insurance policies.

        4.22    Regulatory Matters.    Neither the Company nor any Company Subsidiary is (a) an "investment company" or a company "controlled" by an "investment company" within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (b) a "holding company," a "subsidiary company" of a "holding company," an Affiliate of a "holding company," a "public utility" or a "public-utility company," as each such term is defined in the U.S. Public Utility Holding Company Act of 2005. Except for certain facilities, as described on Section 4.22 of the Company Disclosure Letter, used in the transport of Hydrocarbons which are subject to the Interstate Commerce Act and the U.S. Federal Energy Regulatory Commission, and which are in substantial compliance with the applicable Laws, rules and regulations issued by any Governmental Entity, neither the Company nor any Company Subsidiary owns or holds any natural gas, liquefied natural gas, natural gas liquid and other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants and other related operations, assets, machinery or equipment that are subject to (x) regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938, as amended, or (y) rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

        4.23    Brokers and Other Advisors.    No broker, investment banker, financial advisor or other Person, other than UBS Securities LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with this Agreement, the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Affiliates.

        4.24    Opinion of Financial Advisor.    The Company has received the opinion of UBS Securities LLC, dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio is fair from a financial point of view to the holders of Company Common Stock (other than the holders of Cancelled Shares and Appraisal Shares), solely in their capacity as holders of Company Commmon Stock, a signed copy of which opinion will be made available to Parent for informational purposes only on a non-reliance basis promptly following the date of this Agreement.

        4.25    Related Party Transactions.    Except as disclosed in the Filed Company SEC Documents, neither the Company nor any Company Subsidiary are party to any transaction or arrangement under which any (a) present or former executive officer or director of the Company or any Company Subsidiary, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of equity of the Company or (c) Affiliate, "associate" or member of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other contract with or binding upon the Company or any Company Subsidiary or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

        4.26    Company Credit Agreement Amendment.    The Company Credit Agreement Amendment will become effective upon the execution and delivery of this Agreement, and the Company has made available to Parent a true and complete copy thereof.

        4.27    No Other Representations or Warranties.    Except for the representations and warranties set forth in this Article IV, none of the Company, the Company Subsidiaries or any other Person makes or has made any express or implied representation or warranty with respect to the Company or the Company Subsidiaries or with respect to any other information provided to Parent or Merger Sub in connection with the Merger or the other transactions contemplated hereby, and each of Parent and Merger Sub, on its own behalf and on behalf of their respective Affiliates and its and their respective Representatives, disclaims reliance on any representations or warranties or other information provided to them by the Company or its Subsidiaries or their respective Affiliates or Representatives or any other Person except for the representations and warranties expressly set forth in this Article IV. Without limiting the generality of the foregoing, each of Parent and Merger Sub, on its own behalf and on behalf of its Affiliates and its and their respective Affiliates and Representatives, acknowledges and agrees that none of the Company, the Company Subsidiaries or any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective Affiliates and Representatives), or Parent's or Merger Sub's (or such Affiliates' or Representatives') use, of any such information, including with respect to (i) the Company or any Company Subsidiary or any of their respective businesses, assets, employees, permits, liabilities, operations, prospectus or condition (financial or otherwise) or (ii) any opinion, projection, forecast, statement, budget, estimate, advice or other similar information (including with respect to the future revenues, earnings, results or operations (or any component thereof), cash flows, financial condition (or any component thereof) or the future business and operations of the Company and the Company Subsidiaries, as well as any other business plan and cost-related plan information of the Company and/or the Company Subsidiaries) made, communicated or furnished (orally or in writing) or to be made, communicated or furnished (orally or in writing) to Parent, Merger Sub or any of their respective Affiliates or Representatives, in each case, whether made by the Company, the Company Subsidiaries or any of their respective Affiliates, Representatives or equity holders or any other Person.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as disclosed in the reports, schedules, forms, statements and other documents filed by Parent with or furnished by Parent to the SEC on or after December 31, 2017 (excluding any disclosures set forth in any such Filed Parent SEC Documents in any risk factor section, any forward-looking disclosure, any quantitative or qualitative disclosures about market risk or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein) and publicly available one (1) Business Day prior to the date of this Agreement (the "Filed Parent SEC Documents") or as set forth in the disclosure letter delivered by Parent to the Company

(the "Parent Disclosure Letter"), Parent and Merger Sub represent and warrant to the Company as follows:

        5.1    Organization, General Authority and Standing.    Each of Parent and the Parent Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction), except in the case of any Parent Subsidiary where any such failure would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. Each of Parent and the Parent Subsidiaries (a) has full power and authority necessary to enable it to conduct its business as presently conducted and (b) is duly qualified or licensed to do business in each jurisdiction where the nature of its business makes such qualification or licensing necessary, except, in the case of any Parent Subsidiary, where the failure to have such power and authority or to be so qualified or licensed would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. Parent is not in violation of its Organizational Documents in any material respect. True and complete copies of the Organizational Documents of the Parent, as amended to the date of this Agreement, are included in the Filed Parent SEC Documents.

        5.2    Capital Structure.

          (a)   The authorized capital stock of Parent consists of 250,000,000 shares of Parent Common Stock, par value $0.01 per share (the "Parent Common Stock") and 50,000,000 shares of preferred stock, par value $0.01 per share (the "Parent Preferred Stock"). At the close of business on the Measurement Date, (i) 20,415,005 shares of Parent Common Stock were issued and outstanding, (ii) 206,263 shares of Parent Common Stock were subject to Parent Stock Options, 343,230 shares of Parent Common Stock were subject to Parent RSUs and 568,737 shares of Parent Common Stock were subject to Parent PSUs, (iii) 205,343 shares of Parent Common Stock were held by Parent in its treasury, (iv) 6,979,609 shares of Parent Common Stock were subject to outstanding rights under the Parent Warrant Agreements, (v) 1,667,080 additional shares of Parent Common Stock were reserved for issuance pursuant to Parent Stock Plan, and (vi) 0 shares of Parent Preferred Stock were issued and outstanding. Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock of Parent were issued, reserved for issuance or outstanding. From the Measurement Date to the date of this Agreement, there have been no issuances by Parent of shares of capital stock of Parent or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of Parent or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Parent Common Stock, other than the rights under the Parent Warrant Agreements or rights under the Parent Stock Plan.

          (b)   All outstanding shares of Parent Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

          (c)   As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Common Stock may vote ("Voting Parent Debt").

          (d)   Except as set forth above and in the applicable Designated Stockholder Voting Agreements, as of the date of this Agreement, there are no options, warrants, convertible or exchangeable securities, stock-based performance units or other rights or Contracts to which Parent is a party or by which Parent is bound (i) obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, Parent or any Voting Parent Debt, (ii) obligating Parent to issue, grant or enter into any such option, warrant, security, unit, right or Contract or

  (iii) that give any Person the right to receive any economic interest of any nature accruing to the holders of Parent Common Stock. As of the date of this Agreement, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of Parent, except for (A) the withholding of shares of Parent Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Parent Stock Plans and (B) the acquisition by Parent of Parent Stock Options, Parent RSUs and Parent PSUs in connection with the forfeiture of awards.

          (e)   All Parent Stock Options, Parent RSUs and Parent PSUs are evidenced by written award agreements, in each case substantially in the forms that have been made available to the Company, except that such agreements may differ from such forms with respect to the number of Parent Stock Options, Parent RSUs and Parent PSUs or shares of Parent Common Stock covered thereby, the exercise price (if applicable), the vesting schedule, the expiration date applicable thereto and other similar terms.

        5.3    Parent Subsidiaries; Equity Interests.

          (a)   Section 5.3(a) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, the name and jurisdiction of each (i) Parent Subsidiary and (ii) entity (other than the Parent Subsidiaries) in which Parent or any Parent Subsidiary owns any interest other than non-material interests. All of the outstanding interests of each Parent Subsidiary have been validly issued, fully paid and nonassessable and, except as set forth on Section 5.3(a) of the Parent Disclosure Letter, are owned by Parent, free and clear of all Liens, other than Parent Permitted Liens. As of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units or Contracts to which any Parent Subsidiary is a party or by which any Parent Subsidiary is bound obligating any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, any Parent Subsidiary.

          (b)   Except as set forth on Section 5.3(a) of the Parent Disclosure Letter, Parent does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

          (c)   The Parent Subsidiaries are not in violation of their respective Organizational Documents in any material respect.

        5.4    Capitalization of Merger Sub; Business Conduct.    All of the issued and outstanding equity interests of Merger Sub are, and immediately prior to the Effective Time will be, owned by Parent. Merger Sub was incorporated on May 2, 2019. Since its inception, Merger Sub has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the transactions contemplated hereby. Merger Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.

        5.5    Authority; Execution and Delivery; Enforceability.

          (a)   The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. Parent and Merger Sub have duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors' rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity).

          (b)   The Parent Board, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, are in the best interests of, and advisable to, Parent and its stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, (iii) approved the execution, delivery and performance by Parent of this Agreement, including the Merger and the Parent Stock Issuance, upon the terms and subject to the conditions contained herein, (iv) directed that this Agreement be submitted to the holders of the Parent Common Stock at the Parent Stockholders Meeting to approve the Parent Stock Issuance, and (v) resolved to make the Parent Board Recommendation, subject to the terms and conditions in this Agreement. Parent, as the owner of all of the outstanding equity interests of Merger Sub, will immediately after the execution and delivery of this Agreement adopt this Agreement in its capacity as sole stockholder of Merger Sub. None of the foregoing actions by the Parent Board have been rescinded or modified in any way (unless such rescission or modification has been effected after the date hereof in accordance with the terms of Section 6.5).

          (c)   The only vote of holders of any class or series of capital stock of Parent necessary to approve this Agreement and to consummate the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, is the approval of the Parent Stock Issuance by the affirmative vote of at least a majority of the votes cast in person or represented by proxy at the Parent Stockholders Meeting by the holders of Parent Common Stock entitled to vote thereon in accordance with Sections 312.03(c) and 312.07 of the NYSE Listed Company Manual (the "Parent Stockholder Approval").

          (d)   The Merger Sub Board, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated here, including the Merger, are advisable, fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) approved the execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions contained herein and (iii) submitted this Agreement to Parent, as sole stockholder of Merger Sub, for adoption thereby and recommended that Parent approve and adopt this Agreement and the transactions contemplated hereby, including the Merger. None of the foregoing actions by the Merger Sub Board have been rescinded or modified in any way (unless such rescission or modification has been effected after the date hereof in accordance with the terms of Section 6.5).

        5.6    No Conflicts; Consents.

          (a)   The execution and delivery by Parent and Merger Sub of this Agreement do not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or the Parent Subsidiaries under, any provision of (i) Parent's Organizational Documents or the comparable Organizational Documents of the Parent Subsidiaries, (ii) any Contract to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 5.6(b), any Law applicable to Parent or the Parent Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect (it being agreed that for purposes of this Section 5.6(a), clause (G) of the definition of the term "Parent Material Adverse Effect" shall not be excluded in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur).

          (b)   No Consent of, or registration, declaration, notice, notification, submission or filing with, any Governmental Entity, is required to be obtained or made by or with respect to Parent or any Parent Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of such registration statements, reports, schedules and statements, or the taking of, other actions under the Exchange Act and the Securities Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and Merger Sub are qualified to do business, (iv) such filings as may be required under the rules and regulations of the NYSE and (v) such other items (A) required solely by reason of the participation of the Company (as opposed to any third Person) in the transactions contemplated hereby or (B) that the failure of which to obtain or make would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect (it being agreed that for purposes of this Section 5.6(b), clause (G) of the definition of the term "Parent Material Adverse Effect" shall not be excluded in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur).

        5.7    SEC Documents; Undisclosed Liabilities.

          (a)   Since December 31, 2017, Parent has filed or furnished with the SEC all forms, registration statements, reports, schedules and statements required to be filed or furnished under the Exchange Act and the Securities Act. At the time filed (or, in the case of registration statements, solely on the dates of effectiveness) (except to the extent amended by a subsequently Filed Parent SEC Document prior to the date of this Agreement, in which case as of the date of such amendment), each Filed Parent SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be and did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

          (b)   The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of Parent included in the Filed Parent SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied in all material respects on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods covered thereby (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

          (c)   Except as reflected or reserved against in the consolidated balance sheet of Parent, as of December 31, 2018, or the notes thereto, included in the Filed Parent SEC Documents (such balance sheet and the notes thereto, the "Parent Balance Sheet"), Parent and the Parent Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations incurred in the ordinary course of business since the date of the Parent Balance Sheet (other than any liability for breaches of Contract or relating to any Proceeding), (ii) liabilities or obligations not required to be disclosed in a consolidated balance sheet of Parent or in the notes thereto prepared in accordance with GAAP and the rules and regulations of the SEC applicable thereto, (iii) liabilities or obligations incurred in connection with the transactions contemplated hereby and (iv) liabilities or obligations that would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

          (d)   Parent has established and maintains disclosure controls and procedures and a system of internal control over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by the Exchange Act. From the date of the filing of Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 to the date of this Agreement, Parent's auditors and the Parent Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent's ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal control over financial reporting.

          (e)   The Filed Parent SEC Documents accurately summarize, in all material respects, the outstanding Derivative Transaction positions of Parent and the Parent Subsidiaries, including Hydrocarbon and financial Derivative Transaction positions attributable to the production and marketing activities of Parent and the Parent Subsidiaries, as of the dates reflected therein.

        5.8    Information Supplied.    Subject to the accuracy of the representations and warranties of the Company set forth in Article IV, none of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus and the Form S-4 (and any amendment or supplement thereto) will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company's or Parent's stockholders, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Parent and Merger Sub shall use commercially reasonable efforts to ensure the Joint Proxy Statement/Prospectus and the Form S-4 (i) will comply as to form in all material respects with the requirements of the Exchange Act and (ii) will not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not false or misleading, except that Parent and Merger Sub will make no representation or warranty with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

        5.9    Absence of Certain Changes or Events.

          (a)   Since the date of the Parent Balance Sheet, there has not been any Parent Material Adverse Effect.

          (b)   From the date of the Parent Balance Sheet to the date of this Agreement, Parent and the Parent Subsidiaries have conducted their businesses in the ordinary course in substantially the same manner as previously conducted, and during such period have not taken any action that would have required the consent of the Company under Section 6.2(c), Section 6.2(e), Section 6.2(j) or Section 6.2(m).

        5.10    Taxes.    Except as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect:

          (a)   Each of Parent and the Parent Subsidiaries has (i) duly and timely filed, or caused to be duly and timely filed on its behalf, taking into account any extensions of time within which to file, all Tax Returns required to have been filed by it, and all such Tax Returns are true and complete, and (ii) duly and timely paid, or caused to be paid, all Taxes required to have been paid by it (whether or not shown as due on any Tax Return).

          (b)   Each of Parent and the Parent Subsidiaries has duly and timely withheld and paid all Taxes required to be withheld and paid with respect to its employees, independent contractors, creditors, stockholders and other third parties.

          (c)   No written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to Parent or any of the Parent Subsidiaries has been filed or entered into with any Governmental Entity.

          (d)   Parent and the Parent Subsidiaries have established adequate accruals and reserves, in accordance with GAAP, on the financial statements included in the Filed Parent SEC Documents for all Taxes payable by Parent and the Parent Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

          (e)   No deficiency for any Tax has been asserted or assessed by a Governmental Entity in writing against Parent or any Parent Subsidiary that has not been paid, settled or withdrawn.

          (f)    No Proceeding, audit or controversy in respect of Taxes of Parent or any Parent Subsidiary is presently in progress or has been threatened in writing.

          (g)   Neither Parent nor any Parent Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such agreements or arrangements (i) exclusively between Parent and any Parent Subsidiary or (ii) the primary subject matter of which is not Tax).

          (h)   Within the past two (2) years, neither Parent nor any Parent Subsidiary has been a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code (or any analogous or similar provision of Law) in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) or otherwise as a part of a plan (or series of related transactions), within the meaning of Section 355(e) of the Code, that includes the Integrated Mergers.

          (i)    Neither Parent nor any Parent Subsidiary has been a party to a transaction that, as of the date of this Agreement, constitutes a "listed transaction" for purposes of Section 6011 of the Code and applicable Treasury Regulations.

          (j)    Neither Parent nor any Parent Subsidiary (i) is or has been a member of any affiliated, consolidated, unitary, combined or similar group (other than any such group the common parent of which is Parent) or (ii) has any liability for the Taxes of any Person (other than Parent or the Parent Subsidiaries) by reason of contract, assumption, transferee or successor liability, operation of Law, Treasury Regulations Section 1.1502-6 (or any analogous or similar provision of Law) or otherwise.

          (k)   To the Knowledge of Parent, no claim has ever been made by a Governmental Entity in a jurisdiction where Parent or any Parent Subsidiary does not file a Tax Return that such entity is or may be required to file such Tax Return or pay Taxes in such jurisdiction that would be covered by or the subject of such Tax Return.

          (l)    Neither Parent nor any Parent Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing or use of an improper method of accounting prior to the Closing; (ii) any written agreement with any Governmental Entity executed on or prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received prior to the Closing; or (v) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any analogous or similar provision of Law) that existed prior to the Closing.

          (m)  There are no Liens for Taxes upon any property of Parent or any of the Parent Subsidiaries except for statutory Liens for current Taxes not yet due and payable.

          (n)   To the Knowledge of Parent, neither Parent nor any of the Parent Subsidiaries has taken or agreed to take any action not contemplated by this Agreement and/or any related ancillary documents that would prevent the Integrated Mergers, taken together, from qualifying for the Intended Tax Treatment. Neither Parent nor any of the Parent Subsidiaries is aware of any agreement, plan or other circumstance that would prevent or impede the Integrated Mergers, taken together, from qualifying for the Intended Tax Treatment.

        5.11    Labor Relations.    There are no collective bargaining or other labor union, works council or other labor organization Contracts to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary is bound. None of the employees of Parent or any Parent Subsidiary is represented by any labor union, works council or any other labor organization with respect to his or her employment by Parent or any Parent Subsidiary. Since December 31, 2017, neither Parent nor any Parent Subsidiary has experienced (a) any pending, or, to the Knowledge of Parent, threatened strikes, work stoppages, slowdowns, lockouts or other material labor disputes or (b) to the Knowledge of Parent, pending or threatened union organization attempts concerning any employees of Parent or any Parent Subsidiary. There is no unfair labor practice charge or complaint or other labor-related Proceeding pending, or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary before the National Labor Relations Board or any similar Governmental Entity that would reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

        5.12    Employee Benefits.

          (a)   Section 5.12(a) of the Parent Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each material Parent Benefit Plan. With respect to each material Parent Benefit Plan, Parent has provided to the Company true and complete copies of the following (as applicable): (i) the plan document(s), (ii) the most recent summary plan description (and any summaries of material modifications thereto), (iii) the most recent IRS determination or opinion letter and (iv) copies of any non-routine correspondence with any Governmental Entity.

          (b)   Each Parent Benefit Plan has been established, maintained, funded and administered, in all material respects, in accordance with its terms and all applicable laws, including ERISA and the Code. With respect to each Parent Benefit Plan, all contributions, premiums and other payments that are due have been timely paid, and any such amounts not yet due have been paid or properly accrued.

          (c)   Each Parent Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter as to such qualification or from the Internal Revenue Service, and no event has occurred, either by reason of any action or failure to act, that could reasonably be expected to adversely affect such Parent Benefit Plan's qualified status.

          (d)   No Parent Benefit Plan is, and neither Parent nor any Parent Subsidiary sponsors, maintains, contributes to or is required to contribute to, or has any actual or contingent liability under: (i) any plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code or (ii) a "multiemployer plan" (as defined in Section 3(37) of ERISA). Neither Parent nor any Parent Subsidiary has any current or contingent liability by reason of at any time being treated as a single employer with any other Person under Section 414 of the Code.

          (e)   Except as set forth on Section 5.12(e) of the Parent Disclosure Letter, no Parent Benefit Plan provides, and neither Parent nor any Parent Subsidiary has any current or contingent liability in respect of post-retirement health or welfare benefits for retired, former or current employees, officers, directors, or other individual service providers (or any beneficiary thereof) of Parent or the Parent Subsidiaries other than for continuation coverage required under COBRA for which the covered Person pays the full cost of coverage. Neither Parent nor any Parent Subsidiary has incurred, or is reasonably expected to incur or to be subject to, any material Tax, penalty or other liability that may be imposed under PPACA, including under Sections 4980D, 4980H, 6721 or 6722 of the Code.

          (f)    No action, suit, claim (other than routine claims for benefits), proceeding, audit, hearing or investigation is pending or, to Parent's Knowledge, threatened with respect to any Parent Benefit Plan. There have been no "prohibited transactions" within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Parent Benefit Plan, except as could not reasonably be expected to result in a material liability to Parent or any Parent Subsidiary.

          (g)   No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, by any employee, officer or director of Parent or any of its Subsidiaries who is a "disqualified individual" (as such term is defined in proposed Treasury Regulations Section 1.280G-1) under any Parent Benefit Plan could be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code).

          (h)   Parent does not have any obligation to "gross-up" or otherwise indemnify any individual for the imposition of the excise tax under Section 4999 of the Code or under Section 409A of the Code.

          (i)    None of the execution and delivery of this Agreement or the consummation of the Merger or any other transaction contemplated hereby (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will, after giving effect to Section 3.2 of this Agreement, (i) entitle any current or former director, officer, employee, contractor, consultant or other service provider of Parent or any Parent Subsidiary to any material increase in compensation or benefits, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation, equity award or other benefits to any current or former director, officer, employee, contractor, consultant or other service provider of Parent or any Parent Subsidiary or trigger any other material obligation under any Parent Benefit Plan or (iii) entitle any current or former employee, consultant, director or other service provider of Parent or any Parent Subsidiary to a bonus, severance or change in control payment.

        5.13    Title to Properties; Oil and Gas Properties.

          (a)   Parent and the Parent Subsidiaries have good and defensible title to all real and personal properties that are material to the business of Parent and the Parent Subsidiaries, including Oil and Gas Properties described in the Parent Reserve Report, in each case free and clear of all Liens and defects and imperfections of title except (i) such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Parent and the Parent Subsidiaries, (ii) for Parent Permitted Liens or (iii) such as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. For purposes of the foregoing sentence, "good and defensible title" means title that is free from reasonable doubt that a prudent person engaged in the business of purchasing and owning, developing and operating producing or non-producing Oil and Gas Properties in the geographical areas in which they are located, with knowledge of all of the facts and their legal bearing, would be willing to accept, acting reasonably.

          (b)   As of the date of this Agreement, to the Knowledge of Parent, there is no default under any Oil and Gas Lease by Parent or the Parent Subsidiaries or any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Parent or any Parent Subsidiary or any other party thereto, in each case except as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

          (c)   Except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect, all royalties, overriding royalties and similar burdens on Hydrocarbon production from Parent's Oil and Gas Properties payable by Parent or any Parent Subsidiary to third parties have been properly and timely paid or held in suspense funds.

          (d)   As of the date of this Agreement, to the Knowledge of Parent, there is no outstanding authorization for expenditure or similar request or invoice for funding or participation under any agreement or contract which is binding on Parent, any Parent Subsidiary or any Oil and Gas Property and which Parent reasonably anticipates will individually require expenditures by Parent or any Parent Subsidiary in excess of $1,000,000.

        5.14    Reserve Report.    The factual, non-interpretive data relating to the Oil and Gas Properties of Parent on which the reserve report prepared by Parent and audited by its independent reserve engineers referred to in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the "Parent Reserve Report") was accurate in all material respects at the time of preparation of Parent Reserve Report. With respect to the proved reserves reflected in the Parent Reserve Report, the Parent Reserve Report conforms in all material respects to the guidelines with respect thereto of the SEC. Except for changes (including changes in Hydrocarbon commodity prices) generally affecting the oil and gas industry and normal depletion by production, there has been no change in respect of the matters addressed in the Parent Reserve Report that would reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

        5.15    Material Contracts.

          (a)   Except for this Agreement and the Contracts disclosed in the Filed Parent SEC Documents, Section 5.15(a) of the Parent Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, and Parent has made available to the Company true and complete copies, of:

    (i)
    each Contract that would be required to be filed by Parent as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

    (ii)
    each Contract to which Parent or any Parent Subsidiary is a party that (A) restricts the ability of Parent or any Parent Subsidiary to compete in any business or with any Person in any geographical area, (B) requires Parent or any Parent Subsidiary to conduct any business on a "most favored nations" basis with any third party or (C) provides for "exclusivity" or any similar requirement in favor of any third party, except in the case of each of clauses (A), (B) and (C) for such restrictions, requirements and provisions that are not material to Parent and the Parent Subsidiaries, taken as a whole;

    (iii)
    each Contract under which Parent or any Parent Subsidiary licenses Intellectual Property from or to any third party (other than (A) generally commercially available, off-the-shelf software programs and (B) non-exclusive licenses in the ordinary course of business), except for such licenses and sublicenses that are not material to Parent and the Parent Subsidiaries, taken as a whole;

    (iv)
    any Contract pursuant to which Parent or any Parent Subsidiary will acquire any material ownership interest in any other Person or other business enterprise other than any Parent Subsidiary, in each case, with a value greater than $1,000,000 after the date of this Agreement;

    (v)
    each Contract that constitutes a commitment relating to indebtedness for borrowed money or the deferred purchase price of property by Parent or any Parent Subsidiary (whether incurred, assumed, guaranteed or secured by any asset) in excess of $1,000,000, other than agreements solely between or among Parent and any Parent Subsidiaries;

    (vi)
    each Contract for a Derivative Transaction;

    (vii)
    each Contract to which Parent or any Parent Subsidiary is a party that provides for annual payments, receipts or expenditures in excess of $1,000,000;

    (viii)
    any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which Parent or any Parent Subsidiary will have any material obligations after the date of this Agreement;

    (ix)
    each collective bargaining agreement and other Contract with any labor union, works council, or other labor organization respecting employees of Parent or any Parent Subsidiary;

    (x)
    each Contract with or binding upon Parent or any Parent Subsidiary or any of their respective properties or assets that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act; and

    (xi)
    any Contract to which Parent or any Parent Subsidiary is a party that is for the employment or engagement of any person on a full-time or part-time basis, including directors, employees and independent contractors and employees at annual compensation in excess of $1,000,000.

  Each such Contract described in clauses (i) through (xi) above is referred to herein as a "Parent Specified Contract."

          (b)   As of the date of this Agreement, each of the Parent Specified Contracts is valid, binding and enforceable on Parent or a Parent Subsidiary, as the case may be, and, to the Knowledge of Parent, each other party thereto, and is in full force and effect except (i) for such failures to be valid, binding or enforceable or to be in full force and effect as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect and (ii) insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors' rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity. As of the date of this Agreement, to the Knowledge of Parent, there is no default under any Parent Specified Contract by Parent or any Parent Subsidiary or any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Parent or any Parent Subsidiary or any other party thereto, in each case except as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

        5.16    Litigation.    As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary that would reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect, nor is there any Judgment outstanding against Parent or any Parent Subsidiary that would reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

        5.17    Compliance with Laws.

          (a)   Except with respect to Tax matters (which are provided for exclusively in Section 5.10 and Section 5.12) and environmental compliance matters (which are provided for exclusively in Section 5.18) and as set forth on Section 5.17(a) of the Parent Disclosure Letter, each of Parent and the Parent Subsidiaries is, and for the last three (3) years has been, in compliance with all, and is not in default under or in violation of any, applicable Laws, other than any noncompliance, default or violation that would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received any written communication since December 31, 2018 and prior to the date of this Agreement from a Governmental Entity that alleges that Parent or any Parent Subsidiary is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

          (b)   Parent and the Parent Subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of any Governmental Entity necessary under applicable Law to own, lease and operate their properties and to lawfully carry on their businesses as they are being conducted as of the date of this Agreement (collectively, the "Parent Permits"), except where the failure to be in possession of such Parent Permits would not reasonably be expected, individually or in the aggregate, have a Parent Material Adverse Effect. All Parent Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. No suspension or cancellation of any of the Parent Permits is, to the Knowledge of Parent, pending or threatened, except where such suspension or cancellation would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

        5.18    Environmental Matters.    Except for matters that would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect:

          (a)   Parent and the Parent Subsidiaries are in compliance with all Environmental Laws, including obtaining, maintaining and complying with all Environmental Permits required for the operation of their businesses as they are being conducted as of the date of this Agreement;

          (b)   Neither Parent nor any Parent Subsidiary has received any written notice since December 31, 2018 (or earlier if pending or unresolved) and prior to the date of this Agreement from any Governmental Entity or other Person alleging the violation by Parent or any Parent Subsidiary of or liability of Parent or any Parent Subsidiary under any Environmental Law or any Environmental Permit;

          (c)   As of the date of this Agreement, there are no Proceedings or Judgments pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary relating to any Environmental Law or any Environmental Permit;

          (d)   To the Knowledge of Parent, neither Parent nor any Parent Subsidiary has treated, stored, disposed of, arranged for the disposal of, transported, handled, Released or exposed any Person to any Hazardous Material in a manner that has given rise to any current, or that is reasonably expected to give rise to any future, liabilities or obligations of Parent or any Parent Subsidiary pursuant to Environmental Laws; and

          (e)   Neither Parent nor any Parent Subsidiary has assumed, become subject to or provided an indemnity with respect to any liability of any other Person relating to Environmental Laws or Hazardous Materials.

        5.19    Indebtedness.    Section 5.19 of the Parent Disclosure Letter contains a true and complete list of all Indebtedness of Parent and the Parent Subsidiaries as of the date hereof and Parent has provided the Company with true and complete copies of all material agreements evidencing such Indebtedness.

        5.20    Material Customers and Material Suppliers.

          (a)   Section 5.20(a)(i) of the Parent Disclosure Letter sets forth the top ten (10) customers of Parent and the Parent Subsidiaries collectively (based on the dollar amount of revenue from such customers) for the 12-month period ended December 31, 2018 (the "Parent Material Customers"). Except as set forth on Section 5.20(a)(ii) of the Parent Disclosure Letter, no such Parent Material Customer has, during the last 12 months, cancelled or terminated any of its Contracts or arrangements or materially reduced its business in the aggregate, with Parent or any Parent Subsidiary or, to the Knowledge of Parent, made any threat to Parent or any Parent Subsidiary to cancel or otherwise terminate any of its Contracts or arrangements or materially reduce its business in the aggregate with Parent or any Parent Subsidiary (other than changes to pricing and quantity of products and services which are currently permitted by the arrangements with such Parent Material Customer).

          (b)   Section 5.20(b)(i) of the Parent Disclosure Letter sets forth the top ten (10) suppliers of Parent and the Parent Subsidiaries collectively (based on the dollar amount of purchases from such suppliers) for the 12-month period ended December 31, 2018 (the "Parent Material Suppliers"). Except as set forth on Section 5.20(b)(ii) of the Parent Disclosure Letter, no such Parent Material Supplier has, during the last 12 months, cancelled or terminated any of its contracts or arrangements, or materially reduced its business in the aggregate, with Parent or any Parent Subsidiary, or, to the Knowledge of Parent, made any threat to Parent or any Parent Subsidiary to cancel or otherwise terminate any of its contracts or arrangements with, or materially reduce its supply to, Parent and the Parent Subsidiaries.

        5.21    Intellectual Property.    Parent and the Parent Subsidiaries own or have the right to use all Intellectual Property that is used in and necessary for the operation of the businesses of Parent and the Parent Subsidiaries as presently conducted (collectively, the "Parent Intellectual Property") free and clear of all Liens except for Parent Permitted Liens, except where the failure to own or have the right to use such Intellectual Property would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. To the Knowledge of Parent and the Parent Subsidiaries, the use of the Parent Intellectual Property by Parent and the Parent Subsidiaries in the operation of the business of Parent and the Parent Subsidiaries as presently conducted is not infringing upon or misappropriating any Intellectual Property of any other Person, except for such matters that would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

        5.22    Insurance.    Parent and the Parent Subsidiaries maintain, or are entitled to the benefits of, insurance in such amounts and against such risks substantially as Parent believes to be customary for the industries in which Parent and the Parent Subsidiaries operate. Except as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect, (a) all material insurance policies maintained by or on behalf of Parent or the Parent Subsidiaries as of the date of this Agreement are in full force and effect, and all premiums due on such policies have been paid and (b) Parent and the Parent Subsidiaries are in compliance with the terms and provisions of all insurance policies maintained by or on behalf of Parent or the Parent Subsidiaries as of the date of this Agreement, and neither Parent nor any Parent Subsidiary is in breach or default under, or has taken any action that would permit termination or material modification of, any material insurance policies.

        5.23    Regulatory Matters.    Neither Parent nor any Parent Subsidiary is (a) an "investment company" or a company "controlled" by an "investment company" within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (b) a "holding company," a "subsidiary company" of a "holding company," an Affiliate of a "holding company," a "public utility" or a "public-utility company," as each such term is defined in the U.S. Public Utility Holding Company Act of 2005. Neither Parent nor any Parent Subsidiary owns or holds any refined petroleum product, crude oil, natural gas, liquefied natural gas, natural gas liquid and other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants and other related operations, assets, machinery or equipment that are subject to (x) regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938, as amended, or (y) rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

        5.24    Brokers and Other Advisors.    No broker, investment banker, financial advisor or other Person, other than Houlihan Lokey Capital, Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with this Agreement, the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Affiliates.

        5.25    Opinion of Financial Advisor.    Parent has received the opinion of Houlihan Lokey Capital, Inc., dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio is fair from a financial point of view to Parent, a signed copy of which opinion will be made available to the Company for informational purposes only on a non-reliance basis promptly following the date of this Agreement.

        5.26    Related Party Transactions.    Except as disclosed in the Filed Parent SEC Documents, neither Parent nor any Parent Subsidiary are party to any transaction or arrangement under which any (a) present or former executive officer or director of Parent or any Parent Subsidiary, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of equity of Parent or (c) Affiliate, "associate" or member of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other contract with or binding upon Parent or any Parent Subsidiary or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by Parent pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

        5.27    No Other Representations or Warranties.    Except for the representations and warranties set forth in this Article V, none of Parent, the Parent Subsidiaries (including Merger Sub) or any other Person makes or has made any express or implied representation or warranty with respect to Parent or the Parent Subsidiaries or with respect to any other information provided to the Company in connection with the Merger or the other transactions contemplated hereby, and the Company, on its own behalf and on behalf of its Affiliates and Representatives, disclaims reliance on any representations or warranties or other information provided to them by Parent or its Subsidiaries or their respective Affiliates or Representatives or any other Person except for the representations and warranties expressly set forth in this Article V. Without limiting the generality of the foregoing, the Company, on its own behalf and on behalf of its Affiliates and its Affiliates and Representatives, acknowledges and agrees that none of Parent, Parent's Subsidiaries (including Merger Sub) or any other Person will have or be subject to any liability or other obligation to the Company or any other Person resulting from the distribution to the Company (including its Affiliates and Representatives), or the Company's (or such Affiliates' or Representatives') use, of any such information, including with respect to (i) Parent, Merger Sub or any of their respective businesses, assets, employees, permits, liabilities, operations, prospectus or condition (financial or otherwise) or (ii) any opinion, projection, forecast, statement, budget, estimate, advice or other similar information (including with respect to the future revenues, earnings, results or operations (or any component thereof), cash flows, financial condition (or any component thereof) or the future business and operations of Parent or Merger Sub, as well as any other business plan and cost-related plan information of Parent and/or Merger Sub)

made, communicated or furnished (orally or in writing) or to be made, communicated or furnished (orally or in writing) to the Company or any of its Affiliates or Representatives, in each case, whether made by Parent, Merger Sub or any of their respective Affiliates, Representatives or equity holders or any other Person.

ARTICLE VI
COVENANTS

        The Company hereby covenants to and agrees with Parent and Merger Sub, and Parent and Merger Sub hereby covenant to and agree with the Company, that:

        6.1    Conduct of Business by the Company.    From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, and except (i) as expressly contemplated or permitted by this Agreement, (ii) as may be required by applicable Law or pursuant to the terms of any Company Benefit Plan, (iii) as set forth in the Company Disclosure Letter or (iv) with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), the Company will not and will cause each Company Subsidiary not to:

          (a)   (i) conduct its business and the business of the Company Subsidiaries other than in the ordinary course in any material respect, (ii) fail to use commercially reasonable efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or (iii) take any action that adversely affects the ability of any Party to obtain any regulatory approvals for the transactions contemplated hereby; provided, however, that no action or omission by the Company or any Company Subsidiary with respect to matters specifically addressed by any provision of Section 6.1(b) through Section 6.1(r) shall be a breach of this Section 6.1(a);

          (b)   issue, sell, pledge, dispose of, grant, transfer, encumber or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any additional Rights other than (i) grants of Company Stock Options, Company TSUs, Company Board RSUs and Company PSUs in the ordinary course of business and (ii) issuances of Company Common Stock in respect of the vesting, settlement and/or exercise of Company Stock Options, Company TSUs, Company Board RSUs and Company PSUs outstanding as of the date hereof or granted after the date hereof in accordance with their terms or in the ordinary course of business consistent with past practice;

          (c)   (i) split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or (ii) repurchase, redeem or otherwise acquire, or permit any Company Subsidiary to purchase, redeem or otherwise acquire any membership, partnership or other equity interests or Rights, except as permitted by the terms of the Company Stock Plan and any related award agreements or to satisfy any withholding obligations of the holder thereof or as permitted by the terms of its securities outstanding on the date of this Agreement (or granted following the date of this Agreement in accordance with this Agreement) by any Company Benefit Plan;

          (d)   (i) sell, lease, transfer, farmout, exchange, dispose of, license, convey or discontinue all or any portion of the Company's or any Company Subsidiary's Oil and Gas Properties or other assets, business or properties other than (A) in the ordinary course of business (including sales, transfers and dispositions of inventory, commodities and produced Hydrocarbons, crude oil and refined products), (B) any individual sales, leases, dispositions or discontinuances for consideration not in excess of $500,000, or (C) any distributions expressly permitted under Section 6.1(e); (ii) acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity other than (A) in the ordinary course of business or (B) acquisitions resulting from a working interest holder's non-participation election in a well or wells; (iii) merge, consolidate or enter into any other business combination transaction with any Person; or (iv) convert from a limited liability company or corporation, as the case may be, to any other business entity;

          (e)   make or declare dividends or distributions to the holders of Company Common Stock or any Company Subsidiary (other than any dividend or distribution from a wholly owned Company Subsidiary to the Company or to any other wholly owned Company Subsidiary);

          (f)    amend the Company's or any Company Subsidiary's Organizational Documents;

          (g)   enter into any contract, agreement or arrangement that would be a Company Specified Contract, except as would not prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement;

          (h)   modify, amend, terminate or assign, or waive or assign any rights under any material agreement, in a manner that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, or that would reasonably be expected to prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement;

          (i)    waive, release, assign, settle or compromise any material Proceeding or settle or compromise any Proceeding if such settlement or compromise (i) involves a material conduct remedy or material injunctive or similar relief, (ii) involves an admission of criminal wrongdoing by the Company or any Company Subsidiary or (iii) has in any material respect a restrictive impact on the business of the Company or any Company Subsidiary;

          (j)    implement or adopt any change in its GAAP accounting principles, practices or methods, other than as may be required by GAAP;

          (k)   fail to use commercially reasonable efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it at present except to the extent that any such failure would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect;

          (l)    (i) make, change or rescind any material elections relating to Taxes, (ii) settle or compromise any material Proceeding, audit or controversy relating to Taxes, (iii) amend any Tax Return in any material respect, (iv) change in any material respect any of its methods of reporting income or deductions for U.S. federal income tax purposes, (v) agree to any extension or waiver of the statute of limitations with respect to Taxes, (vi) surrender any right to claim a material Tax refund, (vii) enter into any written agreement with any Governmental Entity with respect to Taxes or (viii) enter into any Tax sharing, allocation or indemnification agreement or arrangement (other than such agreements or arrangements (A) exclusively between the Company and any Company Subsidiary or (B) the primary subject matter of which is not Tax);

          (m)  except as required by applicable Law or as required pursuant to the terms of any Company Benefit Plan, (i) establish, adopt, enter into, terminate or amend, or take any action to accelerate the vesting or payment of any compensation, or benefits under, any Company Benefit Plan, (ii) grant to any director or officer any increase in compensation, bonus or fringe or other benefits, (iii) grant to any current or former director, officer, employee, individual independent contractor or consultant of the Company or any Company Subsidiary any increase in change in control, retention, severance or termination pay, (iv) enter into any employment, consulting, change in control, retention or severance agreement with any current or former director, officer, employee, contractor or consultant of Parent or any Parent Subsidiary or (v) enter into a collective bargaining agreement or other Contract with any labor union, works council, or other labor organization or recognize any labor union, works council, or other labor organization as the representative of any employees of the Company or any Company Subsidiary; provided, however, that the foregoing clauses (ii), (iii) and (iv) shall not restrict the Company or any Company Subsidiary from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, compensation and benefits plans, programs, policies, agreements and arrangements (including equity or incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

          (n)   (i) incur, assume, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise), other than (A) borrowings under existing revolving credit facilities in the ordinary course of business consistent with past practices not to exceed $1,000,000 or (B) in the ordinary course of business, (ii) redeem, repurchase, cancel or otherwise acquire any Indebtedness (directly, contingently or otherwise), (iii) other than with respect to the existing revolving credit facilities, create any material Lien that is not a Company Permitted Lien on its property or the property of any Company Subsidiary in connection with any pre-existing Indebtedness, new Indebtedness or lease, or (iv) make or commit to make any capital expenditures other than such capital expenditures that do not exceed 115% of the Company's 2019 capital budget as set forth in Section 6.1(n) of the Company Disclosure Letter;

          (o)   implement or otherwise enter into any derivative security with respect to Hydrocarbon production or marketing or enter into any Derivative Transaction applicable to the Company other than in the ordinary course of business;

          (p)   enter into any transaction or Contracts with any Affiliate or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K promulgated under the Exchange Act;

          (q)   authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation; or

          (r)   agree or commit to do anything prohibited by clauses (a) through (q) of this Section 6.1;

provided, however, that the foregoing does not limit or restrict the ability of the Company or any Company Subsidiary to take otherwise prohibited actions in response to emergency situations to the extent required in order to ensure the protection of individuals or assets or to ensure compliance with any Law (including Environmental Law, including with respect to any Release or threatened Release of Hazardous Materials), provided that the Company promptly notifies Parent of the same.

        6.2    Conduct of Business by Parent.    From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, and except (i) as expressly contemplated or permitted by this Agreement, (ii) as may be required by applicable Law or pursuant to the terms of any Parent Benefit Plan, (iii) as set forth in the Parent Disclosure Letter or (iv) with the prior written consent of the Company (which consent will not be unreasonably withheld, conditioned or delayed), Parent will not and will cause each Parent Subsidiary not to:

          (a)   (i) conduct its business and the business of the Parent Subsidiaries other than in the ordinary course in any material respect, (ii) fail to use commercially reasonable efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or (iii) take any action that adversely affects the ability of any Party to obtain any regulatory approvals for the transactions contemplated hereby; provided, however, that no action or omission by Parent or any Parent Subsidiary with respect to matters specifically addressed by any provision of Section 6.2(b) through Section 6.2(r) shall be a breach of this Section 6.2(a);

          (b)   issue, sell, pledge, dispose of, grant, transfer, encumber or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any additional Rights other than (i) grants of Parent RSUs and Parent PSUs in the ordinary course of business and (ii) issuances of Parent Common Stock in respect of the vesting, settlement and/or exercise of Parent RSUs and

  Parent PSUs outstanding as of the date hereof or granted after the date hereof accordance with the their terms or in the ordinary course of business consistent with past practice;

          (c)   (i) split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or (ii) repurchase, redeem or otherwise acquire, or permit any Parent Subsidiary to purchase, redeem or otherwise acquire any membership, partnership or other equity interests or Rights, except as permitted by the terms of the Parent Stock Plans and any related award agreements or to satisfy any withholding obligations of the holder thereof or as permitted by the terms of its securities outstanding on the date of this Agreement (or granted following the date of this Agreement in accordance with this Agreement) by any Parent Benefit Plan;

          (d)   (i) sell, lease, transfer, farmout, exchange, dispose of, license, convey or discontinue all or any portion of Parent's or any Parent Subsidiary's Oil and Gas Properties or other assets, business or properties other than (A) in the ordinary course of business (including sales, transfers and dispositions of inventory, commodities and produced Hydrocarbons, crude oil and refined products), (B) any individual sales, leases, dispositions or discontinuances for consideration not in excess of $500,000, or (C) any distributions expressly permitted under Section 6.2(e); (ii) acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity other than (A) in the ordinary course of business or (B) acquisitions resulting from a working interest holder's non-participation election in a well or wells; (iii) merge, consolidate or enter into any other business combination transaction with any Person; or (iv) convert from a limited liability company or corporation, as the case may be, to any other business entity;

          (e)   make or declare dividends or distributions to the holders of Parent Common Stock or any Parent Subsidiary (other than any dividend or distribution from a wholly owned Parent Subsidiary to the Company or to any other wholly owned Parent Subsidiary);

          (f)    amend Parent's or any Parent Subsidiary's Organizational Documents;

          (g)   enter into any contract, agreement or arrangement that would be a Parent Specified Contract, except as would not prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement;

          (h)   modify, amend, terminate or assign, or waive or assign any rights under any material agreement, in a manner that would reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect, or that would reasonably be expected to prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement;

          (i)    waive, release, assign, settle or compromise any material Proceeding or settle or compromise any Proceeding if such settlement or compromise (i) involves a material conduct remedy or material injunctive or similar relief, (ii) involves an admission of criminal wrongdoing by Parent or any Parent Subsidiary or (iii) has in any material respect a restrictive impact on the business of Parent or any Parent Subsidiary;

          (j)    implement or adopt any change in its GAAP accounting principles, practices or methods, other than as may be required by GAAP;

          (k)   fail to use commercially reasonable efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it at present except to the extent that any such failure would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect;

          (l)    (i) make, change or rescind any material elections relating to Taxes, (ii) settle or compromise any material Proceeding, audit or controversy relating to Taxes, (iii) amend any Tax

  Return in any material respect, (iv) change in any material respect any of its methods of reporting income or deductions for U.S. federal income tax purposes, (v) agree to any extension or waiver of the statute of limitations with respect to Taxes, (vi) surrender any right to claim a material Tax refund, (vii) enter into any written agreement with any Governmental Entity with respect to Taxes or (viii) enter into any Tax sharing, allocation or indemnification agreement or arrangement (other than such agreements or arrangements (A) exclusively between Parent and any Parent Subsidiary or (B) the primary subject matter of which is not Tax);

          (m)  except as required by applicable Law or as required pursuant to the terms of any Parent Benefit Plan, (i) establish, adopt, enter into, terminate or amend, or take any action to accelerate the vesting or payment of any compensation, or benefits under, any Parent Benefit Plan, (ii) grant to any director or officer any increase in compensation, bonus or fringe or other benefits, (iii) grant to any current or former director, officer, employee, individual independent contractor or consultant of Parent or any Parent Subsidiary any increase in change in control, retention, severance or termination pay, (iv) enter into any employment, consulting, change in control, retention or severance agreement with any current or former director, officer, employee, contractor or consultant of Parent or any Parent Subsidiary, or (v) enter into a collective bargaining agreement or other Contract with any labor union, works council, or other labor organization or recognize any labor union, works council, or other labor organization as the representative of any employees of Parent or any Parent Subsidiary; provided, however, that the foregoing clauses (ii), (iii) and (iv) shall not restrict Parent or any Parent Subsidiary from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, compensation and benefits plans, programs, policies, agreements and arrangements (including equity or incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

          (n)   (i) incur, assume, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise), other than (A) borrowings under existing revolving credit facilities in the ordinary course of business consistent with past practices not to exceed $1,000,000 or (B) in the ordinary course of business, (ii) redeem, repurchase, cancel or otherwise acquire any Indebtedness (directly, contingently or otherwise), (iii) other than with respect to the existing revolving credit facilities, create any material Lien that is not a Parent Permitted Lien on its property or the property of any Parent Subsidiary in connection with any pre-existing Indebtedness, new Indebtedness or lease, or (iv) make or commit to make any capital expenditures other than such capital expenditures that do not exceed 115% of Parent's 2019 capital budget as set forth in Section 6.2(n) of the Parent Disclosure Letter;

          (o)   implement or otherwise enter into any derivative security with respect to Hydrocarbon production or marketing or enter into any Derivative Transaction applicable to Parent other than in the ordinary course of business;

          (p)   enter into any transaction or Contracts with any Affiliate or other Person that would be required to be disclosed by Parent under Item 404 of Regulation S-K promulgated under the Exchange Act;

          (q)   authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation; or

          (r)   agree or commit to do anything prohibited by clauses (a) through (q) of this Section 6.2;

provided, however, that the foregoing does not limit or restrict the ability of Parent or any Parent Subsidiary to take otherwise prohibited actions in response to emergency situations to the extent required in order to ensure the protection of individuals or assets or to ensure compliance with any Law (including Environmental Law, including with respect to any Release or threatened Release of Hazardous Materials), provided that Parent promptly notifies the Company of the same.

        6.3    Consummation of the Merger.

          (a)   Subject to the terms and conditions of this Agreement, the Company, on the one hand, and each of Parent and Merger Sub, on the other hand, will cooperate with the other and use (and will cause their respective Subsidiaries to use) its commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Merger, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including, filing any Notification and Report Form required pursuant to the HSR Act within ten (10) Business Days following the execution of this Agreement and to request early termination of the applicable waiting period), (ii) obtain promptly all Consents (including Environmental Permits) from any Governmental Entity or third party necessary, proper or advisable to consummate the Merger and (iii) obtain all necessary consents, approvals or waivers from third parties. Parent and the Company shall be responsible for their respective share of the payment of all filing fees under the HSR Act.

          (b)   Each of the Parties hereto will use commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing to or submission with a Governmental Entity in connection with the transactions contemplated hereby and in connection with any investigation or inquiry by or before a Governmental Entity relating to the Merger, including any Proceeding initiated by a private Person, (ii) promptly inform the Other Party of (and supply to the Other Party) any material communication received by such Party from, or given by such Party to any third party or Governmental Entity and any material communication received or given in connection with any Proceeding by a private Person, in each case regarding the Merger, (iii) permit the Other Party to review in advance and incorporate their reasonable comments in any communication to be given by it to any Governmental Entity with respect to obtaining any Consents in connection with the transactions contemplated hereby and (iv) to the extent practicable, consult with the Other Party in advance of any substantive meeting, written communications or teleconference with any Governmental Entity or, in connection with any Proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Entity or other Person, give the Other Party the opportunity to attend and participate in such meetings and teleconferences.

          (c)   Subject to Section 6.6, the Parties will use their respective commercially reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 6.3 in a manner so as to preserve the applicable privilege. Any Party may share information with any Other Party on an "outside counsel only" basis. Nothing in this Section 6.3 shall obligate the Parties to share any information regarding the value of the transaction or that would result in a violation of any contractual arrangement or, absent the entry of a mutually acceptable joint defense agreement, information covered by the attorney-client privilege, work product doctrine or other similar privilege, and any Party may redact such information before providing materials to any Other Party in accordance with this Section 6.3.

        6.4    No Solicitation by Company and Company Change in Recommendation.

          (a)   From and after the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII hereof, the Company will, and will cause the Company Subsidiaries and Company Affiliates to, and will use commercially reasonable efforts to cause its and their Representatives to, as applicable, (i) immediately cease, and cause to be terminated, any solicitation, encouragement, discussion or negotiation with any Person conducted heretofore by the Company or any Company Subsidiary or any of its or their

  Representatives with respect to any Company Alternative Proposal, (ii) within two (2) Business Days of the date of this Agreement, request the prompt return or destruction of all confidential information previously furnished to any Person within the last six (6) months for the purposes of evaluating a possible Company Alternative Proposal and (iii) immediately terminate access to any physical or electronic data rooms relating to a possible Company Alternative Proposal.

          (b)   Except as otherwise expressly permitted by this Section 6.4, from and after the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII hereof, the Company will not, and will cause the Company Subsidiaries and Company Affiliates not to, and will use commercially reasonable efforts to cause its and their Representatives not to, directly or indirectly, (i) initiate, solicit, propose or knowingly encourage or knowingly facilitate (including by furnishing or providing information or taking any other action) any inquiries, proposals, offers, requests for information, expressions of interest or the making, submission or announcement of any inquiry, proposal, offer, request for information or expression of interest from any Person which constitutes or may reasonably be expected to result in, a Company Alternative Proposal, (ii) enter into, participate in or engage in any discussions or negotiations with any Person with respect to a Company Alternative Proposal or any inquiry, indication of interest that would reasonably be expected to lead to a Company Alternative Proposal, (iii) furnish any information regarding the Company or the Company Subsidiaries, or access to the properties, assets or employees of the Company or the Company Subsidiaries, to any Person in connection with or in response to a Company Alternative Proposal, (iv) enter into any letter of intent or agreement in principle, or other agreement or arrangement providing for a Company Alternative Proposal (other than a Company Acceptable Confidentiality Agreement), (v) waive or release any person from, forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other Contract, provided that if the Company Board determines in good faith after consultation with the Company's legal counsel that the failure to waive a particular standstill provision would be a breach of the Company Board's fiduciary duties under applicable Law, the Company may, with prior written notice to Parent, waive such standstill provision, solely to the extent necessary to permit a third party to make and pursue a Company Alternative Proposal, (vi) take any action to make any "moratorium", "control share acquisition", "fair price", "supermajority", "affiliate transactions" or "business combination statute or regulation" or other similar Takeover Laws, including Section 203 of the DGCL, inapplicable to any Person (other than, for the avoidance of doubt, Parent or any Parent Subsidiary) or any Company Alternative Proposal or (vii) resolve, agree or publicly propose to, or permit the Company or any Company Subsidiary or any of its or their Representatives to agree or publicly propose to take any of the actions referred to in clauses (i) - (vi).

          (c)   Unless specifically permitted by Section 6.4(e), the Company shall not (i) fail to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus, (ii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, (iii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Company Alternative Proposal, (iv) fail to publicly reaffirm the Company Board Recommendation within five (5) Business Days after Parent so requests in writing following any public disclosure of a Company Alternative Proposal, (v) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Company Alternative Proposal subject to Regulation 14D under the Exchange Act within five (5) Business Days after the commencement of such Company Alternative Proposal and (vi) approve or authorize, or cause or permit the Company or any Company Subsidiary to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or any other similar arrangement providing for any Company Alternative Proposal

  (other than a Company Acceptable Confidentiality Agreement) (the taking of any action described in this Section 6.4(c) being referred to as a "Company Change in Recommendation").

          (d)   From and after the date of this Agreement, the Company shall promptly (and in any event within 24 hours) advise Parent of the receipt by the Company or by any of the Company's Affiliates or, to the Company's Knowledge, its or their respective Representatives of any Company Alternative Proposal made on or after the date of this Agreement or any inquiries, proposals, offers request for non-public information or data or expressions of interest relating to the Company or any Company Subsidiary made by any Person that may reasonably be expected to result in a Company Alternative Proposal or from any Person who has made or has communicated to the Company that it intends to make a Company Alternative Proposal or any request for discussions or negotiations with the Company or a Representative of the Company relating to a Company Alternative Proposal. The Company shall provide to Parent (within such 24 hour time frame) either (i) an unredacted copy of any such Company Alternative Proposal made in writing provided to the Company or any Company Subsidiary or any of their respective Representatives or, if such Company Alternative Proposal is not in writing, a reasonably detailed written description of the material terms thereof (including the identity of the Person making such Company Alternative Proposal and the price), or (ii) a written summary of the material terms of any such inquiry, proposal, offer, request or expression of interest (including the identity of the Person making such inquiry, proposal, offer, request or expression of interest and, as applicable, the nature of the information requested). Without limiting the Company's other obligations under this Section 6.4, the Company shall keep Parent informed on a timely basis (and in any event within 24 hours) with respect to the status and material terms of any such Company Alternative Proposal and any material changes to the status of any such discussions or negotiations or the nature of any information requested of the Company with respect thereto, and shall promptly (and in no event later than 24 hours after transmittal or receipt) provide Parent with copies of any material correspondence and, with respect to material oral communications, a written summary of such correspondence or communications, between: (x) on the one hand, the Company or any of their Representatives; and (y) on the other hand, the Person that made or submitted such Company Alternative Proposal or any Representative of such Person. Without limiting the foregoing, the Company shall promptly (and in any event within 24 hours after such determination) inform Parent in writing if the Company determines to begin providing non-public information or to engage in discussions or negotiations concerning a Company Alternative Proposal pursuant to Section 6.4(e)(ii). The Company agrees that it will not, directly or indirectly, enter into any agreement with any Person which directly or indirectly prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 6.4.

          (e)   Notwithstanding anything in this Agreement to the contrary, the Company, directly or indirectly through one or more of its Representatives, may:

    (i)
    comply with all applicable Laws, including by issuing a "stop, look and listen" communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to a Company Alternative Proposal if the Company Board determines that its failure to do so would reasonably be likely to constitute a violation of applicable Laws;

    (ii)
    prior to the receipt of the Company Stockholder Approval, engage in the activities prohibited by Sections 6.4(b)(ii) or 6.4(b)(iii), solely with and to any Person who has made a written, bona fide Company Alternative Proposal that did not result from a breach of this Section 6.4; provided, however, that (A) no non-public information that is prohibited from being furnished pursuant to Section 6.4(b) may be furnished until the Company receives an executed confidentiality agreement from such Person (an accurate and complete copy of which shall be provided to Parent substantially concurrently with the Company's entry into such confidentiality agreement) containing limitations on the use and disclosure of nonpublic information furnished to such Person by or on behalf of the Company that are no less favorable to the Company in the aggregate than the terms of the Confidentiality Agreement; provided, further, that such confidentiality agreement does not contain provisions that prohibit the Company from complying with the provisions of this Section 6.4 (such agreement, a "Company Acceptable Confidentiality Agreement"), (B) the Company also provides Parent, prior to or substantially concurrently with the time such non-public information is provided or made available to such Person, any non-public information furnished to such other Person that was not previously furnished to Parent, and (C) prior to taking any such actions, the Company Board (or a committee thereof) determines in good faith, after consultation with its financial advisors and legal counsel, that such Company Alternative Proposal is, or would reasonably be expected to lead to, a Company Superior Proposal and, after consultation with its legal counsel, that the failure to engage in such activities would be a breach of the Company Board's fiduciary duties under applicable Law; and

    (iii)
    prior to the receipt of the Company Stockholder Approval, in response to the Company's receipt of a Company Alternative Proposal that did not result from a breach of this Section 6.4, if the Company Board (or any committee thereof) so chooses, cause the Company to effect a Company Change in Recommendation, if prior to taking such action (A) the Company Board (or a committee thereof) determines in good faith, after consultation with its financial advisors and legal counsel, that such Company Alternative Proposal is a Company Superior Proposal (taking into account any adjustment to the terms and conditions of this Agreement proposed by Parent in response to such Company Alternative Proposal), (B) the Company Board (or a committee thereof) has determined in good faith, after consultation with its legal counsel, that failure to do so would be a breach of the Company Board's fiduciary duties under applicable Law, and (C) the Company shall have given notice to Parent that the Company has received such proposal, specifying the material terms and conditions of such proposal, and that the Company intends to take such action, and either (1) Parent shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Company Stockholders Meeting and the fifth Business Day after the date on which such notice is given to Parent, or (2) if Parent within the period described in the foregoing clause (1) shall have proposed revisions to the terms and conditions of this Agreement, the Company Board (or any committee thereof), after consultation with its financial advisors and legal counsel, shall, at the end of such period, have determined in good faith that the Company Alternative Proposal remains a Company Superior Proposal with respect to Parent's revised proposal; provided, however, that each time material modifications to the financial terms of a Company Alternative Proposal determined to be a Company Superior Proposal are made, the time period set forth in this clause (C) following which the Company may effect a Company Change in Recommendation or terminate this Agreement shall be extended for 48 hours after notification of such change to Parent; provided, further, that during the time periods set forth in this clause (C) above, the Company shall cause its Representatives (including its executive officers) to be available to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement such that such Company Alternative Proposal would no longer constitute a Company Superior Proposal.

          (f)    Notwithstanding anything in this Agreement to the contrary, prior to the receipt of the Company Stockholder Approval, in response to a Company Intervening Event that occurs or arises after the date of this Agreement, the Company may, if the Company Board (or any committee thereof) so chooses, effect a Company Change in Recommendation (only of the type contemplated by Section 6.4(c)(i) or Section 6.4(c)(ii)) if prior to taking such action (A) the Company Board (or a committee thereof) determines in good faith after consultation with its legal counsel that the failure to take such action would be a breach of the Company Board's fiduciary duties under applicable Law, (B) the Company shall have given notice to Parent that the Company has determined that a Company Intervening Event has occurred or arisen (which notice will reasonably describe such Company Intervening Event) and that the Company intends to effect a Company Change in Recommendation, and either (1) Parent shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of (y) the scheduled time for the Company Stockholders Meeting and (z) the fifth Business Day after the date on which such notice is given to Parent, or (2) if Parent within the period described in the foregoing clause (1) shall have proposed revisions to the terms and conditions of this Agreement, the Company Board (or any committee thereof), after consultation with its legal counsel, shall, at the end of such period, have determined in good faith that such proposed changes do not obviate the need for the Company Board to effect a Company Change in Recommendation and that the failure to make a Company Change in Recommendation would be a breach of the Company Board's fiduciary duties under applicable Law, provided that during the time periods set forth in this clause (B) above, the Company shall cause its Representatives (including its executive officers) to be available to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Company Change in Recommendation.

          (g)   For purposes of this Section 6.4 and Section 6.5, the term "Person" means any Person or "group," as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Parent Subsidiary and with respect to Parent, the Company.

          (h)   For the avoidance of doubt, any violation of the restrictions set forth in this Section 6.4 by any of the Company's controlled Affiliates or any of their respective Representatives (solely in the case of Representatives, acting at the Company's or any of the Company's controlled Affiliates' direction) shall be a breach of this Section 6.4 by the Company.

        6.5    No Solicitation by Parent and Parent Change in Recommendation.

          (a)   From and after the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII hereof, Parent will, and will cause the Parent Subsidiaries and the Parent Affiliates to, and will use commercially reasonable efforts to cause its and their Representatives to, as applicable, (i) immediately cease, and cause to be terminated, any solicitation, encouragement, discussion or negotiation with any Person conducted heretofore by Parent or any Parent Subsidiary or any of its or their Representatives with respect to any Parent Alternative Proposal, (ii) within two (2) Business Days of the date of this Agreement, request the prompt return or destruction of all confidential information previously furnished to any Person within the last six (6) months for the purposes of evaluating a possible Parent Alternative Proposal and (iii) immediately terminate access to any physical or electronic data rooms relating to a possible Parent Alternative Proposal.

          (b)   Except as otherwise expressly permitted by this Section 6.5, from and after the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII hereof, Parent will not, and will cause the Parent Subsidiaries and the Parent Affiliates not to, and will use commercially reasonable efforts to cause its and their Representatives not to, directly or indirectly, (i) initiate, solicit, propose or knowingly encourage or knowingly facilitate (including by furnishing or providing information or taking any other action) any inquiries, proposals, offers, requests for information, expressions of interest or the making, submission or announcement of any inquiry, proposal, offer, request for information or expression of interest from any Person which constitutes or may reasonably be expected to result in, a Parent

  Alternative Proposal, (ii) enter into, participate in or engage in any discussions or negotiations with any Person with respect to a Parent Alternative Proposal or any inquiry, indication of interest that would reasonably be expected to lead to a Parent Alternative Proposal, (iii) furnish any information regarding Parent or the Parent Subsidiaries, or access to the properties, assets or employees of Parent or the Parent Subsidiaries, to any Person in connection with or in response to a Parent Alternative Proposal, (iv) enter into any letter of intent or agreement in principle, or other agreement or arrangement providing for a Parent Alternative Proposal (other than a Parent Acceptable Confidentiality Agreement), (v) waive or release any person from, forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other Contract, provided that if the Parent Board determines in good faith after consultation with Parent's legal counsel that the failure to waive a particular standstill provision would be a breach of the Parent Board's fiduciary duties under applicable Law, Parent may, with prior written notice to the Company, waive such standstill provision, solely to the extent necessary to permit a third party to make and pursue a Parent Alternative Proposal, (vi) take any action to make any "moratorium", "control share acquisition", "fair price", "supermajority", "affiliate transactions" or "business combination statute or regulation" or other similar Takeover Laws, including Section 203 of the DGCL, inapplicable to any Person (other than, for the avoidance of doubt, the Company or any Company Subsidiary) or any Parent Alternative Proposal or (vii) resolve, agree or publicly propose to, or permit Parent or any Parent Subsidiary or any of its or their Representatives to agree or publicly propose to take any of the actions referred to in clauses (i) - (vi).

          (c)   Unless specifically permitted by Section 6.5(e), Parent shall not (i) fail to include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus, (ii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Company, the Parent Board Recommendation, (iii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Parent Alternative Proposal, (iv) fail to publicly reaffirm the Parent Board Recommendation within five (5) Business Days after the Company so requests in writing following any public disclosure of a Parent Alternative Proposal, (v) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Parent Alternative Proposal subject to Regulation 14D under the Exchange Act within five (5) Business Days after the commencement of such Parent Alternative Proposal and (vi) approve or authorize, or cause or permit Parent or any Parent Subsidiary to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or any other similar arrangement providing for any Parent Alternative Proposal (other than a Parent Acceptable Confidentiality Agreement) (the taking of any action described in this Section 6.5(c) being referred to as a "Parent Change in Recommendation").

          (d)   From and after the date of this Agreement, Parent shall promptly (and in any event within 24 hours) advise the Company of the receipt by Parent or by any of Parent's Affiliates or, to Parent's Knowledge, its or their respective Representatives of any Parent Alternative Proposal made on or after the date of this Agreement or any inquiries, proposals, offers request for non-public information or data or expressions of interest relating to Parent or any Parent Subsidiary made by any Person that may reasonably be expected to result in a Parent Alternative Proposal or from any Person who has made or has communicated to Parent that it intends to make a Parent Alternative Proposal or any request for discussions or negotiations with Parent or a Representative of Parent relating to a Parent Alternative Proposal. Parent shall provide to the Company (within such 24 hour time frame) either (i) an unredacted copy of any such Parent Alternative Proposal made in writing provided to Parent or any Parent Subsidiary or any of their respective Representatives or, if such Parent Alternative Proposal is not in writing, a reasonably detailed written description of the material terms thereof (including the identity of the Person making such Parent Alternative Proposal and the price), or (ii) a written summary of the material terms of any such inquiry, proposal, offer, request or expression of interest (including the identity of the Person making such inquiry, proposal, offer, request or expression of interest and, as applicable, the nature of the information requested). Without limiting Parent's other obligations under this Section 6.5, Parent shall keep the Company informed on a timely basis (and in any event within 24 hours) with respect to the status and material terms of any such Parent Alternative Proposal and any material changes to the status of any such discussions or negotiations or the nature of any information requested of Parent with respect thereto, and shall promptly (and in no event later than 24 hours after transmittal or receipt) provide the Company with copies of any material correspondence and, with respect to material oral communications, a written summary of such correspondence or communications, between: (x) on the one hand, Parent or any of their Representatives; and (y) on the other hand, the Person that made or submitted such Parent Alternative Proposal or any Representative of such Person. Without limiting the foregoing, Parent shall promptly (and in any event within 24 hours after such determination) inform the Company in writing if Parent determines to begin providing non-public information or to engage in discussions or negotiations concerning a Parent Alternative Proposal pursuant to Section 6.5(e)(ii). Parent agrees that it will not, directly or indirectly, enter into any agreement with any Person which directly or indirectly prohibits Parent from providing any information to the Company in accordance with, or otherwise complying with, this Section 6.5.

          (e)   Notwithstanding anything in this Agreement to the contrary, Parent, directly or indirectly through one or more of its Representatives, may:

    (i)
    comply with all applicable Laws, including by issuing a "stop, look and listen" communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to a Parent Alternative Proposal if the Parent Board determines that its failure to do so would reasonably be likely to constitute a violation of applicable Laws;

    (ii)
    prior to the receipt of the Parent Stockholder Approval, engage in the activities prohibited by Sections 6.5(b)(ii) or 6.5(b)(iii), solely with and to any Person who has made a written, bona fide Parent Alternative Proposal that did not result from a breach of this Section 6.5; provided, however, that (A) no non-public information that is prohibited from being furnished pursuant to Section 6.5(b) may be furnished until Parent receives an executed confidentiality agreement from such Person (an accurate and complete copy of which shall be provided to the Company substantially concurrently with Parent's entry into such confidentiality agreement) containing limitations on the use and disclosure of nonpublic information furnished to such Person by or on behalf of Parent that are no less favorable to Parent in the aggregate than the terms of the Confidentiality Agreement; provided, further, that such confidentiality agreement does not contain provisions that prohibit Parent from complying with the provisions of this Section 6.5 (such agreement, a "Parent Acceptable Confidentiality Agreement"), (B) Parent also provides the Company, prior to or substantially concurrently with the time such non-public information is provided or made available to such Person, any non-public information furnished to such other Person that was not previously furnished to the Company, and (C) prior to taking any such actions, the Parent Board (or a committee thereof) determines in good faith, after consultation with its financial advisors and legal counsel, that such Parent Alternative Proposal is, or would reasonably be expected to lead to, a Parent Superior Proposal and, after consultation with its legal counsel, that the failure to engage in such activities would be a breach of the Parent Board's fiduciary duties under applicable Law; and

    (iii)
    prior to the receipt of the Parent Stockholder Approval, in response to Parent's receipt of a Parent Alternative Proposal that did not result from a breach of this Section 6.5, if the

      Parent Board (or any committee thereof) so chooses, cause Parent to effect a Parent Change in Recommendation, if prior to taking such action (A) Parent Board (or a committee thereof) determines in good faith, after consultation with its financial advisors and legal counsel, that such Parent Alternative Proposal is a Parent Superior Proposal (taking into account any adjustment to the terms and conditions of this Agreement proposed by the Company in response to such Parent Alternative Proposal), (B) the Parent Board (or a committee thereof) has determined in good faith, after consultation with its legal counsel, that failure to do so would be a breach of the Parent Board's fiduciary duties under applicable Law, and (C) Parent shall have given notice to the Company that Parent has received such proposal, specifying the material terms and conditions of such proposal, and that Parent intends to take such action, and either (1) the Company shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Parent Stockholders Meeting and the fifth Business Day after the date on which such notice is given to the Company, or (2) if the Company within the period described in the foregoing clause (1) shall have proposed revisions to the terms and conditions of this Agreement, the Parent Board (or any committee thereof), after consultation with its financial advisors and legal counsel, shall, at the end of such period, have determined in good faith that the Parent Alternative Proposal remains a Parent Superior Proposal with respect to the Company's revised proposal; provided, however, that each time material modifications to the financial terms of a Parent Alternative Proposal determined to be a Parent Superior Proposal are made, the time period set forth in this clause (C) following which Parent may effect a Parent Change in Recommendation or terminate this Agreement shall be extended for 48 hours after notification of such change to the Company; provided, further, that during the time periods set forth in this clause (C) above, Parent shall cause its Representatives (including its executive officers) to be available to negotiate in good faith (to the extent the Company desires to negotiate) any proposal by the Company to amend the terms and conditions of this Agreement such that such Parent Alternative Proposal would no longer constitute a Parent Superior Proposal.

          (f)    Notwithstanding anything in this Agreement to the contrary, prior to the receipt of the Parent Stockholder Approval, in response to a Parent Intervening Event that occurs or arises after the date of this Agreement, Parent may, if the Parent Board (or any committee thereof) so chooses, effect a Parent Change in Recommendation (only of the type contemplated by Section 6.5(c)(i) or Section 6.5(c)(ii)) if prior to taking such action (A) the Parent Board (or a committee thereof) determines in good faith after consultation with its legal counsel that the failure to take such action would be a breach of the Parent Board's fiduciary duties under applicable Law, (B) Parent shall have given notice to the Company that Parent has determined that a Parent Intervening Event has occurred or arisen (which notice will reasonably describe such Parent Intervening Event) and that Parent intends to effect a Parent Change in Recommendation, and either (1) the Company shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of (y) the scheduled time for the Parent Stockholders Meeting and (z) the fifth Business Day after the date on which such notice is given to the Company, or (2) if the Company within the period described in the foregoing clause (1) shall have proposed revisions to the terms and conditions of this Agreement, the Parent Board (or any committee thereof), after consultation with its legal counsel, shall, at the end of such period, have determined in good faith that such proposed changes do not obviate the need for the Parent Board to effect a Parent Change in Recommendation and that the failure to make a Parent Change in Recommendation would be a breach of the Parent Board's fiduciary duties under applicable Law, provided that during the time periods set forth in this clause (B) above, Parent shall cause its Representatives (including its executive officers) to be available to negotiate in good faith (to the extent the Company desires to negotiate) any proposal by the Company to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Parent Change in Recommendation.

          (g)   For the avoidance of doubt, any violation of the restrictions set forth in this Section 6.5 by any of Parent's controlled Affiliates or any of their respective Representatives (solely in the case of Representatives, acting at Parent's or any of Parent's controlled Affiliates' direction) shall be a breach of this Section 6.5 by Parent.

        6.6    Access to Information: Confidentiality.

          (a)   From the date hereof until the Effective Time or the earlier termination of this Agreement in accordance with its terms, upon reasonable prior notice, the Company shall, and shall cause each of its Subsidiaries to, afford Parent and its Representatives reasonable access during normal business hours to (and, with respect to books and records, the right to copy) all of the Company's and the Company Subsidiaries' properties, offices, commitments, books, contracts, records and correspondence (in each case, whether in physical or electronic form), and Representatives. The Company shall furnish promptly to Parent (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Laws and a copy of any communication (including "comment letters") received by the Company from the SEC concerning compliance with securities Laws and (ii) all other relevant information concerning its and its Subsidiaries' business, properties and personnel as Parent may reasonably request. Notwithstanding the foregoing provisions of this Section 6.6(a), the Company shall not be required to, or to cause any of the Company Subsidiaries to, (i) grant such access if the Company reasonably determines that it would cause significant risk of (A) disrupting or impairing the business or operations of the Company or any of the Company Subsidiaries, (B) constituting a violation of any contract with respect to confidentiality or non-disclosure owing to a third party (including any Governmental Authority) to which the Company or any of the Company Subsidiaries is a party, (C) constituting a violation of any applicable Law, (D) disclosure of any information that in the reasonable judgment of the Company would result in the disclosure of any trade secrets or other confidential business information, or (E) resulting in a waiver of attorney-client privilege, work product doctrine or similar privilege, or (ii) grant access to conduct environmental sampling or testing or invasive or subsurface investigations.

          (b)   From the date hereof until the Effective Time or the earlier termination of this Agreement in accordance with its terms, upon reasonable prior notice, Parent shall, and shall cause each of its Subsidiaries to, afford the Company and its Representatives reasonable access during normal business hours to (and, with respect to books and records, the right to copy) all of Parent's and the Parent Subsidiaries' properties, offices, commitments, books, contracts, records and correspondence (in each case, whether in physical or electronic form), and Representatives. Parent shall furnish promptly to the Company (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Laws and a copy of any communication (including "comment letters") received by Parent from the SEC concerning compliance with securities Laws and (ii) all other relevant information concerning its and its Subsidiaries' business, properties and personnel as the Company may reasonably request. Notwithstanding the foregoing provisions of this Section 6.6(b), Parent shall not be required to, or to cause any of the Parent Subsidiaries to, (i) grant such access if Parent reasonably determines that it would cause significant risk of (A) disrupting or impairing the business or operations of Parent or any of the Parent Subsidiaries, (B) constituting a violation of any contract with respect to confidentiality or non-disclosure owing to a third party (including any Governmental Authority) to which Parent or any of the Parent Subsidiaries is a party, (C) constituting a violation of any applicable Law, (D) disclosure of any information that in the reasonable judgment of Parent would result in the disclosure of any trade secrets or other confidential business information, or

  (E) resulting in a waiver of attorney-client privilege, work product doctrine or similar privilege, or (ii) grant access to conduct environmental sampling or testing or invasive or subsurface investigations.

          (c)   The Confidentiality Agreement dated as of January 11, 2019 between Parent and the Company (the "Confidentiality Agreement") shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder. All information provided to any party or its Representatives pursuant to or in connection with this Agreement is deemed to be "Confidential Information" as defined under the Confidentiality Agreement.

        6.7    Public Statements.    The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Parent and the Company will not, and each of the foregoing will cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the transactions contemplated hereby, without the prior written approval of the Other Party; provided, however, that a Party or its Representatives may issue a public announcement or other public disclosures required by Law or the rules of any stock exchange upon which such Party's or its parent entity's capital stock is traded, provided that such Party uses commercially reasonable efforts to afford the Other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comments regarding same; provided, further, that this Section 6.7 shall not be deemed to restrict in any manner the Company's ability to communicate with its employees and that the Company shall not be required by this Section 6.7 to consult with, or obtain the approval of, any Other Party with respect to a public announcement in connection with the receipt and existence of a Company Alternative Proposal and matters related thereto or a Company Change in Recommendation.

        6.8    Takeover Laws.    None of the Company, Parent or Merger Sub will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from the Takeover Laws of any state that purport to apply to this Agreement, the Designated Stockholder Voting Agreements or the transactions contemplated hereby.

        6.9    Obligations of Merger Sub.    Parent shall take all action reasonably necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

        6.10    Indebtedness.

          (a)   From and after the date of this Agreement, and through the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with Article VIII, Parent shall, and shall cause each of the Parent Subsidiaries to, and shall use reasonable best efforts to cause its and their Representatives to provide timely cooperation in connection with the satisfaction of all conditions precedent to the Company Borrowing Base Amendment or any Company Refinancing Facility, as applicable, including:

    (i)
    executing and delivering definitive financing documents, including guarantee and collateral documents, hedging agreements and other certificates and documents as may be reasonably requested by the Company, and, to the extent reasonably requested by the Company, making available appropriate members of senior management of Parent to assist in the negotiation of such agreements and other documents and instruments;

    (ii)
    using commercially reasonable efforts to provide reasonable assistance to the Company in connection with the preparation of pro forma financial information to be included in any marketing materials to be used in connection with the Company Borrowing Base Amendment or any Company Refinancing Facility, as applicable;

    (iii)
    using commercially reasonable efforts to obtain consents of the auditors and the relevant independent reserve engineers of Parent for use of their reports in any materials relating to the Company Borrowing Base Amendment or any Company Refinancing Facility, as applicable, and using commercially reasonable efforts to cause such auditors and independent reserve engineers to cooperate with the Company; and

    (iv)
    cooperating with the Company to satisfy the conditions precedent to the Company Borrowing Base Amendment or any Company Refinancing Facility, as applicable, to the extent within the control of Parent or its Affiliates, and taking all corporate or limited liability company actions, subject to the occurrence of the Closing, reasonably requested by the Company to permit the consummation of the Company Borrowing Base Amendment or any Company Refinancing Facility.

          (b)   Notwithstanding anything to the contrary in this Agreement, the Company will be responsible for the payment of all costs and expenses incurred by either Parent or Company in connection with the cooperation pursuant to and compliance with this Section 6.10.

        6.11    Indemnification; Directors' and Officers' Insurance.

          (a)   Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Company's Organizational Documents, or, if applicable, the Company Subsidiaries' Organizational Documents, in each case as in effect on the date of this Agreement and made available to Parent, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent and the Surviving Entity, jointly and severally, will: (i) indemnify and hold harmless each person who (A) is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of the Company or any Company Subsidiary or (B) was an officer, director or employee of Parent prior to the Effective Time but whose service to Parent in his or her capacity as an officer, director or employee, as applicable, was terminated or severed as part of the transactions contemplated hereby, and also with respect to any such Person, in such Person's capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (regardless of whether such other entity or enterprise is affiliated with the Company or Parent, as and if applicable) serving at the request of or on behalf of the Company or any Company Subsidiary or Parent or any Parent Subsidiary, as and if applicable and together with such Person's heirs, executors or administrators (collectively, the "Indemnified Parties") to the fullest extent authorized or permitted by applicable Law in connection with any Proceeding and any losses, claims, damages, liabilities, costs, Indemnification Expenses, Judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within five (5) days after any request for advancement, advance to each of the Indemnified Parties, any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Proceeding in advance of the final disposition of such Proceeding, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification or advancement, in each case without the requirement of any bond or other security. The indemnification and advancement obligations of Parent and the Surviving Entity pursuant to this Section 6.11 extend to acts or omissions occurring at or before the Effective Time and any Proceeding relating thereto (including with respect to any acts or omissions occurring in connection with the consummation of the Merger and the transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Proceeding relating thereto), and all rights to indemnification and advancement conferred hereunder continue as to any Indemnified Party who has ceased to be a director or officer of the Company or any Company Subsidiary or Parent or any Parent Subsidiary after the date of this Agreement and inure to the benefit of such person's heirs, executors and personal and legal representatives. As used in this Section 6.11: (x) the term "Indemnification Expenses" means documented out of pocket attorneys' fees and expenses and all other reasonable and documented out of pocket costs, expenses and obligations (including experts' fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding for which indemnification is sought pursuant to this Section 6.11, including any Proceeding relating to a claim for indemnification or advancement brought by an Indemnified Party; and (y) the phrase "to the fullest extent authorized or permitted by applicable Law" includes, but is not limited to (1) to the fullest extent authorized or permitted by any provision of the DGCL that authorizes or permits additional indemnification by agreement or otherwise, or the corresponding provision of any amendment to or replacement of the DGCL and (2) to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which an entity may indemnify its directors, officers, trustees, employees, agents, or fiduciaries or persons serving in any capacity in which any Indemnified Party serves, provided that any amendment, alteration or repeal of the DGCL that adversely affects any right of any Indemnified Party will be prospective only and does not limit or eliminate any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal. Neither Parent nor the Surviving Entity will settle, compromise or consent to the entry of any Judgment in any actual or threatened Proceeding in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or Judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.

          (b)   Without limiting the foregoing, Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnified Parties as provided in the Company's Organizational Documents or the Company Subsidiaries' Organizational Documents will be assumed by the Surviving Entity and Parent in the Merger, without further action, at the Effective Time and will survive the Merger and continue in full force and effect in accordance with their terms.

          (c)   Parent's Organizational Documents, each Parent Subsidiary's Organizational Documents, the Surviving Entity's Organizational Documents and each Company Subsidiary's Organizational Documents will contain provisions no less favorable in the aggregate with respect to indemnification, advancement of expenses, exculpation and limitations on liability of directors and officers than are set forth in Parent's Organizational Documents, each such Parent Subsidiary's Organizational Documents, the Company's Organizational Documents and each such Company Subsidiary's Organizational Documents, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Indemnified Parties, unless such modification is required by Law and then only to the minimum extent required by Law; provided, however, that any such modification shall be prospective only and shall not limit or eliminate any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to modification; and provided, further, that all rights to indemnification in respect of any Proceeding made within such period continue until the disposition of such Proceeding.

          (d)   Parent and the Company may each, on or prior to the Effective Time, obtain and purchase up to six (6) years of tail coverage for their respective current directors' and officers' liability and fiduciary liability insurance policies providing coverage for post-Effective Time claims asserting actual or alleged acts or omissions occurring prior to or at the Effective Time.

          (e)   If Parent, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other person and is not the continuing or surviving corporation, partnership or other entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Entity assume the obligations set forth in this Section 6.11.

          (f)    Parent will cause the Surviving Entity to perform all of the obligations of the Surviving Entity under this Section 6.11.

          (g)   This Section 6.11 survives the consummation of the Merger and is intended to be for the benefit of, and to be enforceable by, the Indemnified Parties and their respective heirs and personal representatives, and will be binding on Parent, the Surviving Entity and their respective successors and assigns.

        6.12    Section 16 Matters.    Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be required to cause any dispositions of equity securities of the Company (including derivative securities) or acquisitions of equity securities of Parent (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or may become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act.

        6.13    Employee Matters.

          (a)   Until December 31, 2019 (or, if earlier, an applicable Continuing Employee's termination date) (the "Continuation Period"), Parent shall, and shall cause the Surviving Entity or LLC Sub to, provide to the employees of Parent and its Subsidiaries who remain as employees of Parent and its Subsidiaries following the Effective Time (each, a "Continuing Employee"), compensation and employee benefits (excluding any defined benefit pension, equity or equity-based, deferred compensation or post-termination or retiree health or welfare benefits) in a manner that neither favors nor disfavors such individual, in whole or in part, on the basis of whether such individual was an employee of Parent or any of its Subsidiaries, on the one hand, or the Company or any of its Subsidiaries on the other hand, immediately prior to the Effective Time; provided, however, that this Section 6.13 shall be deemed satisfied in the event Parent should for the Continuation Period, either (i) provide compensation and employee benefits (excluding any defined benefit pension, equity or equity-based, deferred compensation or post-termination or retiree health or welfare benefits) that are substantially comparable in the aggregate to the compensation and employee benefits (excluding any defined benefit pension, equity or equity-based, deferred compensation or post-termination or retiree health or welfare benefits) to which the Continuing Employees were entitled immediately prior to the Effective Time or (ii) provide compensation and employee benefits (excluding any defined benefit pension, deferred compensation or post-termination or retiree health or welfare benefits) to the Continuing Employees at the same level as applies to similarly situated individuals employed by the Company its Subsidiaries immediately prior to the Effective Time. Nothing herein shall limit the right of Parent or the employing Parent Subsidiary (including the Company and its Subsidiaries) to terminate the employment of any Continuing Employee at any time. During the Continuation Period, Parent will continue to maintain the Parent Severance Plan or a more favorable severance plan for the benefit of Continuing Employees, and Parent shall ensure the ongoing eligibility of any Continuing

  Employee who is employed by Parent as of December 31, 2019 and who, as of the Effective Time, was eligible to receive a payment under such plan based on continued service through December 31, 2019.

          (b)   During the Continuation Period, Parent shall take all commercially reasonable actions necessary or appropriate to permit each Continuing Employee to either continue to participate in the Parent Benefit Plans set forth on Section 5.12(a) of the Parent Disclosure Letter or be eligible to participate in the Company Benefit Plans set forth on Section 4.11(a) of the Company Disclosure Letter. To the extent Parent causes a Continuing Employee to cease to be eligible to participate in a Parent Benefit Plan and instead provides for such Continuing Employee to be eligible to participate in a Company Benefit Plan or other benefit plan sponsored or maintained by Parent or one of its Affiliates (the "Replacement Plans") during the plan year in which the Closing Date occurs, if such Replacement Plan is a group health plan, Parent shall use commercially reasonable efforts to credit (or cause to be credited) such Continuing Employee, for the year during which such coverage under such Replacement Plan begins, with any deductibles and copayments already incurred during such year under the comparable Parent Benefit Plan. Parent, the Surviving Entity, LLC Sub, their Affiliates, and the Replacement Plans shall recognize each Continuing Employee's years of service and level of seniority with the Parent and its Subsidiaries (including service and seniority with any other employer that was recognized prior to the Effective Time) for purposes of terms of employment and eligibility to participate, vesting and (for purposes of vacation and severance benefits only) benefit determination (but not for benefit accruals under any defined benefit or retiree welfare arrangement) under the Replacement Plans; provided, however, that (i) such service shall only be credited to the same extent and for the same purpose as such service was credited under the analogous Parent Benefit Plan set forth on Section 5.12(a) of the Parent Disclosure Letter and (ii) no such service shall be credited to the extent doing so would result in a duplication of benefits. Parent shall cause each Replacement Plan that is a group health plan to waive any preexisting condition exclusion or restriction with respect to participation and coverage requirements applicable to a Continuing Employee to the extent such exclusion or restriction did not apply with respect to such employee under the corresponding Parent Benefit Plan.

          (c)   Parent expressly agrees and confirms its obligation to abide by and honor all of the terms of the Parent Benefit Plans as such Parent Benefit Plans are in effect, provided that nothing herein shall restrict Parent from amending, modifying or terminating any Parent Benefit Plan in accordance with (and only if permitted under) its terms or pursuant to agreement with an applicable participant, beneficiary or counterparty of or to such Parent Benefit Plan. Parent and Company further expressly agree that, except to the extent necessary to avoid a violation of Code Section 409A, the transactions contemplated by this Agreement shall be treated as a "change in control" as of the Effective Time for purposes of all Parent Benefit Plans, including the Parent Stock Plans and all applicable employment agreements in effect prior to the Effective Time to which any employee of Parent or its Subsidiaries is a party. Parent agrees to satisfy promptly all applicable severance, retention and change in control payments and benefits owing to Parent employees, directors and other service providers under the Parent Benefit Plans. Without limiting the foregoing, (i) with respect to any employee of Parent and its Subsidiaries whose employment is terminated without "cause" (as such term is defined in the applicable Parent Benefit Plan, but also including employees who are deemed to be terminated without cause pursuant to Section 6.13(d) below) on or within one year after the Closing Date, (A) all Parent Stock Options held by such employee shall become fully vested, (B) all Parent RSUs held by such employee shall become fully vested and shall be settled promptly upon termination, (C) all Parent PSUs that are subject to the achievement of specific Parent stock price levels shall be deemed earned at the level specified in Section 3(e)(ii) of the applicable award agreement and shall become vested and settled promptly upon termination, (D) all Parent PSUs that are not described in the foregoing clause (C) shall be deemed earned at the target level of such award and shall become vested and settled promptly upon termination, and (E) all cash amounts pursuant to the "Share Buyback Equalization Program" approved by the Company Board on December 21, 2018 (the "Equalization Program") that are owing to such Parent employee(s) shall be paid promptly upon termination, (ii) all Parent RSUs held by members of the Parent Board shall become fully vested and shall be settled promptly upon the Closing Date, and (iii) all cash amounts pursuant to the Equalization Program that are owing to non-employee directors of the Company shall be paid promptly upon the Closing Date.

          (d)   At least one Business Day prior to the Closing Date, Parent shall cease contributions to, and adopt written resolutions to terminate, the Midstates Petroleum Company, LLC 401(k) Plan (the "Parent 401(k) Plan") and to one hundred percent vest all participants under the Parent 401(k) Plan, such termination and vesting to be effective no later than the Business Day preceding the Closing Date. Prior to the execution of any such resolutions, Parent shall provide the Company unexecuted draft resolutions for Company's review and consent.

          (e)   For purposes of Section 6.13(c) and for purposes of eligibility to receive severance payments under the Parent Severance Plan (or a replacement plan maintained or implemented in compliance with the last sentence of Section 6.13(a)), an employee of Parent shall be deemed to have been terminated without "cause" if such employee incurs a termination of employment with Parent or any of its Subsidiaries on or within one year after the Closing Date on account of such employee refusing to either (i) relocate his or her principal place of employment to a location that is more than 50 miles from his or her then current principal place of employment, or (ii) accept a job position that would result in a material diminution in duties, authority or responsibility.

          (f)    Nothing in this Agreement shall constitute the establishment of or an amendment to, or be construed as establishing or amending, any benefit or compensation plan, program, contract, arrangement or agreement sponsored, maintained or contributed to by the Company, Parent or any of their respective Subsidiaries, and, subject to the last sentence of Section 6.13(a), nothing in this Agreement shall be deemed to alter or limit the ability of Parent or any of its Affiliates (including, following the Effective Time, the Surviving Entity and, following consummation of the LLC Sub Merger, LLC Sub) to amend, modify or terminate any benefit or compensation plan, program, policy, agreement or arrangement. The provisions of this Section 6.13 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Continuing Employee or other current or former employee of the Company or any Company Subsidiary), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement.

          (g)   Parent agrees, upon the Company's reasonable request, to facilitate discussions between Parent and Company employees a reasonable time in advance of the Closing Date regarding employment, retention, consulting or other arrangements to be effective following the consummation of the Merger.

        6.14    Transaction Litigation.    The Company shall give Parent the opportunity to participate in the defense or settlement of any security holder litigation against the Company or its respective directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. Parent shall give the Company the opportunity to participate in the defense or settlement of any security holder litigation against Parent or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

        6.15    Cessation of Quotation.    The Company will cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions and all things reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the OTCQX to cause the cessation of quotation of Company Common Stock on the OTCQX on the Closing Date and prior to the Effective Time.

        6.16    Preparation of Form S-4 and Joint Proxy Statement/Prospectus.

          (a)   As promptly as reasonably practicable after the execution and delivery of this Agreement, the Company and Parent shall jointly prepare and cause to be filed with the SEC, in a form mutually acceptable to the Parties, a joint proxy statement/prospectus to be sent to the respective holders of Company Common Stock and Parent Common Stock in connection with the Company Stockholders Meeting and Parent Stockholders Meeting and the prospectus relating to the shares of Parent Common Stock to be issued in connection with the Merger (as amended or supplemented from time to time, the "Joint Proxy Statement/Prospectus"), and Parent shall prepare (with the Company's reasonable cooperation) and file with the SEC the Form S-4, in which the Joint Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued in connection with the Merger. Each of the Company and Parent shall use its commercially reasonable efforts to ensure that the Form S-4 and the Joint Proxy Statement/Prospectus comply as to form in all material respects with the rules and regulations promulgated by the SEC under the Exchange Act and the Securities Act and with all other applicable Law. Each of the Company and Parent, as applicable, shall ensure that the Joint Proxy Statement/Prospectus includes (i) the opinion of its financial advisor referred to in Section 4.24 and Section 5.25, as applicable, (ii) the Tax opinions referred to in Section 6.18(b) and (iii) a summary of the financial analysis conducted by such respective financial advisor. Subject to Section 6.4, Section 6.5 and Section 6.16(d), the Joint Proxy Statement/Prospectus shall include the Company Board Recommendation and Parent Board Recommendation. Parent and the Company shall use their respective commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as possible after filing thereof (including by responding to any comments of the SEC). Parent and the Company shall also make all necessary filings with respect to the Merger and the transactions contemplated herein under the Securities Act and the Exchange Act and any necessary state or "blue sky" securities Laws in connection with the issuance of shares of Parent Common Stock. Parent and the Company will cause the Joint Proxy Statement/Prospectus to be mailed to the respective holders of Parent Common Stock and Company Common Stock as soon as practicable after the Form S-4 is declared effective by the SEC.

          (b)   Each of Parent and the Company shall furnish all information concerning such Party and its Affiliates to the Other Party, and provide such other assistance, as may be reasonably requested by such Other Party and shall otherwise reasonably assist and cooperate with the Other Party in the preparation, filing, and, as applicable, distribution of the Joint Proxy Statement/Prospectus and the Form S-4 and the resolution of any comments received from the SEC. If at any time prior to the receipt of the Company Stockholder Approval and Parent Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent that is required to be set forth in an amendment or supplement to either the Joint Proxy Statement/Prospectus or the Form S-4, so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not false or misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, with respect to the Joint Proxy Statement/Prospectus, to the extent required by applicable Law, disseminated to the respective holders of Parent Common Stock and Company Common Stock, as applicable.

          (c)   The Parties shall notify each other promptly of the receipt of any comments, whether written or oral, from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Joint Proxy Statement/Prospectus or the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between any Party and/or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Joint Proxy Statement/Prospectus or the Form S-4 and (ii) all stop orders of the SEC relating to the Joint Proxy Statement/Prospectus or the Form S-4. Each Party shall give the Other Party and its counsel a reasonable opportunity to participate in preparing the proposed response by such Party to comments received from the SEC or its staff and to provide comments on any proposed response thereto, and such Party shall give reasonable consideration to such comments. Unless, in the case of Parent, the Parent Board has made a Parent Change in Recommendation or, in the case of the Company, the Company Board has made a Company Change in Recommendation:

    (i)
    each of Parent and the Company shall use its reasonable best efforts (1) to respond as promptly as reasonably practicable to any comment from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Joint Proxy Statement/Prospectus and (2) to have the SEC advise Parent and the Company as promptly as reasonably practicable that the SEC has no further comments on the Joint Proxy Statement/Prospectus; and

    (ii)
    each of Parent and the Company shall file the Joint Proxy Statement/Prospectus in definitive form with the SEC and cause such definitive Joint Proxy Statement/Prospectus to be sent to the respective holders of Parent Common Stock and Company Common Stock as promptly as reasonably practicable after the SEC advises Parent and the Company that the SEC has no further comments on the Joint Proxy Statement/Prospectus.

          (d)   No amendment or supplement to the Joint Proxy Statement/Prospectus or the Form S-4 will be made by the Company or Parent without the approval of the Other Party, which approval shall not be unreasonably withheld, conditioned or delayed, provided that (i) the Company in connection with a Company Change in Recommendation made in compliance with the terms hereof may (and Parent shall comply with any request by the Company to) amend or supplement the Joint Proxy Statement/Prospectus (including by incorporation by reference) to the extent it contains (A) a Company Change in Recommendation, (B) a statement of the reasons of the Company Board for making such a Company Change in Recommendation and (C) additional information reasonably related to the foregoing and (ii) Parent in connection with a Parent Change in Recommendation made in compliance with the terms hereof may (and the Company shall comply with any request by Parent to) amend or supplement the Joint Proxy Statement/Prospectus (including by incorporation by reference) to the extent it contains (A) a Parent Change in Recommendation, (B) a statement of the reasons of the Parent Board for making such a Parent Change in Recommendation and (C) additional information reasonably related to the foregoing.

        6.17    Company Stockholders Meeting; Parent Stockholders Meeting; Other Approvals.

          (a)   The Company shall take all action necessary in accordance with applicable Laws and the Organizational Documents of the Company to duly give notice of, convene and hold the Company Stockholders Meeting for the purpose of obtaining the Company Stockholder Approval, as promptly as reasonably practicable following the clearance of the Joint Proxy Statement/Prospectus by the SEC (and in any event no later than forty-five days thereafter). Except as otherwise expressly permitted by Section 6.4, the Company shall (i) through the Company Board, recommend, including through a recommendation in the Joint Proxy Statement/Prospectus, that the holders of Company Common Stock vote in favor of the approval of the adoption of this

  Agreement at the Company Stockholders Meeting and (ii) solicit from holders of Company Common Stock proxies in favor of the approval of the adoption of this Agreement. Notwithstanding anything to the contrary in this Agreement (except for the sentence immediately following this sentence), the Company (A) shall be required to adjourn or postpone the Company Stockholders Meeting (1) to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the holders of Company Common Stock within a reasonable amount of time in advance of the Company Stockholders Meeting or (2) if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Stockholders Meeting and (B) may, and at Parent's request shall, adjourn or postpone the Company Stockholders Meeting if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to obtain the Company Stockholder Approval; provided, however, that unless otherwise agreed to by the Parties, the Company Stockholders Meeting shall not be adjourned or postponed to a date that is more than twenty Business Days after the date for which the Company Stockholders Meeting was previously scheduled (it being understood that such Company Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clause (A)(1) and clause (A)(2) exist, and such Company Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (B) exist) and provided, further, that the Company Stockholders Meeting shall not be adjourned or postponed to a date on or after two (2) Business Days prior to the Outside Date, as the same may be postponed in accordance with the terms of this Agreement. Notwithstanding the foregoing, the Company may adjourn or postpone the Company Stockholders Meeting to a date no later than the second Business Day after the expiration of the periods contemplated by Section 6.4(e) or Section 6.4(f). Unless this Agreement has been terminated in accordance with its terms, the Company's obligation to call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 6.17(a) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Company Alternative Proposal or Company Superior Proposal, or by any Company Change in Recommendation. If requested by Parent, the Company shall promptly provide to Parent all voting tabulation reports relating to the Company Stockholders Meeting that have been prepared by the Company or the Company's transfer agent, proxy solicitor or other Representatives.

          (b)   Parent shall take all action necessary in accordance with applicable Laws and the Organizational Documents of Parent to duly give notice of, convene and hold the Parent Stockholders Meeting for the purpose of obtaining the Parent Stockholder Approval, as promptly as reasonably practicable following the clearance of the Joint Proxy Statement/Prospectus by the SEC (and in any event no later than forty-five days thereafter). Except as otherwise expressly permitted by Section 6.5, Parent shall (i) through the Parent Board, recommend, including through a recommendation in the Joint Proxy Statement/Prospectus, that the holders of Parent Common Stock vote in favor of the approval of the adoption of this Agreement at the Parent Stockholders Meeting and (ii) solicit from holders of the Parent Common Stock proxies in favor of the approval of the adoption of this Agreement. Notwithstanding anything to the contrary in this Agreement (except for the sentence immediately following this sentence), Parent (A) shall be required to adjourn or postpone the Parent Stockholders Meeting (1) to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the holders of Parent Common Stock within a reasonable amount of time in advance of the Parent Stockholders Meeting or (2) if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Parent Stockholders

  Meeting and (B) may, and at the Company's request shall, adjourn or postpone the Parent Stockholders Meeting if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to obtain the Parent Stockholder Approval; provided, however, that unless otherwise agreed to by the Parties, the Parent Stockholders Meeting shall not be adjourned or postponed to a date that is more than twenty Business Days after the date for which the Parent Stockholders Meeting was previously scheduled (it being understood that such Parent Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clause (A)(1) and clause (A)(2) exist, and such Parent Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (B) exist) and provided, further, that the Parent Stockholders Meeting shall not be adjourned or postponed to a date on or after two (2) Business Days prior to the Outside Date, as the same may be postponed in accordance with the terms of this Agreement. Notwithstanding the foregoing, Parent may adjourn or postpone the Parent Stockholders Meeting to a date no later than the second Business Day after the expiration of the periods contemplated by Section 6.5(e) or Section 6.5(f). Unless this Agreement has been terminated in accordance with its terms, Parent's obligation to call, give notice of, convene and hold the Parent Stockholders Meeting in accordance with this Section 6.17(b) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Parent Alternative Proposal or Parent Superior Proposal, or by any Parent Change in Recommendation. If requested by the Company, Parent shall promptly provide to the Company all voting tabulation reports relating to the Parent Stockholders Meeting that have been prepared by Parent or Parent's transfer agent, proxy solicitor or other Representatives.

          (c)   Immediately after the execution of this Agreement, Parent shall duly approve and adopt this Agreement in its capacity as sole stockholder of Merger Sub in accordance with applicable Law and the certificate of incorporation and bylaws or equivalent Organizational Documents of Merger Sub and deliver to the Company evidence of its vote or action by written consent so approving and adopting this Agreement.

        6.18    Intended Tax Treatment.

          (a)   The Parties intend that the Integrated Mergers, taken together, will qualify for the Intended Tax Treatment, shall report the Integrated Mergers, taken together, as such for U.S. federal and applicable state and local income Tax purposes and shall not take any position inconsistent with such treatment unless otherwise required to do so pursuant to a final determination within the meaning of Section 1313(a) of the Code or applicable state or local income Tax Law. Both prior to and following the Effective Time, Parent and the Company shall use their commercially reasonable efforts, and shall cause their respective Subsidiaries to use their commercially reasonable efforts, to take or cause to be taken any action necessary for the Integrated Mergers, taken together, to qualify for the Intended Tax Treatment, including by reasonably refraining from any action that such party knows, or is reasonably expected to know, would impede or prevent the Intended Tax Treatment.

          (b)   Parent and the Company shall cooperate and use, and shall cause their respective Subsidiaries to cooperate and use, their commercially reasonable efforts to obtain any Tax opinions required to be filed with the SEC in connection with the filing of the Form S-4. Such efforts shall include (i) Parent, Merger Sub and LLC Sub delivering to Latham & Watkins LLP and Kirkland & Ellis LLP Tax representation letters in substantially the form set forth in Exhibit C and (ii) the Company delivering to Latham & Watkins LLP and Kirkland & Ellis LLP Tax representation letters in substantially the form set forth in Exhibit D, in each case, with any modifications thereto that are reasonably requested by counsel and dated and executed as of the date the Form S-4 shall have been declared effective by the SEC or such other date(s) as determined reasonably necessary by Latham & Watkins LLP or Kirkland & Ellis LLP in connection with the filing of the Form S-4 or its exhibits.

          (c)   Parent and the Company shall cooperate and use, and shall cause their respective Subsidiaries to cooperate and use, their commercially reasonable efforts to obtain the Company Tax Opinion and Parent Tax Opinion. Such efforts shall include (i) Parent, Merger Sub and LLC Sub delivering to Latham & Watkins LLP and Kirkland & Ellis LLP Tax representation letters in substantially the form set forth in Exhibit C and (ii) the Company delivering to Latham & Watkins LLP and Kirkland & Ellis LLP Tax representation letters in substantially the form set forth in Exhibit D, in each case, with any modifications thereto that are reasonably requested by Latham & Watkins LLP or Kirkland & Ellis LLP and dated and executed as of the date of the Company Tax Opinion and Parent Tax Opinion.

          (d)   This Agreement is intended to constitute and is adopted as a "plan of reorganization" for purposes of Sections 354 and 361 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a).

        6.19    Treatment of Company Warrants.    Prior to the Effective Time, Parent and the Company shall make all necessary and appropriate provisions to ensure that, pursuant to the terms of the Company Warrant Agreement, holders of the Company Warrants have the right to acquire and receive, upon the exercise of such warrants, the number of shares of Parent Common Stock that would have been issued or paid to the holders of the Company Warrants if such holders were to have exercised the Company Warrants immediately prior to the Effective Time, including Parent's assumption by written instrument of the obligations to deliver to each such holder such shares of Parent Common Stock pursuant to the terms of the Company Warrant Agreement.

        6.20    Treatment of Company Registration Rights Agreement.    Prior to the Effective Time, Parent and the Company shall use reasonable best efforts to cause the assumption by Parent of the obligations of the Company under that certain Registration Rights Agreement, dated May 4, 2017, by and between the Company and certain holders of Company Common Stock party thereto (the "Company Registration Rights Agreement"), which efforts shall include negotiating in good faith to enter into a consolidated registration rights agreement among Parent and the holders of Company Common Stock that are party to the Company Registration Rights Agreement and the holders of Parent Common Stock that are party to that certain Registration Rights Agreement, dated October 21, 2016, by and between Parent and certain holders of Parent Common Stock party thereto.

        6.21    Waiver of Company Change in Control Payments.    Prior to the Effective Time, the Company shall use its commercially reasonable efforts to obtain written waivers from any current or former director, officer, employee, contractor, consultant of the Company or any Company Subsidiary for which the consummation of the Merger would accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation, equity award or other benefits under any Company Benefit Plan (the "Company CIC Payments"), with such waivers to expressly waive the right to receive any such Company CIC Payments in relation to the consummation of the Merger.

ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER

        7.1    Mutual Closing Conditions.    The obligations of each of the Parties to consummate the Merger are conditioned upon the satisfaction at or prior to the Closing (or waiver by both the Company and Parent) of each of the following:

          (a)    Stockholder approvals.    The Parent Stockholder Approval and Company Stockholder Approval shall have been obtained.

          (b)    Effectiveness of Form S-4.    The Form S-4 shall have been declared effective under the Securities Act and shall not be the subject of any stop order or Proceeding seeing a stop order.

          (c)    No Injunctions or Restraints.    No Law (whether preliminary, temporary or permanent) issued, enacted, promulgated, entered or enforced by a court of competent jurisdiction or other Governmental Entity having jurisdiction over any Party restraining, enjoining, prohibiting or rendering illegal the consummation of the transactions contemplated by this Agreement (brought by a third party) is in effect, and no Proceeding before a Governmental Entity seeking such a Law shall be pending.

          (d)    Regulatory Approval.    All Consents necessary, proper or advisable to consummate the Merger shall have been obtained and all applicable waiting periods under the HSR Act shall have expired or been terminated.

          (e)    Listing.    The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

        7.2    Conditions to Parent's and Merger Sub's Obligations to Effect the Merger.    The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent and Merger Sub, to the extent permitted by applicable Law:

          (a)   the representations and warranties of the Company contained in (i) this Agreement (other than in Section 4.2(a) and Section 4.8(a)) shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth in any individual such representation or warranty) would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (ii) Section 4.2(a) shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for any Immaterial Inaccuracies, and (iii) Section 4.8(a) shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time;

          (b)   the Company shall have performed or complied in all material respects with its obligations or covenants under the Agreement required to be performed or complied with by it under the Agreement at or prior to the Effective time;

          (c)   prior to the Effective Time, the Company shall deliver to Parent a certificate, signed on behalf of the Company by its chief executive officer or chief financial officer that the conditions set forth in clauses (a), (b) and (c) above shall have occurred and be continuing as of the Effective Time; and

          (d)   Parent shall have received a written Tax opinion from Latham & Watkins LLP, counsel to Parent (or, if Latham & Watkins LLP is unable to deliver such opinion, Kirkland & Ellis LLP), dated as of the Closing Date, in form and substance reasonably satisfactory to Parent and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Integrated Mergers, taken together, will qualify for the Intended Tax Treatment (the "Parent Tax Opinion"). Latham & Watkins LLP or Kirkland & Ellis LLP, as applicable, shall be entitled to rely upon customary assumptions, representations, warranties, and covenants from each of the Company, Parent, Merger Sub and LLC Sub (or any other relevant parties), in each case, in form and substance reasonably satisfactory to Latham & Watkins LLP or Kirkland & Ellis LLP, as applicable, including Tax representation letters in substantially the forms set forth in Exhibit C hereto and Exhibit D hereto, with any modifications to such representation letters that are reasonably requested by Latham & Watkins LLP or Kirkland & Ellis LLP, as applicable. Each such representation letter shall be dated as of the date of the Parent Tax Opinion.

        7.3    Conditions to the Company's Obligations to Effect the Merger.    The obligations of the Company to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, to the extent permitted by applicable Law:

          (a)   the representations and warranties of Parent contained in (i) this Agreement (other than in Section 5.2(a) and Section 5.9(a)) shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth in any individual such representation or warranty) would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect, (ii) Section 5.2(a) shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for any Immaterial Inaccuracies, and (iii) Section 5.9(a) shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time;

          (b)   Parent and Merger Sub shall have performed or complied in all material respects with their respective obligations or covenants under the Agreement required to be performed or complied with by them under the Agreement at or prior to the Effective time;

          (c)   not less than three (3) Business Days prior to the Closing Date, the Company shall have received payoff letters from each holder of Payoff Indebtedness that will be outstanding immediately prior to the Closing, in form reasonably satisfactory to the Company, setting forth the total amounts payable to each such holder, agent and trustee of such Payoff Indebtedness to fully satisfy all principal, interest, and all fees, costs and expenses as of the anticipated Closing Date (and the daily accrual thereafter), together with appropriate wire instructions, and the agreement of each such holder, agent and trustee of Payoff Indebtedness that upon payment in full of such amounts owed to such holder, agent or trustee, the loan documents and, if applicable, the indenture documents related to such Payoff Indebtedness shall be terminated with respect to Parent and the Parent Subsidiaries that are borrowers, issuers or guarantors thereof (or the assets or equity of which secure such Indebtedness) and such holder, agent or trustee shall release and terminate all Liens on Parent and the Parent Subsidiaries and their respective assets and equity securing such Payoff Indebtedness (the "Payoff Letters"), together with any applicable documents necessary to evidence the release and termination of all Liens on Parent and the Parent Subsidiaries and their respective assets and equity securing, and any guarantees by Parent and the Parent Subsidiaries in respect of, such Payoff Indebtedness;

          (d)   prior to the Effective Time, Parent shall deliver to the Company a certificate, signed on behalf of Parent by its chief executive officer or chief financial officer that the conditions set forth in clauses (a) and (b) above shall have occurred and be continuing as of the Effective Time; and

          (e)   The Company shall have received a written Tax opinion from Kirkland & Ellis LLP, counsel to the Company (or, if Kirkland & Ellis LLP is unable to deliver such opinion, Latham & Watkins LLP), dated as of the Closing Date, in form and substance reasonably satisfactory to the Company and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Integrated Mergers, taken together, will qualify for the Intended Tax Treatment (the "Company Tax Opinion"). Kirkland & Ellis LLP or Latham & Watkins LLP, as applicable, shall be entitled to rely upon customary assumptions, representations, warranties, and covenants from each of the Company, Parent, Merger Sub and LLC Sub (or any other relevant parties), in each case, in form and substance reasonably satisfactory to Kirkland & Ellis LLP or Latham & Watkins LLP, as applicable, including Tax representation letters in substantially the forms set forth in Exhibit C hereto and Exhibit D hereto, with any modifications to such representation letters that are reasonably requested by Kirkland & Ellis LLP or Latham & Watkins LLP, as applicable. Each such representation letter shall be dated as of the date of the Company Tax Opinion.

        7.4    Frustration of Closing Conditions.    None of the Parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3 to be satisfied if such failure was caused by such Party's breach of any provision of this Agreement.

ARTICLE VIII
TERMINATION

        8.1    Termination of Agreement.    This Agreement may be terminated at any time prior to the Closing as follows:

          (a)   by the mutual written consent of the Company and Parent;

          (b)   by the Company or Parent if there is in effect a final nonappealable order of a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby or if there is adopted any Law that permanently makes consummation of the transactions illegal or otherwise permanently prohibited, provided that the right to terminate this Agreement under this Section 8.1(b) is not available to the Company, on the one hand, or Parent, on the other hand, if such order was primarily due to a material breach by the Company, on the one hand, or either of Parent or Merger Sub, on the other hand, of this Agreement;

          (c)   by the Company or Parent if, (i) after final adjournment or postponement of the Parent Stockholders Meeting at which a vote of the holders of Parent Common Stock has been taken in accordance with this Agreement, the Parent Stockholder Approval has not been obtained or (ii) after final adjournment or postponement of the Company Stockholders Meeting at which a vote of the holders of Company Common Stock has been taken in accordance with this Agreement, the Company Stockholder Approval has not been obtained;

          (d)   by Parent if (i) the Company has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or (ii) any representation or warranty of the Company becomes untrue, and, with respect to either clause (i) or (ii) above, which breach, failure to perform or untruth if it was continuing as of the Closing Date would result in the failure of the conditions set forth in Section 7.2(a) or Section 7.2(b) to be satisfied and such breach, failure to perform or untruth is incapable of being cured (or becoming true) or, if capable of being cured (or becoming true), is not cured (or does not become true) by the earlier of (x) the Outside Date or (y) within 30 days following receipt by the Company of notice of such breach, failure or untruth from Parent, provided that Parent and Merger Sub are not in material breach of this Agreement and that no Parent Designated Stockholder is in material breach of its obligations under the applicable Designated Stockholder Voting Agreement;

          (e)   by the Company if (i) Parent has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or (ii) any representation or warranty of Parent becomes untrue, and, with respect to either clause (i) or (ii) above, which breach, failure to perform or untruth if it was continuing as of the Closing Date would result in the failure of the conditions set forth in Section 7.3(a) or Section 7.3(b) to be satisfied and such breach, failure to perform or untruth is incapable of being cured (or becoming true) or, if capable of being cured (or becoming true), is not cured (or does not become true) by the earlier of (x) the Outside Date or (y) within 30 days following receipt by Parent of notice of such breach, failure or untruth from the Company, provided that the Company is not in material breach of this Agreement and that no Company Designated Stockholder is in material breach of its obligations under the applicable Designated Stockholder Voting Agreement;

          (f)    by the Company or Parent if the Closing does not occur on or before the date that is six (6) months from the date hereof (the "Outside Date"), provided that such failure of the Closing to occur is not due to the failure of such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such Party prior to the Closing;

          (g)   by Parent, if (i) prior to, but not after, the time the Company Stockholder Approval is obtained, the Company Board (or a committee thereof) shall have effected a Company Change in Recommendation or (ii) the Company is in violation in any material respect of its obligations under Section 6.4;

          (h)   by the Company, if (i) prior to, but not after, the time the Parent Stockholder Approval is obtained, the Parent Board (or a committee thereof) shall have effected a Parent Change in Recommendation or (ii) Parent is in violation in any material respect of its obligations under Section 6.5;

          (i)    by Parent, if any of the Company Designated Stockholders fail to execute and deliver to Parent the applicable Designated Stockholder Voting Agreement within one business day following the execution of this Agreement; and

          (j)    by the Company if any of the Parent Designated Stockholders fail to execute and deliver to the Company the applicable Designated Stockholder Voting Agreement within one business day following the execution of this Agreement.

        8.2    Procedure Upon Termination.    In the event of termination of this Agreement by Parent or the Company, or both, pursuant to Section 8.1, written notice thereof shall be given to the Other Party, and this Agreement will terminate without further action by Parent or the Company.

        8.3    Effect of Termination.    In the event that this Agreement is validly terminated as provided in Section 8.1, then each of the Parties will be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination will be without liability to Parent or the Company, provided that the agreements and obligations of the Parties set forth in Section 6.6(c), this Section 8.3, Section 8.4 and Article IX hereof will survive any such termination and are enforceable hereunder; provided, further, that nothing in this Section 8.3 relieves any of Parent, Merger Sub or the Company of any liability for fraud or any Willful Breach of this Agreement occurring prior to termination, or as provided in the Confidentiality Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at Law or in equity (in the case of the Confidentiality Agreement, subject to the terms thereof). "Willful Breach" means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case, that is the consequence of an act or omission by a Party with the Knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause a material breach of this Agreement.

        8.4    Fees and Expense Reimbursement.

          (a)   In the event that (i) a Company Alternative Proposal is publicly submitted, publicly proposed, publicly disclosed or otherwise communicated to the Company Board prior to, and not withdrawn at the time of, the Company Stockholders Meeting, (ii) this Agreement is terminated by Parent pursuant to Section 8.1(d) (Company Terminable Breach) or by the Company or Parent pursuant to Section 8.1(f) (Outside Date) or Section 8.1(c)(ii) (Failure to Obtain Company

  Stockholder Approval), and (iii) the Company enters into a definitive agreement with respect to, or consummates, a Company Alternative Proposal within 12 months after the date this Agreement is terminated, then the Company will pay to Parent the Company Termination Fee, within two (2) Business Days of the consummation of such Company Alternative Proposal. For purposes of this Section 8.4(a), any reference in the definition of Company Alternative Proposal to "15%" shall be deemed to be to be a reference to "more than 50%."

          (b)   In the event that (i) a Parent Alternative Proposal is publicly submitted, publicly proposed, publicly disclosed or otherwise communicated to the Parent Board prior to, and not withdrawn at the time of, the Parent Stockholders Meeting, (ii) this Agreement is terminated by the Company pursuant to Section 8.1(e) (Parent Terminable Breach) or by Parent or the Company pursuant to Section 8.1(f) (Outside Date) or Section 8.1(c)(i) (Failure to Obtain Parent Stockholder Approval), and (iii) Parent enters into a definitive agreement with respect to, or consummates, a Parent Alternative Proposal within 12 months after the date this Agreement is terminated, then Parent will pay to the Company the Parent Termination Fee, within two (2) Business Days of the consummation of such Parent Alternative Proposal. For purposes of this Section 8.4(b), any reference in the definition of Parent Alternative Proposal to "15%" shall be deemed to be to be a reference to "more than 50%."

          (c)   In the event this Agreement is terminated by Parent or the Company pursuant to Section 8.1(c)(ii) (Failure to Obtain Company Stockholder Approval) or by Parent pursuant to Section 8.1(d) (Company Terminable Breach), then the Company will pay to Parent the Parent Expenses (unless Parent is then entitled to terminate this Agreement pursuant to Section 8.1(g) (Company Change in Recommendation or Material Breach of Non-Solicit), in which event the Company will pay to Parent the Company Termination Fee) within two (2) Business Days after the date of such termination.

          (d)   In the event this Agreement is terminated by Parent or the Company pursuant to Section 8.1(c)(i) (Failure to Obtain Parent Stockholder Approval) or by Company pursuant to Section 8.1(e) (Parent Terminable Breach), then Parent will pay to the Company the Company Expenses (unless the Company is then entitled to terminate this Agreement pursuant to Section 8.1(h) (Parent Change in Recommendation or Material Breach of Non-Solicit), in which event Parent will pay to the Company the Parent Termination Fee) within two (2) Business Days after the date of such termination.

          (e)   In the event this Agreement is terminated by Parent pursuant to Section 8.1(g) (Company Change in Recommendation or Material Breach of Non-Solicit), the Company will pay to Parent the Company Termination Fee within two (2) Business Days after the date of such termination.

          (f)    In the event this Agreement is terminated by the Company pursuant to Section 8.1(e) (Parent Change in Recommendation or Material Breach of Non-Solicit), then Parent will pay to the Company the Parent Termination Fee within two (2) Business Days after the date of such termination.

          (g)   Any payment of the Parent Termination Fee, the Company Termination Fee, Parent Expenses or Company Expenses will be made in cash by wire transfer of same day funds to an account designated in writing by the recipient of such payment.

          (h)   Each of the Parties acknowledges that the provisions of this Section 8.4 are an integral part of the transactions contemplated hereby and that, without these agreements, the Other Party would not enter into this Agreement. The Parties agree that (i) in the event that the Company pays the Company Termination Fee to Parent, the Company has no further liability to Parent of any kind in respect of this Agreement and the transactions contemplated hereby and (ii) in the event that Parent pays the Parent Termination Fee to the Company, Parent and Merger Sub have no further liability to the Company of any kind in respect of this Agreement and the transactions contemplated hereby. Each Party further acknowledges that any such Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Company or Parent and Merger Sub, as applicable, in the circumstances under which such Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contained herein, including the Merger. In addition, if either the Company or Parent fails to pay in a timely manner any amount due pursuant to this Section 8.4, then (i) such Party shall reimburse the other Party for all costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amounts, including in connection with any related claims or Proceedings commenced and (ii) such Party shall pay to the other Party interest on the amounts payable pursuant to this Section 8.4, including the costs and expenses described in clause (i) of this Section 8.4(h) from and including the date payment of such amounts were due through the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus six percent (6%).

          (i)    As used herein, "Parent Termination Fee" means an amount equal to $4,500,000, and "Company Termination Fee" means an amount equal to $4,500,000 (each, a "Termination Fee").

          (j)    In no event shall Parent or Company be entitled to more than one payment of a Parent Termination Fee, Company Termination Fee, Parent Expenses or Company Expenses, as applicable, in connection with this Agreement.

          (k)   Except as otherwise provided in this Agreement, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, Parent shall bear and pay the expenses incurred in connection with the filing of the Form S-4 and the printing and mailing to the holders of Parent Common of the Joint Proxy Statement/Prospectus Stock and the Company shall bear and pay the expenses incurred in connection with the filing, printing and mailing to the holders of Company Common Stock of the Joint Proxy Statement/Prospectus.

ARTICLE IX
MISCELLANEOUS

        9.1    Amendment or Supplement.    At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the Parties hereto, by action taken or authorized by their respective boards of directors; provided, however, that there will be no amendment or change to the provisions of this Agreement that by Law would require approval by the Company stockholders unless such approval is obtained.

        9.2    Counterparts.    This Agreement may be executed in any number of counterparts, each of which is an original, and all of which, when taken together, constitute one Agreement. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., "pdf") will be effective as delivery of a manually executed counterpart hereof.

        9.3    Notices.    All notices and other communications hereunder will be in writing and deemed given if (a) delivered personally, (b) if transmitted by facsimile (upon confirmation of transmission by the transmitting equipment) (c) if transmitted by electronic mail ("e-mail") (if confirmation of receipt of such e-mail is requested and received), or (d) mailed by a nationally recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other address for a Party as specified by like notice, provided that notices of a change of address will be effective only upon receipt thereof):

(a) If to Parent or Merger Sub, to:
Midstates Petroleum Company, Inc. 321 South Boston, Suite 1000 Tulsa, OK 74103 Attention: Scott C. Weatherholt Email: scott.weatherholt@midstatespetroleum.com
With a copy to (which does not constitute notice):
Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 Attention: Ryan J. Maierson and William N. Finnegan IV Email: ryan.maierson@lw.com bill.finnegan@lw.com Facsimile: (713) 546-5401
(b) If to the Company, to:
Amplify Energy Corp. 500 Dallas Street, Suite 1700 Houston, Texas 77002 Attention: Eric Willis Email: eric.willis@amplifyenergy.com
With a copy to (which does not constitute notice):
Kirkland & Ellis LLP 609 Main Street, 45th Floor Houston, Texas 77002 Attention: Doug Bacon, P.C. and Kim Hicks Email: doug.bacon@kirkland.com kim.hicks@kirkland.com Facsimile: (713) 835-3601

        9.4    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the Other Party, except that (a) Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Parent Subsidiary, (b) Parent may assign any of its rights (but not delegate any of its obligations) under this Agreement to one or more wholly owned Subsidiaries of Parent but, in each case, no such assignment shall relieve the Parent of any of its obligations hereunder and (c) the Company may assign any of its rights (but not delegate any of its obligations) under Section 8.4 to one or more wholly owned Subsidiaries. Any purported assignment not permitted under this Section 9.4 shall be null and void.

        9.5    Entire Understanding: No Third-Party Beneficiaries.    This Agreement (including the exhibits, annexes, the Confidentiality Agreement, the Designated Stockholder Voting Agreements, the Company Disclosure Letter and the Parent Disclosure Letter) and the documents, instruments and other agreements among the Parties as contemplated by or referenced herein, together with the Confidentiality Agreement, constitutes the entire agreement and understanding of the Parties with respect to the matters therein and herein and supersedes all prior agreements and understandings on such matters. The provisions of this Agreement are binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties hereto and their respective successors except (a) as provided in Section 6.11 (which will be to the benefit of the Persons referred to in such Section) and (b) following the Effective Time, the rights of holders of Company Common Stock to receive the Merger Consideration.

        9.6    Severability.    Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions of this Agreement in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

        9.7    Governing Law; Venue; Waiver of Jury Trial.

          (a)   THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

          (b)   THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE LACKS JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

        9.8    No Recourse.    This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any Party hereto has any liability for any obligations or liabilities of the Parties or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

        9.9    Affiliate Liability.

          (a)   Each of the following is referred to as a "Company Affiliate" for purposes of this Section 9.9: (i) any Company Designated Stockholder, (ii) any Affiliate of any Company Designated Stockholder (other than the Company) and (iii) any director, officer, employee, Representative or agent of the Company, any Company Designated Stockholder or any Affiliate of any Company Designated Stockholder. No Company Affiliate shall have any liability or obligation to Parent or Merger Sub of any nature whatsoever in connection with or under this Agreement or the transactions contemplated hereby, and Parent and Merger Sub hereby waive and release all claims of any such liability and obligation, except in each case as expressly provided by the applicable Designated Stockholder Voting Agreement between such Company Designated Stockholder and Parent.

          (b)   Each of the following is referred to as a "Parent Affiliate" for purposes of this Section 9.9: (i) any Parent Designated Stockholder, (ii) any Affiliate of any Parent Designated Stockholder (other than Parent) and (iii) any director, officer, employee, Representative or agent of Parent, any Parent Designated Stockholder or any Affiliate of any Parent Designated Stockholder. No Parent Affiliate shall have any liability or obligation to the Company of any nature whatsoever in connection with or under this Agreement or the transactions contemplated hereby, and the Company hereby waives and releases all claims of any such liability and obligation, except in each case as expressly provided by the applicable Designated Stockholder Voting Agreement between such Parent Designated Stockholder and the Company.

        9.10    Specific Performance.    The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties. Prior to the termination of this Agreement pursuant to Article VIII, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9.10, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each Party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 9.10. Each Party further agrees that neither the Other Party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

        9.11    Transfer Taxes.    All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the transactions contemplated by this Agreement shall be paid by the Surviving Entity when due (except as otherwise set forth in this Agreement).

[Signature pages follow]

        IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first written above.

COMPANY
AMPLIFY ENERGY CORP.
By:	/s/ KENNETH MARIANI
	Name:	Kenneth Mariani
	Title:	President and Chief Executive Officer

[Signature page to Agreement and Plan of Merger]

PARENT
MIDSTATES PETROLEUM COMPANY, INC.
By:	/s/ DAVID J. SAMBROOKS
	Name:	David J. Sambrooks
	Title:	President and Chief Executive Officer
MERGER SUB
MIDSTATES HOLDINGS, INC.
By:	/s/ DAVID J. SAMBROOKS
	Name:	David J. Sambrooks
	Title:	President and Chief Executive Officer

[Signature page to Agreement and Plan of Merger]

Exhibit A
Certificate of Incorporation of the Company

[see attached]

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AMPLIFY ENERGY CORP.

        1.    Name.    The name of the corporation is Amplify Energy Corp. (the "Corporation").

        2.    Address; Registered Office and Agent.    The address of the Corporation's registered office is 850 New Burton Road, Suite 201, Dover, Delaware 19904 (Kent County). The name of the registered agent of the Corporation at that address is Cogency Global Inc.

        3.    Purposes.    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

        4.    Number of Shares.    The total number of shares of all classes of stock which the Corporation shall have authority to issue one (1) share of common stock, par value $0.01 per share (the "Common Stock").

        5.    Voting Powers.    Each holder of Common Stock, as such, shall be entitled to one vote in person or by proxy for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

        6.    Election of Directors.    Unless and except to the extent that the By-laws of the Corporation (the "By-laws") shall so require, the election of directors of the Corporation need not be by written ballot.

        7.    Limitation of Liability; Indemnification.    The Corporation hereby eliminates, to the fullest extent permitted by law (as contemplated by Section 102(b)(7) of the DGCL), the personal liability of any person who serves as a director of the Corporation to the Corporation and/or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. In the event that it is determined that Delaware law does not apply, the liability of a director of the Corporation to the company or its stockholders for monetary damages shall be eliminated to the fullest extent permissible under applicable law. Any repeal of modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

        8.    Certificate Amendments.    The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation (this "Certificate of Incorporation"), and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation (as amended) are granted subject to the rights reserved in this Article 8.

Exhibit B
Form of LLC Sub Merger Agreement

[see attached]

Form of LLC Sub Merger Agreement

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of                        is by and between Amplify Energy Corp., a Delaware corporation (the "Company"), and Alpha Mike Holdings, LLC, a Delaware limited liability company ("LLC Sub," and together with the Company, the "Parties") and a wholly owned subsidiary of Midstates Petroleum Company, Inc., a Delaware corporation ("Parent").

RECITALS

        WHEREAS, LLC Sub is an entity disregarded as separate from Parent for U.S. federal income tax purposes;

        WHEREAS, Parent, the Company, and Midstates Holdings, Inc. ("Merger Sub"), a Delaware corporation and a direct wholly owned subsidiary of Parent, entered into an Agreement and Plan of Merger dated as of May 5, 2019 (the "Merger Agreement");

        WHEREAS, pursuant to the Merger Agreement, at the Effective Time (as defined in the Merger Agreement), Merger Sub was merged with and into the Company (the "First Merger"), with the Company as the surviving corporation (the "Surviving Corporation");

        WHEREAS, the Merger Agreement provides that immediately following the First Merger, the Surviving Corporation shall be merged with and into LLC Sub, with LLC Sub continuing as the surviving entity following such merger (the "Second Merger" and, together with the First Merger, the "Mergers");

        WHEREAS, for U.S. federal income tax purposes, it is intended that the Mergers, taken together, qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, and that the Merger Agreement constitutes a "plan of reorganization" within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a);

        WHEREAS, it is proposed that LLC Sub and the Surviving Corporation enter into this Agreement to effectuate the Second Merger;

        WHEREAS, the sole member of LLC Sub has approved this Agreement and the transactions contemplated hereby, including the Second Merger; and

        WHEREAS, the Board of Directors of the Company has (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Second Merger, (ii) resolved to submit this Agreement to the stockholders of the Company for adoption, and (iii) recommended that the stockholders of the Company approve the adoption of this Agreement and the transactions contemplated hereby, including the Second Merger.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
THE SECOND MERGER

        1.1    Second Merger.    At the Second Merger Effective Time (as defined below), upon the terms and subject to the conditions hereof and in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the Delaware Limited Liability Company Act (the "DLLCA"), the Surviving Corporation shall be merged with and into LLC Sub, whereupon the separate existence of the Surviving Corporation shall cease and LLC Sub shall continue its existence as a limited liability company under the laws of the State of Delaware (the "Surviving Entity").

        1.2    Effective Time of the Second Merger.    LLC Sub shall execute and file a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the requirements of the DGCL and the DLLCA, and make any other filings or recordings as may be required by Delaware law in connection with the Second Merger. Subject to the provisions of this Agreement and the Merger Agreement, the Second Merger will become effective immediately upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later date and time as may be specified in the Certificate of Merger (the "Second Merger Effective Time").

        1.3    Effects of the Second Merger.    At and after the Second Merger Effective Time, the Second Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the DLLCA.

        1.4    Cancellation of Surviving Corporation Common Stock.    At the Second Merger Effective Time, by virtue of the Second Merger and without any actions of the Parties or otherwise, each share of the common stock, par value $0.0001 per share, of the Surviving Corporation (the "Common Stock") issued and outstanding immediately prior to the Second Merger Effective Time, shall automatically be canceled and extinguished without any conversion thereof, and no payment shall be made with respect thereto.

        1.5    Surviving Entity Membership Interests.    The limited liability company interests in LLC Sub shall not be affected, altered or modified in any respect by reason of the Second Merger, and shall remain as they were immediately prior to the Second Merger Effective Time.

ARTICLE II
THE SURVIVING ENTITY

        2.1    Certificate of Formation.    At the Second Merger Effective Time and without any further action on the part of the Parties or otherwise, the certificate of formation of LLC Sub (the "Certificate of Formation"), as in effect immediately prior to the Second Merger Effective Time, shall continue to be the Certificate of Formation of the Surviving Entity until altered, amended or repealed in accordance with applicable law.

        2.2    Limited Liability Company Agreement.    At the Second Merger Effective Time and without any further action on the part of the Parties or otherwise, the Limited Liability Company Operating Agreement of LLC Sub, as in effect immediately prior to the Second Merger Effective Time, shall continue to be the Limited Liability Company Operating Agreement of the Surviving Entity until altered, amended or repealed in accordance with the provisions thereof or applicable law.

        2.3    Intended Tax Treatment.    It is intended that the Mergers, taken together, shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and that the Merger Agreement constitutes a "plan of reorganization" within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a).

ARTICLE III
CONDITION

        3.1    Condition to Each Party's Obligations to Effect the Second Merger.    The respective obligation of each Party to effect the Second Merger shall be subject to the requisite approval and adoption of this Agreement and the Second Merger by the holders of a majority of the issued and outstanding Common Stock entitled to vote thereon and the sole member of LLC Sub in accordance with the DGCL and the DLLCA, respectively.

ARTICLE IV
MISCELLANEOUS

        4.1    Captions and Counterparts.    The captions in this Agreement are for convenience only and shall not be considered a part, or to affect the construction or interpretation, of any provision of this

Agreement. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

        4.2    Governing Law.    This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without regard to any conflicts of law principles.

        4.3    Amendment.    No provision of this Agreement may be amended, changed, or modified in any manner, orally or otherwise, except by an instrument in writing signed by the Parties.

        4.4    Further Assurances.    The Parties shall execute and deliver such further instruments of conveyance, transfer and assignment, including filing the necessary documents with the Secretary of State of Delaware to complete the Second Merger and will take such other actions as either of them may reasonably request of the other to effectuate the purposes of this Agreement and to carry out the terms hereof.

        4.5    Complete Agreement.    This Agreement and the Merger Agreement contain the complete agreement among the Parties with respect to the Second Merger and supersedes all prior agreements and understandings with respect to the Second Merger.

        4.6    Successors; Binding Effect; Third Parties.    This Agreement shall be binding on the successors of the Surviving Corporation and LLC Sub. Nothing herein expressed or implied is intended or is to be construed to confer upon or give to any person, other than the Parties to this Agreement or their respective successors and assigns any rights, remedies, obligations or liabilities under, or by reason of, this Agreement.

        4.7    Severability.    Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

        [SIGNATURES ON THE FOLLOWING PAGE]

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

Amplify Energy Corp.
By:
Name:
Title:
Alpha Mike Holdings, LLC
By:
Name:
Title:

[Signature Page to LLC Sub Merger Agreement]

ANNEX B
OPINION OF MIDSTATES' FINANCIAL ADVISOR

[Letterhead of Houlihan Lokey Capital, Inc.]

May 5, 2019

The Board of Directors of Midstates Petroleum Company, Inc.
321 South Boston Avenue, Suite 1000
Tulsa, OK 74103
Attn: Board of Directors

Dear Board of Directors:

We understand that Midstates Petroleum Company, Inc. (the "Company"), Amplify Energy Corp. ("Amplify"), and Midstates Holdings, Inc., a wholly owned subsidiary the Company (the "Merger Sub"), propose to enter into the Merger Agreement (as defined below) pursuant to which, among other things, Merger Sub will be merged with and into Amplify (the "Merger"), and that, in connection with the Merger, each share of common stock, par value $0.0001 per share ("Amplify Common Stock"), of Amplify issued and outstanding immediately prior to the consummation of the Merger will be converted into the right to receive 0.933 (the "Exchange Ratio") shares of common stock, par value $0.01 per share ("Company Common Stock"), of the Company. Immediately following the effectiveness of the Merger, the surviving entity will be merged with and into Alpha Mike Holdings, LLC (the "LLC Sub"), a wholly owned subsidiary of the Company (the "LLC Sub Merger", and together with the Merger, the "Mergers"), with the LLC Sub continuing as the surviving entity as an indirect, wholly owned subsidiary of the Company.

The Board of Directors of the Company (the "Board") has requested that Houlihan Lokey Capital, Inc. ("Houlihan Lokey") provide an opinion (the "Opinion") to the Board as to whether, as of the date hereof, the Exchange Ratio provided for pursuant to the Merger Agreement is fair to the Company from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

  1.
  reviewed the following agreements and documents:

  a.
  a draft, labelled "Execution Version", of the Agreement and Plan of Merger (the "Merger Agreement") by and among the Company, Merger Sub and Amplify; and

  b.
  a draft, dated May 2, 2019, of the form of the Voting and Support Agreement (the "Voting Agreement", together with the Merger Agreement, the "Agreements") to be entered into by and among Amplify and certain stockholders of the Company.

  2.
  reviewed certain publicly available business and financial information relating to the Company and Amplify that we deemed to be relevant;

  3.
  reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company and Amplify made available to us by the Company and Amplify, including (a) with respect to the Company, (i) certain financial projections relating to the Company (A) for the fiscal year ending 2019, and (B) relating to annual overhead expenses, and (ii) certain reserve estimates for oil, natural gas and natural gas liquids, in each case, by reserve category, associated riskings and production volume (the "Company Reserve Information"), in each case as prepared by the management of the Company, and (b) with

1001 Fannin Street, Suite 4650    •    Houston, Texas 77002     •    tel.832.319.5150     •    fax.832-319-5151     •    www.HL.com

Broker/dealer services through Houlihan Lokey Capital, Inc.

    respect to Amplify, (i) certain financial projections relating to Amplify (A) for the fiscal year ending 2019, and (B) relating to annual overhead expenses, in each case prepared by the management of Amplify and (ii) certain reserve estimates for oil, natural gas and natural gas liquids, in each case, by reserve category, associated riskings and production volume (the "Amplify Reserve Information" and together with the Company Reserve Information, the "Reserve Information"), as provided by the management of Amplify and as adjusted by the management of the Company, and (c) certain forecasts and estimates of potential cost savings, operating efficiencies and other synergies expected to result from the Mergers, all as prepared by the management of the Company (the "Synergies");

  4.
  reviewed certain publicly available market data regarding future oil, natural gas and natural gas liquids commodity pricing based on (i) New York Mercantile Exchange Strip pricing, (ii) Wall Street research analyst consensus pricing estimates, and (iii) in the case of Amplify, Intercontinental Exchange Strip pricing (the "Pricing Data");

  5.
  spoken with certain members of the managements of the Company and Amplify and certain of the representative and advisors of Amplify regarding the respective businesses, operations, financial condition and prospects of the Company and Amplify, including the Reserve Information and the Mergers and related matters;

  6.
  compared the financial and operating performance of the Company and Amplify with that of other public companies that we deemed to be relevant;

  7.
  reviewed the current and historical market prices and trading volume for Company Common Stock and Amplify Common Stock, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that we deemed to be relevant;

  8.
  compared the relative contributions of the Company and Amplify to certain financial statistics of the combined company; and

  9.
  conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that each of (i) the financial projections, and (ii) the Reserve Information reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the (i) future financial results and condition of each of the Company and Amplify, and (ii) the current reserve estimates of each of the Company and Amplify, and we express no opinion with respect to such projections or estimates, or the assumptions on which they are based. Furthermore, upon the advice of the management of the Company, we have assumed that the estimated Synergies reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company and that the Synergies will be realized in the amounts and the time periods indicated thereby, and we express no opinion with respect to such Synergies or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or Amplify since the respective dates of the most recent financial statements and other information, financial or otherwise (including the Reserve Information), provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We also have relied upon, without independent verification, the Pricing Data, in particular, the underlying commodity pricing and supply and demand estimates for oil, natural gas and natural gas liquids, which, in each case, are subject to significant volatility and uncertainty and which, if different than as assumed, could have a material impact on our analyses or this Opinion. At your direction, in reaching our conclusions hereunder, we have not ascribed any value to any undeveloped or unproven reserves of either the Company or Amplify, which the Company has advised us that with respect to the Company, it would not expect to develop in the absence of the Mergers.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreements and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreements and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Mergers will be satisfied without waiver thereof, and (d) the Mergers will be consummated in a timely manner in accordance with the terms described in the Merger Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have also assumed, with the consent of the Company, that the Mergers will qualify as a tax-free transaction. We have relied upon and assumed, without independent verification, that (i) the Mergers will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Mergers will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of the Company or Amplify, or otherwise have an effect on the Mergers, the Company or Amplify or any expected benefits of the Mergers that would be material to our analyses or this Opinion. We have also relied upon and assumed, without independent verification, and with the consent of the Company, that any adjustments to the Exchange Ratio pursuant to the Merger Agreement will not be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreements will not differ in any respect from the drafts of the Agreements identified above.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company, Amplify or any other party, nor were we provided with any such appraisal or evaluation, other than the Reserve Information. We do not conduct or provide geological, environmental or other technical assessments and are not experts in the evaluation of oil, natural gas, or natural gas liquids reserves or properties and we express no view or opinion as to reserve quantities, or the exploration, development or production (including, without limitation, as to the feasibility or timing thereof), of any oil, natural gas or natural gas liquids properties of either of the Company or Amplify. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or Amplify is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or Amplify is or may be a party or is or may be subject.

This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We are not expressing any opinion as to what the value of Company Common Stock actually will be when issued pursuant to the Merger or the price or range of prices at which the Company Common Stock or Amplify Common Stock may be purchased or sold, or otherwise be transferable, at any time. We have assumed that Company Common

Stock to be issued in the Merger to holders of Amplify Common Stock will be listed on the New York Stock Exchange.

This Opinion is furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Mergers and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Board any security holder or any other party as to how to act or vote with respect to any matter relating to the Mergers or otherwise.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, Amplify, or any other party that may be involved in the Mergers and their respective affiliates or security holders or any currency or commodity that may be involved in the Mergers.

Houlihan Lokey and certain of its affiliates have in the past provided and are currently providing investment banking, financial advisory and/or other financial or consulting services to Fir Tree Partners ("Fir Tree"), an affiliate of each of the Company and Amplify, or one or more security holders, affiliates and/or portfolio companies of investment funds affiliated or associated with Fir Tree (collectively, with Fir Tree, the "Fir Tree Group"), for which Houlihan Lokey and its affiliates have received, and may receive, compensation, including, among other things, (a) having acted as financial advisor to an ad hoc group of lenders, of which an affiliate of the Fir Tree Group was a member, to the Company in connection with its Chapter 11 restructuring, which was completed in October 2016, (b) having acted as financial advisor to an ad hoc group of noteholders, of which an affiliate of the Fir Tree Group was a member, of Ultra Petroleum Corporation ("Ultra") in connection with its Chapter 11 restructuring, which was completed in April 2017, and (c) currently acting as financial advisor to a member of the Fir Tree Group in connection with a potential strategic transaction. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, Amplify, members of the Fir Tree Group, other participants in the Transaction or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Fir Tree, other participants in the Transaction or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with members of the Fir Tree Group, other participants in the Transaction or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, Amplify, members of the Fir Tree Group, other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Houlihan Lokey has also acted as financial advisor to the Company in connection with, and has participated in certain of the negotiations leading to, the Mergers and will receive a fee for such services, a substantial portion of which is contingent upon the consummation of the Mergers. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Mergers. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, the Company, its security holders or any other party to proceed with or effect the Mergers, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Mergers or otherwise (other than the Exchange Ratio to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Mergers to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Mergers as compared to any alternative business strategies or transactions that might be available for the Company or any other party, (v) the fairness of any portion or aspect of the Mergers to any one class or group of the Company's or any other party's security holders or other constituents vis-à-vis any other class or group of the Company's or such other party's security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Mergers, (vii) the solvency, creditworthiness or fair value of the Company, Amplify or any other participant in the Mergers, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Mergers, any class of such persons or any other party, relative to the Exchange Ratio or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice, including, without limitation, any advice with respect to oil, natural gas, or natural gas liquids reserves, the amounts, pricing or riskings with respect to, or timing of development or any other aspects of, such reserves. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Board, the Company their advisors, as to all legal, regulatory, accounting, insurance, tax and other similar matters with respect to the Company, Amplify and the Mergers or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Exchange Ratio provided for pursuant to the Merger Agreement is fair to the Company from a financial point of view.

Very truly yours,

/s/ Houlihan Lokey Capital, Inc.

HOULIHAN LOKEY CAPITAL, INC.

ANNEX C
OPINION OF AMPLIFY'S FINANCIAL ADVISOR

UBS Securities LLC 1285 Avenue of the Americas New York, New York 10019
www.ubs.com

May 5, 2019

The Board of Directors
Amplify Energy Corp.
500 Dallas Street, Suite 1700
Houston, Texas 77002

Dear Members of the Board of Directors of Amplify Energy Corp.:

        We understand that Amplify Energy Corp., a Delaware corporation (the "Company"), is considering a transaction whereby Midstates Petroleum Company, Inc., a Delaware corporation ("Acquiror"), will effect a series of mergers involving the Company. Pursuant to the terms of an Agreement and Plan of Merger, draft dated as of May 5, 2019 (the "Agreement"), by and among Acquiror, the Company and Merger Sub, a Delaware corporation and wholly owned subsidiary of Acquiror ("Sub"), Acquiror will effect a series of transactions, including the merger with Sub and the post-closing merger with LLC Sub, a Delaware limited liability company and wholly owned subsidiary of Acquiror, whereby the Company will become a wholly owned subsidiary of Acquiror (the "Transaction"). Pursuant to the terms of the Agreement all of the issued and outstanding shares of the common stock, par value of $0.0001 per share, of the Company ("Company Common Stock"), will be converted into the right to receive, for each outstanding share of Company Common Stock, 0.933 (the "Exchange Ratio") shares of the common stock, par value $0.01 per share, of Acquiror ("Acquiror Common Stock"). The terms and conditions of the Transaction are more fully set forth in the Agreement.

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Company Common Stock (other than Cancelled Shares and Appraisal Shares, as defined in the Agreement), solely in their capacity as holders of Company Common Stock, of the Exchange Ratio provided for in the Transaction.

        UBS Securities LLC ("UBS") has acted as financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. UBS is a lender under the Company's existing credit facilities and receives compensation in connection therewith. UBS Group AG (the indirect parent of UBS) and its subsidiaries, branches and affiliates provide a wide range of investment banking, commercial banking and other financial services (including wealth, asset and investment management, corporate finance, municipal lending solutions, and securities issuing, trading and research). In connection therewith, UBS and/or its affiliates may have provided services unrelated to the Transaction to the Company and its affiliates and/or the Acquiror and its affiliates and received compensation for such services. In addition, in the ordinary course of business, UBS, its affiliates and its and their respective employees may currently own or trade loans, debt and/or equity securities of the Company and/or the Acquiror for its own account or for the accounts of customers, and may at any time hold a long or short position in such securities.

        Our opinion does not address the relative merits of the Transaction or any related transaction as compared to other business strategies or transactions that might be available with respect to the Company or the Company's underlying business decision to effect the Transaction or any related transaction. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Transaction or any related transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Exchange Ratio to the extent expressly specified herein, of the Agreement or any related documents or the form of the Transaction or any related transaction. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Exchange Ratio. We express no opinion as to what the value of Acquiror Common Stock will be when issued pursuant to the Transaction or the prices at which Acquiror Common Stock or Company Common Stock will trade at any time. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, (ii) the parties to the Agreement will comply with all material terms of the Agreement, and (iii) the Transaction will be consummated in accordance with the terms of the Agreement without any adverse waiver or amendment of any material term or condition thereof. We also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company, Acquiror or the Transaction.

        In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company and Acquiror; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company that were not publicly available, including financial forecasts and estimates prepared by the management of the Company that you have directed us to utilize for purposes of our analysis; (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of Acquiror that were not publicly available, including financial forecasts and estimates prepared by the management of Acquiror that you have directed us to utilize for purposes of our analysis; (iv) reviewed certain estimates of synergies prepared by the management of the Company that were not publicly available that you have directed us to utilize for purposes of our analysis; (v) conducted discussions with members of the senior management of the Company concerning the businesses and financial prospects of the Company and Acquiror; (vi) performed a discounted cash flow analysis of the Company in which we analyzed the future cash flows of the Company using financial forecasts and estimates prepared by the management of the Company; (vii) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (viii) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (ix) reviewed current and historical market prices of Company Common Stock and Acquiror Common Stock; (x) reviewed the Agreement; and (xi) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

        In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by us for the purpose of this opinion. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Acquiror, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, synergies and pro forma effects referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of each company as to the future financial performance of their respective company and such synergies and pro forma effects. In addition, we have assumed with your approval that the financial forecasts and estimates, including synergies, referred to above will be achieved at the times and in the amounts projected. We also have assumed, with your consent, that the Transaction will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of

C-2

1986, as amended. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof. The issuance of this opinion was approved by an authorized committee of UBS.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Transaction is fair, from a financial point of view, to the holders of Company Common Stock (other than Cancelled Shares and Appraisal Shares, as defined in the Agreement), solely in their capacity as holders of Company Common Stock.

        This opinion is provided for the benefit of the Board of Directors of the Company (in its capacity as such) in connection with, and for the purpose of, its evaluation of the Exchange Ratio in the Transaction.

Very truly yours,
/s/ UBS Securities LLC UBS SECURITIES LLC

C-3

ANNEX D
SECTION 262 OF THE DGCL

[Section 262 of the General Corporation Law of the State of Delaware]

§ 262 Appraisal rights [For application of this section, see 79 Del. Laws, c. 72, § 22, 79 Del. Laws, c. 122, § 12 and 80 Del. Laws, c. 265, § 18]

  (a)
  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b)
  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

  (1)
  Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

  (2)
  Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

  a.
  Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

  b.
  Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

  c.
  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

      d.
      Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

    (3)
    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (4)
    In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation," and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation."

  (c)
  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

  (d)
  Appraisal rights shall be perfected as follows:

  (1)
  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

  (2)
  If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e)
  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

  (f)
  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g)
  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

  (h)
  After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

  (i)
  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j)
  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k)
  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

  (l)
  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        Midstates is a Delaware corporation subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware, which is referred to in this joint proxy statement/prospectus as the DGCL. Under Section 145 of the DGCL, each director and officer of Midstates may be indemnified by Midstates against all expenses and liabilities (including attorney's fees, judgments, fines and amounts paid in settlement) actually or reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings (other than a proceeding by or in the right of Midstates) in which he or she is involved by reason of the fact that he or she is or was a director or officer of Midstates if such director or officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of Midstates and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful. If the legal proceeding, however, is by or in the right of Midstates, the director or officer (i) may be indemnified by Midstates only for expenses (including attorneys' fees) but not for judgments, fines or amounts paid in settlements and (ii) may not be indemnified for expenses in respect of any claim, issue or matter as to which he or she shall have been adjudged to be liable to Midstates unless a court determines otherwise.

        The Midstates amended and restated bylaws and Midstates second amended and restated certificate of incorporation both provide for the indemnification of Midstates' directors and officers, to the fullest extent permitted by the DGCL, for all liability and loss (including attorney's fees) incurred in defending actions brought against them arising out of the performance of their duties. Midstates' second amended and restated certificate of incorporation also contains a provision that eliminates, to the fullest extent permitted by the DGCL, the personal liability of each director of Midstates to Midstates and its stockholders for monetary damages for breaches of fiduciary duty as a director.

        The foregoing is only a general summary of certain aspects of Delaware law and the Midstates second amended and restated certificate of incorporation and the Midstates amended and restated bylaws dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the DGCL and the Midstates second amended and restated certificate of incorporation and the Midstates amended and restated bylaws.

        Midstates has entered into indemnification agreements with its directors and executive officers, and intends to enter into indemnification agreements with any new directors and executive officers in the future. Pursuant to such agreements, Midstates is required to (i) indemnify such individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to Midstates and (ii) advance expenses reasonably incurred as a result of any proceeding against them as to which they could be indemnified. Midstates may enter into indemnification agreements with any future directors or executive officers.

        Insofar as indemnification for liabilities arising under the Securities Act, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.    Exhibits and Financial Statement Schedules.

        A list of exhibits included as part of this registration statement is set forth in the Exhibit Index which is hereby incorporated by reference.

Item 22.    Undertakings.

        The undersigned registrant hereby undertakes as follows:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for the purpose of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5)
  To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

  (6)
  That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  (7)
  That every prospectus (i) that is filed pursuant to paragraph (6) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (8)
  To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (9)
  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

  (10)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number			Description
2.1	*	—	Agreement and Plan of Merger (included as Annex A to this joint proxy statement/prospectus that forms a part of this Registration Statement on Form S-4).

3.1		—	Second Amended and Restated Certificate of Incorporation of Midstates Petroleum Company, Inc. (filed as Exhibit 3.1 to Midstates' Registration Statement on Form 8-A filed on October 21, 2016, and incorporated herein by reference).

3.2		—	Amended and Restated Bylaws of Midstates Petroleum Company, Inc. (filed as Exhibit 3.2 to Midstates Petroleum Company, Inc.'s Registration Statement on Form 8-A filed on October 21, 2016, and incorporated herein by reference).

5.1	**	—	Opinion of Latham & Watkins LLP regarding the validity of the securities being registered

10.1		—	First Amendment to Credit Agreement, dated May 5, 2019, by and among Amplify Energy Operating LLC, Amplify Acquisitionco Inc., Amplify Energy Corp., the guarantors party thereto, lenders party thereto and Bank of Montreal, as administrative agent (filed as Exhibit 10.1 to Amplify Energy Corp.'s Current Report on Form 8-K filed on May 6, 2019, and incorporated herein by reference).

10.2		—	Voting and Support Agreement, dated May 5, 2019, by and between Midstates Petroleum Company, Inc. and Fir Tree Capital Management LP (filed as Exhibit 10.1 to Midstates Petroleum Company, Inc.'s Current Report on Form 8-K filed on May 6, 2019, and incorporated herein by reference).

10.3		—	Voting and Support Agreement, dated May 5, 2019, by and between Midstates Petroleum Company, Inc. and Brigade Capital Management, LP (filed as Exhibit 10.2 to Midstates Petroleum Company, Inc.'s Current Report on Form 8-K filed on May 6, 2019, and incorporated herein by reference).

10.4		—	Voting and Support Agreement, dated May 5, 2019, by and between Midstates Petroleum Company, Inc. and Axys Capital Income Fund, LLC (filed as Exhibit 10.3 to Midstates Petroleum Company, Inc.'s Current Report on Form 8-K filed on May 6, 2019, and incorporated herein by reference).

10.5		—	Voting and Support Agreement, dated May 5, 2019, by and between Midstates Petroleum Company, Inc. and Cross Sound Management LLC (filed as Exhibit 10.4 to Midstates Petroleum Company, Inc.'s Current Report on Form 8-K filed on May 6, 2019, and incorporated herein by reference).

10.6		—	Voting and Support Agreement, dated May 5, 2019, by and among Amplify Energy Corp., FT SOF IV Holdings, LLC, FT SOF V Holdings, LLC and Fir Tree E&P Holdings III, LLC (filed as Exhibit 10.2 to Amplify Energy Corp.'s Current Report on Form 8-K filed on May 6, 2019, and incorporated herein by reference).

10.7		—	Voting and Support Agreement, dated May 5, 2019, by and between Amplify Energy Corp. and Avenue Energy Opportunities Fund, L.P. (filed as Exhibit 10.3 to Amplify Energy Corp.'s Current Report on Form 8-K filed on May 6, 2019, and incorporated herein by reference).

10.8		—	Form of Waiver of Accelerated Vesting of Restricted Stock Units.

Exhibit Number			Description
23.1		—	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm for Midstates Petroleum Company, Inc.

23.2		—	Consent of KPMG LLP, Independent Registered Public Accounting Firm for Amplify Energy Corp.

23.3	**	—	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.4		—	Consent of Cawley, Gillespie & Associates, Inc.

23.5		—	Consent of Ryder Scott Company, L.P.

24.1		—	Power of Attorney (included on the signature page to Form S-4)

99.1		—	Consent of Houlihan Lokey Capital, Inc.

99.2		—	Consent of UBS Securities LLC

99.3		—	Form of Proxy for Midstates Petroleum Company, Inc.

99.4		—	Form of Proxy for Amplify Energy Corp.

99.5		—	Consent of Person About to Become a Director

99.6		—	Consent of Person About to Become a Director

99.7		—	Consent of Person About to Become a Director

99.8		—	Consent of Person About to Become a Director

*
All schedules and certain exhibits to Exhibit 2.1 have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

**
To be filed by amendment.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Tulsa, State of Oklahoma, on June 6, 2019.

MIDSTATES PETROLEUM COMPANY, INC.
Dated: June 6, 2019	/s/ DAVID J. SAMBROOKS David J. Sambrooks President, Chief Executive Officer and Director (Principal Executive Officer)
Dated: June 6, 2019	/s/ RICHARD W. MCCULLOUGH Richard W. McCullough Vice President and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

        Each person whose signature appears below hereby constitutes and appoints David J. Sambrooks and Richard W. McCullough, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments, including any post-effective amendments, and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ DAVID J. SAMBROOKS David J. Sambrooks	President, Chief Executive Officer and Director (Principal Executive Officer)	June 6, 2019
/s/ RICHARD W. MCCULLOUGH Richard W. McCullough	Vice President and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	June 6, 2019

Signatures	Title	Date

/s/ ALAN J. CARR Alan J. Carr	Director (Chairman)	June 6, 2019
/s/ PATRICE D. DOUGLAS Patrice D. Douglas	Director	June 6, 2019
/s/ NEAL P. GOLDMAN Neal P. Goldman	Director	June 6, 2019
/s/ RANDAL T. KLEIN Randal T. Klein	Director	June 6, 2019
/s/ EVAN S. LEDERMAN Evan S. Lederman	Director	June 6, 2019
/s/ DAVID H. PROMAN David H. Proman	Director	June 6, 2019
/s/ TODD R. SNYDER Todd R. Snyder	Director	June 6, 2019